Exhibit T3E.1

THIS PROPOSED DISCLOSURE STATEMENT HAS NOT BEEN APPROVED BY THE BANKRUPTCY COURT AS CONTAINING ADEQUATE INFORMATION WITHIN THE MEANING OF SECTION 1125(a) OF THE BANKRUPTCY CODE. THIS IS NOT A SOLICITATION OF ACCEPTANCE OR REJECTION OF THE PLAN. ACCEPTANCES OR REJECTIONS WILL NOT BE SOLICITED UNTIL THE BANKRUPTCY COURT HAS APPROVED THIS PROPOSED DISCLOSURE STATEMENT. THE DEBTORS RESERVE THE RIGHT TO AMEND OR SUPPLEMENT THIS PROPOSED DISCLOSURE STATEMENT.

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE SOUTHERN DISTRICT OF TEXAS

HOUSTON DIVISION

)
In re:	) Chapter 11
)
) Case No. 20-32307 (DRJ)
DIAMOND OFFSHORE DRILLING, INC., et al.,[1]	)
) (Jointly Administered)
Debtors.	)
)

DISCLOSURE STATEMENT FOR THE SECOND AMENDED

JOINT CHAPTER 11 PLAN OF REORGANIZATION OF

DIAMOND OFFSHORE DRILLING, INC. AND ITS DEBTOR AFFILIATES

[1]

The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, as applicable, are: Diamond Offshore Drilling, Inc. (1760), Diamond Offshore International Limited (4671), Diamond Offshore Finance Company (0712), Diamond Offshore General Company (0474), Diamond Offshore Company (3301), Diamond Offshore Drilling (UK) Limited (1866), Diamond Offshore Services Company (3352), Diamond Offshore Limited (4648), Diamond Rig Investments Limited (7975), Diamond Offshore Development Company (9626), Diamond Offshore Management Company (0049), Diamond Offshore (Brazil) L.L.C. (9572), Diamond Offshore Holding, L.L.C. (4624), Arethusa Off-Shore Company (5319), Diamond Foreign Asset Company (1496). The Debtors’ primary headquarters and mailing address is 15415 Katy Freeway, Houston, TX 77094.

PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP

Paul M. Basta

Robert A. Britton

Christopher Hopkins

Alice Nofzinger

Shamara James

1285 Avenue of the Americas

New York, New York 10019

Telephone: (212) 373-3000

Facsimile: (212) 757-3990

PORTER HEDGES LLP

John F. Higgins (TX 09597500)

Eric M. English (TX 24062714)

M. Shane Johnson (TX 24083263)

1000 Main St., 36th Floor

Houston, Texas 77002

Telephone: (713) 226-6000

Facsimile: (713) 226-6248

Counsel for Debtors and Debtors-in-Possession	Co-Counsel for Debtors and Debtors-in-Possession

Dated: February 26, 2021

UNLESS EXTENDED BY THE DEBTORS, THE VOTING DEADLINE TO ACCEPT OR REJECT THE PLAN IS 4:00 P.M. (PREVAILING CENTRAL TIME) ON MARCH 30, 2021 (THE “VOTING DEADLINE”). THE RECORD DATE FOR DETERMINING WHICH HOLDERS OF CLAIMS AND INTERESTS MAY VOTE ON THE PLAN IS FEBRUARY 24, 2021 (THE “VOTING RECORD DATE”).

DISCLOSURE STATEMENT

Solicitation of Votes on the Second Amended Joint Chapter 11 Plan of Reorganization of

DIAMOND OFFSHORE DRILLING, INC., et al.

from the Holders of outstanding

RCF Claims

Senior Notes Claims

Existing Parent Equity Interests

Dated: February 26, 2021

ONLY HOLDERS OF ALLOWED RCF CLAIMS (CLASS 3), SENIOR NOTES CLAIMS (CLASS 4), AND EXISTING PARENT EQUITY INTERESTS (CLASS 7) (THE “VOTING CLASSES”) ARE ENTITLED TO VOTE ON THE PLAN AND ARE BEING SOLICITED TO VOTE ON THE PLAN (THE “SOLICITATION”) UNDER THIS DISCLOSURE STATEMENT.

RECOMMENDATION BY THE BOARD AND KEY STAKEHOLDER SUPPORT

The Board of Directors (the “Board”) of Diamond Offshore Drilling, Inc. (“Diamond Offshore”) and the board of directors, managers, or members, as applicable, of each of its affiliated and subsidiary Debtors (as of the date hereof) have unanimously approved the transactions contemplated by the Plan (as defined herein) and recommend that all Holders of Claims and Interests whose votes are being solicited submit ballots to accept the Plan.

As of the date hereof, Holders of over 70% of the RCF Claims (the “Consenting RCF Lenders”) and over 77% of the Senior Notes Claims (the “Consenting Noteholders,” and together with the Consenting RCF Lenders, the “Consenting Stakeholders”) have already agreed, subject to the terms and conditions of the Plan Support Agreement (as defined herein), to vote in favor of the Plan.

DISCLAIMERS

THE DEBTORS ARE PROVIDING THE INFORMATION IN THIS DISCLOSURE STATEMENT TO HOLDERS OF CERTAIN CLAIMS AND INTERESTS FOR THE PURPOSE OF SOLICITING VOTES TO ACCEPT OR REJECT THE PLAN. NOTHING IN THIS DISCLOSURE STATEMENT MAY BE RELIED UPON OR USED BY ANY ENTITY FOR ANY PURPOSE OTHER THAN TO DETERMINE HOW TO VOTE ON THE PLAN. BEFORE DECIDING WHETHER TO VOTE FOR OR AGAINST THE PLAN, EACH HOLDER ENTITLED TO VOTE SHOULD CAREFULLY CONSIDER ALL OF THE INFORMATION IN THIS DISCLOSURE STATEMENT, INCLUDING ALL ATTACHED EXHIBITS AND DOCUMENTS INCORPORATED INTO THIS DISCLOSURE STATEMENT, AS WELL AS THE RISK FACTORS DESCRIBED IN Article XI OF THIS DISCLOSURE STATEMENT.

UPON CONFIRMATION OF THE PLAN, CERTAIN OF THE SECURITIES DESCRIBED IN THIS DISCLOSURE STATEMENT WILL BE ISSUED WITHOUT REGISTRATION UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, TOGETHER WITH THE RULES AND REGULATIONS PROMULGATED THEREUNDER (THE “SECURITIES ACT”), OR SIMILAR U.S. FEDERAL, STATE, OR LOCAL LAWS TO PERSONS RESIDENT OR OTHERWISE LOCATED IN THE UNITED STATES IN RELIANCE ON THE EXEMPTION SET FORTH IN SECTION 1145 OF TITLE 11 OF THE UNITED STATES CODE (THE “BANKRUPTCY CODE”). CERTAIN OTHER SECURITIES WILL BE ISSUED PURSUANT TO OTHER APPLICABLE EXEMPTIONS UNDER THE U.S. FEDERAL AND APPLICABLE STATE AND LOCAL SECURITIES LAWS AND THE LAWS OF FOREIGN JURISDICTIONS, AS APPLICABLE. TO THE EXTENT EXEMPTIONS FROM REGISTRATION UNDER SECTION 1145 OF THE BANKRUPTCY CODE DO NOT APPLY, THE SECURITIES MAY NOT BE OFFERED OR ISSUED TO PERSONS RESIDENT OR OTHERWISE LOCATED IN THE UNITED STATES EXCEPT PURSUANT TO (I) AN EFFECTIVE REGISTRATION STATEMENT OR (II) AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

NO SECURITIES TO BE ISSUED PURSUANT TO THE PLAN HAVE BEEN APPROVED OR DISAPPROVED BY THE U.S. SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) OR BY ANY STATE SECURITIES COMMISSION OR SIMILAR PUBLIC, GOVERNMENTAL, OR REGULATORY AUTHORITY WHETHER IN THE UNITED STATES OR ELSEWHERE. THIS DISCLOSURE STATEMENT HAS NOT BEEN FILED FOR APPROVAL WITH THE SEC OR ANY STATE AUTHORITY AND NEITHER THE SEC NOR ANY STATE AUTHORITY HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THIS DISCLOSURE STATEMENT OR UPON THE MERITS OF THE PLAN. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE IN THE UNITED STATES. NEITHER THE SOLICITATION OF VOTES ON THE PLAN NOR THIS DISCLOSURE STATEMENT CONSTITUTES AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SECURITIES IN ANY STATE OR JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED.

THIS DISCLOSURE STATEMENT CONTAINS “FORWARD-LOOKING STATEMENTS.” SUCH FORWARD-LOOKING STATEMENTS CONSIST OF ANY STATEMENT OTHER THAN A RECITATION OF HISTORICAL FACT AND CAN BE IDENTIFIED BY THE USE OF FORWARD-LOOKING TERMINOLOGY SUCH AS “MAY,” “EXPECT,” “ANTICIPATE,” “ESTIMATE,” “FORECAST,” “OUTLOOK,” “BUDGET,” OR “CONTINUE” OR THE NEGATIVE THEREOF OR OTHER VARIATIONS THEREON OR COMPARABLE TERMINOLOGY. THE DEBTORS CONSIDER ALL STATEMENTS REGARDING ANTICIPATED OR FUTURE MATTERS TO BE FORWARD-LOOKING STATEMENTS.

Forward-looking statements may include statements about:

•	general economic and business conditions and industry trends;

•	levels and volatility of oil and gas prices;

•	the continued demand for drilling services in the geographic areas where the Company (as defined herein) operates;

•	the Company’s possible inability to win new contracts and to renew or extend existing contracts;

•	decisions about exploration and development projects to be made by oil and gas exploration and production companies;

•	the possible decline in or continued subdued activity by the Company’s customers;

•	the highly-competitive nature of the Company’s business and industry;

•	technological advancements and trends in the Company’s industry, and improvements in the Company’s competitors’ equipment;

•	the supply of marketable drilling rigs within the industry

•	operating hazards inherent in the Company’s operations;

•	a major accident during the Company’s operations;

•

the Company’s exposure to political, social, and economic instability in the Company’s markets, acts of insurrection, terrorism, war or other conflict, global pandemics, possible adverse impacts of regulatory, legislative, tax, or other judicial developments;

•	the political, economic, regulatory, and other uncertainties encountered by the Company’s operations;

•	the Company’s dependence on its senior and qualified personnel and the Company’s possible inability to attract and retain sufficient skilled personnel to meet the Company’s operational requirements;

•	the Company’s possible inability to acquire and profitably integrate attractive technology, or develop and market new technology;

•	changes in the policies of various domestic and foreign government and regulatory authorities;

•	changes in tax laws or tax rates;

•	complaints or litigation initiated by or against the Company;

•	trade restrictions or embargoes by the United States and other countries;

•	fluctuations in foreign currency exchange rates;

•	foreign exchange controls;

•	the Company’s cash flows and liquidity;

•	the Company’s business strategy and prospect for growth;

•	force majeure events and the economic impact related to COVID-19;

•	the implementation of the Restructuring Transactions (as defined herein); and

•	the factors as set out in Article XI of this Disclosure Statement—“Certain Risk Factors To Be Considered,” and other factors that are not known to the Company at this time.

STATEMENTS CONCERNING THESE AND OTHER MATTERS ARE NOT GUARANTEES OF THE REORGANIZED DEBTORS’ FUTURE PERFORMANCE. THERE ARE RISKS, UNCERTAINTIES, AND OTHER IMPORTANT FACTORS THAT COULD CAUSE THE REORGANIZED DEBTORS’ ACTUAL PERFORMANCE OR ACHIEVEMENTS TO BE DIFFERENT FROM THOSE THEY MAY PROJECT, AND THE DEBTORS UNDERTAKE NO OBLIGATION TO UPDATE THE PROJECTIONS SET FORTH HEREIN, EXCEPT AS MAY BE REQUIRED BY APPLICABLE LAW. THE READER IS CAUTIONED THAT ALL FORWARD-LOOKING STATEMENTS ARE NECESSARILY SPECULATIVE AND THERE ARE CERTAIN RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL EVENTS OR RESULTS TO DIFFER MATERIALLY FROM THOSE PRESENTED IN SUCH FORWARD-LOOKING STATEMENTS. THE LIQUIDATION ANALYSIS, PROJECTIONS, AND OTHER INFORMATION CONTAINED HEREIN AND ATTACHED HERETO ARE ESTIMATES ONLY, AND THE VALUE OF THE PROPERTY DISTRIBUTED TO HOLDERS OF ALLOWED CLAIMS MAY BE AFFECTED BY MANY FACTORS THAT CANNOT BE PREDICTED. THEREFORE, ANY ANALYSES, ESTIMATES, OR RECOVERY PROJECTIONS MAY OR MAY NOT TURN OUT TO BE ACCURATE. FOR MORE INFORMATION REGARDING THE FACTORS THAT MAY CAUSE ACTUAL RESULTS TO DIFFER FROM THOSE PRESENTED IN THE FORWARD-LOOKING STATEMENTS, PLEASE REFER TO ARTICLE XI OF THIS DISCLOSURE STATEMENT—“CERTAIN RISK FACTORS TO BE CONSIDERED.”

THIS DISCLOSURE STATEMENT HAS BEEN PREPARED PURSUANT TO SECTION 1125 OF THE BANKRUPTCY CODE AND BANKRUPTCY RULE 3016 AND IS NOT NECESSARILY IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR OTHER SIMILAR LAWS.

THE DEBTORS BELIEVE THAT THE SOLICITATION OF VOTES ON THE PLAN MADE BY THIS DISCLOSURE STATEMENT, AND THE OFFER OF CERTAIN NEW SECURITIES THAT MAY BE DEEMED TO BE MADE PURSUANT TO THE SOLICITATION, ARE EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT AND RELATED STATE STATUTES BY REASON OF THE EXEMPTION PROVIDED BY SECTION 1145(a)(1) OF THE BANKRUPTCY CODE, AND THAT THE OFFER OF CERTAIN OTHER NEW SECURITIES ARE EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT AND RELATED STATE STATUTES PURSUANT TO SECTION 4(A)(2) OF THE SECURITIES ACT AND RULE 506 OF REGULATION D PROMULGATED THEREUNDER, AND IT IS EXPECTED THAT THE OFFER AND ISSUANCE OF THE SECURITIES UNDER THE PLAN WILL BE EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT AND RELATED STATE STATUTES BY REASON OF THE APPLICABILITY OF SECTION 1145(a)(1) OF THE BANKRUPTCY CODE AND SECTION 4(A)(2) OF THE SECURITIES ACT.

ALL SECURITIES DESCRIBED HEREIN ARE EXPECTED TO BE ISSUED WITHOUT REGISTRATION UNDER THE SECURITIES ACT OR ANY STATE SECURITIES LAWS (“BLUE SKY LAWS”).

TO THE EXTENT THAT THE DEBTORS RELY ON A PRIVATE PLACEMENT EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT FOR THE OFFER AND ISSUANCE OF ANY SECURITIES, THOSE SECURITIES WILL BE SUBJECT TO RESTRICTIONS ON TRANSFER UNDER THE SECURITIES ACT AND MAY ONLY BE RESOLD OR OTHERWISE TRANSFERRED PURSUANT TO (I) AN EFFECTIVE REGISTRATION STATEMENT OR (II) AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

THE DEBTORS RECOMMEND THAT POTENTIAL RECIPIENTS OF ANY SECURITIES PURSUANT TO THE CHAPTER 11 CASES CONSULT THEIR OWN LEGAL COUNSEL CONCERNING THE SECURITIES LAWS GOVERNING THE TRANSFERABILITY OF ANY SUCH SECURITIES.

NEITHER THE SOLICITATION NOR THIS DISCLOSURE STATEMENT CONSTITUTES AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SECURITIES IN ANY STATE OR JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED.

NO LEGAL OR TAX ADVICE IS PROVIDED TO YOU BY THIS DISCLOSURE STATEMENT. THE DEBTORS URGE EACH HOLDER OF A CLAIM OR INTEREST TO CONSULT WITH ITS OWN ADVISORS WITH RESPECT TO ANY LEGAL, FINANCIAL, SECURITIES, TAX, OR BUSINESS ADVICE IN REVIEWING THIS DISCLOSURE STATEMENT, THE PLAN AND EACH OF THE PROPOSED TRANSACTIONS CONTEMPLATED THEREBY. FURTHERMORE, THE BANKRUPTCY COURT’S APPROVAL OF THE ADEQUACY OF DISCLOSURES CONTAINED IN THIS

v

DISCLOSURE STATEMENT DOES NOT CONSTITUTE THE BANKRUPTCY COURT’S APPROVAL OF THE MERITS OF THE PLAN OR A GUARANTEE BY THE BANKRUPTCY COURT OF THE ACCURACY OR COMPLETENESS OF THE INFORMATION CONTAINED HEREIN.

THIS DISCLOSURE STATEMENT CONTAINS, AMONG OTHER THINGS, A SUMMARY OF THE PLAN, CERTAIN EVENTS LEADING UP TO, DURING, AND EXPECTED TO OCCUR IN THE DEBTORS’ CHAPTER 11 CASES, AND CERTAIN DOCUMENTS RELATED TO THE PLAN THAT ARE ATTACHED HERETO AND THERETO, WHICH ARE INCORPORATED HEREIN BY REFERENCE, OR THAT MAY BE FILED LATER WITH THE PLAN SUPPLEMENT. ALTHOUGH THE DEBTORS BELIEVE THAT THESE SUMMARIES ARE FAIR AND ACCURATE, THESE SUMMARIES ARE QUALIFIED IN THEIR ENTIRETY TO THE EXTENT THAT THE SUMMARIES DO NOT SET FORTH THE ENTIRE TEXT OF SUCH DOCUMENTS OR RELEVANT STATUTORY PROVISIONS OR EVERY DETAIL OF SUCH EVENTS, BY REFERENCE TO SUCH DOCUMENTS OR STATUTORY PROVISIONS. IN THE EVENT OF ANY CONFLICT, INCONSISTENCY, OR DISCREPANCY BETWEEN A DESCRIPTION IN THIS DISCLOSURE STATEMENT AND THE TERMS AND PROVISIONS OF THE PLAN OR ANY OTHER DOCUMENTS, THE PLAN OR SUCH OTHER DOCUMENTS WILL GOVERN AND CONTROL FOR ALL PURPOSES. EXCEPT AS OTHERWISE SPECIFICALLY NOTED, FACTUAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT HAS BEEN PROVIDED BY THE DEBTORS’ MANAGEMENT. THE DEBTORS DO NOT REPRESENT OR WARRANT THAT THE INFORMATION CONTAINED HEREIN OR ATTACHED HERETO IS WITHOUT ANY INACCURACY OR OMISSION.

IN PREPARING THIS DISCLOSURE STATEMENT, THE DEBTORS RELIED ON FINANCIAL DATA DERIVED FROM THE DEBTORS’ BOOKS AND RECORDS AND ON VARIOUS ASSUMPTIONS REGARDING THE DEBTORS’ BUSINESS. THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE AS OF THE DATE HEREOF UNLESS OTHERWISE SPECIFIED. THE DEBTORS’ MANAGEMENT HAS REVIEWED THE FINANCIAL INFORMATION PROVIDED IN THIS DISCLOSURE STATEMENT. ALTHOUGH THE DEBTORS HAVE USED THEIR REASONABLE BUSINESS JUDGMENT TO ENSURE THE ACCURACY OF THIS FINANCIAL INFORMATION AND THE LIQUIDATION ANALYSIS, THE FINANCIAL INFORMATION AND LIQUIDATION ANALYSIS CONTAINED IN, OR INCORPORATED BY REFERENCE INTO, THIS DISCLOSURE STATEMENT HAS NOT BEEN AUDITED (UNLESS OTHERWISE EXPRESSLY PROVIDED HEREIN) AND NO REPRESENTATIONS OR WARRANTIES ARE MADE AS TO THE ACCURACY OF THE FINANCIAL INFORMATION CONTAINED HEREIN OR ASSUMPTIONS REGARDING THE DEBTORS’ BUSINESS AND ITS FUTURE RESULTS AND OPERATIONS. THE DEBTORS EXPRESSLY CAUTION READERS NOT TO PLACE UNDUE RELIANCE ON ANY FORWARD-LOOKING STATEMENTS CONTAINED HEREIN.

NEITHER THIS DISCLOSURE STATEMENT, THE PLAN, THE CONFIRMATION ORDER, NOR THE PLAN SUPPLEMENT WAIVE ANY RIGHTS OF THE DEBTORS WITH RESPECT TO THE HOLDERS OF CLAIMS OR INTERESTS BEFORE THE EFFECTIVE DATE. RATHER, THIS DISCLOSURE STATEMENT SHALL CONSTITUTE A

STATEMENT MADE IN SETTLEMENT NEGOTIATIONS RELATED TO POTENTIAL CONTESTED MATTERS, POTENTIAL ADVERSARY PROCEEDINGS, AND OTHER PENDING OR THREATENED LITIGATION OR ACTIONS.

NO RELIANCE SHOULD BE PLACED ON THE FACT THAT A PARTICULAR LITIGATION CLAIM OR PROJECTED OBJECTION TO A PARTICULAR CLAIM IS OR IS NOT IDENTIFIED IN THIS DISCLOSURE STATEMENT. EXCEPT AS PROVIDED UNDER THE PLAN, THE DEBTORS OR THE REORGANIZED DEBTORS MAY SEEK TO INVESTIGATE, FILE, AND PROSECUTE CLAIMS AND CAUSES OF ACTION AND MAY OBJECT TO CLAIMS AFTER CONFIRMATION OR THE EFFECTIVE DATE OF THE PLAN IRRESPECTIVE OF WHETHER THIS DISCLOSURE STATEMENT IDENTIFIES ANY SUCH CLAIMS OR OBJECTIONS TO CLAIMS ON THE TERMS SPECIFIED IN THE PLAN.

THE DEBTORS ARE GENERALLY MAKING THE STATEMENTS AND PROVIDING THE FINANCIAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT AS OF THE DATE HEREOF WHERE FEASIBLE, UNLESS OTHERWISE SPECIFICALLY NOTED. ALTHOUGH THE DEBTORS MAY SUBSEQUENTLY UPDATE THE INFORMATION IN THIS DISCLOSURE STATEMENT, THE DEBTORS HAVE NO AFFIRMATIVE DUTY TO DO SO. HOLDERS OF CLAIMS OR INTERESTS REVIEWING THIS DISCLOSURE STATEMENT SHOULD NOT INFER THAT, AT THE TIME OF THEIR REVIEW, THE FACTS SET FORTH HEREIN HAVE NOT CHANGED SINCE THIS DISCLOSURE STATEMENT WAS SENT. INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION, MODIFICATION, OR AMENDMENT. THE DEBTORS RESERVE THE RIGHT TO FILE AN AMENDED OR MODIFIED PLAN AND RELATED DISCLOSURE STATEMENT FROM TIME TO TIME, SUBJECT TO THE TERMS OF THE PLAN SUPPORT AGREEMENT AND THE BACKSTOP AGREEMENT.

THE DEBTORS HAVE NOT AUTHORIZED ANY ENTITY TO GIVE ANY INFORMATION ABOUT OR CONCERNING THE PLAN OTHER THAN THAT WHICH IS CONTAINED IN THIS DISCLOSURE STATEMENT. THE DEBTORS HAVE NOT AUTHORIZED ANY REPRESENTATIONS CONCERNING THE DEBTORS OR THE VALUE OF THEIR PROPERTY OTHER THAN AS SET FORTH IN THIS DISCLOSURE STATEMENT.

HOLDERS OF CLAIMS AND INTERESTS ENTITLED TO VOTE TO ACCEPT OR REJECT THE PLAN MUST RELY ON THEIR OWN EVALUATION OF THE COMPANY AND THEIR OWN ANALYSES OF THE TERMS OF THE PLAN IN DECIDING WHETHER TO VOTE TO ACCEPT OR REJECT THE PLAN. IMPORTANTLY, BEFORE DECIDING WHETHER AND HOW TO VOTE ON THE PLAN, EACH HOLDER OF A CLAIM OR INTEREST IN A VOTING CLASS SHOULD REVIEW THE PLAN IN ITS ENTIRETY AND CONSIDER CAREFULLY ALL OF THE INFORMATION IN THIS DISCLOSURE STATEMENT AND ANY EXHIBITS HERETO.

IF THE PLAN IS CONFIRMED BY THE BANKRUPTCY COURT AND THE EFFECTIVE DATE OCCURS, ALL HOLDERS OF CLAIMS OR INTERESTS (INCLUDING THOSE HOLDERS OF CLAIMS OR INTERESTS WHO DO NOT SUBMIT BALLOTS TO ACCEPT OR REJECT THE PLAN, WHO VOTE TO REJECT THE PLAN, OR WHO ARE NOT ENTITLED TO VOTE ON THE PLAN) AGAINST THE DEBTORS WILL BE BOUND BY THE TERMS OF THE PLAN AND THE TRANSACTIONS CONTEMPLATED THEREBY.

NOTWITHSTANDING ANY RIGHTS OF APPROVAL PURSUANT TO THE PLAN SUPPORT AGREEMENT, THE BACKSTOP AGREEMENT OR OTHERWISE AS TO THE FORM OR SUBSTANCE OF THIS DISCLOSURE STATEMENT, THE PLAN, OR ANY OTHER DOCUMENT RELATING TO THE TRANSACTIONS CONTEMPLATED THEREUNDER, NONE OF THE CONSENTING STAKEHOLDERS OR THEIR RESPECTIVE REPRESENTATIVES, MEMBERS, FINANCIAL OR LEGAL ADVISORS OR AGENTS, HAVE INDEPENDENTLY VERIFIED THE INFORMATION CONTAINED HEREIN OR TAKES ANY RESPONSIBILITY THEREFOR AND NONE OF THE FOREGOING ENTITIES OR PERSONS MAKES ANY REPRESENTATIONS OR WARRANTIES WHATSOEVER CONCERNING THE INFORMATION CONTAINED HEREIN.

THE CONFIRMATION AND EFFECTIVENESS OF THE PLAN ARE SUBJECT TO CERTAIN MATERIAL CONDITIONS PRECEDENT DESCRIBED HEREIN AND SET FORTH IN ARTICLE IX OF THE PLAN. THERE IS NO ASSURANCE THAT THE PLAN WILL BE CONFIRMED, OR IF CONFIRMED, THAT THE CONDITIONS REQUIRED TO BE SATISFIED FOR THE PLAN TO BECOME EFFECTIVE WILL BE SATISFIED (OR WAIVED).

TABLE OF CONTENTS

ARTICLE I. INTRODUCTION		1

ARTICLE II. OVERVIEW OF THE DEBTORS’ BUSINESS AND OPERATIONS		8
A.	Introduction	8
B.	Diamond Offshore’s Operations	9
C.	Debtors’ Corporate Organization	15
D.	The Company’s Capital Structure	17

ARTICLE III. KEY EVENTS LEADING TO COMMENCEMENT OF CHAPTER 11 CASES		19

ARTICLE IV. THE CHAPTER 11 CASES		23
A.	Commencement of the Chapter 11 Cases	23
B.	First Day Motions	23
C.	Retention of Restructuring and Other Professionals	26
D.	Appointment of the Official Committee of Unsecured Creditors	27
E.	Other Postpetition Operational and Administrative Relief	27
F.	Schedules and Statements	28
G.	Bar Date	28
H.	Omnibus Claims Objections Procedures	29
I.	Section 341 Meeting	29
J.	Exclusivity	29
K.	Ad Hoc Group’s Work Fee Motion	30
L.	Corporate Headquarters Sale Motion	30
M.	De Minimis Asset Sale Procedures	30
N.	Confirmation Hearing	30

ARTICLE V. NEGOTIATIONS WITH KEY CONTRACT COUNTERPARTIES		31
A.	Customer Contracts	31
B.	PCbtH Contracts	33

ARTICLE VI. PLAN SUPPORT AGREEMENT		34
A.	Development of the Debtors’ Business Plan and the Plan Support Agreement	34
B.	Milestones	35
C.	Backstop Agreement, Rights Offerings, and Commitment Letter	36
D.	Subsequent Private Placement Investor Joinder Period	37

ARTICLE VII. SUMMARY OF PLAN		38
A.	Administrative, Priority Claims, and Statutory Fees	38
B.	Classification and Treatment of Claims and Interests	41
C.	Means for Implementation of the Plan	48
D.	Treatment of Executory Contracts and Unexpired Leases	63
E.	Procedures for Disputed Claims and/or Interests	69
F.	Provisions Governing Distributions	72

G.	Release, Injunction, and Related Provisions	79
H.	Conditions Precedent to Consummation of the Plan	86
I.	Modification, Revocation or Withdrawal of the Plan	88
J.	Retention of Jurisdiction	89
K.	Miscellaneous Provisions	92

ARTICLE VIII. VALUATION OF THE REORGANIZED DEBTORS		95

ARTICLE IX. TRANSFER RESTRICTIONS AND CONSEQUENCES UNDER FEDERAL SECURITIES LAWS		96
A.	1145 Securities	96
B.	Section 4(a)(2) Securities	98

ARTICLE X. CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN		101
A.	Introduction	101
B.	U.S. Federal Income Tax Consequences to the Debtors	103
C.	U.S. Federal Income Tax Consequences to Certain U.S. Holders of Certain Allowed Claims and Interests	106
D.	U.S. Federal Income Tax Consequences to Non-U.S. Holders of Allowed RCF Claims, Allowed Senior Notes Claims, and Existing Parent Equity Interests	120
E.	Backup Withholding and Information Reporting	125

ARTICLE XI. CERTAIN RISK FACTORS TO BE CONSIDERED		127
A.	Certain Bankruptcy Law Considerations	127
B.	Risks Relating to the Company’s Business and Industry	134
C.	Factors Relating to Securities to Be Issued Under the Plan Generally	153
D.	Additional Factors	157

ARTICLE XII. VOTING PROCEDURES AND REQUIREMENTS		158
A.	Voting Instructions and Voting Deadline	158
B.	Voting Procedures	159
C.	Holders of Claims and Interests Entitled to Vote	161
D.	Fiduciaries and Other Representatives	162
E.	Agreements Upon Furnishing Ballots	162
F.	Change of Vote	162
G.	Waivers of Defects, Irregularities, Etc.	162
H.	Miscellaneous	163

ARTICLE XIII. CONFIRMATION OF THE PLAN		164
A.	Confirmation Hearing	164
B.	Objections to Confirmation	164
C.	Requirements for Confirmation of the Plan	165

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ARTICLE XIV. ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN		169
A.	Alternative Plan of Reorganization	169
B.	Sale Under Section 363 of the Bankruptcy Code	170
C.	Liquidation Under Chapter 7 or Applicable Non-Bankruptcy Law	170

ARTICLE XV. CONCLUSION AND RECOMMENDATION		170

EXHIBITS

EXHIBIT A:	Second Amended Joint Chapter 11 Plan of Reorganization of Diamond Offshore Drilling, Inc. and Its Debtor Affiliates

EXHIBIT B:	Plan Support Agreement

EXHIBIT C:	Joinder Notice for Holders of Senior Notes

EXHIBIT D:	Corporate Structure Chart

EXHIBIT E:	Valuation Analysis

EXHIBIT F:	Liquidation Analysis

EXHIBIT G:	Financial Projections

EXHIBIT H:	Rights Offerings Procedures

THE DEBTORS HEREBY ADOPT AND INCORPORATE INTO THIS DISCLOSURE STATEMENT EACH EXHIBIT ATTACHED HERETO BY REFERENCE AS THOUGH FULLY SET FORTH HEREIN.

ARTICLE I.

INTRODUCTION

The Debtors submit this Disclosure Statement in connection with the Solicitation of votes on the Second Amended Joint Chapter 11 Plan of Diamond Offshore Drilling Inc. and Its Debtor Affiliates, dated February 26, 2021 (the “Plan”) attached hereto as Exhibit A.2 The Debtors under the Plan are Diamond Offshore Drilling, Inc. and certain of its affiliates and subsidiaries, certain of which are either borrowers, issuers, guarantors, or are otherwise obligated under the RCF Credit Agreement and the Base Indenture, as applicable. The Debtors filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101 et seq. (as may be amended from time to time, the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) on April 26, 2020 (the “Petition Date”). The Debtors’ chapter 11 cases (the “Chapter 11 Cases”) are jointly administered under Case No. 20-32307 (DRJ).

Since the filing of the Chapter 11 Cases, the Debtors and their advisors have engaged the Debtors’ key stakeholders regarding various possible restructuring alternatives to effectuate a value-maximizing restructuring transaction and create a sustainable capital structure to position the Debtors for long-term success. In June 2020, the Debtors entered into confidentiality agreements with certain members of an ad hoc group of senior noteholders (the “Ad Hoc Group” and such members, the “AHG Steering Committee”), which permitted the Debtors and the AHG Steering Committee to discuss and develop the terms of the Debtors’ value-maximizing reorganization strategy. On August 3, 2020, the Debtors publicly disclosed certain draft plan term sheets exchanged among the Debtors and the AHG Steering Committee in accordance with the terms of the confidentiality agreements. In August 2020, the Debtors presented an updated business plan to certain key stakeholders that set forth a strategy to invest in the Debtors’ offshore drilling business. Concurrently with the presentation of the Debtors’ revised business plan, the Debtors entered into renewed negotiations with certain key stakeholders, including the RCF Lenders, the Ad Hoc Group, and the Committee, regarding a possible reorganization premised upon (i) a new-money investment in the Debtors’ business enterprise backstopped by certain members of the Ad Hoc Group, including their successors and assigns to the extent permitted under the Backstop Agreement, (ii) a new fully-committed revolving credit facility provided by certain of the RCF Lenders, and (iii) a substantial deleveraging through the equitization of the Senior Notes in full. In December 2020, the Debtors entered into confidentiality agreements with additional members of the Ad Hoc Group, which permitted the Debtors to discuss and develop the terms of the Debtors’ reorganization strategy with holders of over 70% of their Senior Notes in the aggregate. The various confidentiality agreements were subsequently amended, extending the original restriction periods and allowing the parties to continue plan negotiations through January 2021.

The Debtors’ discussions with their stakeholders were ultimately successful. After extensive negotiations, on January 22, 2021, the Debtors, the Consenting RCF Lenders, and the Consenting Noteholders agreed to the terms of the restructuring as set forth in the Plan Support

[2]

Capitalized terms used but not otherwise defined in this Disclosure Statement will have the meaning ascribed to such terms in the Plan. The summary of the Plan provided herein is qualified in its entirety by reference to the Plan. In the case of any inconsistency between this Disclosure Statement and the Plan, the Plan will govern.

Agreement, a copy of which is attached hereto as Exhibit B. The Debtors believe that the Restructuring reflected in the Plan is the best available option for their Estates and go-forward business. Specifically, it eliminates significant financial burdens, provides the Debtors with an expeditious and cost-effective road to emergence from bankruptcy, positions the Debtors for success and operational flexibility in the years to come in a highly-competitive industry amid persistently challenging market and operating conditions, and the Debtors believe that it is in the best interests of all of the Debtors’ stakeholders.

The Debtors have documented the terms of the Restructuring contemplated by the Plan Support Agreement, including through the Plan and this Disclosure Statement. The key terms are summarized as follows:

•

Exit Facilities. On the Effective Date, the applicable Reorganized Debtors will enter into Exit Facilities consisting of (a) the $300 to 400 million aggregate principal amount first lien, first out Exit Revolving Credit Facility, (b) the $100 to 200 million aggregate principal amount first lien, last out Exit Term Loan Facility, and (c) $124,995,750 million aggregate principal amount in first lien, last out Exit Notes, which are pari passu with the Exit Term Loan Facility. The Exit Revolving Credit Facility will be fully-committed, with up to $100 million drawn as of the Effective Date. $75 million of the Exit Notes (the Funded Notes) will be issued and outstanding as of the Effective Date, excluding any Exit Notes issued on account of the Commitment Premium (as defined in the Backstop Agreement), while $39.675 million of the Exit Notes (the Delayed Draw Notes) will remain fully-committed but undrawn as of the Effective Date and will be accessible through delayed draw mechanics. The Debtors have secured commitments from certain RCF Lenders pursuant to a Commitment Letter that ensures that at least $300 million and up to $400 million aggregate principal amount of the Exit Revolving Credit Facility is fully-committed on the Effective Date.

•

Funding of the Exit Notes. The Debtors have secured commitments from certain Holders of the Senior Notes pursuant to a Backstop Agreement that ensures the Exit Notes are fully-funded or committed to, as applicable, on the Effective Date through (a) certain Private Placements set forth in the Backstop Agreement and (b) two fully-backstopped Rights Offerings pursuant to which eligible Holders of Senior Notes will receive Subscription Rights to purchase or commit to purchase the Exit Notes not sold or committed to pursuant to the Private Placements.

•

New Equity. Holders of Senior Notes Claims will receive 70% of the New Diamond Common Shares, subject to dilution by the MIP Equity Shares and the New Warrants, on account of the full equitization of their Senior Notes Claims pursuant to the Plan. The remaining 30% of the New Diamond Common Shares shall be issued on the Effective Date to purchasers of the Exit Notes pursuant to the Private Placements and the Rights Offerings, subject to dilution by the MIP Equity Shares and the New Warrants.

•	New Warrants. Existing Parent Equity Interests will be cancelled pursuant to the Plan, and Holders of Existing Parent Equity Interests will receive their Pro Rata share of the New Warrants on the Effective Date. The New Warrants are exercisable into 7% of the New Diamond Common Shares, subject to dilution by the MIP Equity Shares, struck at a total enterprise value implying a 100% recovery to Holders of Senior Notes Claims on the face value of their Senior Notes Claims (including accrued interest as of the Petition Date).

Through the Restructuring contemplated in the Plan Support Agreement and the Plan, the Debtors expect to emerge from chapter 11 with a sustainable capital structure that will position the Debtors for future success in the offshore drilling industry. The Debtors also believe that the Restructuring will maximize the value of their business and allow them to capitalize on near-term opportunities in a highly-competitive and consolidating industry. Moreover, the Restructuring provides a framework for the long-term sustainability of the Debtors’ business for the benefit of their employees, vendors, and customers, and positions the Debtors well from a liquidity perspective.

The negotiation and execution of the Plan Support Agreement, the Backstop Agreement, and the Commitment Letter and the filing of the Plan are significant achievements for the Debtors in the face of continued commodity price declines and persisting uncertainty caused by the COVID-19 pandemic. The Debtors strongly believe that the Plan is in the best interests of the Debtors’ Estates, represents the Debtors’ best available alternative, and provides for a value-maximizing transaction at a critical time when declines in prices and demand for oil have negatively affected many companies within the oil and drilling industries. Given the Debtors’ core strengths, including their experienced management team and employees, and significant contract backlog, the Debtors are confident that they can implement the Plan’s value-maximizing Restructuring to ensure the long-term viability of their business.

WHO IS ENTITLED TO VOTE: Under the Bankruptcy Code, only holders of claims or interests in “impaired” classes are entitled to vote on a plan of reorganization (unless, for reasons discussed in more detail below, such holders are deemed to reject the plan pursuant to section 1126(g) of the Bankruptcy Code). Under section 1124 of the Bankruptcy Code, a class of claims or interests is deemed to be “impaired” under a plan unless: (a) the plan leaves unaltered the legal, equitable, and contractual rights of the holders of such claims or interests; or (b) notwithstanding any legal right to an accelerated payment of such claims or interests, the plan, among other things, cures all existing defaults (other than defaults resulting from the occurrence of events of bankruptcy) and reinstates the maturity of such claims or interests as they existed before the defaults.

There are three Classes entitled to vote on the Plan whose acceptances thereof are being solicited under this Disclosure Statement: (a) Holders of RCF Claims (Class 3), (b) Holders of Senior Notes Claims (Class 4), and (c) Holders of Existing Parent Equity Interests (Class 7).

THE PLAN PROVIDES THAT HOLDERS OF IMPAIRED CLAIMS AND INTERESTS WHO DO NOT SUBMIT A BALLOT TO ACCEPT OR REJECT THE PLAN OR WHO REJECT THE PLAN BUT DO NOT OPT OUT OF THE RELEASE PROVISIONS OF THE PLAN ARE DEEMED TO HAVE GRANTED THE RELEASES THEREIN.

The following table summarizes: (a) the treatment of Claims and Interests under the Plan; (b) which Classes are Impaired by the Plan; (c) which Classes are entitled to vote on the Plan; and (d) the estimated recoveries for Holders of Claims and Interests.3 The following table is qualified in its entirety by reference to the full text of the Plan. A more detailed summary of the terms and provisions of the Plan is provided in the summary of the Plan set forth in Article VII of this Disclosure Statement. A detailed discussion of the analysis underlying the estimated recoveries, including the assumptions underlying such analysis, is provided in the Valuation Analysis (as defined below) set forth in Article VIII and Exhibit E hereof.

Class	Claims or Interests	Treatment	Impaired or Unimpaired	Entitlement to Vote	Projected Recoveries
1	Other Secured Claims	On the Effective Date, or as soon as reasonably practicable thereafter, except to the extent that such Holder agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of, and in exchange for such Other Secured Claim, at the option of the Reorganized Debtors (subject to the reasonable consent of the Requisite Consenting Stakeholders), each such Holder of an Allowed Other Secured Claim shall receive (i) payment in full in Cash, or (ii) such other treatment so as to render such Holder’s Allowed Other Secured Claim Unimpaired.	Unimpaired	No (Presumed to Accept)	100%

2	Other Priority Claims	On the Effective Date, or as soon as reasonably practicable thereafter, except to the extent that such Holder agrees to a less favorable treatment, each Holder of an Allowed Other Priority Claim shall receive, at the option of the Debtors (subject to the reasonable consent of the Requisite Consenting Stakeholders), in full and final satisfaction, settlement, release, and discharge of, and in exchange for such Claim, (i) payment in Cash of the unpaid portion of its Allowed Other Priority Claim or (ii) other treatment consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code. Other Priority Claims that arise in the ordinary course of the Debtors’ business and which are not due and payable on or before the Effective Date shall be paid in the ordinary course of business in accordance with the terms thereof.	Unimpaired	No (Presumed to Accept)	100%

3	RCF Claims	On the Effective Date, or as soon as reasonably practicable thereafter, except to the extent that such Holder agrees to a less favorable treatment, in full and final	Impaired	Yes	100%

[3]

Under Article III.G of the Plan, any Class of Claims or Interests that does not have a Holder of an Allowed Claim or Interest as of the date of the Confirmation Hearing shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

Class	Claims or Interests	Treatment	Impaired or Unimpaired	Entitlement to Vote	Projected Recoveries
satisfaction, settlement, release, and discharge of, and in exchange for such RCF Claim, each Holder of an Allowed RCF Claim shall receive, either: (i) if such Holder elects to participate in the Exit Revolving Credit Facility, (A) first, its Participating RCF Lender Share of the RCF Cash Paydown; (B) second, to the extent such Holder’s RCF Claims have not been satisfied in full after the application of the RCF Cash Paydown under clause (A) above, its Participating RCF Lender Share of up to $100 million of funded loans under the Exit Revolving Credit Facility, with such amount subject to change based upon the Effective Date and interest accrued on RCF Claims through such date[4]; and (C) third, to the extent such Holder’s RCF Claims have not been satisfied in full after the application of the RCF Cash Paydown under clause (A) above and the allocation of funded loans under clause (B) above, a share of $200 million (less the amount of aggregate funded loans under the Exit Revolving Credit Facility on the Effective Date allocated pursuant to clause (B) above) of the Exit Term Loan Facility that is equal to the remaining unsatisfied amount of such Holder’s RCF Claims, with such amount subject to change based upon the Effective Date and interest accrued on RCF Claims through such date[5], provided that the aggregate amount of any such Holder’s shares of the amounts described in the foregoing clauses (A), (B), and (C) shall not exceed the amount of such Holder’s RCF Claims; or; or (ii) if such Holder does not elect to participate in the Exit Revolving Credit Facility, (A) first, a share of $200 million, with such amount subject to change based upon the Effective Date and interest accrued on RCF Claims through such date[6] (less the amount of aggregate funded loans under the Exit Revolving Credit Facility on the Effective Date allocated pursuant to clause (i)(B) above) of the Exit Term Loan Facility that is equal to the lesser of (x) its RCF Claims and (y) its Non-Participating RCF Lender Share of the portion of the $200 million, with such amount subject to change

[4]	Amounts determined assuming an April 23, 2021 emergence date.
[5]	Amounts determined assuming an April 23, 2021 emergence date.
[6]	Amounts determined assuming an April 23, 2021 emergence date.

Class	Claims or Interests	Treatment	Impaired or Unimpaired	Entitlement to Vote	Projected Recoveries
		based upon the Effective Date and interest accrued on RCF Claims through such date[7], of the Exit Term Loan Facility that is not allocated to participating Holders pursuant to clause (i)(C) above and (B) second, solely to the extent such Holder’s RCF Claims have not been satisfied in full after the allocation of the Exit Term Loan Facility under clause (A) above, a portion of the RCF Cash Paydown equal to the lesser of (x) such Holder’s remaining unsatisfied RCF Claims and (y) such Holder’s Non-Participating RCF Lender Share of the amount of the RCF Cash Paydown that has not been allocated to the participating RCF Lenders pursuant to clause (i)(A) above.

4	Senior Notes Claims	On the Effective Date, or as soon as reasonably practicable thereafter, except to the extent that such Holder agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of such Senior Notes Claim, each Holder of an Allowed Senior Notes Claim shall receive (i) its Pro Rata share of 70.0% of the New Diamond Common Shares, subject to dilution by the New Warrants and the MIP Equity Shares; and (ii) Subscription Rights to participate in the Rights Offerings to (a) pursuant to the Primary Rights Offering, purchase such Holder’s Pro Rata portion of $46,875,000 of Exit Notes and 12.26% of the issued and outstanding New Diamond Common Shares as of the Effective Date, subject to dilution by the New Warrants and the MIP Equity Shares and (b) pursuant to the Delayed Draw Rights Offering, subscribe for such Holder’s Pro Rata portion of commitments to purchase up to $21,875,000 of Delayed Draw Notes and 5.72% of the total New Diamond Common Shares outstanding on the Effective Date, subject to dilution by the New Warrants and the MIP Equity Shares. With respect to subsection (ii) above, pursuant to, and in accordance with, the Backstop Agreement and the Rights Offerings Procedures, each Financing Party has agreed to, severally and not jointly, (i) fully exercise all Subscription Rights that are properly issued to it on the applicable Subscription Commencement Date on account of its Allowed Senior Notes Claims and (ii) duly purchase all Exit Notes on account of its Allowed Senior Notes Claims.	Impaired	Yes	37%

[7]	Amounts determined assuming an April 23, 2021 emergence date.

Class	Claims or Interests	Treatment	Impaired or Unimpaired	Entitlement to Vote	Projected Recoveries
5	General Unsecured Claims	On the Effective Date, or as soon as reasonably practicable thereafter, except to the extent that such Holder agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of, and in exchange for such General Unsecured Claims, each Holder of an Allowed General Unsecured Claim shall receive, at the option of the Debtors (subject to the reasonable consent of the Requisite Consenting Stakeholders): (i) payment in full in Cash (inclusive of post-petition interest at the Federal Judgment Rate, any applicable contract rate solely to the extent such rate applies, or such other rate as agreed to among the Debtors and such Holder or as determined by the Bankruptcy Court (in any adversary proceeding, contested matter, or otherwise), on the later of (w) the Effective Date or as soon as reasonably practicable thereafter, (x) the date such Claim becomes Allowed or as soon as reasonably practicable thereafter, (y) the date such Claim comes due under applicable Law or in the ordinary course of business in accordance with the terms and conditions of the particular transaction giving rise to such Claim, or (z) such other date as agreed between the Debtors or the Reorganized Debtors and such Holder; (ii) Reinstatement; or (iii) such other treatment sufficient to render such Claims Unimpaired. General Unsecured Claims that arise in the ordinary course of the Debtors’ business and which are not due and payable on or before the Effective Date shall be paid in the ordinary course of business in accordance with the terms thereof.	Unimpaired	No (Presumed to Accept)	100%

6	Intercompany Claims	On the Effective Date, all Intercompany Claims shall be adjusted, Reinstated, or discharged at the Debtors’ discretion, in consultation with the Ad Hoc Group (subject to the reasonable consent of the Requisite Consenting Stakeholders).	Unimpaired / Impaired	No (Presumed to Accept/ Deemed to Reject)	100% or 0%

7	Existing Parent Equity Interests	On the Effective Date, or as soon as reasonably practicable thereafter, each Holder of an Allowed Existing Parent Equity Interest will receive its Pro Rata share of the New Warrants, subject to dilution by the MIP Equity Shares.	Impaired	Yes	$3 million

Class	Claims or Interests	Treatment	Impaired or Unimpaired	Entitlement to Vote	Projected Recoveries
8	Intercompany Interests	On the Effective Date, all Intercompany Interests shall be (i) cancelled (or otherwise eliminated) and receive no distribution under the Plan or (ii) Reinstated at the Debtors’ option, in consultation with the Ad Hoc Group (subject to the reasonable consent of the Requisite Consenting Stakeholders). To the extent Reinstated, Intercompany Interests are Unimpaired solely to preserve the Debtors’ corporate structure, and Holders of such Intercompany Interests shall not otherwise receive or retain any property on account of such Intercompany Interests.	Unimpaired / Impaired	No (Presumed to Accept/ Deemed to Reject)	100% or 0%

ARTICLE II.

OVERVIEW OF THE DEBTORS’ BUSINESS AND OPERATIONS

A.	Introduction

The Debtors (together with the Debtors’ Non-Debtor Affiliates, the “Company”) are a leader in offshore drilling, providing contract drilling services to the energy industry around the world. The Company traces its beginnings to the earliest days of the offshore drilling industry. Decades of innovation, multiple acquisitions of rigs and companies, and an unwavering commitment to safety have defined the Company’s history and established it as a world leader in offshore drilling. As of January 1, 2021, the Company has an aggregate contract backlog totaling approximately $1.2 billion,8 and deploys a fleet of offshore drilling rigs consisting of nine semisubmersibles and four ultra-deepwater drillships around the world.

The Company operates in a highly competitive and cyclical industry that has experienced a sustained period of declining dayrates and overall demand for contract drilling services. The general industry downturn began in 2014 and worsened precipitously in early 2020 due to two unprecedented developments: (i) an oil “price war” between the Organization of Petroleum Exploring Countries (“OPEC”) and Russia, and (ii) the COVID-19 pandemic. Between January 1, 2020 and the Petition Date, Brent Crude prices fell by over two-thirds. On April 20, 2020, U.S. West Texas Intermediate crude oil prices traded with negative prices for the first time in history. The COVID-19 pandemic has further affected oil markets and created significant operational challenges, including international and domestic travel restrictions, social distancing requirements, business restrictions, local “stay at home” orders, and other logistical hurdles. These developments significantly impacted the global economy and placed substantial strain on the Company’s operations and the global offshore drilling industry.

[8]

Contract backlog includes only firm commitments (typically represented by signed contracts) and is calculated by multiplying the contracted operating dayrate by the firm contract period. The contract period is based on the number of stated days for fixed-term contracts or an estimated duration (in days) for contracts based on a fixed number of wells.

These developments also impacted the Company’s customers, almost all of whom requested some form of concessions from the Company under their existing contracts. Prior to the Petition Date, and continuing during these Chapter 11 Cases, the Company has effectively managed these demands to preserve its contract backlog and customer relationships by, among other things: (i) entering into contract amendments with certain customers, (ii) negotiating standby arrangements to cover the Company’s costs while rigs are subject to travel restrictions or other COVID-19 related limitations, and (iii) managing through multiple operational and logistical challenges to ensure the continued operation of the Company’s rigs, including mandatory quarantines, temperature checks, and testing at heliports and on rigs, and other policies implemented in response to COVID-19.

In addition to working to preserve its customer relationships and contract backlog, the Company took measures to preserve its liquidity prior to the Petition Date. Among other things, on March 17, 2020, the Debtors borrowed approximately $400 million of the revolver available to it under the RCF Credit Agreement facility (the “Revolving Credit Facility”) as a precautionary measure to increase their cash position and preserve financial flexibility in light of uncertain market conditions. Following the March 17, 2020 draw under the Revolving Credit Facility, the Debtors borrowed an additional $36 million under the Revolving Credit Facility. Subsequently, in order to preserve cash and avoid providing a priority to one subset of unsecured creditors, on April 15, 2020, the Board determined to withhold the $14 million interest payment due under the Company’s 2039 Notes (as defined herein). As a result, the Company entered into the 30-day grace period under the indenture governing the 2039 Notes.

Given the need to preserve liquidity and protect their drilling contract backlog, and guided by an overriding goal of maximizing value for the benefit of all stakeholders, the Debtors, in consultation with their advisors, elected to commence these Chapter 11 Cases to stabilize their operations, conserve and manage liquidity, and effect a restructuring while proactively managing the combined effects of the COVID-19 pandemic and distressed energy markets on their business.

B.	Diamond Offshore’s Operations

The Company is headquartered in Houston, Texas. Its primary regional offices are located in Brazil, the United Kingdom, and Australia, with local offices in other countries as required to support global operations. As of December 31, 2020, approximately 1,900 people work for the Company onboard its rigs and in its offices.

1.	Markets

The Company’s principal markets for its offshore contract drilling services are: (a) the Gulf of Mexico, including the U.S. and Mexico; (b) Canada; (c) South America, principally offshore Brazil, as well as Trinidad and Tobago; (d) Australia and Southeast Asia, including Malaysia, Myanmar, and Vietnam; (e) Europe, principally offshore the U.K.; (f) East and West Africa; and (g) the Mediterranean.

The Company actively markets its rigs worldwide. From time to time, the Company’s fleet operates in various other markets throughout the world in addition to its principal markets.

2.	Fleet Overview

With its fleet of 13 offshore drilling rigs, the Company provides global contract drilling services to the energy industry. Modern offshore drilling rigs are substantial structures that can accommodate crews of over 200 employees. Because of their sheer size and the complexity of the technology necessary to construct and operate modern offshore drilling rigs, they are long-lived assets and are costly to purchase, own, maintain, and operate.

During 2019, the Company invested significant capital into the differentiation of its ultra-deepwater drillships and enhancement of its moored asset capabilities. During the year, seven of the Company’s 13 actively marketed rigs were in shipyards for upgrades or survey work. During early 2019, the Company completed the reactivation of the Ocean Endeavor, which is currently on contract in the U.K. The Company also completed the reactivation and upgrade of the Ocean Onyx in late 2019. As part of the upgrade of the Ocean Onyx, the Company increased the rig’s variable deckload capability, reduced rig motion response, and made other technologically desirable enhancements. With its proactive fleet investments now largely complete, the Company’s capital expenditures declined by approximately 58% in 2020 as compared to 2019. The Company is well positioned to benefit from the important investments it made in 2019 and 2020. The Company expects capital expenditures in 2021 to include equipment upgrades for the Ocean BlackRhino, Ocean BlackLion, and Ocean Courage.

The Company’s fleet consists of two types of floater rigs: drillships and semisubmersible rigs. A floater rig is a type of mobile offshore drilling rig that floats and does not rest on the seafloor. As of the Petition Date, the Company had four drillships and nine semisubmersible rigs.9 The following table summarizes the status of the Company’s fleet as of February 1, 2021:10

Rig	Type	Status	Customer	Location
Ocean BlackHawk	Drillship	Working	Occidental (formerly Anadarko)	U.S. Gulf of Mexico

Ocean BlackLion	Drillship	Working	BP Exploration & Production, Inc.	U.S. Gulf of Mexico

Ocean BlackHornet	Drillship	Working	BP Exploration & Production, Inc.	U.S. Gulf of Mexico

[9]

The Ocean America, which was cold-stacked in 2015, is being (or has been) marketed for sale and has been excluded from the Company’s current rig fleet. On December 21, 2020, pursuant to the De Minimis Asset Sale Procedures Order, the Debtors filed a Notice of De Minimis Asset Transaction with respect to the potential sale of the Ocean America [ECF No. 796]. In addition, the Ocean Rover, which was cold-stacked in 2016 and owned by a Non-Debtor Affiliate, was sold on February 25, 2021.

[10]

Three of the semisubmersible rigs are either cold-stacked or warm-stacked. “Warm-stacked” is a term used to describe a rig that is idled (not contracted) and maintained in a “ready” state with a full or near-full crew to enable the rig to be quickly placed into service when contracted. “Cold-stacked” is a term used to describe an idled rig for which steps have been taken to preserve the rig and reduce certain costs, such as crew costs and maintenance expenses. Depending on the amount of time that a rig is cold-stacked, significant expenditures may be required to return the rig to a “ready” state.

Rig	Type	Status	Customer	Location
Ocean BlackRhino	Drillship	Yard	Woodside Energy Limited	Canary Islands/Senegal

Ocean Valor	Semisub	Warm-Stacked	N/A	Brazil

Ocean Courage	Semisub	Yard	Petroleo Brasileiro S.A. - Petrobras	Brazil

Ocean Endeavor	Semisub	Working	Shell U.K. Limited	U.K.

Ocean Patriot	Semisub	Working	Apache Beryl I Limited	U.K.

Ocean Apex	Semisub	Working	Woodside Energy Limited	Australia

Ocean Onyx	Semisub	Yard	Beach Energy (Operations) Limited (formerly Lattice Energy Limited)	Australia

Ocean Monarch	Semisub	Working	Posco Daewoo Corporation	Myanmar

Ocean GreatWhite	Semisub	Cold-Stacked	N/A	Canary Islands

Ocean Valiant	Semisub	Cold-Stacked	N/A	U.K.

3.	Drillships

A drillship is a drilling rig with a ship-like design equipped with a drilling derrick and other drilling equipment typically near the middle of the ship. Drillships are usually self-propelled, mobile vessels and are positioned over a drillsite using a dynamic positioning (“DP”) system. Each of the Company’s four drillships is designed to drill in water up to 12,000 feet deep. The Ocean BlackHawk, depicted below, is typical of the Company’s drillships:

The Debtors are also in the process of completing the installation of three different upgrades to their drillships: (a) Multi-Machine Control software, (b) NOVOS Reflective Drilling System software, and (c) Crown Mounted Compensator hardware and software. As of the date hereof, upgrades have been completed on two drillships, with installations on additional drillships planned for 2021.

4.	Semisubmersibles

A semisubmersible rig consists of an upper working and living deck resting on vertical columns connected to pontoons. Semisubmersible rigs operate in a “semi-submerged” position, remaining afloat, off the bottom of the ocean floor, in a position in which the lower hull is approximately 55 to 90 feet below the waterline and the upper deck protrudes well above the water’s surface. Semisubmersible rigs hold their position while drilling by the use of a series of small propulsion units or thrusters that provide DP, to keep the rig on location, and/or with anchors tethered to the seabed. The Company’s semisubmersibles are designed to drill in water ranging from 3,000 to 10,000 feet deep. The Ocean Endeavor, depicted below, is typical of the Company’s semisubmersible rigs:

5.	Innovation and Differentiation

Delivering leading performance and operational uptime remains one of the most critical elements of success in the Debtors’ industry. In the Debtors’ industry, uptime is both a driver of revenue and a measure of operational efficiency. An important way to mitigate utilization risk is through the avoidance of unplanned blowout preventer (“BOP”) stack pulls. BOP stack pulls remain one of the largest contributors to non-productive time (“NPT”) for deepwater rigs and result in a material loss of revenue for the drilling contractor and increased cost to the oil and gas operator. Accordingly, the Company continuously looks for ways to improve BOP reliability and lower the “total cost of ownership” for the customer.

In the third quarter of 2019, the Company introduced its Stack-ViewTM service, a first-of-its-kind service that applies 24/7 real-time monitoring, data visualization, and advanced analytics to identify trends and detect anomalies in BOP performance. The Stack-View technology enables the Company to optimize its BOP maintenance program, mitigating BOP stack pulls and reducing its already industry-leading NPT by approximately 50%. As of the date hereof, the Stack-View service has been successfully deployed across the substantial majority of the Company’s active fleet.

Throughout 2019, the Company also continued to roll out its Sim-Stack® service across its fleet. Introduced in 2018, the Company’s Sim-Stack service creates a virtual replica “digital twin” of a BOP system that simulates the BOP’s performance in order to identify potential modifications that improve the unit’s reliability and redundancy. In its first 18 months of operation, the Sim-Stack technology led to the prevention of ten unplanned stack BOP pulls, yielding an estimated $35 million in revenue preservation through the avoidance of unplanned downtime. By effectively implementing and utilizing these new technologies, the Company experienced only one unplanned “in-operation” BOP stack pull during each of 2019 and 2020. The superior performance delivered by these technologies and innovations is a primary reason the Company’s drilling rigs have proven to be so desirable in what continues to be an oversupplied market and has enabled the Company to be the only offshore drilling company with backlog for all of its drillships.

Another key differentiator for the Company is its unique position as the only major offshore driller that continued to allocate significant capital to the underserved moored floater market—a key area of operational focus and differentiation for the Company. Towards that end, the Company upgraded the Ocean Apex, Ocean Endeavor, and Ocean Onyx. Unlike the drillship market where rig oversupply continues to dampen the upturn in dayrates, rates were improving in the moored floater market prior to the current market disruption caused by COVID-19. The Company believes that with these actions, it has the most desirable moored asset fleet in the market.

6.	Customer Contracts

The Company provides offshore drilling services to a customer base that includes major and independent oil and gas companies, and government-owned oil companies. As of January 1, 2021, the Company’s contract backlog was approximately $1.2 billion in the aggregate, attributable to nine customers. Backlog is a function of utilization and dayrates and is generally expected to increase in a recovering market.

During 2020, the Company performed services for 10 different customers. Its most significant customers during 2020 were: (a) BP Exploration & Production, Inc., which accounted for approximately 21% of the Company’s annual revenue; (b) Petróleo Brasileiro S.A. (Petrobras, the Brazilian national oil company), which accounted for approximately 21% of the Company’s annual revenue; and (c) Occidental (formerly Anadarko), which accounted for approximately 20% of the Company’s annual revenue. The Company performs services for several other customers, including Hess Corporation and Shell.

The Company typically obtains its drilling contracts through a competitive bidding process but it is not unusual for the Company to be awarded drilling contracts following direct negotiations. The Company’s typical drilling contracts generally provide for a basic dayrate (i.e., a flat daily fee) regardless of whether or not drilling results in a productive well. Typically, drilling contracts also provide for reductions in dayrates during periods when the rig is being moved or when drilling operations are interrupted or restricted by equipment breakdowns, adverse weather conditions, or other circumstances. Accordingly, the Company’s ability to efficiently operate its fleet with maximum utilization rates and without lost-time incidents is critical to its long-term success.

Under its dayrate drilling contracts, the Company generally pays the operating expenses of the rig, including wages and the cost of incidental supplies. Historically, dayrate drilling contracts have accounted for the majority of the Company’s revenues. Additionally, on occasion, the Company’s dayrate drilling contracts may also provide for the ability to earn performance-based incentive bonuses from customers. The duration of a dayrate drilling contract is generally tied to the time required to drill a single well or a group of wells, in what is referred to as a well-to-well contract, or a fixed period of time, in what is referred to as a term contract.

7.	Competition

The Company competes on a worldwide basis, but competition may vary significantly by region at any particular time. Competition for offshore rigs generally takes place on a global basis, as these rigs are highly mobile and may be moved from one region to another, although at a cost that may be substantial. It is characteristic of the offshore drilling industry to move rigs from areas of low utilization and dayrates to areas of greater activity and relatively higher dayrates. The current oversupply of offshore drilling rigs also intensifies price competition.

Based on industry data, there are approximately 730 offshore mobile drilling rigs (drillships, semisubmersibles, and jack-up rigs)11 in service worldwide, including approximately 210 floater rigs.12 Despite recent consolidation, the offshore drilling industry remains highly competitive with numerous participants, none of which has a dominant market share at this time. As noted, drilling contracts are typically awarded on a competitive bidding basis. Typically, price is the primary factor in determining which qualified contractor is awarded a contract. However, customers also consider rig availability and location, a drilling contractor’s operational and safety performance record, and the condition and suitability of equipment.

8.	Consolidation

The Company expects that it may face an environment of consolidation in the offshore drilling industry following emergence from these Chapter 11 Cases. The Company has not received any proposal to merge or otherwise consolidate as of the date hereof.

9.	Safety

In the Company’s business, maintaining high standards of safety is both a moral and economic imperative. Safety incidents on rigs can involve shutting down operations, personal injury, loss of life, environmental damage, destruction of property, loss of revenue, negative publicity, and litigation. Shutting down a rig can cost the Company hundreds of thousands of dollars in lost revenues and added expenses a day or lead to contract termination by a customer for lack of performance. The Company believes that its commitment to safety is a key competitive differentiator and critical in order to continue winning customer contracts and maintaining its high-quality backlog.

[11]	Diamond Offshore does not have any jack-up rigs in its fleet.
[12]	Source: IHS Markit Petrodata.

10.	Corporate History

The origins of Diamond Offshore date back to 1953, when Alden J. Laborde founded Ocean Drilling and Exploration Co. (“ODECO”) in New Orleans, Louisiana. In the early 1960s, Don McMahon took over a fledgling onshore drilling company in Texas, renaming it Diamond M Drilling Co. (“DMDC”). In 1970, McMahon took DMDC public and expanded into the offshore drilling business, purchasing jack-up, barge, and semisubmersible rigs. Later that decade, Western Oceanic attempted a hostile takeover of DMDC but DMDC was instead acquired by Kaneb Services, Inc. (“Kaneb”). In the 1980s, Loews Corporation, a diversified conglomerate headquartered in New York (“Loews”) purchased substantially all of DMDC’s assets from Kaneb. In 1982, DMDC, under Loews’ ownership, purchased all of ODECO’s outstanding stock. In 1993, DMDC was renamed Diamond Offshore.

Until October 1995, Diamond Offshore remained a wholly-owned subsidiary of Loews. That year, Loews sold 30% of the Company in an initial public offering, and Diamond Offshore began trading on the New York Stock Exchange under the ticker symbol “DO.” In 1996, Diamond Offshore acquired Arethusa (Offshore) Ltd. in a stock transaction, reducing Loews’ ownership in the Company to 54%. In December 1996, Diamond Offshore sold its onshore business to DI Industries, Inc. to focus on its offshore business. Throughout the 2000s and 2010s, Diamond Offshore adjusted its fleet size by buying and selling rigs. Today, the fleet stands at 13 rigs, consisting of nine semisubmersibles and four drillships.

C.	Debtors’ Corporate Organization

Diamond Offshore and 14 of its direct and indirect subsidiaries are Debtors in these Chapter 11 Cases:

i.

Diamond Offshore Finance Company (“D.O. Finance”), a Delaware corporation, is a wholly-owned direct subsidiary of Diamond Offshore. D.O. Finance is the U.S. cash management company and a guarantor of certain drilling contracts.

ii.	D.O. Finance owns five wholly-owned subsidiaries, of which the following four are Debtors:

a.	Diamond Offshore Development Company, which leases Diamond Offshore’s office space in Houston, Texas;

b.	Diamond Offshore Services Company (“D.O. Services”), a Delaware corporation, which owns seven floater rigs—the Ocean GreatWhite, Ocean America,[13] Ocean Apex, Ocean Endeavor, Ocean Monarch, Ocean Onyx,

[13]

On December 21, 2020, pursuant to the De Minimis Asset Sale Procedures Order, the Debtors filed a Notice of De Minimis Asset Transaction with respect to the potential sale of the Ocean America [ECF No. 796].

and Ocean Valiant—and is a guarantor under the Revolving Credit Facility. D.O. Services, in turn, owns two Debtor subsidiaries:

(1)	Diamond Rig Investments Ltd. (“D. Rig Investments”), a United Kingdom company, is a wholly-owned subsidiary of D.O. Services. D. Rig Investments is a guarantor under the Revolving Credit Facility; and

(2)	Arethusa Off-Shore Company, a Delaware corporation, is an indirect subsidiary of D.O. Services. It is currently inactive;

c.	Diamond Offshore Management Company, a Delaware corporation, employs Company personnel assigned to the U.S.; and

d.

Diamond Offshore Company (“D.O. Company”), a Delaware corporation, serves as the operating company for drilling operations in the Gulf of Mexico. As such, it is a party to three current drilling contracts as of October 31, 2020.

(1)

D.O. Company, in turn, has a wholly-owned subsidiary, Diamond Offshore General Co., a Delaware corporation that is Diamond Offshore’s operating company for drilling in Australia and Southeast Asia. As such, Diamond Offshore General Co. is a party to four current drilling contracts as of October 31, 2020.

iii.

Diamond Foreign Asset Company (“DFAC”), a Cayman company, is a wholly-owned subsidiary of D.O. Services. DFAC is a borrower under the Revolving Credit Facility. In turn, DFAC has various direct and indirect subsidiaries, of which five are Debtors:

a.	Diamond Offshore International Ltd., a Cayman company, is a wholly-owned subsidiary of DFAC that is a guarantor under the Revolving Credit Facility and is the international cash management company;

b.

Diamond Offshore Ltd., a United Kingdom company, is an indirect subsidiary of DFAC that owns five floater rigs—the Ocean BlackHawk, Ocean BlackHornet, Ocean BlackLion, Ocean BlackRhino, and Ocean Valor—and is a guarantor under the Revolving Credit Facility;

c.

Diamond Offshore Drilling (UK) Ltd., a United Kingdom company, is an indirect subsidiary of DFAC that owns two floater rigs—the Ocean Patriot and Ocean Courage—and is a party to four drilling contracts as of October 31, 2020;

d.

Diamond Offshore (Brazil) LLC, a Delaware limited liability company, is an indirect subsidiary of DFAC that owns twenty-five and one-quarter percent (25.25%) of Brasdril Sociedade de Perfurações LTDA. (“Brasdril”), a Brazilian operating company for drilling operations in Brazil. Brasdril is a party to two drilling contracts as of October 31, 2020; and

e.	Diamond Offshore Holding LLC, a Delaware limited liability company, is an indirect subsidiary of DFAC. It owns the remaining seventy-four and three-quarter percent (74.75%) of Brasdril.

An organizational chart is attached to this Disclosure Statement as Exhibit D.

D.	The Company’s Capital Structure

As of the Petition Date, the Debtors’ principal non-contingent liabilities consist of outstanding funded debt under the Revolving Credit Facility, and four series of unsecured notes with an aggregate outstanding principal amount of approximately $2.4 billion (the “Prepetition Debt”).

1.	Revolving Credit Facility

On October 2, 2018, the Company entered into the senior 5-year RCF Credit Agreement with a syndicate of lenders and the RCF Agent. The maximum amount of availability under the Revolving Credit Facility was $950 million, which may be used for general corporate purposes, including investments, acquisitions, and capital expenditures, in each case as permitted thereunder. The Revolving Credit Facility matures on October 2, 2023 and provides for a swingline subfacility of $100 million and a letter of credit subfacility of $250 million. Obligations arising under the Revolving Credit Facility are guaranteed by certain Debtors.14 D.O. Services Co. has pledged 65% of its equity interests in DFAC as collateral in support of obligations owing under the Revolving Credit Facility. The Revolving Credit Facility is not otherwise secured by liens on the Debtors’ assets, including cash. No other security interests have been granted to the RCF Lenders, and all of the borrowers and guarantors under the Revolving Credit Facility are Debtors in these Chapter 11 Cases.

The Revolving Credit Facility includes restrictions on borrowing if, after giving effect to any such borrowings and the application of the proceeds thereof, the aggregate amount of available cash of the Borrowers and their respective restricted subsidiaries would exceed $500 million. The Revolving Credit Facility contains a cross-default provision, among other covenants, with respect to the Company’s and its subsidiaries’ other indebtedness in excess of $100 million.

Prior to the Petition Date, in March 2020, the Debtors borrowed a total of approximately $436 million under the Revolving Credit Facility as a precautionary measure to increase their cash position and preserve financial flexibility in light of uncertain market conditions. As of the Petition Date, the Debtors had approximately $442 million of borrowings and letters of credit outstanding and approximately $2.7 million in accrued interest and fees, such interest continuing to accrue postpetition, under the Revolving Credit Facility. On August 11, 2020, the RCF Lenders filed

[14]

The guarantors of obligations of Diamond Offshore, as the U.S. borrower under the RCF Credit Agreement, include D.O. Services Co. (Del.) and Diamond Rig Investments Limited (UK). The Foreign guarantors include Diamond Offshore Drilling, Inc., (Del.), D.O. Services Co. (Del.), Diamond Rig Investments Limited (UK), Diamond Offshore International Limited (Cayman), and Diamond Offshore Limited (UK).

proofs of claim against the relevant Debtors evidencing the prepetition amounts incurred under the Revolving Credit Facility as well as the entitlement to postpetition interest through the Effective Date. Pursuant to Article III.F of the Plan, the principal and unpaid accrued interest incurred under the Revolving Credit Facility as of the Petition Date, plus postpetition interest through the Effective Date has been Allowed. The estimated outstanding amount owed under the Revolving Credit Facility, inclusive of postpetition interest through the Effective Date (based on an April 23, 2021 effective date), is approximately $480 million.

2.	Unsecured Senior Notes

As of the Petition Date, Diamond Offshore had four series of unsecured senior notes issued and outstanding. All of the notes are senior, unsecured obligations of Diamond Offshore, and none of the notes are guaranteed by any of Diamond Offshore’s subsidiaries.

a.	5.7% Senior Notes due 2039

Diamond Offshore issued $500 million principal amount of 5.7% Senior Notes due 2039 (the “2039 Notes”) under that certain Indenture, dated February 4, 1997 (the “Base Indenture”), by and among Diamond Offshore, as issuer, and the Chase Manhattan Bank (as predecessor-in-interest to the Bank of New York Mellon Trust Company, N.A.), as Trustee, and that certain Seventh Supplemental Indenture, dated October 8, 2009, by and among Diamond Offshore, as issuer, and The Bank of New York Mellon Trust Company, N.A, as trustee. The 2039 Notes require semiannual coupon payments at an interest rate of 5.7% per annum, are not guaranteed, and are unsecured.

b.	3.45% Senior Notes due 2023

Diamond Offshore issued $250 million principal amount of 3.45% Senior Notes due 2023 (the “2023 Notes”) under the Base Indenture and that certain Eighth Supplemental Indenture, dated November 5, 2013 (the “Eighth Supplemental Indenture”), by and among Diamond Offshore, as issuer, and The Bank of New York Mellon Trust Company, N.A, as trustee. The 2023 Notes require semiannual coupon payments at an interest rate of 3.45% per annum, are not guaranteed, and are unsecured.

c.	4.875% Senior Notes due 2043

Diamond Offshore issued $750 million principal amount of 4.875% Senior Notes due 2043 (the “2043 Notes”) under the Base Indenture and the Eighth Supplemental Indenture. The 2043 Notes require semiannual coupon payments at an interest rate of 4.875% per annum, are not guaranteed, and are unsecured.

d.	7.875% Senior Notes due 2025

Diamond Offshore issued $500 million principal amount of 7.875% Senior Notes due 2025 (the “2025 Notes” and, together with the 2043 Notes, the 2023 Notes, and the 2039 Notes, the “Senior Notes”) under the Base Indenture and that certain Ninth Supplemental Indenture, dated August 15, 2017, by and among Diamond Offshore, as issuer, and The Bank of New York Mellon Trust Company, N.A., as trustee. The 2025 Notes require semiannual coupon payments at an interest rate of 7.875% per annum, are not guaranteed, and are unsecured.

3.	Common Stock

As of December 31, 2020 Diamond Offshore had approximately 145,263,865 shares of common stock issued and 138,054,311 shares of common stock outstanding, par value $0.01 per share. Prior to the Petition Date, Diamond Offshore’s common stock was listed on the NYSE under the symbol “DO.” Following the Petition Date, Diamond Offshore received a delisting notice from the NYSE and trading of Diamond Offshore’s common stock on the NYSE was suspended. Diamond Offshore’s common stock began trading on the OTC Pink Open Market on April 28, 2020 under the symbol “DOFSQ.” As of February 4, 2021, Loews owned approximately 53% of Diamond Offshore’s issued and outstanding shares.

4.	Cash

As of December 31, 2020, the Debtors had approximately $405.9 million of unrestricted cash on their consolidated balance sheet.

ARTICLE III.

KEY EVENTS LEADING TO COMMENCEMENT OF CHAPTER 11 CASES

As described above, the offshore drilling industry has experienced a prolonged period of declining dayrates and demand for contract drilling services. This general industry downturn has worsened precipitously in 2020 due to two unprecedented global events: (i) an oil “price war” between OPEC and Russia and (ii) the COVID-19 pandemic. These developments adversely impacted the Debtors, their customers, and their industry generally.

Beginning in December 2019, the Company considered a variety of liability management and liquidity preservation initiatives, including possible out-of-court exchange transactions. At that time, the Company retained the services of Lazard Frères & Co. LLC (“Lazard”) as financial advisor and Paul, Weiss, Rifkind, Wharton & Garrison LLP (“Paul, Weiss”) as legal advisor to assist the Company’s management team and the Board in analyzing and evaluating various alternatives with respect to the Company’s capital structure. In addition to taking proactive cost-cutting measures and efficiency improvements, the Company explored several potential transactions that would have extended maturities and potentially captured a trading discount on its Senior Notes through exchange transactions. As the COVID-19 pandemic rapidly escalated, and the oil markets reeled from the OPEC dispute with Russia, the Company pivoted its focus to preserving its existing contract backlog and liquidity position.

On March 16, 2020, the Company delivered a notice of termination (the “Notice”) under the 5-Year Revolving Credit Agreement, dated as of September 28, 2012, as amended (the “2012 Credit Facility”), among Diamond Offshore, the lenders and issuing banks party thereto and Wilmington Trust, National Association, as administrative agent. The 2012 Credit Facility provided for an aggregate principal amount of commitments of $325.0 million, of which $100.0 million matured in 2019, with the remaining $225.0 million of commitments scheduled to mature on October 22, 2020. Pursuant to the Notice, the 2012 Credit Facility was terminated effective March 17, 2020 (the “Termination”). As of the time of the Notice, there were no borrowings outstanding under the 2012 Credit Facility. The Company did not incur any early termination penalties in connection with the Termination.

The Company delivered the Notice in connection with certain transactions undertaken to preserve its financial flexibility. As noted above, certain of the Debtors are party to the Revolving Credit Facility with a maximum borrowing availability of $950.0 million. On March 17, 2020, Diamond Offshore and DFAC, respectively, each provided notice to the RCF Lenders to borrow an aggregate of $400.0 million under the Revolving Credit Facility. Following the March 17, 2020 draw, DFAC borrowed an additional $36 million under the Revolving Credit Facility. The Company increased its borrowings under the Revolving Credit Facility as a precautionary measure in order to increase its cash position and preserve financial flexibility in light of uncertainty in the global markets resulting from the COVID-19 outbreak.

On March 20, 2020, the Board formed a finance committee (the “Finance Committee”) to review, consider, evaluate, and make recommendations to the Board regarding one or more strategic transactions.15 Since its inception, the Finance Committee has worked closely with the Company’s management team and the Company’s advisors, including Paul, Weiss, Lazard, and Alvarez & Marsal North America, LLC (“A&M”) (collectively, the “Advisors”) to determine the optimal path forward for the Company.

In addition to adverse market conditions, the Company faced approximately $36 million of interest payments due under the Senior Notes on or before May 1, 2020. Specifically, $14 million was due on April 15, 2020 under the 2039 Notes, and $4 million and $18 million would have become due on May 1, 2020 under the 2023 Notes and the 2043 Notes, respectively.

On April 15, 2020, the Company elected not to make the semiannual interest payment due in respect of the 2039 Notes. Under the terms of the indenture governing the 2039 Notes, Diamond Offshore had a 30-day grace period beginning from the April 15, 2020 due date to make the interest payment. During the grace period, the Company would not be permitted to borrow additional amounts under the Revolving Credit Facility.

Non-payment of the interest on the April 15, 2020 due date was not an event of default under the indenture governing the 2039 Notes, but it would have become an event of default if the payment was not made within the 30-day grace period. An event of default under the indenture governing the 2039 Notes would have resulted in a cross default under the Revolving Credit Facility, whereupon the 2039 Notes and the Company’s borrowings under the Revolving Credit Facility would have been subject to acceleration. The acceleration of the 2039 Notes or the Company’s borrowings under the Revolving Credit Facility would have resulted in a cross-default under the indentures governing the 2023 Notes, the 2025 Notes, and the 2043 Notes, whereupon such Senior Notes would then be subject to acceleration, subject to a 10-day cure period.

Prior to and during the grace period, the Company actively engaged with its customers to preserve the Debtors’ contract backlog. The Company’s customers were also facing challenges as a result of then-existing market conditions and almost all of the Company’s customers requested

[15]	Marc Edwards, Kenneth Siegel, and Alan Howard serve on the Finance Committee.

some form of concessions from the Company under their existing contracts.16 As of the Petition Date, the Company’s management team had effectively managed customer demands to preserve the Company’s backlog and customer relationships by, among other things:

i.	entering into an amendment of the Company’s contracts with one customer to transfer backlog between rigs and leverage more favorable dayrates;

ii.	negotiating standby arrangements to cover the Company’s costs while rigs are subject to travel restrictions and other COVID-19 related limitations; and

iii.

managing through multiple operational and logistical challenges to ensure the continued operation of the Company’s rigs, including social distancing, sequestering, and other policies implemented in response to COVID-19.

Despite the Company’s successful negotiations with the majority of its customer counterparties, on April 20, 2020, the Company received a purported notice of termination from Beach Energy (Operations) Limited (“Beach”) of its drilling contract for the Ocean Onyx. After the Debtors had commenced an adversary proceeding in the Bankruptcy Court challenging the validity of the purposed notice of termination from Beach, on August 14, 2020, the Debtors and Beach executed a new drilling agreement. In connection therewith, the Debtors and Beach also entered into a settlement agreement to resolve the pending adversary proceeding (discussed below). In September 2020, the Bankruptcy Court entered an order approving the settlement between the Debtors and Beach, including the entry into the new drilling contract.

In addition, and as a direct result of the impacts of then-existing market conditions and commodity pricing, and in an effort to preserve value, on April 15, 2020, the Company began a reduction in force throughout its shore-based operations in the U.S. and Brazil. Additionally, consultation procedures concerning potential headcount reductions were initiated in Australia and the U.K. In the U.S. and Brazil, approximately 126 employees were terminated, with the largest number being formerly employed in the U.S. Following the consultation procedures in Australia and the U.K., another 40 employees were terminated. Headcount reductions globally across the above-mentioned locations, in addition to Romania and Singapore, totaled 168 employees. The Company substantially completed this reduction in force in July 2020. Severance amounts paid averaged approximately $45,000 per individual. In certain cases, receipt of severance was conditioned upon signing a release of potential claims. During the year ended December 31, 2020, the Company incurred approximately $10.3 million in severance and related costs associated with the reduction in personnel, of which approximately $9.2 million had been incurred by the Debtors. Additionally, 61 independent contractors had their services discontinued, for which no severance was owed or paid.

Given the need to preserve liquidity and protect drilling contract backlog, the Company’s management team and the Advisors began analyzing the potential benefits of filing voluntary petitions for relief under chapter 11 of the Bankruptcy Code. In addition, the Company, in consultation with Paul, Weiss, also considered whether Diamond Offshore and any of its

[16]	As discussed below, these efforts continued postpetition and resulted in negotiated additional contract backlog in excess of $200 million as of October 31, 2020.

subsidiaries were eligible for relief under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) and whether that eligibility counseled in favor of delaying the filing of the Chapter 11 Cases to pursue such relief. Among other programs, the Company considered its eligibility for a loan under the Paycheck Protection Program of the Keeping American Workers Paid and Employed Act or under section 4003(b) of the Coronavirus Economic Stabilization Act of 2020. Although the Company concluded that the CARES Act provided insufficient benefits to resolve the Company’s financial situation, the CARES Act allowed for the carry back of net operating losses generated in 2018, 2019, and 2020 to each of the five preceding taxable years. As a result of the carryback, the Company recognized a tax benefit of $9.7 million due to a partial release of a previously recognized valuation allowance and tax rate change.

After careful consideration, the Company concluded that waiting for these potential benefits, the receipt of which were uncertain at best, while continuing to pay existing debt service and risking the Company’s contract backlog, was not in the best interests of the Company or its stakeholders.

Prior to the Petition Date, on April 21, 2020, the Board approved certain key employee compensation programs, which were subject to approval by the Bankruptcy Court (as further described below). As part of that process, the Board also approved an amendment to long-term incentive plan (“LTIP”) awards from prior years, which provided for the immediate vesting and payment of a prorated portion of each participant’s 2018 and 2019 cash LTIP awards earned as of April 1, 2020 based on actual Company performance achieved through that date. The aggregate amount of such payments was approximately $3.55 million, and the payments are subject to a one-year clawback obligation in the event that a participant resigns or is terminated for cause. As a condition to participating in the KEIP, NEIP, and KERP (each as defined below), eligible employees were required to forego all outstanding rights under the Company’s prior incentive compensation programs (after giving effect to the LTIP payout described above), including cash and equity components. Notably, equity awards under the prior LTIP were not converted in connection with the payout described above, and have been waived and cancelled.

In addition, shortly before the Petition Date, the Company commenced preliminary discussions with the RCF Agent, represented by Bracewell LLP (“Bracewell”) and FTI Consulting, Inc. (together with Bracewell, the “RCF Agent Advisors”), and with the Ad Hoc Group represented by Milbank LLP (“Milbank”) and Evercore Inc. (together with Milbank, the “Ad Hoc Group Advisors”). On April 20, 2020, the Company entered into non-disclosure agreements with the Ad Hoc Group Advisors and began sharing certain financial and other information regarding the Company’s business and the commencement of these Chapter 11 Cases with the RCF Agent and the Ad Hoc Group Advisors. The Ad Hoc Group Advisors and the RCF Agent Advisors reviewed and commented on substantially all of the Debtors’ “first-day” motions prior to the Petition Date. The Debtors have continued to work constructively with the Ad Hoc Group and RCF Agent during these Chapter 11 Cases.

On the Petition Date, the Debtors commenced these Chapter 11 Cases to preserve their valuable contract backlog and their approximately $434.9 million in unrestricted cash on hand, while avoiding annual interest expense of approximately $140.1 million under the Revolving Credit Facility and the Senior Notes, and to stabilize operations while proactively restructuring their balance sheet to successfully compete in the changing global energy markets. The Debtors believe they are well-positioned to successfully emerge from bankruptcy with a highly marketable fleet, a solid backlog of activity, a strong balance sheet and liquidity position, and a differentiated approach and set of capabilities. Despite the current volatile and uncertain market conditions, the Debtors remain confident in the need for their industry, its importance around the world, and the critical services they provide.

ARTICLE IV.

THE CHAPTER 11 CASES

A.	Commencement of the Chapter 11 Cases

The Debtors filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code on April 26, 2020, i.e., the Petition Date. The filing of the petitions commenced the Chapter 11 Cases, at which time the Debtors were afforded the benefits and became subject to the limitations of the Bankruptcy Code. Since the Petition Date, the Debtors have continued to operate their business as debtors-in-possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code.

B.	First Day Motions

On the Petition Date, the Debtors filed several motions requesting the Bankruptcy Court to grant various relief designed to ensure a seamless transition between the Debtors’ prepetition and postpetition business operations, facilitate a smooth reorganization through the Chapter 11 Cases, and minimize any disruptions to the Debtors’ operations (the “First Day Motions”). The Bankruptcy Court granted all of the First Day Motions. The following is a brief overview of the relief granted.17

1.	Cash Management

The Debtors maintain a centralized cash management system designed to receive, monitor, aggregate, and distribute cash among the various Debtors and their Non-Debtor Affiliates. Initially, the RCF Agent filed an objection to the Debtors’ cash management motion and concurrently filed a motion seeking adequate protection.18 The Debtors ultimately settled with the RCF Agent, resolving the RCF Agent’s objection and related adequate protection motion. Specifically, the Debtors agreed to pay certain RCF Lender Fees19 as adequate protection to the RCF Agent on behalf of the RCF Lenders and provided for certain reporting requirements of the Debtors to their creditor constituencies, and the RCF Agent withdrew its objection. The Bankruptcy Court granted, on a consensual basis, authority for the Debtors to, among other things, continue the use of their existing cash management system and bank accounts, as well as to continue intercompany transactions and arrangements.20

[17]

This Disclosure Statement’s summary of the First Day Motions and related orders is qualified in its entirety by reference to First Day Motions and related orders themselves. In the case of any inconsistency between this Disclosure Statement and the First Day Motions and related orders, the First Day Motions and related orders govern.

[18]	Wells Fargo Bank, N.A.’s Emergency Motion for Adequate Protection [ECF No. 177].
[19]

“RCF Lender Fees” means all fees and expenses incurred prior to or during the Chapter 11 Cases by (a) Bracewell LLP, (b) Mourant Ozannes, (c) FTI Consulting, Inc., (d) any professional or firm that replaces any of the foregoing, and (e) any professional or firm that acts as conflicts counsel for the RCF Agent for specific matters related to the Chapter 11 Cases or otherwise. See Final Cash Management Order [ECF No. 465].

[20]	See Interim Cash Management Order [ECF No. 53]; Second Interim Cash Management Order [ECF No. 235]; Final Cash Management Order [ECF No. 465].

2.	Critical Vendors

The Debtors incur certain obligations in the ordinary course of business to suppliers of goods and services used primarily on drilling rigs owned and operated by the Debtors. These critical vendors provide certain supplies that are utilized on board the Debtors’ rigs and services to maintain the operation of the Debtors’ rigs. The Debtors required the goods and services provided by these critical vendors to maintain the safety of their fleet and protect the environment. Many of these critical vendors may be able to assert liens, may be difficult to pursue legal remedies against due to being located in foreign jurisdictions, or their prepetition claims will be entitled to administrative priority expense status under the Bankruptcy Code. As a result, the Debtors sought, and the Bankruptcy Court granted, authority for the Debtors to pay certain of their trade creditors who are critical, have liens, are located in foreign jurisdictions, or have priority claims, in the ordinary course and subject to customary trade terms.21 Pursuant to the final critical vendors order entered by the Bankruptcy Court, the Debtors were authorized to pay prepetition claims of such trade creditors up to an aggregate amount of $96.4 million. As of October 31, 2020, the Debtors have paid approximately $51.0 million pursuant to the final critical vendors order.

3.	Wages

The Debtors’ business is labor intensive and relies upon employees in various offshore rigs and offices located around the world. It is essential to the smooth operation of the Debtors’ business that their workforce continues to perform in the ordinary course. The Debtors sought, and the Bankruptcy Court granted, authority to the Debtors to (a) pay prepetition wages, salaries, other compensation, and reimbursable expenses to their employees and (b) continue employee benefits programs in the ordinary course of business, including payment of certain prepetition obligations related thereto.22

4.	Customer Programs

The Debtors have a substantial and valuable contract backlog. The Debtors’ operating revenue therefore depends on maximizing the deployment of their rigs through drilling contracts and other customer agreements. Maintaining such contracts, along with the ability to attract, seek, enter into, and secure new customer contracts at competitive day rates is critical to the Debtors’ success and viability. Accordingly, the Debtors sought, and the Bankruptcy Court granted, an order confirming the Debtors’ authority to continue entering into, amending, and performing under such contracts in the ordinary course of business during the pendency of the Chapter 11 Cases.23

[21]	See Interim Critical Vendors Order [ECF No. 55]; Final Critical Vendors Order [ECF No. 227].
[22]	See Wages Order [ECF No. 47].
[23]	See Customer Programs Order [ECF No. 60].

5.	Taxes

In the ordinary course of business, the Debtors incur various taxes, fees, and similar charges in jurisdictions around the world. The Debtors sought, and the Bankruptcy Court granted, authority for the Debtors to pay all taxes, fees, and similar charges and assessments, whether arising pre- or postpetition, to the appropriate taxing, regulatory, or other governmental authority in the ordinary course of the Debtors’ business.24

6.	Insurance and Surety Bonds

In the ordinary course of business, the Debtors maintain a variety of insurance policies and programs, and reclamation and performance surety bonds. The Debtors sought, and the Bankruptcy Court granted, authority for the Debtors to (a) continue their prepetition insurance and surety bond programs, (b) pay obligations related thereto, and (c) renew, supplement, and enter into new insurance policies.25

7.	Utilities

In the ordinary course of business, the Debtors incur certain expenses related to essential utility services including, among others, electricity, natural gas, water and sewage, telephone, internet, cable, and other similar services from several utility companies, either directly or through applicable brokerage or management agreements. The Debtors sought, and the Bankruptcy Court granted, an order (a) approving the Debtors’ proposed adequate assurance of payment for future utility companies, (b) prohibiting utility providers from altering, refusing, or discontinuing services, and (c) approving the Debtors’ proposed procedures for resolving additional assurance requests.26

8.	Equity and Claims Trading

The Debtors have substantial net operating loss (“NOL”) carryforwards and other tax attributes. Under the U.S. Internal Revenue Code, the Debtors’ ability to use these net operating losses and other tax attributes may be limited if, among other things, the Debtors experience a change of control. In order to protect the Debtors’ ability to use their tax attributes, the Debtors sought, and the Bankruptcy Court granted, orders approving notification and hearing procedures for certain transfers of and declarations of worthlessness with respect to Diamond Offshore’s common stock and notification, hearing, and sell-down procedures related to claims (as defined in section 101(5) of the Bankruptcy Code) against the Debtors.27

[24]	See Taxes Order [ECF No. 57].
[25]

See Insurance and Surety Bonds Order [ECF No. 58]. Following its appointment (as described below), the Committee requested, and the Debtors agreed to, certain modifications to the Insurance and Surety Bonds Order, and the Bankruptcy Court entered an amended order reflecting such modifications. See Amended Insurance and Surety Bonds Order [ECF No. 230].

[26]

See Utilities Order [ECF No. 61]. Following its appointment, the Committee requested and the Debtors agreed to certain modifications to the Utilities Order, and the Bankruptcy Court entered an amended order reflecting such modifications. See Amended Utilities Order [ECF No. 229].

[27]	See Interim NOL Order [ECF No. 62]; Final NOL Order [ECF No. 228].

9.	Other Procedural Motions

The Debtors filed, and the Bankruptcy Court granted, various other procedural motions that are common to chapter 11 proceedings of similar size and complexity as these Chapter 11 Cases, including authorizing the Debtors to retain Prime Clerk LLC as their claims, noticing, and solicitation agent.28

C.	Retention of Restructuring and Other Professionals

1.	Employment and Compensation of Restructuring Professionals

To assist the Debtors in carrying out their duties as debtors-in-possession and to otherwise represent the Debtors’ interests in these Chapter 11 Cases, the Bankruptcy Court entered orders authorizing the Debtors to retain and employ the following advisors: (a) Paul, Weiss, as counsel to the Debtors;29 (b) Porter Hedges LLP, as co-counsel to the Debtors;30 (c) Lazard, as investment banker to the Debtors;31 (d) A&M, as financial advisor to the Debtors;32 (e) Deloitte, as independent auditor to the Debtors;33 and (f) KPMG LLC, as tax consultant to the Debtors.34 On June 1, 2020, the Bankruptcy Court entered an order authorizing procedures for the interim compensation and reimbursement of expenses for retained professionals in these Chapter 11 Cases.35

2.	Ordinary Course Professionals

As of the Petition Date, the Debtors employed approximately 66 professionals in the ordinary course of business, consisting of various law firms, attorneys, auditors, accountants, consultants, and other non-attorney professionals. The Debtors sought, and the Bankruptcy Court granted, an order authorizing the retention and compensation of certain ordinary course professionals.36

[28]	Prime Clerk Retention Order [ECF No. 36].
[29]	Paul, Weiss Retention Order [ECF No. 264].
[30]	Porter Hedges Retention Order [ECF No. 397].
[31]	Lazard Retention Order [ECF No. 293].
[32]	A&M Retention Order [ECF No. 263].
[33]	Deloitte Retention Order [ECF No. 535].
[34]	Amended KPMG Retention Order [ECF No. 681].
[35]	Interim Compensation Order [ECF No. 262].
[36]	Ordinary Course Professionals Order [ECF No. 265].

D.	Appointment of the Official Committee of Unsecured Creditors

On May 11, 2020, the U.S. Trustee appointed the Committee.37 On June 11, 2020, the U.S. Trustee filed the Notice of Reconstituted Committee of Unsecured Creditors.38 On September 14, 2020, the U.S. Trustee filed a second Notice of Reconstituted Committee of Unsecured Creditors.39 As of the date of this Disclosure Statement, the members of the Committee are: (i) The Bank of New York Mellon Trust Company, N.A., (ii) National Oilwell Varco, LP, (iii) Baker Hughes Company, Kiswire Trading, Inc., (iv) Parker Hannifin Corporation, (v) ITC Global, Inc., and (vi) Duke Marine Technical Services USA Inc. The Committee retained the following professionals: (i) Akin Gump Strauss Hauer & Feld LLP, as counsel, (ii) Perella Weinberg Partners LP, as investment banker, and (iii) Berkeley Research Group, LLC, as financial advisor.40

E.	Other Postpetition Operational and Administrative Relief

1.	Employee Compensation Programs

Prior to the Petition Date, on April 21, 2020, the Board approved (a) a key employee incentive program (the “KEIP”), (b) a non-executive incentive program (the “NEIP”), and (c) a key employee retention program (the “KERP”). On May 1, 2020, the Debtors filed a motion seeking Bankruptcy Court approval of these compensation programs. On May 27, 2020, the Bankruptcy Court entered an order approving the NEIP and KERP.41 The Debtors engaged in discussions with and provided diligence to various stakeholders regarding the KEIP, including the U.S. Trustee, the Committee, and the Ad Hoc Group. Those discussions resulted in certain modifications to the terms of the KEIP, including, among other things, (a) upward adjustments to the certain of the performance targets, (b) deferred payment of 20% of KEIP award amounts actually earned by the KEIP participants until the Debtors’ emergence from the Chapter 11 Cases, and (c) a new timing mechanism that tied the ultimate payment of the 20% deferred KEIP award amounts to the Debtors’ expeditious emergence from chapter 11. In addition, in connection with settling the Committee’s objection to the KEIP, the Debtors agreed that they would not object to or otherwise contest the Committee’s retention of (a) Perella Weinberg Partners LP, as the Committee’s investment banker and (b) Berkeley Research Group, LLC, as the Committee’s financial advisor. On June 23, 2020, the Bankruptcy Court entered an order approving the KEIP, as modified.42

2.	Assumption and Rejection Procedures

The Debtors are party to hundreds of contracts and leases, which included agreements with vendors for the supply of goods and services and leases for real and personal property. The Debtors

[37]	Notice of Appointment of Committee [ECF No. 147].
[38]	ECF No. 357.
[39]	ECF No. 588.
[40]	See Akin Retention Order [ECF No. 479]; Perella Retention Order [ECF No. 497]; and BRG Retention Order [ECF No. 495].
[41]	NEIP/KERP Order [ECF No. 234].
[42]	KEIP Order [ECF No. 448].

are currently in the process of evaluating all of their contracts and leases to determine whether such contracts should be rejected or assumed ahead of confirmation of a chapter 11 plan. The Debtors sought, and the Bankruptcy Court granted, authority to establish certain procedures to reject or assume executory contracts and unexpired leases.43

3.	Removal Deadline Extension

Under section 1452 of the United States Code and Bankruptcy Rule 9027(a)(2)(A), the Debtors had until July 27, 2020 to make the decision as to whether to remove civil actions to the Bankruptcy Court. Under Bankruptcy Rule 9006, the Debtors sought, and the Bankruptcy Court granted, a 120-day extension of the time period under which the Debtors may remove civil actions to the Bankruptcy Court through and including November 24, 2020.44

4.	Extension of Time to Assume or Reject Unexpired Leases of Nonresidential Real Property

The Debtors are party to certain leases of nonresidential real property, which primarily consist of office and storage spaces used by the Debtors in the ordinary course of business. Under section 365(d)(4) of the Bankruptcy Code, the initial deadline by which the Debtors had to assume or reject unexpired leases of nonresidential real property was August 24, 2020. The Debtors sought, and the Bankruptcy Court granted, a 90-day extension of the deadline under section 365(d)(4) to assume or reject nonresidential real property leases.45

On November 23, 2020, the Bankruptcy Court granted the Debtors’ omnibus motion seeking an order authorizing and approving the assumption of certain of the Debtors’ unexpired leases of real property.46

F.	Schedules and Statements

On June 9, 2020, the Debtors filed their Schedules of Assets and Liabilities and Statements of Financial Affairs.

G.	Bar Date

On July 13, 2020, the Bankruptcy Court entered an order establishing August 17, 2020 at 5:00 p.m. (prevailing Central Time) (the “Claims Bar Date”) as the general bar date for filing proofs of claim against the Debtors and October 23, 2020 at 5:00 p.m. (prevailing Central Time) (the “Governmental Bar Date”) as the deadline for filing governmental claims.47 In addition, with respect to any claims arising from the Debtors’ rejection of executory contracts and unexpired leases, the order established the later of (i) the Claims Bar Date or the Governmental Bar Date, as

[43]	Order Approving Procedures to Reject or Assume Executory Contracts and Unexpired Leases [ECF No. 263].
[44]	Removal Deadline Extension Order [ECF No. 518].
[45]	Order Extending Time to Assume or Reject Unexpired Leases of Nonresidential Real Property [ECF No. 549].
[46]	ECF No. 752.
[47]	Bar Date Order [ECF No. 496].

applicable, and (ii) 5:00 p.m. (prevailing Central Time) on the date that is 30 days following entry of the order approving the Debtors’ rejection of the applicable executory contract or unexpired lease as the “Rejection Damages Bar Date.” As of the Claims Bar Date, approximately 760 proofs of claim had been filed in these Chapter 11 Cases. As of the Governmental Bar Date, approximately 845 proofs of claim had been filed in these Chapter 11 Cases.

H.	Omnibus Claims Objections Procedures

On September 11, 2020, the Bankruptcy Court entered an order approving certain omnibus claims objections procedures for these Chapter 11 Cases.48 The Debtors subsequently filed four omnibus claims objections to 240 proofs of claims.49 The claims reconciliation process remains ongoing.

I.	Section 341 Meeting

On June 15, 2020, the Debtors attended a meeting of their creditors pursuant to section 341 of the Bankruptcy Code and addressed inquiries from the U.S. Trustee and certain creditors regarding, among other topics, the Debtors’ operations and finances and other issues related to these Chapter 11 Cases.

J.	Exclusivity

Upon commencement of these Chapter 11 Cases, section 1121(d) of the Bankruptcy Code provided the Debtors with the exclusive right to file a chapter 11 plan of reorganization and solicit votes thereon through and including August 24, 2020 and October 23, 2020, respectively.

On August 21, 2020, prior to the expiration of the Debtors’ initial exclusive periods (the “Initial Exclusive Periods”), the Debtors filed a motion seeking to extend the time in which the Debtors maintain the exclusive right to file a chapter 11 plan and solicit votes thereon by 120 days through and including December 22, 2020 and February 22, 2021, respectively.50 After discussions between the Debtors, the RCF Agent, and the Ad Hoc Group, on September 17, 2020, the Court entered an order extending the Initial Exclusive Periods by 90 days through and including November 23, 2020 and January 21, 2021.51

On December 16, 2020, the Bankruptcy Court entered an order further extending the time in which the Debtors maintain the exclusive right to file a chapter 11 plan and solicit votes thereon by another 60 days through and including January 22, 2021 and March 22, 2021, respectively.52

[48]	ECF No. 582.
[49]	ECF Nos. 637, 638, 639 & 640.
[50]	Exclusivity Extension Motion [ECF No. 551].
[51]	Exclusivity Extension Order [ECF No. 605].
[52]	ECF No. 785.

On February 22, 2021, the Bankruptcy Court entered an order further extending the time in which the Debtors maintain the exclusive right to file a chapter 11 plan and solicit votes thereon by another 90 days through and including April 22, 2021 and June 21, 2021, respectively.53

K.	Ad Hoc Group’s Work Fee Motion

Due to the Ad Hoc Group’s central role in the negotiations for the Plan, the Debtors sought, and the Bankruptcy Court granted, authority to enter into engagement letters for certain of the Ad Hoc Group’s advisors and pay the Ad Hoc Group’s professionals’ outstanding and go-forward fees in connection with these Chapter 11 Cases.54

L.	Corporate Headquarters Sale Motion

In September 2020, Debtor Diamond Offshore Development Company executed a purchase and sale agreement pursuant to which a third-party buyer agreed to (i) purchase the Debtors’ corporate headquarters located at 15415 Katy Freeway in Houston, Texas and (ii) lease a portion of the corporate headquarters back to the Debtors for continued use. In connection with the sale-leaseback transaction, the Debtors filed a motion (i) seeking authority and approval of the sale-leaseback transaction and (ii) seeking authority and approval to assume and assign certain executory contracts and unexpired leases in connection with the sale-leaseback transaction, which was approved by the Bankruptcy Court in early November 2020.55 The sale-leaseback transaction closed on November 19, 2020.

M.	De Minimis Asset Sale Procedures

On December 3, 2020, the Bankruptcy Court entered an order approving certain procedures for the sale or transfer of de minimis assets for these Chapter 11 Cases.56 On December 21, 2020, the Debtors filed a Notice of De Minimis Asset Transaction with respect to the potential sale of the Ocean America, a semisubmersible drilling rig owned by Debtor Diamond Offshore Services Company.57

N.	Confirmation Hearing

With the authorization of the Bankruptcy Court, the Debtors have scheduled the Confirmation Hearing on April 8, 2021 at 9:00 a.m. (prevailing Central Time) to consider confirmation of the Plan.58 Any objections to confirmation of the Plan must be filed by March 30, 2021 at 4:00 p.m. (prevailing Central Time).

[53]	ECF No. 1031.
[54]	Ad Hoc Group’s Work Fee Order [ECF No. 584].
[55]	Sale-Leaseback Order [ECF No. 721].
[56]	De Minimis Asset Sale Procedures Order [ECF No. 765].
[57]	ECF No. 796.
[58]	See Scheduling Order [ECF No. [●]].

ARTICLE V.

NEGOTIATIONS WITH KEY CONTRACT COUNTERPARTIES

Prior to and following the commencement of these Chapter 11 Cases, the Debtors have actively engaged with their customers to preserve or increase the Debtors’ contract backlog. In addition, the Debtors have also engaged in negotiations and mediation with key non-customer counterparties regarding the PCbtH Contracts. This Article V provides a summary of the status and/or results of such negotiations.

A.	Customer Contracts

As discussed above, the Debtors’ customers are also facing challenges as a result of current market conditions and almost all of them have requested some form of concessions from the Debtors under their existing contracts. As of the Petition Date, the Company’s management team had effectively managed customer demands to preserve the Company’s backlog and customer relationships by, among other things:

i.	entering into an amendment of the Company’s contracts with one customer to transfer backlog between rigs and leverage more favorable dayrates;

ii.	negotiating standby arrangements to cover the Company’s costs while rigs are subject to travel restrictions and other COVID-19 related limitations; and

iii.

managing through multiple operational and logistical challenges to ensure the continued operation of the Company’s rigs, including social distancing, sequestering, and other policies implemented in response to COVID-19.

Following the Petition Date, the Company has continued to actively engage with its customers. These efforts have resulted in additional drilling contract backlog in excess of $200 million as of October 31, 2020.

1.	Apache

In the weeks leading up to the Petition Date, Apache contacted the Debtors to discuss the terms of a potential amendment to the existing drilling contract between Debtor Diamond Offshore Drilling (UK) Limited and Apache Beryl I Limited. On April 23, 2020, those negotiations resulted in an executed amendment to such drilling contract. Following the Petition Date, the Debtors filed a motion seeking Bankruptcy Court authorization to assume the as-amended contract. The Debtors agreed to assume the amended contract because it added valuable contract backlog at minimal near-term cost to the Debtors. On May 27, 2020, the Bankruptcy Court entered an order authorizing and approving assumption of the amended contract.59

2.	POSCO

Debtor Diamond Offshore General Company is party to a prepetition drilling contract with POSCO International Corporation with respect to the Ocean Monarch. Prior to the Petition Date,

[59]	Order Approving Assumption of Apache Contract [ECF No. 233].

the parties commenced mobilization of the Ocean Monarch to a well location offshore Myanmar. However, the parties determined that Myanmar’s COVID-19 related travel restrictions would prevent both parties from fulfilling certain of their obligations under the existing drilling contract. The parties subsequently negotiated and executed certain amendments to the existing drilling contract to address and mitigate COVID-19 related impacts, while also permitting the Debtors to preserve valuable contract backlog.

3.	Additional Drilling Contract Amendments and New Drilling Contracts

As noted above, following the Petition Date, the Company has and will continue to actively engage with customers, including negotiating new and existing contracts with customers in the ordinary course of business. For example, in addition to the amendments discussed above, the Debtors executed an amendment of another existing drilling contract with an existing drilling customer. Among other things, the amendment extended the term of the drilling contract, which is expected to provide additional backlog for the Debtors. The Company also entered into a new drilling contract with another existing customer, which resulted in material increases in the Company’s backlog beginning in 2021.

4.	Beach

Despite the Company’s successful negotiations with the majority of its customer counterparties, prior to the Petition Date, on April 20, 2020, the Debtors received a purported notice of termination from Beach of its drilling contract for the Ocean Onyx. On the Petition Date, the Debtors filed an adversary complaint against Beach seeking a determination that Beach’s purported termination is invalid and that the drilling contract remains in effect. Following the commencement of the adversary proceeding (the “Adversary Proceeding”),60 on June 1, 2020, Beach filed Defendants’ Motion to Stay and Compel Arbitration or Abstain. On June 18, 2020, the Debtor plaintiffs filed the Opposition to Defendants’ Motion to Stay Adversary Proceeding and Compel Arbitration under 9 U.S.C. § 3 or to Abstain under 28 U.S.C. § 1334(C)(1). On June 26, 2020, Beach filed Defendants’ Reply in Further Support of its Motion to Stay Adversary Proceeding and Compel Arbitration under 9 U.S.C.§ 3 or to Abstain under 28 U.S.C. § 1334(C)(1).

Although the Debtors did not believe that Beach had a valid or lawful right to terminate the contract or that the purported notice of termination was effective, during the pendency of these Chapter 11 Cases and the Adversary Proceeding, the Debtors continued discussions with Beach in an attempt to resolve the parties’ disputes consensually and commercially. As a result of those discussions, on August 14, 2020, the parties executed a new drilling agreement (the drilling agreement, as amended, the “Amended Beach Agreement”). In connection with entering into the Amended Beach Agreement, the parties agreed to settle the Adversary Proceeding (the “Settlement”). On September 13, 2020, the Bankruptcy Court entered an order approving the Settlement.61 On September 18, 2020, the Bankruptcy Court entered an order dismissing the Adversary Proceeding.62 Operations under the Amended Beach Agreement are expected to commence in the first quarter of 2021.

[60]	Diamond Offshore Drilling, Inc. and Diamond Offshore General Company v. Beach Energy Limited and Beach Energy (Operations) Limited, No. 20-03112 (DRJ) (Bankr. S.D. Tex.).
[61]	ECF No. 586.
[62]	ECF No. 607.

B.	PCbtH Contracts

On February 5, 2016, the Debtors entered into that certain (a) Contractual Service Agreement between Debtor Diamond Offshore Company and Hydril USA Distribution LLC (“Hydril”), a subsidiary of Baker Hughes (a member of the Committee) (the “CSA”) and (b) a purported “Lease Agreement” between Debtor Diamond Offshore Limited and EFS BOP, LLC, a current subsidiary of General Electric (“GE” and such agreement, the “EFS BOP Contract”). The CSA and the EFS BOP Contract are collectively referred to as the “PCbtH Contracts.” The PCbtH Contracts generally concern the provision and maintenance of the blowout preventers and related well control equipment (collectively, the “Well Control Equipment”) utilized on the Ocean BlackHawk, Ocean BlackLion, Ocean BlackRhino, and Ocean BlackHornet (collectively, the “Black Ships”).

The Debtors, in consultation with the Consenting Stakeholders, evaluated value-maximizing alternatives with respect to the PCbtH Contracts in the Chapter 11 Cases, including the potential renegotiation, rejection, assumption, or recharacterization of these agreements. The Plan Support Agreement, which is attached to this Disclosure Statement as Exhibit B, requires that renegotiation of the PCbtH Contracts or, in the alternative, any rejection, recharacterization, assumption, or other treatment of the PCbtH Contracts under the Plan, be reasonably acceptable to the Debtors and the Requisite Consenting Stakeholders. The Backstop Agreement and certain of the Exit Facilities Documents include similar conditions.

After extensive negotiations with Baker Hughes regarding a potential amendment to the CSA and preliminary discussions with GE regarding modifications to the EFS BOP Contract to bring the PCbtH Contracts in line with current market conditions, on January 23, 2021, the Debtors filed (i) the Motion for Entry of an Order (I) Authorizing, But Not Directing, Rejection of the Hydril USA Distribution LLC Contractual Service Agreement Effective as of the Plan Effective Date and (II) Granting Related Relief [ECF No. 856], (ii) the Emergency Motion Pursuant to 11 U.S.C. §§ 105(a) and 502(c) for Entry of an (I) Order Establishing Procedures and Schedule for Estimating the Hydril Claims; and (II) Order Estimating the Hydril Claims for All Purposes [ECF No. 858], and (iii) the Complaint for Declaratory Judgment [ECF No. 859]63 (collectively, the “PCbtH Litigation”). On January 27, 2021, Hydril filed the Objection of Hydril USA Distribution LLC to Emergency Motion Pursuant to 11 U.S.C. §§ 105(a) and 502(c) for Entry of an (I) Order Establishing Procedures and Scheduling for Estimating the Hydril Claims; and (II) Order Estimating the Hydril Claims for All Purposes [ECF No. 878].

On January 29, 2021, the Bankruptcy Court entered the Agreed Order (I) Directing Mediation; (II) Setting Hearing on Debtors’ Estimation Motion; and (III) Establishing Procedures and Schedule for Estimating the Hydril Claims [ECF No. 898]. On February 10, 2021, the Bankruptcy Court entered the Stipulation and Agreed Order Directing Mediation [ECF No. 959], which set forth the schedule and parameters for the mediation (the “Mediation”). Hearings before the Bankruptcy Court related to the PCbtH Litigation were adjourned pending Mediation.

[63]	Diamond Offshore Limited and Diamond Offshore Company v. EFS BOP, LLC, No. 21-03010 (DRJ) (Bankr. S.D. Tex.).

The Mediation began on February 11, 2021 and concluded on February 15, 2021. Retired Judge Allan Gropper acted as the mediator. Following Mediation, the Debtors reached a global settlement with Hydril and EFS BOP, the terms of which are incorporated into the Amended PCbtH Contract MOU, which is reasonably acceptable to the Requisite Consenting Stakeholders and the Requisite Financing Parties in accordance with the Plan Support Agreement and Backstop Agreement (the “PCbtH Settlement”)64 concerning the resolution of the PCbtH Litigation and the treatment of the PCbtH Contracts in the Chapter 11 Cases, pursuant to which the Debtors shall assume the Amended PCbtH Contracts as of the Effective Date. The Debtors shall seek to assume the Amended PCbtH Contracts pursuant to the PCbtH Assumption Motion, which shall be scheduled for approval at the Confirmation Hearing. The material terms of the PCbtH Settlement shall be set forth in the PCbtH Assumption Motion.

ARTICLE VI.

PLAN SUPPORT AGREEMENT65

On January 22, 2021, the Debtors, certain RCF Lenders and certain members of the Ad Hoc Group entered into the Plan Support Agreement attached as Exhibit B hereto. Concurrently with the execution of the Plan Support Agreement, the Debtors filed the Plan, which documents the terms of the Restructuring contemplated by the Plan Support Agreement. The Debtors believe the Restructuring Transactions contemplated by the Plan will significantly reduce the Debtors’ funded-debt obligations, result in a stronger balance sheet for the Debtors, and maximize value for stakeholders. Entry into the Plan Support Agreement, the Backstop Agreement, and the Commitment Letter represents a significant step in the Debtors’ restructuring process.

A.	Development of the Debtors’ Business Plan and the Plan Support Agreement

As described above, in June 2020, the Debtors presented an initial business plan to key stakeholders, including the Ad Hoc Group, and also entered into confidentiality agreements with the AHG Steering Committee, which permitted the parties to discuss and develop the terms of the Debtors’ value maximizing reorganization strategy. Following these initial discussions and as a result of certain material changes to the Company’s backlog as a result of amending certain existing drilling contracts and entering into new drilling contracts, the Debtors prepared an updated business plan, which was presented to key stakeholders in August 2020. Concurrently with the presentation of the Debtors’ updated business plan, the Debtors renewed negotiations with certain key stakeholders, including the Ad Hoc Group, the RCF Lenders, and the Committee, regarding a

[64]

The terms of the PCbtH Settlement, as set forth in the Amended PCbtH Contract MOU, are acceptable to the Requisite Consenting Stakeholders and the Requisite Financing Parties, but the definitive documentation of the PCbtH Settlement remains subject to the review and applicable reasonable consent rights of the Requisite Consenting Stakeholders and Requisite Financing Parties.

[65]

The following summary is provided for illustrative purposes only and is qualified in its entirety by reference to the Plan Support Agreement, the Backstop Agreement, and the Commitment Letter. In the event of any inconsistency between this summary and the Plan Support Agreement, the Backstop Agreement, and the Commitment Letter, as applicable, the Plan Support Agreement, the Backstop Agreement, and the Commitment Letter, as applicable, will control in all respects.

possible reorganization premised upon a new-money investment in the Debtors’ business enterprise backstopped by certain members of the Ad Hoc Group, including their successors and assigns to the extent permitted under the Backstop Agreement, and a substantial deleveraging of the Company. Plan negotiations continued throughout the autumn of 2020, and culminated with the execution of the Plan Support Agreement on January 22, 2021. On the same day, the Debtors also entered into the Backstop Agreement with certain Holders of Senior Notes Claims and the Commitment Letter with certain RCF Lenders and the other parties thereto.

As reflected in the Financial Projections (as defined below), the Debtors’ business plan reflects the Debtors’ belief that there will likely be significant consolidation in the drilling industry, a decrease in industry capacity, and an increase in dayrates over the next two to three years. Through the Restructuring contemplated in the Plan Support Agreement and the Plan, the Debtors expect to emerge from chapter 11 with a sustainable capital structure that will position the Debtors for success going forward in the offshore drilling industry, including by leaving the Debtors well positioned to participate in and capitalize on the industry consolidation anticipated to occur over the next several years.

The Plan Support Agreement provides for certain commitments from each of the parties thereto, with the goal of providing the Debtors with an efficient, expedient exit from chapter 11. Specifically, each Consenting Stakeholder, among other terms, will commit to vote each of its Claims and/or Interests to accept the Plan, including granting the releases set forth in the Plan.

B.	Milestones

The Plan Support Agreement contemplates that the Debtors will achieve certain Milestones (as defined in the Plan Support Agreement) over the remainder of these Chapter 11 Cases. The failure to achieve these Milestones as contemplated by the Plan Support Agreement would give rise to certain Termination Events (as defined in the Plan Support Agreement) that would permit the Consenting Stakeholders to terminate the Plan Support Agreement. These Milestones include the following:

•

if, as of the Support Effective Date (as defined in the Plan Support Agreement), which shall be no later than 11:59 p.m. (prevailing Central Time) on January 22, 2021, the Debtors have not filed the Plan, the Disclosure Statement, a motion seeking entry of the Disclosure Statement Order, and a motion seeking entry of the Backstop Order and approving the Rights Offerings;

•	if, as of 11:59 p.m. prevailing Central Time on March 1, 2021, the Bankruptcy Court has not entered the Disclosure Statement Order, the Backstop Order, and an order approving the Rights Offerings;

•	if, as of 11:59 p.m. prevailing Central Time on March 3, 2021, the Debtors have not commenced the Solicitation and the Rights Offerings;

•	if, as of 11:59 p.m. prevailing Central Time on April 8, 2021, the Bankruptcy Court has not entered the Confirmation Order; and

•	if, as of 11:59 p.m. prevailing Central Time on April 23, 2021, the Effective Date has not occurred.

C.	Backstop Agreement, Rights Offerings, and Commitment Letter

As more fully described in the Backstop Approval Motion (as defined below), the Debtors will conduct the Rights Offerings in accordance with the Rights Offerings Procedures, which consist of a Primary Rights Offering and a Delayed Draw Rights Offering (each as defined in the Backstop Approval Motion). Pursuant to the Primary Rights Offering, the Debtors will conduct a rights offering available to eligible Holders of Senior Notes for (i) $46,875,000 in aggregate principal amount of Exit Notes and (ii) New Diamond Common Shares representing approximately 12.26% of the total New Diamond Common Shares outstanding on the Effective Date, subject to dilution by the MIP Equity Shares and the New Warrants. Pursuant to the Delayed Draw Rights Offering, the Debtors will conduct a rights offering available to eligible Holders of Senior Notes for (i) commitments to purchase up to $21,875,000 in aggregate principal amount of Exit Notes and (ii) New Diamond Common Shares representing approximately 5.72% of the total New Diamond Common Shares outstanding on the Effective Date, subject to dilution by the MIP Equity Shares and the New Warrants. The Exit Notes offered pursuant to the Primary Rights Offering will be fully funded on the Effective Date, while the Exit Notes offered pursuant to the Delayed Draw Rights Offering will remain undrawn on the Effective Date. The New Diamond Common Shares to be issued pursuant to the Primary Rights Offering and the Delayed Draw Rights Offering will be issued on the Effective Date.

To effectuate the Rights Offerings and secure commitments for the Exit Notes and the Exit Revolving Credit Facility, and as contemplated by the Plan Support Agreement, contemporaneously with filing this Disclosure Statement, the Debtors are filing a motion (the “Backstop Approval Motion”) seeking approval of the Backstop Agreement, approval of procedures for conducting the Rights Offerings (the “Rights Offerings Procedures”), and approval of the Commitment Letter and related Fee Letters. The Debtors shall distribute the Subscription Rights to all eligible Holders of Senior Notes as set forth in the Plan and the Rights Offerings Procedures. The procedures and instructions for exercising the Subscription Rights are set forth in the Rights Offerings Procedures, which are attached to this Disclosure Statement as Exhibit H. The Rights Offerings Procedures are incorporated herein by reference and should be read in conjunction with this Disclosure Statement in formulating a decision as to whether to exercise the Subscription Rights.

TO PARTICIPATE IN THE RIGHTS OFFERINGS, EACH ELIGIBLE HOLDER MUST COMPLETE ALL THE STEPS OUTLINED IN THE RIGHTS OFFERINGS PROCEDURES. IF ALL OF THE STEPS OUTLINED IN THE RIGHTS OFFERINGS PROCEDURES ARE NOT COMPLETED BY THE SUBSCRIPTION EXPIRATION DEADLINE OR THE BACKSTOP FUNDING DEADLINE, AS APPLICABLE, THE ELIGIBLE HOLDER SHALL BE DEEMED TO HAVE FOREVER AND IRREVOCABLY RELINQUISHED AND WAIVED ITS RIGHT TO PARTICIPATE IN THE RIGHTS OFFERINGS.

In addition, pursuant to the Backstop Agreement, the Debtors have agreed to sell to the Private Placement Investors (as defined in the Backstop Agreement) (i) $28,125,000 in aggregate principal amount of Exit Notes and (ii) New Diamond Common Shares representing approximately 7.36% of the total New Diamond Common Shares outstanding on the Effective Date, subject to dilution by the MIP Equity Shares and the New Warrants through the Primary Private Placement (as defined in the Backstop Agreement), as well as (i) commitments to purchase up to $17,800,000 in aggregate principal amount of Exit Notes and (ii) New Diamond Common Shares representing approximately 4.66% of the total New Diamond Common Shares outstanding on the Effective Date, subject to dilution by the MIP Equity Shares and the New Warrants through the Delayed Draw Private Placement (as defined in the Backstop Agreement), all as more fully described in the Backstop Approval Motion. Following the execution of the Plan Support Agreement and the Backstop Agreement, Holders of the Senior Notes Claims that are not a part of the Ad Hoc Group have been or will be afforded the opportunity to sign on to the Plan Support Agreement and the Backstop Agreement and participate in the Private Placements, subject to the requirements of the Plan Support Agreement and the Backstop Agreement. The Exit Notes sold pursuant to the Primary Private Placement will be fully funded on the Effective Date, while the Exit Notes sold pursuant to the Delayed Draw Private Placement will remain undrawn on the Effective Date. The New Diamond Common Shares to be issued pursuant to the Primary Rights Offering and the Delayed Draw Rights Offering will be issued on the Effective Date.

Pursuant to the Backstop Agreement, the Financing Parties have agreed to backstop the Rights Offerings and commit to the Private Placements on the terms set forth in that agreement. In exchange for those commitments, and subject to the terms and conditions of the Backstop Agreement, the Financing Parties will receive the Commitment Premium (as defined in the Backstop Agreement) equal to 9% of the aggregate principal amount of the Exit Notes, payable in kind.

In addition, and as more fully described in the Backstop Approval Motion, pursuant to the Commitment Letter, the Initial Lenders (as defined in the Backstop Approval Motion) committed to provide at least $300 million and up to $400 million of commitments under the Exit Revolving Credit Facility as of the Effective Date. In exchange for those commitments, and subject to the terms and conditions of the Commitment Letter and the Fee Letters, the Debtors have agreed to pay certain fees to the Initial Lenders and Wells Fargo (as defined in the Backstop Approval Motion) pursuant to the Fee Letters. Specifically, (i) Wells Fargo will receive an agency fee and (ii) the Initial Lenders will receive a PIK Upfront Fee (as defined in the Backstop Approval Motion) in an aggregate amount equal to $3,477,953.58. The PIK Upfront Fee will be fully earned on the Effective Date and will be due and payable in kind as a deemed borrowing of loans under the Exit Revolving Credit Facility on the Closing Date (as defined in the Commitment Letter).

D.	Subsequent Private Placement Investor Joinder Period

Pursuant to the terms of the Backstop Agreement, during the period commencing on the first business day following the date of the Backstop Agreement and ending fourteen (14) calendar days thereafter (the “Subsequent Private Placement Investor Joinder Period”), a holder of a Senior Notes Claim that was not already a party to the Backstop Agreement was permitted to agree in writing to be bound by all of the terms of the Backstop Agreement applicable to the Subsequent Private Placement Investors (as defined in the Backstop Agreement) by executing and delivering a joinder agreement, the form of which is attached to the Backstop Agreement as Exhibit B thereto (the “BCA Joinder Agreement”), provided that such holder also executed and delivered a joinder agreement, the form of which is attached to the Plan Support Agreement as Exhibit D thereto (the “PSA Joinder Agreement”) during the Subsequent Private Placement Investor Joinder Period. Upon execution and delivery of a BCA Joinder Agreement and a PSA Joinder Agreement, such holder was to be deemed a Subsequent Private Placement Investor for all purposes under the Backstop Agreement, subject to the terms and conditions thereof.66 A copy of the notice that was sent to Holders of Senior Notes describing the above process is attached hereto as Exhibit C.

The Subsequent Private Placement Investor Joinder Period began on January 25, 2021 and ended on February 8, 2021. As of February 8, 2021, holders of over 77% of Senior Notes Claims were party to the PSA.

ARTICLE VII.

SUMMARY OF PLAN

THE FOLLOWING SUMMARIZES CERTAIN OF THE SIGNIFICANT ELEMENTS OF THE PLAN. THIS DISCLOSURE STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION SET FORTH IN THE PLAN. IN THE CASE OF ANY INCONSISTENCY BETWEEN THIS DISCLOSURE STATEMENT AND THE PLAN, THE PLAN SHALL GOVERN IN ALL RESPECTS.

A.	Administrative, Priority Claims, and Statutory Fees

All Claims and Interests, except Administrative Claims and Priority Tax Claims, are classified in the Classes set forth in Article III of the Plan. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims have not been classified and, thus, are excluded from the Classes of Claims and Interests set forth in Article III of the Plan.

1.	Administrative Claims

On (or as soon thereafter as is reasonably practicable) the later of (a) the Effective Date and (b) the first Business Day after the date that is thirty (30) calendar days after the date such Administrative Claim becomes an Allowed Administrative Claim, the Holder of an Allowed Administrative Claim (other than Accrued Professional Compensation Claims or Restructuring Expenses) shall receive in full and final satisfaction, settlement, and release of, and in exchange for such Claim, either (x) Cash in an amount equal to the unpaid portion of such Allowed amount of such Claim or such other treatment consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code, or (y) such other less favorable treatment as to which the Debtors or the Reorganized Debtors, as applicable, and the Holder of such Allowed Administrative Claim have agreed upon in writing; provided, that Allowed Administrative Claims representing Liabilities incurred in the ordinary course of business by the Debtors, as debtors-in-possession, shall be paid by the Debtors or the Reorganized Debtors, as applicable, in the ordinary course of business, consistent with past practice and in accordance with the terms and subject to the conditions of any

[66]

Pursuant to the Backstop Agreement, no Subsequent Private Placement Investor (as defined in the Backstop Agreement) that joined the Backstop Agreement during the 14-calendar day Subsequent Private Placement Investment Joinder Period is eligible to receive the Commitment Premium.

Orders or agreements governing, instruments evidencing, or other documents establishing, such Liabilities without any further action by the Holders of such Allowed Administrative Claims, including the need to File requests for payment of such Administrative Claims with the Bankruptcy Court and to serve such requests on the Reorganized Debtors.

Except as otherwise provided in Article II.A of the Plan and with respect to Administrative Claims that are Accrued Professional Compensation Claims or Restructuring Expenses, requests for payment of Administrative Claims must be Filed and served on the Reorganized Debtors pursuant to the procedures specified in the Confirmation Order and the notice of entry of the Confirmation Order no later than the Administrative Claims Bar Date. Holders of Administrative Claims that are required to, but do not, File and serve a request for payment of such Administrative Claims by such date shall be forever barred, estopped, and enjoined from asserting such Administrative Claims against the Reorganized Debtors or their property and such Administrative Claims shall be forever released and discharged from any and all indebtedness or liability with respect to or arising from such Claim. Notwithstanding the foregoing, no request for payment of an Administrative Claim need be Filed with respect to any Administrative Claim that was previously Allowed.

2.	Accrued Professional Compensation Claims

a.	Professional Fee Escrow

On the Effective Date, the Debtors shall establish the Professional Fee Escrow and transfer an amount equal to the Professional Fee Escrow Amount, which funds shall come first from the Administrative Expense Account and then, solely to the extent the Administrative Expense Account does not otherwise contain sufficient funds, from the Debtors’ general funds available as of the Effective Date. The Professional Fee Escrow shall be maintained in trust for the Professionals and for no other Entities until all Accrued Professional Compensation Claims have been irrevocably paid in full to the Professionals pursuant to one or more Final Orders of the Bankruptcy Court. No Liens, Claims, or interests shall encumber the Professional Fee Escrow or Cash held on account of the Professional Fee Escrow in any way. Such funds shall not be considered property of the Estates, the Debtors, or the Reorganized Debtors; provided, however, that the Reorganized Debtors shall have a reversionary interest in the excess, if any, of the amount of the Professional Fee Escrow over the aggregate amount of Accrued Professional Compensation Claims of the Professionals to be paid from the Professional Fee Escrow. When such Accrued Professional Compensation Claims have been paid in full, any remaining amount in the Professional Fee Escrow shall promptly be paid to the Reorganized Debtors without any further action or Order of the Bankruptcy Court.

b.	Final Fee Applications and Payment of Accrued Professional Compensation Claims

All final requests for payment of Accrued Professional Compensation Claims incurred during the period from the Petition Date through the Effective Date shall be Filed no later than forty-five (45) calendar days after the Effective Date. After notice and a hearing in accordance with the procedures established by the Bankruptcy Code, Bankruptcy Rules, and prior Bankruptcy Court Orders, the Allowed amounts of such Accrued Professional Compensation Claims shall be determined by the Bankruptcy Court. The amount of Accrued Professional Compensation Claims owing to the Professionals shall be paid in Cash from the Professional Fee Escrow in the case of the Professionals, and by the Reorganized Debtors in the case of all other professionals, as soon as reasonably practicable after such Accrued Professional Compensation Claims are Allowed by entry of an Order of the Bankruptcy Court.

To the extent that funds held in the Professional Fee Escrow are unable to satisfy the amount of Accrued Professional Compensation Claims owing to the Professionals, each Professional shall have an Allowed Administrative Claim for any such deficiency, which shall be satisfied by the Reorganized Debtors in the ordinary course of business in accordance with Article II.A of the Plan and notwithstanding any obligation to File Proofs of Claim or requests for payment on or before the Administrative Claims Bar Date. After all Accrued Professional Compensation Claims have been paid in full, the Final Order allowing such Accrued Professional Compensation Claims shall direct the escrow agent of the Professional Fee Escrow to return any excess amounts held in the Professional Fee Escrow, if any, to the Reorganized Debtors, without any further action or Order of the Bankruptcy Court.

c.	Estimation of Fees and Expenses

To receive payment for unbilled fees and expenses incurred through the Effective Date, the Professionals shall reasonably estimate their Accrued Professional Compensation Claims through and including the Effective Date, and shall deliver such estimate to the Debtors no later than ten (10) calendar days prior to the Effective Date; provided, however, that such estimate shall not be considered a representation with respect to the fees and expenses of such Professional, and Professionals are not bound to any extent by the estimates. If any of the Professionals fails to provide an estimate or does not provide a timely estimate, the Debtors may estimate the unbilled fees and expenses of such Professional. The total amount so estimated shall be utilized by the Debtors (in consultation with the Committee and the Requisite Consenting Stakeholders) to determine the Professional Fee Escrow Amount.

d.	Post-Effective Date Fees and Expenses

Except as otherwise specifically provided in the Plan or the Confirmation Order, from and after the Effective Date, the Debtors or the Reorganized Debtors, as the case may be, shall, in the ordinary course of business and without any further notice to or action, Order or approval of the Bankruptcy Court, pay in Cash the reasonable and documented legal, professional, or other fees and expenses incurred by the Debtors. Upon the Effective Date, any requirement that Professionals comply with sections 327 through 331 and 1103 of the Bankruptcy Code, or any Order of the Bankruptcy Court governing the retention or compensation of Professionals in seeking retention or compensation for services rendered after such date shall terminate, and the Debtors may employ and pay any Professionals in the ordinary course of business without any further notice to or action, Order, or approval of the Bankruptcy Court.

3.	Priority Tax Claims

Pursuant to section 1129(a)(9)(C) of the Bankruptcy Code, unless otherwise agreed by the Holder of an Allowed Priority Tax Claim and the applicable Debtor or Reorganized Debtor, each

Holder of an Allowed Priority Tax Claim will receive, at the option of the applicable Debtor or Reorganized Debtor, in full satisfaction of its Allowed Priority Tax Claim that is due and payable on or before the Effective Date, either (i) Cash equal to the unpaid amount of such Allowed Priority Tax Claim on the Effective Date or (ii) otherwise be treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code. For the avoidance of doubt, Holders of Allowed Priority Tax Claims will receive interest on such Allowed Priority Tax Claims after the Effective Date in accordance with sections 511 and 1129(a)(9)(C) of the Bankruptcy Code.

4.	Statutory Fees

All Statutory Fees due and payable prior to the Effective Date shall be paid by the Debtors. On and after the Effective Date, the Reorganized Debtors shall pay all Statutory Fees when due and payable, and shall File with the Bankruptcy Court quarterly reports in a form reasonably acceptable to the U.S. Trustee. Each Debtor shall remain obligated to pay quarterly fees to the U.S. Trustee and File quarterly reports until the earliest of that particular Debtor’s case being closed, dismissed, or converted to a case under chapter 7 of the Bankruptcy Code.

B.	Classification and Treatment of Claims and Interests

All Claims or Interests, except Administrative Claims and Priority Tax Claims, are classified in the Classes set forth in Article III of the Plan. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims have not been classified in Article III of the Plan.

1.	Summary of Classification

All Claims or Interests, other than Administrative Claims and Priority Tax Claims, are classified in the Classes set forth in Article III of the Plan for all purposes, including voting, Confirmation, and distributions pursuant to the Plan and sections 1122 and 1123(a)(1) of the Bankruptcy Code. A Claim or Interest is classified in a particular Class only to the extent that such Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of such Claim or Interest qualifies within the description of such other Classes. A Claim or Interest is also classified in a particular Class for the purpose of receiving distributions pursuant to the Plan, but only to the extent that such Claim or Interest is an Allowed Claim or Allowed Interest in that Class and has not been paid, released, or otherwise satisfied prior to the Effective Date.

The Plan is a separate plan of reorganization for each Debtor. The Plan groups the Debtors together solely for the purpose of describing treatment under the Plan, Confirmation of the Plan, and making Plan distributions in respect of Claims against and Interests in the Debtors under the Plan. Such groupings shall not affect any Debtor’s status as a separate legal entity, change the organizational structure of the Debtors’ business enterprise, cause a merger or consolidation of any legal entities, or cause the transfer of any assets, and, except as otherwise provided by or permitted under the Plan, all Debtors shall continue to exist as separate legal entities.

a.	Class Identification

The classification of Claims against and Interests in each Debtor (as applicable) pursuant to the Plan is as set forth below. All of the potential Classes for the Debtors are set forth in the Plan. Certain of the Debtors may not have Holders of Claims or Interests in a particular Class or Classes, and such Classes shall be treated as set forth in Article III.H of the Plan.

Class	Claims and Interests	Status	Voting Rights
1	Other Secured Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)

2	Other Priority Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)

3	RCF Claims	Impaired	Entitled to Vote

4	Senior Notes Claims	Impaired	Entitled to Vote

5	General Unsecured Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)

6	Intercompany Claims	Unimpaired/ Impaired	Not Entitled to Vote (Presumed to Accept/Deemed to Reject)

7	Existing Parent Equity Interests	Impaired	Entitled to Vote

8	Intercompany Interests	Unimpaired/Impaired	Not Entitled to Vote (Presumed to Accept/Deemed to Reject)

2.	Treatment of Claims and Interests

The treatment and voting rights provided under the Plan to each Class for distribution purposes is specified below:

a.	Class 1 – Other Secured Claims

i.     Classification: Class 1 consists of all Allowed Other Secured Claims.

ii.     Treatment: On the Effective Date, or as soon as reasonably practicable thereafter, except to the extent that such Holder agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of, and in exchange for such Other Secured Claim, at the option of the Reorganized Debtors (subject to the reasonable consent of the Requisite Consenting Stakeholders), each such Holder of an Allowed Other Secured Claim shall receive (A) payment in full in Cash, or (B) such other treatment so as to render such Holder’s Allowed Other Secured Claim Unimpaired.

iii.     Voting: Class 1 is Unimpaired under the Plan. Each Holder of an Allowed Other Secured Claim will be conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, each Holder of an Allowed Other Secured Claim is not entitled to vote to accept or reject the Plan.

b.	Class 2 – Other Priority Claims

i.     Classification: Class 2 consists of all Allowed Other Priority Claims against any Debtor.

ii.     Treatment: On the Effective Date, or as soon as reasonably practicable thereafter, except to the extent that such Holder agrees to a less favorable treatment, each Holder of an Allowed Other Priority Claim shall receive, at the option of the Debtors (subject to the reasonable consent of the Requisite Consenting Stakeholders), in full and final satisfaction, settlement, release, and discharge of, and in exchange for such Claim, (A) payment in Cash of the unpaid portion of its Allowed Other Priority Claim or (B) other treatment consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code. Other Priority Claims that arise in the ordinary course of the Debtors’ business and which are not due and payable on or before the Effective Date shall be paid in the ordinary course of business in accordance with the terms thereof.

iii.     Voting: Class 2 is Unimpaired under the Plan. Each Holder of an Allowed Other Priority Claim will be conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, each Holder of an Allowed Other Priority Claim is not entitled to vote to accept or reject the Plan.

c.	Class 3 – RCF Claims

i.     Classification: Class 3 consists of all Allowed RCF Claims.

ii.     Treatment: On the Effective Date, or as soon as reasonably practicable thereafter, except to the extent that such Holder agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of, and in exchange for such RCF Claim, each Holder of an Allowed RCF Claim shall receive, either: (A) if such Holder elects to participate in the Exit Revolving Credit Facility, (i) first, its Participating RCF Lender Share of the RCF Cash Paydown; (ii) second, to the extent such Holder’s RCF Claims have not been satisfied in full after the application of the RCF Cash Paydown under clause (i) above, its Participating RCF Lender Share of up to $100 million of funded loans under the Exit Revolving Credit Facility, with such amount subject to change based upon the Effective Date and interest accrued on RCF Claims through such date67; and (iii) third, to the extent such Holder’s RCF Claims have not been satisfied in full after the application of the RCF Cash Paydown under clause (i) above and the allocation of funded loans under clause (ii) above, a share of $200 million (less the amount of aggregate funded loans under the Exit Revolving Credit Facility on the Effective Date allocated pursuant to clause (ii) above) of the Exit Term Loan Facility that is equal to the remaining unsatisfied amount of such Holder’s RCF Claims, with such amount subject to change based upon the Effective Date and interest accrued on RCF Claims through such date68, provided that the aggregate amount of any such Holder’s shares of the amounts described in the foregoing clauses (i), (ii), and (iii) shall

[67]	Amounts determined assuming an April 23, 2021 emergence date.
[68]	Amounts determined assuming an April 23, 2021 emergence date.

not exceed the amount of such Holder’s RCF Claims; or (B) if such Holder does not elect to participate in the Exit Revolving Credit Facility, (i) first, a share of $200 million, with such amount subject to change based upon the Effective Date and interest accrued on RCF Claims through such date69 (less the amount of aggregate funded loans under the Exit Revolving Credit Facility on the Effective Date allocated pursuant to clause (A)(ii) above) of the Exit Term Loan Facility that is equal to the lesser of (x) its RCF Claims and (y) its Non-Participating RCF Lender Share of the portion of the $200 million , with such amount subject to change based upon the Effective Date and interest accrued on RCF Claims through such date70, of the Exit Term Loan Facility that is not allocated to participating Holders pursuant to clause (A)(iii) above and (ii) second, solely to the extent such Holder’s RCF Claims have not been satisfied in full after the allocation of the Exit Term Loan Facility under clause (i) above, a portion of the RCF Cash Paydown equal to the lesser of (x) such Holder’s remaining unsatisfied RCF Claims and (y) such Holder’s Non-Participating RCF Lender Share of the amount of the RCF Cash Paydown that has not been allocated to the participating RCF Lenders pursuant to clause (A)(i) above.

iii.     Voting: Class 3 is Impaired under the Plan. Each Holder of an Allowed RCF Claim will be entitled to vote to accept or reject the Plan.

d.	Class 4 – Senior Notes Claims

i.     Classification: Class 4 consists of all Allowed Senior Notes Claims.

ii.     Treatment: On the Effective Date, or as soon as reasonably practicable thereafter, except to the extent that such Holder agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of such Senior Notes Claim, each Holder of an Allowed Senior Notes Claim shall receive (A) its Pro Rata share of 70.0% of the New Diamond Common Shares, subject to dilution by the New Warrants and the MIP Equity Shares; and (B) Subscription Rights to participate in the Rights Offerings to (i) pursuant to the Primary Rights Offering, purchase such Holder’s Pro Rata portion of $46,875,000 of Exit Notes and 12.26% of the issued and outstanding New Diamond Common Shares as of the Effective Date, subject to dilution by the New Warrants and the MIP Equity Shares and (ii) pursuant to the Delayed Draw Rights Offering, subscribe for such Holder’s Pro Rata portion of commitments to purchase up to $21,875,000 of Delayed Draw Notes and 5.72% of the total New Diamond Common Shares outstanding on the Effective Date, subject to dilution by the New Warrants and the MIP Equity Shares.

With respect to subsection (B) above, pursuant to, and in accordance with, the Backstop Agreement and the Rights Offerings Procedures, each Financing Party has agreed to, severally and not jointly, (i) fully exercise all Subscription Rights that are properly issued to it on the applicable Subscription Commencement Date on account of its Allowed Senior Notes Claims and (ii) duly purchase all Exit Notes on account of its Allowed Senior Notes Claims.

[69]	Amounts determined assuming an April 23, 2021 emergence date.
[70]	Amounts determined assuming an April 23, 2021 emergence date.

iii.     Voting: Class 4 is Impaired under the Plan. Each Holder of an Allowed Senior Notes Claim will be entitled to vote to accept or reject the Plan.

e.	Class 5 – General Unsecured Claims

i.     Classification: Class 5 consists of all Allowed General Unsecured Claims.

ii.     Treatment: On the Effective Date, or as soon as reasonably practicable thereafter, except to the extent that such Holder agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of, and in exchange for such General Unsecured Claims, each Holder of an Allowed General Unsecured Claim shall receive, at the option of the Debtors (subject to the reasonable consent of the Requisite Consenting Stakeholders): (A) payment in full in Cash (inclusive of post-petition interest at the Federal Judgment Rate, any applicable contract rate solely to the extent such rate applies, or such other rate as agreed to among the Debtors and such Holder or as determined by the Bankruptcy Court (in any adversary proceeding, contested matter, or otherwise), on the later of (w) the Effective Date or as soon as reasonably practicable thereafter, (x) the date such Claim becomes Allowed or as soon as reasonably practicable thereafter, (y) the date such Claim comes due under applicable Law or in the ordinary course of business in accordance with the terms and conditions of the particular transaction giving rise to such Claim, or (z) such other date as agreed between the Debtors or the Reorganized Debtors and such Holder; (B) Reinstatement; or (C) such other treatment sufficient to render such Claims Unimpaired. General Unsecured Claims that arise in the ordinary course of the Debtors’ business and which are not due and payable on or before the Effective Date shall be paid in the ordinary course of business in accordance with the terms thereof.

iii.     Voting: Class 5 is deemed Unimpaired under the Plan. Each Holder of an Allowed General Unsecured Claim will be conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, each Holder of an Allowed General Unsecured Claim is not entitled to vote to accept or reject the Plan.

f.	Class 6 – Intercompany Claims

i.     Classification: Class 6 consists of all Allowed Intercompany Claims.

ii.     Treatment: On the Effective Date, all Intercompany Claims shall be adjusted, Reinstated, or discharged at the Debtors’ discretion, in consultation with the Ad Hoc Group (subject to the reasonable consent of the Requisite Consenting Stakeholders).

iii.     Voting: Class 6 is either deemed Unimpaired under the Plan, and each such Holder of an Allowed Intercompany Claim will be conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code, or is Impaired, and each such Holder of an Allowed Intercompany Claim is deemed to reject the Plan pursuant to section 1126(g) of the Bankruptcy Code.

g.	Class 7 – Existing Parent Equity Interests

i.     Classification: Class 7 consists of all Allowed Existing Parent Equity Interests.

ii.     Treatment: On the Effective Date, or as soon as reasonably practicable thereafter, each Holder of an Allowed Existing Parent Equity Interest will receive its Pro Rata share of the New Warrants, subject to dilution by the MIP Equity Shares.

iii.     Voting: Class 7 is Impaired under the Plan. Each Holder of an Allowed Existing Parent Equity Interest will be entitled to vote to accept or reject the Plan.

h.	Class 8 – Intercompany Interests

i.      Classification: Class 8 consists of all Allowed Intercompany Interests.

ii.      Treatment: On the Effective Date, all Intercompany Interests shall be (a) cancelled (or otherwise eliminated) and receive no distribution under the Plan or (b) Reinstated at the Debtors’ option, in consultation with the Ad Hoc Group (subject to the reasonable consent of the Requisite Consenting Stakeholders). To the extent Reinstated, Intercompany Interests are Unimpaired solely to preserve the Debtors’ corporate structure, and Holders of such Intercompany Interests shall not otherwise receive or retain any property on account of such Intercompany Interests.

iii.     Voting: Class 8 is either deemed Unimpaired under the Plan, and each such Holder of an Allowed Intercompany Interest will be conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code, or is Impaired, and each such Holder of an Allowed Intercompany Interest is deemed to reject the Plan pursuant to section 1126(g) of the Bankruptcy Code.

3.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code

The Debtors shall seek Confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims. The Debtors reserve the right to modify the Plan in accordance with Article X.A of the Plan to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification (subject to the reasonable consent of the Requisite Consenting Stakeholders).

4.	No Substantive Consolidation

Although the Plan is presented as a joint plan of reorganization, for administrative purposes, the Plan does not provide for the substantive consolidation of the Debtors’ Estates, and on the Effective Date, the Debtors’ Estates shall not be deemed to be substantively consolidated for any reason. Nothing in the Plan, the Confirmation Order or the Disclosure Statement shall constitute or be deemed to constitute a representation that any one or all of the Debtors is subject to or liable for any Claims or Interests against or in any other Debtor. A Claim or Interest against or in multiple Debtors will be treated as a separate Claim or Interest against or in each applicable Debtor’s Estate for all purposes, including voting and distribution; provided, however, that no Claim or Interest will receive value in excess of one hundred percent (100.0%) of the Allowed amount of such Claim (inclusive of post-petition interest, if applicable) or Interest under the Plan for all such Debtors.

5.    Allowance of Senior Notes Claims

The principal and unpaid accrued interest as of the Petition Date comprising the Senior Notes Claims shall be Allowed in the amount of $2,044,877,422.90, excluding amounts to be paid in Cash on account of services provided by the Senior Notes Trustee.

6.    Allowance of RCF Claims

The principal and unpaid accrued interest comprising the RCF Claims shall be Allowed in the amount of $444,691,711.18 as of the Petition Date, plus accrued and unpaid post-petition interest through the Effective Date pursuant to, and at the interest rates prescribed by the RCF Credit Agreement; provided that (a) interest accruing on Eurodollar Loans (as defined in the RCF Credit Agreement) that were outstanding on the Petition Date shall be calculated by reference to the Eurodollar Rate (as defined in the RCF Credit Agreement) for the period from the Petition Date through September 21, 2020, and by reference to the Alternate Base Rate (as defined in the RCF Credit Agreement) thereafter, (b) interest accruing on all other RCF Claims after the Petition Date shall be calculated by reference to the Alternate Base Rate, and (c) interest accruing on all of the RCF Claims after the Petition Date shall include any applicable default rate pursuant to the RCF Credit Agreement.

7.    Special Provision Governing Unimpaired Claims or Interests

Except as otherwise set forth in the Plan or the Confirmation Order, nothing shall affect the Debtors’ or the Reorganized Debtors’ rights in respect of any Unimpaired Claims or Interests, including all rights in respect of legal and equitable defenses to or setoffs or recoupment against any such Unimpaired Claims or Interests.

8.    Elimination of Vacant Classes

Any Class of Claims or Interests that does not have a Holder of an Allowed Claim or Interest as of the date of the commencement of the Confirmation Hearing shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

9.    Acceptance by Impaired Classes

An Impaired Class of Claims shall have accepted the Plan if, not counting the vote of any Holder designated under section 1126(e) of the Bankruptcy Code or any insider under section 1010(31) of the Bankruptcy Code, (a) the Holders of at least two-thirds in amount of the Allowed Claims actually voting in the Class have voted to accept the Plan, and (b) the Holders of more than one-half in number of the Allowed Claims actually voting in the Class have voted to accept the Plan.

10.    Voting Classes; Presumed Acceptance by Non-Voting Classes

If a Class contains Claims or Interests eligible to vote and no Holders of Claims or Interests eligible to vote in such Class vote to accept or reject the Plan, the Plan shall be deemed accepted by the Holders of such Claims or Interests in such Class.

11.    Presumed Acceptance of the Plan

To the extent that Claims of any Class are Reinstated or otherwise Unimpaired, each Holder of a Claim or Interest in such Class is presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code and is not entitled to vote to accept or reject the Plan.

12.    Controversy Concerning Impairment

If a controversy arises as to whether any Claims or Interests, or any Class of Claims or Interests, are Impaired, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on or before the Confirmation Date.

13.    Intercompany Interests

Intercompany Interests, to the extent Reinstated, are being Reinstated to maintain the existing corporate structure of the Debtors. For the avoidance of doubt, any Interest in non-Debtor Affiliates owned by a Debtor shall continue to be owned by the applicable Reorganized Debtor.

14.    Relative Rights and Priorities

Unless otherwise expressly provided in the Plan or the Confirmation Order, the allowance, classification, and treatment of all Allowed Claims or Interests and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of such Claims or Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510 of the Bankruptcy Code, or otherwise.

C.    Means for Implementation of the Plan

1.    General Settlement of Claims and Interests

Pursuant to sections 363 and 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided under the Plan and the Confirmation Order, upon the Effective Date, the provisions of the Plan and the Confirmation Order shall constitute a good-faith compromise and settlement of all Claims and Interests and controversies relating to the contractual, legal, and subordination rights of Holders with respect to such Allowed Claims and Interests, as resolved pursuant to the Plan and the Confirmation Order. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise and settlement of all such Claims, Interests, and controversies, as well as a finding by the Bankruptcy Court that such compromise and settlement is in the best interests of the Debtors, their Estates, and Holders of Claims or Interests, and is fair, equitable, and within the range of reasonableness. All distributions made to Holders of Allowed Claims or Interests in any Class are intended to be and shall be final. The compromises and settlements described in the Plan shall be non-severable from each other and from all other terms of the Plan.

2.    Restructuring Transactions

On or after the Confirmation Date, the Debtors or Reorganized Debtors, as applicable, shall be authorized to enter into such transactions and take such other actions as may be necessary or appropriate to effectuate a corporate restructuring of their business, to otherwise simplify the overall corporate structure of the Debtors, or to organize certain of the Debtors under the Laws of jurisdictions other than the jurisdictions in which such Debtors currently are organized, which restructuring may include one or more mergers, consolidations, acquisitions, transfers, assignments, dispositions, liquidations, or dissolutions as may be determined by the Debtors, in accordance with the Plan Support Agreement, the Backstop Agreement, and the Restructuring Transaction Memorandum (collectively, the “Restructuring Transactions”). In each case in which the surviving, resulting, or acquiring Entity in any such transaction is a successor to a Debtor, such surviving, resulting, or acquiring Entity shall perform the obligations of such Debtor pursuant to the Plan to satisfy the Allowed Claims against, or Allowed Interests in, such Debtor, except as provided in any contract, instrument, or other agreement or document effecting a disposition to such surviving, resulting, or acquiring Entity, which provides that another Debtor shall perform such obligations.

In effectuating the Restructuring Transactions, the Debtors shall be permitted to:

a.

execute and deliver appropriate agreements or other documents of merger, consolidation, restructuring, disposition, transfer, assignment, liquidation, or dissolution containing terms that are consistent with the terms of the Plan and the Confirmation Order and that satisfy the requirements of applicable state Law and such other terms to which the applicable Entities may agree;

b.

execute and deliver appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, Liability, duty, or obligation on terms consistent with the terms of the Plan and having such other terms to which the applicable Entities may agree;

c.	file appropriate certificates or articles of merger, consolidation, or dissolution pursuant to applicable state Law; and

d.

take all other actions that the applicable Entities determine to be necessary or appropriate, in accordance with the consent rights set forth in the Plan Support Agreement and the Backstop Agreement, including making filings or recordings that may be required by applicable Law in connection with such transactions.

Upon the Confirmation Date, without any further Bankruptcy Court approval, the Debtors shall have the right, but not the obligation, to acquire any asset of any other Debtor (including a Debtor for which Confirmation of the Plan has not occurred) in exchange for an assumption of certain Liabilities of such Debtor (including all General Unsecured Claims asserted against such Debtor’s Estate, which General Unsecured Claims shall receive the treatment provided to such

Claims under Article III.B.5 of the Plan regardless of the treatment of any other Claim or Interest of any acquiring Debtor), provided that the acquiring Debtor and the selling Debtor each determine that such transfer, in the exercise of its business judgment, and in accordance with and subject always to the consent rights set forth in the Plan Support Agreement and the Backstop Agreement, is in the best interest of such Debtor and its respective Estate.

On the Effective Date, or as soon as reasonably practicable thereafter, the Debtors or the Reorganized Debtors may take all actions consistent with the Plan, the Confirmation Order, the Plan Support Agreement, the Backstop Agreement, and the Restructuring Transaction Memorandum, as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Restructuring Transactions under and in connection with the Plan, including:

a.

the execution, adoption, amendment, and/or delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, interest, right, Liability, debt, or obligation on terms consistent with the terms of the Plan and the Confirmation Order, and having other terms for which the applicable parties agree, including the Exit Facilities, the Rights Offerings, and New Warrants;

b.	the filing of appropriate certificates or articles of incorporation, reincorporation, merger, consolidation, conversion, or dissolution pursuant to applicable Law;

c.

the execution, adoption, amendment, and/or delivery of the applicable documents included in the Plan Supplement, to the extent required by the Debtors, including, but not limited to, the Restructuring Documents where relevant; and

d.

all other actions that the applicable Entities determine to be necessary or appropriate, in the most tax efficient manner to the extent commercially reasonable, including making filings or recordings that may be required by applicable Law and opening new bank accounts, but in each case only to the extent not inconsistent with the Plan Support Agreement and the Backstop Agreement.

For purposes of consummating the Plan and the Restructuring Transactions, none of the transactions contemplated in Article IV.B of the Plan shall constitute a change of control under any agreement, contract, or document of the Debtors.

Each officer, member of the board of directors, or manager of the Debtors is (and each officer, member of the board of directors, or manager of the Reorganized Debtors shall be) authorized and directed to issue, execute, deliver, file, or record such contracts, securities, instruments, releases, indentures, and other agreements or documents, and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan and the securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors, all of which shall be authorized and approved in all respects, in each case, without the need for any approvals, authorizations, consents, or any further actions required under applicable Law, regulation, Order, or rule (including, without limitation, any action by the shareholders or directors or managers of the Debtors or the Reorganized Debtors) except for those expressly required pursuant to the Plan.

All matters provided for in the Plan involving the corporate structure of the Debtors or Reorganized Debtors, or any corporate, limited liability company, or related action required by the Debtors or Reorganized Debtors in connection herewith shall be deemed to have occurred and shall be in effect, without any requirement of further action by the shareholders, members, directors, or managers of the Debtors or Reorganized Debtors, and with like effect as though such action had been taken unanimously by the shareholders, members, directors, or managers, as applicable, of the Debtors or Reorganized Debtors.

3.    Cancellation of Certain Existing Security Interests

Upon the full payment or other satisfaction of an Allowed Other Secured Claim, or promptly thereafter, the Holder of such Allowed Other Secured Claim shall deliver to the Debtors or Reorganized Debtors, as applicable, any collateral or other property of a Debtor held by such Holder, together with any termination statements, instruments of satisfaction, or releases of all security interests with respect to its Allowed Other Secured Claim that may be reasonably required to terminate any related financing statements, mortgages, mechanics’ or other statutory Liens, lis pendens, or similar interests or documents.

4.    Sources of Consideration for Plan Distributions

Consideration for Plan distributions shall come from:

a.    Equity Interests in the Reorganized Company

On the Effective Date, all Existing Parent Equity Interests shall be cancelled and the Reorganized Company shall issue or cause to be issued the New Diamond Common Shares and New Warrants in accordance with the terms of the Plan and the Confirmation Order. On the Effective Date, applicable Holders of eligible Claims or Interests shall receive the New Diamond Common Shares and New Warrants in exchange for their respective Claims or Interests as set forth in Article III of the Plan and pursuant to the Rights Offerings. All of the New Diamond Common Shares and New Warrants issuable under the Plan and the Confirmation Order, when so issued, shall be duly authorized, validly issued, fully paid, and nonassessable.

b.    Rights Offerings and Issuance of the Exit Notes

On the Effective Date, the Reorganized Debtors shall consummate the Rights Offerings in accordance with the Rights Offerings Procedures, the Backstop Agreement, and the Exit Notes Documents. Subscription Rights to participate in the Rights Offerings shall be allocated among relevant Holders of Senior Notes Claims on the applicable Subscription Commencement Date in accordance with the Rights Offerings Procedures, and the allocation of such Subscription Rights will be exempt from SEC registration under applicable Law and shall not constitute an invitation or offer to sell, or the solicitation of an invitation or offer to buy, any securities in contravention of any applicable Law in any jurisdiction. The Reorganized Debtors intend to implement the

Rights Offerings in a manner that shall not cause it to be deemed a public offering in any jurisdiction, except as provided in section 1145(c) of the Bankruptcy Code with respect to the New Diamond Common Shares and Exit Notes offered and sold in connection with the Rights Offerings pursuant to the exemption from registration provided by section 1145(a)(1) of the Bankruptcy Code.

Holders of the Subscription Rights (including the Financing Parties) shall receive the opportunity to subscribe for up to $68,750,000 of the Exit Notes in accordance with and pursuant to the Plan, the Rights Offerings Procedures, and the Exit Notes Term Sheet. Each Holder of Subscription Rights (including the Financing Parties) that participates in the Rights Offerings with respect to the Exit Notes shall also receive, in consideration for its participation in the Rights Offerings, its Pro Rata share (in respect of the Subscription Rights exercised by such Holder) of 17.98% of the issued and outstanding New Diamond Common Shares as of the Effective Date (subject to dilution by the New Warrants and the MIP Equity Shares) (the “Rights Offerings Shares”).

The Collateral Trustee shall have valid, binding, and enforceable Liens on the collateral specified in, and to the extent required by, the Exit Notes Documents. To the extent granted, the guarantees, mortgages, pledges, Liens, and other security interests granted pursuant to the Exit Notes Documents are granted in good faith as an inducement to extend credit thereunder and shall be deemed not to constitute a fraudulent conveyance or fraudulent transfer, shall not otherwise be subject to avoidance, and the priorities of any such Liens and security interests shall be as set forth in the relevant Exit Notes Documents; provided that the Exit Notes shall be subject to a last out agreement pursuant to the Exit Notes Documents.

Further, the Private Placement Investors shall have the obligation to purchase the Primary Private Placement Stapled Securities and commit to purchase the Delayed Draw Private Placement Stapled Securities, and the Commitment Parties shall fully backstop the remainder of the Rights Offerings, in each case in accordance with the Backstop Agreement. In addition to the Rights Offerings Shares associated with the Exit Notes for which the Financing Parties subscribe, the Financing Parties that were initial signatories to the Backstop Agreement will receive a Commitment Premium (which shall be an Allowed administrative expense), payable upon the earlier of (a) the Effective Date, in Commitment Premium Exit Notes or (b) subject to Article IV.E of the Plan, consummation of an Alternative Restructuring, in Cash.

c.    Exit Term Loan Facility

On the Effective Date, the Reorganized Debtors shall be authorized to execute, deliver, and enter into the Exit Term Loan Facility Documents without further (i) notice to, Order of, or other approval of the Bankruptcy Court, (ii) act or omission under applicable Law, regulation, Order, or rule, (iii) vote, consent, authorization, or approval of any Person, or (iv) action by the Holders of Claims or Interests. The Exit Term Loan Facility shall constitute legal, valid, binding, and authorized joint and several obligations of the applicable Reorganized Debtors, enforceable in accordance with its terms, and such obligations shall not be enjoined or subject to discharge, impairment, release, avoidance, recharacterization, or subordination under applicable Law, the Plan, or the Confirmation Order. The financial accommodations to be extended pursuant to the Exit Term Loan Facility Documents are reasonable and are being extended, and shall be deemed to have been extended, in good faith and for legitimate business purposes.

The Exit Term Loan Agent shall have valid, binding, and enforceable Liens on the collateral specified in, and to the extent required by, the Exit Term Loan Facility Documents. To the extent granted, the guarantees, mortgages, pledges, Liens and other security interests granted pursuant to the Exit Term Loan Facility Documents are granted in good faith as an inducement to extend credit thereunder and shall be deemed not to constitute a fraudulent conveyance or fraudulent transfer, shall not otherwise be subject to avoidance, and the priorities of any such Liens and security interests shall be as set forth in the relevant Exit Term Loan Facility Documents.

d.    Exit Revolving Credit Facility

On the Effective Date, the Reorganized Debtors shall be authorized to execute, deliver, and enter into the Exit Revolving Credit Facility Documents without further (i) notice to, Order of, or other approval of the Bankruptcy Court, (ii) act or omission under applicable Law, regulation, Order, or rule, (iii) vote, consent, authorization, or approval of any Person, or (iv) action by the Holders of Claims or Interests. The Exit Revolving Credit Facility shall constitute legal, valid, binding, and authorized joint and several obligations of the applicable Reorganized Debtors, enforceable in accordance with its terms, and such obligations shall not be enjoined or subject to discharge, impairment, release, avoidance, recharacterization, or subordination under applicable Law, the Plan, or the Confirmation Order. The financial accommodations to be extended pursuant to the Exit Revolving Credit Facility Documents are reasonable and are being extended, and shall be deemed to have been extended, in good faith and for legitimate business purposes.

On the Effective Date, all letters of credit issued under the RCF Credit Agreement, shall be deemed to have been issued under, and will receive the collateral support of, the Exit Revolving Credit Facility.

The Exit Revolving Credit Facility Agent shall have valid, binding, enforceable, perfected first Liens on the collateral specified in, and to the extent required by, the Exit Revolving Credit Facility Documents. To the extent granted, the guarantees, mortgages, pledges, Liens and other security interests granted pursuant to the Exit Revolving Credit Facility Documents are granted in good faith as an inducement to extend credit thereunder and shall be deemed not to constitute a fraudulent conveyance or fraudulent transfer, shall not otherwise be subject to avoidance, and the priorities of any such Liens and security interests shall be as set forth in the relevant Exit Revolving Credit Facility Documents.

e.    Exit Revolving Credit Facility Commitment Fee

Holders of Allowed RCF Claims that elect to participate in the Exit Revolving Credit Facility shall receive (solely on account of such Holders’ commitments under the Exit Revolving Credit Facility and not on account of their Allowed RCF Claims) their Pro Rata portion of a paid-in-kind nonrefundable upfront fee (the “Exit Revolving Credit Facility Commitment Fee”) equal to $3,477,953.58 payable in kind in the form of additional drawn commitments under the Exit Revolving Credit Facility, which shall increase both the amount of drawn and total commitments thereunder, in exchange for providing such new money commitments and not on account of their RCF Claims; provided that if an Alternative Restructuring occurs, the Exit Revolving Credit Facility Commitment Fee, equal to $3,477,953.58, shall be due and payable in full in Cash upon the date of consummation of such Alternative Restructuring (the “Alternative Restructuring Fee”) pursuant to (and in accordance with) the Fee Letters. Notwithstanding the foregoing, the Alternative Restructuring Fee shall not be payable pursuant to the Lender Fee Letter or otherwise to the extent the Alternative Restructuring is consummated as a result of a determination by the Requisite Consenting RCF Lenders (as defined in the Plan Support Agreement) that the PCbtH Contracts’ treatment in the Chapter 11 Cases, including under the Plan, is not reasonably acceptable to the Requisite Consenting RCF Lenders.

f.    Exit Facility Liens

The Reorganized Debtors and Persons granted Liens and security interests under the Exit Facilities shall be authorized to make all filings and recordings and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, provincial, federal, or other Law (whether domestic or foreign) that would be applicable in the absence of the Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order without the need for any filings or recordings) and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable Law to give notice of such Liens and security interests to third parties. The Exit Facilities shall be secured by first liens in the same collateral; however, the Reorganized Debtors’ payment obligations in respect of the Exit Revolving Credit Facility shall rank senior to their payment obligations in respect of the Exit Term Loan Facility and Exit Notes.

5.    Commitment Premium

The amount to be paid as consideration to the Financing Parties on the Effective Date, pursuant to the terms and conditions set forth in the Plan and the Backstop Agreement, shall be a nonrefundable aggregate premium equal to 9% of the aggregate amount of Exit Notes (the “Commitment Premium”), payable in kind in the form of additional Exit Notes (the “Commitment Premium Exit Notes”); provided, that if an Alternative Restructuring occurs, the Commitment Premium shall be payable in Cash pursuant to (and in accordance with) the Backstop Agreement and Backstop Order. Notwithstanding the foregoing, the Termination Payment shall not be payable under the Backstop Agreement to the extent the Backstop Agreement is terminated by the Requisite Financing Parties except as expressly provided by Section 9.6(b) of the Backstop Agreement, as may be modified by the Backstop Order. No Rights Offerings Shares shall be issued on account of the Commitment Premium Exit Notes. To the extent not previously assumed pursuant to an Order of the Bankruptcy Court, the Backstop Agreement shall be assumed pursuant to the Confirmation Order.

6.    Issuance and Distribution of New Securities; Execution of Plan Documents

Except as otherwise provided in the Plan, on or as soon as reasonably practicable after the Effective Date, the Reorganized Debtors shall issue and/or deliver all securities, notes, instruments, Certificates, and other documents required to be issued pursuant to the Plan.

7.    Corporate Existence

Except as otherwise provided in the Plan or the Confirmation Order, any agreement, instrument or other document incorporated in the Plan, the Confirmation Order or the Plan Supplement, or as a result of the Restructuring Transactions, on the Effective Date, each Debtor shall continue to exist after the Effective Date as a separate corporation or other form of Entity under governing law with all the powers of such corporation, limited liability company or other form of Entity, as the case may be, pursuant to the applicable Law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and bylaws (or other analogous formation documents) in effect before the Effective Date, except to the extent such certificate of incorporation and bylaws (or other analogous formation documents) are amended by the Plan, the Confirmation Order or otherwise, and to the extent such documents are amended, such documents are deemed to be amended pursuant to the Plan or the Confirmation Order, and require no further action or approval (other than any requisite filings required under applicable state, provincial, federal, or foreign law). For the avoidance of doubt, nothing in Article IV.F of the Plan prevents, precludes, or otherwise impairs the Reorganized Debtors, or any one of them, from amending or modifying their respective certificate of incorporation and bylaws (or other formation documents), merging, amalgamating, or otherwise restructuring their legal Entity form, without supervision or approval by the Bankruptcy Court and in accordance with applicable non-bankruptcy law after the Effective Date.

8.    Exemption from Registration

The offering, issuance, and distribution of the New Diamond Common Shares (including the New Diamond Common Shares issuable upon exercise of the New Warrants), Subscription Rights, Rights Offerings Stapled Securities (in each case other than the Unsubscribed Stapled Securities and the Private Placement Stapled Securities issued to or purchased by the Financing Parties pursuant to the Backstop Agreement), and New Warrants by the Debtors on account of Claims or Interests as contemplated by the Plan and the Confirmation Order shall be exempt from, among other things, the registration requirements of section 5 of the Securities Act and any other applicable U.S. state or other law requiring registration prior to the offering, issuance, distribution, or sale of securities in accordance with, and pursuant to, section 1145 of the Bankruptcy Code to the extent permitted or under the Securities Act by virtue of section 4(a)(2) thereof and Rule 506 of Regulation D promulgated thereunder and/or Regulation S promulgated under the Securities Act. Except as set forth below with respect to the Subscription Rights, the securities issued pursuant to section 1145 of the Bankruptcy Code will not be “restricted securities” as defined in Rule 144(a)(3) of the Securities Act and will be freely tradable and transferable by the initial recipients thereof, subject to the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 1145(b) of the Bankruptcy Code, and compliance with applicable securities laws, including Rule 144 of the Securities Act, and any rules and regulations of the SEC, if any, applicable at the time of any future transfer of such securities or instruments. The Subscription Rights issued in connection with the Rights Offerings will not be transferable. In addition, any Commitment Premium Exit Notes issued as payment of the Commitment Premium are issuable under section 1145 of the Bankruptcy Code.

The issuance of the Unsubscribed Stapled Securities and the Private Placement Stapled Securities pursuant to the Backstop Agreement is being made in reliance on the exemption from registration set forth in section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder, Regulation S promulgated under the Securities Act, and/or similar registration exemptions applicable outside of the United States, and such securities will be considered “restricted securities” subject to resale restrictions and may be resold, exchanged, assigned, or otherwise transferred only pursuant to a registration statement or an available exemption from the registration requirements of the Securities Act and other applicable Law.

To the extent the issuance and distribution of any Exit Notes, New Diamond Common Shares, or New Warrants is being made in reliance on the exemption from registration set forth in Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder, Regulation S promulgated under the Securities Act, and/or similar registration exemptions applicable outside of the United States, such securities will be considered “restricted securities” subject to resale restrictions and may be resold, exchanged, assigned, or otherwise transferred only pursuant to a registration statement and available exemption from the registration requirements of the Securities Act and other applicable Law.

9.    Vesting of Assets in the Reorganized Debtors

Except as otherwise provided in the Plan or the Confirmation Order, any agreement, instrument, or other document incorporated in the Plan, the Confirmation Order or the Plan Supplement, or pursuant to any other Final Order of the Bankruptcy Court, on the Effective Date, all property in each Estate, all Causes of Action, and any property acquired by any of the Debtors pursuant to the Plan or the Confirmation Order shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, rights, or other encumbrances. On and after the Effective Date, except as otherwise provided in the Plan or the Confirmation Order, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims or Interests or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules. Without limiting the foregoing, the Reorganized Debtors may pay the charges that they incur on or after the Effective Date for professional fees, disbursements, expenses, or related support services without application to the Bankruptcy Court.

10.    Cancellation of Existing Securities and Agreements.

Except for the purpose of evidencing a right to a distribution under the Plan or as otherwise provided in the Plan, the Confirmation Order or any agreement, instrument, or other document incorporated in the Plan, the Confirmation Order or the Plan Supplement, on the Effective Date:

a.    the obligations of the Debtors under the RCF Credit Agreement, the Senior Notes Indenture, stock certificates, book entries, and any other certificate, share, note, bond, indenture, purchase right, option, warrant, or other instrument or document, directly or indirectly, evidencing or creating any indebtedness or obligation of or ownership interest in the Debtors giving rise to any Claim or Interest (except (i) such Certificates, notes or other instruments or documents evidencing indebtedness or obligations of, or Interests in, the Debtors that are specifically Reinstated pursuant to the Plan or the Confirmation Order and (ii) all letters of credit issued by HSBC Bank USA under the RCF Credit Agreement which shall be treated as set forth in Article IV.D.d of the Plan) shall be rolled into the Exit Revolving Credit Facility;

b.    the obligations of the Debtors pursuant, relating or pertaining to any agreements, indentures, certificates of designation, bylaws, or certificate or articles of incorporation or similar documents governing the shares, Certificates, notes, bonds, purchase rights, options, warrants, or other instruments or documents evidencing or creating any indebtedness or obligation of the Debtors (except such agreements, Certificates, notes or other instruments evidencing indebtedness or obligations of or Interests in the Debtors that are specifically Reinstated pursuant to the Plan or the Confirmation Order) shall be released and discharged; provided, however, that, notwithstanding Confirmation, the occurrence of the Effective Date, or the cancellation, release, and discharge contained in Article IV.J of the Plan, any agreement that governs the rights of the RCF Agent and/or the Senior Notes Trustee (including, without limitation, the Senior Notes Indenture), or any other Holder of a Claim shall continue in effect solely for purposes of:

i.     enabling Holders of Allowed Claims or Interests to receive distributions under the Plan and the Confirmation Order, as provided therein (in the case of distributions under the Plan to Holders of Senior Notes Claims, subject to the Senior Notes Trustee’s charging lien and priority of payment rights), and for enforcing any rights hereunder or thereunder against parties other than the Debtors, the Reorganized Debtors or their Representatives;

ii.    allowing the RCF Agent and Senior Notes Trustee, in accordance with Article VII of the Plan, to make distributions to the Holders of RCF Claims and, subject to the Senior Notes Trustee’s charging lien and priority of payment rights, Holders of Senior Notes Claims, as applicable;

iii.    allowing the RCF Agent and Senior Notes Trustee to maintain any right of priority of payment, charging lien, indemnification, exculpation, contribution, subrogation, or any other Claim or entitlement it may have under the RCF Documents or the Senior Notes Indenture, as applicable (which shall survive and not be released), other than against the Debtors and the Reorganized Debtors;

iv.    allowing the RCF Agent and Senior Notes Trustee to enforce any obligations owed to each of them under the Plan or the Confirmation Order;

v.    permitting the RCF Agent and Senior Notes Trustee, as applicable, to appear and be heard in the Chapter 11 Cases or in any proceeding in the Bankruptcy Court or any other court, including, without limitation, to enforce any obligations owed to the Senior Notes Trustee or to Holders of Senior Notes Claims, under the Plan, Confirmation Order, or relating to the Senior Notes Indenture;

vi.    permitting the RCF Agent and Senior Notes Trustee to exercise their respective rights relating to the interests of the RCF Lenders and Senior Noteholders on account of the RCF Claims or the Senior Notes Claims, as applicable, to the extent consistent with the Plan or the Confirmation Order;

vii.    preserving the rights of the RCF Agent to payment of reasonable and documented fees and expenses in connection with the implementation and consummation of the Plan;

viii.    preserving the rights of the Senior Notes Trustee to payment of reasonable and documented fees and expenses in connection with the implementation and consummation of the Plan; and

ix.    permitting the RCF Agent and Senior Notes Trustee to perform any functions that are necessary to effectuate the foregoing.

The preceding provisos shall not affect the discharge of Claims pursuant to the Bankruptcy Code, the Confirmation Order, or the Plan or result in any expense or liability to the Reorganized Debtors, except to the extent set forth in or provided for under the Plan or the Confirmation Order; provided that nothing in this section shall effect a cancellation of any Subscription Rights, New Diamond Common Shares, New Warrants, or Intercompany Interests.

Except as expressly provided in the Plan or the Confirmation Order, on and after the Effective Date, each of the RCF Agent and Senior Notes Trustee and their respective agents, successors, and assigns shall be automatically and fully discharged and released of all of their duties and obligations under the Base Indenture and the applicable RCF Documents, as applicable. The Reorganized Debtors shall pay the Senior Notes Trustee’s reasonable and documented fees and expenses (including the expenses of its counsel and agents) incurred after the Effective Date in connection with the implementation of the Plan, including, but not limited to, making distributions pursuant to and in accordance with the Plan.

11.    Corporate Action

On the Effective Date, all actions contemplated by the Plan or the Confirmation Order shall be deemed authorized and approved by the Bankruptcy Court in all respects, including, as applicable:

a.    the adoption of the New Organizational Documents and any other new corporate governance documents;

b.    the execution and delivery of the Restructuring Documents and any related instruments, agreements, guarantees, filings, or other related documents;

c.    the implementation of the Restructuring Transactions; and

d.    all other actions contemplated by the Plan or the Confirmation Order (whether to occur before, on, or after the Effective Date). On the Effective Date, all matters provided for in the Plan or the Confirmation Order involving the corporate structure of the Reorganized Debtors, and any corporate action required by the Debtors or the Reorganized Debtors in connection with the Plan or the Confirmation Order, shall be deemed to have occurred and shall be in effect, without any requirement of further action by the Interest Holders, directors, or officers of the Debtors or the Reorganized Debtors.

On or (as applicable) before the Effective Date, the appropriate officers of the Debtors or the Reorganized Debtors shall be authorized to issue, execute, and deliver the agreements, documents, securities, and instruments contemplated by the Plan or the Confirmation Order (or necessary or desirable to effect the transactions contemplated by the Plan or the Confirmation

Order) in the name of and on behalf of the Reorganized Debtors, including, without limitation, the Restructuring Documents and any and all other agreements, documents, securities, and instruments relating to the foregoing, to the extent not previously authorized by the Bankruptcy Court. The authorizations and approvals contemplated by Article IV.K of the Plan shall be effective notwithstanding any requirements under non-bankruptcy law.

12.    New Organizational Documents

To the extent required under the Plan, the Confirmation Order, or applicable non-bankruptcy law, the Reorganized Debtors shall file their respective New Organizational Documents and other applicable agreements (in a form consistent with the provisions of the Plan Support Agreement) with the applicable Secretaries of State or other applicable authorities in their respective states, provinces, or countries of incorporation or formation in accordance with the corporate laws of the respective states, provinces, or countries of incorporation or formation. Pursuant to section 1123(a)(6) of the Bankruptcy Code, to the extent applicable to these Chapter 11 Cases, the New Organizational Documents of the Reorganized Debtors will prohibit the issuance of non-voting equity securities.

13.    Directors and Officers of the Reorganized Debtors

The New Board shall be appointed by the Ad Hoc Group, in consultation with the Debtors’ management, and the identities and affiliations of directors on the New Board shall be set forth in the Plan Supplement, to the extent known at the time of Filing. On the Effective Date, the New Board will be comprised of seven directors selected by the Ad Hoc Group; provided, however, that unless otherwise determined by the board of directors of Diamond Offshore prior to the Effective Date, the Reorganized Company’s chief executive officer, Marc Edwards, shall be a member of the New Board for the duration of his term as the Reorganized Company’s chief executive officer and the remainder of the New Board shall be appointed in compliance with section 1129(a)(5) of the Bankruptcy Code.

Except as otherwise provided in the Plan, the Confirmation Order, the Plan Supplement or the New Organizational Documents, the officers of the Debtors immediately before the Effective Date, as applicable, shall serve as the initial officers of the Reorganized Debtors on the Effective Date.

Commencing on the Effective Date, each of the directors of the Reorganized Debtors shall be elected and serve pursuant to the terms of the applicable organizational documents of such Reorganized Debtor and may be replaced or removed in accordance with such organizational documents.

14.    Effectuating Documents; Further Transactions

On and after the Effective Date, the Reorganized Debtors, and the officers thereof and members of the New Board, shall be authorized to and may issue, execute, deliver, file, or record such contracts, securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan with respect to the Confirmation Order or the securities issued pursuant to the Plan (or the other Restructuring Documents), including the Restructuring Documents, in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorization, or consents, except those expressly required pursuant to the Plan or the Confirmation Order.

15.    Exemption from Certain Taxes and Fees

Pursuant to section 1146(a) of the Bankruptcy Code, any transfers of property pursuant to the Plan or the Confirmation Order (including under any of the Restructuring Documents and related documents) shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate tax, sale or use tax, mortgage recording tax, or other similar tax or governmental assessment, and, upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forgo the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents pursuant to such transfers of property without the payment of any such tax, recordation fee, or governmental assessment. Such exemption under section 1146(a) of the Bankruptcy Code specifically applies, without limitation, to: (a) the creation and recording of any mortgage, deed of trust, Lien, or other security interest; (b) the making or assignment of any lease or sublease; (c) any Restructuring Transaction; (d) the issuance, distribution and/or sale of any securities of the Debtors or the Reorganized Debtors; and (e) the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan or the Confirmation Order, including (i) any merger agreements, (ii) agreements of consolidation, restructuring, disposition, liquidation, or dissolution, (iii) deeds, (iv) bills of sale, or (v) assignments executed in connection with any Restructuring Transaction occurring under the Plan or the Confirmation Order.

16.    Insured Claims

Notwithstanding anything to the contrary contained herein, to the extent that the Debtors have insurance with respect to any Allowed General Unsecured Claim, the Holder of such Allowed General Unsecured Claim shall (a) be paid any amount from the proceeds of insurance to the extent that such Claim is insured, and (b) solely for the portion of such Claim that is not paid by the applicable insurance policy, receive the treatment provided for Allowed General Unsecured Claims in the Plan.

17.    Preservation of Causes of Action

In accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors shall retain and may (but are not required to) enforce all rights to commence and pursue any and all Causes of Action not released pursuant to Article VIII of the Plan, the Confirmation Order or another Order of the Bankruptcy Court, whether arising before or after the Petition Date, including the Preserved Causes of Action, and such Causes of Action shall vest in the Reorganized Debtors as of the Effective Date. The Reorganized Debtors shall, in their sole discretion, determine whether to bring, settle, release, compromise, or enforce such Causes of Action (or decline to do any of the foregoing), and shall not be required to seek further Bankruptcy Court approval for such action. No Entity may rely on the absence of specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against them as any indication that the Debtors or Reorganized Debtors will not pursue any and all available

Causes of Action against them. The Debtors and the Reorganized Debtors expressly reserve the right to prosecute any and all Causes of Action that are not released pursuant to Article VIII of the Plan against any Entity, except as otherwise provided in the Plan or the Confirmation Order. For the avoidance of doubt, the Reorganized Debtors shall not retain and may not enforce any rights to commence and pursue Avoidance Actions arising under section 547 of the Bankruptcy Code or any comparable “preference” action arising under applicable non-bankruptcy law.

18.    Director and Officer Liability Insurance

The Debtors’ D&O Liability Insurance Policies shall be Reinstated under the Plan to the fullest extent possible under applicable Law. Notwithstanding anything in the Plan or the Confirmation Order to the contrary, effective as of the Effective Date, the Reorganized Debtors shall be deemed to have assumed all D&O Liability Insurance Policies with respect to the Debtors’ directors, managers, officers, and employees serving on or prior to the Effective Date pursuant to section 365(a) of the Bankruptcy Code. Entry of the Confirmation Order will constitute the Bankruptcy Court’s approval of the Reorganized Debtors’ assumption of each of the D&O Liability Insurance Policies. Notwithstanding anything to the contrary contained in the Plan or the Confirmation Order, Confirmation of the Plan shall not discharge, impair, or otherwise modify any indemnity obligations assumed by the foregoing assumption of the D&O Liability Insurance Policies, and each such indemnity obligation will be deemed and treated as an executory contract that has been assumed by the Reorganized Debtors under the Plan or the Confirmation Order, and no Proof of Claim, Administrative Claim, or objection to Cure Claim need be Filed with respect thereto. For the avoidance of doubt, the D&O Liability Insurance Policies will continue to apply with respect to actions, or failures to act, that occurred on or prior to the Effective Date, subject to the terms and conditions of the D&O Liability Insurance Policies.

19.    Management Incentive Plan

On and after the Effective Date, the New Board shall be authorized to institute the MIP consistent with the terms and conditions set forth in the Employee Matters Term Sheet, which shall allocate 40% of the MIP Equity Shares within 120 days after the Effective Date and provide that at least 40% of such MIP Equity Shares shall be in the form of time-based awards vesting over a period of no longer than four years. Except as set forth in the Plan and in the Employee Matters Term Sheet, the terms and conditions for the MIP shall be determined by the New Board (or a committee thereof).

20.    KEIP Escrow & Deferred Payment

Notwithstanding anything to the contrary in the KEIP Order, the Reorganized Debtors shall make the Deferred Payment (to the extent actually earned by such KEIP Participants) to KEIP Participants on the Effective Date. In addition, the Debtors or Reorganized Debtors (as applicable) shall make all earned payments under the KEIP as soon as reasonably practicable after the end of any Performance Period occurring on or after the Confirmation Date for as long as the KEIP remains in effect; provided that the Deferred Payment for any such Performance Period shall be paid on the Effective Date.

On the Effective Date, the Debtors shall establish the KEIP Escrow and transfer an amount equal to the KEIP Escrow Amount from the Debtors’ general funds available as of the Effective Date. The KEIP Escrow shall be maintained in trust for the KEIP Participants and for no other Entities until all amounts owed to the KEIP Participants under the KEIP have been irrevocably paid in full to the KEIP Participants pursuant to the KEIP Order. No Liens, Claims, or interests shall encumber the KEIP Escrow or Cash held on account of the KEIP Escrow in any way. Such funds shall not be considered property of the Estates, the Debtors, or the Reorganized Debtors; provided, however, that the Reorganized Debtors shall have a reversionary interest in the excess, if any, of the amount of the KEIP Escrow over the aggregate amount owed to the KEIP Participants under the KEIP to be paid from the KEIP Escrow. When such amounts owed under the KEIP have been paid in full to the KEIP Participants, any remaining amount in the KEIP Escrow shall promptly be paid to the Reorganized Debtors without any further action or Order of the Bankruptcy Court.

21.    Employee Arrangements of the Reorganized Debtors

Except as otherwise provided in the Plan, the Confirmation Order or the Plan Supplement, all written employment, severance, retirement, indemnification, and other similar employee-related agreements or arrangements in place as of the Effective Date with the Debtors, retirement income plans and welfare benefit plans, or discretionary bonus plans or variable incentive plans regarding payment of a percentage of annual salary based on performance goals and financial targets for certain employees, including the Employee Compensation Programs as modified pursuant to the terms of the Plan and the SERP, shall be assumed (as may have been amended prior to or on the Effective Date, subject to any required amendments contemplated by the Employee Matters Term Sheet) by the Reorganized Debtors and shall remain in place after the Effective Date, as may be amended by agreement between the beneficiaries of such agreements, plans, or arrangements, on the one hand, and the Debtors, on the other hand, as applicable, or, after the Effective Date, by agreement with the Reorganized Debtors, provided, in each case, that any such amendments are consistent with the Employee Matters Term Sheet, and the Reorganized Debtors will continue to honor such agreements, arrangements, programs, and plans. On the Effective Date, the Reorganized Debtors shall adopt, approve, and authorize the Employee Compensation Plans.

Notwithstanding the foregoing, and unless otherwise provided in the Plan Supplement, all plans or programs calling for stock grants, stock issuances, stock reserves, or stock options shall be deemed rejected with regard to such issuances, grants, reserves, and options. For the avoidance of doubt, no provision in any agreement, plan, or arrangement to be assumed pursuant to the foregoing paragraph relating to the award of equity or equity-like compensation shall be binding on, or honored by, the Reorganized Debtors. Nothing in the Plan shall limit, diminish, or otherwise alter the Reorganized Debtors’ defenses, Claims, Causes of Action, or other rights with respect to any such contracts, agreements, policies, programs, and plans. Notwithstanding the foregoing, pursuant to section 1129(a)(13) of the Bankruptcy Code, on and after the Effective Date, all retiree benefits (as that term is defined in section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with applicable Law.

On the Effective Date, the Reorganized Debtors shall release, waive, and relinquish any and all rights to claw back or recover any amounts paid to the KEIP Participants on or before the Petition Date under any compensation arrangements among such participants and the Debtors.

22.    Restructuring Expenses

The accrued and unpaid Restructuring Expenses incurred, or estimated to be incurred, up to and including the Effective Date (whether incurred prepetition or post-petition) shall be paid in full in Cash on the Effective Date (to the extent not previously paid during the course of the Chapter 11 Cases) without the need for any further notice or approval by the Bankruptcy Court or otherwise. All Restructuring Expenses to be paid on the Effective Date shall be estimated prior to and as of the Effective Date, and such estimates shall be delivered to the Debtors at least two (2) Business Days before the anticipated Effective Date (or such shorter period as the Debtors may agree); provided, that such estimate shall not be considered an admission or limitation with respect to such Restructuring Expenses. Within ten (10) Business Days after the Effective Date, final invoices for all Restructuring Expenses incurred prior to and as of the Effective Date shall be submitted to the Reorganized Debtors.

23.    Ordinary Course Professionals

Any Ordinary Course Professional is authorized to set off any undisputed Claim for prepetition fees and expenses against any amount held on retainer for such Ordinary Course Professional.

24.    Reporting Company

The Reorganized Company agrees, if instructed by the Requisite Financing Parties, to use commercially reasonable efforts to have the New Diamond Common Shares listed or quoted on the New York Stock Exchange (the “NYSE”) on the Effective Date, or if such listing or quotation is not possible on the Effective Date, as soon as reasonably practicable after the Effective Date, in each case, subject to applicable listing requirements. On and after the Effective Date, the Reorganized Company shall continue to file annual, quarterly, and current reports with the SEC.

25.    Notice of Effective Date

On the Effective Date, or as soon as reasonably practicable thereafter, the Debtors shall File a notice of the occurrence of the Effective Date with the Bankruptcy Court.

D.    Treatment of Executory Contracts and Unexpired Leases

1.    Assumption and Rejection of Executory Contracts and Unexpired Leases

As of and subject to the occurrence of the Effective Date and the payment of any applicable Cure Claims, all Executory Contracts and Unexpired Leases to which any of the Debtors are a party, including, without limitation, the Backstop Agreement, and which have not expired by their own terms on or prior to the Effective Date, shall be deemed assumed except for any Executory Contracts and Unexpired Leases that (a) are identified on the Schedule of Rejected Contracts; (b) have been previously rejected by a Final Order; (c) are the subject of a motion to reject Executory Contracts and Unexpired Leases that is pending on the Confirmation Date; (d) are subject to a motion to reject

Executory Contracts and Unexpired Leases pursuant to which the requested effective date of such rejection is after the Effective Date; or (e) are otherwise rejected pursuant to the terms of the Plan. All Executory Contracts and Unexpired Leases listed on the Schedule of Rejected Contracts will be deemed rejected as of the Effective Date.

Subject to the occurrence of the Effective Date, entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of the assumptions or rejections of Executory Contracts and Unexpired Leases provided for in the Plan, the Confirmation Order or the Schedule of Rejected Contracts, pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Unless otherwise indicated, assumptions of Executory Contracts and Unexpired Leases pursuant to the Plan and the Confirmation Order are effective as of the Effective Date. Each Executory Contract and Unexpired Lease assumed pursuant to the Plan, the Confirmation Order or by any other Order of the Bankruptcy Court, but not assigned to a third party before the Effective Date, shall re-vest in and be fully enforceable by the applicable contracting Reorganized Debtor in accordance with its terms, except as such terms may have been modified by the provisions of the Plan, the Confirmation Order or any Order of the Bankruptcy Court authorizing and providing for its assumption under applicable federal law.

The Debtors reserve the right to alter, amend, modify, or supplement the Schedule of Rejected Contracts (subject to the reasonable consent of the Requisite Consenting Stakeholders), including to add or remove any Executory Contracts and Unexpired Leases, at any time up to and including the Effective Date. As such, the Schedule of Rejected Contracts is not final, and is subject to ongoing review.

To the maximum extent permitted by law, to the extent any provision in any Executory Contracts and Unexpired Leases assumed pursuant to the Plan or the Confirmation Order restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the assumption of such Executory Contracts and Unexpired Leases (including any “change of control” or cross-default provision, solely to the extent applicable to a default or alleged default that occurred on or prior to the Effective Date), then such provision shall be deemed modified and of no further effect, such that the transactions contemplated by the Plan or the Confirmation Order shall not entitle the non-Debtor party thereto to terminate such Executory Contracts and Unexpired Leases or to exercise any other default-related rights with respect thereto.

2.    Claims Based on Rejection of Executory Contracts and Unexpired Leases

Notwithstanding anything to the contrary in the Bar Date Order, counterparties to Executory Contracts and Unexpired Leases listed on the Schedule of Rejected Contracts, if any, shall be served with a notice of rejection of Executory Contracts and Unexpired Leases with the Plan Supplement. Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts and Unexpired Leases, if any, must be Filed with the Bankruptcy Court within thirty (30) days after the date of the Order of the Bankruptcy Court approving such rejection. Any Claims arising from the rejection of any Executory Contracts and Unexpired Leases that are not Filed within such time will be automatically Disallowed, forever barred from assertion, and shall not be enforceable against, as applicable, the Debtors, the Reorganized Debtors, the Estates, or the property of the foregoing parties, without the need for any objection by the Debtors or Reorganized

Debtors, as applicable, or further notice to, or action, Order, or approval of the Bankruptcy Court or any other Entity, and any Claims arising out of the rejection of such Executory Contracts and Unexpired Leases shall be deemed fully satisfied, released, and discharged, notwithstanding anything in a Proof of Claim to the contrary, and all such Claims will be subject to the injunction set forth in Article VIII.F of the Plan. All Allowed Claims arising from the rejection of Executory Contracts and Unexpired Leases shall be classified as General Unsecured Claims, and shall be treated in accordance with Article III of the Plan; provided that post-petition interest shall accrue on such Rejection Damages Claim at (i) the Federal Judgment Rate, (ii) any applicable contract rate solely to the extent such rate applies, or (iii) such other rate as agreed to among the Debtors and such Holder or as determined by the Bankruptcy Court (in any adversary proceeding, contested matter, or otherwise) solely for the period (a) commencing on the effective date of the rejection as set forth in the applicable Order of the Bankruptcy Court approving such rejection and (b) ending on the date such Rejection Damages Claim is satisfied in full in accordance with Article III of the Plan.

3.    Cure of Defaults for Assumed Executory Contracts and Unexpired Leases

The Debtors shall serve a Cure Notice on parties to Executory Contracts and Unexpired Leases to be assumed pursuant to the Plan, detailing the applicable Cure Amounts for such parties and setting forth the applicable assignee, if any, no later than fourteen (14) days prior to the Confirmation Hearing in accordance with the Disclosure Statement Order. For the avoidance of doubt, and notwithstanding anything to the contrary in the Plan, any Executory Contracts and Unexpired Leases not otherwise rejected by the Debtors shall be deemed assumed pursuant to the Plan and the Confirmation Order. In the event any Executory Contracts and Unexpired Leases to be assumed pursuant to the Plan are not listed in the Cure Notice, the Cure Amount for such Executory Contracts and Unexpired Leases shall be deemed to be zero dollars ($0).

Any counterparty to any Executory Contracts and Unexpired Leases shall have the time prescribed by the Disclosure Statement Order to object to the proposed assumption, assumption and assignment, or related Cure Amount listed on the Cure Notice. If no objection is timely received, the counterparties to such Executory Contracts and Unexpired Leases to be assumed shall be deemed to have consented to the assumption (or assumption and assignment) of such Executory Contracts and Unexpired Leases and such counterparties to such Executory Contracts and Unexpired Leases shall be deemed to release and waive, subject to such counterparties’ receipt of the relevant Cure Amounts, any and all rights arising under such Executory Contracts and Unexpired Leases related to any default, cross-default, termination, put right, or other similar provision related to any event, default, or potential default occurring on or prior to the Effective Date.

The Bankruptcy Court will determine any proper and timely Assumption Dispute Filed in writing with the Bankruptcy Court by entry of an Order; provided, that the Debtors or the Reorganized Debtors, as applicable, may settle any Assumption Dispute without any further action, Order, or approval of the Bankruptcy Court; provided, further, that where an Assumption Dispute relates solely to the applicable Cure Amount, the Debtors may assume and/or assume and assign the applicable Executory Contracts and Unexpired Leases prior to the resolution of such Assumption Dispute, subject to establishing an escrow with funds in an amount as agreed by the parties thereto or as determined by the Bankruptcy Court at the Confirmation Hearing. If there is an Assumption Dispute, the Debtors reserve the right (subject to the reasonable consent of the Requisite Consenting Stakeholders) to reject or nullify the assumption or assignment of the applicable Executory Contracts and Unexpired Leases no later than thirty (30) days after an Order of the Bankruptcy Court resolving such Assumption Dispute becomes a Final Order. Any objections to any proposed Cure Amounts or to the assumption of any Executory Contracts and Unexpired Leases will not be treated as objections to Confirmation of the Plan.

4.    Payments Related to Assumption of Executory Contracts and Unexpired Leases

Any Cure Amounts shall be satisfied pursuant to section 365(b)(1) of the Bankruptcy Code by payment of the Cure Amount, as reflected in the applicable Cure Notice, in Cash on the later of (i) the Effective Date and (ii) the date of resolution of an Assumption Dispute, or in each case as soon as reasonably practicable thereafter, subject to the limitations described in Article V.C of the Plan, or on such other terms as the parties to such Executory Contracts and Unexpired Leases and the Debtors may otherwise agree. If no Cure Amount is reflected in the applicable Cure Notice, no Cure Amount shall be deemed to be owing, unless otherwise ordered by the Bankruptcy Court.

Assumption or assumption and assignment of any Executory Contracts and Unexpired Leases pursuant to the Plan or otherwise shall result in the full release and satisfaction of any Claims against any Debtor or defaults by any Debtor, whether monetary or nonmonetary, including defaults of provisions restricting the change in control, cross-default, ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contracts and Unexpired Leases at any time before the date that the Debtors assume or assume and assign such Executory Contracts and Unexpired Leases. Any Proofs of Claim Filed with respect to any Executory Contracts and Unexpired Leases that have been assumed or assumed and assigned shall be deemed Disallowed and expunged, without further notice to or action, Order, or approval of the Bankruptcy Court or any other Entity, upon the assumption of such Executory Contracts and Unexpired Leases.

5.    Preexisting Obligations to the Debtors under Executory Contracts and Unexpired Leases

Notwithstanding any non-bankruptcy law to the contrary, the Debtors expressly reserve and do not waive any right to receive, or any continuing obligation of a counterparty to provide, warranties or continued maintenance obligations on goods previously purchased, or services previously received, by the contracting Debtors from counterparties to rejected or repudiated Executory Contracts and Unexpired Leases. For the avoidance of doubt, the rejection of any Executory Contracts and Unexpired Leases pursuant to the Plan or otherwise shall not constitute a termination of pre-existing obligations owed to the Debtors under such Executory Contracts and Unexpired Leases.

6.    Indemnification Obligations

Except to the extent inconsistent with the Plan or the Confirmation Order, the obligation of each Debtor to indemnify any individual who is serving or served as one of such Debtor’s directors, officers or employees on or after the Petition Date will be deemed and treated as executory contracts that are assumed by each Reorganized Debtor pursuant to the Plan or the Confirmation Order as of the Effective Date on the terms provided in the applicable certificates of incorporation, bylaws or similar constituent documents, by statutory law, or by written agreement, policies, or procedures of or with such Debtor. Accordingly, such indemnification obligations will survive and be unaffected by entry of the Confirmation Order, irrespective of whether such indemnification is owed for an act or event occurring before or after the Petition Date; provided, however, that none of the Reorganized Debtors shall amend or restate any New Organizational Documents before or after the Effective Date to terminate or adversely affect any such indemnification obligations.

7.    Insurance Policies

All insurance policies pursuant to which any Debtor has any obligations in effect as of the date of the Confirmation Order shall be deemed and treated as executory contracts pursuant to the Plan, shall be assumed by the respective Debtors and Reorganized Debtors, and shall continue in full force and effect thereafter in accordance with their respective terms. All insurance policies shall vest in the Reorganized Debtors.

8.    Modifications, Amendments, Supplements, Restatements or Other Agreements

Unless otherwise provided in the Plan or the Confirmation Order, all Executory Contracts and Unexpired Leases that are assumed shall include all exhibits, schedules, modifications, amendments, supplements, restatements, or other agreements that in any manner affect such Executory Contracts and Unexpired Leases, and affect Executory Contracts and Unexpired Leases related thereto, if any, including easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated under the Plan or the Confirmation Order.

Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of such Executory Contracts and Unexpired Leases or the validity, priority, or amount of any Claims that may arise in connection therewith.

9.    Contracts and Leases Entered into after the Petition Date

Contracts and leases entered into after the Petition Date by any Debtor, including any Executory Contracts and Unexpired Leases assumed by such Debtor, will be performed by the applicable Debtor or Reorganized Debtor liable thereunder in the ordinary course of its business. Accordingly, such contracts and leases (including any assumed Executory Contracts and Unexpired Leases) that have not been rejected as of the date of Confirmation will survive and remain unaffected by entry of the Confirmation Order.

10.    PCbtH Settlement

The Debtors reached a global settlement among the Debtors, Hydril, and EFS BOP regarding the PCbtH Litigation and related matters (the “PCbtH Settlement”), the material terms of which are set forth in the Amended PCbtH Contract MOU. In accordance with the terms of the Amended PCbtH Contract MOU, the Debtors shall assume the Amended PCbtH Contracts as of the Effective Date. The Debtors shall seek to assume the Amended PCbtH Contracts pursuant to the PCbtH Assumption Motion, which shall be scheduled for approval at the Confirmation Hearing. The material terms of the PCbtH Settlement shall be set forth in the PCbtH Assumption Motion. Subject to entry of the PCbtH Assumption Order, the PCbtH Litigation shall be withdrawn or dismissed, as applicable, in its entirety on the Effective Date. Notwithstanding anything to the contrary in the Plan, and subject to entry of the PCbtH Assumption Order, the EFS BOP Guaranty shall be Reinstated on the Effective Date and remain in full force and effect with respect to the Amended EFS BOP Contract.71

11.    Reservation of Rights

Neither the exclusion nor the inclusion by the Debtors of any contract or lease on any exhibit, schedule, or other annex to the Plan, the Confirmation Order or in the Plan Supplement, nor anything contained in the Plan, shall constitute an admission by the Debtors that any such contracts or leases are or are not Executory Contracts and Unexpired Leases or that the Debtors or the Reorganized Debtors or their respective Affiliates have any liability thereunder.

Except as explicitly provided in the Plan, nothing in the Plan shall waive, excuse, limit, diminish, or otherwise alter any of the defenses, Claims, Causes of Action, or other rights of the Debtors or the Reorganized Debtors under any executory or non-executory contract or unexpired or expired lease.

Nothing in the Plan shall increase, augment, or add to any of the duties, obligations, responsibilities, or Liabilities of the Debtors or the Reorganized Debtors, as applicable, under any executory or non-executory contract or unexpired or expired lease.

If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of its assumption under the Plan, the Debtors or Reorganized Debtors, as applicable, shall, subject to the consent of the Requisite Consenting Stakeholders, have thirty (30) days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.

[71]

The terms of the PCbtH Settlement as set forth in the Amended PCbtH Contract MOU are acceptable to the Requisite Consenting Stakeholders and the Requisite Financing Parties, but the definitive documentation of the PCbtH Settlement remains subject to the review and applicable reasonable consent rights of the Requisite Consenting Stakeholders and Requisite Financing Parties.

E.    Procedures for Disputed Claims and/or Interests

1.    Disputed Claims Process

After the Effective Date, the Reorganized Debtors shall retain responsibility for administering, disputing, objecting to, compromising, or otherwise resolving all Claims, including, without limitation, full power, authority, and standing to investigate (including through discovery conducted under Bankruptcy Rule 2004), prosecute, compromise, or otherwise resolve any Claim.

Holders of Disputed Claims may be subject to the Bankruptcy Court process to the extent set forth above. On and after the Effective Date, except as otherwise provided in the Plan or the Confirmation Order, all Allowed Claims shall be paid pursuant to the Plan and the Confirmation Order and in the ordinary course of business of the Reorganized Debtors and shall survive the Effective Date as if the Chapter 11 Cases had not been commenced, subject to any applicable limitations on the allowance of such Claims under the Bankruptcy Code. The Reorganized Debtors may bring Disputed Claims to the Bankruptcy Court prior to the Claims Objection Deadline or allow such Claims to be adjudicated in the applicable state court or other court of competent jurisdiction. To the extent that an Entity is required to File a Proof of Claim and the Debtors or the Reorganized Debtors, as applicable, do not determine that the Claim subject to such Proof of Claim is Allowed, such Claim shall be Disputed unless Allowed or Disallowed by a Final Order or as otherwise set forth in Article VI of the Plan. Notwithstanding the foregoing, Entities must file cure objections as set forth in Article V.C of the Plan to the extent such Entity disputes the amount of the cure proposed to be paid by the Debtors or the Reorganized Debtors, as applicable. All Proofs of Claim not Filed by the Claims Bar Date, the Administrative Claims Bar Date, or the applicable date set forth in the Plan shall be disallowed and forever barred, estopped, and enjoined from assertion, and shall not be enforceable against any Reorganized Debtor, without the need for any objection by the Reorganized Debtors or any further notice to or action, Order, or approval of the Bankruptcy Court, and Holders of such Claims shall not receive any distributions on account of such Claims.

Holders of Existing Parent Equity Interests shall not be required to File a Proof of Claim and any Proof of Claim Filed on account of Existing Parent Equity Interests shall be deemed expunged. Holders of Existing Parent Equity Interests shall receive the treatment as set forth in Article III of the Plan.

2.    Disputed and Contingent Claims Reserve

On the Effective Date, the Debtors and/or Reorganized Debtors, as applicable, may establish one or more reserves for alleged General Unsecured Claims that are contingent or have not yet been Allowed, in an estimated amount or amounts as reasonably determined by the applicable Debtors in their discretion with the reasonable consent of the Requisite Consenting Stakeholders.

3.    Objections to Claims

Except as otherwise specifically provided in the Plan or the Confirmation Order, after the Effective Date, the Reorganized Debtors, shall have the sole authority to: (a) File, withdraw, or litigate to judgment objections to Claims or Interests; (b) settle or compromise any Disputed Claim or Interest without any further notice to or action, Order, or approval by the Bankruptcy Court; and (c) administer and adjust the Debtors’ Claims Register to reflect any such settlements or compromises without any further notice to or action, Order, or approval by the Bankruptcy Court, in each case in accordance with the applicable Omnibus Objection Procedures. For the avoidance of doubt, except as otherwise provided in the Plan, from and after the Effective Date, each Reorganized Debtor shall have and retain any and all rights and defenses such Reorganized Debtor had immediately prior to the Effective Date with respect to any Disputed Claim, including the Causes of Action retained pursuant to Article IV.P of the Plan.

Any objections to Claims shall be Filed on or before the Claims Objection Deadline. For the avoidance of doubt, the Bankruptcy Court may extend the time period to object to Claims set forth in this paragraph at any time before the Claims Objection Deadline upon request by the Debtors or the Reorganized Debtors, as applicable.

4.    Reinstatement of Claims

After the Effective Date, the Reorganized Debtors shall have the sole authority to Reinstate any Disputed Claim and/or Interest, including any Disputed Claim or Interest related to or arising from any litigation, arbitration, or other proceeding pending against a Debtor as of the Effective Date, without any further notice to or action, Order, or approval by the Bankruptcy Court in their sole discretion; provided that the Reorganized Debtors shall provide notice of the Reinstatement of any Disputed Claim or Interest to the Holder of such Disputed Claim or Interest at least 14 days prior to the Reinstatement of any such Disputed Claim or Interest. Following such Reinstatement, the Debtors or the Reorganized Debtors, as applicable, may administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, Order, or approval by the Bankruptcy Court.

5.    Estimation of Claims or Interests

Before or after the Effective Date, the Debtors or the Reorganized Debtors may (but are not required to), at any time, request that the Bankruptcy Court estimate any Disputed Claim or Interest pursuant to applicable Law, including pursuant to section 502(c) of the Bankruptcy Code, for any reason, regardless of whether any party previously has objected to such Disputed Claim or Interest or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction under sections 157 and 1334 of the Judicial Code to estimate any such Disputed Claim or Interest, including during the litigation of any objection to any Disputed Claim or Interest or during the pendency of any appeal relating to such objection. Notwithstanding any provision otherwise in the Plan or the Confirmation Order, a Disputed Claim or Interest that has been expunged from the Claims Register, but that either is subject to appeal or has not been the subject of a Final Order, shall be deemed to be estimated at zero dollars, unless otherwise ordered by the Bankruptcy Court. In the event that the Bankruptcy Court estimates any Disputed Claim or Interest, unless otherwise ordered by the Bankruptcy Court or agreed to by the Debtors or the Reorganized Debtors, as applicable, and the Holder of such Disputed Claim or Interest, and except with respect to any Disputed Claims based on personal injury or tort-based theories of recovery, that estimated amount shall constitute the maximum limitation on such Disputed Claim or Interest for all purposes under the Plan (including for purposes of distributions and discharge) and may be used as evidence in any supplemental proceedings, and the Debtors or the Reorganized

Debtors may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Disputed Claim or Interest; provided that such limitation shall not apply to Disputed Claims or Interests against any of the Debtors requested by the Debtors to be estimated for voting purposes only. Notwithstanding section 502(j) of the Bankruptcy Code, in no event shall any Holder of a Disputed Claim or Interest that has been estimated pursuant to section 502(c) of the Bankruptcy Code or otherwise be entitled to seek reconsideration of such estimation unless such Holder has Filed a motion requesting the right to seek such reconsideration on or before fourteen days after the date on which such Disputed Claim or Interest is estimated.

6.    Adjustment to Claims without Objection

Any Claim or Interest that has been paid, satisfied, amended, superseded, cancelled, or otherwise expunged (including pursuant to the Plan or the Confirmation Order) may be adjusted or expunged on the Claims Register at the direction of the Reorganized Debtors without the Reorganized Debtors having to File an application, motion, complaint, objection, or any other legal proceeding seeking to object to such Claim or Interest and without any further notice to or action, Order, or approval of the Bankruptcy Court. Additionally, any Claim or Interest that is duplicative or redundant with another Claim or Interest against the same Debtor may be adjusted or expunged on the Claims Register at the direction of the Reorganized Debtors without the Reorganized Debtors having to File an application, motion, complaint, objection, or any other legal proceeding seeking to object to such Claim or Interest and without any further notice to or action, Order, or approval of the Bankruptcy Court.

7.    Disallowance of Claims or Interests

Except as otherwise expressly provided for in the Plan, including with respect to Avoidance Actions under section 547 of the Bankruptcy Code, all Claims of any Entity from which property is recoverable, based on an Order from the Bankruptcy Court, under sections 542, 543, 550, or 553 of the Bankruptcy Code or that is a transferee of a transfer that is avoidable, based on an Order from the Bankruptcy Court, under sections 522(f), 522(h), 544, 545, 548, 549, or 724(a) of the Bankruptcy Code, shall be deemed Disallowed pursuant to section 502(d) of the Bankruptcy Code, and Holders of such Claims may not receive any distributions on account of such Claims until such time as such Causes of Action against that Entity have been settled or a Final Order with respect thereto has been entered by the Bankruptcy Court and all sums due, if any, to the Debtors by that Entity have been turned over or paid to the Debtors or the Reorganized Debtors, as applicable.

Except as otherwise provided in the Plan, agreed to by the Reorganized Debtors or otherwise pursuant to an Order of the Bankruptcy Court, all Proofs of Claim Filed after the applicable Claims Bar Date shall be deemed Disallowed in full and expunged as of the Effective Date, forever barred, estopped, and enjoined from assertion. Such Disallowed Claims shall not be enforceable against any Reorganized Debtor, without the need for any objection by the Reorganized Debtors or any further notice to or action, Order, or approval of the Bankruptcy Court, and Holders of such Disallowed Claims shall not receive distributions on account of such Disallowed Claims. Notwithstanding the foregoing, the Debtors or Reorganized Debtors, as applicable, may, in their reasonable discretion, elect to allow a Proof of Claim Filed after the applicable Claims Bar Date to the extent such Proof of Claim relates to a Scheduled Claim and asserts a Claim amount lower than the scheduled amount for such Scheduled Claim set forth in the

Debtors’ Statements and Schedules, Allow the Claim in the amount asserted in such Proof of Claim for all purposes under the Plan, and make any adjustments to the Claims Register to reflect such treatment without requiring any further notice to or action, Order, or approval by the Bankruptcy Court.

8.    Single Satisfaction Rule

Holders of Allowed Claims or Interests may assert such Claims and/or Interests against each Debtor obligated with respect to such Allowed Claims and/or Interests, and such Allowed Claims and/or Interests shall be entitled to share in the recovery provided for the applicable Class of Claims and/or Interests against each obligated Debtor based upon the full Allowed amount of such Claims and/or Interests. Notwithstanding the foregoing, in no case shall the aggregate value of all property received or retained under the Plan on account of any Allowed Claim and/or Interest exceed 100 percent of the underlying Allowed amount of such Claim and/or Interest.

9.    Omnibus Objection Procedures Cumulative

All of the objection, estimation, and resolution procedures for Claims and/or Interests are cumulative and not exclusive of one another. Claims or Interests may be estimated and subsequently compromised, settled, withdrawn, or resolved under the Omnibus Objection Procedures.

F.    Provisions Governing Distributions

1.    Distributions Generally

One or more Disbursing Agents shall make all distributions under the Plan to the Holders of Allowed Claims or Interests in accordance with the terms of the Plan. Such distributions shall be made to Holders of Allowed Claims or Interests on behalf of the respective Debtors to which such Allowed Claims or Interests relate.

2.    Distribution Record Date

On the Effective Date, the Claims Register shall be closed, and the Disbursing Agent shall be authorized and entitled to recognize only those record holders, if any, listed on the Claims Register as of the close of business on the Effective Date. Notwithstanding the foregoing, if a Claim or Interest, other than one based on a publicly traded Certificate, is transferred and the Debtors have been notified in writing of such transfer less than ten (10) days before the Effective Date, the Disbursing Agent shall make distributions to the transferee (rather than the transferor) only to the extent practical and in any event only if the relevant transfer form contains an unconditional and explicit certification and waiver of any objection to the transfer by the transferor.

3.    Timing and Calculation of Amounts to Be Distributed

Unless otherwise provided in the Plan or the Confirmation Order, on the Effective Date or as soon as reasonably practicable thereafter (or, if a Claim or Interest is not an Allowed Claim or Allowed Interest on the Effective Date, on the date that such Claim or Interest becomes Allowed or as soon as reasonably practicable thereafter), each Holder of an Allowed Claim or Allowed

Interest (or such Holder’s Affiliate) shall receive the full amount of the distributions that the Plan provides for Allowed Claims and Allowed Interests in each applicable Class and in the manner provided in the Plan. In the event that any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date. Except as otherwise provided in the Plan, Holders of Claims or Interests shall not be entitled to interest, dividends, or accruals on the distributions provided for in the Plan, regardless of whether such distributions are delivered on or at any time after the Effective Date.

4.    Disbursing Agent

All distributions under the Plan shall be made by the Reorganized Debtors (or such other Entity designated by the Reorganized Debtors), as Disbursing Agent, on or after the Effective Date to the record Holders of Claims or Interests as of the Distribution Record Date who are entitled to receive distributions under the Plan. The Disbursing Agent, in its reasonable discretion, may elect to make Cash distributions in currencies other than US dollars. A Disbursing Agent shall not be required to give any bond, surety, or other security for the performance of its duties. The Reorganized Debtors shall use commercially reasonable efforts to provide the Disbursing Agent (if other than the Reorganized Debtors) with the amounts of Claims and the identities and addresses of Holders of Claims or Interests as of the Distribution Record Date, in each case, as set forth in the Debtors’ or Reorganized Debtors’ books and records. The Reorganized Debtors shall cooperate in good faith with the applicable Disbursing Agent (if other than the Reorganized Debtors) to comply with the reporting requirements outlined in Article IV.K of the Plan.

5.    Rights and Powers of Disbursing Agent

From and after the Effective Date, the Disbursing Agent, solely in its capacity as Disbursing Agent, shall be exculpated by all Entities, including, without limitation, Holders of Claims against and Interests in the Debtors and other parties in interest, from any and all Claims, Causes of Action, and other assertions of liability arising out of the discharge of the powers and duties conferred upon such Disbursing Agent by the Plan or any Order of the Bankruptcy Court entered pursuant to or in furtherance of the Plan, or applicable Law, except for actions or omissions to act arising out of the gross negligence or willful misconduct, fraud, malpractice, criminal conduct, or ultra vires acts of such Disbursing Agent. No Holder of a Claim or Interest or other party in interest shall have or pursue any Claim or Cause of Action against the Disbursing Agent, solely in its capacity as Disbursing Agent, for making payments in accordance with the Plan or for implementing provisions of the Plan, except for actions or omissions to act arising out of the gross negligence or willful misconduct, fraud, malpractice, criminal conduct, or ultra vires acts of such Disbursing Agent.

A Disbursing Agent shall be empowered to (a) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties hereunder, (b) make all distributions contemplated hereby, (c) employ professionals to represent it with respect to its responsibilities, and (d) exercise such other powers as may be vested in the Disbursing Agent by Order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions of the Plan.

6.    Expenses of Disbursing Agent

To the extent the Disbursing Agent is an Entity other than a Reorganized Debtor, except as otherwise ordered by the Bankruptcy Court and subject to the written agreement of the Reorganized Debtors, the amount of any reasonable fees and expenses incurred by the Disbursing Agent on or after the Effective Date (including Taxes) and any reasonable compensation and expense reimbursement Claims (including for reasonable attorneys’ and other professional fees and expenses) made by the Disbursing Agent shall be paid in Cash by the Reorganized Debtors in the ordinary course of business.

7.    No Post-petition Interest on Claims

Unless otherwise specifically provided for in an Order of the Bankruptcy Court, the Plan, or the Confirmation Order, including for the avoidance of doubt, Article III.B.5 and Article III.F of the Plan, or as required by applicable bankruptcy law, post-petition interest shall not accrue or be paid on any Claims and no Holder of a Claim shall be entitled to interest accruing on or after the Petition Date on any such Claim. Additionally, and without limiting the foregoing, unless otherwise specifically provided for in the Plan or as otherwise required by section 506(b) of the Bankruptcy Code, post-petition interest shall not accrue or be paid on any Disputed Claim in respect of the period from the Effective Date to the date that a final distribution is made, if such Disputed Claim becomes an Allowed Claim. Any Holder of an Allowed General Unsecured Claim that receives a distribution pursuant to Article III.B.5. of the Plan and disputes the amount of post-petition interest paid on account of such claim (as specified in writing (a “GUC Payment Notice”) to each Holder of an Allowed General Unsecured Claim at the time any distribution is made to such Holder) must provide written notice to the Debtors or Reorganized Debtors, as applicable, within 21 calendar days after receipt of such distribution of such dispute to the contacts of the Debtors or Reorganized Debtors identified in the GUC Payment Notice, which shall include at least one email address. If the Debtors or Reorganized Debtors, as applicable, and such Holder cannot resolve such dispute within 30 calendar days after receipt of such notice, then such Holder may seek a determination from the Bankruptcy Court as to the applicable post-petition interest rate in accordance with Article III.B.5 of the Plan. If no objection is timely received with respect to the accrual or payment of post-petition interest as outlined in Article VII.G of the Plan, including any Holder of a General Unsecured Claim that asserts an entitlement to post-petition interest at a rate other than the rate determined by the Debtors in accordance with Article III.B.5 of the Plan, the Holders of such Claims shall be deemed to have consented to the terms set forth therein.

8.    Delivery of Distributions

a.    Subject to Bankruptcy Rule 9010, all distributions to any Holder of an Allowed Claim or Interest shall be made to a Disbursing Agent, who shall transmit such distribution to the applicable Holders of Allowed Claims or Interests on behalf of the respective Debtor. In the event that any distribution to any Holder is returned as undeliverable, no further distributions shall be made to such Holder unless and until such Disbursing Agent is notified in writing of such Holder’s then-current address, at which time all currently due, missed distributions shall be made to such Holder as soon as reasonably practicable thereafter, without any interest for the period after such distribution was returned as undeliverable. Nothing in the Plan shall require the Disbursing Agent to attempt to locate Holders of undeliverable distributions and, if located, assist such Holders in complying with Article IV.K of the Plan. Amounts in respect of undeliverable distributions shall be returned to the Reorganized Debtors.

b.    Notwithstanding anything to the contrary in the Plan, including Article VII of the Plan, distributions under the Plan (i) to the Holders of RCF Claims (if any) shall be made to the RCF Agent, and (ii) to the Holder(s) of Senior Notes Claims shall be made to the Senior Notes Trustee, respectively, in accordance with the terms of the Plan, the Rights Offerings Procedures, and the applicable credit documents, including the Senior Notes Indenture and, with respect to distributions under the Plan to Holders of Senior Notes Claims, shall be subject to the Senior Notes Trustee’s charging lien and priority of payment rights under the Senior Notes Indenture.

c.    Subject to the Senior Notes Trustee’s charging lien and priority of payment rights under the Senior Notes Indenture, the Senior Notes Trustee may transfer or direct the transfer of such distributions (and may rely upon information received from the Debtors or the Notice and Claims Agent for purposes of such transfer) directly through the facilities of DTC in accordance with DTC’s customary practices, and will be entitled to recognize and deal with, for all purposes under the Plan, Holders of Senior Notes Claims as is consistent with the ordinary practices of DTC; provided, however, that such distributions will only be issued in accordance with DTC book-entry procedures. For the avoidance of doubt, DTC shall be considered a single Holder with respect to distributions made on account of the Senior Notes. The Senior Notes Trustee shall have no duties, responsibilities, or liability relating to any form of distribution that is not DTC eligible, provided that the Senior Notes Trustee shall use commercially reasonable efforts to cooperate with the Debtors and Reorganized Debtors to the extent that a distribution is not DTC eligible.

d.    Upon the final distribution on account of the Senior Notes, (i) the Senior Notes shall thereafter be deemed to be worthless, and (ii) at the request of the Senior Notes Trustee, DTC shall take down the relevant position relating to the Senior Notes without any requirement of indemnification or security on the part of the Debtors, Reorganized Debtors or the Senior Notes Trustee.

9.    Securities Registration Exemption

a.    1145 Securities

Pursuant to section 1145 of the Bankruptcy Code, the offering, issuance, distribution, and sale of the New Diamond Common Shares (including the New Diamond Common Shares issued in connection with the Rights Offerings and issuable upon exercise of the New Warrants), Subscription Rights, Exit Notes issued in connection with the Rights Offerings, Commitment Premium (in each case, other than the Unsubscribed Stapled Securities and the Private Placement Stapled Securities issued or purchased pursuant to the Backstop Agreement), and New Warrants by the Debtors on account of Claims or Interests as contemplated by the Plan or the Confirmation Order will be exempt from, among other things, the registration requirements of Section 5 of the Securities Act and any other applicable U.S. state or local law requiring registration prior to the offering, issuance, distribution or sale of securities. Except as set forth below with respect to the Subscription Rights, the securities issued by the Debtors pursuant to section 1145 of the Bankruptcy Code (i) are not “restricted securities” as defined in Rule 144(a)(3) under the Securities Act, and (ii) are freely tradable and transferable by any initial recipient thereof that

(A) is not an “affiliate” of the Reorganized Debtors as defined in Rule 144(a)(1) under the Securities Act, (B) has not been such an “affiliate” within ninety (90) calendar days of such transfer, (C) has not acquired the securities from an “affiliate” within one year of such transfer, and (D) is not an Entity that is an “underwriter” as defined in subsection (b) of section 1145 of the Bankruptcy Code. The Subscription Rights issued in connection with the Rights Offerings will not be transferable.

Should the Reorganized Debtors elect on or after the Effective Date to reflect any ownership of the New Diamond Common Shares or the New Warrants through the facilities of DTC, and presuming DTC agrees to such request, the Reorganized Debtors shall not be required to provide any further evidence other than the Plan or the Confirmation Order with respect to the treatment of the New Diamond Common Shares or the New Warrants under applicable securities laws.

Notwithstanding anything to the contrary in the Plan, and except as required by the Backstop Agreement, no Entity (including, for the avoidance of doubt, DTC) shall be entitled to require a legal opinion regarding the validity of any transaction contemplated by the Plan, including whether the New Diamond Common Shares (including the New Diamond Common Shares issuable upon exercise of the New Warrants or upon exercise of the Subscription Rights) or the New Warrants are exempt from registration and/or eligible for book-entry delivery, settlement, and depository services. DTC shall be required to accept and conclusively rely upon the Plan or Confirmation Order in lieu of a legal opinion regarding whether the New Diamond Common Shares (including any New Diamond Common Shares issuable upon exercise of the New Warrants or upon exercise of the Subscription Rights) and the New Warrants are exempt from registration and/or eligible for book-entry delivery, settlement and depository services.

b.    Private Placement Stapled Securities

The offering, issuance, distribution, and sale of any Unsubscribed Stapled Securities or Private Placement Stapled Securities pursuant to the Backstop Agreement will be exempt from the registration requirements of the Securities Act pursuant to section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder, and/or Regulation S promulgated under the Securities Act. When issued, such securities will be “restricted securities” as defined in Rule 144(a)(3) of the Securities Act and will be subject to resale restrictions, including any applicable holding periods, and may be resold, exchanged, assigned, or otherwise transferred only pursuant to an effective registration statement or an available exemption from registration requirements of the Securities Act and other applicable Law.

10.    Compliance with Tax Requirements and Allocation of Distribution

In connection with the Plan, to the extent applicable, the Reorganized Debtors shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions pursuant to the Plan shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, the Reorganized Debtors shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distributions to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions or establishing any other mechanisms they believe are reasonable and appropriate (subject to consultation with the Requisite Consenting Stakeholders). Any amounts withheld pursuant to the preceding sentence shall be deemed to have been distributed to and received by the applicable recipient for all purposes of the Plan. The Reorganized Debtors reserve the right to allocate all distributions made under the Plan in compliance with applicable wage garnishments, alimony, child support, and other spousal awards, liens, and encumbrances. Each Holder of an Allowed Claim or Interest that is to receive a distribution under the Plan shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed on such Holder by any Governmental Unit, including income, withholding, and other tax obligations, on account of such distribution.

Any party entitled to receive Cash or any property as an issuance or distribution under the Plan shall, upon request, deliver to the Disbursing Agent or such other Entity designated by the Reorganized Debtors (which Entity shall subsequently deliver to the Disbursing Agent all tax forms received) an IRS Form W-9 or (if the payee is a foreign Entity), the appropriate IRS Form W-8, and any other forms or documents reasonably requested by any Reorganized Debtor to reduce or eliminate any withholding required by any federal, state, or local Taxing Authority. If such request is made by the Reorganized Debtors, the Disbursing Agent, or such other Entity designated by the Reorganized Debtors or Disbursing Agent, and the Holder fails to comply before the date that is one hundred and eighty (180) days after the request is made, the amount of such distribution shall irrevocably revert to the applicable Reorganized Debtor and any Claim in respect of such distribution shall be discharged and forever barred from assertion against such Reorganized Debtor or its respective property.

Distributions in respect of Allowed Claims shall be allocated first to the principal amount of such Claims (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claims, to any portion of such Claims for accrued and unpaid interest as Allowed pursuant to the Plan.

11.    Distributions after Effective Date

Distributions made after the Effective Date to Holders of Disputed Claims or Interests that are not Allowed Claims or Interests as of the Effective Date, but which later become Allowed Claims or Interests, shall be deemed to have been made on the Effective Date.

12.    Unclaimed Property

Undeliverable distributions or unclaimed distributions shall remain in the possession of the Debtors until such time as a distribution becomes deliverable, the applicable Holder accepts such distribution, or such distribution reverts back to the Debtors or Reorganized Debtors, as applicable, and shall not be supplemented with any interest, dividends, or other accruals of any kind for the undeliverable period. Such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of one hundred and eighty (180) days from the date of attempted distribution. After such date, all unclaimed property or interest in such unclaimed property shall revert to the Reorganized Debtors, and the Claim or Interest of any Holder to such property or interest in such property shall be discharged and forever barred notwithstanding federal or state escheat, abandoned, or unclaimed property laws.

13.    Satisfaction of Claims

Except as otherwise specifically provided in the Plan or the Confirmation Order, any distributions and deliveries to be made on account of Allowed Claims and Allowed Interests under the Plan shall be in complete and final satisfaction, settlement, and discharge of and exchange for such Allowed Claims and Allowed Interests.

14.    Fractional Shares and De Minimis Cash Distributions

If any distributions of New Diamond Common Shares pursuant to the Plan would result in the issuance of a fractional share of any New Diamond Common Shares to Holders on the books of the Debtors, then the number of shares of New Diamond Common Shares to be issued in respect of such distribution shall be calculated to one decimal place and rounded up or down to the closest whole share (with a half share or greater rounded up and less than a half share rounded down). The total number of shares of New Diamond Common Shares to be distributed in connection with the Plan shall be adjusted as necessary to account for the rounding provided for in Article VII.N of the Plan. No consideration shall be provided in lieu of fractional shares that are rounded down. Neither the Reorganized Debtors nor the Disbursing Agent shall have any obligation to make a distribution that is less than one (1) share of New Diamond Common Shares or $25.00 in Cash. New Diamond Common Shares that are not distributed in accordance with Article VII.N of the Plan shall be returned to, and ownership thereof shall vest in, the Reorganized Company. For the avoidance of doubt, the foregoing provisions shall not apply to DTC, which shall be treated as a single Holder with respect to a particular class of securities.

15.    Setoffs

Except as otherwise provided in the Plan or in the Confirmation Order, and subject to applicable Law, the Debtors or Reorganized Debtors, as applicable, or such Entity’s designee (including, without limitation, the Disbursing Agent) may, pursuant to the Bankruptcy Code (including section 553 of the Bankruptcy Code), applicable non-bankruptcy law, or as may otherwise be agreed to by the Holder of a Claim, set off against any Allowed Claim (which setoff shall be made against the Allowed Claim, not against any distributions to be made under the Plan and the Confirmation Order with respect to such Allowed Claim), any Claims, rights and Causes of Action of any nature that such Debtor or Reorganized Debtor may hold against the Holder of such Allowed Claim, to the extent such Claims, rights or Causes of Action against such Holder have not been otherwise released, waived, relinquished, exculpated, compromised, or settled on or prior to the Effective Date (whether pursuant to the Plan, the Confirmation Order or otherwise), and any distribution to which a Holder is entitled under the Plan and the Confirmation Order shall be made on account of the Allowed Claim, as reduced after application of the setoff described above.

In no event shall any Holder of Claims be entitled to set off any Claim against any Claim, right, or Cause of Action of the Debtors or the Reorganized Debtors unless such Holder obtains entry of a Final Order entered by the Bankruptcy Court authorizing such setoff or such setoff is otherwise agreed to in writing by the Debtors or the Reorganized Debtors and such Holder of a Claim; provided, however, that, where there is no written agreement between the Debtors and a Holder of a Claim authorizing such setoff, nothing in the Plan shall prejudice or be deemed to have prejudiced the Debtors’ rights to assert that any Holder’s setoff rights were required to have been asserted by motion to the Bankruptcy Court prior to the Effective Date.

16.    Claims Paid or Payable by Third Parties

To the extent that the Holder of an Allowed Claim receives payment in full on account of such Claim from a party that is not the Debtors or the Reorganized Debtors, the amount of such Claim shall be reduced in full. To the extent that a Holder of a Claim receives a distribution on account of such Claim and also receives payment from a party that is not the Debtors or the Reorganized Debtors on account of such Claim, such Holder shall, within two weeks of receipt thereof, repay or return the distribution to the Reorganized Debtors to the extent such Holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan.

No distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ insurance policies until the Holder of such Allowed Claim has exhausted all potential remedies with respect to such insurance policy. To the extent that one or more of the Debtors’ insurers agrees to satisfy or otherwise settle a Claim, then, immediately upon such insurers’ payment, the applicable paid portion of such Claim may be expunged without any further notice to or action, order, or approval of the Bankruptcy Court.

17.    Hart-Scott-Rodino Antitrust Improvements Act

Any New Diamond Common Shares to be distributed under the Plan to an Entity required to file a notification, authorization, approval, consent, filing, or application under the Antitrust and Foreign Investment Laws, to the extent applicable, shall not be distributed until the Antitrust and Foreign Investment Approvals applicable to such Entity have been obtained.

G.    Release, Injunction, and Related Provisions

1.    Discharge of Claims and Termination of Interests

Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan, the Confirmation Order or in any contract, instrument, or other agreement or document created pursuant to the Plan or the Confirmation Order, including the Plan Supplement and Restructuring Documents, the distributions, rights, and treatments that are provided in the Plan or the Confirmation Order shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims against, Interests in, and Causes of Action against the Debtors or the Reorganized Debtors of any nature whatsoever, including any interest accrued on Claims from and after the Petition Date, whether known or unknown, against Liabilities of, Liens on, obligations of, rights against, and interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan and the Confirmation Order on account of such Claims or Interests, including demands, Liabilities and Causes of Action that arose before the Effective Date, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not the Holder of such a Claim has accepted the Plan. Any default or “event of default” by the Debtors or Affiliates with respect to any Claim or Interest that existed immediately before or on account of the Filing of the Chapter 11 Cases shall be deemed cured (and no longer continuing) as of the Effective Date. The Confirmation Order shall be a judicial determination of the discharge of all Claims against, Causes of Action against, and Interests in the Debtors or the Reorganized Debtors, subject to the Effective Date occurring. For the avoidance of doubt, the foregoing discharge shall not apply to any Claims, debts, rights, Causes of Action, claims for relief, Liabilities, or Interests arising under the Exit Facilities Documents, whether executed prior to, on, or after the Effective Date.

2.    Release of Liens

Except as otherwise specifically provided in the Plan, the Confirmation Order or the Exit Facilities Documents (including in connection with any express written amendment of any mortgage, deed of trust, Lien, pledge, or other security interest under the Exit Facilities Documents), on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and the Confirmation Order and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date in accordance with Article III of the Plan, and including any mortgage, deeds of trust, Liens, pledges, or other security interests against any property of the Estates asserted on account of a Disallowed Claim, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title, and interest of any Holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtors and their successors and assigns, in each case, without any further approval or Order of the Bankruptcy Court and without any action or Filing being required to be made by the Debtors. In addition, on or after the Effective Date, at the written request and sole expense of the Debtors or the Reorganized Debtors, the RCF Agent shall execute and deliver all documents reasonably requested by the Debtors, the Reorganized Debtors or the Exit Agents to evidence the release of such mortgages, deeds of trust, Liens, pledges, and other security interests (including as required under the laws of other jurisdictions for non-U.S. security interests) and shall authorize the Reorganized Debtors to file UCC-3 termination statements (to the extent applicable) with respect thereto.

3.    Debtor Release

Notwithstanding anything else contained herein to the contrary, to the fullest extent permitted by applicable Law and approved by the Bankruptcy Court, pursuant to section 1123(b) of the Bankruptcy Code and Bankruptcy Rule 9019 and in exchange for good and valuable consideration, the adequacy of which is hereby confirmed, on and after the Effective Date, each Released Party is deemed to be, and hereby is conclusively, absolutely, unconditionally, irrevocably, finally and forever released and discharged by the Debtors, the Reorganized Debtors, and their Estates, including any successors to the Debtors or any Estate’s Representative appointed or selected pursuant to section 1123(b)(3) of the Bankruptcy Code, in each case on behalf of themselves and their respective successors, assigns, and Representatives, and any and all other Entities who may purport to assert any Cause of Action, directly or derivatively, by, through, for, or because of the foregoing Entities, from any and all Claims and Causes of Action, including any derivative Claims asserted on behalf of the Debtors, whether known or unknown, foreseen or unforeseen, matured or unmatured, existing or hereafter arising, in law, equity, contract, tort or otherwise, that the Debtors, the Reorganized Debtors, or their Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim against, or Interest in, a Debtor or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the Debtors’ capital structure, management, ownership, assets or operation thereof, including any draws under or any Claims or Causes of Action related to the RCF Credit Agreement), the assertion or enforcement of rights and remedies against the Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual relationship between any Debtor and any Released Party, the Debtors’ in- or out-of-court restructuring efforts, any Avoidance Actions, intercompany transactions between or among a Debtor or an Affiliate of a Debtor and another Debtor or an Affiliate of a Debtor, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or Filing of the Plan Support Agreement, the Disclosure Statement, the Backstop Agreement, the Rights Offerings, the Private Placements, the Exit Facilities, the Plan (including, for the avoidance of doubt, the Plan Supplement), the New Warrants, or any aspect of the Restructuring, including any contract, instrument, release, or other agreement or document created or entered into in connection with the Plan Support Agreement, the Disclosure Statement, the Backstop Agreement, the Rights Offerings, the Private Placements, the Exit Facilities, the New Warrants, or the Plan, the Chapter 11 Cases, the Filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, any action or actions taken in furtherance of or consistent with the administration of the Plan, including the issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date related or relating to any of the foregoing.

Notwithstanding anything contained in the Plan to the contrary, the foregoing release does not release (a) any obligations of any party under the Plan or any document, instrument, or agreement executed to implement the Plan, including the Exit Facilities Documents, (b) any Claims related to any act or omission that is determined in a Final Order to have constituted willful misconduct, gross negligence, or actual fraud, solely to the extent as determined by a final order of a court of competent jurisdiction, (c) the rights of Holders of Allowed Claims or Interests to receive distributions under the Plan, or (d) any Preserved Causes of Action set forth in the Plan Supplement.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Debtor Releases, which includes by reference each of the related provisions and definitions contained in the Plan, and, further, shall constitute the Bankruptcy Court’s finding that the Debtor Releases are: (a) in exchange for the good and valuable consideration provided by the Released Parties, including, without limitation, the Released Parties’ contributions to facilitating the Restructuring and implementing the Plan; (b) a good-faith settlement and compromise of the Claims released by the Debtor Releases; (c) in the best interest of the Debtors and their Estates and all Holders of Claims and Interests; (d) fair, equitable, and reasonably given and made after due notice and opportunity for a hearing; and (e) a bar to any of the Debtors, the Reorganized Debtors, or the Debtors’ Estates asserting any Claim or Cause of Action released pursuant to the Debtor Releases.

4.    Third-Party Release

Except as otherwise expressly set forth in the Plan or the Confirmation Order, on and after the Effective Date, pursuant to Bankruptcy Rule 9019 and to the fullest extent permitted by applicable Law and approved by the Bankruptcy Court, pursuant to section 1123(b) of the Bankruptcy Code, in exchange for good and valuable consideration, the adequacy of which is hereby confirmed, each Released Party is, and is deemed to be, and hereby is conclusively, absolutely, unconditionally, irrevocably, finally and forever, released and discharged by each Releasing Party from any and all Claims and Causes of Action, whether known or unknown, foreseen or unforeseen, matured or unmatured, existing or hereafter arising, in law, equity, contract, tort, or otherwise, including any derivative Claims asserted on behalf of the Debtors, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the Debtors’ capital structure, management, ownership, assets, or operation thereof, including any draws under or any Claims or Causes of Action related to the RCF Credit Agreement), the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual relationship between any Debtor and any Released Party, the Debtors’ in- or out-of-court restructuring efforts, intercompany transactions between or among a Debtor or an Affiliate of a Debtor and another Debtor or an Affiliate of a Debtor, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or Filing of the Plan Support Agreement, the Disclosure Statement, the Rights Offerings, the Private Placements, the Exit Facilities, the Backstop Agreement, the Plan (including, for the avoidance of doubt, the Plan Supplement), the New Warrants, or any aspect of the Restructuring, including any contract, instrument, release, or other agreement or document created or entered into in connection with the Plan Support Agreement, the Disclosure Statement, the Backstop Agreement, the Rights Offerings, the Private Placements, the Exit Facilities, the New Warrants, the Plan or the Confirmation Order, the Chapter 11 Cases, the Filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, any action or actions taken in furtherance of or consistent with the administration of the Plan, including the issuance or distribution of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date related or relating to any of the foregoing.

Notwithstanding anything contained in the Plan to the contrary, the foregoing release does not release (a) any obligations of any party under the Plan or any document, instrument, or agreement executed to implement the Plan, including the Exit Facilities Documents, (b) any Claims related to any act or omission that is determined in a Final Order to have constituted willful misconduct, gross negligence, or actual fraud, solely to the extent as determined by a final order of a court of competent jurisdiction, (c) the rights of Holders of Allowed Claims or Interests to receive distributions under the Plan, (d) the rights of any current employee of the Debtors under any employment agreement or plan, or (e) the rights of the Debtors with respect to any confidentiality provisions or covenants restricting competition in favor of the Debtors under any employment agreement with a current or former employee of the Debtors.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Third-Party Releases, which includes by reference each of the related provisions and definitions contained in the Plan, and, further, shall constitute the Bankruptcy Court’s finding that the Third-Party Releases are: (a) in exchange for the good and valuable consideration provided by the Released Parties, including, without limitation, the Released Parties’ contributions to facilitating the Restructuring and implementing the Plan; (b) a good-faith settlement and compromise of the Claims released by the Third-Party Releases; (c) in the best interest of the Debtors and their Estates and all Holders of Claims and Interests; (d) fair, equitable, and reasonably given and made after due notice and opportunity for a hearing; and (e) a bar to any of the Releasing Parties asserting any Claim or Cause of Action released pursuant to the Third-Party Releases.

5.    Exculpation

Except as otherwise specifically provided in the Plan, no Exculpated Party shall have or incur liability for, and each Exculpated Party is hereby released and exculpated from, any Cause of Action or Claim related to any act or omission in connection with, relating to, or arising out of the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or Filing of the Plan Support Agreement and related prepetition transactions (including any draws under or Claims or Causes of Action related to the RCF Credit Agreement), the Disclosure Statement, the Backstop Agreement, the Rights Offerings, the Private Placements, the Exit Facilities, the Plan, the Plan Supplement, the New Warrants, or any transaction related to the Restructuring, any contract, instrument, release or other agreement or document created or entered into before or during the Chapter 11 Cases, any preference, fraudulent transfer, or other avoidance Claim arising pursuant to chapter 5 of the Bankruptcy Code or other applicable Law, the Filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date related or relating to any of the foregoing, except for Claims related to any act or omission that is determined in a Final Order to have constituted willful misconduct, gross negligence, or actual fraud, but in all respects such Exculpated Parties shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan and the Confirmation Order.

The Exculpated Parties set forth above have, and upon Confirmation of the Plan shall be deemed to have, participated in good faith and in compliance with applicable Law with respect to the solicitation of votes and distribution of consideration pursuant to the Plan and, therefore, are not and shall not be liable at any time for the violation of any applicable Law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

6.    Injunction

Upon entry of the Confirmation Order, all Holders of Claims and Interests and other parties in interest, along with their respective present or former employees, agents, officers, directors, principals, and Affiliates, and each of their successors and assigns, shall be enjoined from taking any actions to interfere with the implementation or Consummation of the Plan in relation to any Claim or Interest that is extinguished, discharged, or released pursuant to the Plan.

Except as otherwise expressly provided in the Plan or the Confirmation Order, or for obligations issued or required to be paid pursuant to the Plan or the Confirmation Order, all Entities who have held, hold, or may hold Claims, Interests, or Causes of Action that have been released, discharged, or are subject to exculpation pursuant to Article VIII of the Plan, are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, the Exculpated Parties, and/or the Released Parties:

a.	commencing, conducting, or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims, Interests, or Causes of Action;

b.

enforcing, levying, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or Order against such Entities on account of or in connection with or with respect to any such Claims, Interests, or Causes of Action;

c.

creating, perfecting, or enforcing any Lien or encumbrance of any kind against such Entities or the property or the Estates of such Entities on account of or in connection with or with respect to any such Claims, Interests, or Causes of Action;

d.

asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such Claims, Interests, or Causes of Action unless such Holder has Filed a motion requesting the right to perform such setoff on or before the Effective Date, and notwithstanding an indication of a Claim or Interest or otherwise that such Holder asserts, has, or intends to preserve any right of setoff pursuant to applicable Law or otherwise; and

e.

commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims, Interests, or Causes of Action released or settled pursuant to the Plan or the Confirmation Order.

Notwithstanding anything to the contrary in the foregoing, the injunction does not enjoin any party under the Plan, the Confirmation Order or under any other Restructuring

Document or other document, instrument, or agreement (including those attached to the Disclosure Statement or included in the Plan Supplement) executed to implement the Plan and the Confirmation Order from bringing an action to enforce the terms of the Plan, the Confirmation Order or such document, instrument, or agreement (including those attached to the Disclosure Statement or included in the Plan Supplement) executed to implement the Plan and the Confirmation Order. The injunction in the Plan shall extend to any successors and assigns of the Debtors and the Reorganized Debtors and their respective property and interests in property.

7.    Waiver of Statutory Limitations on Releases

Each Releasing Party in each of the releases contained in the Plan expressly acknowledges that although ordinarily a general release may not extend to Claims that the Releasing Party does not know or suspect to exist in its favor, which if known by it may have materially affected its settlement with the party released, each Releasing Party has carefully considered and taken into account in determining to enter into the above releases the possible existence of such unknown losses or Claims. Without limiting the generality of the foregoing, each Releasing Party expressly waives any and all rights conferred upon it by any statute or rule of law that provides that a release does not extend to Claims that the claimant does not know or suspect to exist in its favor at the time of executing the release, which if known by it may have materially affected its settlement with the Released Party, including the provisions of California Civil Code Section 1542. The releases contained in the Plan are effective regardless of whether those released matters are presently known, unknown, suspected or unsuspected, foreseen or unforeseen.

8.    Protection against Discriminatory Treatment

Consistent with section 525 of the Bankruptcy Code and the Supremacy Clause of the U.S. Constitution, all Entities, including Governmental Units, shall not discriminate against the Reorganized Debtors or deny, revoke, suspend or refuse to renew a license, permit, charter, franchise, or other similar grant to, condition such a grant to, or discriminate with respect to such a grant against the Reorganized Debtors, or another Entity with whom the Reorganized Debtors have been associated, solely because each Debtor has been a debtor under chapter 11 of the Bankruptcy Code, may have been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases, but before the Debtors are granted or denied a discharge), or has not paid a debt that is dischargeable in the Chapter 11 Cases.

9.    Release of Preference Actions

As of the Effective Date, the Debtors, on behalf of themselves and their Estates, shall be deemed to waive and release all Avoidance Actions arising under section 547 of the Bankruptcy Code or any comparable “preference” action arising under applicable non-bankruptcy law; provided that, the Reorganized Debtors shall retain the right to assert any Claims assertible in any Avoidance Action (except an Avoidance Action arising under section 547 of the Bankruptcy Code or any comparable “preference” action arising under applicable nonbankruptcy law that are deemed waived and released in this Article VIII.I or the Confirmation Order) as defenses or counterclaims in any Cause of Action brought against the Debtors or the Reorganized Debtors, as applicable, by any Entity.

10.    Special Provision Governing Accrued Professional Compensation Claims and Final Fee Applications

For the avoidance of doubt, the releases in Article VIII of the Plan shall not waive, affect, limit, restrict, or otherwise modify the right of any party-in-interest to object to any Accrued Professional Compensation Claim or final fee application Filed by any Professionals in the Chapter 11 Cases.

H.    Conditions Precedent to Consummation of the Plan

1.    Conditions Precedent to the Effective Date

It shall be a condition to Consummation of the Plan that the following conditions shall have been satisfied (or waived pursuant to the provisions of Article IX.B of the Plan):

a.

the Debtors shall have obtained all authorizations, consents, certifications, regulatory approvals, rulings, or other documents or actions that are necessary to implement and effectuate the Restructuring Transactions, including the Plan, and all such documents shall be materially consistent with the terms of the Plan Support Agreement;

b.

all conditions precedent to the incurrence of the Exit Facilities shall have been satisfied or waived pursuant to the terms of the Exit Facilities Documents (which may occur substantially contemporaneously with the occurrence of the Effective Date) and such Exit Facilities and Exit Facilities Documents shall comply with the Plan Support Agreement and the Backstop Agreement in all material respects and shall be in form and substance reasonably acceptable to the Requisite Consenting Stakeholders;

c.

the Plan Supplement, including any amendments, modifications, or supplements to the documents, schedules, or exhibits included therein, shall have been Filed with the Bankruptcy Court pursuant to the Plan;

d.

the Rights Offerings and the Private Placements shall have been conducted, in all material respects, in accordance with the Backstop Order, the Rights Offerings Procedures, the Backstop Agreement, the Plan Support Agreement, and any other relevant transaction documents, each of which shall be in form and substance reasonably acceptable to the Requisite Financing Parties;

e.

the Backstop Agreement shall be in full force and effect and shall not have been terminated, and shall be in form and substance reasonably acceptable to the Requisite Financing Parties and the parties thereto shall be in compliance therewith;

f.

all conditions precedent set forth in the Backstop Agreement shall have been satisfied or waived in accordance with the terms thereof, substantially concurrently with the occurrence of the Effective Date;

g.	the Plan Support Agreement shall be in full force and effect and shall not have been terminated, and the parties thereto shall be in compliance therewith;

h.	the Bankruptcy Court shall have entered the Disclosure Statement Order, and such Order shall not have been reversed, stayed, amended, modified, dismissed, vacated, or reconsidered;

i.

the Bankruptcy Court shall have entered the Backstop Order, in form and substance reasonably acceptable to the Requisite Financing Parties and the Requisite Consenting Stakeholders, and such Order shall not have been reversed, stayed, amended, modified, dismissed, vacated, or reconsidered;

j.	the Professional Fee Escrow shall have been established and funded with Cash in accordance with Article II.B.1 of the Plan;

k.	the New Diamond Common Shares and the Exit Notes, including, without limitation, the Commitment Premium Exit Notes, shall have been issued pursuant to the terms of the Plan;

l.	the Restructuring Documents shall be effective pursuant to their terms;

m.

the New Organizational Documents shall have been adopted and (where required by applicable Law) filed with the applicable authorities of the relevant jurisdictions of organization and shall have become effective in accordance with such jurisdiction’s corporation or limited liability company Laws;

n.

the Bankruptcy Court shall have entered the Confirmation Order, in form and substance reasonably acceptable to the Requisite Consenting Stakeholders, and such Order shall not have been reserved, stayed, amended, modified, dismissed, vacated, or reconsidered; and

o.

all outstanding Restructuring Expenses incurred through the Effective Date, to the extent invoiced as provided in the Plan at least two (2) Business Days before the Effective Date, shall have been paid in full by the Debtors in accordance with the Plan Support Agreement, the Exit Facilities Documents, the Plan, the Confirmation Order, and any other Order of the Bankruptcy Court authorizing the payment of Restructuring Expenses.

2.    Waiver of Conditions

Any condition to the Effective Date of the Plan set forth in Article IX.A of the Plan may be waived, in whole or in part, only if waived in writing by the Debtors and the Requisite Consenting Stakeholders, without notice, leave or Order of the Bankruptcy Court, or any formal action other than proceedings to confirm or consummate the Plan.

3.    Substantial Consummation

Substantial Consummation of the Plan shall be deemed to occur on the Effective Date.

4.    Effect of Failure of a Condition

If the Effective Date does not occur on or before the termination of the Plan Support Agreement or the Backstop Agreement, then: (a) the Plan will be null and void in all respects; and (b) nothing contained in the Plan, the Disclosure Statement, the Backstop Agreement, or the Plan Support Agreement shall: (i) constitute a waiver or release of any Claims, Interests, or Causes of Action by any Entity; (ii) prejudice in any manner the rights of any Debtor or any other Entity; or (iii) constitute an admission, acknowledgment, offer, or undertaking of any sort by any Debtor or any other Entity; provided, however, that all provisions of the Plan Support Agreement and Backstop Agreement that survive termination of those agreements shall remain in effect in accordance with the terms thereof.

I.    Modification, Revocation or Withdrawal of the Plan

1.    Modification and Amendments

Subject to the limitations contained in the Plan, the Plan Support Agreement, and the Backstop Agreement, the Debtors reserve the right (subject to the consent rights of the Requisite Consenting Stakeholders under the Plan Support Agreement and the Requisite Financing Parties under the Backstop Agreement) to modify the Plan and seek Confirmation consistent with the Bankruptcy Code and, as appropriate, not resolicit votes on such modified Plan; provided that the Debtors shall be required to resolicit votes of any previously Unimpaired Class of Claims if such Class of Claims is rendered Impaired as a result of such modification, and all rights of the Committee and Holders of General Unsecured Claims are preserved in connection therewith. Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019 and those restrictions on modifications set forth in the Plan, the Confirmation Order, and the Plan Support Agreement, the Debtors expressly reserve their rights to alter, amend, or materially modify the Plan with respect to the Debtors, one or more times, after Confirmation, and, to the extent necessary, may initiate proceedings in the Bankruptcy Court to so alter, amend, or modify the Plan, or remedy any defect or omission, or reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order as may be necessary to carry out the purposes and intent of the Plan.

2.    Effect of Confirmation on Modifications

Entry of the Confirmation Order shall mean that all modifications or amendments to the Plan occurring after the solicitation thereof in accordance with the Plan Support Agreement are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or re-solicitation under Bankruptcy Rule 3019.

3.    Revocation or Withdrawal of the Plan

Subject to the terms of the Plan Support Agreement and the Backstop Agreement, including the consent rights of the Requisite Consenting Stakeholders and the Requisite Financing Parties, the Debtors reserve the right to revoke or withdraw the Plan prior to the Confirmation Date. If the Debtors revoke or withdraw the Plan, or if Confirmation and Consummation does not occur, then: (a) the Plan shall be null and void in all respects; (b) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain Claims or Classes of Claims), assumption of Executory Contracts and Unexpired Leases effected by the Plan, and execution of any document or agreement pursuant to the Plan shall be deemed null and void; and (c) nothing contained in the Plan shall (i) constitute a waiver or release of any Claims, (ii) prejudice in any manner the rights of the Debtors or any other Entity, including the Holders of Claims or Interests and the Non-Debtor Affiliates, or (iii) constitute a representation, acknowledgement, offer or undertaking of any sort by the Debtors or any other Entity, including the Non-Debtor Affiliates.

J.    Retention of Jurisdiction

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, the Bankruptcy Court shall retain jurisdiction over the Chapter 11 Cases and all matters arising out of, or related to, the Chapter 11 Cases, the Confirmation Order and the Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, including jurisdiction to:

i.

allow, disallow, determine, liquidate, classify, estimate, or establish the priority, Secured or unsecured status, or amount of any Claim, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the Secured or unsecured status, priority, amount, or allowance of Claims, provided that any Claim that is Reinstated under the Plan or the Confirmation Order shall be litigated in other courts with jurisdiction over such Claims;

ii.

decide and resolve all matters related to the granting and denying, in whole or in part, of any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code, the Confirmation Order or the Plan;

iii.

resolve any matters related to: (i) the assumption and assignment or rejection of any Executory Contracts and Unexpired Leases to which a Debtor is a party or with respect to which a Debtor may be liable in any manner and to hear, determine and, if necessary, liquidate, any Claims arising therefrom, including Cure Claims; (ii) any dispute regarding whether a contract or lease is or was executory, expired, or terminated; or (iii) any other issue related to any Executory Contracts and Unexpired Leases;

iv.

resolve any disputes concerning whether an Entity had sufficient notice of the Chapter 11 Cases, the Disclosure Statement, any solicitation conducted in connection with the Chapter 11 Cases, any bar date established in the Chapter 11

Cases, or any deadline for responding or objecting to any Cure Amount, in each case, for the purpose of determining whether a Claim or Interest is discharged hereunder or for any other purpose;

v.

ensure that distributions to Holders of Allowed Claims or Interests are accomplished pursuant to the provisions of the Plan and adjudicate any and all disputes arising from or relating to distributions under the Plan or the Confirmation Order;

vi.

adjudicate, decide, or resolve any motions, adversary proceedings, contested or litigated matters and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

vii.	adjudicate, decide, or resolve any and all matters related to Causes of Action;

viii.	adjudicate, decide, or resolve any and all matters related to section 1141 of the Bankruptcy Code;

ix.

enter and implement such Orders as may be necessary or appropriate to execute, implement, or consummate the provisions of the Plan or the Confirmation Order and all contracts, instruments, releases, indentures, and other agreements or documents in connection with the Plan, the Confirmation Order or the Disclosure Statement;

x.	enter and enforce any Order for the sale of property pursuant to sections 363, 1123 or 1146(a) of the Bankruptcy Code;

xi.

resolve any cases, controversies, suits, disputes, or Causes of Action that may arise in connection with the Consummation, interpretation, or enforcement of the Plan or the Confirmation Order or any Entity’s obligations incurred in connection with the Plan or the Confirmation Order and the administration of the Estates;

xii.

hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of the Plan, the Plan Supplement, or the Confirmation Order, or any agreement, instrument, or other document governing or relating to any of the foregoing;

xiii.

issue injunctions, enter and implement other Orders, or take such other actions as may be necessary or appropriate in aid of execution, implementation, or Consummation of the Plan or to restrain interference by any Entity with Consummation or enforcement of the Plan or the Confirmation Order;

xiv.	resolve any matters related to the issuance of the Exit Notes and the New Diamond Common Shares;

xv.

resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the settlements, compromises, discharges, releases, injunctions, exculpations, and other provisions contained in Article VIII of the Plan, and enter such Orders as may be necessary or appropriate to implement such discharges, releases, injunctions, exculpations, and other provisions;

xvi.	resolve any cases, controversies, suits, disputes or Causes of Action with respect to the payment or non-payment of General Unsecured Claims by the Debtors or the Reorganized Debtors;

xvii.	enter and implement such Orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

xviii.

determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order or the Plan Supplement; provided, however, that the Bankruptcy Court shall not retain jurisdiction over disputes concerning documents contained in the Plan Supplement that have a jurisdictional, forum selection, or dispute resolution clause that refers disputes to a different court or arbitration forum;

xix.

adjudicate any and all disputes arising from or relating to distributions under the Plan or the Confirmation Order, or any transactions contemplated in the Plan or the Confirmation Order, subject to the proviso in sub-paragraph (r) of Article XI of the Plan;

xx.	consider any modifications of the Plan to cure any defect or omission or to reconcile any inconsistency in any Bankruptcy Court Order, including the Confirmation Order;

xxi.	determine requests for the payment of Claims entitled to priority pursuant to section 507 of the Bankruptcy Code;

xxii.	resolve disputes as to the ownership of any Claim or Interest;

xxiii.	hear and determine all matters relating to any Subordinated Claim;

xxiv.	hear and determine matters concerning state, local, federal, and foreign taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;
xxv.	grant any consensual request to extend the deadline for assuming or rejecting unexpired leases pursuant to section 365(d)(4) of the Bankruptcy Code;

xxvi.	hear, adjudicate, decide, or resolve any and all matters related to Article VIII of the Plan, including, without limitation, the releases, discharges, exculpations, and injunctions issued thereunder;

xxvii.	enforce all Orders, judgments, injunctions, releases, exculpations, indemnifications, and rulings previously entered by the Bankruptcy Court in connection with the Chapter 11 Cases;

xxviii.	hear any other matter not inconsistent with the Bankruptcy Code;

xxix.	enter an Order concluding or closing any or all of the Chapter 11 Cases; and

xxx.

hear, determine, and resolve any cases, matters, controversies, suits, disputes, or Causes of Action in connection with or in any way related to the Chapter 11 Cases, including with respect to the settlements, compromises, discharges, releases, injunctions, exculpations, and other provisions contained in Article VIII of the Plan, and enter such Orders as may be necessary or appropriate to implement such discharges, releases, injunctions, exculpations, and other provisions.

Notwithstanding anything to the contrary in the foregoing, the Exit Facilities Documents and any documents set forth in the Plan Supplement shall be governed by the respective jurisdictional provisions therein. In addition to the foregoing, from the Confirmation Date through the Effective Date, the Bankruptcy Court shall retain jurisdiction with respect to all other matters of the Plan that were subject to its jurisdiction prior to the Confirmation Date.

Unless otherwise specifically provided herein or in a prior Order of the Bankruptcy Court, the Bankruptcy Court shall have exclusive jurisdiction to hear and determine disputes concerning Claims against or Interests in the Debtors that arose prior to the Effective Date.

K.    Miscellaneous Provisions

1.    Immediate Binding Effect

Notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of the Plan, the final versions of the documents contained in the Plan Supplement and the Confirmation Order shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors, any and all Holders of Claims or Interests (regardless of whether such Claims or Interests are deemed to have accepted or rejected the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, and injunctions described in the Plan or the Confirmation Order, each Entity acquiring property under the Plan or the Confirmation Order, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors. All Claims and Interests shall be as fixed, adjusted, or compromised, as applicable, pursuant to the Plan and the Confirmation Order, regardless of whether any such Holder of a Claim or Interest has voted on the Plan.

2.    Additional Documents

On or before the Effective Date, the Debtors may File with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan and the Confirmation Order. The Debtors and all Holders of Allowed Claims or Interests receiving distributions pursuant to the Plan and the Confirmation Order and all other parties-in-interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan and the Confirmation Order.

3.    Reservation of Rights

Except as expressly set forth in the Plan or the Confirmation Order, the Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Order.

With respect to any Cause of Action that the Reorganized Debtors expressly abandon, if any, the Reorganized Debtors reserve all rights to use defensively such abandoned Causes of Action as a basis to object to all or any part of a Claim against any of the Estates asserted by a creditor who obtains the benefit of such abandoned Causes of Action.

4.    Successors and Assigns

The rights, benefits and obligations of any Entity named or referred to in the Plan or the Confirmation Order shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor or assign, affiliate, officer, director, manager, agent, representative, attorney, beneficiary, or guardian, if any, of each Entity.

5.    Term of Injunctions or Stays

Unless otherwise provided in the Plan or the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to section 105 or 362 of the Bankruptcy Code or any Order of the Bankruptcy Court, and existing on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

6.    Entire Agreement

Except as otherwise indicated, the Plan, the Confirmation Order, the Restructuring Documents, the Plan Supplement and documents related thereto supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan, the Confirmation Order, the Restructuring Documents, the Plan Supplement and documents related thereto.

7.    Exhibits

All exhibits and documents included in the Plan, the Confirmation Order, and the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan. After the exhibits and documents are Filed, copies of such exhibits and documents shall be available upon written request to the Debtors’ counsel at the address above or by downloading such exhibits and documents from the Debtors’ restructuring website at https://cases.primeclerk.com/diamond/ or the Bankruptcy Court’s website at http://www.txs.uscourts.gov/. To the extent any exhibit or document is inconsistent with the terms of the Plan, unless otherwise ordered by the Bankruptcy Court, the terms of such exhibit or document shall control as to the transactions contemplated thereby and the terms of the Plan shall control as to any provision of the Plan that may be required under such exhibit or document.

8.    Deemed Acts

Subject to and conditioned on the occurrence of the Effective Date, whenever an act or event is expressed under the Plan to have been deemed done or to have occurred, it shall be deemed to have been done or to have occurred without any further act by any party by virtue of the Plan and the Confirmation Order.

9.    Severability of Plan Provisions

If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court, at the request of the Debtors, may alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted; provided, however, that any such alteration or interpretation shall be acceptable to the Debtors and the Requisite Consenting Stakeholders and the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (a) valid and enforceable pursuant to its terms; (b) integral to the Plan and may not be deleted or modified without the consent of the Debtors and the Requisite Consenting Stakeholders; and (c) non-severable and mutually dependent.

10.    Votes Solicited in Good Faith

Upon entry of the Confirmation Order, the Debtors will be deemed to have solicited votes on the Plan in good faith and in compliance with the Bankruptcy Code, and, pursuant to section 1125(e) of the Bankruptcy Code, the Debtors, each of the Consenting Stakeholders, and the Financing Parties and each of their respective Affiliates, agents, Representatives, members, principals, equityholders (regardless of whether such Interests are held directly or indirectly), officers, directors, partners (including both general and limited partners), managers, employees, advisors (including investment advisors), and attorneys will be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale, and purchase of securities offered and sold under the Plan, and, therefore, none of such parties or individuals or the Reorganized Debtors will have any liability for the violation of any applicable Law, rule, or regulation governing the solicitation of votes on the Plan or the offer, issuance, sale, or purchase of the securities offered and sold under the Plan.

11.    Request for Expedited Determination of Taxes

The Debtors shall have the right to request an expedited determination under section 505(b) of the Bankruptcy Code with respect to tax returns filed, or to be filed, for any and all taxable periods ending after the Petition Date through the Effective Date.

12.    No Waiver or Estoppel

Upon the Effective Date, each Holder of a Claim or Interest shall be deemed to have waived any right to assert that its Claim or Interest should be Allowed in a certain amount, in a certain priority, be secured, or not be subordinated by virtue of an agreement made with the Debtors and/or their counsel, the Committee and/or its counsel, or any other party, if such agreement was not disclosed in the Plan, the Disclosure Statement, or papers filed with the Bankruptcy Court.

13.    Dissolution of the Committee

On the Effective Date, the Committee shall dissolve automatically and the members thereof shall be released and discharged from all rights and duties arising from, or related to, the Chapter 11 Cases, provided that following the Effective Date, the Committee shall continue in existence and have standing and a right to be heard for the following limited purposes: (a) Claims and/or applications, and any relief related thereto, for compensation by Professionals retained in the Chapter 11 Cases pursuant to sections 327, 328, 329, 330, 331, 503(b), or 1103 of the Bankruptcy Code and requests for allowance of Administrative Claims for substantial contribution pursuant to section 503(b)(3)(D) of the Bankruptcy Code; (b) any appeals of the Confirmation Order or other appeals to which the Committee is a party; and (c) any adversary proceeding in which the Committee is a party (including by intervention), including any appeals thereof, in the case of clauses (b) and (c) if consistent with the Committee’s duties under the Bankruptcy Code, including section 1103. The Reorganized Debtors shall not be responsible for paying any fees or expenses incurred by the members of or advisors to the Committee after the Effective Date, except for the fees and expenses incurred by the Committee’s Professionals in connection with the matters identified in clauses (a), (b), and (c) of the foregoing sentence.

14.    Closing of Chapter 11 Cases

The Reorganized Debtors shall, promptly after the full administration of the Chapter 11 Cases, File with the Bankruptcy Court all documents required by Bankruptcy Rule 3022 and any applicable Order of the Bankruptcy Court to close the Chapter 11 Cases.

The Reorganized Debtors are authorized, pursuant to sections 105(a) and 350(a) of the Bankruptcy Code and Bankruptcy Rule 3022, to change the case caption of the lead case to [DO Wind Down, Inc.], consolidate the administration of the outstanding Claims or Interests and any other remaining matters at the lead Debtor in the lead case, and enter a decree closing all other pending Chapter 11 Cases.

ARTICLE VIII.

VALUATION OF THE REORGANIZED DEBTORS

To provide information to parties-in-interest regarding the possible range of values of their distributions under the Plan, it is necessary to ascribe an estimated value, or range of values, to the Reorganized Debtors. The Debtors have been advised by their investment banker, Lazard, with respect to the estimated value of the Reorganized Debtors on a going-concern basis. Lazard estimates the total enterprise value of the Reorganized Debtors to be approximately $805 million to $1,520 million, with a mid-point of $1,130 million.

A summary of the valuation analysis (the “Valuation Analysis”) performed by Lazard is attached hereto as Exhibit E. The estimates of the enterprise value contained therein do not reflect values that could be attainable in public or private markets, and are not a prediction or guarantee of the actual market value of the Reorganized Debtors that could be realized through the sale of any securities to be issued pursuant to the Plan.

Depending on the results of the Reorganized Debtors’ operations, changes in the financial markets and/or other economic conditions, the value of the Reorganized Debtors may change significantly. In addition, the valuation of newly issued securities is subject to additional uncertainties and contingencies, all of which are difficult to predict. Actual market prices of such securities at issuance will depend upon, among other things, prevailing interest rates, conditions in the financial markets, the anticipated initial securities holdings of prepetition creditors, some of which may prefer to liquidate their investment rather than hold it on a long-term basis, and other factors that generally influence the prices of securities. Actual market prices of such securities also may be affected by the Debtors’ history in the Chapter 11 Cases, conditions affecting generally the industry in which the Debtors participate and by other factors not capable of accurate prediction. Accordingly, the Reorganized Debtors’ enterprise value estimated by Lazard does not necessarily reflect, and should not be construed as reflecting, values that will be attained in the public or private markets. The equity value ascribed in the analysis does not purport to be an estimate of the post-reorganization market trading value. Such trading value may be materially different from the reorganization equity value ranges described in Lazard’s valuation analysis. The estimated Reorganized Debtors’ enterprise value depends highly upon achieving the future financial results set forth in the Financial Projections (as defined below), as well as the realization of certain other assumptions that are not guaranteed. The valuations set forth therein represent estimated reorganization enterprise values and do not necessarily reflect values that could be attainable in public or private markets. The estimated equity value ascribed in the analysis does not purport to be an estimate of the post-reorganization market trading value of the Reorganized Debtors. Such a market trading value, if any, may differ materially from the estimated reorganization equity value associated with the valuation analysis.

ARTICLE IX.

TRANSFER RESTRICTIONS AND

CONSEQUENCES UNDER FEDERAL SECURITIES LAWS

A.    1145 Securities

1.    Issuance

The Plan provides for the offer, issuance, sale, or distribution of New Diamond Common Shares (including the New Diamond Common Shares issuable upon exercise of the New Warrants), Subscription Rights, Rights Offerings Securities (in each case, other than the Unsubscribed Stapled Securities and the Private Placement Stapled Securities issued to or purchased by the Financing Parties pursuant to the Backstop Agreement), and New Warrants on account of Senior Notes Claims and Existing Parent Equity Interests, as applicable (the “Section 1145 Securities”). In addition, any Commitment Premium Exit Notes issued as payment of the Commitment Premium are issuable under section 1145 of the Bankruptcy Code. The offer, issuance, sale, or distribution of the Section 1145 Securities by the Debtors will be exempt from, among other things, the registration requirements of Section 5 of the Securities Act and any other applicable U.S. state or other law requiring registration prior to the offering, issuance, distribution, or sale of securities in accordance with, and pursuant to, section 1145 of the Bankruptcy Code, except with respect to an entity that is an “underwriter”, as defined in section 1145(b) of the Bankruptcy Code (as further discussed below).

Section 1145(a)(1) of the Bankruptcy Code exempts the offer and sale of securities under a plan of reorganization from registration under Section 5 of the Securities Act and state or local securities laws if three principal requirements are satisfied: (i) the securities must be offered and sold under a plan of reorganization and must be securities issued by the debtor, an affiliate participating in a joint plan with the debtor, or a successor to the debtor under the plan; (ii) the recipients of the securities must hold prepetition or administrative expense claims against the debtor or interests in the debtor; and (iii) the securities must be issued entirely in exchange for the recipient’s claim against or interest in the debtor, or “principally” in exchange for such claim or interest and “partly” for cash or property.

2.    Subsequent Transfers

Except as set forth below with respect to the Subscription Rights, the Section 1145 Securities may be freely transferred by recipients following the initial issuance under the Plan, and all resales and subsequent transfers of the Section 1145 Securities are exempt from registration under the Securities Act and state securities laws, unless the Holder is an “underwriter” with respect to such securities, as defined in section 1145(b) of the Bankruptcy Code. Section 1145(b) of the Bankruptcy Code defines four types of “underwriters”, excluding, in each case, with respect to ordinary trading transactions of an entity that is not an issuer:

i.

a person (as defined in section 101(41) of the Bankruptcy Code, a “Person”) who purchases a claim against, an interest in, or a claim for an administrative expense against the debtor with a view to distributing any security received in exchange for such claim or interest;

ii.	a Person who offers to sell securities offered or sold under a plan for the holders of such securities;

iii.	a Person who offers to buy securities offered or sold under a plan from the holders of such securities, if the offer to buy is:

a.	with a view to distributing such securities; and

b.	under an agreement made in connection with the plan, the consummation of the plan, or with the offer or sale of securities under the plan; and

iv.	a Person who is an “issuer” (as defined in Section 2(a)(11) of the Securities Act) with respect to the securities.

Under Section 2(a)(11) of the Securities Act, an “issuer” includes any Person directly or indirectly controlling or controlled by the issuer, or any Person under direct or indirect common control of the issuer (or is an “affiliate” of the Reorganized Debtors as defined in Rule 144(a)(1) under the Securities Act).

To the extent that Persons who receive Section 1145 Securities pursuant to the Plan and the Confirmation Order are deemed to be underwriters under section 1145(b) of the Bankruptcy Code, resales by such Persons would not be exempted from registration under the Securities Act or other applicable Law by section 1145 of the Bankruptcy Code. Persons deemed to be underwriters under section 1145(b) of the Bankruptcy Code may, however, be permitted to resell such Section 1145 Securities without registration pursuant to and in accordance with the provisions of Rule 144 under the Securities Act, which is described in Article IX.B.2 hereof, or another available exemption under the Securities Act. In addition, such Persons will also be entitled to resell their Section 1145 Securities in transactions registered under the Securities Act following the effectiveness of a registration statement.

Holders of Section 1145 Securities who are deemed underwriters may resell Section 1145 Securities pursuant to the limited safe harbor resale provision under Rule 144 of the Securities Act. Generally, Rule 144 would permit the public sale of securities received by such Person if, at the time of the sale, certain current public information regarding the issuer is available, and only if such Person also complies with the volume, manner of sale, and notice requirements of Rule 144. If the issuer is not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), adequate current public information as specified under Rule 144 is available if certain company information is made publicly available, as specified in Section (c)(2) of Rule 144. On and after the Effective Date, the Reorganized Company will continue to file annual, quarterly, and current reports with the SEC.

Whether or not any particular Person would be deemed to be an underwriter with respect to the Section 1145 Securities or other security to be issued pursuant to the Plan and the Confirmation Order would depend upon various facts and circumstances applicable to that Person. Accordingly, the Debtors express no view as to whether any particular Person receiving Section 1145 Securities or other securities under the Plan and the Confirmation Order would be an underwriter with respect to such Section 1145 Securities or other securities, whether such Person may freely resell such securities or the circumstances under which they may resell such securities.

Notwithstanding the foregoing, the Section 1145 Securities will also be subject to any applicable transfer restrictions in the New Organizational Documents, the Exit Notes Documents, and the New Warrants Documentation.

The Subscription Rights issued in connection with the Rights Offerings will not be transferrable.

B.    Section 4(a)(2) Securities

1.    Issuance

Section 4(a)(2) of the Securities Act provides that the issuance of securities by an issuer in transactions not involving a public offering are exempt from registration under the Securities Act. Rule 506 of Regulation D is a non-exclusive safe harbor from registration promulgated by the SEC under Section 4(a)(2) of the Securities Act.

The Debtors believe that the Unsubscribed Stapled Securities and the Private Placement Stapled Securities to be issued pursuant to the Backstop Agreement (collectively, the “4(a)(2) Securities”) are issuable without registration under the Securities Act in reliance upon the exemption from registration provided under Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder, Regulation S promulgated under the Securities Act, and similar registration exemptions applicable outside of the United States. The 4(a)(2) Securities will be subject to resale restrictions and may be resold, exchanged, assigned, or otherwise transferred only pursuant to registration, or an applicable exemption from registration, under the Securities Act and other applicable Law, as described below.

2.    Subsequent Transfers

The 4(a)(2) Securities will be deemed “restricted securities” (as defined in Rule 144(a)(3) of the Securities Act), will bear customary legends and transfer restrictions and may not be offered, sold, exchanged, assigned, or otherwise transferred except pursuant to an effective registration statement or under an available exemption from the registration requirements of the Securities Act.

Rule 144 provides a limited safe harbor for the resale of restricted securities if certain conditions are met. These conditions vary depending on whether the holder of the restricted securities is an “affiliate” of the issuer. Rule 144 defines an affiliate as “a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such issuer.”

A non-affiliate of an issuer that is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act and who has not been an affiliate of the issuer during the 90 days preceding such sale may resell restricted securities after a one-year holding period whether or not current public information regarding the issuer is available and without compliance with the volume, manner of sale, and notice requirements described below.

An affiliate of an issuer that is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act may resell restricted securities after the one-year holding period if at the time of the sale certain current public information regarding the issuer is available. An affiliate must also comply with the volume, manner of sale, and notice requirements of Rule 144. First, the rule limits the number of restricted securities (plus any unrestricted securities) sold for the account of an affiliate (and related persons) in any three-month period to the greater of 1% of the outstanding securities of the same class being sold, or, if the class is listed on a stock exchange, the average weekly reported volume of trading in such securities during the four weeks preceding the filing of a notice of proposed sale on Form 144 or if no notice is required, the date of receipt of the order to execute the transaction by the broker or the date of execution of the transaction directly with a market maker. (In the case of debt securities, the amount of debt securities sold for the account of an affiliate in any three-month period may not exceed the greater of the limitation set forth in the preceding sentence or 10% of the principal amount of the applicable tranche of debt securities.) Second, the manner of sale requirement provides that the restricted securities must be sold in a broker’s transaction, directly with a market maker or in a riskless principal transaction (as defined in Rule 144). Third, if the amount of securities sold under Rule 144 in any three-month period exceeds 5,000 shares or other units or has an aggregate sale price greater than $50,000, an affiliate must file or cause to be filed with the SEC three copies of a notice of proposed sale on Form 144 and provide a copy to any exchange on which the securities are traded.

The Debtors believe that the Rule 144 exemption will not be available with respect to any 4(a)(2) Securities (whether held by non-affiliates or affiliates) until at least one year after the Effective Date. Accordingly, unless transferred pursuant to an effective registration statement or another available exemption from the registration requirements of the Securities Act, non-affiliate Holders of 4(a)(2) Securities will be required to hold their 4(a)(2) Securities for at least one year and, thereafter, to sell them only in accordance with the applicable requirements of Rule 144, pursuant to an effective registration statement or pursuant to another available exemption from the registration requirements of applicable securities laws. On and after the Effective Date, the Reorganized Company will continue to file annual, quarterly, and current reports with the SEC.

Each certificate representing, or issued in exchange for or upon the transfer, sale or assignment of, any 4(a)(2) Security shall, upon issuance, be stamped or otherwise imprinted with a restrictive legend substantially consistent with the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED ON [DATE OF ISSUANCE], HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY OTHER APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN AVAILABLE EXEMPTION FROM REGISTRATION THEREUNDER.

The Reorganized Debtors reserve the right to require certification, legal opinions or other evidence of compliance with Rule 144 as a condition to the removal of such legend or to any resale of the 4(a)(2) Securities. The Reorganized Debtors also reserve the right to stop the transfer of any 4(a)(2) Securities if such transfer is not in compliance with Rule 144, pursuant to an effective registration statement or pursuant to another available exemption from the registration requirements of applicable securities laws. All persons who receive 4(a)(2) Securities will be required to acknowledge and agree that (i) they will not offer, sell or otherwise transfer any 4(a)(2) Securities except in accordance with an exemption from registration, including under Rule 144 under the Securities Act, if and when available, or pursuant to an effective registration statement, and (ii) the 4(a)(2) Securities will be subject to the other restrictions described above.

In addition to the foregoing restrictions, the 4(a)(2) Securities will also be subject to any applicable transfer restrictions contained in the New Organizational Documents and the Exit Notes Documents.

BECAUSE OF THE COMPLEX, SUBJECTIVE NATURE OF THE QUESTION OF WHETHER A PARTICULAR PERSON MAY BE AN UNDERWRITER OR AN AFFILIATE AND THE HIGHLY FACT-SPECIFIC NATURE OF THE AVAILABILITY OF EXEMPTIONS FROM REGISTRATION UNDER THE SECURITIES ACT, INCLUDING THE EXEMPTIONS AVAILABLE UNDER SECTION 1145 OF THE BANKRUPTCY CODE AND RULE 144 UNDER THE SECURITIES ACT, NONE OF THE DEBTORS MAKE ANY REPRESENTATION CONCERNING THE ABILITY OF ANY PERSON TO DISPOSE OF THE SECURITIES TO BE ISSUED UNDER OR OTHERWISE ACQUIRED PURSUANT TO THE PLAN AND THE CONFIRMATION ORDER.

THE DEBTORS RECOMMEND THAT POTENTIAL RECIPIENTS OF THE SECURITIES TO BE ISSUED UNDER OR OTHERWISE ACQUIRED PURSUANT TO THE PLAN AND THE CONFIRMATION ORDER CONSULT THEIR OWN COUNSEL CONCERNING WHETHER THEY MAY FREELY TRADE SUCH SECURITIES AND THE CIRCUMSTANCES UNDER WHICH THEY MAY RESELL SUCH SECURITIES.

ARTICLE X.

CERTAIN UNITED STATES FEDERAL

INCOME TAX CONSEQUENCES OF THE PLAN

A.    Introduction

A summary description of certain United States (“U.S.”) federal income tax consequences of the Plan is provided below. Only the principal consequences of the Plan for the Debtors and for Holders of Allowed RCF Claims in Class 3, Holders of Allowed Senior Notes Claims in Class 4, and Holders of Allowed Existing Parent Equity Interests in Class 7 are described below. This description is for informational purposes only and substantial uncertainties exist with respect to certain tax consequences of the Plan. No opinion of counsel has been sought or obtained with respect to the tax consequences of the Plan described herein. No rulings or determinations of the U.S. Internal Revenue Service (the “IRS”) or any other tax authorities have been sought or obtained or will be sought with respect to any tax consequences of the Plan, and the discussion below is not binding on the IRS or such other authorities. No assurance can be given that the IRS would not assert, or that a court would not sustain, a different position from any discussed herein.

The following discussion is based upon the Internal Revenue Code of 1986, as amended (the “Tax Code”), judicial decisions, existing and proposed U.S. Treasury Regulations promulgated under the Tax Code (the “Treasury Regulations”), and published administrative guidance, all as in effect as of the date hereof, all of which are subject to change, possibly on a retroactive basis. Any such change could significantly affect the U.S. federal income tax consequences described below.

This summary does not address any estate or gift tax consequences of the Plan or tax consequences of the Plan under any state, local or non-U.S. laws. This discussion does not address all tax consequences that might be relevant to particular Holders in light of their personal circumstances and, in particular, this description of certain U.S. federal income tax consequences does not address all of the tax consequences that may be relevant to certain classes of Holders subject to special tax rules, such as: broker-dealers, banks, mutual funds, insurance companies, financial institutions, thrifts, small business investment companies, regulated investment companies, real estate investment trusts, tax-exempt organizations, retirement plans, individual retirement and other tax-deferred accounts, entities electing S corporation treatment, partnerships or other entities treated as pass-through vehicles for U.S. federal income tax purposes, controlled foreign corporations, passive foreign investment companies, Non-U.S. Holders (as defined below) that own, actually or constructively, ten percent or more of the total combined voting power of all classes of stock of Diamond Offshore, persons holding securities as part of a hedging, straddle, conversion or constructive sale transaction or other integrated investment, traders in securities that elect to use a mark-to-market method of tax accounting for their security holdings, dealers in securities or foreign currencies, persons whose functional currency is not the U.S. dollar, certain expatriates or former long-term residents of the United States, persons who received their Claims as compensation, persons who are treated as related to the Debtors under the Tax Code, Holders of Claims who are themselves in bankruptcy and persons who use the accrual method of accounting and report income on an “applicable financial statement” (as defined in section 451 of the Tax Code). Additionally, this discussion does not address the implications of the alternative minimum tax, the base erosion and anti-abuse tax, or the “Medicare” tax on net investment income.

The tax consequences of the implementation of the Plan to the Debtors and holders of Claims or Interests described below also may vary depending on the nature of any Restructuring Transactions that the Debtors engage in. This summary does not address the receipt, if any, of property by Holders of Claims or Interests other than in their capacity as such (e.g., this summary does not discuss the treatment of any commitment fee or similar arrangement or the receipt of, or right to subscribe for, any debt or equity interest pursuant to the Backstop Agreement (other than as expressly described below)) and does not address all of the tax consequences of potential Restructuring Transactions (including, but not limited to, the review of various intercompany obligations between the Debtors and the potential cancellation, set-off, release, and discharge of certain of those obligations). This summary also does not address the U.S. federal income tax consequences to Holders of Claims or Interests (1) whose Claims or Interests are Unimpaired or otherwise entitled to payment in full in Cash under the Plan or (2) that are deemed to reject the Plan. The treatment of the receipt of any property may vary significantly from the treatment described herein, and Holders of Claims or Interests are urged to consult their own tax advisors regarding any applicable consequences.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of a Claim who is for U.S. federal income tax purposes: (1) an individual citizen or resident of the U.S.; (2) a corporation created or organized under the laws of the U.S. or any state thereof or the District of Columbia; (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (4) a trust (A) if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have authority to control all substantial decisions of the trust or (B) that has a valid election in effect under applicable Treasury Regulations promulgated under the Tax Code to be treated as a U.S. person. For purposes of this discussion, a “Non-U.S. Holder” is any Holder of a Claim that is neither a U.S. Holder nor a partnership (or other entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes).

If an entity or arrangement treated as a partnership or other pass-through vehicle for U.S. federal income tax purposes is a Holder of a Claim, the tax treatment of its partners or other owners will generally depend upon the status of the individual partner (or other owner) and the activities of the entity or arrangement. A partner (or other owner) of a partnership or other pass-through entity that is a Holder of a Claim is urged to consult its own tax advisor regarding the tax consequences of the Plan based on such Holder’s particular situation.

This discussion assumes (1) that a Holder of Claims or Interests holds only Claims or Interests in a single Class and (2) that a Holder of a Claim or Interest holds its Claim or Interest, and will hold New Diamond Common Shares, New Warrants, Subscription Rights, Exit Revolving Credit Facility, Exit Term Loans, or Exit Notes, as applicable, as a “capital asset” within the meaning of section 1221 of the Tax Code (generally, property held for investment) for U.S. federal income tax purposes and that, except as otherwise specified below, the various debt and other arrangements to which the Debtors are parties will be respected for U.S. federal income tax purposes in accordance with their form.

The following discussion is for general information only and is not intended to be, nor should it be construed to be, legal or tax advice to any Holder and no opinion or representation is made with respect to the U.S. federal income tax consequences to any such Holder. Holders are urged to consult their own tax advisors regarding the application of U.S. federal, state, and local tax laws based on their particular situation.

B.    U.S. Federal Income Tax Consequences to the Debtors

1.    General

Each of the Debtors is a member of an affiliated group of corporations that files consolidated federal income tax returns with Diamond Offshore as the common parent (such consolidated group, the “DODI Group”) or an entity disregarded as separate from its owner for U.S. federal income tax purposes whose business activities and operations are reflected on the consolidated U.S. federal income tax returns of the DODI Group. The Debtors estimate that, as of the Petition Date, the DODI Group had consolidated net operating loss carryforwards (“NOL”) of approximately $885 million, among other tax attributes (including tax basis in assets), and approximately $232 million of disallowed business interest expense carryovers. However, the amount of DODI Group NOLs and other tax attributes, as well as the application of any limitations thereon, remains subject to review and adjustment, including by the IRS. In addition, as discussed below, in connection with the implementation of the Plan, it is anticipated that the Debtors’ NOL carryforwards and certain other tax attributes will be significantly reduced, and that the subsequent utilization of certain tax attributes (including disallowed business interest carryovers) will be significantly limited.

2.    Cancellation of Debt

In general, the Tax Code provides that a debtor must reduce certain of its tax attributes—such as NOL carryforwards and current year operating losses, capital loss carryforwards, certain tax credits, and tax basis in assets—by the amount of any cancellation of debt income (“CODI”) if the discharge occurs pursuant to a confirmed chapter 11 plan. The amount of CODI incurred is generally the amount by which the indebtedness discharged exceeds the value of any consideration given in exchange therefor. Certain statutory or judicial exceptions may apply to limit the amount of CODI incurred for U.S. federal income tax purposes. The debtor can also elect to reduce the tax basis of depreciable property prior to any reduction in its NOL carryforwards or other tax attributes. If such election is not made, then in applying the attribute reduction rule to the tax basis in assets, the Tax Code limits the reduction in tax basis to the amount by which the debtor’s aggregate tax basis in its assets exceeds the debtor’s post-emergence liabilities. Where the debtors file a consolidated U.S. federal income tax return, applicable Treasury Regulations require, in certain circumstances, that the tax attributes of the consolidated subsidiaries of the debtor and other members of the group must also be reduced. Any reduction in tax attributes in respect of CODI generally does not occur until after the determination of the debtor’s net income or loss for the taxable year in which the CODI is incurred. In connection with implementation of the Plan, the Debtors expect to incur a significant amount of CODI for U.S. federal income tax purposes, with an attendant reduction or elimination of the existing NOLs, and potentially reduction of other tax attributes.

3.    Potential Application of AHYDO Provisions

The Exit Term Loans may be subject to the provisions of the Tax Code dealing with applicable high yield discount obligations (“AHYDOs”). These provisions can result in the deferral, and even disallowance, of an issuer’s deduction of interest with respect to original issue discount (“OID”). As discussed below (see C.5.b, “Interest on the Exit Term Loans and the Exit Notes—Original Issue Discount”), all stated interest on the Exit Term Loans will be treated as OID. A debt obligation is generally treated as an AHYDO if it is issued with substantial OID (meaning that there is accrued OID as of the close of the first accrual period ending after the fifth anniversary of issuance in excess of one year’s interest, both actual and imputed), has a yield to maturity of at least five percentage points over the applicable federal rate in effect for the calendar month in which such notes are issued, (e.g., 0.52% for issuances in January 2021), and has a maturity of over five years. In the event that a debt instrument constitutes an AHYDO, the issuer’s interest deduction is generally deferred until such interest is paid in cash. Moreover, if the yield to maturity on the debt instrument is more than six percentage points over the applicable federal rate, a portion of the issuer’s interest deduction is disallowed. Accordingly, it is possible that the deductibility of interest relating to the Exit Term Loans may, in part, be deferred or disallowed.

4.    Limitations on NOLs and Other Tax Attributes

Under the Tax Code, any NOL carryforwards and certain other tax attributes, including carryover of disallowed interest and certain “built-in” losses, of a corporation (collectively, “Pre-Change Losses”) may be subject to an annual limitation if the corporation undergoes an “ownership change” within the meaning of section 382 of the Tax Code. These limitations apply in addition to, and not in lieu of, the attribute reduction that may result from the CODI arising in connection with the Plan.

Under section 382 of the Tax Code, if a corporation undergoes an “ownership change” and does not qualify for (or elects out of) the special bankruptcy exception in section 382(l)(5) of the Tax Code discussed below, the amount of its Pre-Change Losses that may be utilized to offset future taxable income or tax liability is subject to an annual limitation. The Debtors anticipate that the DODI Group will experience an “ownership change” (within the meaning of section 382 of the Tax Code) on the Effective Date. Section 383 of the Tax Code applies a similar limitation to capital loss carryforwards and tax credits and, as a result, the DODI Group’s ability to use its capital loss carryforwards and tax credits is expected to be similarly limited.

In general, the amount of the annual limitation to which a corporation that undergoes an ownership change will be subject is equal to the product of (i) the fair market value of the stock of the corporation immediately before the ownership change (with certain adjustments) multiplied by (ii) the “long-term tax-exempt rate” in effect for the month in which the ownership change occurs (e.g., 1.03% for ownership changes occurring in January 2021). As discussed below, this annual limitation potentially may be increased in the event the corporation (or consolidated group) has an overall “built-in” gain in its assets at the time of the ownership change. For a corporation (or consolidated group) in bankruptcy that undergoes an ownership change pursuant to a confirmed bankruptcy plan, the fair market value of the stock of the corporation (or the parent of the consolidated group) is generally determined immediately after (rather than before) the ownership change, after giving effect to the discharge of creditors’ claims, but subject to certain adjustments; in no event, however, can the stock value for this purpose exceed the pre-change gross value of the corporation’s assets.

Section 382 of the Tax Code also limits the DODI Group’s ability to use “net unrealized built-in losses” (i.e., losses and deductions attributable to a period prior to, but remaining unrecognized as of, the Effective Date) to offset future income to the extent such losses are recognized, or deemed recognized, in the five taxable years after the ownership change. If, however, the DODI Group has an unrealized built-in gain as of the Effective Date, any built-in gains recognized, or deemed recognized under the terms of IRS Notice 2003-65, during the following five years generally will increase the annual limitation in the year recognized (but only up to the amount of the net unrealized built-in gain as of the Effective Date), such that the DODI Group would be permitted to use its pre-change losses against such built-in gain income in addition to its regular allowance. In addition, any portion of the annual limitation that is not used in a given year may be carried forward, thereby adding to the annual limitation for the subsequent taxable year. The DODI Group believes that it will have a “net unrealized built-in loss” at the time of the Effective Date.

The DODI Group’s Pre-Change Losses will be subject to additional limitation if the DODI Group experiences future ownership changes or if it does not continue its historic business for at least two years following the Effective Date.

The application of section 382 of the Tax Code will be materially different from that described above if the Debtors are subject to the special rules for corporations in bankruptcy provided in section 382(l)(5) of the Tax Code (the “382(l)(5) Exception”). The Debtors generally would qualify for the 382(l)(5) Exception if the historic Holders of Interests in Diamond Offshore and certain Holders of Diamond Offshore’s debt, taken together, own equity interests representing at least fifty percent of the voting power and equity value of Diamond Offshore following consummation of the contemplated transactions under the Plan. In that case, the DODI Group’s ability to use Pre-Change Losses would not be limited as described in the preceding paragraphs. However, several other limitations would apply to the DODI Group under the 382(l)(5) Exception, including (a) the DODI Group’s Pre-Change Losses would be calculated without taking into account deductions for interest paid or accrued in the portion of the current tax year ending on the Effective Date and the three taxable years preceding the Effective Date with respect to the debt securities that are exchanged for New Diamond Common Shares pursuant to the Plan, and (b) if the Reorganized Debtors undergo another ownership change within two years after the Effective Date, the Debtors section 382 limitation following that ownership change would be zero.

Where the 382(l)(5) Exception is not applicable to a corporation in bankruptcy (either because the debtor corporation does not qualify for it or the debtor corporation otherwise elects not to utilize the 382(l)(5) Exception), another exception will generally apply (the “382(l)(6) Exception”). Under the 382(l)(6) Exception, the section 382 limitation will be calculated by reference to the lesser of (a) the value of the debtor corporation’s new stock (with certain adjustments) immediately after the ownership change, and (b) the value of such debtor corporation’s assets (determined without regard to liabilities) immediately before the ownership change. This differs from the ordinary rule that requires the fair market value of a debtor corporation that undergoes an “ownership change” to be determined before the events giving rise to the change. The 382(l)(6) Exception also differs from the 382(l)(5) Exception in that a debtor corporation is not required to reduce its NOLs by the amount of interest deductions claimed within the prior three-year period, and a debtor corporation may undergo another ownership change within two years without automatically triggering the elimination of its Pre-Change Losses. The resulting limitation from any such subsequent ownership change would be determined under the regular rules for ownership changes.

It has not yet been determined whether the Restructuring Transactions will qualify for the 382(l)(5) Exception. If the Restructuring Transactions are eligible for the 382(l)(5) Exception, the Debtors have not yet decided whether they would elect out of its application. Regardless of whether the Reorganized Debtors take advantage of the 382(l)(6) Exception or the 382(l)(5) Exception, the Reorganized Debtors’ use of their Pre-Change Losses after the Effective Date may be adversely affected if another ownership change were to occur after the Effective Date.

C.    U.S. Federal Income Tax Consequences to Certain U.S. Holders of Certain Allowed Claims and Interests

The following section discusses certain U.S. federal income tax consequences of the transactions contemplated by the Plan to U.S. Holders of Allowed RCF Claims, Allowed Senior Notes Claims, and Allowed Existing Parent Equity Interests. U.S. Holders are urged to consult their own tax advisors for information that may be relevant to their particular situations and circumstances and the particular tax consequences to them of the transactions contemplated under the Plan.

1.    U.S. Federal Income Tax Consequences to U.S. Holders of Allowed RCF Claims

Pursuant to the Plan, except to the extent that such Holder agrees to a less favorable treatment, in exchange for full and final satisfaction, settlement, release, and discharge of Allowed RCF Claims, each Holder thereof will receive either: (a) if such Holder elects to participate in the Exit Revolving Credit Facility, (i) first, its Participating RCF Lender Share of the RCF Cash Paydown; (ii) second, to the extent such Holder’s RCF Claims have not been satisfied in full after the application of the RCF Cash Paydown under clause (i) above, its Participating RCF Lender Share of up to $100 million of funded commitments under the Exit Revolving Credit Facility, with such amount subject to change based upon the Effective Date and interest accrued on RCF Claims through such date72; and (iii) third, to the extent such Holder’s RCF Claims have not been satisfied in full after the application of the RCF Cash Paydown under clause (i) above and the allocation of funded commitments under clause (ii) above, a share of $200 million (less the amount of aggregate funded commitments under the Exit Revolving Credit Facility on the Effective Date allocated pursuant to clause (ii) above) of Exit Term Loans that is equal to the remaining unsatisfied amount of such Holder’s RCF Claims, with such amount subject to change based upon the Effective Date and interest accrued on RCF Claims through such date73, provided that the aggregate amount of any such Holder’s shares of the amounts described in the foregoing clauses (i), (ii), and (iii) shall not exceed the amount of such Holder’s RCF Claims; or (b) if such Holder does not elect to participate in the Exit Revolving Credit Facility, (i) first, a share of $200 million, with such amount subject to change based upon the Effective Date and interest accrued on RCF Claims through such date74 (less the amount of aggregate funded commitments under the Exit Revolving Credit Facility on the Effective Date allocated pursuant to clause (a)(ii) above) of the Exit Term Loan Facility that is equal to the lesser of (x) its RCF Claims and (y) its Non-Participating RCF Lender Share of the portion of the $200 million, with such amount subject to change based upon the Effective Date and interest accrued on RCF Claims through such date75, of the Exit Term Loan Facility that is not allocated to participating Holders pursuant to clause (a)(iii) above and (ii) second, solely to the extent such Holder’s RCF Claims have not been satisfied in full after the allocation of the Exit Term Loan Facility under clause (i) above, a portion of the RCF Cash Paydown equal to the lesser of (x) such Holder’s remaining unsatisfied RCF Claims and (y) such Holder’s Non-Participating RCF Lender Share of the amount of the RCF Cash Paydown that has not been allocated to the participating RCF Lenders pursuant to clause (b)(i) above.

The U.S. federal income tax treatment of the exchange described above pursuant to the Plan for Holders of Allowed RCF Claims depends, in part, on whether such Allowed RCF Claims are treated as “securities” for U.S. federal income tax purposes. Neither the Tax Code nor Treasury regulations define the term “security” and it has not been clearly defined by judicial decisions. Whether a debt instrument constitutes a “security” for U.S. federal income tax purposes is determined based on all the relevant facts and circumstances, but most authorities have held that the length of the term of a debt instrument is an important factor in determining whether such instrument is a security for U.S. federal income tax purposes. These authorities have indicated that a term of less than five years is evidence that the instrument is not a security, whereas a term of ten years or more is evidence that it is a security. There are numerous other factors that could be taken into account in determining whether a debt instrument is a security, including the security for payment, the creditworthiness of the obligor, the subordination or lack thereof to other creditors, the right to vote or otherwise participate in the management of the obligor, convertibility of the instrument into an equity interest of the obligor, whether payments of interest are fixed, variable or contingent, and whether such payments are made on a current basis or accrued.

[72]	Amounts determined assuming an April 23, 2021 emergence date.
[73]	Amounts determined assuming an April 23, 2021 emergence date.
[74]	Amounts determined assuming an April 23, 2021 emergence date.
[75]	Amounts determined assuming an April 23, 2021 emergence date.

Although the matter is not free from doubt, we believe and intend to take the position that the RCF Claims should not be treated as “securities” for U.S. federal income tax purposes, and the remainder of this discussion assumes that the Allowed RCF Claims are not treated as “securities” for U.S. federal income tax purposes. As a result, the exchange of Allowed RCF Claims for the Exit Revolving Credit Facility (to the extent a U.S. Holder elects to participate in the Exit Revolving Credit Facility), any amount of the RCF Cash Paydown, and the Exit Term Loans is expected to be treated as a taxable exchange under section 1001 of the Tax Code. In that case, a U.S. Holder of an Allowed RCF Claim would generally recognize gain or loss in an amount equal to (a) the sum of: (i) if a U.S. Holder elects to participate in the Exit Revolving Credit Facility, the issue price of the Exit Revolving Credit Facility, (ii) the issue price of the Exit Term Loans, and (iii) the amount of any RCF Cash Paydown received (other than any amounts of such consideration treated as received in satisfaction of accrued but unpaid interest to the extent not previously taxed on the Allowed RCF Claims as discussed below (see C.2.e, “Distributions in Discharge of Accrued Interest or OID”) less (b) such U.S. Holder’s adjusted tax basis in its Allowed RCF Claim. A U.S. Holder’s initial tax basis in each of the Exit Revolving Credit Facility and the Exit Term Loans would generally equal the issue price of the Exit Revolving Credit Facility and Exit Term Loans, as applicable. A U.S. Holder’s holding period for each of the Exit Revolving Credit Facility and the Exit Term Loans would begin the day following the exchange. Any gain or loss recognized by a U.S. Holder from the exchange will be capital gain or loss. Capital gain will generally be taxable at preferential rates to any non-corporate U.S. Holder whose holding period in its Allowed RCF Claim is greater than one year at the time of the exchange. The deductibility of capital losses is subject to limitations.

2.    U.S. Federal Income Tax Consequences to U.S. Holders of Allowed Senior Notes Claims

Pursuant to the Plan, in full and final satisfaction, settlement, release, and discharge of such Senior Notes Claim, each Holder of an Allowed Senior Notes Claim shall receive (a) its Pro Rata share of 70.0% of the New Diamond Common Shares, subject to dilution by the New Warrants and the MIP Equity Shares and (b) Subscription Rights to participate in the Rights Offerings.

a.    Recapitalization Treatment

The U.S. federal income tax treatment of the exchange described above pursuant to the Plan for Holders of Allowed Senior Notes Claims depends, in part, on whether such Allowed Senior Notes Claims are treated as “securities” for U.S. federal income tax purposes. Neither the Tax Code nor Treasury regulations define the term “security” and it has not been clearly defined by judicial decisions. Whether a debt instrument constitutes a “security” for U.S. federal income tax purposes is determined based on all the relevant facts and circumstances, but most authorities have held that the length of the term of a debt instrument is an important factor in determining whether such instrument is a security for U.S. federal income tax purposes. These authorities have indicated that a term of less than five years is evidence that the instrument is not a security, whereas a term of ten years or more is evidence that it is a security. There are numerous other factors that could be taken into account in determining whether a debt instrument is a security, including the security for payment, the creditworthiness of the obligor, the subordination or lack thereof to other creditors, the right to vote or otherwise participate in the management of the obligor, convertibility of the instrument into an equity interest of the obligor, whether payments of interest are fixed, variable or contingent, and whether such payments are made on a current basis or accrued.

Although the matter is not free from doubt, we believe and intend to take the position that the Allowed Senior Notes Claims should be treated as “securities” for U.S. federal income tax purposes, and the remainder of this discussion assumes that the Allowed Senior Notes Claims are treated as “securities” for U.S. federal income tax purposes. As a result, a U.S. Holder of an Allowed Senior Notes Claim’s receipt of the New Diamond Common Shares and the Subscription Rights pursuant to the Plan should be treated as a “recapitalization” for U.S. federal income tax purposes. If so treated, subject to the discussion below regarding the U.S. federal income tax treatment of the Subscription Rights, upon the exchange of its Allowed Senior Notes Claims for the New Diamond Common Shares and the Subscription Rights, each U.S. Holder of Allowed Senior Notes Claims generally will recognize gain (but not loss) equal to the difference, if any, between (i) the sum of the aggregate fair market value of the New Diamond Common Shares and the Subscription Rights received in satisfaction of its Allowed Senior Notes Claims (other than any consideration received in respect of accrued but unpaid interest to the extent not previously taxed), and (ii) the U.S. Holder’s adjusted tax basis in its Allowed Senior Notes Claims, but only to the extent of the fair market value of the Subscription Rights received. In addition, a U.S. Holder will have interest income to the extent of any consideration received in respect of accrued but unpaid interest to the extent not previously taxed as discussed below (see C.2.e,“Distributions in Discharge of Accrued Interest or OID”). A U.S. Holder’s tax basis in the New Diamond Common Shares received should generally equal such U.S. Holder’s adjusted tax basis in the Allowed Senior Notes Claims exchanged therefor, increased by any gain recognized by such U.S. Holder and reduced by the fair market value of the Subscription Rights received. Such U.S. Holder’s tax basis in the Subscription Rights will be the fair market value thereof. A U.S. Holder’s holding period in the New Diamond Common Shares received in satisfaction of its Allowed Senior Notes Claims will include its holding period in the Allowed Senior Notes Claims exchanged therefor, except to the extent of any New Diamond Common Shares received in respect of accrued but unpaid interest as discussed below (see C.2.e,“Distributions in Discharge of Accrued Interest or OID”). A U.S. Holder’s holding period in the Subscription Rights will commence on the day following their issuance.

b.    Taxable Exchange

In the event that a U.S. Holder’s Allowed Senior Notes Claims do not constitute “securities” of Diamond Offshore for U.S. federal income tax purposes, a holder of Allowed Senior Notes Claims will recognize gain or loss in an amount equal to the difference, if any, between (i) the sum of the aggregate fair market value of the New Diamond Common Shares and the Subscription Rights received in satisfaction of its Allowed Senior Notes Claims (other than any consideration received in respect of accrued but unpaid interest to the extent not previously taxed), and (ii) the U.S. Holder’s adjusted tax basis in its Allowed Senior Notes Claims. For a discussion of the character of such gain or loss, see C.2.d, “Character of Gain or Loss; Market Discount,” below. In addition, a U.S. Holder will have interest income to the extent of any consideration received in respect of accrued but unpaid interest to the extent not previously taxed discussed below (see C.2.e,“Distributions in Discharge of Accrued Interest or OID”). A U.S. Holder of

Allowed Senior Notes Claims will have a tax basis in the New Diamond Common Shares and the Subscription Rights received in satisfaction of its Allowed Senior Notes Claims equal to the fair market value of the New Diamond Common Shares and the Subscription Rights, as applicable. Such U.S. Holder’s holding period in respect thereof would begin the day following the Effective Date.

c.    Subscription Rights

As mentioned above, pursuant to the Plan, Holders of Allowed Senior Notes Claims will receive the Subscription Rights, which entitle such Holders to subscribe for Exit Notes and New Diamond Common Shares (the “Investment Unit”). The characterization of the Subscription Rights and their exercise for U.S. federal income tax purposes is uncertain. One possibility is the Subscription Rights should be characterized as options and their exercise treated as the exercise of options to acquire the underlying New Diamond Common Shares and Exit Notes. Alternatively, the acquisition of the Subscription Rights and the subsequent acquisition of the underlying New Diamond Common Shares and Exit Notes could be treated as an integrated transaction pursuant to which the New Diamond Common Shares and Exit Notes are acquired directly in consideration for the partial satisfaction of a U.S. Holder’s Senior Notes Claims and the amount of cash funded by the U.S. Holder to exercise the Subscription Rights. Although the issue is not free from doubt, unless otherwise noted, this discussion assumes that the Subscription Rights will be treated as options and the exchange of an Allowed Senior Notes Claim for the Subscription Rights (along with the other consideration payable under the Plan) is a separately identifiable step from the exercise of such Subscription Rights.

A U.S. Holder that elects to exercise its Subscription Rights should be treated as acquiring, in exchange for its Subscription Rights and the amount of cash funded by such U.S. Holder to exercise its Subscription Rights, the New Diamond Common Shares and the Exit Notes it is entitled to subscribe for pursuant to the Subscription Rights. Such subscription generally is treated as the exercise of an option under general tax principles, and as such a U.S. Holder should not recognize income, gain or loss for U.S. federal income tax purposes when it exercises the Subscription Rights.

The New Diamond Common Shares and Exit Notes received and issued upon exercise of the Subscription Rights should constitute an “investment unit” under applicable U.S. tax law. Accordingly, the issue price of such Exit Notes will depend on the issue price of the Investment Unit. It is not clear how the issue price of the Investment Unit (and consequently, the underlying issued Exit Notes) should be determined for U.S. federal tax purposes. The Debtors generally intend to treat (i) the Subscription Rights as being issued solely in exchange for Allowed Senior Notes Claims and (ii) the Exit Notes and New Diamond Common Shares issued upon exercise of the Subscription Rights as being issued in exchange for the surrender of the Subscription Rights and the payment of the cash exercise price. Under this treatment, the issue price of the Investment Unit should include both the value of the Subscription Rights as well as the cash subscription price paid upon exercise. The issue price of the Investment Unit is then allocated between the New Diamond Common Shares and the Exit Notes that comprise the Investment Unit based on their relative fair market values. However, it is possible that the IRS could assert that issue price of the Investment Unit should be computed in a different manner, and as a result that the Exit Notes may be treated as being issued with OID.

Although not free from doubt, a U.S. Holder’s aggregate tax basis in the New Diamond Common Shares and Exit Notes received and issued pursuant to the exercise of its Subscription Rights should equal the sum of (i) the amount of cash paid by the U.S. Holder to exercise its Subscription Rights plus (ii) such U.S. Holder’s tax basis in its Subscription Rights immediately before the option is exercised. A U.S. Holder should allocate such aggregate tax basis among such New Diamond Common Shares and Exit Notes in accordance with their respective fair market values. A U.S. Holder’s holding period in the New Diamond Common Shares and the Exit Notes received and issued upon exercise of a Subscription Right generally should begin on the day following the exercise date. The determination of a U.S. Holder’s aggregate tax basis in such New Diamond Common Shares and Exit Notes is subject to uncertainty, and U.S. Holders should consult their tax advisors regarding such determination.

Assuming that the Subscription Rights are respected for U.S. federal income tax purposes as options to acquire New Diamond Common Shares and Exit Notes, upon lapse of any Subscription Rights unexercised, a U.S. Holder generally would recognize a loss to the extent of the U.S. Holder’s tax basis in such Subscription Rights. In general, such loss would be a capital loss, long-term or short-term, depending upon whether the requisite holding period was satisfied. The deductibility of capital loss is subject to significant limitations. U.S. Holders are urged to consult their tax advisors as to the tax considerations of electing not to exercise their Subscription Rights.

d.    Character of Gain or Loss; Market Discount

Where gain or loss is recognized by a U.S. Holder, the character of such gain or loss as long-term or short-term capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the U.S. Holder, whether the Allowed Senior Notes Claims constitute a capital asset in the hands of the U.S. Holder and its holding period, whether the Allowed Senior Notes Claims were acquired at a market discount, and whether and to what extent the U.S. Holder previously claimed a bad debt deduction.

A U.S. Holder that purchased its Allowed Senior Notes Claims at “market discount” may be subject to the market discount rules of the Tax Code. A debt instrument may be considered to have been acquired with “market discount” if the U.S. Holder’s adjusted tax basis in the debt instrument is less than its stated redemption price at maturity by more than a de minimis amount. Under these rules, any gain recognized on the exchange of Allowed Senior Notes Claims (other than in respect of the Allowed Senior Notes Claims for accrued but unpaid interest not previously taxed) for New Diamond Common Shares and Subscription Rights by a U.S. Holder who acquired its Allowed Senior Notes Claims at a “market discount” generally will be treated as ordinary income to the extent of the market discount accrued (on a straight line basis or, at the election of the U.S. Holder, on a constant yield basis) during the U.S. Holder’s period of ownership, unless the U.S. Holder elected to include the market discount in income as it accrued. The Tax Code indicates that any accrued market discount in respect of the Allowed Senior Notes Claims that is not currently includible in income should carry over to any nonrecognition property received in exchange therefor, or, in respect of the U.S. Holder of Allowed Senior Notes Claims, to the New Diamond Common Shares received. Any gain recognized by a U.S. Holder upon a subsequent disposition of the New Diamond Common Shares should be treated as ordinary income to the extent of any accrued market discount not previously included in income. To date, specific

Treasury Regulations implementing this rule have not been issued, and it is therefore unclear how market discount, if any, should be allocated between the New Diamond Common Shares received by a U.S. Holder of Allowed Senior Notes Claims, and accordingly, when ordinary income associated with such accrued market discount is appropriately recognized. In addition, if a U.S. Holder did not elect to include market discount in income as it accrued and, thus, under the market discount rules, was required to defer all or a portion of any deductions for interest on debt incurred or maintained to purchase or carry its Allowed Senior Notes Claims, such deferred amounts would become deductible at the time of the exchange of the Allowed Senior Notes to the extent of any gain recognized by a U.S. Holder on the exchange, and any excess deferred amounts would carry over to the New Diamond Common Shares and become deductible at the time of a taxable exchange of the New Diamond Common Shares. U.S. Holders of Allowed Senior Notes Claims who acquired the Senior Notes Claims underlying their Allowed Senior Notes Claims with market discount are urged to consult with their own tax advisors as to the appropriate treatment of any such market discount and the timing of the recognition thereof.

e.    Distributions in Discharge of Accrued Interest or OID

In general, to the extent that any exchange consideration received pursuant to the Plan by a U.S. Holder of the Allowed Senior Notes Claims is received in satisfaction of accrued but unpaid interest not previously taxed during its holding period, such amount will be taxable to the U.S. Holder as interest income. Conversely, a U.S. Holder may be entitled to recognize a deductible loss to the extent any accrued interest was previously included in its gross income and is not paid in full.

If the fair market value of the consideration received pursuant to the Plan is not sufficient to fully satisfy all principal and interest on the Allowed Senior Notes Claims, the extent to which such consideration will be attributable to accrued but unpaid interest to the extent not previously taxed on the Allowed Senior Notes Claims is unclear. Under the Plan, distributions with respect to Allowed Senior Notes Claims shall be allocated first to the principal portion of such Allowed Senior Notes Claim (as determined for U.S. federal income tax purposes) and, thereafter, to the remaining portion of such Allowed Senior Notes Claim, if any. There is no assurance that the IRS will respect such allocation. U.S. Holders are urged to consult their own tax advisors regarding the allocation of consideration received under the Plan, as well as the deductibility of accrued but unpaid interest and the character of any loss claimed with respect to accrued but unpaid interest previously included in gross income for U.S. federal income tax purposes.

3.    Treatment of U.S. Holders of Existing Parent Equity Interests

Pursuant to the Plan, each Holder of an Allowed Existing Parent Equity Interest will receive its Pro Rata share of the New Warrants.

The exchange of Allowed Existing Parent Equity Interests for New Warrants is expected to be treated as a taxable exchange under section 1001 of the Tax Code. In that case, a U.S. Holder of Allowed Existing Parent Equity Interests will generally recognize gain or loss in an amount equal to (x) the fair market value of New Warrants received in respect of its Allowed Existing Parent Equity Interests less (y) such U.S. Holder’s adjusted tax basis in such Allowed Existing Parent Equity Interests. A U.S. Holder’s initial aggregate tax basis in a New Warrant would generally equal its fair market value. A U.S. Holder’s holding period for a New Warrant would begin the day following the exchange. Any such gain or loss recognized by a U.S. Holder will be capital gain or loss. Capital gain will generally be taxable at preferential rates to non-corporate U.S. Holders whose holding period in such Interests is greater than one year at the time of such exchange. The deductibility of capital loss is subject to significant limitations.

4.    U.S. Federal Income Tax Consequences of the Ownership and Disposition of the Exit Revolving Credit Facility

a.    Issue Price of the Exit Revolving Credit Facility

The determination of “issue price” for purposes of the analysis herein will depend, in part, on whether the Allowed RCF Claims or the Exit Revolving Credit Facility are traded on an “established market” at any time during the 31-day period ending fifteen (15) days after the Effective Date. In general, a debt instrument will be treated as traded on an established market if (i) a “sales price” for an executed purchase of the debt instrument appears on a medium that is made available to issuers of debt instruments, persons that regularly purchase or sell debt instruments, or persons that broker purchases or sales of debt instruments; (ii) a “firm” price quote for the debt instrument is available from at least one broker, dealer, or pricing service for property and the quoted price is substantially the same as the price for which the person receiving the quoted price could purchase or sell the property; or (iii) there are one or more “indicative” quotes available from at least one broker, dealer, or pricing service for property. The issue price of a debt instrument that is traded on an established market would be the fair market value of such debt instrument on the issue date as determined by such trading. The issue price of a debt instrument that is not traded on an established market but is issued in exchange for property traded on an established market would be the fair market value of such property on the issue date as determined by such trading. If neither the Allowed RCF Claims nor the Exit Revolving Credit Facility is treated as traded on an established market nor issued for other property so traded, the issue price of the Exit Revolving Credit Facility generally would be its stated principal amount (because the interest rate on the Exit Revolving Credit Facility is expected to exceed the applicable federal rate published by the IRS). The rules regarding the “issue price” determination are complex and highly detailed, and U.S. Holders are urged to consult their tax advisors regarding the determination of the issue price of the Exit Revolving Credit Facility.

b.    Stated Interest on the Exit Revolving Credit Facility

This discussion assumes that the Exit Revolving Credit Facility will be issued with no more than a de minimis amount of OID (if any) for U.S. federal income tax purposes. Stated interest on the Exit Revolving Credit Facility generally will be taxable to a U.S. Holder of the Exit Revolving Credit Facility as ordinary income at the time it is paid or accrued in accordance with the U.S. Holder’s usual method of accounting for tax purposes.

c.    Sale, Exchange, Redemption or Disposition of the Exit Revolving Credit Facility

Unless a non-recognition provision applies, a U.S. Holder of the Exit Revolving Credit Facility generally will recognize capital gain or loss upon the sale, exchange, redemption or other taxable disposition of the Exit Revolving Credit Facility. Such capital gain or loss will be long-term capital gain or loss if at the time of the sale, exchange, retirement, or other taxable disposition, the U.S. Holder’s holding period in the Exit Revolving Credit Facility is more than one year. Long-term capital gain of an individual taxpayer generally is taxed at preferential rates. The deductibility of capital loss is subject to significant limitations.

5.    U.S. Federal Income Tax Consequences of the Ownership and Disposition of the Exit Term Loans and the Exit Notes.

a.    Issue Price of the Exit Term Loans and the Exit Notes

i.    Issue Price of the Exit Term Loans

As discussed above (see C.4.a, “Issue Price of the Exit Revolving Credit Facility”), the issue price of the Exit Term Loans will depend on whether the Allowed RCF Claims or Exit Term Loans are treated as traded on an established market. The rules regarding the “issue price” determination are complex and highly detailed, and U.S. Holders are urged to consult their tax advisors regarding the determination of the issue price of the Exit Term Loans.

ii.    Issue Price of the Exit Notes

As discussed above (see C.2.c, “Subscription Rights”), the issue price of the Exit Notes issued and received upon exercise of the Subscription Rights will depend on the portion of the issue price of the Investment Unit that is allocated to such Exit Notes and such Exit Notes may be treated as being issued with OID. In addition, the issue price of the Delayed Draw Exit Notes will be determined at the time that they are issued and they may be treated as being issued with OID and may not be fungible with the Exit Notes issued and received upon exercise of the Subscription Rights. The rules regarding the “issue price” determination of an “investment unit” are complex and highly detailed, and U.S. Holders are urged to consult their tax advisors regarding the determination of the issue price of the Exit Notes.

b.     Interest on the Exit Term Loans and the Exit Notes

i.    Treatment of PIK Interest

Because the Exit Term Loans and the Exit Notes provide that interest may be paid by increasing the principal amount of the outstanding Exit Term Loans or the Exit Notes, as applicable, or by issuing Exit Term Loans or Exit Notes, as applicable, (such interest, the “PIK Interest”) in lieu of paying cash interest, no stated interest payments on the Exit Term Loans or the Exit Notes will be qualified stated interest for U.S. federal income tax purposes. As a result, all payments of interest on the Exit Term Loans and the Exit Notes will be treated as OID (as described below). The increase in the principal amount of the Exit Term Loans or Exit Notes, as applicable, or the issuance of Exit Term Loans or Exit Notes, as applicable, in the amount of the PIK Interest thereon will generally not be treated as a payment of interest. Instead, the Exit Term Loans or Exit Notes, as applicable, and any Exit Term Loans or Exit Notes, as applicable, issued in respect of PIK Interest thereon will be treated as a single debt instrument under the OID rules.

ii.    Original Issue Discount

(1)    General

A loan or note with a term that exceeds one year will be treated as issued with OID if the “stated redemption price at maturity” of the loan or note exceeds its “issue price” by more than the de minimis amount (such amount, “de minimis OID”) of less than 1⁄4 of 1 percent of the “stated redemption price at maturity” multiplied by the number of complete years to maturity from the issue date. The “stated redemption price at maturity” of the Exit Term Loans and the Exit Notes will exceed the “issue price” of the Exit Term Loans and Exit Notes, as applicable, by more than a de minimis amount, and the Exit Term Loans and Exit Notes will therefore constitute discount loans and notes issued with OID. Set forth below is a summary of the OID rules and their application to the Exit Term Loans and Exit Notes.

The “stated redemption price at maturity” of a loan or note generally is the sum of all payments provided by the note other than “qualified stated interest” payments. Generally, an interest payment on a loan or note is “qualified stated interest” if it is one of a series of stated interest payments on a note that are unconditionally payable at least annually at a single fixed rate, with certain exceptions for lower rates paid during some periods, applied to the outstanding principal amount of the loan or note. Interest is considered unconditionally payable only if reasonable legal remedies exist to compel timely payment or the loan or note otherwise provides terms and conditions that make the likelihood of late payment (other than a late payment that occurs within a reasonable grace period) or non-payment a remote contingency. Interest is payable at a single fixed rate only if the rate appropriately takes into account the length of the interval between payments. Thus, if the interval between payments varies during the term of a loan or note, the value of the fixed rate on which a payment is based generally must be adjusted to reflect a compounding assumption consistent with the length of the interval preceding the payment.

Because all payments of interest on the Exit Term Loans and Exit Notes will be OID, a U.S. Holder of an Exit Term Loan or Exit Note will be required to include OID in gross income for U.S. federal income tax purposes as it accrues (regardless of its method of accounting), which may be in advance of receipt of the cash attributable to that income. OID accrues under the constant-yield method, based on a compounded yield to maturity, as described below. Accordingly, a U.S. Holder of an Exit Term Loan or Exit Note generally will be required to include in income increasingly greater amounts of OID in successive accrual periods.

The annual amounts of OID includible in income by a U.S. Holder of an Exit Term Loan or Exit Note will equal the sum of the “daily portions” of the OID with respect to an Exit Term Loan or Exit Note, as applicable, for each day on which such U.S. Holder owns the Exit Term Loan or Exit Note, as applicable, during the taxable year. Generally, a U.S. Holder of an Exit Term Loan or Exit Note determines the daily portions of OID by allocating to each day in an “accrual period” a pro rata portion of the OID that is allocable to that accrual period. The term “accrual period” means an interval of time with respect to which the accrual of OID is measured and which may vary in length over the term of a note provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on either the first or last day of an accrual period.

The amount of OID allocable to an accrual period will be the excess of (i) the product of (x) the “adjusted issue price” of the loan or note at the beginning of the accrual period and (y) its

“yield to maturity” over (ii) the aggregate amount of any qualified stated interest payments allocable to the accrual period. The adjusted issue price of a loan or note at the beginning of the first accrual period is its issue price, and, on any day thereafter, it is the sum of the issue price and the amount of OID previously includible in the gross income of any holder, reduced by the amount of any payment (other than a payment of qualified stated interest) previously made on the loan or note. If all accrual periods are of equal length except for either an initial shorter accrual period or an initial and a final shorter accrual period, a U.S. Holder of an Exit Term Loan or Exit Note can compute the amount of OID allocable to the initial accrual period using any reasonable method; however, the OID allocable to the final accrual period will always be the difference between the amount payable at maturity (other than a payment of qualified stated interest) and the adjusted issue price at the beginning of the final accrual period.

In determining the yield to maturity and the amount of OID attributable to each accrual period, the Reorganized Debtors will assume that all stated interest on the Exit Term Loans and Exit Notes will be payable in cash (rather than PIK Interest); provided that such assumption is for U.S. federal income tax purposes only and is not a representation that the Reorganized Debtors will in fact pay any cash interest. If, contrary to the foregoing assumption, the Reorganized Debtors pay PIK Interest at any time with respect to the Exit Term Loans or Exit Notes, the Exit Term Loans or Exit Notes, as applicable, will be treated, solely for purposes of recomputing the OID accruals going forward, as if the Exit Term Loans or Exit Notes, as applicable, were retired and reissued for their then adjusted issue price.

If the Reorganized Debtors in fact pay cash interest on the Exit Term Loans or Exit Notes, U.S. Holders of the Exit Term Loans or Exit Notes, as applicable, will not be required to adjust their OID inclusions. Each payment made in cash under the Exit Term Loans or Exit Notes, as applicable, will be treated first as a payment of any accrued OID on the Exit Term Loans or Exit Notes, as applicable, to the extent such accrued OID has not been allocated to prior cash payments and second as payments of principal on the Exit Term Loans or Exit Notes, as applicable. U.S. Holders of Exit Term Loans or Exit Notes, as applicable, generally will not be required to separately include in gross income cash payments of interest on the Exit Term Loans or Exit Notes, as applicable, to the extent such cash payments constitute payments of previously accrued OID or payments of principal.

(2)    Election to Treat All Interest as Original Issue Discount (Constant Yield Method)

A U.S. Holder of Exit Term Loans or Exit Notes, as applicable, may elect to include in gross income all interest that accrues on the Exit Term Loans or Exit Notes, as applicable, using the constant-yield method as described above under C.5.b, “Interest on the Exit Term Loans and the Exit Notes—Original Issue Discount—General,” with the modifications described below. If a U.S. Holder makes this election for the Exit Term Loans or Exit Notes, as applicable, then, when such U.S. Holder applies the constant-yield method: the issue price of the Exit Term Loans or Exit Notes, as applicable, will equal its adjusted basis in the Exit Term Loans or Exit Notes, as applicable, immediately after it acquired the Exit Term Loans or Exit Notes, as applicable; and the issue date of such U.S. Holder’s Exit Term Loans or Exit Notes, as applicable, will be the date such U.S. Holder acquired such Exit Term Loans or Exit Notes, as applicable. Generally, this election will apply only to the Exit Term Loans or Exit Notes, as applicable, for which a U.S. Holder makes it. A U.S. Holder may not revoke an election to apply the constant-yield method to all interest on the Exit Term Loans or Exit Notes, as applicable, without the consent of the IRS.

c.    Sale, Exchange, Redemption or Disposition of the Exit Term Loans and the Exit Notes

Unless a non-recognition provision applies, a U.S. Holder of the Exit Term Loans or Exit Notes generally will recognize capital gain or loss upon the sale, exchange, redemption or other taxable disposition of the Exit Term Loans or Exit Notes, as applicable, in an amount equal to the difference between the sum of cash plus the fair market value of any property received (other than any amount received that is attributable to accrued but unpaid stated interest) and such U.S. Holder’s adjusted tax basis in the Exit Term Loans or Exit Notes, as applicable. In addition, a U.S. Holder will have interest income to the extent of any exchange consideration allocable to accrued but unpaid interest not previously taxed. A U.S. Holder’s adjusted tax basis in an Exit Term Loan or Exit Note, as applicable, generally will equal the tax basis of the Exit Term Loan or Exit Note, as applicable, determined as a result of the transactions under the Plan in the manner described above under C.1, “U.S. Federal Income Tax Consequences to U.S. Holders of Allowed RCF Claims” and C.2, “U.S. Federal Income Tax Consequences to U.S. Holders of Allowed Senior Notes Claims” increased by the amount of OID previously included in income and decreased by the amount of any payments on the Exit Term Loan or Exit Notes, as applicable. Although not free from doubt, a U.S. Holder’s adjusted tax basis in an Exit Term Loan or Exit Note, as applicable, should be allocated between the original Exit Term Loans or Exit Notes, as applicable, received pursuant to the Plan and any Exit Term Loans or Exit Notes, as applicable, received in respect of PIK Interest thereon in proportion to their relative principal amount, and a U.S. Holder’s holding period in any such additional Exit Term Loans or Exit Notes, as applicable, would likely be identical to its holding period for the original Exit Term Loans or Exit Notes, as applicable, with respect to which such PIK Interest was received. Any gain or loss will be long-term capital gain or loss if at the time of the sale, exchange, retirement, or other taxable disposition, the U.S. Holder’s holding period in the Exit Term Loans or Exit Notes, as applicable, is more than one year. Long-term capital gain of an individual taxpayer generally is taxed at preferential rates. The deductibility of capital loss is subject to significant limitations.

6.    U.S. Federal Income Tax Consequences of the Ownership and Disposition of the New Diamond Common Shares and the New Warrants

a.    Exercise or Lapse of a New Warrant

Except as discussed below with respect to the cashless exercise of a New Warrant, a U.S. Holder generally will not recognize taxable gain or loss upon receipt of New Diamond Common Shares that such U.S. Holder acquired by exercising a New Warrant for cash. A U.S. Holder’s tax basis in New Diamond Common Shares received upon exercise of its New Warrant generally will be an amount equal to the sum of the U.S. Holder’s initial tax basis in the New Warrant and the exercise price of such New Warrant. A U.S. Holder’s holding period for New Diamond Common Shares received upon exercise of its New Warrant will begin on the date following the date of exercise (or the date of exercise) of the New Warrant and will not include the period during which the U.S. Holder held the New Warrant. If a New Warrant is allowed to lapse unexercised, a U.S. Holder of such New Warrant generally will recognize a capital loss equal to such U.S. Holder’s tax basis in the New Warrant.

The tax consequences of a cashless exercise of a New Warrant are not clear under the Tax Code. A cashless exercise may be tax-free, either because the exercise is not a gain realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-free situation, a U.S. Holder’s tax basis in the New Diamond Common Shares received would equal the U.S. Holder’s tax basis in the New Warrant. If the cashless exercise was treated as not being a gain realization event (and not a recapitalization), a U.S. Holder’s holding period in the New Diamond Common Shares would be treated as commencing on the date following the date of exercise (or the date of exercise) of the New Warrant. If the cashless exercise was treated as a recapitalization, a U.S. Holder’s holding period in the New Diamond Common Shares would include its holding period in the New Warrant.

It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. Holder could be deemed to have surrendered New Warrants having a value equal to the exercise price for the number of New Warrants treated as actually exercised. The U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the New Warrants deemed surrendered and the U.S. Holder’s adjusted tax basis in such New Warrants. In this case, a U.S. Holder’s tax basis in the New Diamond Common Shares received would equal the sum of the fair market value of the New Warrants deemed surrendered and the U.S. Holder’s adjusted tax basis in the New Warrants treated as actually exercised. A U.S. Holder’s holding period for the New Diamond Common Shares would commence on the date following the date of exercise (or the date of exercise) of the New Warrant.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders are urged to consult their tax advisors regarding the tax consequences of a cashless exercise.

b.    Possible Constructive Distributions

The terms of each New Warrant provide for an adjustment to the number of New Diamond Common Shares for which the New Warrant may be exercised or to the exercise price of the New Warrant in certain events. An adjustment which has the effect of preventing dilution generally is not taxable. U.S. Holders of New Warrants would, however, be treated as receiving a constructive distribution from Reorganized Diamond Offshore if, for example, the adjustment increases such U.S. Holders’ proportionate interest in Reorganized Diamond Offshore’s assets or earnings and profits (e.g., through an increase in the number of New Diamond Common Shares that would be obtained upon exercise) as a result of a distribution of cash to the holders of New Diamond Common Shares, which is taxable to the U.S. Holders of such New Diamond Common Shares. Such constructive distribution would be subject to tax in the same manner as if the U.S. Holders of the New Warrants received a cash distribution from Reorganized Diamond Offshore equal to the fair market value of such increased interest. Generally, a U.S. Holder’s adjusted tax basis in its New Warrant would be increased to the extent any such constructive distribution is treated as a dividend.

c.    Distributions on New Diamond Common Shares

Any distributions made on account of the New Diamond Common Shares will generally constitute dividends for U.S. federal income tax purposes to the extent of the current or accumulated earnings and profits of Reorganized Diamond Offshore as determined under U.S. federal income tax principles. Such income will be includable in the gross income of a U.S. Holders as ordinary income on the day actually or constructively received by such U.S. Holder. “Qualified dividend income” received by an individual U.S. Holder is subject to preferential tax rates. To the extent that a U.S. Holder receives distributions that would otherwise constitute dividends for U.S. federal income tax purposes but that exceed such current and accumulated earnings and profits, such distributions will be treated first as a non-taxable return of capital reducing the U.S. Holder’s basis in its New Diamond Common Shares. Any such distributions in excess of the U.S. Holder’s basis in its shares (determined on a share-by-share basis) generally will be treated as capital gain.

Subject to applicable limitations, distributions treated as dividends paid to U.S. Holders that are corporations generally will be eligible for the dividends-received deduction. However, the dividends-received deduction is only available if certain holding period requirements are satisfied. The length of time that a shareholder has held its stock is reduced for any period during which the shareholder’s risk of loss with respect to the stock is diminished by reason of the existence of certain options, contracts to sell, short sales, or similar transactions. In addition, to the extent that a corporation incurs indebtedness that is directly attributable to an investment in the stock on which the dividend is paid, all or a portion of the dividends received deduction may be disallowed.

d.    Sale, Exchange, Redemption, Repurchase or Disposition of New Diamond Common Shares or a New Warrant

Unless a non-recognition provision applies and except as discussed above (see C.2.d, “Character of Gain or Loss; Market Discount”), a U.S. Holder of New Diamond Common Shares or New Warrants generally will recognize capital gain or loss upon the sale, exchange, redemption, repurchase or other taxable disposition of its New Diamond Common Shares or New Warrants. Such capital gain or loss will be long-term capital gain or loss if at the time of the sale, exchange, retirement, or other taxable disposition, the U.S. Holder’s holding period in its New Diamond Common Shares or New Warrants is more than one year. Long-term capital gain of an individual taxpayer generally is taxed at preferential rates. The deductibility of capital loss is subject to significant limitations. Under the recapture rules of section 108(e)(7) of the Tax Code, a U.S. Holder may be required to treat gain recognized on a taxable disposition of New Diamond Common Shares as ordinary income if such U.S. Holder took a bad debt deduction with respect to its Allowed Senior Notes Claim or recognized an ordinary loss on the exchange of its Allowed Senior Notes Claim for New Diamond Common Shares. In addition, in the event the Allowed Senior Notes Claims are subject to recapitalization treatment, any gain recognized by a U.S. Holder of an Allowed Senior Notes Claim upon a subsequent disposition of New Diamond Common Shares (or any stock or property received for it in a later tax-free exchange) received will be treated as ordinary income for U.S. federal income tax purposes to the extent of any accrued market discount carried over to the New Diamond Common Shares not previously included in income (see C.2.d, “Character of Gain or Loss; Market Discount” above).

D.    U.S. Federal Income Tax Consequences to Non-U.S. Holders of Allowed RCF Claims, Allowed Senior Notes Claims, and Existing Parent Equity Interests

The following section discusses certain U.S. federal income tax consequences of the transactions contemplated by the Plan to Non-U.S. Holders of Allowed RCF Claims, Allowed Senior Notes Claims, and Allowed Existing Parent Equity Interests. Non-U.S. Holders are urged to consult their own tax advisors for information that may be relevant to their particular situations and circumstances and the particular tax consequences to them of the transactions contemplated under the Plan.

1.    U.S. Federal Income Tax Consequences to Non-U.S. Holders of Allowed RCF Claims, Allowed Senior Notes Claims, and Allowed Existing Parent Equity Interests

a.    Gain Recognition

Subject to the discussion of the Foreign Account Tax Compliance Act (“FATCA”) and backup withholding below, any gain realized by a Non-U.S. Holder on the sale, exchange, or other taxable disposition of its Allowed RCF Claims, Allowed Senior Notes Claims or Existing Parent Equity Interests generally will not be subject to U.S. federal income tax unless:

•	the Non-U.S. Holder is an individual who is present in the U.S. for 183 days or more during the taxable year in which the disposition occurs, and certain other conditions are met;

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the U.S., and if an income tax treaty applies, such gain is attributable to a permanent establishment maintained by the Non-U.S. Holder in the U.S.; or

•

if the Non-U.S. Holder disposes of Existing Parent Equity Interests, Diamond Offshore is a “United States real property holding corporation” within the meaning of the Tax Code and applicable Treasury Regulations (“USRPHC”) at any time within the shorter of (i) the five-year period preceding the disposition or (ii) the Non-U.S. Holder’s holding period for the Existing Parent Equity Interests.

If the exception in the first bullet point above applies, a Non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30% (or applicable lower treaty rate or exemption) on the amount by which the Non-U.S. Holder’s capital gains allocable to U.S. sources exceed the Non-U.S. Holder’s capital losses allocable to U.S. sources during the taxable year of the disposition. However, only capital losses for which the Non-U.S. Holder has timely filed U.S. federal income tax returns may be applied in the foregoing manner, notwithstanding that the Non-U.S. Holder is not considered a resident of the U.S.

If the exception in the second bullet point above applies, a non-U.S. Holder generally will be subject to U.S. federal income tax with respect to any gain realized on the disposition at regular graduated U.S. federal income tax rates applicable to the Non-U.S. Holder as if it were a “U.S. person” (as defined in the Tax Code). To claim an exemption from withholding tax, a Non-U.S. Holder must provide a properly executed IRS Form W-8ECI (or successor form). In addition, if such Non-U.S. Holder is a corporation, it may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate or exemption) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

If the exception in the third bullet above applies, a Non-U.S. Holder of an Existing Parent Equity Interest generally will be subject to U.S. federal income tax on any gain recognized on the disposition of all or a portion of its Existing Parent Equity Interest under the Foreign Investment in Real Property Tax Act and the Treasury Regulations thereunder (“FIRPTA”). Taxable gain from a Non-U.S. Holder’s disposition of an interest in a USRPHC (generally equal to the difference between the amount realized and the Non-U.S. Holder’s adjusted tax basis in such interest) would constitute effectively connected income. A Non-U.S. Holder would also be subject to withholding tax equal to 15% of the amount realized on the disposition and generally required to file a U.S. federal income tax return. The amount of any such withholding may be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund if the Non-U.S. Holder properly and timely files a tax return with the IRS.

In general, a corporation would be a USRPHC with respect to a Non-U.S. Holder if the fair market value of the corporation’s U.S. real property interests (as defined in the Tax Code and applicable Treasury Regulations) equals or exceeds 50% of the aggregate fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (applying certain look-through rules to evaluate the assets of subsidiaries) at any time within the shorter of (i) the five-year period ending on the effective time of the applicable disposition or (ii) the Non-U.S. Holder’s holding period for its interests in the corporation. The Debtors believe that Diamond Offshore is not a USRPHC.

In general, FIRPTA will not apply upon a Non-U.S. Holder’s disposition of its Existing Parent Equity Interest if (x) the Existing Parent Equity Interests are treated as “regularly traded” on an established securities market and continue to be regularly traded on an established securities market and (y) the Non-U.S. Holder did not directly or indirectly own more than 5% of the value of the Existing Parent Equity Interests during a specified testing period. Currently, the Debtors believe that its Existing Parent Equity Interests in Diamond Offshore are treated as “regularly traded” on an established securities market.

b.    Accrued but Unpaid Interest

Subject to the discussion of FATCA and backup withholding below, payments made to a Non-U.S. Holder pursuant to the Plan that are attributable to accrued but unpaid interest not previously taxed generally will not be subject to U.S. federal income or withholding tax, provided that (i) the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of the stock of Diamond Offshore, (ii) the Non-U.S. Holder is not a “controlled foreign corporation” that is a “related person” with respect to Diamond Offshore (each, within the meaning of the Tax Code), and (iii) the withholding agent has received, or receives prior to payment, appropriate documentation (generally, IRS Form W-8BEN or W-8BEN-E) establishing that the Non-U.S. Holder is not a U.S. person (the “Portfolio Interest Exception”). For purposes of providing a properly executed IRS Form W-8BEN or W-8BEN-E, special procedures are provided under applicable Treasury Regulations for payments through qualified foreign intermediaries or certain financial institutions that hold customers’ securities in the ordinary course of their trade or business.

The Portfolio Interest Exception is not available with respect to accrued but unpaid interest not previously taxed that is effectively connected with a Non-U.S. Holder’s conduct of a trade or business within the U.S. If the Portfolio Interest Exception is not available, a Non-U.S. Holder may still mitigate the withholding tax obligation by providing a properly executed IRS Form W-8ECI (or successor form) to the withholding agent. However, this would not mitigate the Non-U.S. Holder’s U.S. federal income tax obligation; a Non-U.S. Holder would still be subject to U.S. federal income tax in the same manner as a U.S. person (as defined under section 7701(a)(30) of the Tax Code), unless an applicable income tax treaty provides otherwise. In addition, if a Non-U.S. Holder is treated as a corporation for U.S. federal income tax purposes, its earnings and profits that are attributable to such interest may be subject to branch profits tax at a rate of 30% (or at a reduced rate or exemption from tax under an applicable income tax treaty). Payments of accrued but unpaid interest not previously taxed received by a Non-U.S. Holder (i) that is not effectively connected income of such Non-U.S. Holder and (ii) for which a Non-U.S. Holder does not qualify for the Portfolio Interest Exception generally will be subject to withholding at a 30% rate (or at a reduced rate or exemption from tax under an applicable income tax treaty).

2.    U.S. Federal Income Tax Consequences to Non-U.S. Holders of the Ownership and Disposition of the Exit Revolving Credit Facility, Exit Term Loans, Exit Notes, New Diamond Common Shares, and the New Warrants

a.    Interest (including OID) on the Exit Revolving Credit Facility, Exit Term Loans and Exit Notes

It is expected that DFAC will be the borrower and issuer, as applicable, under the Exit Revolving Credit Facility, Exit Term Loans, and Exit Notes as of the Effective Date. As a result, all or a portion of the interest (including OID) paid or accrued on the Exit Revolving Credit Facility, Exit Term Loans, or Exit Notes will be treated as U.S. sourced only if DFAC is considered engaged in a U.S. trade or business. In the event that any interest is U.S. sourced, subject to the discussion of FATCA and backup withholding below, a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on interest (including OID) paid or accrued on the Exit Revolving Credit Facility, Exit Term Loans or Exit Notes, except as described above under D.1.b, “Accrued but Unpaid Interest.”

b.    Distributions on New Diamond Common Shares and New Warrants

Distributions made (or deemed made) on the New Diamond Common Shares and distributions deemed made on the New Warrants (see C.6.b, “Possible Constructive Distributions,” above) will generally constitute dividends for U.S. federal income tax purposes to the extent paid out of Reorganized Diamond Offshore’s current and accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of Reorganized Diamond Offshore’s current and accumulated earnings and profits will generally constitute a return of capital and will first be applied against and reduce a non-U.S. Holder’s adjusted tax basis in its New Diamond Common Shares or New Warrants, but not below zero. Distributions not treated as dividends and in excess of a holder’s adjusted basis will generally be treated as capital gain subject to the rules discussed below (see D.4.c, “Gain on Disposition of Exit Revolving Credit Facility, Exit Term Loans, Exit Notes, New Diamond Common Shares, and New Warrants”).

Dividends paid to a Non-U.S. Holder of New Diamond Common Shares or deemed dividends with respect to New Warrants will generally be subject to withholding of U.S. federal income tax at a 30% rate (or applicable lower treaty rate or exemption). However, dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the U.S. (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment of the Non-U.S. Holder) are not subject to withholding, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are generally subject to U.S. federal income tax on a net income basis in the same manner as if the Non-U.S. Holder were a “U.S. person” (as defined in section 7701(a)(30) of the Tax Code). Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A Non-U.S. Holder of New Diamond Common Shares or New Warrants who wishes to claim the benefit of an applicable income tax treaty and avoid backup withholding, as discussed below, for dividends, will be required (i) to complete the applicable IRS Form W-8BEN or Form W-8BEN-E and certify under penalty of perjury that such Non-U.S. Holder is not a “U.S. person” (as defined in section 7701(a)(30) the Tax Code) and is eligible for treaty benefits or (ii) if the New Diamond Common Shares or New Warrants are held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable Treasury Regulations. Special certification and other requirements apply to certain Non-U.S. Holders that are pass-through entities rather than corporations or individuals. A Non-U.S. Holder of New Diamond Common Shares or New Warrants eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

c.    Gain on Disposition of Exit Revolving Credit Facility, Exit Term Loans, Exit Notes, New Diamond Common Shares, and New Warrants

Subject to the discussion of FATCA and backup withholding below, any gain realized by a Non-U.S. Holder on the sale, exchange, or other taxable disposition of its Exit Revolving Credit Facility, Exit Term Loans, Exit Notes, New Diamond Common Shares or New Warrants generally will not be subject to U.S. federal income tax unless:

•	the Non-U.S. Holder is an individual who is present in the U.S. for 183 days or more during the taxable year in which the disposition occurs, and certain other conditions are met;

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the U.S., and if an income tax treaty applies, such gain is attributable to a permanent establishment maintained by the Non-U.S. Holder in the U.S.; or

•

if the Non-U.S. Holder disposes of New Diamond Common Shares or New Warrants, Reorganized Diamond Offshore is a USRPHC at any time within the shorter of (i) the five-year period preceding the disposition or (ii) the Non-U.S. Holder’s holding period for the New Diamond Common Shares or New Warrants.

If the exception in the first bullet point above applies, a Non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30% (or applicable lower treaty rate or exemption) on the amount by which the Non-U.S. Holder’s capital gains allocable to U.S. sources exceed the Non-U.S. Holder’s capital losses allocable to U.S. sources during the taxable year of the disposition. However, only capital losses for which the Non-U.S. Holder has timely filed U.S. federal income tax returns may be applied in the foregoing manner, notwithstanding that the Non-U.S. Holder is not considered a resident of the U.S.

If the exception in the second bullet point above applies, a Non-U.S. Holder generally will be subject to U.S. federal income tax with respect to any gain realized on the disposition at regular graduated U.S. federal income tax rates applicable to the Non-U.S. Holder as if it were a “U.S. person” (as defined in section 7701(a)(30) of the Tax Code). To claim an exemption from withholding tax, a Non-U.S. Holder must provide a properly executed IRS Form W-8ECI (or successor form). In addition, if such Non-U.S. Holder is a corporation, it may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate or exemption) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

If the exception in the third bullet above applies, a Non-U.S. Holder of New Diamond Common Shares or New Warrants generally will be subject to U.S. federal income tax on any gain recognized on the disposition of all or a portion of its New Diamond Common Shares or New Warrants under FIRPTA. Taxable gain from a Non-U.S. Holder’s disposition of an interest in a USRPHC (generally equal to the difference between the amount realized and the Non-U.S. Holder’s adjusted tax basis in such interest) would constitute effectively connected income. A Non-U.S. Holder would also be subject to withholding tax equal to 15% of the amount realized on the disposition and generally required to file a U.S. federal income tax return. The amount of any such withholding may be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund if the Non-U.S. Holder properly and timely files a tax return with the IRS.

In general, a corporation would be a USRPHC with respect to a Non-U.S. Holder if the fair market value of the corporation’s U.S. real property interests (as defined in the Tax Code and applicable Treasury Regulations) equals or exceeds 50% of the aggregate fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business (applying certain look-through rules to evaluate the assets of subsidiaries) at any time within the shorter of (i) the 5-year period ending on the effective time of the applicable disposition or (ii) the Non-U.S. Holder’s holding period for its interests in the corporation. The Debtors believe that Reorganized Diamond Offshore will not be a USRPHC.

In general, FIRPTA will not apply (a) upon a disposition of a New Warrant if either (i) (1) the New Diamond Common Shares are regularly traded on an established securities market, (2) the New Warrants are not regularly traded, and (3) the fair market value of the New Warrants owned, actually or constructively, by the Non-U.S. Holder on the date the New Warrants were acquired is equal to or less than the fair market value of 5% of the value of New Diamond Common Shares or (ii) (1) the New Warrants are regularly traded, and (2) the Non-U.S. Holder owns, actually or constructively, 5% or less of the outstanding New Warrants or (b) upon a disposition of New Diamond Common Shares if at all times during the shorter of the five-year period preceding the disposition date or the Non-U.S. Holder’s holding period in the New Diamond Common Shares, (i) the Non-U.S. Holder did not directly or indirectly own more than 5% of the value of the New Diamond Common Shares during a specified testing period and (ii) the New Diamond Common Shares are regularly traded on an established securities market.

3.    FATCA

Under legislation commonly referred to as FATCA, foreign financial institutions and certain other foreign entities must report certain information with respect to their U.S. account holders and investors or be subject to withholding at a rate of 30% on the receipt of “withholdable payments.” For this purpose, “withholdable payments” are generally U.S. source payments of fixed or determinable, annual or periodical income, and, subject to the paragraph immediately below, also include gross proceeds from the sale of any property of a type which can produce U.S. source interest or dividends. FATCA withholding will apply even if the applicable payment would not otherwise be subject to U.S. federal nonresident withholding.

FATCA withholding rules were previously scheduled to take effect on January 1, 2019, that would have applied to payments of gross proceeds from the sale or other disposition of property of a type that can produce U.S. source interest or dividends. However, such withholding has effectively been suspended under proposed Treasury Regulations that may be relied on until final regulations become effective. Nonetheless, there can be no assurance that a similar rule will not go into effect in the future. Each Non-U.S. Holder is urged to consult its own tax advisor regarding the possible impact of FATCA withholding rules on such Non-U.S. Holder.

E.    Backup Withholding and Information Reporting

In general, information reporting requirements may apply to distributions or payments made to a Holder of a Claim under the Plan. Payments of interest (including accruals of OID) or dividends and any other reportable payments may be subject to “backup withholding” (currently at a rate of 24%) unless, in the case of a U.S. Holder, such U.S. Holder provides a properly executed IRS Form W-9 (or successor form) and, in the case of Non-U.S. Holder, such Non-U.S. Holder provides a properly executed applicable IRS Form W-8 (or otherwise establishes such Non-U.S. Holder’s eligibility for an exemption). Backup withholding is not an additional tax. Any amounts deducted and withheld generally should be allowed as a credit against that recipient’s U.S. federal income tax and may be refunded to the extent it results in an overpayment of tax, provided that appropriate proof is timely provided under rules established by the IRS. Furthermore, certain penalties may be imposed by the IRS on a recipient of payments who is required to supply information but who does not do so in the proper manner. Backup withholding generally should not apply with respect to payments made to certain exempt recipients, such as, in certain circumstances, corporations and financial institutions. Information may also be required to be provided to the IRS concerning the transactions contemplated by the Plan, unless an exemption applies. Holders are urged to consult their own tax advisors regarding any available exemptions from backup withholding and information reporting and the procedures for obtaining such an exemption.

Treasury Regulations generally require disclosure by a taxpayer on its U.S. federal income tax return of certain types of transactions in which the taxpayer participated, including, among other types of transactions, certain transactions that result in the taxpayer’s claiming a loss in excess of certain thresholds. Holders are urged to consult their own tax advisors regarding these regulations and whether the contemplated transactions under the Plan will be subject to these regulations and require disclosure on your tax return.

BOTH U.S. HOLDERS AND NON-U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE POSSIBLE IMPACT OF THESE RULES ON SUCH HOLDERS’ EXCHANGE OF ANY OF THEIR CLAIMS OR INTERESTS PURSUANT TO THE PLAN.

THE FOREGOING SUMMARY HAS BEEN PROVIDED FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER’S CIRCUMSTANCES AND INCOME TAX SITUATION.

ALL HOLDERS OF CLAIMS OR INTERESTS ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE U.S. FEDERAL, STATE, LOCAL, AND NON-U.S. INCOME AND NON-INCOME TAX CONSEQUENCES OF THE TRANSACTIONS CONTEMPLATED BY THE PLAN.

ARTICLE XI.

CERTAIN RISK FACTORS TO BE CONSIDERED

BEFORE VOTING TO ACCEPT OR REJECT THE PLAN, ALL HOLDERS OF CLAIMS OR INTERESTS THAT ARE IMPAIRED AND ENTITLED TO VOTE SHOULD READ AND CONSIDER CAREFULLY THE RISK FACTORS SET FORTH HEREIN, AS WELL AS ALL OTHER INFORMATION SET FORTH OR OTHERWISE REFERENCED IN THIS DISCLOSURE STATEMENT. ALTHOUGH THESE RISK FACTORS ARE MANY, THESE FACTORS SHOULD NOT BE REGARDED AS CONSTITUTING THE ONLY RISKS PRESENT IN CONNECTION WITH THE DEBTORS’ BUSINESS OR THE PLAN AND ITS IMPLEMENTATION. ADDITIONAL RISK FACTORS IDENTIFIED IN THE DEBTORS’ PUBLIC FILINGS WITH THE SEC MAY ALSO BE APPLICABLE TO THE MATTERS SET OUT HEREIN AND SHOULD BE REVIEWED AND CONSIDERED IN CONJUNCTION WITH THIS DISCLOSURE STATEMENT, TO THE EXTENT APPLICABLE. THE RISK FACTORS SET FORTH IN THE DEBTORS’ FORM 10-K/A FOR THE FISCAL YEAR ENDED DECEMBER 31, 2019 FILED WITH THE SEC ON FEBRUARY 14, 2020, THE DEBTORS’ FORM 10-Q FOR THE QUARTERLY PERIOD ENDED MARCH 31, 2020 FILED WITH THE SEC ON MAY 4, 2020, THE DEBTORS’ FORM 10-Q FOR THE QUARTERLY PERIOD ENDED JUNE 30, 2020 FILED WITH THE SEC ON AUGUST 3, 2020, THE DEBTORS’ FORM 10-Q FOR THE QUARTERLY PERIOD ENDED SEPTEMBER 30, 2020 FILED WITH THE SEC ON NOVEMBER 2, 2020, AND THE DEBTORS’ FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2020 FILED WITH THE SEC ON FEBRUARY 10, 2021, ARE HEREBY INCORPORATED BY REFERENCE. ANY CURRENT REPORTS ON FORM 8-K (OTHER THAN INFORMATION FURNISHED PURSUANT TO ITEMS 2.02 OR 7.01 AND ANY RELATED EXHIBITS OF ANY FORM 8-K, UNLESS EXPRESSLY STATED OTHERWISE THEREIN), QUARTERLY REPORTS ON FORM 10-Q OR ANNUAL REPORTS ON FORM 10-K FILED BY THE DEBTORS WITH THE SEC AFTER THE DATE OF THIS DISCLOSURE STATEMENT MAY ALSO INCLUDE RISK FACTORS. NEW FACTORS, RISKS, AND UNCERTAINTIES EMERGE FROM TIME TO TIME AND IT IS NOT POSSIBLE TO PREDICT ALL SUCH FACTORS, RISKS AND UNCERTAINTIES.

A.    Certain Bankruptcy Law Considerations

1.    Risk of Non-Confirmation of Plan under the Bankruptcy Code

Although the Debtors believe that the Plan will satisfy all requirements necessary for confirmation by the Bankruptcy Court, there can be no assurance that the Bankruptcy Court will reach the same conclusion or that modifications to the Plan will not be required for confirmation, or that such modifications would not necessitate re-solicitation of votes to accept the Plan. Moreover, the Debtors can make no assurances that they will receive the requisite votes for acceptance to confirm the Plan. Even if Classes 3, 4, and 7 vote in favor of the Plan and the requirements for “cramdown” are met with respect to any Class that rejected the Plan, the Bankruptcy Court may decline to confirm the Plan if it finds that any of the requirements for confirmation are not met. If the Plan is not confirmed, it is unclear what distributions Holders of Claims or Interests ultimately would receive with respect to their Claims or Interests under a subsequent plan of reorganization.

2.    Non-Consensual Confirmation

In the event that any impaired class of Claims or Interests does not accept or is deemed not to accept the Plan, the Bankruptcy Court may nevertheless confirm the Plan at the Debtors’ request if at least one impaired class has voted to accept the Plan (with such acceptance being determined without including the vote of any “insider” in such class), and as to each impaired class that has not accepted the Plan, the Bankruptcy Court determines that the Plan “does not discriminate unfairly” and is “fair and equitable” with respect to the dissenting impaired classes. In the event that Holders of RCF Claims in Class 3, Holders of Senior Notes Claims in Class 4, or Holders of Existing Parent Equity Interests in Class 7 vote to reject the Plan, the Debtors believe that the Plan satisfies the requirements for non-consensual confirmation.

3.    Risk of Non-Occurrence of the Effective Date

There can be no assurance as to the timing of the Effective Date. If the conditions precedent to the Effective Date set forth in the Plan have not occurred or have not been waived as set forth in Article IX.B of the Plan, then the Confirmation Order may be vacated, in which event no distributions would be made under the Plan, the Debtors and all Holders of Claims or Interests would be restored to the status quo as of the day immediately preceding the Confirmation Date, and the Debtors’ obligations with respect to Allowed Claims and Interests would remain unchanged.

4.    Risk of Termination of Plan Support Agreement or Backstop Agreement

As described above, the Plan Support Agreement contains provisions that give the Consenting Stakeholders the ability to terminate their obligations to support the Restructuring thereunder upon the occurrence or non-occurrence of certain events or if certain conditions are not satisfied, including the failure to achieve the Milestones (as defined in the Plan Support Agreement). Similarly, the Backstop Agreement contains provisions that give the Financing Parties the ability to terminate their obligations to fully backstop the Rights Offerings and invest pursuant to the Private Placements upon the occurrence of certain events or if certain conditions are not satisfied, including the failure to achieve the Milestones. Termination of the Plan Support Agreement and/or the Backstop Agreement could result in protracted Chapter 11 Cases, which could significantly and detrimentally impact the Debtors’ relationships with, among others, vendors, suppliers, employees, and customers.

5.    Conversion into Chapter 7 Cases

If no Chapter 11 plan can be confirmed, or if the Bankruptcy Court otherwise finds that it would be in the best interests of Holders of Claims or Interests, the Chapter 11 Cases may be converted to cases under chapter 7 of the Bankruptcy Code, pursuant to which a trustee would be appointed or elected to liquidate the Debtors’ assets for distribution in accordance with the priorities established by the Bankruptcy Code. For a discussion of the effects that a chapter 7 liquidation would have on the recoveries to Holders of Claims or Interests, see Article XIII.C.1.b hereof, as well as the Liquidation Analysis attached hereto as Exhibit F.

6.     Parties-in-Interest May Object to the Debtors’ Classification of Claims and Interests

Parties-in-interest may object to the Debtors’ classification of Claims and Interests. Section 1122 of the Bankruptcy Code provides that a plan may place a claim or an equity interest in a particular class only if such claim or equity interest is substantially similar to the other claims or equity interests in such class. The Debtors believe that the classification of Claims and Interests under the Plan complies with the requirements set forth in the Bankruptcy Code because the Debtors created Classes of Claims and Interests, each encompassing Claims or Interests, as applicable, that are substantially similar to the other Claims or Interests in each such Class. Nevertheless, there can be no assurance that the Bankruptcy Court will reach the same conclusion.

7.    Impact of the Chapter 11 Cases on the Debtors

The Chapter 11 Cases may affect the Debtors’ relationships with, and their ability to negotiate favorable terms with, creditors, customers, vendors, suppliers, employees, and other personnel and counterparties. While the Debtors expect to continue normal operations during the pendency of these Chapter 11 Cases, public perception of their continued viability may affect, among other things, the desire of new and existing customers to enter into or continue their agreements or arrangements with the Debtors. The failure to maintain any of these important relationships could adversely affect the Debtors’ business, financial condition, and results of operations.

Because of the public disclosure of the Chapter 11 Cases and concerns vendors may have about the Debtors’ liquidity, the Debtors’ ability to obtain or maintain normal credit terms with vendors may be impaired. Also, the Debtors’ transactions that are outside of the ordinary course of business are generally subject to the approval of the Bankruptcy Court during the pendency of the Chapter 11 Cases, which may limit the Debtors’ ability to respond on a timely basis to certain events or take advantage of certain opportunities. As a result, the effect that the Chapter 11 Cases will have on the Debtors’ business, financial conditions, and results of operations cannot be accurately predicted or quantified at this time.

8.    Releases, Injunctions, and Exculpations Provisions May Not Be Approved

Article VIII of the Plan provides for certain releases, injunctions, and exculpations, including a release of liens and third-party releases that may otherwise be asserted against the Debtors, Reorganized Debtors, or Released Parties, as applicable. The releases, injunctions, and exculpations provided in the Plan may not be approved. If the releases, injunctions, and exculpations are not approved, certain Released Parties may withdraw their support for the Plan. The releases provided to the Released Parties and the exculpation provided to the Exculpated Parties are necessary to the success of the Debtors’ reorganization because the Released Parties and Exculpated Parties have made significant contributions to the Debtors’ reorganization efforts and have agreed to make further contributions, including by agreeing to convert certain of their Claims against the Debtors’ Estates into equity in the Reorganized Company, but only if they receive the full benefit of the Plan’s release and exculpation provisions. The Plan’s release and exculpation provisions are an inextricable component of the Plan Support Agreement and the significant deleveraging and financial benefits embodied in the Plan.

9.    The Plan Is Based upon Assumptions the Debtors Developed That May Prove Incorrect and Could Render the Plan Unsuccessful

The Restructuring affects both the Debtors’ capital structure and the ownership structure and operation of their business and reflects assumptions and analyses based on the Debtors’ experience and perception of historical trends, current conditions and expected future developments, as well as other factors that the Debtors consider appropriate under the circumstances.

Whether actual future results and developments will be consistent with the Debtors’ expectations and assumptions depends on a variety of factors, including, but not limited to: (a) the ability to implement changes to the Debtors’ capital structure; (b) the ability to obtain adequate liquidity and financing sources; (c) the ability to maintain customers’ confidence in the Debtors’ viability as continuing entities and to attract and retain sufficient business from them; (d) the ability to retain key employees; and (e) the overall strength and stability of general economic conditions of the oil and drilling industries in the global markets generally. The failure of any of these factors could materially adversely affect the successful reorganization of the Debtors’ business.

In addition, the feasibility of the Plan for confirmation purposes under the Bankruptcy Code relies on financial projections, including with respect to revenues, EBITDA, debt service, and cash flow. Financial forecasts are necessarily speculative, and it is likely that one or more of the assumptions and estimates that are the basis of these financial forecasts will not be accurate.

The Debtors expect that their actual financial condition and results of operations may differ, perhaps materially, from what was anticipated. Consequently, there can be no assurance that the results or developments contemplated by any plan of reorganization the Debtors may implement will occur or, even if they do occur, that they will have the anticipated effects on the Debtors and their respective subsidiaries or their business and operations. The failure of any such results or developments to materialize as anticipated could materially adversely affect the successful execution of the Plan.

10.    Projections and Other Forward-Looking Statements Are Not Assured, and Actual Results May Vary

Certain of the information contained in this Disclosure Statement is, by nature, forward-looking, and contains estimates and assumptions that might ultimately prove to be incorrect and projections that may be materially different from actual future experiences. Many of the assumptions underlying the projections are subject to significant uncertainties that are beyond the control of the Debtors or Reorganized Debtors, including the timing, confirmation, and consummation of the Plan, inflation, and other unanticipated market and economic conditions. There are uncertainties associated with any projections and estimates, and they should not be considered assurances or guarantees of the amount of funds or the amount of Claims in the various Classes that might be allowed. Some assumptions may not materialize, and unanticipated events and circumstances may affect the actual results. Projections are inherently subject to substantial and numerous uncertainties and to a wide variety of significant business, economic, and competitive risks, and the assumptions underlying the projections may be inaccurate in material respects. In addition, unanticipated events and circumstances occurring after the approval of this Disclosure Statement by the Bankruptcy Court, including any natural disasters, terrorist attacks, or health epidemics may affect the actual financial results achieved by the Debtors. Such results may vary significantly from the forecasts and such variations may be material.

11.    Claims Could Be More than Projected

There can be no assurance that the estimated Allowed amount of Claims in certain Classes will not be significantly more than projected, which in turn, could cause the value of distributions to be reduced substantially. Some assumptions may not materialize, and unanticipated events and circumstances may affect the ultimate outcomes. Therefore, the actual amount of Allowed Claims may vary from estimates included in the Financial Projections set forth in Exhibit G and the Liquidation Analysis attached hereto as Exhibit F, and the variation may be material.

12.    Impact of Interest Rates

Changes in interest rates may affect the fair market value of the Reorganized Debtors’ assets or the distributions to Holders of Claims or Interests under the Plan.

13.    The Debtors May Fail to Obtain the Proceeds of the Exit Facilities or the Rights Offerings, and the Backstop Agreement May Terminate

There can be no assurance that the Debtors will receive any or all of the proceeds of the Exit Facilities and the Rights Offerings. Because final documentation relating to the Exit Facilities has not yet been executed, there can be no assurance that the Debtors will be able to obtain the proceeds of the Exit Facilities. In addition, and notwithstanding the Backstop Agreement applicable to the Rights Offerings, because the Rights Offerings have not yet been completed, there can be no assurance that the Debtors will receive any or all of the proceeds of the Rights Offerings. If the Debtors do not receive the proceeds of the Exit Facilities and the Rights Offerings, the Debtors would not be able to consummate the Plan in its current form.

14.    Contingencies May Affect Distributions to Holders of Allowed Claims or Interests

The distributions available to Holders of Allowed Claims and Interests under the Plan can be affected by a variety of contingencies, including whether the Bankruptcy Court orders certain Allowed Claims to be subordinated and turned over to other Allowed Claims. The occurrence of any and all such contingences could affect distributions under the Plan.

15.    The Debtors May Seek to Amend, Waive, Modify, or Withdraw the Plan at Any Time Before Confirmation

Subject to and in accordance with the terms of the Plan Support Agreement and the Backstop Agreement, the Debtors reserve the right, in accordance with the Bankruptcy Code and the Bankruptcy Rules, to amend or modify the Plan before the entry of the Confirmation Order or waive any conditions thereto if and to the extent such amendments or waivers are necessary or desirable to consummate the Plan. The potential impact of any such amendment or waiver on the Holders of Claims and Interests cannot presently be foreseen but may include a change in the economic impact of the Plan on some or all of the proposed Classes or a change in the relative rights of such Classes. All Holders of Claims and Interests will receive notice of such amendments or waivers required by applicable Law and the Bankruptcy Court. If the Debtors seek to modify the Plan after receiving sufficient acceptances but before the Bankruptcy Court’s entry of an order confirming the Plan, the previously solicited acceptances will be valid only if (a) all Classes of adversely affected Holders accept the modification in writing, or (b) the Bankruptcy Court determines, after notice to designated parties, that such modification was de minimis or purely technical or otherwise did not adversely change the treatment of Holders of accepting Claims or Interests, or is otherwise permitted by the Bankruptcy Code.

16.    Other Parties-in-Interest Might Be Permitted to Propose Alternative Plans of Reorganization That May Be Less Favorable to Certain of the Debtors’ Constituencies Than the Plan

Other parties-in-interest could seek authority from the Bankruptcy Court to propose an alternative plan of reorganization to the Plan. Under the Bankruptcy Code, a debtor-in-possession initially has the exclusive right to propose and solicit acceptances of a plan of reorganization for a period of 120 days from the petition date. However, such exclusivity period can be reduced or terminated upon order of the Bankruptcy Court. If such an order were to be entered, other parties-in-interest would then have the opportunity to propose alternative plans of reorganization in the Chapter 11 Cases.

If another party-in-interest were to propose an alternative plan of reorganization following expiration or termination of the Debtors’ exclusivity period, such a plan may be less favorable to existing Holders of Claims and Interests than the Debtors’ Plan. The Debtors consider maintaining relationships with their lenders, shareholders, employees, vendors, and customers as critical to maintaining the value of the Debtors’ business following the Effective Date and have sought to treat those constituencies accordingly. However, proponents of alternative plans of reorganization may not share the Debtors’ assessments and may seek to impair the Claims or Interests of such constituencies to a greater degree than proposed under the Plan. If there were competing plans of reorganization, the Chapter 11 Cases likely would become longer, more complicated, and much more expensive. If this were to occur, or if the Debtors’ employees, vendors, or other constituencies important to the Debtors’ business were to react adversely to an alternative plan of reorganization, the adverse consequences discussed below in Article XI.A.17 also could occur.

17.    The Debtors Cannot Predict the Amount of Time Spent in Bankruptcy for the Purpose of Implementing the Plan, and a Lengthy Bankruptcy Proceeding Could Disrupt the Debtors’ Business, as Well as Impair the Prospect for Reorganization on the Terms Contained in the Plan

Pursuant to the Plan Support Agreement, the Debtors anticipate that the process of obtaining Confirmation of the Plan will be completed within approximately one year from the Petition Date, but it could last considerably longer if, for example, Confirmation is contested or the conditions to Confirmation are not satisfied or waived. Although the Plan is designed to minimize the length of the bankruptcy proceedings, it is impossible to predict with certainty the amount of time that the Debtors may spend in bankruptcy, and the Debtors cannot be certain that the Plan will be confirmed. Even if confirmed on a timely basis, the bankruptcy proceeding could itself have an adverse effect on the Debtors’ business. There is a risk, due to uncertainty about the Debtors’ futures that, among other things:

•	customers could move to the Debtors’ competitors;

•	employees could be distracted from performance of their duties or more easily attracted to other career opportunities; and

•	business partners and vendors could terminate their relationships with the Debtors or demand financial assurances or enhanced performance, any of which could impair the Debtors’ prospects.

A prolonged bankruptcy proceeding also would involve additional expenses and further divert the attention of the Debtors’ management team from the operation of the Debtors’ business, as well as create concerns for employees, vendors, and other parties with whom the Debtors interact.

The disruption that the bankruptcy process would have on the Debtors’ business could increase with the length of time it takes to complete the Chapter 11 Cases. If the Debtors are unable to obtain Confirmation of the Plan on a timely basis, because of a challenge to the Plan or otherwise, the Debtors may be forced to operate in bankruptcy for an extended period of time while they try to develop a different plan of reorganization that can be confirmed. A protracted bankruptcy case could increase both the probability and the magnitude of the adverse effects described above.

The Debtors will also be required to seek approvals of the Bankruptcy Court and may be required to seek approvals of certain federal, state, and/or foreign regulators in connection with certain actions in the Chapter 11 Cases, including with respect to the Plan, and certain parties may intervene and protest approval, absent the imposition of conditions to resolve their concerns. The approvals by governmental entities may be denied, conditioned or delayed.

18.    Foreign Proceedings

Neither the Debtors nor the Non-Debtor Affiliates are subject to bankruptcy, insolvency, or other creditor protection proceedings in other foreign jurisdictions. Accordingly, there can be no assurance that these Chapter 11 Cases will be recognized in other foreign jurisdictions. There can also be no assurance that the Confirmation and consummation of the Plan will be fully recognized in other foreign jurisdictions, or that creditors in such jurisdictions will not seek to enforce any of their rights and remedies in such jurisdictions. In the event a creditor seeks to enforce rights and remedies in another foreign jurisdiction, there can be no assurance that the courts and other authorities in such foreign jurisdictions will make factual findings or legal determinations or otherwise take positions that are consistent with the Plan or that do not have a material adverse effect on the Debtors or the Plan.

19.    PCbtH Contracts

Although the Debtors have entered into the PCbtH Settlement to resolve the PCbtH Litigation, the treatment of the PCbtH Contracts in these Chapter 11 Cases remains uncertain and assumption of the Amended PCbtH Contracts is subject to Bankruptcy Court approval. In addition, the treatment of the PCbtH Contracts under the Plan is subject to the reasonable consent of the Requisite Consenting Stakeholders and the Requisite Financing Parties as a condition to their support of the Plan under the Plan Support Agreement and the new-money financing under the Backstop Agreement, respectively. Certain of the Exit Facilities Documents contain similar conditions.

Although the Debtors currently intend to effectuate the PCbtH Settlement, implement the terms of the Amended PCbtH Contract MOU, and assume the Amended PCbtH Contracts on the Effective Date, such assumption remains subject to Bankruptcy Court approval. In addition, the definitive documentation implementing the PCbtH Settlement, as reflected in the Amended PCbtH Contract MOU, remains subject to ongoing negotiations among the relevant parties. If Bankruptcy Court approval is not obtained, or the parties cannot agree to the terms of the PCbtH Settlement definitive documents, resolution of the treatment of the PCbtH Contracts in the Chapter 11 Cases may be delayed and/or require additional litigation to resolve. Such delay and/or litigation may also delay Confirmation of the Plan and the Debtors’ emergence from chapter 11.

B.    Risks Relating to the Company’s Business and Industry

1.    Post-Effective Date Indebtedness

On the Effective Date, the Reorganized Debtors will seek to enter into the Exit Facilities, resulting in outstanding indebtedness of approximately $342 million under the Exit Facilities as of the Effective Date. The Reorganized Debtors’ ability to service their debt obligations will depend on, among other things, their future operating performance, which depends partly on economic, financial, competitive, and other factors beyond the Reorganized Debtors’ control. The Reorganized Debtors may not be able to generate sufficient cash from operations to meet their debt service obligations as well as fund necessary capital expenditures and investments in sales and marketing. In addition, if the Reorganized Debtors need to refinance their debt, obtain additional financing, or sell assets or equity, they may not be able to do so on commercially reasonable terms, if at all.

2.    The Impacts of the COVID-19 Pandemic and Efforts to Mitigate the Spread of the Virus Have Had a Material Adverse Effect On and are Expected to Continue to Have a Material Adverse Effect on Operations and Financial Results

The COVID-19 outbreak and its development into a pandemic in March 2020 continue to significantly impact the Company’s business and the geographical areas in which the Company operates. These events continue to result in various actions by governmental authorities in many parts of the world to mitigate the spread of COVID-19, such as imposing mandatory closures of all non-essential business facilities, seeking voluntary closures of business facilities, declaring border closings, and imposing restrictions on, or advisories with respect to, travel, business operations, and public gatherings or interactions. Moreover, any resurgence in COVID-19 infections could result in the imposition of new governmental lockdowns, quarantine requirements, or other restrictions in an effort to slow the spread of the virus. In addition, the risk of infection and health risk associated with COVID-19, and the related death or illness of many individuals across the globe, continue to result in actions by individuals and companies seeking to curtail the spread of COVID-19, such as companies requiring employees to work remotely, suspending all non-essential travel for employees and discouraging employee attendance at in-person work-related meetings, as well as individuals voluntarily social distancing and self-quarantining. Although vaccines for COVID-19 have been developed and are being distributed, the phased rollout by the Centers for Disease Control and Prevention (the “CDC”), and delays in distribution of the COVID-19 vaccine could result in new governmental lockdowns, quarantine requirements, or other restrictions.

The COVID-19 pandemic and the actions taken by businesses and governments in response to it have significantly slowed global economic activity as a result of, among other things, the dramatic decrease in the number of businesses open for operation and a substantial reduction in the number of people across the world that have been leaving their residence to commute to work or to purchase goods and services. This reduction has also resulted in airlines dramatically reducing flights. As a result, there has also been a sharp reduction in the demand for oil and a precipitous decline in oil prices. In the first half of 2020, oil price volatility was exacerbated by disputes over production levels among oil-producing countries, the significant increase in production levels by such countries, and limited storage capacity for crude oil and refined products. In addition, the global economy has been further impacted by the COVID-19 pandemic through the disruption of financial markets and international trade, resulting in increased unemployment levels and significantly impacting global supply chains and travel networks.

These events have had a material adverse effect on and are expected to continue to have a material adverse effect on the Company’s business. Any prolonged period of depressed oil prices could have significant adverse consequences for the financial condition of the Company’s customers and result in reductions to their drilling and production expenditures and delays or cancellations of projects, thus decreasing demand for the Company’s drilling services. The Company has already experienced customers delaying drilling projects as a result of COVID-19 restrictions and complications. Such conditions have resulted in an increased risk that customers may seek price reductions or more favorable economic terms for the Company’s services, seek to terminate drilling contracts or otherwise be unable to timely pay outstanding receivables owed to the Company, or could result in the Company having to enter into lower dayrate contracts or to idle, stack or retire more drilling rigs. To the extent the Company’s suppliers experience a deterioration in financial condition or operational capability as a result of such depressed industry conditions or the Company or other suppliers incur delays in moving personnel to and from drilling rigs, the Company may experience disruptions in supply, which could increase operating costs and increase rig downtime. The occurrence of any such events with respect to the Company’s customers, contracts, or suppliers could have material adverse consequences for the Company’s business and financial position.

As a result of the COVID-19 pandemic and impact, the Company has implemented certain changes to its operational processes. For example, the Company has asked rig crews in certain locations to quarantine in-country before offshore rotations, as well as to remain in country after their offshore rotation. The Company has also adopted COVID-19 testing requirements based on the regions in which the Company’s rigs are operating that primarily require testing of all personnel prior to an offshore rotation or travel from the U.S. to an international location. Additionally, for most rigs, the Company has implemented other health protocols once personnel are on board a rig, such as increased social distancing, requiring twice daily temperature checks, and increased frequency in cleaning/disinfecting common areas on rigs. The Company cannot guarantee that any actions taken by the Company, including the precautionary measures noted above, will be effective in preventing either an outbreak of COVID-19 on one or more rigs or other adverse effects related to COVID-19. Furthermore, we cannot predict when our personnel will be able to obtain a COVID-19 vaccine in accordance with the CDC phased allocation guidelines. To the extent there is an outbreak of COVID-19 on one or more rigs, the Company may have to temporarily shut down operations of such rig or rigs, which could result in significant downtime or contract termination and have substantial adverse consequences for the Company’s business and results of operations.

Many governmental authorities worldwide have implemented travel restrictions and mandatory quarantine measures to prevent the spread of COVID-19, and, in complying with such governmental actions, the Company has experienced, and expects to continue to experience, increased difficulties, delays, and costs in moving personnel in and out of, and to work in, the various jurisdictions in which the Company operates. Such difficulties and delays may result in a shortage of available experienced rig personnel or rig personnel working unusually long periods before rotating off the rig. The Company may be unable to recover these increased costs from customers. The Company may also experience permitting and regulatory delays attributable to the COVID-19 pandemic or reduced staffing at various regulatory agencies. Additionally, disruptions to or restrictions on the ability of the Company’s suppliers, manufacturers, and service providers to supply parts, equipment or services in the jurisdictions in which the Company operates, whether as a result of government actions, labor shortages, the inability to source parts or equipment from affected locations, or other effects related to the COVID-19 outbreak, may have significant adverse consequences on the Company’s ability to meet commitments to customers, including by increasing operating costs and increasing the risk of rig downtime, and could result in contract delays or terminations.

In spite of the fact that the COVID-19 vaccines are being distributed, the situation surrounding the COVID-19 pandemic remains fluid. Due to delays in distribution of COVID-19 vaccines and potential resurgences in COVID-19 infections, the Company cannot reasonably estimate the period of time that the COVID-19 pandemic and related market conditions will persist, the extent of the impact they will have on the Company’s results of operations, financial condition and liquidity, or the pace or extent of any subsequent recovery. The ultimate extent of the impact of the COVID-19 outbreak on the Company’s business and financial position will continue to depend significantly on future developments, including the speed of distribution and efficacy of the COVID-19 vaccine, the future duration, spread or containment of the outbreak, particularly within the geographic locations where the Company operates, and the related impact on overall economic activity and demand for oil and gas, all of which continue to remain highly uncertain at this time. The depressed market and industry conditions have placed significant pressure on the liquidity and solvency of many offshore drilling contractors, which have led some of our competitors to pursue restructuring transactions. We are unable to predict the timing or impact of any such restructurings, if completed, on the capital structure and competitive dynamics among offshore drilling companies.

Many of the other risks we face are, and will be, exacerbated by the COVID-19 pandemic and any worsening of the business and economic environment as a result of it.

3.    The Current Protracted Downturn in the Company’s Industry May Continue into the Foreseeable Future, and the Company Cannot Predict If or When It Will End

Crude oil prices, which peaked at $115 per barrel in 2014, have declined to a five-year average of $55 per barrel. Oil prices continue to remain low with Brent crude oil prices in the $60-per-barrel range as of February 10, 2021. As a result of, among other things, the depressed commodity price and its uncertain future, the offshore drilling industry has experienced, and is continuing to experience, a substantial decline in demand for its services, as well as a significant decline in dayrates for contract drilling services. The decline in demand for the Company’s contract drilling services and the dayrates for those services has had, and if the industry downturn continues, will continue to have, a material adverse effect on the Company’s financial condition, results of operations and cash flows, including negative cash flows. The protracted downturn in the Company’s industry will exacerbate many of the other risks included below and other risks that the Company faces, and the Company cannot predict if or when the downturn will end.

4.    The Worldwide Demand for Drilling Services Has Historically Been Dependent on the Price of Oil and, as a Result of Low Oil Prices, Demand Continued to Be Depressed in 2020 as the Protracted Downturn in the Company’s Industry Continues

Demand for the Company’s drilling services depends in large part upon the oil and natural gas industry’s offshore exploration and production activity and expenditure levels, which are directly affected by oil and gas prices and market expectations of potential changes in oil and gas prices. Beginning in the second half of 2014, oil prices declined significantly, resulting in a sharp decline in the demand for offshore drilling services, including services that the Company provides, and have had a material adverse effect on the Company’s results of operations and cash flows compared to years before the decline. The continuation of low oil prices would make more severe the downturn in the Company’s industry and would continue to have a material adverse effect on many of the Company’s customers and, therefore, demand for the Company’s services and the Company’s financial condition, results of operations and cash flows, including negative cash flows.

Oil prices have been, and are expected to continue to be, volatile and are affected by numerous factors beyond the Company’s control, including:

•	worldwide supply and demand for oil and gas, including the oversupply of oil and gas as a result of the COVID-19 pandemic;

•	the level of economic activity in energy-consuming markets;

•	the worldwide economic environment and economic trends, including recessions and the level of international trade activity;

•	the ability of OPEC, and other oil producing countries, including Russia and Mexico, or OPEC+, to set and maintain production levels and pricing;

•	the level of production in non-OPEC+ countries, including U.S. domestic onshore oil production;

•

civil unrest and the worldwide political and military environment, including uncertainty or instability resulting from an escalation or additional outbreak of armed hostilities involving the Middle East, Russia, Myanmar, where the Ocean Monarch is operating as of February 10, 2021, other oil-producing regions or other geographic areas or further acts of terrorism in the U.S. or elsewhere;

•	the cost of exploring for, developing, producing, and delivering oil and gas, both onshore and offshore;

•	the discovery rate of new oil and gas reserves;

•	the rate of decline of existing and new oil and gas reserves and production;

•	available pipeline and other oil and gas transportation and refining capacity;

•	the ability of oil and gas companies to raise capital;

•	weather conditions, including hurricanes, which can affect oil and gas operations over a wide area;

•	natural disasters or incidents resulting from operating hazards inherent in offshore drilling, such as oil spills;

•	the policies of various governments regarding exploration and development of their oil and gas reserves;

•	international sanctions on oil-producing countries, or the lifting of such sanctions;

•	technological advances affecting energy consumption, including development and exploitation of alternative fuels or energy sources;

•

laws and regulations relating to environmental or energy security matters, including those addressing alternative energy sources, the phase-out of fossil fuel vehicles, or the risks of global climate change;

•	domestic and foreign tax policy; and

•	advances in exploration and development technology.

Although, historically, higher sustained commodity prices have generally resulted in increases in offshore drilling projects, short-term or temporary increases in the price of oil and gas will not necessarily result in an increase in offshore drilling activity or an increase in the market demand for the Company’s rigs. The timing of commitment to offshore activity in a cycle depends on project deployment times, reserve replacement needs, availability of capital and alternative options for resource development, among other things. Timing can also be affected by availability, access to, and cost of equipment to perform work.

5.    The Company’s Business Depends on the Level of Activity in the Offshore Oil and Gas Industry, Which Has Been Cyclical, Is Currently in a Protracted Downturn and Is Significantly Affected By Many Factors Outside of the Company’s Control

Demand for the Company’s drilling services depends upon the level of offshore oil and gas exploration, development, and production in markets worldwide, and those activities depend in large part on oil and gas prices, worldwide demand for oil and gas and a variety of political and economic factors. The level of offshore drilling activity is adversely affected when operators reduce or defer new investment in offshore projects, reduce or suspend their drilling budgets or reallocate their drilling budgets away from offshore drilling in favor of other priorities, such as shale or other land-based projects, which have reduced, and may in the future further reduce demand for the Company’s rigs. As a result, the Company’s business and the oil and gas industry in general are subject to cyclical fluctuations.

As a result of the cyclical fluctuations in the market, there have been periods of lower demand, excess rig supply and lower dayrates, followed by periods of higher demand, shorter rig supply, and higher dayrates. The Company cannot predict the timing or duration of such fluctuations. Periods of lower demand or excess rig supply, such as the current protracted downturn in the Company’s industry that is ongoing and may continue into the foreseeable future, intensify the competition in the industry and often result in periods of lower utilization and lower dayrates. During these periods, the Company’s rigs may not be able to obtain contracts for future work and may be idle for long periods of time or may be able to obtain work only under contracts with lower dayrates or less favorable terms. Additionally, prolonged periods of low utilization and dayrates (such as the Company is currently experiencing) have in the past resulted in, and may in the future result in, the recognition of further impairment charges on certain of the Company’s drilling rigs if future cash flow estimates, based upon information available to the Company’s management at the time, indicate that the carrying value of these rigs may not be recoverable.

6.    The Company’s Industry Is Highly Competitive, with an Oversupply of Drilling Rigs and Intense Price Competition

The offshore contract drilling industry is highly competitive with numerous industry participants, and such competitiveness may be exacerbated by the current protracted downturn in the Company’s industry. Some of the Company’s competitors are larger companies, have larger or more technologically advanced fleets and have greater financial or other resources than the Company. The drilling industry has experienced consolidation and may experience additional consolidation, which could create additional large competitors. Moreover, as a result of the significantly reduced demand for oil and natural gas services due to the global COVID-19 pandemic, certain of the Company‘s competitors may engage or have engaged in bankruptcy proceedings, debt refinancing transactions, management changes, or other strategic initiatives in an attempt to reduce operating costs to maintain a position in the market. This could result in such competitors emerging with stronger or healthier balance sheets and in turn an improved ability to compete with the Company in the future.

Drilling contracts are traditionally awarded on a competitive bid basis. Price is typically the primary factor in determining which qualified contractor is awarded a job; however, rig availability and location, a drilling contractor’s safety record and the quality and technical capability of service and equipment are also considered.

As of February 10, 2021, based on industry data, there were approximately 210 floater rigs available to meet customer drilling needs in the offshore contract drilling market, and many of these rigs are not currently contracted and/or are cold stacked. Although there have been over 130 floater rigs scrapped since 2014, the market remains oversupplied as new rig construction, upgrades of existing drilling rigs, cancelation or termination of drilling contracts, and established rigs coming off contract have contributed to the current oversupply, intensifying price competition. In addition, some shipyards own rigs recently constructed or under construction, which are not currently marketed, which, if acquired by the Company or the Company’s competitors, would further exacerbate the oversupply of rigs.

In addition, during industry downturns like the one the Company is currently experiencing, rig operators may take lower dayrates and shorter contract durations to keep their rigs operational.

The Debtors’ business plan, the Financial Projections, and the Valuation Analysis are based on the assumption that further consolidation within the drilling industry will occur and capacity will be removed from the global markets, resulting in higher dayrates. However, other industry analysts have predicted other outcomes, and there can be no assurance that such consolidation will occur or higher dayrates will materialize.

7.    The Company Can Provide No Assurance That the Company’s Drilling Contracts Will Not Be Terminated Early or That the Current Backlog of Contract Drilling Revenue Ultimately Will Be Realized

The Company’s customers may terminate drilling contracts under certain circumstances, such as the destruction or loss of a drilling rig, the Company’s suspension of drilling operations for a specified period of time as a result of a breakdown of major equipment, excessive downtime for repairs, failure to meet minimum performance criteria (including customer acceptance testing) or, in some cases, due to other events beyond the control of either party.

In addition, some of the Company’s drilling contracts permit the customer to terminate the contract after specified notice periods, often by tendering contractually specified termination amounts, which may not fully compensate the Company for the loss of the contract. In some cases, the drilling contracts may permit the customer to terminate the contract without cause, upon little or no notice or without making an early termination payment to the Company. During depressed market conditions, such as those currently in effect, certain customers have utilized, and may in the future utilize, such contract clauses to seek to renegotiate or terminate a drilling contract or claim that the Company has breached provisions of the drilling contracts in order to avoid their obligations to the Company under circumstances where the Company believes it is in compliance with the contracts. Additionally, because of depressed commodity prices, restricted credit markets, economic downturns, changes in priorities or strategy or other factors beyond the Company’s control, a customer may no longer want or need a rig that is currently under contract or may be able to obtain a comparable rig at a lower dayrate. For these reasons, customers have sought and may in the future seek to renegotiate the terms of the Company’s existing drilling contracts, terminate contracts without justification or repudiate or otherwise fail to perform their obligations under the contracts. As a result of such contract renegotiations or terminations, the Company’s contract backlog has been and may in the future be adversely impacted. The Company might not recover any compensation (or any recovery the Company obtains may not fully compensate it for the loss of the contract) and may be required to idle one or more rigs for an extended period of time. Each of these results in some cases has had, and may in the future have, a material adverse effect on the Company’s financial condition, results of operations, and cash flows.

8.    The Company May Not Be Able to Renew or Replace Expiring Contracts for the Rigs

As of February 10, 2021, one of the Company’s drilling rigs has contract backlog that provides for continuous work until December 2021, seven of the Company’s drilling rigs have contract backlog that provides for continuous work until sometime in 2022, and one of the Company’s drilling rigs has contract backlog that provides for continuous work until January 2024. One of the Company’s drilling rigs is not currently contracted for continuous utilization between contracts and is being actively marketed for the uncontracted periods. Backlog for this rig extends until May 2023. The Company’s ability to renew or replace expiring contracts or obtain new contracts, and the terms of any such contracts, will depend on various factors, including market conditions and the specific needs of the Company’s customers, at such times. Given the historically cyclical and highly competitive nature of the Company’s industry and the likelihood that the current protracted downturn in the industry continues, the Company may not be able to renew or replace the contracts or the Company may be required to renew or replace expiring contracts or obtain new contracts at dayrates that are below existing dayrates, or that have terms that are less favorable to the Company, including shorter durations, than their existing contracts. Moreover, the Company may be unable to secure contracts for these rigs. Failure to secure contracts for a rig may result in a decision to cold stack the rig, which puts the rig at risk for impairment and may competitively disadvantage the rig as many customers, during the current protracted market downturn, have expressed a preference for ready or warm-stacked rigs over cold-stacked rigs. If a decision is made to cold stack a rig, the Company’s operating costs for the rig are typically reduced; however, the Company will incur additional costs associated with cold stacking the rig (particularly if the Company cold stacks a newer rig, such as a drillship or other DP semisubmersible rig, for which cold-stacking costs are typically substantially higher than for an older non-DP rig). In addition, the costs to reactivate a cold-stacked rig may be substantial.

The Debtors’ business plan, the Financial Projections, and the Valuation Analysis are predicated upon entering into certain new contracts that remain subject to negotiations as of the date hereof. The Debtors can provide no assurances that such new contracts will ultimately be obtained or that the terms of such new contracts will not materially differ from the assumptions reflected in the Debtors’ business plan, the Financial Projections, and the Valuation Analysis.

9.    The Company May Incur Additional Asset Impairments and/or Rig Retirements as a Result of Reduced Demand for Certain Offshore Drilling Rigs

The current oversupply of drilling rigs in the offshore drilling market has resulted in numerous rigs being idled and, in some cases, retired and/or scrapped. The Company evaluates its property and equipment for impairment whenever changes in circumstances indicate that the carrying amount of an asset may not be recoverable, and the Company has incurred impairment charges in the past, and may incur additional impairment charges in the future related to the carrying value of the Company’s drilling rigs. Impairment write-offs could result if, for example, any of the rigs become obsolete or commercially less desirable due to changes in technology, market demand or market expectations or their carrying values become excessive due to the condition of the rig, cold stacking the rig, the expectation of cold stacking the rig in the near future, contracted backlog of less than one year for a rig, a decision to retire or scrap the rig, or spending in excess of budget on a newbuild, construction project, reactivation, or major rig upgrade. The Company utilizes an undiscounted probability-weighted cash flow analysis in testing an asset for potential impairment, reflecting management’s assumptions and estimates regarding the appropriate risk-adjusted dayrate by rig, future industry conditions and operations and other factors. Asset impairment evaluations are, by their nature, highly subjective. The use of different estimates and assumptions could result in materially different carrying values of the Company’s assets, which could impact the need to record an impairment charge and the amount of any charge taken. Since 2012, the Company has retired and sold 36 drilling rigs and recorded impairment losses aggregating $2.6 billion. Historically, the longer a drilling rig remains cold stacked, the higher the cost of reactivation and, depending on the age, technological obsolescence and condition of the rig, the lower the likelihood that the rig will be reactivated at a future date. The current oversupply of rigs in the industry, together with the current protracted downturn, heightens the risk of future rig impairments.

The Company can provide no assurance that the assumptions and estimates used in the Company’s asset impairment evaluations will ultimately be realized or that the current carrying value of the Company’s property and equipment will ultimately be realized.

10.    Changes in Tax Laws and Policies, Effective Income Tax Rates or Adverse Outcomes Resulting from Examination of the Company’s Tax Returns Could Adversely Affect the Company’s Financial Results

Tax laws and regulations are highly complex and subject to interpretation and disputes. The Company conducts its worldwide operations through various subsidiaries in countries throughout the world. As a result, the Company is subject to highly complex tax laws, regulations, and income tax treaties within and between the countries in which it operates as well as countries in which the Company may be resident, which may change and are subject to interpretation. In addition, in several of the international locations in which the Company operates, certain of the Company’s wholly-owned subsidiaries enter into agreements with each other to provide specialized services and equipment in support of the Company’s foreign operations. In such cases, the Company applies an intercompany transfer pricing methodology to determine the arm’s length amount to be charged for providing the services and equipment. In most cases, there are alternative transfer pricing methodologies that could be applied to these transactions and, if applied, could result in different chargeable amounts.

As a result, the Company determines its income tax expense based on the Company’s interpretation of the applicable tax laws and regulations in effect in each jurisdiction for the period during which the Company operates and earns income. The Company’s overall effective tax rate could be adversely affected by lower than anticipated earnings in countries where the Company has lower statutory rates and higher than anticipated earnings in countries where the Company has higher statutory rates, by changes in the valuation of deferred tax assets and liabilities or by changes in tax laws, tax treaties, regulations, accounting principles or interpretations thereof in one or more countries in which the Company operates. In addition, changes in laws, treaties, and regulations and the interpretation of such laws, treaties, and regulations may put the Company at risk for future tax assessments and liabilities, which could be substantial.

The Company’s income tax returns are subject to review and examination. The Company recognizes the benefit of income tax positions the Company believes are more likely than not to be sustained on their merit should they be challenged by a tax authority. If any tax authority successfully challenges any tax position taken or any of the Company’s intercompany transfer pricing policies, or if the terms of certain income tax treaties are interpreted in a manner that is adverse to the Company or its operations, or if the Company loses a material tax dispute in any country, the Company’s effective tax rate on its worldwide earnings could increase substantially.

11.    The Company’s Consolidated Effective Income Tax Rate May Vary Substantially from One Reporting Period to Another

The Company’s consolidated effective income tax rate is impacted by the mix between its domestic and international pre-tax earnings or losses, as well as the mix of the international tax jurisdictions in which the Company operates. The Company cannot provide any assurance as to what its consolidated effective income tax rate will be in the future due to, among other factors, uncertainty regarding the nature and extent of the Company’s business activities in any particular jurisdiction in the future and the tax laws of such jurisdictions, as well as potential changes in U.S. and foreign tax laws, regulations or treaties or the interpretation or enforcement thereof, changes in the administrative practices and precedents of tax authorities or any reclassification or other matter (such as changes in applicable accounting rules) that increases the amounts the Company has provided for income taxes or deferred tax assets and liabilities in the Company’s consolidated financial statements. This variability may cause the Company’s consolidated effective income tax rate to vary substantially from one reporting period to another.

12.    The Company’s Customer Base Is Concentrated

The Company provides offshore drilling services to a customer base that includes major and independent oil and gas companies and government-owned oil companies. During 2020, three of the Company’s customers in the Gulf of Mexico and the Company’s five largest customers in the aggregate accounted for 46% and 83%, respectively, of the Company’s annual total consolidated revenues. In addition, the number of customers the Company has performed services for has declined from 35 in 2014 to ten in 2020. As of February 10, 2021, of the Company’s contracted backlog for the years 2021 and 2022, $0.3 billion and $0.2 billion, respectively, or 46% and 62%, respectively, are attributable to future operations with two customers. Contracted backlog aggregating $0.1 billion for the years 2023 and 2024 is attributable to future operations from a single customer. The loss of a significant customer could have a material adverse impact on the Company’s financial condition, results of operations and cash flows, especially in a declining market (like the current protracted industry downturn) where the number of the Company’s working drilling rigs is declining along with the number of the Company’s active customers. In addition, if a significant customer experiences liquidity constraints or other financial difficulties, or elects to terminate one of the drilling contracts, it could have a material adverse effect on the Company’s utilization rates in the affected market and also displace demand for the Company’s other drilling rigs as the resulting excess supply enters the market.

13.    The Company’s Contract Drilling Expense Includes Fixed Costs That Will Not Decline in Proportion to Decreases in Rig Utilization and Dayrates

The Company’s contract drilling expense includes all direct and indirect costs associated with the operation, maintenance, and support of the Company’s drilling equipment, which is often not affected by changes in dayrates and utilization. During periods of reduced revenue and/or activity (like the current protracted industry downturn), certain of the Company’s fixed costs will not decline and often the Company may incur additional operating costs, such as fuel and catering costs, for which the customer generally reimburses the Company when a rig is under contract. During times of reduced dayrates and utilization, like the current protracted industry downturn, reductions in costs may not be immediate as the Company may incur additional costs associated with cold stacking a rig (particularly if the Company cold stacks a newer rig, such as a drillship or other DP semisubmersible rig, for which cold-stacking costs are typically substantially higher than for an older non-DP rig), or the Company may not be able to fully reduce the cost of its support operations in a particular geographic region due to the need to support the remaining drilling rigs in that region. Accordingly, a decline in revenue due to lower dayrates and/or utilization may not be offset by a corresponding decrease in contract drilling expense.

14.    Contracts for the Company’s Drilling Rigs Are Generally Fixed Dayrate Contracts, and Increases in the Company’s Operating Costs Could Adversely Affect the Company’s Profitability on Those Contracts

The Company’s contracts for the drilling rigs generally provide for the payment of an agreed dayrate per rig operating day, although some contracts do provide for a limited escalation in dayrate due to increased operating costs the Company incurs on the project. Over the term of a drilling contract, the Company’s operating costs may fluctuate due to events beyond the Company’s control. In addition, equipment repair and maintenance expenses vary depending on the type of activity the rig is performing, the age and condition of the equipment and general market factors impacting relevant parts, components, and services. The gross margin that the Company realizes on these fixed dayrate contracts will fluctuate based on variations in the Company’s operating costs over the terms of the contracts. In addition, for contracts with dayrate escalation clauses, the Company may not be able to fully recover increased or unforeseen costs from the Company’s customers.

15.    The Company Is Subject to Extensive Domestic and International Laws and Regulations That Could Significantly Limit the Company’s Business Activities and Revenues and Increase the Company’s Costs

Certain countries are subject to restrictions, sanctions, and embargoes imposed by the U.S. government or other governmental or international authorities. These restrictions, sanctions, and embargoes may prohibit or limit the Company from participating in certain business activities in those countries. The Company’s operations are also subject to numerous local, state, and federal laws and regulations in the U.S. and in foreign jurisdictions concerning the containment and disposal of hazardous materials, the remediation of contaminated properties and the protection of the environment. Laws and regulations protecting the environment have become increasingly stringent, and may in some cases impose “strict liability,” rendering a person liable for environmental damage without regard to negligence or fault on the part of that person. Failure to comply with such laws and regulations could subject the Company to civil or criminal enforcement action, for which the Company may not receive contractual indemnification or have insurance coverage, and could result in the issuance of injunctions restricting some or all of the Company’s activities in the affected areas. The Company may be required to make significant expenditures for additional capital equipment or inspections and recertifications thereof to comply with existing or new governmental laws and regulations. It is also possible that these laws and regulations may in the future add significantly to the Company’s operating costs or result in a substantial reduction in revenues associated with downtime required to install such equipment or may otherwise significantly limit drilling activity.

In addition, these laws and regulations require the Company to perform certain regulatory inspections, which the Company refers to as special surveys. For most of the Company’s rigs, these special surveys are due every five years, although the inspection interval for the North Sea rigs is two-and-one-half years. The Company’s operating income is negatively impacted during these special surveys. These special surveys are generally performed in a shipyard and require scheduled downtime, which can negatively impact operating revenue. Operating expenses increase as a result of these special surveys due to the cost to mobilize the rigs to a shipyard, and inspection, repair, and maintenance costs. Repair and maintenance activities may result from the special survey or may have been previously planned to take place during this mandatory downtime. The number of rigs undergoing a special survey will vary from year to year, as well as from quarter to quarter. Operating income may also be negatively impacted by intermediate surveys, which are performed at interim periods between special surveys. Although an intermediate survey normally does not require shipyard time, the survey may require some downtime for the rig. The Company can provide no assurance as to the exact timing and/or duration of downtime and/or the costs or lost revenues associated with regulatory inspections, planned rig mobilizations, and other shipyard projects.

In addition, the offshore drilling industry is dependent on demand for services from the oil and gas exploration industry and, accordingly, can be affected by changes in tax and other laws relating to the energy business generally. In early 2021, the newly-elected U.S. President and administration took actions to temporarily suspend the issuance of new oil and gas permits on federal lands and waters in the U.S. for 60 days and signed an executive order directing a pause in new oil and gas leasing on public lands and offshore waters, concurrent with a comprehensive review of the federal oil and gas program. A timeline for the review period has not been specified. The Company is unable to predict the direct impact of these measures, but such measures could materially adversely impact domestic drilling activities should they be prolonged. In addition, the energy sector could be negatively impacted by additional executive orders and suspensions, as the administration focuses on the impact of climate change, targeting a fully clean energy economy and net-zero emissions by 2050.

Governments in some countries are increasingly active in regulating and controlling the ownership of concessions, the exploration for oil and gas, and other aspects of the oil and gas industry. The modification of existing laws or regulations or the adoption of new laws or regulations curtailing exploratory or developmental drilling for oil and gas for economic, environmental, or other reasons could limit drilling opportunities.

U.S. federal, state, foreign, and international laws and regulations address oil spill prevention and control and impose a variety of obligations on the Company related to the prevention of oil spills and liability for damages resulting from such spills. Some of these laws and regulations have significantly expanded liability exposure across all segments of the oil and gas industry. For example, the United States Oil Pollution Act of 1990 imposes strict and, with limited exceptions, joint and several liability upon each responsible party for oil removal costs and a variety of public and private damages. Failure to comply with such laws and regulations could subject the Company to civil or criminal enforcement action, for which the Company may not receive contractual indemnification or have insurance coverage, and could result in the issuance of injunctions restricting some or all of the Company’s activities in the affected areas. In addition, legislative and regulatory developments may occur that could substantially increase the Company’s exposure to liabilities that might arise in connection with the Company’s operations.

16.    Any Future Regulations Relating to Greenhouse Gases and Climate Change Could Have a Negative Impact on the Company’s Business

Governments around the world are increasingly considering and adopting laws and regulations to address climate change issues. Lawmakers and regulators in the U.S. and other jurisdictions where the Company operates have focused increasingly on restricting the emission of carbon dioxide, methane, and other “greenhouse” gases. This may result in new environmental regulations that may unfavorably impact the Company, its suppliers, and its customers. Moreover, there is increased focus, including by governmental and non-governmental organizations, investors, and other stakeholders on these and other sustainability matters. In addition, efforts have been made and continue to be made in the international community toward the adoption of international treaties or protocols that would address global climate change issues and impose reductions of hydrocarbon-based fuels. The Company may be exposed to risks related to new laws, regulations, treaties or international agreements pertaining to climate change, greenhouse gases, carbon emissions or energy use that could decrease the use of oil or natural gas, thus reducing demand for hydrocarbon-based fuel and drilling services. Governments may also pass laws or regulations incentivizing or mandating the use of alternative energy sources, such as wind power and solar energy, or the phase-out of fossil fuel vehicles, which may reduce demand for oil and natural gas and drilling services. Such laws, regulations, treaties or international agreements could result in increased compliance costs or additional operating restrictions, or adversely affect the demand for hydrocarbons, which may have a negative impact on the Company’s business, and could have a material adverse effect on the Company’s operations by limiting drilling opportunities.

17.    If the Company, or Its Customers, Are Unable to Acquire or Renew Permits and Approvals Required for Drilling Operations, the Company May Be Forced to Delay, Suspend or Cease the Company’s Operations

Oil and natural gas exploration and production operations require numerous permits and approvals for the Company and its customers from governmental agencies in the areas in which the Company operates or expects to operate. Depending on the area of operation, the burden of obtaining such permits and approvals to commence such operations may reside with the Company, its customers or both. Obtaining all necessary permits and approvals may necessitate substantial expenditures to comply with the requirements of these permits and approvals, future changes to these permits or approvals, or any adverse change in the interpretation of existing permits and approvals. In addition, such regulatory requirements and restrictions could also delay or curtail the Company’s operations.

18.    The Company’s Business Involves Numerous Operating Hazards That Could Expose the Company to Significant Losses and Significant Damage Claims. The Company Is Not Fully Insured Against All of These Risks and the Company’s Contractual Indemnity Provisions May Not Fully Protect the Company

The Company’s operations are subject to the significant hazards inherent in drilling for oil and gas offshore, such as oil spills, blowouts, reservoir damage, loss of production, loss of well control, unstable or faulty sea floor conditions, fires, and natural disasters such as hurricanes and the frequency and severity of such natural disasters could be increased due to climate change. The occurrence of any of these types of events could result in the suspension of drilling operations, damage to or destruction of the equipment involved, and injury or death to rig personnel and damage to producing or potentially productive oil and gas formations, oil spillage, oil leaks, well blowouts, and extensive uncontrolled fires, any of which could cause significant environmental damage. In addition, offshore drilling operations are subject to marine hazards, including capsizing, grounding, collision, and loss or damage from severe weather. Operations also may be suspended because of machinery breakdowns, abnormal drilling conditions, failure of suppliers or subcontractors to perform or supply goods or services or personnel shortages. Any of the foregoing events could result in significant damage or loss to the Company’s properties and assets or the properties and assets of others, injury or death to rig personnel or others, significant loss of revenues and significant damage claims against the Company.

The Company’s drilling contracts with its customers provide for varying levels of indemnity and allocation of liabilities between the Company’s customers and the Company with respect to the hazards and risks inherent in, and damages or losses arising out of, the Company’s operations, and the Company may not be fully protected. The Company’s contracts are individually negotiated, and the levels of indemnity and allocation of liabilities in them can vary from contract to contract depending on market conditions, particular customer requirements and other factors existing at the time a contract is negotiated. The Company may incur liability for significant losses or damages under such provisions.

Additionally, the enforceability of indemnification provisions in the Company’s contracts may be limited or prohibited by applicable Law or such provisions may not be enforced by courts having jurisdiction, and the Company could be held liable for substantial losses or damages and for fines and penalties imposed by regulatory authorities. The indemnification provisions in the Company’s contracts may be subject to differing interpretations, and the laws or courts of certain jurisdictions may enforce such provisions while other laws or courts may find them to be unenforceable. The law with respect to the enforceability of indemnities varies from jurisdiction to jurisdiction and is unsettled under certain laws that are applicable to the Company’s contracts. There can be no assurance that the Company’s contracts with its customers, suppliers, and subcontractors will fully protect the Company against all hazards and risks inherent in the

Company’s operations. There can also be no assurance that those parties with contractual obligations to indemnify the Company will be financially able to do so or will otherwise honor their contractual obligations.

The Company maintains liability insurance, which generally includes coverage for environmental damage; however, because of contractual provisions and policy limits, the Company’s insurance coverage may not adequately cover its losses and claim costs. In addition, certain risks and contingencies related to pollution, reservoir damage, and environmental risks are generally not fully insurable. Also, the Company does not typically purchase loss-of-hire insurance to cover lost revenues when a rig is unable to work. There can be no assurance that the Company will continue to carry the insurance the Company currently maintains, that the Company’s insurance will cover all types of losses or that the Company will be able to maintain adequate insurance in the future at rates the Company considers to be reasonable or that the Company will be able to obtain insurance against some risks. In addition, our insurance may not cover losses associated with pandemics such as the COVID-19 pandemic.

The Company is self-insured for physical damage to rigs and equipment caused by named windstorms in the Gulf of Mexico. This results in a higher risk of material losses that are not covered by third-party insurance contracts. In addition, certain of the Company’s shore-based facilities are located in geographic regions that are susceptible to damage or disruption from hurricanes and other weather events. Future hurricanes or similar natural disasters that impact the Company’s facilities, the Company’s personnel located at those facilities, or the Company’s ongoing operations may negatively affect the Company’s financial position and operating results.

If an accident or other event occurs that exceeds the Company’s insurance coverage limits or is not an insurable event under the Company’s insurance policies, or is not fully covered by contractual indemnity, it could result in a significant loss to the Company and could have a material adverse effect on our financial condition, results of operations, and cash flows.

19.    The Company Must Make Substantial Capital and Operating Expenditures to Reactivate, Build, Maintain, and Upgrade the Company’s Drilling Fleet

The Company’s business is highly capital intensive and dependent on having sufficient cash flow and/or available sources of financing in order to fund the Company’s capital expenditure requirements. The Company’s expenditures could increase as a result of changes in offshore drilling technology, the cost of labor and materials, customer requirements, the cost of replacement parts for existing drilling rigs, the geographic location of the rigs, and industry standards. Changes in offshore drilling technology, customer requirements for new or upgraded equipment, and competition within the Company’s industry may require the Company to make significant capital expenditures in order to maintain the Company’s competitiveness. In addition, changes in governmental regulations, safety or other equipment standards, including those related to the COVID-19 pandemic, as well as compliance with standards imposed by maritime self-regulatory organizations, may require the Company to make additional unforeseen capital expenditures. As a result, the Company may be required to take the Company’s rigs out of service for extended periods of time, with corresponding losses of revenues, in order to make such alterations or to add such equipment. Depending on the length of time that a rig has been cold-stacked, the Company may incur significant costs to restore the rig to drilling capability, which may also include capital expenditures due to the possible technological obsolescence of the rig. Market conditions, such as the current protracted industry downturn, may not justify these expenditures or enable the Company to operate the Company’s older rigs profitably during the remainder of their economic lives. The Company can provide no assurance that the Company will have access to adequate or economical sources of capital to fund the Company’s capital and operating expenditures.

20.    Significant Portions of the Company’s Operations Are Conducted Outside the U.S. and Involve Additional Risks Not Associated with U.S. Domestic Operations

The Company’s operations outside the U.S. accounted for approximately 54%, 47%, and 41% of the Company’s total consolidated revenues for 2020, 2019, and 2018, respectively, and include, or have included, operations in South America, Australia and Southeast Asia, Europe, and Mexico. Because the Company operates in various regions throughout the world, the Company is exposed to a variety of risks inherent in international operations, including: risks of war or conflicts; political and economic instability and disruption; civil disturbance; acts of piracy, terrorism or other assaults on property or personnel; corruption; possible economic and legal sanctions (such as possible restrictions against countries that the U.S. government may consider to be state sponsors of terrorism); changes in global monetary and trade policies, laws, and regulations; fluctuations in currency exchange rates; restrictions on currency exchange; controls over the repatriation of income or capital; and other risks. The Company may not have insurance coverage for these risks, or the Company may not be able to obtain adequate insurance coverage for such events at reasonable rates. The Company’s operations may become restricted, disrupted, or prohibited in any country in which any of these risks occur.

On February 1, 2021, Myanmar’s military seized control of the government and reportedly placed the country’s civilian leader under house arrest. Although the United Nations Security Council has declined to issue a statement condemning the coup, the U.S. State Department has concluded that the military takeover in Myanmar constituted a coup d’état. The Ocean Monarch commenced drilling operations offshore Myanmar in December 2020 and is located there as of February 10, 2021. While the Company continues to monitor the political environment in Myanmar, the situation there is fluid and the potential impact of the military takeover on the Company’s business, including the Ocean Monarch, remains uncertain as of February 10, 2021. Any loss of property or interruption of the Company’s business plans resulting from political instability, civil unrest, or changes in law or policy enacted by the military government could have a significant negative impact on the Company’s business operations, earnings, and cash flow. In addition, the Company may not have sufficient insurance to cover any loss of property or other claims resulting from these risks.

On January 29, 2020, the European Parliament approved the U.K.’s withdrawal from the European Union, commonly referred to as Brexit. The U.K. officially left the European Union on January 31, 2020. In December 2020, the U.K. and the European Union announced they had entered into a post-Brexit agreement regarding certain aspects of trade and other strategic and political issues, potentially avoiding some of the anticipated disruption of a no-deal Brexit. The impact of Brexit, the December 2020 post-Brexit agreement between the U.K. and the European Union, and the terms of their post-Brexit relationship not addressed in that agreement, as well as the future relationship between the U.K. and the European Union, remain uncertain for companies that do business in the U.K. and the overall global economy. Approximately 16% of the

Company’s total revenues for the year ended December 31, 2020 were generated in the U.K. The effects of Brexit and the December 2020 post-Brexit agreement between the U.K. and the European Union, or similar events in other jurisdictions, could depress economic activity or impact global markets, including foreign exchange and securities markets, which may have an adverse impact on the Company’s business and operations as a result of changes in currency exchange rates, tariffs, treaties, and other regulatory matters.

The Company is also subject to the following risks in connection with the Company’s international operations:

•	kidnapping of personnel;

•	seizure, expropriation, nationalization, deprivation, malicious damage or other loss of possession or use of property or equipment; renegotiation or nullification of existing contracts;

•	disputes and legal proceedings in international jurisdictions;

•	changing social, political, and economic conditions;

•	imposition of wage and price controls, trade barriers, export controls or import-export quotas;

•	difficulties in collecting accounts receivable and longer collection periods;

•	fluctuations in currency exchange rates and restrictions on currency exchange;

•	regulatory or financial requirements to comply with foreign bureaucratic actions;

•	restriction or disruption of business activities;

•	limitation of the Company’s access to markets for periods of time;

•	travel limitations or operational problems caused by public health threats, including the COVID-19 pandemic, or changes in immigration policies;

•	difficulties in supplying, repairing or replacing equipment or transporting personnel in remote locations;

•	difficulties in obtaining visas or work permits for the Company’s employees on a timely basis; and

•	changing taxation policies and confiscatory or discriminatory taxation.

The Company is also subject to the regulations of the U.S. Treasury Department’s Office of Foreign Assets Control and other U.S. laws and regulations governing the Company’s international operations in addition to domestic and international anti-bribery laws and sanctions, trade laws and regulations, customs laws and regulations, and other restrictions imposed by other governmental or international authorities. Failure to comply with these laws and regulations could result in criminal and civil penalties, economic sanctions, seizure of shipments, and/or the contractual withholding of monies owed to the Company, among other things. The Company has operated and may in the future operate in parts of the world where strict compliance with anti-corruption and anti-bribery laws may conflict with local customs and practices. Any failure to comply with the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act 2010 or other anti-corruption laws due to the Company’s own acts or omissions or the acts or omissions of others, including the Company’s partners, agents or vendors, could subject the Company to substantial fines, sanctions, civil and/or criminal penalties, and curtailment of operations in certain jurisdictions. In addition, international contract drilling operations are subject to various laws and regulations in countries in which the Company operates, including laws and regulations relating to the equipping and operation of drilling rigs; import-export quotas or other trade barriers; repatriation of foreign earnings or capital; oil and gas exploration and development; local content requirements; taxation of offshore earnings and earnings of expatriate personnel; and use and compensation of local employees and suppliers by foreign contractors.

21.    Any Significant Cyber Attack or Other Interruption in Network Security or the Operation of Critical Information Technology Systems Could Materially Disrupt the Company’s Operations and Adversely Affect the Company’s Business

The Company’s business has become increasingly dependent upon information technologies, computer systems and networks, including those maintained by the Company and those maintained and provided to the Company by third parties (for example, “software-as-a-service” and cloud solutions), to conduct day-to-day operations, and the Company is placing greater reliance on information technology to help support its operations and increase efficiency in its business functions. The Company is dependent upon its information technology and infrastructure, including operational and financial computer systems, to process the data necessary to conduct almost all aspects of the Company’s business. Computer, telecommunications, and other business facilities and systems could become unavailable or impaired from a variety of causes including, among others, storms and other natural disasters, terrorist attacks, utility outages, theft, design defects, human error, or complications encountered as existing systems are maintained, repaired, replaced or upgraded. It has been reported that known or unknown entities or groups have mounted so-called “cyber-attacks” on businesses and other organizations solely to disable or disrupt computer systems, disrupt operations and, in some cases, steal data. In addition, the U.S. government has issued public warnings that indicate that energy assets might be specific targets of cybersecurity threats. Cybersecurity risks and threats continue to grow and may be difficult to anticipate, prevent, discover, or mitigate. A breach, failure or circumvention of the Company’s computer systems or networks, or those of the Company’s customers, vendors or others with whom the Company does business, including by ransomware or other attacks, could materially disrupt the Company’s business operations and its customers’ operations and could result in the alteration, loss, theft or corruption of data, and unauthorized release of, unauthorized access to, or the Company’s loss of access to confidential, proprietary, sensitive or other critical data or systems concerning the Company, business activities, employees, customers or vendors. In response to the COVID-19 pandemic, most of the Company’s non-operational employees, including employees at the Company’s headquarters, are working remotely as of February 10, 2021, which increases various logistical challenges, inefficiencies, and operational risks. Working remotely has significantly increased the use of remote networking and online conferencing services that enable employees to work outside our corporate infrastructure and, in some cases, use their own personal devices. This “remote work” model has resulted in increased demand for information technology resources and may expose the Company to risk of security breaches or other cyber-incidents or attacks, loss of data, fraud, and other disruptions as a consequence of more employees accessing sensitive and critical information from remote locations. Any such breach, failure, or circumvention could result in loss of customers, financial losses, regulatory fines, substantial damage to property, bodily injury, or loss of life, or misuse or corruption of critical data and proprietary information and could have a material adverse effect on the Company’s operations, business, or reputation. Further, as cyber incidents continue to evolve, the Company may be required to incur additional costs to continue to modify or enhance the Company’s protective measures or to investigate or remediate the effects of cyber incidents.

22.    Acts of Terrorism, Piracy and Political and Social Unrest Could Affect the Markets for Drilling Services, Which May Have a Material Adverse Effect on the Company’s Results of Operations

Acts of terrorism and social unrest, brought about by world political events or otherwise, have caused instability in the world’s financial and insurance markets in the past and may occur in the future. Such acts could be directed against companies such as the Company. In addition, acts of terrorism, piracy, and social unrest could lead to increased volatility in prices for crude oil and natural gas and could adversely affect the market for offshore drilling services. Insurance premiums could increase and coverage may be unavailable in the future. Government regulations may effectively preclude the Company from engaging in business activities in certain countries. These regulations could be amended to cover countries where the Company currently operates or where the Company may wish to operate in the future.

23.    The Company Relies on Third-Party Suppliers, Manufacturers, and Service Providers to Secure and Service Equipment, Components, and Parts Used in Rig Operations, Conversions, Upgrades, and Construction

The Company’s reliance on third-party suppliers, manufacturers, and service providers to provide equipment and services exposes the Company to volatility in the quality, price, and availability of such items. Certain components, parts, and equipment that the Company uses in the Company’s operations may be available only from a small number of suppliers, manufacturers, or service providers. The failure of one or more third-party suppliers, manufacturers or service providers to provide equipment, components, parts or services, whether due to capacity constraints, production or delivery disruptions, price increases, quality control issues, recalls or other decreased availability of parts and equipment, is beyond the Company’s control and could materially disrupt the Company’s operations or result in the delay, renegotiation or cancellation of drilling contracts, thereby causing a loss of contract drilling backlog and/or revenue to the Company, as well as an increase in operating costs and an increased risk of additional asset impairments.

Additionally, the Company’s suppliers, manufacturers, and service providers could be negatively impacted by the current protracted industry downturn or global economic conditions or COVID-19 pandemic. If certain of the Company’s suppliers, manufacturers or service providers were to experience significant cash flow issues, become insolvent or otherwise curtail or discontinue their business as a result of such conditions, it could result in a reduction or interruption in supplies, equipment or services available to the Company and/or a significant increase in the price of such supplies, equipment, and services.

24.    Failure to Obtain and Retain Highly Skilled Personnel Could Hurt the Company’s Operations

The Company requires highly skilled personnel to operate and provide technical services and support for the Company’s business. A well-trained, motivated, and adequately-staffed work force has a positive impact on the Company’s ability to attract and retain business. As a result, the Company’s future success depends on its continuing ability to identify, hire, develop, motivate, and retain skilled personnel for all areas of the Company’s organization. To the extent that demand for drilling services and/or the size of the active worldwide industry fleet increases, shortages of qualified personnel could arise, creating upward pressure on wages and difficulty in staffing and servicing the Company’s rigs. The Company’s continued ability to compete effectively depends on the Company’s ability to attract new employees and to retain and motivate the Company’s existing employees. Heightened competition for skilled personnel could materially and adversely limit the Company’s operations and further increase the Company’s costs. In addition, the unexpected loss of members of management, qualified personnel, or a significant number of employees due to disease, including COVID-19, disability, or death, could have a material adverse effect on the Company.

25.    Additional Risks to Business Operations

A discussion of additional risks to the Company’s operations, business, and financial performance is set forth in the Form 10-K for the fiscal year ended December 31, 2020, in the Form 10-Q for the quarterly periods ended March 31, 2020, June 30, 2020, and September 30, 2020, and in other reports, which are available at the Company’s website at http://investor.diamondoffshore.com/financial-information/sec-filings.

C.    Factors Relating to Securities to Be Issued Under the Plan Generally

1.    A Liquid Trading Market for the New Diamond Common Shares May Not Develop

There is currently no market for the New Diamond Common Shares and there can be no assurance as to the development or liquidity of any market for such securities. The Reorganized Company agrees, if instructed by the Requisite Financing Parties, to use commercially reasonable efforts to have the New Diamond Common Shares listed or quoted on NYSE on the Effective Date, or if such listing or quotation is not possible on the Effective Date, as soon as reasonably practicable after the Effective Date, in each case, subject to applicable listing requirements. Therefore, there can be no assurance that the securities will be tradable or liquid at any time after the Effective Date. If a trading market does not develop or is not maintained, holders of the securities may experience difficulty in reselling such securities or may be unable to sell them at all. Even if such a market were to exist, such securities could trade at prices higher or lower than the estimated value set forth in this Disclosure Statement depending upon many factors including prevailing interest rates, markets for similar securities, industry conditions, and the performance of, and investor expectations for, the Reorganized Company. Accordingly, holders of the securities may bear certain risks associated with holding securities for an indefinite period of time.

2.    The Rights Offerings Securities Issued Pursuant to the Backstop Agreement Have Not Been Registered and May Be Subject to Resale Restrictions

The Rights Offerings Securities to be issued pursuant to the Backstop Agreement, in connection with the Rights Offerings have not been registered under the Securities Act, any state securities laws or the laws of any other jurisdiction. Such Rights Offerings Securities, if any, are being issued and sold pursuant to exemptions from registration under applicable securities laws. Accordingly, such Securities may be subject to resale restrictions and may be resold, exchanged, assigned, or otherwise transferred only pursuant to registration, or an applicable exemption from registration, under the Securities Act and other applicable Law. In addition, holders of New Diamond Common Shares (including the New Diamond Common Shares issuable upon exercise of the New Warrants), Rights Offerings Securities (other than the Unsubscribed Stapled Securities and the Private Placement Stapled Securities issued or to be purchased by the Financing Parties pursuant to the Backstop Agreement), and New Warrants issued pursuant to section 1145(a) of the Bankruptcy Code who are deemed to be “underwriters” under section 1145(b) of the Bankruptcy Code will also be subject to resale restrictions. Finally, the Subscription Rights to be issued pursuant to the Plan in connection with the Rights Offerings will not be transferable. See Article XI of this Disclosure Statement for a further discussion of the transfer restrictions applicable to the Securities.

3.    Potential Dilution

The ownership percentage represented by the New Diamond Common Shares will be subject to dilution from any other shares that may be issued post-emergence, including through the MIP and the exercise of the New Warrants, and the conversion or exercise of any other options, warrants, convertible securities, exercisable securities, or other securities that may be issued post-emergence. In the future, additional equity financings or other share issuances by any of the Reorganized Debtors could adversely affect the value of the New Diamond Common Shares. The amount and dilutive effect of any of the foregoing could be material.

4.    The Estimated Valuation of the Reorganized Debtors and the New Diamond Common Shares and the Estimated Recoveries to Holders of Allowed Claims and Interests Are Not Necessarily Representative of the Private or Public Sale Values of the New Diamond Common Shares

The Debtors’ estimated recoveries to Holders of Allowed Claims are not intended to represent the private or public sale values of the Reorganized Company’s securities. The estimated recoveries are based on numerous assumptions (the realization of many of which are beyond the control of the Reorganized Debtors), including, among other things: (a) the successful reorganization of the Debtors; (b) an assumed date for the occurrence of the Effective Date; (c) the Debtors’ ability to achieve the operating and financial results included in the Financial Projections; and (d) the Debtors’ ability to maintain adequate liquidity to fund operations.

5.    Small Number of Holders or Voting Blocks May Control the Reorganized Debtors

Consummation of the Plan may result in a small number of holders owning a significant percentage of the New Diamond Common Shares. These holders may, among other things, exercise a controlling influence over the Reorganized Debtors and have the power to elect directors and approve significant transactions.

6.    Equity Interests Subordinated to the Reorganized Debtors’ Indebtedness

In any subsequent liquidation, dissolution, or winding up of the Reorganized Debtors, the New Diamond Common Shares would rank below all debt claims against the Reorganized Debtors. As a result, holders of the New Diamond Common Shares will not be entitled to receive any payment or other distribution of assets upon the liquidation, dissolution, or winding up of the Reorganized Debtors until after all the Reorganized Debtors’ debt obligations have been satisfied.

7.    Insufficient Cash Flow to Meet Debt Obligations

The Reorganized Debtors’ earnings and cash flow may vary significantly from year to year. Additionally, the Reorganized Debtors’ future cash flow may be insufficient to meet their debt obligations and commitments, including their obligations under the Exit Facilities, increasing the risk that they may default on such debt obligations. Any insufficiency could negatively impact the Reorganized Debtors’ business. A range of economic, competitive, business, and industry factors will affect the Reorganized Debtors’ future financial performance and, as a result, their ability to generate cash flow from operations and to pay their debt. Many of these factors are beyond the Reorganized Debtors’ control.

If the Reorganized Debtors do not generate enough cash flow from operations to satisfy their debt obligations, they may have to undertake alternative financing plans, such as refinancing or restructuring debt, selling assets, reducing or delaying capital investments, or seeking to raise additional capital.

It cannot be assured, however, that undertaking alternative financing plans, if necessary, would allow the Reorganized Debtors to meet their debt obligations. An inability to generate sufficient cash flow to satisfy their debt obligations or to obtain alternative financing could materially and adversely affect the Reorganized Debtors’ ability to make payments on the Exit Facilities, as well as the Reorganized Debtors’ business, financial condition, results of operations, and prospects.

8.    Defects in Collateral Securing the Exit Facilities

The indebtedness under the Exit Facilities will be secured. As such, this indebtedness may be subject to certain exceptions and permitted liens, as applicable, by security interests in substantially all assets of the Reorganized Debtors (henceforth, the “Collateral”). The Collateral potentially securing this secured debt may be subject to exceptions, defects, encumbrances, liens, and other imperfections. Accordingly, it cannot be assured that the remaining proceeds from a sale of the Collateral would be sufficient to repay holders of the secured debt securities all amounts owed under them. The fair market value of the Collateral is subject to fluctuations based on factors that include, among others, the ability to sell Collateral in an orderly manner, general economic conditions, the availability of buyers, the Reorganized Debtors’ failure to implement their business strategy, and similar factors. The amount received upon a sale of Collateral would be dependent on numerous factors, including, but not limited to, the actual fair market value of the Collateral at such time, and the timing and manner of the sale. By its nature, portions of the Collateral may be illiquid and may have no readily ascertainable market value. In the event of a subsequent foreclosure, liquidation, bankruptcy, or similar proceeding, it cannot be assured that the proceeds from any sale or liquidation of the Collateral will be sufficient to pay the Reorganized Debtors’ obligations under the new secured debt in full. There can also be no assurance that the Collateral will be saleable, and, even if saleable, the timing of its liquidation would be uncertain. Accordingly, there may not be sufficient Collateral to pay all or any of the amounts due on the Reorganized Debtors’ new secured indebtedness.

9.    Failure to Perfect Security Interests in Collateral

The failure to properly perfect liens on the Collateral could adversely affect the collateral agent appointed by the secured creditors under the Exit Facilities (the “Collateral Agent”) and its ability to enforce its rights with respect to the Collateral for the benefit of the holders of the Reorganized Debtors’ secured debt. In addition, applicable Law requires that certain property and rights acquired after the grant of a general security interest or lien can only be perfected at the time such property and rights are acquired and identified. There can be no assurance that the Collateral Agent will monitor, or that the Reorganized Debtors will inform the trustee or the Collateral Agent of, the future acquisition of property and rights that constitute Collateral, and that the necessary action will be taken to properly perfect the security interest in such after-acquired Collateral. The Collateral Agent has no obligation to monitor the acquisition of additional property or rights that constitute Collateral or the perfection of any security interests therein. Such failure may result in the loss of the practical benefits of the liens thereon or of the priority of such liens against third parties.

10.    Casualty Risk of Collateral

The Reorganized Debtors will be obligated under the various secured debt documents and instruments to maintain adequate insurance or otherwise insure against hazards as is customarily done by companies having assets of a similar nature in the same or similar localities. There are, however, certain losses that may either be uninsurable or not economically insurable, in whole or in part. As a result, it is possible that the insurance proceeds will not compensate the Reorganized Debtors fully for losses. If there is a total or partial loss of any of the pledged Collateral, the insurance proceeds received may be insufficient to satisfy the secured obligations of the Reorganized Debtors.

11.    Any Future Pledge of Collateral Might Be Avoidable in a Subsequent Bankruptcy by the Reorganized Debtors

Any future pledge of Collateral in favor of the Collateral Agent, including pursuant to security documents delivered after the date of the Exit Facilities, might be avoidable by the pledgor (as a subsequent debtor in possession) or by its trustee in bankruptcy if certain events or circumstances exist or occur, including, among others, if the pledgor is insolvent at the time of the pledge, the pledge permits the holders of the securities under the secured debt to receive a greater recovery than if the pledge had not been given, and a U.S. bankruptcy case in respect of the pledgor is commenced within 90 days following the pledge, or, in certain circumstances, a longer period. Similar or longer reachback periods may exist if a case or proceeding is commenced under the insolvency laws of a non-U.S. jurisdiction with similar legal principles.

D.    Additional Factors

1.    Debtors Could Withdraw Plan

Subject to the terms of, and without prejudice to, the rights of the Requisite Consenting Stakeholders under the Plan Support Agreement and the Requisite Financing Parties under the Backstop Agreement, the Debtors could revoke or withdraw the Plan before the Confirmation Date.

2.    Debtors Have No Duty to Update

The statements contained in this Disclosure Statement are made by the Debtors as of the date hereof, unless otherwise specified herein, and the delivery of this Disclosure Statement after that date does not imply that there has been no change in the information set forth herein since that date. The Debtors have no duty to update this Disclosure Statement unless otherwise ordered to do so by the Bankruptcy Court.

3.    No Representations Outside This Disclosure Statement Are Authorized

No representations concerning or related to the Debtors, the Chapter 11 Cases, or the Plan are authorized by the Bankruptcy Court or the Bankruptcy Code, other than as set forth in this Disclosure Statement. Any representations or inducements made to secure your acceptance or rejection of the Plan that are other than those contained in, or included with, this Disclosure Statement should not be relied upon in making the decision to accept or reject the Plan.

4.    No Legal or Tax Advice Is Provided by This Disclosure Statement

The contents of this Disclosure Statement should not be construed as legal, business, or tax advice. Each Holder should consult its own legal counsel and accountant as to legal, tax, and other matters concerning its Claim and/or Interest. This Disclosure Statement is not legal advice to you. This Disclosure Statement may not be relied upon for any purpose other than to determine how to vote on the Plan or object to confirmation of the Plan.

5.    No Representation Made

Nothing contained herein or in the Plan shall constitute a representation of the tax or other legal effects of the Plan on the Debtors or Holders of Claims or Interests.

6.    Certain Tax Consequences

For a discussion of certain tax considerations to the Debtors and certain Holders of Claims and/or Interests in connection with the implementation of the Plan, see Article X hereof.

ARTICLE XII.

VOTING PROCEDURES AND REQUIREMENTS

Before voting to accept or reject the Plan, each Holder of a Class 3 RCF Claim, Class 4 Senior Notes Claim, or Class 7 Existing Parent Equity Interest, in each case, as of February 24, 2021 (the “Voting Record Date”, and each such Holder as of the Voting Record Date, a “Record Holder”) should carefully review the Plan attached hereto as Exhibit A. All descriptions of the Plan set forth in this Disclosure Statement are subject to the terms and conditions of the Plan set forth in their entirety therein.

A.    Voting Instructions and Voting Deadline

All Record Holders will be sent a Ballot together with this Disclosure Statement. Such Record Holders should read the Ballot carefully and follow the instructions contained therein. Please use only the Ballot that accompanies this Disclosure Statement to cast your vote.

The Debtors have engaged Prime Clerk LLC as their solicitation agent (the “Solicitation Agent”) to assist in the transmission of voting materials and in the tabulation of votes with respect to the Plan. FOR YOUR VOTE TO BE COUNTED, YOUR VOTE MUST BE RECEIVED BY THE SOLICITATION AGENT AT THE ADDRESS SET FORTH BELOW ON OR BEFORE THE VOTING DEADLINE OF 4:00 P.M. (PREVAILING CENTRAL TIME) ON MARCH 30, 2021, UNLESS EXTENDED BY THE DEBTORS.

IF YOUR BALLOT IS DAMAGED OR LOST, YOU MAY CONTACT THE SOLICITATION AGENT AT THE NUMBER SET FORTH BELOW TO RECEIVE A REPLACEMENT BALLOT. ANY BALLOT THAT IS EXECUTED AND RETURNED BUT WHICH DOES NOT INDICATE A VOTE FOR ACCEPTANCE OR REJECTION OF THE PLAN WILL NOT BE COUNTED.

IF YOU HAVE ANY QUESTIONS CONCERNING VOTING PROCEDURES, YOU MAY CONTACT THE SOLICITATION AGENT AT:

Diamond Ballot Processing

c/o Prime Clerk LLC

One Grand Central Place

60 East 42nd Street, Suite 1440

New York, NY 10165

Tel: (877) 720-6570 (Domestic); (929) 955-3417 (International)

Questions (but not documents) may be directed to the following email (please reference “Diamond Offshore” in the subject line): diamondinfo@primeclerk.com.

Additional copies of this Disclosure Statement are available upon request made to the Solicitation Agent at the telephone numbers or email address set forth immediately above.

B.    Voting Procedures

The Debtors are providing copies of this Disclosure Statement (including all exhibits thereto), a Ballot, and related materials (collectively, a “Solicitation Package”) to Record Holders or their nominees, as applicable. Any Record Holder or nominee of a Record Holder who has not received an applicable Ballot should contact the Solicitation Agent.

1.    Holders of RCF Claims (Class 3)

Holders of RCF Claims in Class 3 should provide all of the information requested by the Ballot and promptly return all Ballots received in the enclosed, self-addressed, postage-paid envelope provided with each such Ballot to the Solicitation Agent by the Voting Deadline.

Alternatively, such holders may submit their Ballots electronically through the Solicitation Agent’s online portal, at https://cases.primeclerk.com/diamond. Holders should click on the “Submit E-Ballot” section of the website and follow the instructions to submit their Ballot electronically. Each Holder will receive a unique e-ballot identification number with which to submit their Ballot electronically on the Solicitation Agent’s online portal.

The Solicitation Agent’s online portal is the sole manner in which Ballots will be accepted via electronic or online transmission. Ballots submitted by facsimile, email or other means of electronic transmission will not be counted. Holders of RCF Claims who cast a Ballot using the Solicitation Agent’s online portal should NOT also submit a paper Ballot.

2.    Holders of Senior Notes Claims (Class 4) and Existing Parent Equity Interests (Class 7)

Registered Holders of Existing Parent Equity Interests in Class 7 should provide all of the information requested by the Ballot and promptly return all Ballots received in the enclosed, self-addressed, postage-paid envelope provided with each such Ballot to the Solicitation Agent by the Voting Deadline.

Alternatively, such Holders may submit their Ballots electronically through the Solicitation Agent’s online portal, at https://cases.primeclerk.com/diamond. Holders should click on the “Submit E-Ballot” section of the website and follow the instructions to submit their Ballot electronically. Each Holder will receive a unique e-ballot identification number with which to submit their Ballot electronically on the Solicitation Agent’s online portal.

The Solicitation Agent’s online portal is the sole manner in which Ballots will be accepted via electronic or online transmission. Ballots submitted by facsimile, email or other means of electronic transmission will not be counted. Registered Holders of Existing Parent Equity Interests who cast a Ballot using the Solicitation Agent’s online portal should NOT also submit a paper Ballot.

Holders of Senior Notes Claims (Class 4) and Existing Parent Equity Interests (Class 7) held in “street name” through a nominee may vote on the Plan by one of the following two methods (as selected by such Holder’s nominee):

•

Complete and sign the enclosed beneficial holder ballot. Return the beneficial holder ballot to your nominee as promptly as possible and in sufficient time to allow such nominee to process your instructions and return a completed master ballot to the Solicitation Agent by the Voting Deadline. If no self-addressed, postage-paid envelope was enclosed for this purpose, contact the Solicitation Agent for instructions; or

•

Complete and sign the pre-validated beneficial holder ballot (as described below) provided to you by your nominee. Return the pre-validated beneficial holder ballot to the Solicitation Agent by the Voting Deadline using the return envelope provided in the Solicitation Package.

Any beneficial holder ballot returned to a nominee will not be counted for purposes of acceptance or rejection of the Plan until such nominee properly completes and delivers to the Solicitation Agent that beneficial holder ballot (properly validated) or a master ballot casting the vote of such Holder.

If any Holder holds Senior Notes Claims or Existing Parent Equity Interests through more than one nominee, such Holder may receive multiple mailings containing beneficial holder ballots. The Holder should execute a separate beneficial holder ballot for each block of Senior Notes Claims or Existing Parent Equity Interests that it holds through any particular nominee and return each beneficial holder ballot to the respective nominee in the return envelope provided therewith. Holders who execute multiple beneficial holder ballots with respect to Senior Notes Claims or Existing Parent Equity Interests held through more than one nominee must indicate on each beneficial holder ballot the names and DTC participant numbers of all such other nominees and the additional amounts of such Senior Notes Claims or Existing Parent Equity Interests so held and voted.

A nominee that, on the Voting Record Date, is the Record Holder of the Senior Notes Claims or Existing Parent Equity Interests for one or more Holders can obtain the votes of the Holders of such Senior Notes Claims or Existing Parent Equity Interests, consistent with customary practices for obtaining the votes of securities held in “street name,” in one of the following two ways:

a.    Pre-Validated Ballots

The nominee may “pre-validate” a beneficial holder ballot by: (i) signing the beneficial holder ballot and indicating on the beneficial holder ballot the name of the nominee and DTC participant number; (ii) indicating on the beneficial holder ballot the amount and the account number of the Senior Notes Claims or Existing Parent Equity Interests, as applicable, held by the nominee for the Holder; and (iii) including a medallion guarantee stamp on the ballot or attaching an authorized signatory list validating the Beneficial Holder’s position as of the Voting Record Date; and (iv) forwarding such beneficial holder ballot—together with this Disclosure Statement, a pre-addressed, postage-paid return envelope addressed to, and provided by, the Solicitation Agent, and other materials requested to be forwarded—to the Holder for voting. The Holder must then complete the remaining portions of the beneficial holder ballot and return the beneficial holder ballot directly to the Solicitation Agent in the pre-addressed, postage-paid return envelope so that it is actually received by the Solicitation Agent on or before the Voting Deadline. A list of the Holders to whom “pre-validated” beneficial holder ballots were delivered should be maintained by nominees for inspection for at least one year from the Voting Deadline.

b.    Master Ballots

If the nominee elects not to pre-validate beneficial holder ballots, the nominee may obtain the votes of Holders by forwarding to the applicable Holders the unsigned beneficial holder ballots—together with this Disclosure Statement, a pre-addressed, postage-paid return envelope provided by, and addressed to, the nominee, and other materials requested to be forwarded. Each such Holder must then indicate its vote on the beneficial holder ballot, complete the information requested on the beneficial holder ballot, review the certifications contained on the beneficial holder ballot, execute the beneficial holder ballot, and return the beneficial holder ballot to the nominee. After collecting the beneficial holder ballots, the nominee should, in turn, complete a master ballot compiling the votes and other information from the beneficial holder ballots, execute the master ballot, and deliver the master ballot to the Solicitation Agent so that it is actually received by the Solicitation Agent on or before the Voting Deadline. All beneficial holder ballots returned by Holders should either be forwarded to the Solicitation Agent (along with the master ballot) or retained by nominees for inspection for at least one year from the Voting Deadline.

EACH NOMINEE SHOULD ADVISE ITS APPLICABLE HOLDERS TO RETURN THEIR BENEFICIAL HOLDER BALLOTS TO THE NOMINEE BY A DATE CALCULATED BY THE NOMINEE TO ALLOW THE NOMINEE TO PREPARE AND RETURN THE MASTER BALLOT TO THE SOLICITATION AGENT SO THAT IT IS ACTUALLY RECEIVED BY THE SOLICITATION AGENT ON OR BEFORE THE VOTING DEADLINE.

If you have any questions about the solicitation or voting process, please contact the Solicitation Agent at (877) 720-6570 (Domestic) or (929) 955-3417 (International) or via electronic mail to diamondinfo@primeclerk.com.

C.    Holders of Claims and Interests Entitled to Vote

Pursuant to the provisions of the Bankruptcy Code, only holders of allowed claims or equity interests in classes of claims or equity interests that are impaired and that are not deemed to have rejected a proposed plan are entitled to vote to accept or reject such proposed plan. Classes of claims or equity interests in which the holders of claims or equity interests are unimpaired under a chapter 11 plan are deemed to have accepted such plan and are not entitled to vote to accept or reject the plan. For a detailed description of the treatment of Claims and Interests under the Plan, see Article VII of this Disclosure Statement.

The Debtors will request confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code as necessary. Section 1129(b) of the Bankruptcy Code permits the confirmation of a chapter 11 plan notwithstanding the rejection of such plan by one or more impaired classes of claims or equity interests. Under section 1129(b) of the Bankruptcy Code, a plan may be confirmed by a bankruptcy court if it does not “discriminate unfairly” and is “fair and equitable” with respect to each rejecting class. For a more detailed description of the requirements for confirmation of a nonconsensual plan, see Article XI.A.2 of this Disclosure Statement.

The Claims and Interests in Classes 3, 4, and 7 are impaired under the Plan and entitled to vote to accept or reject the Plan. Class 3 includes RCF Claims, Class 4 includes Senior Notes Claims, and Class 7 includes Existing Parent Equity Interests.

D.    Fiduciaries and Other Representatives

If a Ballot is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation, or another, acting in a fiduciary or representative capacity, including a nominee on behalf of beneficial holders of Senior Notes Claims or Existing Parent Equity Interests, such person should indicate such capacity when signing and, if requested, must submit proper evidence satisfactory to the Debtors of authority to so act. Authorized signatories should (i) submit the separate Ballot of each Record Holder of an RCF Claim in Class 3 or (ii) follow the instructions set forth in Article XII.B.2 above for Record Holders of Senior Notes Claims in Class 4 or Existing Parent Equity Interests in Class 7.

UNLESS A BALLOT, OR ANY PROVISIONAL BALLOTS AS NECESSARY, IS SUBMITTED TO THE SOLICITATION AGENT ON OR BEFORE THE VOTING DEADLINE, SUCH BALLOT WILL BE REJECTED AS INVALID AND WILL NOT BE COUNTED AS AN ACCEPTANCE OR REJECTION OF THE PLAN; PROVIDED, HOWEVER, THE DEBTORS RESERVE THE RIGHT, IN THEIR SOLE DISCRETION, TO REQUEST THE BANKRUPTCY COURT TO ALLOW ANY SUCH BALLOTS TO BE COUNTED.

E.    Agreements Upon Furnishing Ballots

The delivery of an accepting Ballot pursuant to one of the procedures set forth above will constitute the agreement of the Holder with respect to such Ballot to accept (i) all of the terms of, and conditions to, this Solicitation; and (ii) the terms of the Plan including the injunction, releases, and exculpations set forth in Article VIII therein. All parties-in-interest retain their right to object to confirmation of the Plan, subject to any applicable terms of the Plan Support Agreement.

F.    Change of Vote

Except as provided in the Plan Support Agreement, any party who has previously submitted to the Solicitation Agent before the Voting Deadline a properly completed Ballot may revoke such Ballot and change its vote by submitting to the Solicitation Agent before the Voting Deadline a subsequent, properly completed Ballot for acceptance or rejection of the Plan.

G.    Waivers of Defects, Irregularities, Etc.

Unless otherwise directed by the Bankruptcy Court, all questions as to the validity, form, eligibility (including time of receipt), acceptance, and revocation or withdrawals of Ballots will be determined by the Solicitation Agent or the Debtors, as applicable, in their sole discretion, which determination will be final and binding. The Debtors reserve the right to reject any and all Ballots submitted by any of the respective Holders not in proper form, the acceptance of which would, in the opinion of the Debtors or their counsel, as applicable, be unlawful. The Debtors further reserve their respective rights to waive any defects or irregularities or conditions of delivery as to any particular Ballot by any of the Holders. The interpretation (including the Ballot and the respective instructions thereto) by the applicable Debtor, unless otherwise directed by the Bankruptcy Court, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with deliveries of Ballots must be cured within such time as the Debtors (or the Bankruptcy Court) determines. Neither the Debtors nor any other person will be under any duty to provide notification of defects or irregularities with respect to deliveries of Ballots, nor will any of them incur any liabilities for failure to provide such notification. Unless otherwise directed by the Bankruptcy Court, delivery of such Ballots will not be deemed to have been made until such irregularities have been cured or waived. Ballots previously furnished (and as to which any irregularities have not theretofore been cured or waived) will be invalidated.

H.    Miscellaneous

All Ballots must be signed by the Record Holder of the RCF Claims, Senior Notes Claims, or Existing Parent Equity Interests, as applicable, or any person who has obtained a properly completed Ballot proxy from the Record Holder of RCF Claims, Senior Notes Claims, or Existing Parent Equity Interests, as applicable, on such date. For purposes of voting to accept or reject the Plan, the Record Holders of the RCF Claims, Senior Notes Claims, or Existing Parent Equity Interests will be deemed to be the “Holders” of such Claims or Interests. Unless otherwise ordered by the Bankruptcy Court, Ballots that are signed, dated, and timely received, but on which a vote to accept or reject the Plan has not been indicated, will not be counted. The Debtors, in their sole discretion, may request that the Solicitation Agent attempt to contact such Holders to cure any such defects in the Ballots. Any Ballot marked to both accept and reject the Plan will not be counted. If a Holder returns more than one Ballot voting RCF Claims, Senior Notes Claims, or Existing Parent Equity Interests, the Ballots are not voted in the same manner, and if the Holder does not correct this before the Voting Deadline, the last Ballot submitted will be the Ballot counted, provided that if a Holder timely submits both a paper Ballot and electronic Ballot on account of the same Claim or Interest, the electronic Ballot shall supersede the paper Ballot. An otherwise properly executed Ballot that attempts to partially accept and partially reject the Plan will likewise not be counted.

The Ballots, including any provisional ballots, as necessary, provided to Holders will reflect the principal amount of such Holder’s Claim or Interest; however, when tabulating votes, the Solicitation Agent may adjust the amount of such Holder’s Claim or Interest by multiplying the principal amount by a factor that reflects all amounts accrued between the Voting Record Date and the Petition Date including, without limitation, interest.

Under the Bankruptcy Code, for purposes of determining whether the requisite acceptances have been received, only Holders of RCF Claims, Senior Notes Claims, or Existing Parent Equity Interests, as applicable, who actually vote to accept or reject the Plan will be counted. The failure of a Holder to deliver a duly executed Ballot to the Solicitation Agent will be deemed to constitute an abstention by such Holder with respect to voting on the Plan and such abstentions will not be counted as votes for or against the Plan.

Except as provided below, unless a Ballot, or any provisional ballots as necessary, is timely submitted to the Solicitation Agent before the Voting Deadline together with any other documents required by such Ballot, the Debtors may, in their sole discretion, reject such Ballot as invalid, and therefore decline to count it in connection with seeking confirmation of the Plan.

ARTICLE XIII.

CONFIRMATION OF THE PLAN

A.    Confirmation Hearing

Section 1128(a) of the Bankruptcy Code requires the Bankruptcy Court to hold a hearing to confirm a plan of reorganization upon appropriate notice to all required parties. Notice of the Confirmation Hearing will be provided to all known creditors or their representatives. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for the announcement of the continuation date made at the Confirmation Hearing, at any subsequent continued Confirmation Hearing, or pursuant to a notice filed on the docket for the Chapter 11 Cases.

B.    Objections to Confirmation

Section 1128(b) of the Bankruptcy Code provides that any party in interest may object to the confirmation of a plan. Any objection to confirmation of the Plan must be in writing, must conform to the Bankruptcy Rules and the Local Rules, must set forth the name of the objector, the nature and amount of Claims or Interests held or asserted by the objector against the Debtors’ Estates or properties, the basis for the objection and the specific grounds therefor, and must be Filed with the Bankruptcy Court, together with proof of service thereof, and served upon the following parties, including such other parties as the Bankruptcy Court may order:

i.	the Debtors, 15415 Katy Freeway, Houston, Texas 77094 (Attn: General Counsel);

ii.

counsel to the Debtors, (a) Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, New York 10019 (Attn: Paul M. Basta, Robert A. Britton, and Christopher Hopkins), and (b) Porter Hedges LLP, 1000 Main Street, 36th Floor, Houston, Texas 77002 (Attn: John F. Higgins, Eric M. English, and M. Shane Johnson);

iii.	counsel to the Ad Hoc Group of Senior Noteholders, Milbank LLP, 55 Hudson Yards, New York, New York 10001 (Attn: Dennis F. Dunne, Tyson M. Lomazow, and Ryan A. Berger);

iv.	counsel to Wells Fargo Bank, National Association, as Prepetition RCF Agent, Bracewell LLP, 711 Louisiana Street, Suite 2300, Houston, Texas 77002 (Attn: Kate Day and William A. (Trey) Wood III);

v.

counsel to the Committee, Akin Gump Strauss Hauer & Feld LLP, 2300 N. Field Street., Suite 1800, Dallas, Texas 75201 (Attn: Marty L. Brimmage, Jr.) and One Bryant Park, New York, New York 10036 (Attn: Ira S. Dizengoff and Philip C. Dublin); and

vi.	the U.S. Trustee, 515 Rusk Street, Suite 3516, Houston, Texas 77002 (Attn: Hector Duran, Esq.).

UNLESS AN OBJECTION TO CONFIRMATION IS TIMELY SERVED AND FILED,

IT MAY NOT BE CONSIDERED BY THE BANKRUPTCY COURT.

C.    Requirements for Confirmation of the Plan

1.    Requirements of Section 1129(a) of the Bankruptcy Code

a.    General Requirements

At the Confirmation Hearing, the Bankruptcy Court will determine whether the confirmation requirements specified in section 1129(a) of the Bankruptcy Code have been satisfied including, without limitation, whether:

i.    the Plan complies with the applicable provisions of the Bankruptcy Code;

ii.    the Debtors have complied with the applicable provisions of the Bankruptcy Code;

iii.    the Plan has been proposed in good faith and not by any means forbidden by law;

iv.    any payment made or promised by the Debtors or by a person issuing securities or acquiring property under the Plan, for services or for costs and expenses in or in connection with the Chapter 11 Cases, or in connection with the Plan and incident to the Chapter 11 Cases, has been disclosed to the Bankruptcy Court, and any such payment made before confirmation of the Plan is reasonable, or if such payment is to be fixed after confirmation of the Plan, such payment is subject to the approval of the Bankruptcy Court as reasonable;

v.    the Debtors have disclosed the identity and affiliations of any individual proposed to serve, after confirmation of the Plan, as a director or officer of the Reorganized Debtors, an affiliate of the Debtors participating in a Plan with the Debtors, or a successor to the Debtors under the Plan, and the appointment to, or continuance in, such office of such individual is consistent with the interests of Holders of Claims or Interests and with public policy, and the Debtors have disclosed the identity of any insider who will be employed or retained by the Reorganized Debtors, and the nature of any compensation for such insider;

vi.    with respect to each Class of Claims or Interests, each Holder of an impaired Claim or Interest has either accepted the Plan or will receive or retain under the Plan, on account of such Holder’s Claim or Interest, property of a value, as of the Effective Date of the Plan, that is not less than the amount such Holder would receive or retain if the Debtors were liquidated on the Effective Date of the Plan under chapter 7 of the Bankruptcy Code;

vii.    except to the extent the Plan meets the requirements of section 1129(b) of the Bankruptcy Code (as discussed further below), each Class of Claims or Interests either accepted the Plan or is not impaired under the Plan;

viii.    except to the extent that the Holder of a particular Claim has agreed to a different treatment of such Claim, the Plan provides that administrative expenses and priority

Claims, other than priority tax Claims, will be paid in full on the Effective Date, and that priority tax Claims will receive either payment in full on the Effective Date or deferred cash payments over a period not exceeding five years after the Petition Date, of a value, as of the Effective Date of the Plan, equal to the allowed amount of such Claims;

ix.    at least one Class of impaired Claims or Interests has accepted the Plan, determined without including any acceptance of the Plan by any insider holding a Claim or Interest in such Class;

x.    confirmation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtors or any successor to the Debtors under the Plan; and

xi.    all fees payable under section 1930 of title 28, as determined by the Bankruptcy Court at the Confirmation Hearing, have been paid or the Plan provides for the payment of all such fees on the Effective Date of the Plan.

b.    Best Interests Test

As noted above, with respect to each impaired class of claims and equity interests, confirmation of a plan requires that each such holder either (i) accept the plan or (ii) receive or retain under the plan property of a value, as of the effective date of the plan, that is not less than the value such holder would receive or retain if the debtors were liquidated under chapter 7 of the Bankruptcy Code (“Chapter 7”). This requirement is referred to as the “best interests test.”

This test requires the Bankruptcy Court to determine what the holders of allowed claims and allowed equity interests in each impaired class would receive from a liquidation of the debtor’s assets and properties in the context of a liquidation under Chapter 7. To determine if a plan is in the best interests of each impaired class, the value of the distributions from the proceeds of the liquidation of the debtor’s assets and properties (after subtracting the amounts attributable to the aforesaid claims) is then compared with the value offered to such classes of claims and equity interests under the plan.

A liquidation analysis (the “Liquidation Analysis”) has been prepared solely for purposes of estimating proceeds available in a liquidation under Chapter 7 of the Debtor’s Estates and is attached as Exhibit F to this Disclosure Statement. The Liquidation Analysis is based on estimates and assumptions that are inherently subject to significant economic, competitive and operational uncertainties and contingencies that are beyond the control of the Debtors or a trustee under Chapter 7. Furthermore, the actual amounts of Claims against and Interests in the Debtors’ Estates could vary materially from the estimates set forth in the Liquidation Analysis, depending on, among other things, the claims asserted during Chapter 7. Accordingly, while the information contained in the Liquidation Analysis is necessarily presented with numerical specificity, the Debtors cannot assure you that the values assumed would be realized or the claims estimates assumed would not change if the Debtors were in fact liquidated, nor can assurances be made that the Bankruptcy Court would accept this analysis or concur with these assumptions in making its determination under section 1129(a) of the Bankruptcy Code.

As set forth in detail on the Liquidation Analysis, the Debtors believe that the Plan will produce a greater recovery for the Holders of Claims and Interests than would be achieved in a Chapter 7 liquidation. Consequently, the Debtors believe that the Plan, which provides for the continuation of the Debtors’ business, will provide a substantially greater ultimate return to the Holders of Claims or Interests than would a Chapter 7 liquidation.

c.    Feasibility

Pursuant to section 1129(a)(11) of the Bankruptcy Code, among other things, the Bankruptcy Court must determine that confirmation of the Plan is not likely to be followed by the liquidation or need for further financial reorganization of the Debtors or any successors to the Debtors under the Plan. This condition is often referred to as the “feasibility” of the Plan. The Debtors believe that the Plan satisfies this requirement.

For purposes of determining whether the Plan meets this requirement, the Debtors’ management prepared a projected financial outlook. These financial outlooks, and the assumptions on which they are based, are annexed hereto as Exhibit G (the “Financial Projections”) and reflect, among other things, the Company’s substantially deleveraged balance sheet. Based upon the Financial Projections, the Debtors believe that the Reorganized Debtors will be able to make all payments required pursuant to the Plan, and therefore, that confirmation of the Plan is not likely to be followed by liquidation or the need for further reorganization. The Debtors also believe that they will be able to repay or refinance on commercially reasonable terms any and all of the indebtedness under the Plan at or before the maturity of such indebtedness.

The Financial Projections should be read in conjunction with the assumptions, qualifications, and explanations set forth in this Disclosure Statement and in the Plan in their entirety. The Debtors prepared the Financial Projections based upon, among other things, the anticipated future financial condition and results of operations of the Reorganized Debtors. The Debtors do not, as a matter of course, publish their business plans, strategies, projections, or their anticipated results of operations or financial condition. Accordingly, the Company does not intend to update or otherwise revise the Financial Projections, or to include such information in documents required to be filed with the SEC or otherwise make such information public to reflect events or circumstances existing or arising after the date of this Disclosure Statement or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error.

THE FINANCIAL PROJECTIONS WERE NOT PREPARED TO COMPLY WITH THE GUIDELINES FOR PROSPECTIVE FINANCIAL STATEMENTS PUBLISHED BY THE FINANCIAL ACCOUNTING STANDARDS BOARD. THE DEBTORS’ INDEPENDENT ACCOUNTANTS HAVE NEITHER EXAMINED NOR COMPILED THE ACCOMPANYING FINANCIAL PROJECTIONS AND ACCORDINGLY DO NOT EXPRESS AN OPINION OR ANY OTHER FORM OF ASSURANCE WITH RESPECT TO THE FINANCIAL PROJECTIONS, ASSUME NO RESPONSIBILITY FOR THE FINANCIAL PROJECTIONS, AND DISCLAIM ANY ASSOCIATION WITH THE FINANCIAL PROJECTIONS. EXCEPT AS MAY OTHERWISE BE PROVIDED IN THE PLAN OR THIS DISCLOSURE STATEMENT, THE DEBTORS DO NOT INTEND TO UPDATE OR OTHERWISE REVISE THESE FINANCIAL PROJECTIONS TO REFLECT EVENTS OR CIRCUMSTANCES EXISTING OR ARISING AFTER THE DATE OF THIS DISCLOSURE STATEMENT OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

THE FINANCIAL PROJECTIONS, WHILE PRESENTED WITH NUMERICAL SPECIFICITY, ARE NECESSARILY BASED ON A VARIETY OF ESTIMATES AND ASSUMPTIONS THAT, THOUGH CONSIDERED REASONABLE BY THE DEBTORS, MAY NOT BE REALIZED, AND ARE INHERENTLY SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC, COMPETITIVE, INDUSTRY, REGULATORY, MARKET AND FINANCIAL UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH WILL BE BEYOND THE COMPANY’S AND THE REORGANIZED DEBTORS’ CONTROL. THE DEBTORS CAUTION THAT NO REPRESENTATIONS CAN BE OR ARE MADE AS TO THE ACCURACY OF THE FINANCIAL PROJECTIONS OR TO THE REORGANIZED DEBTORS’ ABILITY TO ACHIEVE THE PROJECTED RESULTS. SOME ASSUMPTIONS MAY ULTIMATELY BE INCORRECT. MOREOVER, EVENTS AND CIRCUMSTANCES OCCURRING SUBSEQUENT TO THE DATE ON WHICH THE PROJECTIONS WERE PREPARED MAY BE DIFFERENT FROM THOSE ASSUMED, OR, ALTERNATIVELY, MAY HAVE BEEN UNANTICIPATED, AND THUS MAY AFFECT FINANCIAL RESULTS IN A MATERIAL AND POSSIBLY ADVERSE MANNER. THE FINANCIAL PROJECTIONS, THEREFORE, MAY NOT BE RELIED UPON AS A GUARANTEE OR OTHER ASSURANCE OF THE ACTUAL RESULTS THAT WILL OCCUR. SEE ARTICLE XI OF THIS DISCLOSURE STATEMENT (CERTAIN RISK FACTORS TO BE CONSIDERED).

IN DECIDING WHETHER TO VOTE TO ACCEPT OR REJECT THE PLAN, HOLDERS OF CLAIMS OR INTERESTS ENTITLED TO VOTE ON THE PLAN MUST MAKE THEIR OWN DETERMINATIONS AS TO THE REASONABLENESS OF SUCH ASSUMPTIONS AND THE RELIABILITY OF THE FINANCIAL PROJECTIONS AND SHOULD CONSULT WITH THEIR OWN ADVISORS.

2.    Equitable Distribution of Voting Power

Pursuant to section 1123(a)(6) of the Bankruptcy Code, to the extent applicable to these Chapter 11 Cases, the New Organizational Documents of the Reorganized Debtors will prohibit the issuance of non-voting equity securities.

3.    Additional Requirements for Non-Consensual Confirmation

In the event that any impaired Class of Claims or Interests does not accept or is deemed to reject the Plan, the Bankruptcy Court may still confirm the Plan at the request of the Debtors if, as to each impaired Class of Claims or Interests that has not accepted the Plan, the Plan “does not discriminate unfairly” and is “fair and equitable” with respect to such Class of Claims or Interests, pursuant to section 1129(b) of the Bankruptcy Code. Both of these requirements are in addition to other requirements established by case law interpreting the statutory requirements.

a.    Unfair Discrimination Test

The “no unfair discrimination” test applies to Classes of Claims or Interests that are of equal priority and are receiving different treatment under the Plan. A chapter 11 plan does not discriminate unfairly, within the meaning of the Bankruptcy Code, if the legal rights of a dissenting Class are treated in a manner consistent with the treatment of other Classes whose legal rights are substantially similar to those of the dissenting Class and if no Class of Claims or Interests receives more than it legally is entitled to receive for its Claims or Interests. This test does not require that the treatment be the same or equivalent, but that such treatment be “fair.”

The Debtors believe that the Plan satisfies the “unfair discrimination” test. Claims or Interests of equal priority are receiving comparable treatment and such treatment is fair under the circumstances.

b.    Fair and Equitable Test

The “fair and equitable” test applies to classes of different priority and status (e.g., secured versus unsecured) and includes the general requirement that no class of claims receive more than 100% of the allowed amount of the claims in such class. As to dissenting classes, the test sets different standards depending on the type of claims in such class.

The Debtors believe that the Plan satisfies the “fair and equitable” test. The Debtors submit that if the Debtors “cramdown” the Plan pursuant to section 1129(b) of the Bankruptcy Code, the Plan is structured so that it does not “discriminate unfairly” and satisfies the “fair and equitable” requirement. With respect to the unfair discrimination requirement, all Classes under the Plan are provided treatment that is substantially equivalent to the treatment that is provided to other Classes that have equal rank in priority. With respect to the fair and equitable requirement, no Class under the Plan will receive more than 100 percent of the amount of Allowed Claims or Interests in that Class. The Debtors believe that the Plan and the treatment of all Classes of Claims or Interests under the Plan satisfy the foregoing requirements for nonconsensual Confirmation of the Plan.

ARTICLE XIV.

ALTERNATIVES TO CONFIRMATION

AND CONSUMMATION OF THE PLAN

The Debtors have evaluated several alternatives to the Plan. After studying these alternatives, the Debtors have concluded that the Plan is the best alternative and will maximize recoveries to parties-in-interest, assuming confirmation and consummation of the Plan. If the Plan is not confirmed and consummated, the alternatives to the Plan are (a) the preparation and presentation of an alternative plan of reorganization, (b) a sale of some or all of the Debtors’ assets pursuant to section 363 of the Bankruptcy Code, or (c) a liquidation under chapter 7 of the Bankruptcy Code.

A.    Alternative Plan of Reorganization

Subject to the terms of the Plan Support Agreement and the Backstop Agreement, if the Plan is not confirmed, the Debtors (or if the Debtors’ exclusive period in which to file a plan of reorganization has expired, any other party in interest) could attempt to formulate a different plan. Such a plan might involve either a reorganization and continuation of the Debtors’ business or an orderly liquidation of its assets. The Debtors, however, submit that the Plan, as described herein, enables their creditors to realize the most value under the circumstances.

B.    Sale Under Section 363 of the Bankruptcy Code

If the Plan is not confirmed, the Debtors could seek from the Bankruptcy Court, after notice and a hearing, authorization to sell their assets under section 363 of the Bankruptcy Code. Upon analysis and consideration of this alternative, the Debtors do not believe a sale of their assets under section 363 of the Bankruptcy Code would yield a higher recovery for Holders of Claims or Interests than the Plan.

C.    Liquidation Under Chapter 7 or Applicable Non-Bankruptcy Law

If no plan can be confirmed, the Chapter 11 Cases may be converted to cases under Chapter 7 in which a trustee would be elected or appointed to liquidate the assets of the Debtors for distribution to their creditors in accordance with the priorities established by the Bankruptcy Code. The Liquidation Analysis sets forth the effect a Chapter 7 liquidation would have on the recovery of Holders of Allowed Claims and Interests.

As noted in the Liquidation Analysis, the Debtors believe that liquidation under Chapter 7 would result in lower distributions to creditors than those provided for under the Plan. Among other things, the value that the Debtors would expect to obtain from their assets in a Chapter 7 liquidation, instead of continuing as a going concern as provided in the Plan, would be materially less. A Chapter 7 liquidation would also generate more unsecured claims against the Debtors’ Estates from, among other things, damages related to rejected contracts. In addition, a Chapter 7 liquidation would result in a delay from the conversion of the Chapter 11 Cases and the additional administrative expenses associated with the appointment of a trustee and the trustee’s retention of professionals, who would take time and incur expenses to become familiar with the many legal and factual issues in the Debtors’ Chapter 11 Cases.

ARTICLE XV.

CONCLUSION AND RECOMMENDATION

For all of the reasons set forth in this Disclosure Statement, the Debtors believe the Plan is in the best interests of all stakeholders and urge the Holders of Voting Classes to vote in favor thereof. Any alternative other than confirmation of the Plan could result in extensive delays and increased administrative expenses, ultimately resulting in smaller distributions to the Holders of Allowed Claims and Interests than those set forth in the Plan.

Dated: February 26, 2021	DIAMOND OFFSHORE DRILLING, INC. (for itself and on behalf of each of the other Debtors and Debtors-in-Possession)

/s/ Marc Edwards
	Name:	Marc Edwards
	Title:	President and Chief Executive Officer

EXHIBIT A

SECOND AMENDED JOINT CHAPTER 11 PLAN OF REORGANIZATION OF

DIAMOND OFFSHORE DRILLING, INC. AND ITS DEBTOR AFFILIATES

IN THE UNITED STATES BANKRUPTCY COURT

FOR THE SOUTHERN DISTRICT OF TEXAS

HOUSTON DIVISION

In re: DIAMOND OFFSHORE DRILLING, INC., et al.,[1] Debtors.	) ) ) ) ) ) ) )	Chapter 11 Case No. 20-32307 (DRJ) (Jointly Administered)

SECOND AMENDED JOINT CHAPTER 11 PLAN OF REORGANIZATION OF

DIAMOND OFFSHORE DRILLING, INC. AND ITS DEBTOR AFFILIATES

THIS CHAPTER 11 PLAN IS BEING SOLICITED FOR ACCEPTANCE OR REJECTION IN ACCORDANCE WITH SECTION 1125 OF THE BANKRUPTCY CODE AND WITHIN THE MEANING OF SECTION 1126 OF THE BANKRUPTCY CODE.

PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP

Paul M. Basta

Robert A. Britton

Christopher J. Hopkins

Alice Nofzinger

Shamara R. James

1285 Avenue of the Americas

New York, New York 10019

Telephone: (212) 373-3000

Facsimile: (212) 757-3990

PORTER HEDGES LLP John F. Higgins Eric M. English M. Shane Johnson 1000 Main St., 36th Floor Houston, Texas 77002 Telephone: (713) 226-6000 Facsimile: (713) 226-6248

Co-Counsel for Debtors and Debtors-in-Possession Co-Counsel for Debtors and Debtors-in-Possession

Dated: February 26, 2021

[1]

The Debtors in these chapter 11 cases, along with the last four digits of each Debtor’s federal tax identification number, as applicable, are: Diamond Offshore Drilling, Inc. (1760), Diamond Offshore International Limited (4671), Diamond Offshore Finance Company (0712), Diamond Offshore General Company (0474), Diamond Offshore Company (3301), Diamond Offshore Drilling (UK) Limited (1866), Diamond Offshore Services Company (3352), Diamond Offshore Limited (4648), Diamond Rig Investments Limited (7975), Diamond Offshore Development Company (9626), Diamond Offshore Management Company (0049), Diamond Offshore (Brazil) L.L.C. (9572), Diamond Offshore Holding, L.L.C. (4624), Arethusa Off-Shore Company (5319), Diamond Foreign Asset Company (1496). The Debtors’ primary headquarters, and mailing address is 15415 Katy Freeway, Houston, TX 77094.

ii

R.	Director and Officer Liability Insurance	51
S.	Management Incentive Plan	51
T.	KEIP Escrow & Deferred Payment	51
U.	Employee Arrangements of the Reorganized Debtors	52
V.	Restructuring Expenses	53
W.	Ordinary Course Professionals	53
X.	Reporting Company	53
Y.	Notice of Effective Date	53

ARTICLE V. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES		53
A.	Assumption and Rejection of Executory Contracts and Unexpired Leases	53
B.	Claims Based on Rejection of Executory Contracts and Unexpired Leases	54
C.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases	55
D.	Payments Related to Assumption of Executory Contracts and Unexpired Leases	56
E.	Preexisting Obligations to the Debtors under Executory Contracts and Unexpired Leases	56
F.	Indemnification Obligations	56
G.	Insurance Policies	57
H.	Modifications, Amendments, Supplements, Restatements or Other Agreements	57
I.	Contracts and Leases Entered into after the Petition Date	57
J.	PCbtH Settlement	57
K.	Reservation of Rights	58

ARTICLE VI. PROCEDURES FOR DISPUTED CLAIMS AND/OR INTERESTS		58
A.	Disputed Claims Process	58
B.	Disputed and Contingent Claims Reserve	59
C.	Objections to Claims	59
D.	Reinstatement of Claims	60
E.	Estimation of Claims or Interests	60
F.	Adjustment to Claims without Objection	61
G.	Disallowance of Claims or Interests	61
H.	Single Satisfaction Rule	62
I.	Omnibus Objection Procedures Cumulative	62

ARTICLE VII. PROVISIONS GOVERNING DISTRIBUTIONS		62
A.	Distributions Generally	62
B.	Distribution Record Date	62
C.	Timing and Calculation of Amounts to Be Distributed	62
D.	Disbursing Agent	63
E.	Rights and Powers of Disbursing Agent	63
F.	Expenses of Disbursing Agent	64
G.	No Post-petition Interest on Claims	64
H.	Delivery of Distributions	64
I.	Securities Registration Exemption	65
J.	Compliance with Tax Requirements and Allocation of Distribution	66
K.	Distributions after Effective Date	67
L.	Unclaimed Property	67
M.	Satisfaction of Claims	68
N.	Fractional Shares and De Minimis Cash Distributions	68
O.	Setoffs	68
P.	Claims Paid or Payable by Third Parties	69
Q.	Hart-Scott-Rodino Antitrust Improvements Act	69

ARTICLE VIII. RELEASE, INJUNCTION AND RELATED PROVISIONS		69
A.	Discharge of Claims and Termination of Interests	69
B.	Release of Liens	70

iii

C.	Debtor Release	70
D.	Third-Party Release	72
E.	Exculpation	73
F.	Injunction	74
G.	Waiver of Statutory Limitations on Releases	75
H.	Protection against Discriminatory Treatment	75
I.	Release of Preference Actions	75
J.	Special Provision Governing Accrued Professional Compensation Claims and Final Fee Applications	76

ARTICLE IX. CONDITIONS PRECEDENT TO CONSUMMATION OF THIS PLAN		76
A.	Conditions Precedent to the Effective Date	76
B.	Waiver of Conditions	77
C.	Substantial Consummation	77
D.	Effect of Failure of a Condition	78

ARTICLE X. MODIFICATION, REVOCATION, OR WITHDRAWAL OF THIS PLAN		78
A.	Modification and Amendments	78
B.	Effect of Confirmation on Modifications	78
C.	Revocation or Withdrawal of This Plan	78

ARTICLE XI. RETENTION OF JURISDICTION		79

ARTICLE XII. MISCELLANEOUS PROVISIONS		82
A.	Immediate Binding Effect	82
B.	Additional Documents	82
C.	Reservation of Rights	82
D.	Successors and Assigns	83
E.	Service of Documents	83
F.	Term of Injunctions or Stays	85
G.	Entire Agreement	85
H.	Exhibits	85
I.	Deemed Acts	85
J.	Severability of Plan Provisions	86
K.	Votes Solicited in Good Faith	86
L.	Request for Expedited Determination of Taxes	86
M.	No Waiver or Estoppel	86
N.	Dissolution of the Committee	87
O.	Closing of Chapter 11 Cases	87

iv

INTRODUCTION

Diamond Offshore Drilling, Inc. (“Diamond Offshore”), Diamond Offshore International Limited, Diamond Offshore Finance Company, Diamond Offshore General Company, Diamond Offshore Company, Diamond Offshore Drilling (UK) Limited, Diamond Offshore Services Company, Diamond Offshore Limited, Diamond Rig Investments Limited, Diamond Offshore Development Company, Diamond Offshore Management Company, Diamond Offshore (Brazil) L.L.C., Diamond Offshore Holding, L.L.C., Arethusa Off-Shore Company, and Diamond Foreign Asset Company (each, a “Debtor” and, collectively, the "Debtors”) propose the following joint chapter 11 plan of reorganization pursuant to section 1121(a) of the Bankruptcy Code. Although proposed jointly for administrative purposes, this Plan constitutes a separate Plan for each Debtor. Capitalized terms used herein shall have the meanings set forth in Article I.A.

Holders of Claims and Interests may refer to the Disclosure Statement for a description of the Debtors’ history, business, assets, results of operations, historical financial information and projections of future operations, as well as a summary and description of this Plan and the Restructuring Transactions contemplated thereby. Each Debtor is a proponent of this Plan within the meaning of section 1129 of the Bankruptcy Code.

ALL HOLDERS OF CLAIMS AND INTERESTS, AS APPLICABLE, ARE ENCOURAGED TO READ THIS PLAN, THE DISCLOSURE STATEMENT, AND THE PLAN SUPPORT AGREEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THIS PLAN.

ARTICLE I.

DEFINED TERMS, RULES OF INTERPRETATION,

COMPUTATION OF TIME AND GOVERNING LAWS

A.	Defined Terms

As used in this Plan or the Confirmation Order, capitalized terms have the meanings set forth below. Any term used in this Plan that is not defined herein or in the Confirmation Order, but that is defined in the Bankruptcy Code or the Bankruptcy Rules, shall have the meaning ascribed to that term in the Bankruptcy Code or the Bankruptcy Rules.

1.    “2023 Notes” means those certain 3.45% Senior Notes due 2023 under the Base Indenture and the Eighth Supplemental Indenture.

2.    “2025 Notes” means those certain 7.875% Senior Notes due 2025 under the Base Indenture and the Ninth Supplemental Indenture.

3.    “2039 Notes” means those certain 5.70% Senior Notes due 2039 under the Base Indenture and the Seventh Supplemental Indenture.

4.    “2043 Notes” means those certain 4.875% Senior Notes due 2043 under the Base Indenture and the Eighth Supplemental Indenture.

5.    “Accrued Professional Compensation Claims” means Claims for all accrued, contingent or unpaid fees and expenses (including success fees) for legal, financial advisory, accounting and other services and reimbursement of expenses of the Professionals that are awardable and allowable under sections 327, 328, 330, 331, 503(b), or 1103 of the Bankruptcy Code or otherwise incurred before the Effective Date and Allowed before or after the Effective Date. To the extent that the Bankruptcy Court or any higher court of competent jurisdiction denies or reduces by a Final Order any amount of a Professional’s fees or expenses, or the Professional otherwise agrees to reduce its fees and expenses, then those reduced or denied amounts shall no longer constitute Accrued Professional Compensation Claims.

6.    “Ad Hoc Group” means that certain group of Holders of Senior Notes represented by the Consenting Noteholders’ Advisors.

7.    “Administrative Claim” means a Claim for costs and expenses of administration of the Debtors’ Estates pursuant to sections 503(b), 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred after the Petition Date and through the Effective Date of preserving the Estates and operating the business of the Debtors; (b) the Accrued Professional Compensation Claims; (c) the Restructuring Expenses; (d) the Statutory Fees; and (e) all payments afforded administrative expense treatment under the Backstop Agreement, including the Commitment Premium.

8.    “Administrative Claims Bar Date” means the deadline for Filing proofs of or requests for payment of Administrative Claims, which shall be 30 days after the Effective Date, unless otherwise ordered by the Bankruptcy Court, and except with respect to Accrued Professional Compensation Claims and Restructuring Expenses, which shall be subject to the provisions of Article II.B and Article IV.V, respectively, hereof.

9.    “Administrative Expense Account” means the Administrative Expense Account established pursuant to the Final Order (I) Authorizing Use of the Debtors’ Existing Cash Management System; (II) Authorizing and Directing Banks and Financial Institutions to Honor and Process Checks and Transfers; (III) Authorizing Continued Use and Satisfaction of Intercompany Transactions; (IV) Authorizing the Debtors’ Use of Existing Bank Accounts and Existing Business Forms; (V) Granting Adequate Protection; and (VI) Granting Related Relief [Docket No. 465].

10.    “Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code.

11.    “Allowed” means, for distribution purposes, a Claim or Interest, as applicable, or any portion thereof, or a particular class of Claims or Interests (a) that has been Allowed by a Final Order of the Bankruptcy Court (or such other court as the Reorganized Debtor and the Holder of such Claim or Interest agree may adjudicate such Claim or Interest and any objections thereto), (b) which is not the subject of a Proof of Claim timely Filed with the Bankruptcy Court solely to the extent that such Claim or Interest is scheduled as liquidated, undisputed and non-contingent, (c) for which a Proof of Claim in a

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liquidated amount has been timely Filed with the Bankruptcy Court pursuant to the Bankruptcy Code, any Final Order of the Bankruptcy Court or other applicable bankruptcy law, and as to which (i) no objection to its allowance has been Filed within the periods of limitation fixed by this Plan, the Confirmation Order, the Bankruptcy Code or by any Order of the Bankruptcy Court, or (ii) any objection to its allowance has been settled or withdrawn, or has been denied by a Final Order of the Bankruptcy Court, or (d) that is expressly allowed in a liquidated amount pursuant to this Plan or the Confirmation Order. Notwithstanding the foregoing, any Disputed Claim or Disputed Interest that is Reinstated pursuant to Article III of this Plan shall not be deemed Allowed until such Disputed Claim or Interest is liquidated pursuant to a Final Order of the Bankruptcy Court or such other court as the Reorganized Debtor and the Holder of such Claim or Interest agree may adjudicate such Claim or Interest and any objections, litigation, or proceeding related thereto. Notwithstanding anything to the contrary contained herein, no Claim that is Disallowed in accordance with Bankruptcy Rule 3003 or section 502(d) of the Bankruptcy Code is Allowed.

12.    “Alternative Restructuring” means, other than the Restructuring Transactions, any new money investment, restructuring, reorganization, merger, amalgamation, acquisition, consolidation, dissolution, winding up, assignment for the benefit of creditors, transaction, debt investment, equity investment, joint venture, partnership, sale, plan proposal, liquidation, tender offer, recapitalization, plan of reorganization, share exchange, business combination, or similar transaction involving all or substantially all of the business or assets of the Company, one or more material business units of the Company or a material portion thereof, or the debt, equity, or other interests in any one or more of the Debtors.

13.    “Amended CSA” means the CSA, as amended pursuant to the terms of the Amended PCbtH Contract MOU.

14.    “Amended EFS BOP Contract” means the EFS BOP Contract, as amended pursuant to the terms of the Amended PCbtH Contract MOU.

15.    “Amended PCbtH Contract MOU” means the Memorandum of Understanding among Hydril, EFS BOP, and the Debtors, dated February 23, 2021, which contains the agreed terms of a settlement reached in mediation to resolve outstanding disputes among the Debtors, Hydril, and EFS BOP relating to the PCbtH Contracts, including the PCbtH Litigation.

16.    “Amended PCbtH Contracts” means the Amended CSA and the Amended EFS BOP Contract.

17.    “Antitrust and Foreign Investment Approvals” means any notification, authorization, approval, consent, filing, application, non-objection, expiration, or termination of applicable waiting period (including any extension thereof), exemption, determination of lack of jurisdiction, waiver, variance, filing, permission, qualification, registration, or notification required under any Antitrust and Foreign Investment Laws.

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18.    “Antitrust and Foreign Investment Laws” means any Law governing foreign investment, agreements in restraint of trade, monopolization, merger or pre-merger notification, or the lessening of competition through merger, acquisition, or anti-competitive conduct, including the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, and the Federal Trade Commission Act, and any other applicable federal, state, national, or foreign laws.

19.    “Assumption Dispute” means an unresolved objection regarding assumption, Cure Amount, “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code), or other issues relating to the assumption of any Executory Contracts and Unexpired Leases.

20.    “Avoidance Actions” means any and all actual or potential Claims and Causes of Action to avoid a transfer of property or an obligation incurred by the Debtors and any recovery, subordination, or other remedies that may be brought by and on behalf of the Debtors and their Estates arising under chapter 5 of the Bankruptcy Code, including actions or remedies under sections 502, 510, 542, 543, 544, 545, 547, 548, 549, 550, 551, 553(b), and 724(a) of the Bankruptcy Code or under similar or related state, federal, or foreign statutes and common law, including fraudulent transfer laws.

21.    “Backstop Agreement” means the backstop and private placement agreement memorializing the backstop of the Rights Offerings by the Commitment Parties and the investment of the Private Placements by the Private Placement Investors substantially in the form attached as Exhibit C to the Plan Support Agreement, with such modifications, amendments, or supplements as are permitted under the terms thereof and the Plan Support Agreement, on terms reasonably acceptable to the Debtors, the Requisite Financing Parties, and the Requisite Consenting Stakeholders or as set forth in the Backstop Order.

22.    “Backstop Order” means an Order of the Bankruptcy Court approving the Backstop Agreement, the Commitment Letter, and the Fee Letters and authorizing the Debtors to perform thereunder, in form and substance reasonably acceptable to the Requisite Financing Parties, the Debtors, and the Requisite Consenting Stakeholders.

23.    “Ballots” means the ballots accompanying the Disclosure Statement upon which Holders of Impaired Claims or Interests entitled to vote may, among other things, indicate their acceptance or rejection of this Plan in accordance with the procedures governing the solicitation process and, if they vote to reject this Plan, whether they elect to opt out of the release granted pursuant to Article VIII.D of this Plan, and which must be actually received by the Notice and Claims Agent on or before the Voting Deadline.

24.    “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101 et seq., as may be amended from time to time.

25.    “Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas having jurisdiction over the Chapter 11 Cases and, if any reference is made under section 157 of title 28 of the United States Code or the Bankruptcy

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Court is determined not to have authority to enter a Final Order on an issue, the unit of such District Court having jurisdiction over the Chapter 11 Cases under section 151 of title 28 of the United States Code.

26.    “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure, as applicable to the Chapter 11 Cases, promulgated under section 2075 of title 28 of the United States Code, and the general, local, and chambers rules of the Bankruptcy Court, as may be amended from time to time

27.    “Bar Date Order” means the Order entered by the Bankruptcy Court on July 13, 2020 [Docket No. 496] and any subsequent Order supplementing such Order or relating thereto.

28.    “Base Indenture” means that certain base indenture, as may be amended, supplemented, or otherwise modified from time to time, dated February 4, 1997, by and among Diamond Offshore, as issuer, and the Chase Manhattan Bank, as trustee.

29.    “Business Day” means any day other than a Saturday, Sunday, or any other day on which banking institutions in New York, New York or Houston, Texas are authorized or required by law or executive order to close.

30.    “Cash” means the legal tender of the United States of America and equivalents thereof.

31.    “Cause of Action” means any action, Claim, cross-claim, third-party claim, cause of action, controversy, dispute, demand, right, lien, indemnity, contribution, guaranty, suit, obligation, Liability, loss, debt, fee or expense, damage, interest, judgment, cost, account, defense, remedy, right to payment, offset, power, promise, privilege, proceeding, license, or franchise of any kind or character whatsoever, known or unknown, foreseen or unforeseen, existing or hereafter arising, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, reduced to judgment or not reduced to judgment, disputed or undisputed, Secured or unsecured, assertable directly or derivatively (including any theories of veil piercing, alter ego, or joint or several liability), whether arising before, on, or after the Petition Date, in contract or in tort, in law or in equity or pursuant to any other theory of law (including under any state or federal tort, contract, or securities laws), including any of the foregoing that the Debtors, the Reorganized Debtors, their Estates, or their Affiliates would be or would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of any Holder of any Claim against, or Interest in, any Debtor or other Entity (but, for the avoidance of doubt, not including the legal entitlement of any such Holder to assert its own Claims or causes of action directly on behalf of itself, solely to the extent not otherwise released pursuant to Article VIII of this Plan), or that any Holder of any Claim against, or Interest in, a Debtor or other Entity could have asserted on behalf of the Debtors, based on or relating to any act, omission, transaction, event, or other occurrence taking place on or prior to the Effective Date. For the avoidance of doubt, Cause of Action also includes (a) any right of setoff, counterclaim, or recoupment and any Claim for breach of contract or for breach of duties imposed by law or in equity, (b) the right to object to Claims or Interests, (c) any Claim

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pursuant to section 362 or chapter 5 of the Bankruptcy Code, (d) any Claim or defense including fraud, mistake, duress, and usury and any other defenses set forth in section 558 of the Bankruptcy Code, and (e) any Avoidance Action or state law fraudulent transfer claim.

32.    “Certificate” means any instrument evidencing a Claim or an Interest.

33.    “Chapter 11 Cases” means the procedurally consolidated chapter 11 cases pending for the Debtors in the Bankruptcy Court.

34.    “Claim” means any claim against the Debtors, as that term is defined in section 101(5) of the Bankruptcy Code.

35.    “Claims Bar Date” means the deadlines set by the Bankruptcy Court pursuant to the Bar Date Order or other Final Order for filing Proofs of Claim in these Chapter 11 Cases.

36.    “Claims Objection Deadline” means, as applicable (except for Administrative Claims), (a) the day that is the later of the First Business Day that is at least 180 days after the Effective Date or (b) such later date as may be established by the Bankruptcy Court upon request of the Reorganized Debtors.

37.    “Claims Register” means the official register of Claims against the Debtors maintained by the Notice and Claims Agent.

38.    “Class” means a category of Holders of Claims or Interests classified together, as set forth in Article III of this Plan pursuant to section 1122(a) and 1123(a)(1) of the Bankruptcy Code.

39.    “Collateral Trustee” means Wilmington Savings Fund Society, FSB, as collateral trustee under the Exit Notes Indenture.

40.    “Commitment Letter” means the Commitment Letter between the Debtors and the Commitment Parties thereto, attached as Exhibit E to the Plan Support Agreement.

41.    “Commitment Parties” has the meaning set forth in the Backstop Agreement.

42.    “Commitment Premium” has the meaning set forth in Article IV.E of this Plan.

43.    “Commitment Premium Exit Notes” has the meaning set forth in Article IV.E of this Plan.

44.    “Committee” means the official committee of unsecured creditors appointed in these Chapter 11 Cases pursuant to section 1102(a) of the Bankruptcy Code, as later reconstituted from time to time [Docket Nos. 147, 357, and 588] and as may be further reconstituted from time to time.

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45.    “Company” means the Debtors and their Non-Debtor Affiliates.

46.    “Confirmation” means the entry, within the meaning of Bankruptcy Rules 5003 and 9012, of the Confirmation Order on the docket of the Chapter 11 Cases.

47.    “Confirmation Date” means the date upon which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases, within the meaning of Bankruptcy Rules 5003 and 9021.

48.    “Confirmation Hearing” means the hearing to be held by the Bankruptcy Court to consider Confirmation of this Plan pursuant to section 1129 of the Bankruptcy Code, as such hearing may be adjourned or continued from time to time.

49.    “Confirmation Order” means an Order of the Bankruptcy Court confirming this Plan in the Chapter 11 Cases under section 1129 of the Bankruptcy Code, on terms reasonably acceptable to the Debtors and the Requisite Consenting Stakeholders.

50.    “Consenting Noteholders” has the meaning set forth in the Plan Support Agreement.

51.    “Consenting Noteholders’ Advisors” means, collectively, the Consenting Noteholders’ Counsel, Evercore Group L.L.C., as financial advisor, Norton Rose Fulbright US LLP, and DNB Markets (a part of DNB Bank ASA).

52.    “Consenting Noteholders’ Counsel” means Milbank LLP, in its capacity as counsel to the Ad Hoc Group.

53.    “Consenting RCF Lender” has the meaning set forth in the Plan Support Agreement.

54.    “Consenting RCF Lenders’ Advisors” means, collectively, the Consenting RCF Lenders’ Counsel, FTI Consulting, Inc., and Mourant Ozannes.

55.    “Consenting RCF Lenders’ Counsel” means Bracewell LLP.

56.     “Consenting Stakeholders” means, together, the Consenting RCF Lenders and the Consenting Noteholders.

57.    “Consenting Stakeholders’ Advisors” means, together, the Consenting Noteholders’ Advisors and the Consenting RCF Lenders’ Advisors.

58.    “Consenting Stakeholders’ Counsel” means, together, the Consenting Noteholders’ Counsel and the Consenting RCF Lenders’ Counsel.

59.    “Consummation” means the occurrence of the Effective Date.

60.    “CSA” means that certain Contractual Service Agreement between Diamond Offshore Company and Hydril, dated as of February 5, 2016.

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61.    “Cure Amount” means the payment of Cash or the distribution of other property (as the Debtors or the Reorganized Debtors (or the cure of any non-monetary defaults to the extent required, if at all), as applicable, (subject to the consent of the Requisite Consenting Stakeholders), and the counterparty to any such Executory Contracts and Unexpired Leases may agree or the Bankruptcy Court may order), as necessary to satisfy a Cure Claim in full and render it Unimpaired.

62.    “Cure Claim” means any monetary Claim based upon the Debtors’ defaults under any Executory Contracts and Unexpired Leases at the time such contract or lease is assumed by the Debtors pursuant to section 365 of the Bankruptcy Code, other than a default that is not required to be cured pursuant to section 365(b)(2) of the Bankruptcy Code.

63.    “Cure Notice” means the notice of the proposed Cure Amount provided to counterparties to assumed Executory Contracts and Unexpired Leases pursuant to Article V.C of this Plan.

64.    “D&O Liability Insurance Policies” means all insurance policies that cover current or former directors’, members’, managers’, and officers’ liability issued at any time to or providing coverage to, or for the benefit of, the Debtors, and all agreements, documents or instruments relating thereto (including any “tail policy”) in effect or purchased on or prior to the Effective Date.

65.    “Debtors” has the meaning set forth in the preamble hereof.

66.    “Deferred Payment” has the meaning set forth in the KEIP Order.

67.    “Delayed Draw Notes” means $39.675 million of Exit Notes committed to but unfunded as of the Effective Date, pursuant to the Delayed Draw Private Placement and the Delayed Draw Rights Offering.

68.    “Delayed Draw Private Placement” has the meaning set forth in the Backstop Agreement.

69.    “Delayed Draw Private Placement Stapled Securities” has the meaning set forth in the Backstop Agreement.

70.    “Delayed Draw Rights Offering” has the meaning set forth in the Backstop Agreement.

71.    “Delayed Draw Rights Offerings Documents” has the meaning set forth in the Plan Support Agreement.

72.    “Disallowed” means (a) a Claim or Interest, or any portion thereof, that has been disallowed by a Final Order or a settlement, or as provided in this Plan or the Confirmation Order, (b) a Claim or Interest or any portion thereof that is not scheduled or that is scheduled at zero or as contingent, Disputed, or unliquidated and as to which a bar date has been established but no Proof of Claim has been timely Filed or deemed timely Filed with the Bankruptcy Court pursuant to either the Bankruptcy Code or any Final Order of the Bankruptcy Court or otherwise deemed timely Filed under applicable Law, or (c) a Claim or Interest or any portion thereof that is not Allowed.

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73.    “Disbursing Agent” means any Entity (including any applicable Debtor or Reorganized Debtor if it acts in such capacity) in its capacity as a disbursing agent under Article VII of this Plan; provided, however, that with respect to the Senior Notes, the Senior Notes Trustee shall be the Disbursing Agent and shall make, direct, or facilitate distributions to Senior Noteholders.

74.    “Disclosure Statement” means the disclosure statement in respect of this Plan, including all exhibits and schedules thereto, as approved by the Bankruptcy Court pursuant to sections 1125 and 1127 of the Bankruptcy Code and Bankruptcy Rule 3017 in form and substance reasonably acceptable to the Requisite Consenting Stakeholders and the Debtors, and each as may be further amended, supplemented or otherwise modified from time to time in a manner that is reasonably satisfactory to the Requisite Consenting Stakeholders and the Debtors.

75.    “Disclosure Statement Order” means the Order entered by the Bankruptcy Court approving the Disclosure Statement as containing, among other things, “adequate information” as required by section 1125 of the Bankruptcy Code and solicitation procedures related thereto, which shall be in form and substance reasonably acceptable to the Requisite Consenting Stakeholders and the Debtors.

76.    “Disputed” means with respect to a Claim or Interest, any Claim or Interest that (a) is neither Allowed nor Disallowed under this Plan or a Final Order, nor deemed Allowed under sections 502, 503, or 1111 of the Bankruptcy Code; (b) is otherwise disputed by any of the Debtors or Reorganized Debtors or for which any of the Debtors or Reorganized Debtors has made a request for estimation in accordance with applicable Law or contract, which dispute has not been withdrawn, resolved, or overruled by a Final Order; or (c) the Debtors or any parties-in-interest have interposed a timely objection or request for estimation, and such objection or request for estimation has not been withdrawn or determined by a Final Order. If the Debtors dispute only a portion of a Claim, such Claim shall be deemed Allowed in any amount the Debtors do not dispute, and Disputed as to the balance of such Claim.

77.    “Distribution Record Date” means, except with respect to holders of public securities, the date for determining which Holders of Allowed Claims and Allowed Interests are eligible to receive distributions under this Plan, which shall be (a) ten (10) Business Days after entry of the Confirmation Order or (b) such other date as designated by an Order of the Bankruptcy Court.

78.    “DTC” means the Depository Trust Company.

79.    “Effective Date” means the date upon which no stay of the Confirmation Order is in effect and all conditions precedent to the effectiveness of this Plan have been satisfied or are expressly waived in accordance with the terms hereof, as the case may be, and on which the Restructuring and the other transactions to occur on the Effective Date pursuant to this Plan become effective or are consummated.

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80.    “EFS BOP” means EFS BOP, LLC, a subsidiary of GE Energy Financial Services.

81.    “EFS BOP Contract” means that certain Lease Agreement between Diamond Offshore Limited and EFS BOP, dated as of February 5, 2016.

82.    “EFS BOP Guaranty” means that certain Guaranty between Diamond Offshore Drilling, Inc. and EFS BOP, dated as of February 5, 2016.

83.    “Eighth Supplemental Indenture” means that certain supplemental indenture, dated November 5, 2013, by and among Diamond Offshore, as issuer, and the Senior Notes Trustee.

84.    “Employee Compensation Plans” means the emergence compensation plans for KEIP Participants, on the terms and conditions set forth in the Employee Matters Term Sheet.

85.    “Employee Compensation Programs” means the incentive programs approved by the Bankruptcy Court pursuant to the Order Authorizing and Approving the Debtors’ Motion for Entry of an Order (I) Authorizing and Approving the Debtors’ Non-Insider Compensation Program and (II) Granting Related Relief, entered by the Bankruptcy Court on May 27, 2020 [Docket No. 234] and the KEIP Order.

86.    “Employee Matters Term Sheet” means the term sheet outlining the Employee Compensation Plans on the terms and conditions set forth in Exhibit D attached hereto.

87.    “Entity” has the meaning set forth in section 101(15) of the Bankruptcy Code.

88.    “Equity Interests” means all shares of capital stock, including, but not limited to, common or preferred equity or other equity interests, and any options, warrants, convertible securities or other rights, agreements, arrangements, or commitments of any character relating to the same.

89.    “Estate” means, as to each Debtor, the estate created for the Debtor in its Chapter 11 Case pursuant to section 541 of the Bankruptcy Code upon the commencement of its Chapter 11 Case.

90.    “Exculpated Parties” means, collectively, and in each case in its capacity as such: (a) the Debtors; (b) the Reorganized Debtors; (c) the Committee and its members; (d) the parties to the Plan Support Agreement; and (e) the Senior Notes Trustee (solely to the extent acting in the capacity as Disbursing Agent), and (f) with respect to each of the foregoing Persons in clauses (a) through (e), each of their current and former Affiliates; and (f) with respect to each of the foregoing Persons in clauses (a) through (f), such Person’s

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predecessors, successors, assigns, subsidiaries, Affiliates, current and former officers and directors, principals, equity holders, members, partners, managers, employees, agents, financial advisors, attorneys, accountants, investment bankers, consultants, Representatives, and other professionals, and such Person’s respective heirs, executors, estates, and nominees, in each case in their capacity as such.

91.    “Executory Contract and Unexpired Leases” means any contracts and leases to which a Debtor is a party that is subject to assumption or rejection under sections 365 or 1123 of the Bankruptcy Code, including any modifications, amendments, addenda, or supplements thereto or restatements thereof.

92.    “Existing Parent Equity Interests” means Interests in Diamond Offshore that existed immediately prior to the Effective Date.

93.    “Exit Agents” means each agent or trustee, as applicable, under the Exit Facilities.

94.    “Exit Facilities” means the Exit Revolving Credit Facility, the Exit Term Loan Facility, and the Exit Notes.

95.    “Exit Facilities Documents” means the Exit Revolving Credit Facility Documents, the Exit Term Loan Facility Documents, and the Exit Notes Documents, each of which shall be in form and substance reasonably acceptable to the Requisite Consenting Stakeholders and the Debtors.

96.    “Exit Notes” means up to $124,995,750 aggregate principal amount of 9.00%/11.00%/13.00% senior secured first lien, last out payment-in-kind toggle notes due 2027, issued pursuant to the Exit Notes Indenture (which is comprised of the Funded Notes, the Delayed Draw Notes, and the Commitment Premium Exit Notes), which will be pari passu with the Exit Term Loan Facility, and last out with respect to the first out Exit Revolving Credit Facility, issued in connection with the Rights Offerings and the Private Placements, on substantially the terms set forth in this Plan.

97.    “Exit Notes Documents” means the agreements with respect to the Exit Notes, including the Exit Notes Indenture and any agreements, commitment letters, documents, instruments, collateral and security documentation, intercreditor agreement, and other ancillary documentation related thereto or entered into in connection therewith (in each case, as may be amended, restated, modified, or supplemented from time to time), on the terms set forth in the term sheet attached hereto as Exhibit C, each of which shall be in form and substance reasonably acceptable to the Requisite Consenting Stakeholders and the Debtors.

98.    “Exit Notes Indenture” means that certain indenture entered into pursuant to and in connection with the Exit Notes, which shall be in form and substance reasonably acceptable to the Requisite Consenting Stakeholders and the Debtors.

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99.    “Exit Revolving Credit Facility” means a $300 million to $400 million first lien, first out exit revolving credit facility, on terms substantially in the form set forth in Exhibit A attached hereto.

100.    “Exit Revolving Credit Facility Agent” means the agent under the Exit Revolving Credit Facility.

101.    “Exit Revolving Credit Facility Agreement” means that certain credit agreement entered into pursuant to or in connection with the Exit Revolving Credit Facility, which shall be in form and substance reasonably acceptable to the Requisite Consenting Stakeholders and the Debtors.

102.    “Exit Revolving Credit Facility Commitment Fee” has the meaning set forth in Article IV.D.e of this Plan.

103.    “Exit Revolving Credit Facility Documents” means the agreements with respect to the Exit Revolving Credit Facility, including the Exit Revolving Credit Facility Agreement and any agreements, commitment letters, documents, instruments, collateral and security documentation, intercreditor agreement, and other ancillary documentation related thereto on terms substantially in the form set forth in Exhibit A attached hereto, each of which shall be in form and substance reasonably acceptable to the Requisite Consenting Stakeholders and the Debtors.

104.    “Exit Term Loan Agent” means the agent under the Exit Term Loan Facility.

105.    “Exit Term Loan Credit Agreement” means that certain agreement entered into pursuant to or in connection with, and governing the terms and conditions of, the Exit Term Loan Facility, which shall be in form and substance reasonably acceptable to the Requisite Consenting Stakeholders and the Debtors.

106.    “Exit Term Loan Facility” means a new $100 million – $200 million first lien last out term loan, with such amounts subject to change based on the Effective Date and interest accrued on RCF Claims through such date, at a rate of (at the Company’s option) L+600 bps (cash), L+1,000 bps (payment-in-kind), or L+800 bps (if 50% cash and 50% payment-in-kind), on terms substantially in the form set forth in this Plan, which will be pari passu with the Exit Notes and last out with respect to the first out Exit Revolving Credit Facility.

107.    “Exit Term Loan Facility Documents” means the agreements with respect to the Exit Term Loan Facility, including the Exit Term Loan Credit Agreement and any agreements, commitment letters, documents, instruments, collateral and security documentation, intercreditor agreement, and other ancillary documentation related thereto on terms substantially in the form set forth in Exhibit B attached hereto, each of which shall be in form and substance reasonably acceptable to the Requisite Consenting Stakeholders and the Debtors.

108.    “Federal Judgment Rate” means the interest rate provided under 28 U.S.C. § 1961(a), calculated as of the Petition Date.

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109.    “Fee Letters” has the meaning set forth in the Plan Support Agreement.

110.    “File,” “Filed,” or “Filing” means file, filed or filing in the Chapter 11 Cases with the Bankruptcy Court.

111.    “Final Order” means an Order, ruling, or judgment of the Bankruptcy Court (or any other court of competent jurisdiction) entered by the clerk of the Bankruptcy Court on the docket in the Chapter 11 Cases (or by the clerk of such other court of competent jurisdiction on the docket of such court), which has not been reversed, stayed, modified, amended, or vacated, and as to which (a) the time to appeal, petition for certiorari, or move for a new trial, stay, reargument, or rehearing has expired and as to which no appeal, petition for certiorari, or motion for new trial, stay, reargument, or rehearing shall be pending or (b) if an appeal, writ of certiorari, new trial, stay, reargument, or rehearing thereof has been sought, such Order or judgment of the Bankruptcy Court (or other court of competent jurisdiction) shall have been affirmed by the highest court to which such Order was appealed, or certiorari shall have been denied, or a new trial, stay, reargument, or rehearing shall have been denied or resulted in no modification of such Order, and the time to take any further appeal, petition for certiorari, or move for a new trial, stay, reargument, or rehearing shall have expired, as a result of which such Order shall have become final in accordance with Rule 8002 of the Bankruptcy Rules; provided, however, that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, that may be Filed relating to such Order, shall not cause an Order not to be a Final Order.

112.    “Financing Parties” has the meaning set forth in the Backstop Agreement.

113.    “Funded Notes” means $75 million in aggregate principal amount of Exit Notes funded on the Effective Date, pursuant to the Primary Private Placement and the Primary Rights Offering.

114.    “General Unsecured Claim” means a Claim consisting of any unsecured prepetition Claim against any Debtor that is not an Administrative Claim, Priority Tax Claim, Other Priority Claim, RCF Claim, Senior Notes Claim, Subordinated Claim, or Intercompany Claim. Without limiting the foregoing, General Unsecured Claims include all Rejection Damages Claims that are not Administrative Claims.

115.    “Governmental Unit” has the meaning set forth in section 101(27) of the Bankruptcy Code.

116.    “GUC Payment Notice” has the meaning set forth in Article VII.G.

117.    “Holder” means any Entity holding a Claim against or Interest in a Debtor.

118.    “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

119.    “Hydril” means Hydril USA Distribution LLC, a subsidiary of Baker Hughes (a member of the Committee).

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120.    “Impaired” means, when used in reference to a Claim or an Interest, a Claim or an Interest that is impaired within the meaning of section 1124 of the Bankruptcy Code.

121.    “Intercompany Claim” means a Claim or a Cause of Action against a Debtor held by a Debtor or a Non-Debtor Affiliate.

122.    “Intercompany Interest” means an Interest in a Debtor held by another Debtor or Non-Debtor Affiliate.

123.    “Interests” means, collectively, the shares (or any class thereof), common stock, preferred stock, limited liability company interests, and any other equity, ownership, or profits interests of any Debtor, and options, warrants, rights, or other securities or agreements to acquire or subscribe for, or which are convertible into the shares (or any class thereof) of, common stock, preferred stock, limited liability company interests, or other equity, ownership, or profits interests of any Debtor (in each case whether or not arising under or in connection with any employment agreement and whether or not certificated, vested, transferrable, voting, or denominated “stock” or a similar security) existing immediately prior to the Effective Date; provided, however, that the term “Interests” shall not include the Intercompany Interests.

124.    “IRS” means the Internal Revenue Service.

125.    “KEIP” has the meaning set forth in the KEIP Order.

126.    “KEIP Escrow” means an interest-bearing account to hold and maintain an amount of Cash equal to the KEIP Escrow Amount to be funded by the Debtors on the Effective Date solely for the purpose of paying such amounts to the KEIP Participants pursuant to the KEIP.

127.    “KEIP Escrow Amount” means the amount of Cash transferred by the Debtors, determined by the Debtors in accordance with KEIP, to the KEIP Escrow to satisfy the maximum amount that may be owed to KEIP Participants pursuant to the KEIP as of the Effective Date after accounting for the payment of the Deferred Payment on the Effective Date and any other amounts actually paid to the KEIP Participants pursuant to the KEIP on or before the Effective Date.

128.    “KEIP Order” means the Order Authorizing and Approving the Debtors’ Motion for Entry of an Order (I) Authorizing and Approving the Debtors’ Key Employment Incentive Plan and (II) Granting Related Relief (the “KEIP Order”), entered by the Bankruptcy Court on June 23, 2020 [Docket No. 448]

129.    “KEIP Participants” has the meaning set forth in the KEIP Order.

130.    “Law” means any law (statutory or common), statute, regulation, rule, code or ordinance enacted, adopted, issued, or promulgated by any Governmental Unit.

131.    “Liabilities” means any and all Claims, obligations, suits, judgments, damages, demands, debts, rights, recovery actions, Causes of Action, and liabilities, whether

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liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, arising in law, equity, or otherwise, that are based in whole or in part on any act, event, injury, omission, transaction, or agreement.

132.    “Lien” has the meaning set forth in section 101(37) of the Bankruptcy Code.

133.    “MIP” means the post-Effective Date management incentive plan, to be approved by the New Board and in form and substance acceptable to the Requisite Consenting Noteholders and consistent with the terms set forth in the Employee Matters Term Sheet.

134.    “MIP Equity Shares” means restricted stock units, options, New Diamond Common Shares, or other rights exercisable, exchangeable, or convertible into New Diamond Common Shares representing 5% – 10% of the New Diamond Common Shares on a fully diluted and fully distributed basis.

135.     “New Board” means the initial board of directors of the Reorganized Company, which shall as of the Effective Date consist of members selected and agreed to by the Ad Hoc Group in accordance with the applicable organizational documents, as set forth in the Plan Supplement or as announced on the record during the Confirmation Hearing; provided that Marc Edwards, Diamond Offshore’s current chief executive officer, shall be a member of the New Board other than (a) as otherwise determined by the board of directors of Diamond Offshore prior to the Effective Date or (b) in the event of his death or voluntary resignation prior to the Effective Date.

136.    “New Diamond Common Shares” means those certain shares of common stock or other membership units, partnership interests, or other Equity Interests issued by the Reorganized Company representing 100% of the equity interests in the Reorganized Company.

137.    “New Organizational Documents” means the form of the certificates or articles of incorporation, bylaws, or such other applicable formation and governance documents of each of the Reorganized Debtors, which shall be reasonably acceptable to the Requisite Consenting Stakeholders and the Debtors. The New Organizational Documents for Reorganized Diamond Offshore or a representative form thereof shall be included in the Plan Supplement.

138.    “New Warrants” means new warrants with an exercise period of five years, exercisable into 7% of the New Diamond Common Shares, subject to dilution by the MIP Equity Shares, struck at a total enterprise value implying a 100% recovery to Holders of Senior Notes Claims on the face value of their Claims (including accrued interest as of the Petition Date), which shall include ride-through protection for the life of the New Warrants in the event of a stock-for-stock merger involving the Reorganized Debtors.

139.     “New Warrants Agreement” means that certain agreement providing for, among other things, the issuance of the New Warrants by the Reorganized Company, a form of which shall be included in the Plan Supplement, which shall be in form and substance reasonably acceptable to the Requisite Consenting Noteholders and the Debtors.

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140.     “New Warrants Documentation” means any and all agreements (including the New Warrants Agreement), documents, and instruments delivered or entered into in connection with the New Warrants, on terms reasonably acceptable to the Debtors and the Requisite Consenting Stakeholders.

141.    “Ninth Supplemental Indenture” means that certain supplemental indenture, dated August 15, 2017, by and among Diamond Offshore, as issuer, and the Senior Notes Trustee.

142.    “Non-Debtor Affiliate” means any subsidiary or Affiliate of a Debtor that is not a Debtor.

143.    “Non-Participating RCF Lender Share” has the meaning set forth in Article III.B.3.b.ii of this Plan.

144.    “Notice and Claims Agent” means Prime Clerk, LLC.

145.    “Omnibus Objection Procedures” means the procedures set forth in the Order (I) Approving Omnibus Claims Objection Procedures and (II) Granting Related Relief [Docket No. 582] that will govern the resolution of the Claims or Interests asserted against the Debtors and the Debtors’ authority to settle such Claims or Interests, which shall be subject to the reasonable consent of the Requisite Consenting Stakeholders.

146.    “Order” means any judgment, order, award, injunction, writ, permit, license, or decree of any Governmental Unit or arbitrator of applicable jurisdiction.

147.    “Ordinary Course Professional” means any professional retained under the Order Authorizing the Retention and Compensation of Certain Professionals Utilized in the Ordinary Course of Business [Docket No. 265].

148.    “Other Priority Claim” means any Claim against any Debtor entitled to priority in right of payment under section 507(a) of the Bankruptcy Code, other than: (a) an Administrative Claim; or (b) a Priority Tax Claim, to the extent such Claim has not already been paid during the Chapter 11 Cases.

149.    “Other Secured Claim” means any Secured Claim against any Debtor other than an RCF Claim.

150.    “Participating RCF Lender Share” has the meaning set forth in Article III.B.3.b.i of this Plan.

151.    “PCbtH Assumption Motion” means one or more motions filed in the Chapter 11 Cases seeking to assume the Amended PCbtH Contracts as of the Effective Date and to effectuate the other terms of the Amended PCbtH Contract MOU, in form and substance reasonably acceptable to the Debtors, Hydril (solely to the extent such PCbtH

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Assumption Motion applies to the Amended CSA), EFS BOP (solely to the extent such PCbtH Assumption Motion applies to the Amended EFS BOP Contract), the Requisite Consenting Stakeholders, and the Requisite Financing Parties.

152.    “PCbtH Assumption Order” means one or more Orders of the Bankruptcy Court approving the PCbtH Assumption Motion, on terms reasonably acceptable to the Debtors, Hydril (solely to the extent such PCbtH Assumption Order applies to the Amended CSA), EFS BOP (solely to the extent such PCbtH Assumption Order applies to the Amended EFS BOP Contract), the Requisite Consenting Stakeholders, and the Requisite Financing Parties.

153.    “PCbtH Contracts” means the CSA and the EFS BOP Contract.

154.    “PCbtH Litigation” has the meaning set forth in Article V.B of the Disclosure Statement.

155.    “PCbtH Settlement” has the meaning set forth in Article V.J of this Plan.

156.    “Performance Period” has the meaning set forth in the KEIP Order.

157.    “Person” has the meaning set forth in section 101(41) of the Bankruptcy Code.

158.    “Petition Date” means April 26, 2020, the date on which each of the Debtors Filed its respective petition for relief commencing the Chapter 11 Cases.

159.    “Plan” means this joint chapter 11 plan, as it may be altered, amended, modified, or supplemented from time to time in accordance with the terms hereof, including the Plan Supplement and all exhibits, supplements, appendices, and schedules hereto, on terms reasonably acceptable to the Debtors and the Requisite Consenting Stakeholders.

160.    “Plan Supplement” means the compilation of documents and forms of documents, schedules, and exhibits to this Plan that will be Filed by the Debtors (as may be amended, supplemented, altered, or modified from time to time on the terms set forth herein), which shall be in form and substance reasonably acceptable to the Debtors and the Requisite Consenting Stakeholders or the Requisite Financing Parties, as applicable, and which includes: (a) the New Organizational Documents for Reorganized Diamond Offshore; (b) the identity of the members of the New Board (to the extent known); (c) the New Warrants Agreement; (d) the Schedule of Rejected Contracts; (e) the Exit Term Loan Credit Agreement; (f) the Exit Revolving Credit Facility Agreement; (g) the Exit Notes Indenture; (h) the schedule of Preserved Causes of Action; and (i) the Restructuring Transaction Memorandum.

161.    “Plan Support Agreement” means the Plan Support Agreement, dated January 22, 2021, as amended, modified, or supplemented from time to time in accordance with its terms.

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162.    “Preserved Causes of Action” means the retained Causes of Action, set forth in the Plan Supplement, which shall vest in the Reorganized Debtors and not be subject to the releases set forth in Article VIII of this Plan, which, for the avoidance of doubt, shall not include Avoidance Actions under section 547 of the Bankruptcy Code.

163.    “Primary Private Placement” has the meaning set forth in the Backstop Agreement.

164.    “Primary Private Placement Stapled Securities” has the meaning set forth in the Backstop Agreement.

165.    “Primary Rights Offering” has the meaning set forth in the Backstop Agreement.

166.    “Priority Claims” means Priority Tax Claims and Other Priority Claims.

167.    “Priority Tax Claim” means any Claim of a Governmental Unit against a Debtor entitled to priority as specified in section 507(a)(8) of the Bankruptcy Code.

168.    “Private Placement Investors” has the meaning set forth in the Backstop Agreement.

169.    “Private Placement Stapled Securities” has the meaning set forth in the Backstop Agreement.

170.    “Private Placements” has the meaning set forth in the Backstop Agreement.

171.    “Pro Rata” means the proportion that the amount of an Allowed Claim or Interest in a particular Class bears to the aggregate amount of all Allowed and Disputed Claims or Interests (but excluding Disallowed Claims or Interests) in such Class.

172.    “Professional” means any Entity retained by Order of the Bankruptcy Court in connection with these Chapter 11 Cases pursuant to sections 327, 328, 330, 331, 503(b), or 1103 of the Bankruptcy Code, excluding Ordinary Course Professionals retained pursuant to an Order of the Bankruptcy Court.

173.    “Professional Fee Escrow” means an interest-bearing account to hold and maintain an amount of Cash equal to the Professional Fee Escrow Amount funded by the Debtors on the Effective Date solely for the purpose of paying all Allowed and unpaid Accrued Professional Compensation Claims of any Professional estimated through and including the Effective Date.

174.    “Professional Fee Escrow Amount” means the amount of Cash transferred by the Debtors, determined by the Debtors in consultation with the Requisite Consenting Stakeholders and the Committee, and in accordance with Article II.B of this Plan, to the Professional Fee Escrow to pay outstanding and Accrued Professional Compensation Claims of the Professionals incurred through and including the Effective Date.

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175.    “Proof of Claim” means a proof of Claim Filed against any of the Debtors in the Chapter 11 Cases.

176.    “RCF Agent” means Wells Fargo Bank, National Association, as administrative agent under the RCF Credit Agreement, and any successors and permitted assigns, in such capacity.

177.    “RCF Cash Paydown” means an amount in Cash of approximately $279.6 million.2

178.    “RCF Claims” means all Claims arising from or based upon the RCF Credit Agreement or any other Loan Document (as defined in the RCF Credit Agreement), including the security documents governing or evidencing the security interests entered into in connection therewith, including accrued but unpaid interest (but excluding interest on unpaid interest), costs, fees and indemnities through the Effective Date; provided that (a) interest accruing on Eurodollar Loans (as defined in the RCF Credit Agreement) that were outstanding on the Petition Date shall be calculated by reference to the Eurodollar Rate (as defined in the RCF Credit Agreement) for the period from the Petition Date through September 21, 2020, and by reference to the Alternate Base Rate (as defined in the RCF Credit Agreement) thereafter, (b) interest accruing on all other RCF Claims after the Petition Date shall be calculated by reference to the Alternate Base Rate, and (c) interest accruing on all of the RCF Claims after the Petition Date shall include any applicable default rate pursuant to the RCF Credit Agreement.

179.    “RCF Credit Agreement” means the 5-Year Revolving Credit Agreement, dated as of October 2, 2018 (as amended, modified, or otherwise supplemented from time to time), by and among certain of the Debtors, each lender from time to time party thereto, and Wells Fargo Bank, National Association, as administrative agent.

180.    “RCF Documents” means any documents related to the RCF Claims, including any agreements, commitment letters, documents, guaranties, instruments, collateral, and security documentation, and other ancillary documentation related thereto.

181.    “RCF Lenders” means the lenders party to the RCF Credit Agreement.

182.    “RCF Steering Committee Members” means, collectively, the steering committee of RCF Lenders.

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The exact amount of the RCF Cash Paydown is subject to finalizing the amount of post-petition interest due to Holders of RCF Claims on the Effective Date such that (a) interest accruing on Eurodollar Loans (as defined in the RCF Credit Agreement) that were outstanding on the Petition Date shall be calculated by reference to the Eurodollar Rate (as defined in the RCF Credit Agreement) for the period from the Petition Date through September 21, 2020, and by reference to the Alternate Base Rate (as defined in the RCF Credit Agreement) thereafter, (b) interest accruing on all other RCF Claims after the Petition Date shall be calculated by reference to the Alternate Base Rate, and (c) interest accruing on all of the RCF Claims after the Petition Date shall include any applicable default rate pursuant to the RCF Credit Agreement; provided that if the amount of the RCF Cash Paydown is less than $279.6 million it shall require 100% approval of the RCF Lenders; provided further that if the date of emergence extends beyond April 23, 2021, the amount of the RCF Cash Paydown shall increase accordingly.

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183.    “Rejection Damages Claim” means any Claim on account of the rejection of any Executory Contracts and Unexpired Leases pursuant to section 365 of the Bankruptcy Code.

184.    “Reinstate,” “Reinstated,” or “Reinstatement” means with respect to Claims and Interests, that the Claim or Interest shall be rendered Unimpaired in accordance with section 1124 of the Bankruptcy Code.

185.     “Released Parties” means, each of and collectively, (a) the Debtors and the Reorganized Debtors, (b) the Consenting Stakeholders, (c) the Ad Hoc Group and each of its members, (d) the Senior Notes Trustee, (e) the Financing Parties, (f) the RCF Agent and the RCF Lenders, (g) the Exit Agents, the Exit Revolving Credit Facility Lenders, the Exit Term Loan Lenders and the Exit Noteholders; (h) any Releasing Party, (i) the Committee and each of its members, (j) with respect to each of the foregoing Persons, in clauses (a) through (i), each of their current and former Affiliates, and (k) with respect to each of the foregoing Persons in clauses (a) through (j), such Person’s predecessors, successors, assigns, subsidiaries, current and former Affiliates, current and former officers and directors, principals, equity holders (regardless of whether such interests are held directly or indirectly), members, partners (including both general and limited partners), managers, employees, agents, managed accounts or funds, management companies, fund advisors, financial advisors, advisory board members, attorneys, accountants, investment bankers, consultants, Representatives, and other professionals, and such Person’s respective heirs, executors, estates, and nominees and any and all other persons or entities that may purport to assert any Cause of Action derivatively, by or through the foregoing, in each case in their capacity as such.

186.    “Releasing Parties” means, collectively, (a) the Holders of all Claims or Interests who vote to accept this Plan, (b) the Holders of all Claims or Interests whose vote to accept or reject this Plan is solicited, or that otherwise receive notice of the opportunity to opt out of granting the releases set forth in this Plan, that vote to reject or abstain from voting and do not opt out of granting the releases under this Plan, (c) the Holders of all Claims or Interests that are conclusively presumed to accept, and do not opt out of granting the releases under this Plan, (d) the Holders of all Claims or Interests who are deemed to reject this Plan and do not opt out of granting the releases under this Plan, (e) the Consenting Stakeholders, (f) the Ad Hoc Group and each of its members, (g) the Senior Notes Trustee, (h) the Financing Parties, (i) the RCF Agent and each of the RCF Lenders, (j) the Committee and each of its members (solely in their capacity as such), (k) any Released Party, (l) with respect to each of the foregoing Persons, in clauses (a) through (k), each of their current and former Affiliates, and (m) with respect to each of the foregoing Persons in clauses (a) through (l), such Person’s predecessors, successors, assigns, subsidiaries, current and former Affiliates, current and former officers and directors, principals, equity holders (regardless of whether such interests are held directly or indirectly), members, partners (including both limited and general partners), managers, employees, agents, managed accounts or funds, management companies, fund advisors, financial advisors, advisory board members, attorneys, accountants, investment bankers, consultants, Representatives, and other professionals, and such Person’s respective heirs, executors, estates, and nominees, and any and all other persons or entities that may purport to assert any Cause of Action derivatively, by or through the foregoing in each case in their capacity as such.

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187.    “Reorganized Company” means Diamond Offshore as reorganized on the Effective Date in accordance with the Plan Support Agreement.

188.     “Reorganized Debtors” means each of the Debtors or any successor thereto, as reorganized on the Effective Date in accordance with this Plan.

189.     “Representatives” means, with respect to any Entity, any successor, officer, director, partner (including both general and limited partners), shareholder, manager, member, management company, investment manager, Affiliate, employee, agent, attorney, advisor, investment banker, financial advisor, investment advisor, accountant, or other Professional of such Entity and any committee of which such Entity is a member, in each case, solely in such capacity, serving on or after the Petition Date.

190.    “Requisite Consenting Noteholders” has the meaning used in the Plan Support Agreement.

191.    “Requisite Consenting Stakeholders” has the meaning used in the Plan Support Agreement.

192.    “Requisite Financing Parties” has the meaning used in the Backstop Agreement.

193.    “Restructuring” means the restructuring of the Debtors, the principal terms of which are set forth in this Plan and the Plan Supplement.

194.    “Restructuring Documents” means the (a) Plan and its exhibits, Ballots, and solicitation procedures, (b) Confirmation Order, (c) Disclosure Statement, (d) Order of the Bankruptcy Court approving the Disclosure Statement and the other solicitation materials in respect of this Plan, (e) “first day” pleadings and all Orders sought pursuant thereto, (f) Plan Supplement, (g) Exit Facilities Documents, (h) New Organizational Documents, (i) Backstop Agreement, (j) Backstop Order, (k) New Warrants Documentation, and (l) any documents with respect to the Rights Offerings, including the Rights Offerings Procedures (with each of (a) through (l) being in form and substance reasonably acceptable to the Requisite Consenting Stakeholders and the Debtors, and with each of (h) through (l) being in form and substance reasonably acceptable to the Requisite Financing Parties and the Debtors).

195.    “Restructuring Expenses” means all reasonable and documented prepetition and post-petition fees and out-of-pocket expenses incurred by the Consenting Stakeholders’ Counsel, the other Consenting Stakeholders’ Advisors, the RCF Agent, the RCF Steering Committee Members, and the Senior Notes Trustee related to the Debtors, the Restructuring, or the Chapter 11 Cases.

196.    “Restructuring Transaction” means any transaction contemplated in connection with the Restructuring, including as set forth in Article IV.B of this Plan.

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197.    “Restructuring Transaction Memorandum” means a document, to be included in the Plan Supplement, that sets forth the material components of the Restructuring Transactions and a description of the steps to be carried out to effectuate the Restructuring Transactions in accordance with this Plan, including the reorganization of the Debtors and the issuance of New Diamond Common Shares, through the Chapter 11 Cases, this Plan, or any Restructuring Documents, which shall be in form and substance reasonably acceptable to the Requisite Consenting Stakeholders and the Debtors.

198.    “Rights Offerings” has the meaning set forth in the Backstop Agreement.

199.    “Rights Offerings Documents” means the Backstop Agreement, the Backstop Order, the Rights Offerings Procedures, the Delayed Draw Rights Offerings Documents, and any and all other agreements, documents, and instruments delivered or entered into in connection with the Rights Offerings in the form and substance reasonably acceptable to the parties thereto, the Requisite Consenting Stakeholders and the Debtors.

200.    “Rights Offerings Procedures” means the procedures for each Rights Offering that are approved by the Bankruptcy Court, which set forth the procedures for Holders of Senior Notes Claims to participate in the Rights Offerings, in form and substance reasonably acceptable to the Requisite Financing Parties, the Requisite Consenting Stakeholders, and the Debtors, as may be amended or modified in a manner that is reasonably acceptable to the Requisite Financing Parties, the Requisite Consenting Stakeholders, and the Debtors.

201.    “Rights Offerings Stapled Securities” means the Rights Offerings Shares and Exit Notes.

202.    “Rights Offerings Shares” has the meaning set forth in Article IV.D.b of this Plan.

203.     “Schedule of Rejected Contracts” means the schedule of Executory Contracts and Unexpired Leases to be rejected by the Debtors pursuant to this Plan, if any, as the same may be amended, modified, or supplemented from time to time, in form and substance reasonably acceptable to the Debtors and the Requisite Consenting Stakeholders.

204.    “Scheduled Claim” means a Claim that is listed on the Debtors’ Statements and Schedules.

205.    “SEC” means the United States Securities and Exchange Commission.

206.    “Secured” means, when referring to a Claim, a Claim: (a) secured by a Lien on property, including any maritime Lien, in which the applicable Estate has an interest, which Lien is valid, perfected, and enforceable pursuant to applicable Law or by reason of a Bankruptcy Court Order, or that is subject to setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the creditor’s interest in such Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code; or (b) otherwise Allowed pursuant to this Plan or the Confirmation Order as a Secured Claim.

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207.    “Securities Act” means the Securities Act of 1933, 15 U.S.C. §§ 77a–77aa, as now in effect or hereafter amended, and the rules and regulations of the SEC promulgated thereunder.

208.    “Security” has the meaning set forth in section 101(49) of the Bankruptcy Code.

209.    “Senior Noteholder” means a Holder of Senior Notes.

210.    “Senior Notes” means, collectively, the 2039 Notes, the 2023 Notes, the 2043 Notes, and the 2025 Notes.

211.    “Senior Notes Claims” means all Claims against Diamond Offshore, as issuer, arising from or based on the Senior Notes, including accrued but unpaid interest, costs, fees, and indemnities through the Petition Date.

212.    “Senior Notes Indenture” means, collectively, the Base Indenture, the Seventh Supplemental Indenture, the Eight Supplemental Indenture, and the Ninth Supplemental Indenture.

213.    “Senior Notes Trustee” means The Bank of New York Mellon Trust Company, N.A. as trustee for the Senior Notes.

214.    “SERP” means the non-qualified supplemental retirement plan, effective as of January 1, 1996, as amended on January 1, 2008, and as adopted by Debtor Diamond Offshore Management Company.

215.    “Seventh Supplemental Indenture” means that certain supplemental indenture, dated October 8, 2009, by and among Diamond Offshore, as issuer, and the Senior Notes Trustee.

216.    “Statement and Schedules” means the statements of financial affairs and the schedules of assets and liabilities Filed by the Debtors under section 521 of the Bankruptcy Code and Bankruptcy Rule 1007, as such statements and schedules may be amended, supplemented, or modified from time to time.

217.    “Statutory Fees” means all fees for which the Debtors are obligated pursuant to 28 U.S.C. § 1930(a)(6), together with interest, if any, pursuant to 31 U.S.C. § 3717.

218.    “Subordinated Claim” means a Claim against any Debtor, if any, subject to subordination in accordance with sections 510(b)-(c) of the Bankruptcy Code.

219.    “Subscription Commencement Date” has the meaning set forth in the Rights Offerings Procedures.

220.    “Subscription Rights” has the meaning set forth in the Backstop Agreement.

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221.    “Substantial Consummation” has the meaning set forth in section 1101(2) of the Bankruptcy Code.

222.    “Tax” means: (a) any net income, alternative or add-on minimum, gross income, gross receipts, sales, use, ad valorem, value-added, transfer, franchise, profits, license, property, environmental, or other tax assessment or charge of any kind whatsoever (together in each instance with any interest, penalty, addition to tax or additional amount) imposed by any federal, state, local, or foreign Taxing Authority; or (b) any liability for payment of any amounts of the foregoing types as a result of being a member of an Affiliated, consolidated, combined, or unitary group, or being a party to any agreement or arrangement whereby liability for payment of any such amount is determined by reference to the liability of any other Entity.

223.    “Taxing Authority” means any governmental authority exercising any authority to impose, regulate, levy, assess, or administer the imposition of any Tax.

224.    “Termination Payment” has the meaning set forth in the Backstop Agreement.

225.    “U.S. Trustee” means the United States Trustee for the Southern District of Texas (Region 7).

226.    “Unimpaired” means, with respect to a Class of Claims or Interests, a Claim or an Interest that is unimpaired within the meaning of section 1124 of the Bankruptcy Code, including through Reinstatement or payment in full in Cash.

227.    “Unsubscribed Stapled Securities” has the meaning set forth in the Backstop Agreement.

228.    “Voting Deadline” means the deadline to submit votes to accept or reject this Plan.

B.	Rules of Interpretation

For purposes herein: (a) each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and neuter genders; (b) capitalized terms defined only in the plural or singular form shall nonetheless have their defined meanings when used in the opposite form; (c) unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions; (d) unless otherwise specified, any reference herein to an existing document, schedule, or exhibit shall mean such document, schedule, or exhibit, as it may have been or may be amended, restated, supplemented, or otherwise modified from time to time; provided that any capitalized terms herein that are defined with reference to another agreement, are defined with reference to such other agreement as of the date of the applicable agreement, without giving effect to any termination of such other agreement or amendments to such capitalized terms in any such other agreement following the Effective Date; (e) unless otherwise

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specified, all references herein to “Articles” are references to Articles of this Plan; (f) unless otherwise stated, the words “herein,” “hereof,” and ‘‘hereto’’ refer to this Plan in its entirety rather than to a particular portion of this Plan; (g) captions and headings to Articles are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation hereof; (h) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation”; (i) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (j) any term used in capitalized form herein that is not otherwise defined, but that is used in the Bankruptcy Code or the Bankruptcy Rules, has the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be; (k) all references to statutes, regulations, Orders, rules of courts, and the like shall mean such statutes, regulations, Orders, rules of courts, and the like as amended from time to time, and as applicable to the Chapter 11 Cases, unless otherwise stated; (l) any reference to an Entity as a Holder of a Claim or Interest includes that Entity’s successors and assigns; (m) any effectuating provisions may be interpreted by the Reorganized Debtors in a manner consistent with the overall purpose and intent of this Plan or the Confirmation Order, all without further notice to or action, Order, or approval of the Bankruptcy Court or any other Entity, and such interpretation shall control in all respects; (n) except as otherwise provided, any references to the Effective Date shall mean on the Effective Date or as soon as reasonably practicable thereafter; and (o) any docket number references in this Plan or the Confirmation Order shall refer to the docket number of any document Filed with the Bankruptcy Court in the Chapter 11 Cases.

C.	Computation of Time

Unless otherwise specifically stated herein, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein. If the date on which a transaction may occur pursuant to this Plan or the Confirmation Order shall occur on a day that is not a Business Day, then such transaction shall instead occur on the next succeeding Business Day, but shall be deemed to have been completed or to have occurred as of the required date.

D.	Governing Laws

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated herein, the laws of the State of New York (except for section 5-1401 and 5-1402 of the General Obligations Law of the State of New York), without giving effect to the principles of conflicts of law, shall govern the rights, obligations, construction, and implementation of this Plan and the Confirmation Order, any agreements, documents, instruments, or contracts executed or entered into in connection with this Plan or the Confirmation Order (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control); provided, however, that corporate or limited liability company governance matters relating to the Debtors or the Reorganized Debtors, as applicable, shall be governed by the laws of the state of incorporation or formation (as applicable) or the foreign laws of the applicable Debtor or Reorganized Debtor.

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E.	Reference to Monetary Figures

All references in this Plan to monetary figures shall refer to the legal tender of the United States of America, unless otherwise expressly provided.

F.	Certain Consent Rights

Notwithstanding anything in this Plan or the Confirmation Order to the contrary (including Article XII.G of this Plan), all consent rights, including the various consent rights of the Requisite Consenting Stakeholders set forth in the Plan Support Agreement and the Requisite Financing Parties set forth in the Backstop Agreement, with respect to the form and substance of this Plan, the Plan Supplement, and any Restructuring Documents shall be incorporated herein by this reference and fully enforceable as stated herein until such time as the Plan Support Agreement and the Backstop Agreement are terminated in accordance with their terms. For the avoidance of doubt, the failure to specify a particular consent right in this Plan or the Confirmation Order that is otherwise set forth in the Plan Support Agreement or the Backstop Agreement does not in any way impair, alter, or amend such consent or consultation rights, which remain binding on the parties to the Plan Support Agreement and the Backstop Agreement and are incorporated into this Plan, the Plan Supplement, the Confirmation Order and any Restructuring Documents or other related documents.

Notwithstanding anything in this Plan or the Confirmation Order to the contrary, and solely for so long as the Committee (a) affirmatively supports Confirmation of the Plan and (b) has not objected to Confirmation except with respect to any of the consent rights set forth in this paragraph, the Committee shall have reasonable consent rights with respect to the applicable provisions of the Plan and the Confirmation Order concerning the following: (i) those terms and provisions that impact the Committee as set forth in Article I.F (Certain Consent Rights), Article II.B (Accrued Professional Compensation Claims), Article IX.A.j (Conditions Precedent to the Effective Date) and Article XII.N (Dissolution of the Committee), (ii) any modification to the treatment of General Unsecured Claims as proposed under Article III.B.5 (Class 5 – General Unsecured Claims), (iii) the releases and exculpations proposed to be granted to the Committee and its members pursuant to this Plan, and (iv) those rights and protections afforded to the Holders of General Unsecured Claims as set forth in Article IV.B (Restructuring Transactions), Article IV.P (Insured Claims), Article V.B (Claims Based on Rejection of Executory Contracts and Unexpired Leases), Article VI.B. (Disputed and Contingent Claims Reserve), Article VII.G (No Post-Petition Interest on Claims), Article VIII.I (Release of Preference Actions), and Article X.A (Modification and Amendments). For the avoidance of doubt, and notwithstanding the foregoing, the Committee’s reasonable consent rights concerning Article VII.G (No Post-Petition Interest on Claims) shall not include any consent rights with respect to (a) the RCF Agent or the RCF Lenders’ entitlement to post-petition interest or (b) the applicable rate at which such post-petition interest shall be calculated.

G.	Reference to the Debtors or the Reorganized Debtors

Except as otherwise specifically provided in this Plan or the Confirmation Order to the contrary, references in this Plan or the Confirmation Order to the Debtors or the Reorganized Debtors shall mean the Debtors and the Reorganized Debtors, as applicable, to the extent the context requires.

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H.	Controlling Document

In the event of an inconsistency between this Plan and the Disclosure Statement, the terms of this Plan shall control in all respects. In the event of an inconsistency between this Plan and the Plan Supplement, the terms of the relevant document in the Plan Supplement shall control (unless otherwise provided in such Plan Supplement document or in the Confirmation Order). In the event of an inconsistency between the Confirmation Order and this Plan, the Confirmation Order shall control.

ARTICLE II.

ADMINISTRATIVE, PRIORITY CLAIMS, AND STATUTORY FEES

All Claims and Interests, except Administrative Claims and Priority Tax Claims, are classified in the Classes set forth in Article III below. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims have not been classified and, thus, are excluded from the Classes of Claims and Interests set forth in Article III of this Plan.

A.	Administrative Claims

On (or as soon thereafter as is reasonably practicable) the later of (a) the Effective Date and (b) the first Business Day after the date that is thirty (30) calendar days after the date such Administrative Claim becomes an Allowed Administrative Claim, the Holder of an Allowed Administrative Claim (other than Accrued Professional Compensation Claims or Restructuring Expenses) shall receive in full and final satisfaction, settlement, and release of, and in exchange for such Claim, either (i) Cash in an amount equal to the unpaid portion of such Allowed amount of such Claim or such other treatment consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code, or (ii) such other less favorable treatment as to which the Debtors or the Reorganized Debtors, as applicable, and the Holder of such Allowed Administrative Claim have agreed upon in writing; provided, that Allowed Administrative Claims representing Liabilities incurred in the ordinary course of business by the Debtors, as debtors-in-possession, shall be paid by the Debtors or the Reorganized Debtors, as applicable, in the ordinary course of business, consistent with past practice and in accordance with the terms and subject to the conditions of any Orders or agreements governing, instruments evidencing, or other documents establishing such Liabilities without any further action by the Holders of such Allowed Administrative Claims, including the need to File requests for payment of such Administrative Claims with the Bankruptcy Court and to serve such requests on the Reorganized Debtors.

Except as otherwise provided in this Article II.A and with respect to Administrative Claims that are Accrued Professional Compensation Claims or Restructuring Expenses, requests for payment of Administrative Claims must be Filed and served on the Reorganized Debtors pursuant to the procedures specified in the Confirmation Order and the notice of entry of the Confirmation Order no later than the Administrative Claims Bar Date. Holders of Administrative Claims that are required to, but do not, File and serve a request for payment of such Administrative Claims by such date shall be forever barred, estopped, and enjoined from asserting such Administrative

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Claims against the Reorganized Debtors or their property and such Administrative Claims shall be forever released and discharged from any and all indebtedness or liability with respect to or arising from such Claim. Notwithstanding the foregoing, no request for payment of an Administrative Claim need be Filed with respect to any Administrative Claim that was previously Allowed.

B.	Accrued Professional Compensation Claims

1.	Professional Fee Escrow

On the Effective Date, the Debtors shall establish the Professional Fee Escrow and transfer an amount equal to the Professional Fee Escrow Amount, which funds shall come first from the Administrative Expense Account and then, solely to the extent the Administrative Expense Account does not otherwise contain sufficient funds, from the Debtors’ general funds available as of the Effective Date. The Professional Fee Escrow shall be maintained in trust for the Professionals and for no other Entities until all Accrued Professional Compensation Claims have been irrevocably paid in full to the Professionals pursuant to one or more Final Orders of the Bankruptcy Court. No Liens, Claims, or interests shall encumber the Professional Fee Escrow or Cash held on account of the Professional Fee Escrow in any way. Such funds shall not be considered property of the Estates, the Debtors, or the Reorganized Debtors; provided, however, that the Reorganized Debtors shall have a reversionary interest in the excess, if any, of the amount of the Professional Fee Escrow over the aggregate amount of Accrued Professional Compensation Claims of the Professionals to be paid from the Professional Fee Escrow. When such Accrued Professional Compensation Claims have been paid in full, any remaining amount in the Professional Fee Escrow shall promptly be paid to the Reorganized Debtors without any further action or Order of the Bankruptcy Court.

2.	Final Fee Applications and Payment of Accrued Professional Compensation Claims

All final requests for payment of Accrued Professional Compensation Claims incurred during the period from the Petition Date through the Effective Date shall be Filed no later than forty-five (45) calendar days after the Effective Date. After notice and a hearing in accordance with the procedures established by the Bankruptcy Code, Bankruptcy Rules, and prior Bankruptcy Court Orders, the Allowed amounts of such Accrued Professional Compensation Claims shall be determined by the Bankruptcy Court. The amount of Accrued Professional Compensation Claims owing to the Professionals shall be paid in Cash from the Professional Fee Escrow in the case of the Professionals, and by the Reorganized Debtors in the case of all other professionals, as soon as reasonably practicable after such Accrued Professional Compensation Claims are Allowed by entry of an Order of the Bankruptcy Court.

To the extent that funds held in the Professional Fee Escrow are unable to satisfy the amount of Accrued Professional Compensation Claims owing to the Professionals, each Professional shall have an Allowed Administrative Claim for any such deficiency, which shall be satisfied by the Reorganized Debtors in the ordinary course of business in accordance with Article II.A of this Plan and notwithstanding any obligation to File Proofs of Claim or requests for payment on or before the Administrative Claims Bar Date. After all Accrued Professional Compensation Claims have been paid in full, the Final Order allowing such Accrued Professional

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Compensation Claims shall direct the escrow agent of the Professional Fee Escrow to return any excess amounts held in the Professional Fee Escrow, if any, to the Reorganized Debtors, without any further action or Order of the Bankruptcy Court.

3.	Estimation of Fees and Expenses

To receive payment for unbilled fees and expenses incurred through the Effective Date, the Professionals shall reasonably estimate their Accrued Professional Compensation Claims through and including the Effective Date, and shall deliver such estimate to the Debtors no later than ten (10) calendar days prior to the Effective Date; provided, however, that such estimate shall not be considered a representation with respect to the fees and expenses of such Professional, and Professionals are not bound to any extent by the estimates. If any of the Professionals fails to provide an estimate or does not provide a timely estimate, the Debtors may estimate the unbilled fees and expenses of such Professional. The total amount so estimated shall be utilized by the Debtors (in consultation with the Committee and the Requisite Consenting Stakeholders) to determine the Professional Fee Escrow Amount.

4.	Post-Effective Date Fees and Expenses

Except as otherwise specifically provided in this Plan or the Confirmation Order, from and after the Effective Date, the Debtors or the Reorganized Debtors, as the case may be, shall, in the ordinary course of business and without any further notice to or action, Order or approval of the Bankruptcy Court, pay in Cash the reasonable and documented legal, professional, or other fees and expenses incurred by the Debtors. Upon the Effective Date, any requirement that Professionals comply with sections 327 through 331 and 1103 of the Bankruptcy Code, or any Order of the Bankruptcy Court governing the retention or compensation of Professionals in seeking retention or compensation for services rendered after such date shall terminate, and the Debtors may employ and pay any Professionals in the ordinary course of business without any further notice to or action, Order, or approval of the Bankruptcy Court.

C.	Priority Tax Claims

Pursuant to section 1129(a)(9)(C) of the Bankruptcy Code, unless otherwise agreed by the Holder of an Allowed Priority Tax Claim and the applicable Debtor or Reorganized Debtor, each Holder of an Allowed Priority Tax Claim will receive, at the option of the applicable Debtor or Reorganized Debtor, in full satisfaction of its Allowed Priority Tax Claim that is due and payable on or before the Effective Date, either (i) Cash equal to the unpaid amount of such Allowed Priority Tax Claim on the Effective Date or (ii) otherwise be treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code. For the avoidance of doubt, Holders of Allowed Priority Tax Claims will receive interest on such Allowed Priority Tax Claims after the Effective Date in accordance with sections 511 and 1129(a)(9)(C) of the Bankruptcy Code.

D.	Statutory Fees

All Statutory Fees due and payable prior to the Effective Date shall be paid by the Debtors. On and after the Effective Date, the Reorganized Debtors shall pay all Statutory Fees when due and payable, and shall File with the Bankruptcy Court quarterly reports in a form reasonably acceptable to the U.S. Trustee. Each Debtor shall remain obligated to pay quarterly fees to the U.S. Trustee and File quarterly reports until the earliest of that particular Debtor’s case being closed, dismissed, or converted to a case under chapter 7 of the Bankruptcy Code.

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ARTICLE III.

CLASSIFICATION AND TREATMENT OF CLAIMS AND INTERESTS

All Claims or Interests, except Administrative Claims and Priority Tax Claims, are classified in the Classes set forth below. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims have not been classified in this Article III.

A.	Summary of Classification

All Claims or Interests, other than Administrative Claims and Priority Tax Claims, are classified in the Classes set forth in this Article III for all purposes, including voting, Confirmation, and distributions pursuant to this Plan and sections 1122 and 1123(a)(1) of the Bankruptcy Code. A Claim or Interest is classified in a particular Class only to the extent that such Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of such Claim or Interest qualifies within the description of such other Classes. A Claim or Interest is also classified in a particular Class for the purpose of receiving distributions pursuant to this Plan, but only to the extent that such Claim or Interest is an Allowed Claim or Allowed Interest in that Class and has not been paid, released, or otherwise satisfied prior to the Effective Date.

This Plan is a separate plan of reorganization for each Debtor. This Plan groups the Debtors together solely for the purpose of describing treatment under this Plan, Confirmation of this Plan, and making Plan distributions in respect of Claims against and Interests in the Debtors under this Plan. Such groupings shall not affect any Debtor’s status as a separate legal entity, change the organizational structure of the Debtors’ business enterprise, cause a merger or consolidation of any legal entities, or cause the transfer of any assets; and, except as otherwise provided by or permitted under this Plan, all Debtors shall continue to exist as separate legal entities.

1.	Class Identification

The classification of Claims against and Interests in each Debtor (as applicable) pursuant to this Plan is as set forth below. All of the potential Classes for the Debtors are set forth herein. Certain of the Debtors may not have Holders of Claims or Interests in a particular Class or Classes, and such Classes shall be treated as set forth in Article III.H of this Plan.

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Class	Claims and Interests	Status	Voting Rights
1	Other Secured Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)

2	Other Priority Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)

3	RCF Claims	Impaired	Entitled to Vote

4	Senior Notes Claims	Impaired	Entitled to Vote

5	General Unsecured Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)

6	Intercompany Claims	Unimpaired/ Impaired	Not Entitled to Vote (Presumed to Accept/Deemed to Reject)

7	Existing Parent Equity Interests	Impaired	Entitled to Vote

8	Intercompany Interests	Unimpaired/Impaired	Not Entitled to Vote (Presumed to Accept/Deemed to Reject)

B.	Treatment of Claims and Interests

The treatment and voting rights provided under this Plan to each Class for distribution purposes is specified below:

1.	Class 1 – Other Secured Claims

a.	Classification: Class 1 consists of all Allowed Other Secured Claims.

b.

Treatment: On the Effective Date, or as soon as reasonably practicable thereafter, except to the extent that such Holder agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of, and in exchange for such Other Secured Claim, at the option of the Reorganized Debtors (subject to the reasonable consent of the Requisite Consenting Stakeholders), each such Holder of an Allowed Other Secured Claim shall receive (i) payment in full in Cash, or (ii) such other treatment so as to render such Holder’s Allowed Other Secured Claim Unimpaired.

c.

Voting: Class 1 is Unimpaired under this Plan. Each Holder of an Allowed Other Secured Claim will be conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, each Holder of an Allowed Other Secured Claim is not entitled to vote to accept or reject this Plan.

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2.	Class 2 – Other Priority Claims

a.	Classification: Class 2 consists of all Allowed Other Priority Claims against any Debtor.

b.

Treatment: On the Effective Date, or as soon as reasonably practicable thereafter, except to the extent that such Holder agrees to a less favorable treatment, each Holder of an Allowed Other Priority Claim shall receive, at the option of the Debtors (subject to the reasonable consent of the Requisite Consenting Stakeholders), in full and final satisfaction, settlement, release, and discharge of, and in exchange for such Claim, (i) payment in Cash of the unpaid portion of its Allowed Other Priority Claim or (ii) other treatment consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code. Other Priority Claims that arise in the ordinary course of the Debtors’ business and which are not due and payable on or before the Effective Date shall be paid in the ordinary course of business in accordance with the terms thereof.

c.

Voting: Class 2 is Unimpaired under this Plan. Each Holder of an Allowed Other Priority Claim will be conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, each Holder of an Allowed Other Priority Claim is not entitled to vote to accept or reject this Plan.

3.	Class 3 – RCF Claims

a.	Classification: Class 3 consists of all Allowed RCF Claims.

b.

Treatment: On the Effective Date, or as soon as reasonably practicable thereafter, except to the extent that such Holder agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of, and in exchange for such RCF Claim, each Holder of an Allowed RCF Claim shall receive, either:

i.

if such Holder elects to participate in the Exit Revolving Credit Facility, (A) first, its Pro Rata share calculated as a percentage of all Holders in such Class that elect to participate in the Exit Revolving Credit Facility (its “Participating RCF Lender Share”) of the RCF Cash Paydown; (B) second, to the extent such Holder’s RCF Claims have not been satisfied in full after the application of the RCF Cash Paydown under clause (A) above, its Participating RCF Lender Share of up to $100 million of funded loans under the Exit Revolving Credit Facility, with such amount subject to change based upon the Effective Date and interest accrued on RCF Claims through such date[3]; and (C) third, to the extent such Holder’s RCF Claims

[3]	Amounts determined assuming an April 23, 2021 emergence date.

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have not been satisfied in full after the application of the RCF Cash Paydown under clause (A) above and the allocation of funded loans under clause (B) above, a share of $200 million (less the amount of aggregate funded loans under the Exit Revolving Credit Facility on the Effective Date allocated pursuant to clause (B) above) of the Exit Term Loan Facility that is equal to the remaining unsatisfied amount of such Holder’s RCF Claims, with such amount subject to change based upon the Effective Date and interest accrued on RCF Claims through such date[4], provided that the aggregate amount of any such Holder’s shares of the amounts described in the foregoing clauses (A), (B), and (C) shall not exceed the amount of such Holder’s RCF Claims; or

ii.

if such Holder does not elect to participate in the Exit Revolving Credit Facility, (A) first, a share of $200 million, with such amount subject to change based upon the Effective Date and interest accrued on RCF Claims through such date[5] (less the amount of aggregate funded loans under the Exit Revolving Credit Facility on the Effective Date allocated pursuant to clause (i)(B) above) of the Exit Term Loan Facility that is equal to the lesser of (x) its RCF Claims and (y) its Pro Rata share (calculated as a percentage of all Holders in such Class that do not elect to participate in the Exit Revolving Credit Facility) (its “Non-Participating RCF Lender Share”) of the portion of the $200 million, with such amount subject to change based upon the Effective Date and interest accrued on RCF Claims through such date[6], of the Exit Term Loan Facility that is not allocated to participating Holders pursuant to clause (i)(C) above and (B) second, solely to the extent such Holder’s RCF Claims have not been satisfied in full after the allocation of the Exit Term Loan Facility under clause (A) above, a portion of the RCF Cash Paydown equal to the lesser of (x) such Holder’s remaining unsatisfied RCF Claims and (y) such Holder’s Non-Participating RCF Lender Share of the amount of the RCF Cash Paydown that has not been allocated to the participating RCF Lenders pursuant to clause (i)(A) above.

c.	Voting: Class 3 is Impaired under this Plan. Each Holder of an Allowed RCF Claim will be entitled to vote to accept or reject this Plan.

4.	Class 4 – Senior Notes Claims

a.	Classification: Class 4 consists of all Allowed Senior Notes Claims.

[4]	Amounts determined assuming an April 23, 2021 emergence date.
[5]	Amounts determined assuming an April 23, 2021 emergence date.
[6]	Amounts determined assuming an April 23, 2021 emergence date.

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b.

Treatment: On the Effective Date, or as soon as reasonably practicable thereafter, except to the extent that such Holder agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of such Senior Notes Claim, each Holder of an Allowed Senior Notes Claim shall receive (i) its Pro Rata share of 70.0% of the New Diamond Common Shares, subject to dilution by the New Warrants and the MIP Equity Shares; and (ii) Subscription Rights to participate in the Rights Offerings to (a) pursuant to the Primary Rights Offering, purchase such Holder’s Pro Rata portion of $46,875,000 of Exit Notes and 12.26% of the issued and outstanding New Diamond Common Shares as of the Effective Date, subject to dilution by the New Warrants and the MIP Equity Shares and (b) pursuant to the Delayed Draw Rights Offering, subscribe for such Holder’s Pro Rata portion of commitments to purchase up to $21,875,000 of Delayed Draw Notes and 5.72% of the total New Diamond Common Shares outstanding on the Effective Date, subject to dilution by the New Warrants and the MIP Equity Shares.

With respect to subsection (b)(ii) above, pursuant to, and in accordance with, the Backstop Agreement and the Rights Offerings Procedures, each Financing Party has agreed to, severally and not jointly, (i) fully exercise all Subscription Rights that are properly issued to it on the applicable Subscription Commencement Date on account of its Allowed Senior Notes Claims and (ii) duly purchase all Exit Notes on account of its Allowed Senior Notes Claims.

c.	Voting: Class 4 is Impaired under this Plan. Each Holder of an Allowed Senior Notes Claim will be entitled to vote to accept or reject this Plan.

5.	Class 5 – General Unsecured Claims

a.	Classification: Class 5 consists of all Allowed General Unsecured Claims.

b.

Treatment: On the Effective Date, or as soon as reasonably practicable thereafter, except to the extent that such Holder agrees to a less favorable treatment, in full and final satisfaction, settlement, release, and discharge of, and in exchange for such General Unsecured Claims, each Holder of an Allowed General Unsecured Claim shall receive, at the option of the Debtors (subject to the reasonable consent of the Requisite Consenting Stakeholders): (i) payment in full in Cash (inclusive of post-petition interest at (a) the Federal Judgment Rate, (b) any applicable contract rate solely to the extent such rate applies, or (c) such other rate as agreed to among the Debtors and such Holder or as determined by the Bankruptcy Court (in any adversary proceeding, contested matter, or otherwise), on the later of (w) the Effective Date or as soon as reasonably practicable thereafter, (x) the date such Claim becomes Allowed or as soon as reasonably practicable thereafter, (y) the date such Claim comes due under applicable Law or in the ordinary course of business in accordance with the terms and

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conditions of the particular transaction giving rise to such Claim, or (z) such other date as agreed between the Debtors or the Reorganized Debtors and such Holder; (ii) Reinstatement; or (iii) such other treatment sufficient to render such Claims Unimpaired. General Unsecured Claims that arise in the ordinary course of the Debtors’ business and which are not due and payable on or before the Effective Date shall be paid in the ordinary course of business in accordance with the terms thereof.

c.

Voting: Class 5 is deemed Unimpaired under this Plan. Each Holder of an Allowed General Unsecured Claim will be conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, each Holder of an Allowed General Unsecured Claim is not entitled to vote to accept or reject this Plan.

6.	Class 6 – Intercompany Claims

a.	Classification: Class 6 consists of all Allowed Intercompany Claims.

b.

Treatment: On the Effective Date, all Intercompany Claims shall be adjusted, Reinstated, or discharged at the Debtors’ discretion, in consultation with the Ad Hoc Group (subject to the reasonable consent of the Requisite Consenting Stakeholders).

c.

Voting: Class 6 is either deemed Unimpaired under this Plan, and each such Holder of an Allowed Intercompany Claim will be conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code, or is Impaired, and each such Holder of an Allowed Intercompany Claim is deemed to reject this Plan pursuant to section 1126(g) of the Bankruptcy Code.

7.	Class 7 – Existing Parent Equity Interests

a.	Classification: Class 7 consists of all Allowed Existing Parent Equity Interests.

Treatment: On the Effective Date, or as soon as reasonably practicable thereafter, each Holder of an Allowed Existing Parent Equity Interest will receive its Pro Rata share of the New Warrants, subject to dilution by the MIP Equity Shares.

b.	Voting: Class 7 is Impaired under this Plan. Each Holder of an Allowed Existing Parent Equity Interest will be entitled to vote to accept or reject this Plan.

8.	Class 8 – Intercompany Interests

a.	Classification: Class 8 consists of all Allowed Intercompany Interests.

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b.

Treatment: On the Effective Date, all Intercompany Interests shall be (i) cancelled (or otherwise eliminated) and receive no distribution under this Plan or (ii) Reinstated at the Debtors’ option, in consultation with the Ad Hoc Group (subject to the reasonable consent of the Requisite Consenting Stakeholders). To the extent Reinstated, Intercompany Interests are Unimpaired solely to preserve the Debtors’ corporate structure, and Holders of such Intercompany Interests shall not otherwise receive or retain any property on account of such Intercompany Interests.

c.

Voting: Class 8 is either deemed Unimpaired under this Plan, and each such Holder of an Allowed Intercompany Interest will be conclusively presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code, or is Impaired, and each such Holder of an Allowed Intercompany Interest is deemed to reject this Plan pursuant to section 1126(g) of the Bankruptcy Code.

C.	Confirmation Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code

The Debtors shall seek Confirmation of this Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims. The Debtors reserve the right to modify this Plan in accordance with Article X.A of this Plan to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification (subject to the reasonable consent of the Requisite Consenting Stakeholders).

D.	No Substantive Consolidation

Although this Plan is presented as a joint plan of reorganization for administrative purposes, this Plan does not provide for the substantive consolidation of the Debtors’ Estates, and on the Effective Date, the Debtors’ Estates shall not be deemed to be substantively consolidated for any reason. Nothing in this Plan, the Confirmation Order or the Disclosure Statement shall constitute or be deemed to constitute a representation that any one or all of the Debtors is subject to or liable for any Claims or Interests against or in any other Debtor. A Claim or Interest against or in multiple Debtors will be treated as a separate Claim or Interest against or in each applicable Debtor’s Estate for all purposes, including voting and distribution; provided, however, that no Claim or Interest will receive value in excess of one hundred percent (100.0%) of the Allowed amount of such Claim (inclusive of post-petition interest, if applicable) or Interest under the Plan for all such Debtors.

E.	Allowance of Senior Notes Claims

The principal and unpaid accrued interest as of the Petition Date comprising the Senior Notes Claims shall be Allowed in the amount of $ 2,044,877,422.90, excluding amounts to be paid in Cash on account of services provided by the Senior Notes Trustee.

F.	Allowance of RCF Claims

The principal and unpaid accrued interest comprising the RCF Claims shall be Allowed in the amount of $444,691,711.18 as of the Petition Date, plus accrued and unpaid post-petition

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interest through the Effective Date pursuant to, and at the interest rates prescribed by the RCF Credit Agreement; provided that (a) interest accruing on Eurodollar Loans (as defined in the RCF Credit Agreement) that were outstanding on the Petition Date shall be calculated by reference to the Eurodollar Rate (as defined in the RCF Credit Agreement) for the period from the Petition Date through September 21, 2020, and by reference to the Alternate Base Rate (as defined in the RCF Credit Agreement) thereafter, (b) interest accruing on all other RCF Claims after the Petition Date shall be calculated by reference to the Alternate Base Rate, and (c) interest accruing on all of the RCF Claims after the Petition Date shall include any applicable default rate pursuant to the RCF Credit Agreement.

G.	Special Provision Governing Unimpaired Claims or Interests

Except as otherwise set forth in this Plan or the Confirmation Order, nothing shall affect the Debtors’ or the Reorganized Debtors’ rights in respect of any Unimpaired Claims or Interests, including all rights in respect of legal and equitable defenses to or setoffs or recoupment against any such Unimpaired Claims or Interests.

H.	Elimination of Vacant Classes

Any Class of Claims or Interests that does not have a Holder of an Allowed Claim or Interest as of the date of the commencement of the Confirmation Hearing shall be deemed eliminated from this Plan for purposes of voting to accept or reject this Plan and for purposes of determining acceptance or rejection of this Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

I.	Acceptance by Impaired Classes

An Impaired Class of Claims shall have accepted this Plan if, not counting the vote of any Holder designated under section 1126(e) of the Bankruptcy Code or any insider under section 1010(31) of the Bankruptcy Code, (i) the Holders of at least two-thirds in amount of the Allowed Claims actually voting in the Class have voted to accept this Plan, and (ii) the Holders of more than one-half in number of the Allowed Claims actually voting in the Class have voted to accept this Plan.

J.	Voting Classes; Presumed Acceptance by Non-Voting Classes

If a Class contains Claims or Interests eligible to vote and no Holders of Claims or Interests eligible to vote in such Class vote to accept or reject this Plan, this Plan shall be deemed accepted by the Holders of such Claims or Interests in such Class.

K.	Presumed Acceptance of this Plan

To the extent that Claims of any Class are Reinstated or otherwise Unimpaired, each Holder of a Claim or Interest in such Class is presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code and is not entitled to vote to accept or reject this Plan.

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L.	Controversy Concerning Impairment

If a controversy arises as to whether any Claims or Interests, or any Class of Claims or Interests, are Impaired, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on or before the Confirmation Date.

M.	Intercompany Interests

Intercompany Interests, to the extent Reinstated, are being Reinstated to maintain the existing corporate structure of the Debtors. For the avoidance of doubt, any Interest in non-Debtor Affiliates owned by a Debtor shall continue to be owned by the applicable Reorganized Debtor.

N.	Relative Rights and Priorities

Unless otherwise expressly provided in this Plan or the Confirmation Order, the allowance, classification, and treatment of all Allowed Claims or Interests and the respective distributions and treatments under this Plan take into account and conform to the relative priority and rights of such Claims or Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510 of the Bankruptcy Code, or otherwise.

ARTICLE IV.

MEANS FOR IMPLEMENTATION OF THIS PLAN

A.	General Settlement of Claims and Interests

Pursuant to sections 363 and 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided under this Plan and the Confirmation Order, upon the Effective Date, the provisions of this Plan and the Confirmation Order shall constitute a good-faith compromise and settlement of all Claims and Interests and controversies relating to the contractual, legal, and subordination rights of Holders with respect to such Allowed Claims and Interests, as resolved pursuant to this Plan and the Confirmation Order. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise and settlement of all such Claims, Interests, and controversies, as well as a finding by the Bankruptcy Court that such compromise and settlement is in the best interests of the Debtors, their Estates, and Holders of Claims or Interests, and is fair, equitable, and within the range of reasonableness. All distributions made to Holders of Allowed Claims or Interests in any Class are intended to be and shall be final. The compromises and settlements described herein shall be non-severable from each other and from all other terms of this Plan.

B.	Restructuring Transactions

On or after the Confirmation Date, the Debtors or Reorganized Debtors, as applicable, shall be authorized to enter into such transactions and take such other actions as may be necessary or appropriate to effectuate a corporate restructuring of their business, to otherwise simplify the overall corporate structure of the Debtors, or to organize certain of the Debtors under the Laws of jurisdictions other than the jurisdictions in which such Debtors currently are organized, which restructuring may include one or more mergers, consolidations, acquisitions, transfers,

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assignments, dispositions, liquidations, or dissolutions as may be determined by the Debtors, in accordance with the Plan Support Agreement, the Backstop Agreement, and the Restructuring Transaction Memorandum (collectively, the “Restructuring Transactions”). In each case in which the surviving, resulting, or acquiring Entity in any such transaction is a successor to a Debtor, such surviving, resulting, or acquiring Entity shall perform the obligations of such Debtor pursuant to this Plan to satisfy the Allowed Claims against, or Allowed Interests in, such Debtor, except as provided in any contract, instrument, or other agreement or document effecting a disposition to such surviving, resulting, or acquiring Entity, which provides that another Debtor shall perform such obligations.

In effectuating the Restructuring Transactions, the Debtors shall be permitted to:

(a)

execute and deliver appropriate agreements or other documents of merger, consolidation, restructuring, disposition, transfer, assignment, liquidation, or dissolution containing terms that are consistent with the terms of this Plan and the Confirmation Order and that satisfy the requirements of applicable state Law and such other terms to which the applicable Entities may agree;

(b)

execute and deliver appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, Liability, duty, or obligation on terms consistent with the terms of this Plan and having such other terms to which the applicable Entities may agree;

(c)	file appropriate certificates or articles of merger, consolidation, or dissolution pursuant to applicable state Law; and

(d)

take all other actions that the applicable Entities determine to be necessary or appropriate, in accordance with the consent rights set forth in the Plan Support Agreement and the Backstop Agreement, including making filings or recordings that may be required by applicable Law in connection with such transactions.

Upon the Confirmation Date, without any further Bankruptcy Court approval, the Debtors shall have the right, but not the obligation, to acquire any asset of any other Debtor (including a Debtor for which Confirmation of this Plan has not occurred) in exchange for an assumption of certain Liabilities of such Debtor (including all General Unsecured Claims asserted against such Debtor’s Estate, which General Unsecured Claims shall receive the treatment provided to such Claims under Article III.B.5 of this Plan regardless of the treatment of any other Claim or Interest of any acquiring Debtor), provided that the acquiring Debtor and the selling Debtor each determine that such transfer, in the exercise of its business judgment, and in accordance with and subject always to the consent rights set forth in the Plan Support Agreement and the Backstop Agreement, is in the best interest of such Debtor and its respective Estate.

On the Effective Date, or as soon as reasonably practicable thereafter, the Debtors or the Reorganized Debtors may take all actions consistent with this Plan, the Confirmation Order, the Plan Support Agreement, the Backstop Agreement, and the Restructuring Transaction Memorandum, as may be necessary or appropriate to effect any transaction described in, approved

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by, contemplated by, or necessary to effectuate the Restructuring Transactions under and in connection with this Plan, including:

(a)

the execution, adoption, amendment, and/or delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, interest, right, Liability, debt, or obligation on terms consistent with the terms of this Plan and the Confirmation Order, and having other terms for which the applicable parties agree, including the Exit Facilities, the Rights Offerings, and New Warrants;

(b)	the filing of appropriate certificates or articles of incorporation, reincorporation, merger, consolidation, conversion, or dissolution pursuant to applicable Law;

(c)

the execution, adoption, amendment, and/or delivery of the applicable documents included in the Plan Supplement, to the extent required by the Debtors, including, but not limited to, the Restructuring Documents where relevant; and

(d)

all other actions that the applicable Entities determine to be necessary or appropriate, in the most tax efficient manner to the extent commercially reasonable, including making filings or recordings that may be required by applicable Law and opening new bank accounts, but in each case only to the extent not inconsistent with the Plan Support Agreement and the Backstop Agreement.

For purposes of consummating this Plan and the Restructuring Transactions, none of the transactions contemplated in this Article IV.B shall constitute a change of control under any agreement, contract, or document of the Debtors.

Each officer, member of the board of directors, or manager of the Debtors is (and each officer, member of the board of directors, or manager of the Reorganized Debtors shall be) authorized and directed to issue, execute, deliver, file, or record such contracts, securities, instruments, releases, indentures, and other agreements or documents, and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of this Plan and the securities issued pursuant to this Plan in the name of and on behalf of the Reorganized Debtors, all of which shall be authorized and approved in all respects, in each case, without the need for any approvals, authorizations, consents, or any further actions required under applicable Law, regulation, Order, or rule (including, without limitation, any action by the shareholders or directors or managers of the Debtors or the Reorganized Debtors) except for those expressly required pursuant to this Plan.

All matters provided for herein involving the corporate structure of the Debtors or Reorganized Debtors, or any corporate, limited liability company, or related action required by the Debtors or Reorganized Debtors in connection herewith shall be deemed to have occurred and shall be in effect, without any requirement of further action by the shareholders, members, directors, or managers of the Debtors or Reorganized Debtors, and with like effect as though such action had been taken unanimously by the shareholders, members, directors, or managers, as applicable, of the Debtors or Reorganized Debtors.

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C.	Cancellation of Certain Existing Security Interests

Upon the full payment or other satisfaction of an Allowed Other Secured Claim, or promptly thereafter, the Holder of such Allowed Other Secured Claim shall deliver to the Debtors or Reorganized Debtors, as applicable, any collateral or other property of a Debtor held by such Holder, together with any termination statements, instruments of satisfaction, or releases of all security interests with respect to its Allowed Other Secured Claim that may be reasonably required to terminate any related financing statements, mortgages, mechanics’ or other statutory Liens, lis pendens, or similar interests or documents.

D.	Sources of Consideration for Plan Distributions

Consideration for Plan distributions shall come from:

a.	Equity Interests in the Reorganized Company

On the Effective Date, all Existing Parent Equity Interests shall be cancelled and the Reorganized Company shall issue or cause to be issued the New Diamond Common Shares and New Warrants in accordance with the terms of this Plan and the Confirmation Order. On the Effective Date, applicable Holders of eligible Claims or Interests shall receive the New Diamond Common Shares and New Warrants in exchange for their respective Claims or Interests as set forth in Article III of this Plan and pursuant to the Rights Offerings. All of the New Diamond Common Shares and New Warrants issuable under this Plan and the Confirmation Order, when so issued, shall be duly authorized, validly issued, fully paid, and nonassessable.

b.	Rights Offerings and Issuance of the Exit Notes

On the Effective Date, the Reorganized Debtors shall consummate the Rights Offerings in accordance with the Rights Offerings Procedures, the Backstop Agreement, and the Exit Notes Documents. Subscription Rights to participate in the Rights Offerings shall be allocated among relevant Holders of Senior Notes Claims on the applicable Subscription Commencement Date in accordance with the Rights Offerings Procedures, and the allocation of such Subscription Rights will be exempt from SEC registration under applicable Law and shall not constitute an invitation or offer to sell, or the solicitation of an invitation or offer to buy, any securities in contravention of any applicable Law in any jurisdiction. The Reorganized Debtors intend to implement the Rights Offerings in a manner that shall not cause it to be deemed a public offering in any jurisdiction, except as provided in section 1145(c) of the Bankruptcy Code with respect to the New Diamond Common Shares and Exit Notes offered and sold in connection with the Rights Offerings pursuant to the exemption from registration provided by section 1145(a)(1) of the Bankruptcy Code.

Holders of the Subscription Rights (including the Financing Parties) shall receive the opportunity to subscribe for up to $68,750,000 of the Exit Notes in accordance with and pursuant to this Plan, the Rights Offerings Procedures, and the Exit Notes Term Sheet. Each Holder of Subscription Rights (including the Financing Parties) that participates in the Rights Offerings with respect to the Exit Notes shall also receive, in consideration for its participation in the Rights Offerings, its Pro Rata share (in respect of the Subscription Rights exercised by such Holder) of 17.98% of the issued and outstanding New Diamond Common Shares as of the Effective Date (subject to dilution by the New Warrants and the MIP Equity Shares) (the “Rights Offerings Shares”).

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The Collateral Trustee shall have valid, binding, and enforceable Liens on the collateral specified in, and to the extent required by, the Exit Notes Documents. To the extent granted, the guarantees, mortgages, pledges, Liens, and other security interests granted pursuant to the Exit Notes Documents are granted in good faith as an inducement to extend credit thereunder and shall be deemed not to constitute a fraudulent conveyance or fraudulent transfer, shall not otherwise be subject to avoidance, and the priorities of any such Liens and security interests shall be as set forth in the relevant Exit Notes Documents; provided that the Exit Notes shall be subject to a last out agreement pursuant to the Exit Notes Documents.

Further, the Private Placement Investors shall have the obligation to purchase the Primary Private Placement Stapled Securities and commit to purchase the Delayed Draw Private Placement Stapled Securities, and the Commitment Parties shall fully backstop the remainder of the Rights Offerings, in each case in accordance with the Backstop Agreement. In addition to the Rights Offerings Shares associated with the Exit Notes for which the Financing Parties subscribe, the Financing Parties that were initial signatories to the Backstop Agreement will receive a Commitment Premium (which shall be an Allowed administrative expense), payable upon the earlier of (a) the Effective Date, in Commitment Premium Exit Notes or (b) subject to Article IV.E of this Plan, consummation of an Alternative Restructuring, in Cash.

c.	Exit Term Loan Facility

On the Effective Date, the Reorganized Debtors shall be authorized to execute, deliver, and enter into the Exit Term Loan Facility Documents without further (i) notice to, Order of, or other approval of the Bankruptcy Court, (ii) act or omission under applicable Law, regulation, Order, or rule, (iii) vote, consent, authorization, or approval of any Person, or (iv) action by the Holders of Claims or Interests. The Exit Term Loan Facility shall constitute legal, valid, binding, and authorized joint and several obligations of the applicable Reorganized Debtors, enforceable in accordance with its terms, and such obligations shall not be enjoined or subject to discharge, impairment, release, avoidance, recharacterization, or subordination under applicable Law, this Plan, or the Confirmation Order. The financial accommodations to be extended pursuant to the Exit Term Loan Facility Documents are reasonable and are being extended, and shall be deemed to have been extended, in good faith and for legitimate business purposes.

The Exit Term Loan Agent shall have valid, binding, and enforceable Liens on the collateral specified in, and to the extent required by, the Exit Term Loan Facility Documents. To the extent granted, the guarantees, mortgages, pledges, Liens and other security interests granted pursuant to the Exit Term Loan Facility Documents are granted in good faith as an inducement to extend credit thereunder and shall be deemed not to constitute a fraudulent conveyance or fraudulent transfer, shall not otherwise be subject to avoidance, and the priorities of any such Liens and security interests shall be as set forth in the relevant Exit Term Loan Facility Documents.

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d.	Exit Revolving Credit Facility

On the Effective Date, the Reorganized Debtors shall be authorized to execute, deliver, and enter into the Exit Revolving Credit Facility Documents without further (i) notice to, Order of, or other approval of the Bankruptcy Court, (ii) act or omission under applicable Law, regulation, Order, or rule, (iii) vote, consent, authorization, or approval of any Person, or (iv) action by the Holders of Claims or Interests. The Exit Revolving Credit Facility shall constitute legal, valid, binding, and authorized joint and several obligations of the applicable Reorganized Debtors, enforceable in accordance with its terms, and such obligations shall not be enjoined or subject to discharge, impairment, release, avoidance, recharacterization, or subordination under applicable Law, this Plan, or the Confirmation Order. The financial accommodations to be extended pursuant to the Exit Revolving Credit Facility Documents are reasonable and are being extended, and shall be deemed to have been extended, in good faith and for legitimate business purposes.

On the Effective Date, all letters of credit issued under the RCF Credit Agreement, shall be deemed to have been issued under, and will receive the collateral support of, the Exit Revolving Credit Facility.

The Exit Revolving Credit Facility Agent shall have valid, binding, enforceable, perfected first Liens on the collateral specified in, and to the extent required by, the Exit Revolving Credit Facility Documents. To the extent granted, the guarantees, mortgages, pledges, Liens and other security interests granted pursuant to the Exit Revolving Credit Facility Documents are granted in good faith as an inducement to extend credit thereunder and shall be deemed not to constitute a fraudulent conveyance or fraudulent transfer, shall not otherwise be subject to avoidance, and the priorities of any such Liens and security interests shall be as set forth in the relevant Exit Revolving Credit Facility Documents.

e.	Exit Revolving Credit Facility Commitment Fee

Holders of Allowed RCF Claims that elect to participate in the Exit Revolving Credit Facility shall receive (solely on account of such Holders’ commitments under the Exit Revolving Credit Facility and not on account of their Allowed RCF Claims) their Pro Rata portion of a paid-in-kind nonrefundable upfront fee (the “Exit Revolving Credit Facility Commitment Fee”) equal to $3,477,953.58 payable in kind in the form of additional drawn commitments under the Exit Revolving Credit Facility, which shall increase both the amount of drawn and total commitments thereunder, in exchange for providing such new money commitments and not on account of their RCF Claims; provided that if an Alternative Restructuring occurs, the Exit Revolving Credit Facility Commitment Fee, equal to $3,477,953.58, shall be due and payable in full in Cash upon the date of consummation of such Alternative Restructuring (the “Alternative Restructuring Fee”) pursuant to (and in accordance with) the Fee Letters. Notwithstanding the foregoing, the Alternative Restructuring Fee shall not be payable pursuant to the Lender Fee Letter or otherwise to the extent the Alternative Restructuring is consummated as a result of a determination by the Requisite Consenting RCF Lenders (as defined in the Plan Support Agreement) that the PCbtH Contracts’ treatment in the Chapter 11 Cases, including under this Plan, is not reasonably acceptable to the Requisite Consenting RCF Lenders.

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f.	Exit Facility Liens

The Reorganized Debtors and Persons granted Liens and security interests under the Exit Facilities shall be authorized to make all filings and recordings and to obtain all governmental approvals and consents necessary to establish and perfect such Liens and security interests under the provisions of the applicable state, provincial, federal, or other Law (whether domestic or foreign) that would be applicable in the absence of this Plan and the Confirmation Order (it being understood that perfection shall occur automatically by virtue of the entry of the Confirmation Order without the need for any filings or recordings) and will thereafter cooperate to make all other filings and recordings that otherwise would be necessary under applicable Law to give notice of such Liens and security interests to third parties. The Exit Facilities shall be secured by first liens in the same collateral; however, the Reorganized Debtors’ payment obligations in respect of the Exit Revolving Credit Facility shall rank senior to their payment obligations in respect of the Exit Term Loan Facility and Exit Notes.

E.	Commitment Premium

The amount to be paid as consideration to the Financing Parties on the Effective Date, pursuant to the terms and conditions set forth in this Plan and the Backstop Agreement, shall be a nonrefundable aggregate premium equal to 9% of the aggregate amount of Exit Notes (the “Commitment Premium”), payable in kind in the form of additional Exit Notes (the “Commitment Premium Exit Notes”); provided, that if an Alternative Restructuring occurs, the Commitment Premium shall be payable in Cash pursuant to (and in accordance with) the Backstop Agreement and Backstop Order. Notwithstanding the foregoing, the Termination Payment shall not be payable under the Backstop Agreement to the extent the Backstop Agreement is terminated by the Requisite Financing Parties except as expressly provided by Section 9.6(b) of the Backstop Agreement, as may be modified by the Backstop Order. No Rights Offerings Shares shall be issued on account of the Commitment Premium Exit Notes. To the extent not previously assumed pursuant to an Order of the Bankruptcy Court, the Backstop Agreement shall be assumed pursuant to the Confirmation Order.

F.	Issuance and Distribution of New Securities; Execution of Plan Documents

Except as otherwise provided in this Plan, on or as soon as reasonably practicable after the Effective Date, the Reorganized Debtors shall issue and/or deliver all securities, notes, instruments, Certificates, and other documents required to be issued pursuant to this Plan.

G.	Corporate Existence

Except as otherwise provided in this Plan or the Confirmation Order, any agreement, instrument or other document incorporated in this Plan, the Confirmation Order or the Plan Supplement, or as a result of the Restructuring Transactions, on the Effective Date, each Debtor shall continue to exist after the Effective Date as a separate corporation or other form of Entity under governing law with all the powers of such corporation, limited liability company or other form of Entity, as the case may be, pursuant to the applicable Law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and bylaws (or other analogous formation documents) in effect before the Effective

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Date, except to the extent such certificate of incorporation and bylaws (or other analogous formation documents) are amended by this Plan, the Confirmation Order or otherwise, and to the extent such documents are amended, such documents are deemed to be amended pursuant to this Plan or the Confirmation Order, and require no further action or approval (other than any requisite filings required under applicable state, provincial, federal, or foreign law). For the avoidance of doubt, nothing in this Article IV.F prevents, precludes, or otherwise impairs the Reorganized Debtors, or any one of them, from amending or modifying their respective certificate of incorporation and bylaws (or other formation documents), merging, amalgamating, or otherwise restructuring their legal Entity form, without supervision or approval by the Bankruptcy Court and in accordance with applicable non-bankruptcy law after the Effective Date.

H.	Exemption from Registration

The offering, issuance, and distribution of the New Diamond Common Shares (including the New Diamond Common Shares issuable upon exercise of the New Warrants), Subscription Rights, Rights Offerings Stapled Securities (in each case other than the Unsubscribed Stapled Securities and the Private Placement Stapled Securities issued to or purchased by the Financing Parties pursuant to the Backstop Agreement), and New Warrants by the Debtors on account of Claims or Interests as contemplated by this Plan and the Confirmation Order shall be exempt from, among other things, the registration requirements of section 5 of the Securities Act and any other applicable U.S. state or other law requiring registration prior to the offering, issuance, distribution, or sale of securities in accordance with, and pursuant to, section 1145 of the Bankruptcy Code to the extent permitted or under the Securities Act by virtue of section 4(a)(2) thereof and Rule 506 of Regulation D promulgated thereunder and/or Regulation S promulgated under the Securities Act. Except as set forth below with respect to the Subscription Rights, the securities issued pursuant to section 1145 of the Bankruptcy Code will not be “restricted securities” as defined in Rule 144(a)(3) of the Securities Act and will be freely tradable and transferable by the initial recipients thereof, subject to the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 1145(b) of the Bankruptcy Code, and compliance with applicable securities laws, including Rule 144 of the Securities Act, and any rules and regulations of the SEC, if any, applicable at the time of any future transfer of such securities or instruments. The Subscription Rights issued in connection with the Rights Offerings will not be transferable. In addition, any Commitment Premium Exit Notes issued as payment of the Commitment Premium are issuable under section 1145 of the Bankruptcy Code.

The issuance of the Unsubscribed Stapled Securities and the Private Placement Stapled Securities pursuant to the Backstop Agreement is being made in reliance on the exemption from registration set forth in section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder, Regulation S promulgated under the Securities Act, and/or similar registration exemptions applicable outside of the United States, and such securities will be considered “restricted securities” subject to resale restrictions and may be resold, exchanged, assigned, or otherwise transferred only pursuant to a registration statement or an available exemption from the registration requirements of the Securities Act and other applicable Law.

To the extent the issuance and distribution of any Exit Notes, New Diamond Common Shares, or New Warrants is being made in reliance on the exemption from registration set forth in Section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder,

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Regulation S promulgated under the Securities Act, and/or similar registration exemptions applicable outside of the United States, such securities will be considered “restricted securities” subject to resale restrictions and may be resold, exchanged, assigned, or otherwise transferred only pursuant to a registration statement and available exemption from the registration requirements of the Securities Act and other applicable Law.

I.	Vesting of Assets in the Reorganized Debtors

Except as otherwise provided in this Plan or the Confirmation Order, any agreement, instrument, or other document incorporated in this Plan, the Confirmation Order or the Plan Supplement, or pursuant to any other Final Order of the Bankruptcy Court, on the Effective Date, all property in each Estate, all Causes of Action, and any property acquired by any of the Debtors pursuant to this Plan or the Confirmation Order shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, rights, or other encumbrances. On and after the Effective Date, except as otherwise provided in this Plan or the Confirmation Order, each Reorganized Debtor may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims or Interests or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules. Without limiting the foregoing, the Reorganized Debtors may pay the charges that they incur on or after the Effective Date for professional fees, disbursements, expenses, or related support services without application to the Bankruptcy Court.

J.	Cancellation of Existing Securities and Agreements

Except for the purpose of evidencing a right to a distribution under this Plan or as otherwise provided in this Plan, the Confirmation Order or any agreement, instrument, or other document incorporated in this Plan, the Confirmation Order or the Plan Supplement, on the Effective Date:

(a)

the obligations of the Debtors under the RCF Credit Agreement, the Senior Notes Indenture, stock certificates, book entries, and any other certificate, share, note, bond, indenture, purchase right, option, warrant, or other instrument or document, directly or indirectly, evidencing or creating any indebtedness or obligation of or ownership interest in the Debtors giving rise to any Claim or Interest (except (i) such Certificates, notes or other instruments or documents evidencing indebtedness or obligations of, or Interests in, the Debtors that are specifically Reinstated pursuant to this Plan or the Confirmation Order and (ii) all letters of credit issued by HSBC Bank USA under the RCF Credit Agreement which shall be treated as set forth in Article IV.D.d) shall be rolled into the Exit Revolving Credit Facility;

(b)

the obligations of the Debtors pursuant, relating or pertaining to any agreements, indentures, certificates of designation, bylaws, or certificate or articles of incorporation or similar documents governing the shares, Certificates, notes, bonds, purchase rights, options, warrants, or other instruments or documents evidencing or creating any indebtedness or obligation of the Debtors (except such agreements, Certificates, notes or other instruments evidencing indebtedness or obligations of or Interests in the Debtors that are specifically Reinstated pursuant to this Plan or the Confirmation Order) shall be released and discharged; provided, however, that,

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notwithstanding Confirmation, the occurrence of the Effective Date, or the cancellation, release, and discharge contained in this Article IV.J, any agreement that governs the rights of the RCF Agent and/or the Senior Notes Trustee (including, without limitation, the Senior Notes Indenture), or any other Holder of a Claim shall continue in effect solely for purposes of:

a.

enabling Holders of Allowed Claims or Interests to receive distributions under this Plan and the Confirmation Order, as provided herein (in the case of distributions under this Plan to Holders of Senior Notes Claims, subject to the Senior Notes Trustee’s charging lien and priority of payment rights), and for enforcing any rights hereunder or thereunder against parties other than the Debtors, the Reorganized Debtors or their Representatives;

b.

allowing the RCF Agent and Senior Notes Trustee, in accordance with Article VII of this Plan, to make distributions to the Holders of RCF Claims and, subject to the Senior Notes Trustee’s charging lien and priority of payment rights, Holders of Senior Notes Claims, as applicable;

c.

allowing the RCF Agent and Senior Notes Trustee to maintain any right of priority of payment, charging lien, indemnification, exculpation, contribution, subrogation, or any other Claim or entitlement it may have under the RCF Documents or the Senior Notes Indenture, as applicable (which shall survive and not be released), other than against the Debtors and the Reorganized Debtors;

d.	allowing the RCF Agent and Senior Notes Trustee to enforce any obligations owed to each of them under this Plan or the Confirmation Order;

e.

permitting the RCF Agent and Senior Notes Trustee, as applicable, to appear and be heard in the Chapter 11 Cases or in any proceeding in the Bankruptcy Court or any other court, including, without limitation, to enforce any obligations owed to the Senior Notes Trustee or to Holders of Senior Notes Claims, under this Plan, Confirmation Order, or relating to the Senior Notes Indenture;

f.

permitting the RCF Agent and Senior Notes Trustee to exercise their respective rights relating to the interests of the RCF Lenders and Senior Noteholders on account of the RCF Claims or the Senior Notes Claims, as applicable, to the extent consistent with this Plan or the Confirmation Order;

g.	preserving the rights of the RCF Agent to payment of reasonable and documented fees and expenses in connection with the implementation and consummation of this Plan;

h.	preserving the rights of the Senior Notes Trustee to payment of reasonable and documented fees and expenses in connection with the implementation and consummation of this Plan; and

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i.	permitting the RCF Agent and Senior Notes Trustee to perform any functions that are necessary to effectuate the foregoing.

The preceding provisos shall not affect the discharge of Claims pursuant to the Bankruptcy Code, the Confirmation Order, or this Plan or result in any expense or liability to the Reorganized Debtors, except to the extent set forth in or provided for under this Plan or the Confirmation Order; provided that nothing in this section shall effect a cancellation of any Subscription Rights, New Diamond Common Shares, New Warrants, or Intercompany Interests.

Except as expressly provided in this Plan or the Confirmation Order, on and after the Effective Date, each of the RCF Agent and Senior Notes Trustee and their respective agents, successors, and assigns shall be automatically and fully discharged and released of all of their duties and obligations under the Base Indenture and the applicable RCF Documents, as applicable. The Reorganized Debtors shall pay the Senior Notes Trustee’s reasonable and documented fees and expenses (including the expenses of its counsel and agents) incurred after the Effective Date in connection with the implementation of this Plan, including, but not limited to, making distributions pursuant to and in accordance with this Plan.

K.	Corporate Action

On the Effective Date, all actions contemplated by this Plan or the Confirmation Order shall be deemed authorized and approved by the Bankruptcy Court in all respects, including, as applicable:

(a)	the adoption of the New Organizational Documents and any other new corporate governance documents;

(b)	the execution and delivery of the Restructuring Documents and any related instruments, agreements, guarantees, filings, or other related documents;

(c)	the implementation of the Restructuring Transactions; and

(d)

all other actions contemplated by this Plan or the Confirmation Order (whether to occur before, on or after the Effective Date). On the Effective Date, all matters provided for in this Plan or the Confirmation Order involving the corporate structure of the Reorganized Debtors, and any corporate action required by the Debtors or the Reorganized Debtors in connection with this Plan or the Confirmation Order, shall be deemed to have occurred and shall be in effect, without any requirement of further action by the Interest Holders, directors, or officers of the Debtors or the Reorganized Debtors.

On or (as applicable) before the Effective Date, the appropriate officers of the Debtors or the Reorganized Debtors shall be authorized to issue, execute, and deliver the agreements, documents, securities, and instruments contemplated by this Plan or the Confirmation Order (or necessary or desirable to effect the transactions contemplated by this Plan or the Confirmation Order) in the name of and on behalf of the Reorganized Debtors, including, without limitation, the Restructuring Documents and any and all other agreements, documents, securities, and instruments relating to the foregoing, to the extent not previously authorized by the Bankruptcy Court. The authorizations and approvals contemplated by this Article IV.K shall be effective notwithstanding any requirements under non-bankruptcy law.

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L.	New Organizational Documents

To the extent required under this Plan, the Confirmation Order, or applicable non-bankruptcy law, the Reorganized Debtors shall file their respective New Organizational Documents and other applicable agreements (in a form consistent with the provisions of the Plan Support Agreement) with the applicable Secretaries of State or other applicable authorities in their respective states, provinces, or countries of incorporation or formation in accordance with the corporate laws of the respective states, provinces, or countries of incorporation or formation. Pursuant to section 1123(a)(6) of the Bankruptcy Code, to the extent applicable to these Chapter 11 Cases, the New Organizational Documents of the Reorganized Debtors will prohibit the issuance of non-voting equity securities.

M.	Directors and Officers of the Reorganized Debtors

The New Board shall be appointed by the Ad Hoc Group, in consultation with the Debtors’ management, and the identities and affiliations of directors on the New Board shall be set forth in the Plan Supplement, to the extent known at the time of Filing. On the Effective Date, the New Board will be comprised of seven directors selected by the Ad Hoc Group; provided, however, that unless otherwise determined by the board of directors of Diamond Offshore prior to the Effective Date, the Reorganized Company’s chief executive officer, Marc Edwards, shall be a member of the New Board for the duration of his term as the Reorganized Company’s chief executive officer and the remainder of the New Board shall be appointed in compliance with section 1129(a)(5) of the Bankruptcy Code.

Except as otherwise provided in this Plan, the Confirmation Order, the Plan Supplement or the New Organizational Documents, the officers of the Debtors immediately before the Effective Date, as applicable, shall serve as the initial officers of the Reorganized Debtors on the Effective Date.

Commencing on the Effective Date, each of the directors of the Reorganized Debtors shall be elected and serve pursuant to the terms of the applicable organizational documents of such Reorganized Debtor and may be replaced or removed in accordance with such organizational documents.

N.	Effectuating Documents; Further Transactions

On and after the Effective Date, the Reorganized Debtors, and the officers thereof and members of the New Board, shall be authorized to and may issue, execute, deliver, file, or record such contracts, securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of this Plan with respect to the Confirmation Order or the securities issued pursuant to this Plan (or the other Restructuring Documents), including the Restructuring Documents, in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorization, or consents, except those expressly required pursuant to this Plan or the Confirmation Order.

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O.	Exemption from Certain Taxes and Fees

Pursuant to section 1146(a) of the Bankruptcy Code, any transfers of property pursuant to this Plan or the Confirmation Order (including under any of the Restructuring Documents and related documents) shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate tax, sale or use tax, mortgage recording tax, or other similar tax or governmental assessment, and, upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forgo the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents pursuant to such transfers of property without the payment of any such tax, recordation fee, or governmental assessment. Such exemption under section 1146(a) of the Bankruptcy Code specifically applies, without limitation, to: (a) the creation and recording of any mortgage, deed of trust, Lien, or other security interest; (b) the making or assignment of any lease or sublease; (c) any Restructuring Transaction; (d) the issuance, distribution and/or sale of any securities of the Debtors or the Reorganized Debtors; and (e) the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with this Plan or the Confirmation Order, including (i) any merger agreements, (ii) agreements of consolidation, restructuring, disposition, liquidation, or dissolution, (iii) deeds, (iv) bills of sale, or (v) assignments executed in connection with any Restructuring Transaction occurring under this Plan or the Confirmation Order.

P.	Insured Claims

Notwithstanding anything to the contrary contained herein, to the extent that the Debtors have insurance with respect to any Allowed General Unsecured Claim, the Holder of such Allowed General Unsecured Claim shall (a) be paid any amount from the proceeds of insurance to the extent that such Claim is insured, and (b) solely for the portion of such Claim that is not paid by the applicable insurance policy, receive the treatment provided for Allowed General Unsecured Claims in this Plan.

Q.	Preservation of Causes of Action

In accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors shall retain and may (but are not required to) enforce all rights to commence and pursue any and all Causes of Action not released pursuant to Article VIII of this Plan, the Confirmation Order or another Order of the Bankruptcy Court, whether arising before or after the Petition Date, including the Preserved Causes of Action, and such Causes of Action shall vest in the Reorganized Debtors as of the Effective Date. The Reorganized Debtors shall, in their sole discretion, determine whether to bring, settle, release, compromise, or enforce such Causes of Action (or decline to do any of the foregoing), and shall not be required to seek further Bankruptcy Court approval for such action. No Entity may rely on the absence of specific reference in this Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against them as any indication that the Debtors or Reorganized Debtors will not pursue any and all available Causes of Action against them. The Debtors and the Reorganized Debtors expressly reserve

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the right to prosecute any and all Causes of Action that are not released pursuant to Article VIII of this Plan against any Entity, except as otherwise provided in this Plan or the Confirmation Order. For the avoidance of doubt, the Reorganized Debtors shall not retain and may not enforce any rights to commence and pursue Avoidance Actions arising under section 547 of the Bankruptcy Code or any comparable “preference” action arising under applicable non-bankruptcy law.

R.	Director and Officer Liability Insurance

The Debtors’ D&O Liability Insurance Policies shall be Reinstated under this Plan to the fullest extent possible under applicable Law. Notwithstanding anything in this Plan or the Confirmation Order to the contrary, effective as of the Effective Date, the Reorganized Debtors shall be deemed to have assumed all D&O Liability Insurance Policies with respect to the Debtors’ directors, managers, officers, and employees serving on or prior to the Effective Date pursuant to section 365(a) of the Bankruptcy Code. Entry of the Confirmation Order will constitute the Bankruptcy Court’s approval of the Reorganized Debtors’ assumption of each of the D&O Liability Insurance Policies. Notwithstanding anything to the contrary contained in this Plan or the Confirmation Order, Confirmation of this Plan shall not discharge, impair, or otherwise modify any indemnity obligations assumed by the foregoing assumption of the D&O Liability Insurance Policies, and each such indemnity obligation will be deemed and treated as an executory contract that has been assumed by the Reorganized Debtors under this Plan or the Confirmation Order, and no Proof of Claim, Administrative Claim, or objection to Cure Claim need be Filed with respect thereto. For the avoidance of doubt, the D&O Liability Insurance Policies will continue to apply with respect to actions, or failures to act, that occurred on or prior to the Effective Date, subject to the terms and conditions of the D&O Liability Insurance Policies.

S.	Management Incentive Plan

On and after the Effective Date, the New Board shall be authorized to institute the MIP consistent with the terms and conditions set forth in the Employee Matters Term Sheet, which shall allocate 40% of the MIP Equity Shares within 120 days after the Effective Date and provide that at least 40% of such MIP Equity Shares shall be in the form of time-based awards vesting over a period of no longer than four years. Except as set forth herein and in the Employee Matters Term Sheet, the terms and conditions for the MIP shall be determined by the New Board (or a committee thereof).

T.	KEIP Escrow & Deferred Payment

Notwithstanding anything to the contrary in the KEIP Order, the Reorganized Debtors shall make the Deferred Payment (to the extent actually earned by such KEIP Participants) to KEIP Participants on the Effective Date. In addition, the Debtors or Reorganized Debtors (as applicable) shall make all earned payments under the KEIP as soon as reasonably practicable after the end of any Performance Period occurring on or after the Confirmation Date for as long as the KEIP remains in effect; provided that the Deferred Payment for any such Performance Period shall be paid on the Effective Date.

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On the Effective Date, the Debtors shall establish the KEIP Escrow and transfer an amount equal to the KEIP Escrow Amount from the Debtors’ general funds available as of the Effective Date. The KEIP Escrow shall be maintained in trust for the KEIP Participants and for no other Entities until all amounts owed to the KEIP Participants under the KEIP have been irrevocably paid in full to the KEIP Participants pursuant to the KEIP Order. No Liens, Claims, or interests shall encumber the KEIP Escrow or Cash held on account of the KEIP Escrow in any way. Such funds shall not be considered property of the Estates, the Debtors, or the Reorganized Debtors; provided, however, that the Reorganized Debtors shall have a reversionary interest in the excess, if any, of the amount of the KEIP Escrow over the aggregate amount owed to the KEIP Participants under the KEIP to be paid from the KEIP Escrow. When such amounts owed under the KEIP have been paid in full to the KEIP Participants, any remaining amount in the KEIP Escrow shall promptly be paid to the Reorganized Debtors without any further action or Order of the Bankruptcy Court.

U.	Employee Arrangements of the Reorganized Debtors

Except as otherwise provided in this Plan, the Confirmation Order or the Plan Supplement, all written employment, severance, retirement, indemnification, and other similar employee-related agreements or arrangements in place as of the Effective Date with the Debtors, retirement income plans and welfare benefit plans, or discretionary bonus plans or variable incentive plans regarding payment of a percentage of annual salary based on performance goals and financial targets for certain employees, including the Employee Compensation Programs as modified pursuant to the terms of this Plan and the SERP, shall be assumed (as may have been amended prior to or on the Effective Date, subject to any required amendments contemplated by the Employee Matters Term Sheet) by the Reorganized Debtors and shall remain in place after the Effective Date, as may be amended by agreement between the beneficiaries of such agreements, plans, or arrangements, on the one hand, and the Debtors, on the other hand, as applicable, or, after the Effective Date, by agreement with the Reorganized Debtors, provided, in each case, that any such amendments are consistent with the Employee Matters Term Sheet, and the Reorganized Debtors will continue to honor such agreements, arrangements, programs, and plans. On the Effective Date, the Reorganized Debtors shall adopt, approve, and authorize the Employee Compensation Plans.

Notwithstanding the foregoing, and unless otherwise provided in the Plan Supplement, all plans or programs calling for stock grants, stock issuances, stock reserves, or stock options shall be deemed rejected with regard to such issuances, grants, reserves, and options. For the avoidance of doubt, no provision in any agreement, plan, or arrangement to be assumed pursuant to the foregoing paragraph relating to the award of equity or equity-like compensation shall be binding on, or honored by, the Reorganized Debtors. Nothing in this Plan shall limit, diminish, or otherwise alter the Reorganized Debtors’ defenses, Claims, Causes of Action, or other rights with respect to any such contracts, agreements, policies, programs, and plans. Notwithstanding the foregoing, pursuant to section 1129(a)(13) of the Bankruptcy Code, on and after the Effective Date, all retiree benefits (as that term is defined in section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with applicable Law.

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On the Effective Date, the Reorganized Debtors shall release, waive, and relinquish any and all rights to claw back or recover any amounts paid to the KEIP Participants on or before the Petition Date under any compensation arrangements among such participants and the Debtors.

V.	Restructuring Expenses

The accrued and unpaid Restructuring Expenses incurred, or estimated to be incurred, up to and including the Effective Date (whether incurred prepetition or post-petition) shall be paid in full in Cash on the Effective Date (to the extent not previously paid during the course of the Chapter 11 Cases) without the need for any further notice or approval by the Bankruptcy Court or otherwise. All Restructuring Expenses to be paid on the Effective Date shall be estimated prior to and as of the Effective Date, and such estimates shall be delivered to the Debtors at least two (2) Business Days before the anticipated Effective Date (or such shorter period as the Debtors may agree); provided, that such estimate shall not be considered an admission or limitation with respect to such Restructuring Expenses. Within ten (10) Business Days after the Effective Date, final invoices for all Restructuring Expenses incurred prior to and as of the Effective Date shall be submitted to the Reorganized Debtors.

W.	Ordinary Course Professionals

Any Ordinary Course Professional is authorized to set off any undisputed Claim for prepetition fees and expenses against any amount held on retainer for such Ordinary Course Professional.

X.	Reporting Company

The Reorganized Company agrees, if instructed by the Requisite Financing Parties, to use commercially reasonable efforts to have the New Diamond Common Shares listed or quoted on the New York Stock Exchange (the “NYSE”) on the Effective Date, or if such listing or quotation is not possible on the Effective Date, as soon as reasonably practicable after the Effective Date, in each case, subject to applicable listing requirements. On and after the Effective Date, the Reorganized Company shall continue to file annual, quarterly, and current reports with the SEC.

Y.	Notice of Effective Date

On the Effective Date, or as soon as reasonably practicable thereafter, the Debtors shall File a notice of the occurrence of the Effective Date with the Bankruptcy Court.

ARTICLE V.

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.	Assumption and Rejection of Executory Contracts and Unexpired Leases

As of and subject to the occurrence of the Effective Date and the payment of any applicable Cure Claims, all Executory Contracts and Unexpired Leases to which any of the Debtors are a party, including, without limitation, the Backstop Agreement, and which have not expired by their own terms on or prior to the Effective Date, shall be deemed assumed except for any Executory Contracts and Unexpired Leases that (a) are identified on the Schedule of Rejected Contracts;

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(b) have been previously rejected by a Final Order; (c) are the subject of a motion to reject Executory Contracts and Unexpired Leases that is pending on the Confirmation Date; (d) are subject to a motion to reject Executory Contracts and Unexpired Leases pursuant to which the requested effective date of such rejection is after the Effective Date; or (e) are otherwise rejected pursuant to the terms of this Plan. All Executory Contracts and Unexpired Leases listed on the Schedule of Rejected Contracts will be deemed rejected as of the Effective Date.

Subject to the occurrence of the Effective Date, entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of the assumptions or rejections of Executory Contracts and Unexpired Leases provided for in this Plan, the Confirmation Order or the Schedule of Rejected Contracts, pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Unless otherwise indicated, assumptions of Executory Contracts and Unexpired Leases pursuant to this Plan and the Confirmation Order are effective as of the Effective Date. Each Executory Contract and Unexpired Lease assumed pursuant to this Plan, the Confirmation Order or by any other Order of the Bankruptcy Court, but not assigned to a third party before the Effective Date, shall re-vest in and be fully enforceable by the applicable contracting Reorganized Debtor in accordance with its terms, except as such terms may have been modified by the provisions of this Plan, the Confirmation Order or any Order of the Bankruptcy Court authorizing and providing for its assumption under applicable federal law.

The Debtors reserve the right to alter, amend, modify, or supplement the Schedule of Rejected Contracts (subject to the reasonable consent of the Requisite Consenting Stakeholders), including to add or remove any Executory Contracts and Unexpired Leases, at any time up to and including the Effective Date. As such, the Schedule of Rejected Contracts is not final, and is subject to ongoing review.

To the maximum extent permitted by law, to the extent any provision in any Executory Contracts and Unexpired Leases assumed pursuant to this Plan or the Confirmation Order restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the assumption of such Executory Contracts and Unexpired Leases (including any “change of control” or cross-default provision, solely to the extent applicable to a default or alleged default that occurred on or prior to the Effective Date), then such provision shall be deemed modified and of no further effect, such that the transactions contemplated by this Plan or the Confirmation Order shall not entitle the non-Debtor party thereto to terminate such Executory Contracts and Unexpired Leases or to exercise any other default-related rights with respect thereto.

B.	Claims Based on Rejection of Executory Contracts and Unexpired Leases

Notwithstanding anything to the contrary in the Bar Date Order, counterparties to Executory Contracts and Unexpired Leases listed on the Schedule of Rejected Contracts, if any, shall be served with a notice of rejection of Executory Contracts and Unexpired Leases with the Plan Supplement. Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts and Unexpired Leases, if any, must be Filed with the Bankruptcy Court within thirty (30) days after the date of the Order of the Bankruptcy Court approving such rejection. Any Claims arising from the rejection of any Executory Contracts and Unexpired Leases that are not Filed within such time will be automatically Disallowed, forever barred from assertion, and shall not be enforceable against, as applicable, the Debtors, the Reorganized Debtors, the Estates, or the

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property of the foregoing parties, without the need for any objection by the Debtors or Reorganized Debtors, as applicable, or further notice to, or action, Order, or approval of the Bankruptcy Court or any other Entity, and any Claims arising out of the rejection of such Executory Contracts and Unexpired Leases shall be deemed fully satisfied, released, and discharged, notwithstanding anything in a Proof of Claim to the contrary, and all such Claims will be subject to the injunction set forth in Article VIII.F of this Plan. All Allowed Claims arising from the rejection of Executory Contracts and Unexpired Leases shall be classified as General Unsecured Claims, and shall be treated in accordance with Article III of this Plan; provided that post-petition interest shall accrue on such Rejection Damages Claim at (i) the Federal Judgment Rate, (ii) any applicable contract rate solely to the extent such rate applies, or (iii) such other rate as agreed to among the Debtors and such Holder or as determined by the Bankruptcy Court (in any adversary proceeding, contested matter, or otherwise) solely for the period (a) commencing on the effective date of the rejection as set forth in the applicable Order of the Bankruptcy Court approving such rejection and (b) ending on the date such Rejection Damages Claim is satisfied in full in accordance with Article III of this Plan.

C.	Cure of Defaults for Assumed Executory Contracts and Unexpired Leases

The Debtors shall serve a Cure Notice on parties to Executory Contracts and Unexpired Leases to be assumed pursuant to this Plan, detailing the applicable Cure Amounts for such parties and setting forth the applicable assignee, if any, no later than fourteen (14) days prior to the Confirmation Hearing in accordance with the Disclosure Statement Order. For the avoidance of doubt, and notwithstanding anything to the contrary herein, any Executory Contracts and Unexpired Leases not otherwise rejected by the Debtors shall be deemed assumed pursuant to this Plan and the Confirmation Order. In the event any Executory Contracts and Unexpired Leases to be assumed pursuant to this Plan are not listed in the Cure Notice, the Cure Amount for such Executory Contracts and Unexpired Leases shall be deemed to be zero dollars ($0).

Any counterparty to any Executory Contracts and Unexpired Leases shall have the time prescribed by the Disclosure Statement Order to object to the proposed assumption, assumption and assignment, or related Cure Amount listed on the Cure Notice. If no objection is timely received, the counterparties to such Executory Contracts and Unexpired Leases to be assumed shall be deemed to have consented to the assumption (or assumption and assignment) of such Executory Contracts and Unexpired Leases and such counterparties to such Executory Contracts and Unexpired Leases shall be deemed to release and waive, subject to such counterparties’ receipt of the relevant Cure Amounts, any and all rights arising under such Executory Contracts and Unexpired Leases related to any default, cross-default, termination, put right, or other similar provision related to any event, default, or potential default occurring on or prior to the Effective Date.

The Bankruptcy Court will determine any proper and timely Assumption Dispute Filed in writing with the Bankruptcy Court by entry of an Order; provided, that the Debtors or the Reorganized Debtors, as applicable, may settle any Assumption Dispute without any further action, Order, or approval of the Bankruptcy Court; provided, further, that where an Assumption Dispute relates solely to the applicable Cure Amount, the Debtors may assume and/or assume and assign the applicable Executory Contracts and Unexpired Leases prior to the resolution of such Assumption Dispute, subject to establishing an escrow with funds in an amount as agreed by the

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parties thereto or as determined by the Bankruptcy Court at the Confirmation Hearing. If there is an Assumption Dispute, the Debtors reserve the right (subject to the reasonable consent of the Requisite Consenting Stakeholders) to reject or nullify the assumption or assignment of the applicable Executory Contracts and Unexpired Leases no later than thirty (30) days after an Order of the Bankruptcy Court resolving such Assumption Dispute becomes a Final Order. Any objections to any proposed Cure Amounts or to the assumption of any Executory Contracts and Unexpired Leases will not be treated as objections to Confirmation of this Plan.

D.	Payments Related to Assumption of Executory Contracts and Unexpired Leases

Any Cure Amounts shall be satisfied pursuant to section 365(b)(1) of the Bankruptcy Code by payment of the Cure Amount, as reflected in the applicable Cure Notice, in Cash on the later of (i) the Effective Date and (ii) the date of resolution of an Assumption Dispute, or in each case as soon as reasonably practicable thereafter, subject to the limitations described in Article V.C of this Plan, or on such other terms as the parties to such Executory Contracts and Unexpired Leases and the Debtors may otherwise agree. If no Cure Amount is reflected in the applicable Cure Notice, no Cure Amount shall be deemed to be owing, unless otherwise ordered by the Bankruptcy Court.

Assumption or assumption and assignment of any Executory Contracts and Unexpired Leases pursuant to this Plan or otherwise shall result in the full release and satisfaction of any Claims against any Debtor or defaults by any Debtor, whether monetary or nonmonetary, including defaults of provisions restricting the change in control, cross-default, ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contracts and Unexpired Leases at any time before the date that the Debtors assume or assume and assign such Executory Contracts and Unexpired Leases. Any Proofs of Claim Filed with respect to any Executory Contracts and Unexpired Leases that have been assumed or assumed and assigned shall be deemed Disallowed and expunged, without further notice to or action, Order, or approval of the Bankruptcy Court or any other Entity, upon the assumption of such Executory Contracts and Unexpired Leases.

E.	Preexisting Obligations to the Debtors under Executory Contracts and Unexpired Leases

Notwithstanding any non-bankruptcy law to the contrary, the Debtors expressly reserve and do not waive any right to receive, or any continuing obligation of a counterparty to provide, warranties or continued maintenance obligations on goods previously purchased, or services previously received, by the contracting Debtors from counterparties to rejected or repudiated Executory Contracts and Unexpired Leases. For the avoidance of doubt, the rejection of any Executory Contracts and Unexpired Leases pursuant to this Plan or otherwise shall not constitute a termination of pre-existing obligations owed to the Debtors under such Executory Contracts and Unexpired Leases.

F.	Indemnification Obligations

Except to the extent inconsistent with this Plan or the Confirmation Order, the obligation of each Debtor to indemnify any individual who is serving or served as one of such Debtor’s directors, officers or employees on or after the Petition Date will be deemed and treated as

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executory contracts that are assumed by each Reorganized Debtor pursuant to this Plan or the Confirmation Order as of the Effective Date on the terms provided in the applicable certificates of incorporation, bylaws or similar constituent documents, by statutory law, or by written agreement, policies, or procedures of or with such Debtor. Accordingly, such indemnification obligations will survive and be unaffected by entry of the Confirmation Order, irrespective of whether such indemnification is owed for an act or event occurring before or after the Petition Date; provided, however, that none of the Reorganized Debtors shall amend or restate any New Organizational Documents before or after the Effective Date to terminate or adversely affect any such indemnification obligations.

G.	Insurance Policies

All insurance policies pursuant to which any Debtor has any obligations in effect as of the date of the Confirmation Order shall be deemed and treated as executory contracts pursuant to this Plan, shall be assumed by the respective Debtors and Reorganized Debtors, and shall continue in full force and effect thereafter in accordance with their respective terms. All insurance policies shall vest in the Reorganized Debtors.

H.	Modifications, Amendments, Supplements, Restatements or Other Agreements

Unless otherwise provided in this Plan or the Confirmation Order, all Executory Contracts and Unexpired Leases that are assumed shall include all exhibits, schedules, modifications, amendments, supplements, restatements, or other agreements that in any manner affect such Executory Contracts and Unexpired Leases, and affect Executory Contracts and Unexpired Leases related thereto, if any, including easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated under this Plan or the Confirmation Order.

Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of such Executory Contracts and Unexpired Leases or the validity, priority, or amount of any Claims that may arise in connection therewith.

I.	Contracts and Leases Entered into after the Petition Date

Contracts and leases entered into after the Petition Date by any Debtor, including any Executory Contracts and Unexpired Leases assumed by such Debtor, will be performed by the applicable Debtor or Reorganized Debtor liable thereunder in the ordinary course of its business. Accordingly, such contracts and leases (including any assumed Executory Contracts and Unexpired Leases) that have not been rejected as of the date of Confirmation will survive and remain unaffected by entry of the Confirmation Order.

J.	PCbtH Settlement

The Debtors reached a global settlement among the Debtors, Hydril, and EFS BOP regarding the PCbtH Litigation and related matters (the “PCbtH Settlement”), the material terms

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of which are set forth in the Amended PCbtH Contract MOU. In accordance with the terms of the Amended PCbtH Contract MOU, the Debtors shall assume the Amended PCbtH Contracts as of the Effective Date. The Debtors shall seek to assume the Amended PCbtH Contracts pursuant to the PCbtH Assumption Motion, which shall be scheduled for approval at the Confirmation Hearing. The material terms of the PCbtH Settlement shall be set forth in the PCbtH Assumption Motion. Subject to entry of the PCbtH Assumption Order, the PCbtH Litigation shall be withdrawn or dismissed, as applicable, in its entirety on the Effective Date. Notwithstanding anything to the contrary in the Plan, and subject to entry of the PCbtH Assumption Order, the EFS BOP Guaranty shall be Reinstated on the Effective Date and remain in full force and effect with respect to the Amended EFS BOP Contract.7

K.	Reservation of Rights

Neither the exclusion nor the inclusion by the Debtors of any contract or lease on any exhibit, schedule, or other annex to this Plan, the Confirmation Order or in the Plan Supplement, nor anything contained in this Plan, shall constitute an admission by the Debtors that any such contracts or leases are or are not Executory Contracts and Unexpired Leases or that the Debtors or the Reorganized Debtors or their respective Affiliates have any liability thereunder.

Except as explicitly provided in this Plan, nothing in this Plan shall waive, excuse, limit, diminish, or otherwise alter any of the defenses, Claims, Causes of Action, or other rights of the Debtors or the Reorganized Debtors under any executory or non-executory contract or unexpired or expired lease.

Nothing in this Plan shall increase, augment, or add to any of the duties, obligations, responsibilities, or Liabilities of the Debtors or the Reorganized Debtors, as applicable, under any executory or non-executory contract or unexpired or expired lease.

If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of its assumption under this Plan, the Debtors or Reorganized Debtors, as applicable, shall, subject to the consent of the Requisite Consenting Stakeholders, have thirty (30) days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.

ARTICLE VI.

PROCEDURES FOR DISPUTED CLAIMS AND/OR INTERESTS

A.	Disputed Claims Process

After the Effective Date, the Reorganized Debtors shall retain responsibility for administering, disputing, objecting to, compromising, or otherwise resolving all Claims, including, without limitation, full power, authority, and standing to investigate (including through discovery conducted under Bankruptcy Rule 2004), prosecute, compromise, or otherwise resolve any Claim.

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The terms of the PCbtH Settlement as set forth in the Amended PCbtH Contract MOU are acceptable to the Requisite Consenting Stakeholders and the Requisite Financing Parties, but the definitive documentation of the PCbtH Settlement remains subject to the review and applicable reasonable consent rights of the Requisite Consenting Stakeholders and Requisite Financing Parties.

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Holders of Disputed Claims may be subject to the Bankruptcy Court process to the extent set forth above. On and after the Effective Date, except as otherwise provided in this Plan or the Confirmation Order, all Allowed Claims shall be paid pursuant to this Plan and the Confirmation Order and in the ordinary course of business of the Reorganized Debtors and shall survive the Effective Date as if the Chapter 11 Cases had not been commenced, subject to any applicable limitations on the allowance of such Claims under the Bankruptcy Code. The Reorganized Debtors may bring Disputed Claims to the Bankruptcy Court prior to the Claims Objection Deadline or allow such Claims to be adjudicated in the applicable state court or other court of competent jurisdiction. To the extent that an Entity is required to File a Proof of Claim and the Debtors or the Reorganized Debtors, as applicable, do not determine that the Claim subject to such Proof of Claim is Allowed, such Claim shall be Disputed unless Allowed or Disallowed by a Final Order or as otherwise set forth in this Article VI of this Plan. Notwithstanding the foregoing, Entities must file cure objections as set forth in Article V.C of this Plan to the extent such Entity disputes the amount of the cure proposed to be paid by the Debtors or the Reorganized Debtors, as applicable. All Proofs of Claim not Filed by the Claims Bar Date, the Administrative Claims Bar Date, or the applicable date set forth in this Plan shall be disallowed and forever barred, estopped, and enjoined from assertion, and shall not be enforceable against any Reorganized Debtor, without the need for any objection by the Reorganized Debtors or any further notice to or action, Order, or approval of the Bankruptcy Court, and Holders of such Claims shall not receive any distributions on account of such Claims.

Holders of Existing Parent Equity Interests shall not be required to File a Proof of Claim and any Proof of Claim Filed on account of Existing Parent Equity Interests shall be deemed expunged. Holders of Existing Parent Equity Interests shall receive the treatment as set forth in Article III of this Plan.

B.	Disputed and Contingent Claims Reserve

On the Effective Date, the Debtors and/or Reorganized Debtors, as applicable, may establish one or more reserves for alleged General Unsecured Claims that are contingent or have not yet been Allowed, in an estimated amount or amounts as reasonably determined by the applicable Debtors in their discretion with the reasonable consent of the Requisite Consenting Stakeholders.

C.	Objections to Claims

Except as otherwise specifically provided in this Plan or the Confirmation Order, after the Effective Date, the Reorganized Debtors, shall have the sole authority to: (a) File, withdraw, or litigate to judgment objections to Claims or Interests; (b) settle or compromise any Disputed Claim or Interest without any further notice to or action, Order, or approval by the Bankruptcy Court; and (c) administer and adjust the Debtors’ Claims Register to reflect any such settlements or compromises without any further notice to or action, Order, or approval by the Bankruptcy Court, in each case in accordance with the applicable Omnibus Objection Procedures. For the avoidance of doubt, except as otherwise provided herein, from and after the Effective Date, each Reorganized

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Debtor shall have and retain any and all rights and defenses such Reorganized Debtor had immediately prior to the Effective Date with respect to any Disputed Claim, including the Causes of Action retained pursuant to Article IV.P of this Plan.

Any objections to Claims shall be Filed on or before the Claims Objection Deadline. For the avoidance of doubt, the Bankruptcy Court may extend the time period to object to Claims set forth in this paragraph at any time before the Claims Objection Deadline upon request by the Debtors or the Reorganized Debtors, as applicable.

D.	Reinstatement of Claims

After the Effective Date, the Reorganized Debtors shall have the sole authority to Reinstate any Disputed Claim and/or Interest, including any Disputed Claim or Interest related to or arising from any litigation, arbitration, or other proceeding pending against a Debtor as of the Effective Date, without any further notice to or action, Order, or approval by the Bankruptcy Court in their sole discretion; provided that the Reorganized Debtors shall provide notice of the Reinstatement of any Disputed Claim or Interest to the Holder of such Disputed Claim or Interest at least 14 days prior to the Reinstatement of any such Disputed Claim or Interest. Following such Reinstatement, the Debtors or the Reorganized Debtors, as applicable, may administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, Order, or approval by the Bankruptcy Court.

E.	Estimation of Claims or Interests

Before or after the Effective Date, the Debtors or the Reorganized Debtors may (but are not required to), at any time, request that the Bankruptcy Court estimate any Disputed Claim or Interest pursuant to applicable Law, including pursuant to section 502(c) of the Bankruptcy Code, for any reason, regardless of whether any party previously has objected to such Disputed Claim or Interest or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction under sections 157 and 1334 of the Judicial Code to estimate any such Disputed Claim or Interest, including during the litigation of any objection to any Disputed Claim or Interest or during the pendency of any appeal relating to such objection. Notwithstanding any provision otherwise in this Plan or the Confirmation Order, a Disputed Claim or Interest that has been expunged from the Claims Register, but that either is subject to appeal or has not been the subject of a Final Order, shall be deemed to be estimated at zero dollars, unless otherwise ordered by the Bankruptcy Court. In the event that the Bankruptcy Court estimates any Disputed Claim or Interest, unless otherwise ordered by the Bankruptcy Court or agreed to by the Debtors or the Reorganized Debtors, as applicable, and the Holder of such Disputed Claim or Interest, and except with respect to any Disputed Claims based on personal injury or tort-based theories of recovery, that estimated amount shall constitute the maximum limitation on such Disputed Claim or Interest for all purposes under this Plan (including for purposes of distributions and discharge) and may be used as evidence in any supplemental proceedings, and the Debtors or the Reorganized Debtors may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Disputed Claim or Interest; provided that such limitation shall not apply to Disputed Claims or Interests against any of the Debtors requested by the Debtors to be estimated for voting purposes only. Notwithstanding section 502(j) of the Bankruptcy Code, in no event shall any Holder of a Disputed Claim or Interest that has been estimated pursuant to section 502(c) of the

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Bankruptcy Code or otherwise be entitled to seek reconsideration of such estimation unless such Holder has Filed a motion requesting the right to seek such reconsideration on or before fourteen days after the date on which such Disputed Claim or Interest is estimated.

F.	Adjustment to Claims without Objection

Any Claim or Interest that has been paid, satisfied, amended, superseded, cancelled, or otherwise expunged (including pursuant to this Plan or the Confirmation Order) may be adjusted or expunged on the Claims Register at the direction of the Reorganized Debtors without the Reorganized Debtors having to File an application, motion, complaint, objection, or any other legal proceeding seeking to object to such Claim or Interest and without any further notice to or action, Order, or approval of the Bankruptcy Court. Additionally, any Claim or Interest that is duplicative or redundant with another Claim or Interest against the same Debtor may be adjusted or expunged on the Claims Register at the direction of the Reorganized Debtors without the Reorganized Debtors having to File an application, motion, complaint, objection, or any other legal proceeding seeking to object to such Claim or Interest and without any further notice to or action, Order, or approval of the Bankruptcy Court.

G.	Disallowance of Claims or Interests

Except as otherwise expressly provided for herein, including with respect to Avoidance Actions under section 547 of the Bankruptcy Code, all Claims of any Entity from which property is recoverable, based on an Order from the Bankruptcy Court, under sections 542, 543, 550, or 553 of the Bankruptcy Code or that is a transferee of a transfer that is avoidable, based on an Order from the Bankruptcy Court, under sections 522(f), 522(h), 544, 545, 548, 549, or 724(a) of the Bankruptcy Code, shall be deemed Disallowed pursuant to section 502(d) of the Bankruptcy Code, and Holders of such Claims may not receive any distributions on account of such Claims until such time as such Causes of Action against that Entity have been settled or a Final Order with respect thereto has been entered by the Bankruptcy Court and all sums due, if any, to the Debtors by that Entity have been turned over or paid to the Debtors or the Reorganized Debtors, as applicable.

Except as otherwise provided herein, agreed to by the Reorganized Debtors or otherwise pursuant to an Order of the Bankruptcy Court, all Proofs of Claim Filed after the applicable Claims Bar Date shall be deemed Disallowed in full and expunged as of the Effective Date, forever barred, estopped, and enjoined from assertion. Such Disallowed Claims shall not be enforceable against any Reorganized Debtor, without the need for any objection by the Reorganized Debtors or any further notice to or action, Order, or approval of the Bankruptcy Court, and Holders of such Disallowed Claims shall not receive distributions on account of such Disallowed Claims. Notwithstanding the foregoing, the Debtors or Reorganized Debtors, as applicable, may, in their reasonable discretion, elect to allow a Proof of Claim Filed after the applicable Claims Bar Date to the extent such Proof of Claim relates to a Scheduled Claim and asserts a Claim amount lower than the scheduled amount for such Scheduled Claim set forth in the Debtors’ Statements and Schedules, Allow the Claim in the amount asserted in such Proof of Claim for all purposes under this Plan, and make any adjustments to the Claims Register to reflect such treatment without requiring any further notice to or action, Order, or approval by the Bankruptcy Court.

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H.	Single Satisfaction Rule

Holders of Allowed Claims or Interests may assert such Claims and/or Interests against each Debtor obligated with respect to such Allowed Claims and/or Interests, and such Allowed Claims and/or Interests shall be entitled to share in the recovery provided for the applicable Class of Claims and/or Interests against each obligated Debtor based upon the full Allowed amount of such Claims and/or Interests. Notwithstanding the foregoing, in no case shall the aggregate value of all property received or retained under this Plan on account of any Allowed Claim and/or Interest exceed 100 percent of the underlying Allowed amount of such Claim and/or Interest.

I.	Omnibus Objection Procedures Cumulative

All of the objection, estimation, and resolution procedures for Claims and/or Interests are cumulative and not exclusive of one another. Claims or Interests may be estimated and subsequently compromised, settled, withdrawn, or resolved under the Omnibus Objection Procedures.

ARTICLE VII.

PROVISIONS GOVERNING DISTRIBUTIONS

A.	Distributions Generally

One or more Disbursing Agents shall make all distributions under this Plan to the Holders of Allowed Claims or Interests in accordance with the terms of this Plan. Such distributions shall be made to Holders of Allowed Claims or Interests on behalf of the respective Debtors to which such Allowed Claims or Interests relate.

B.	Distribution Record Date

On the Effective Date, the Claims Register shall be closed, and the Disbursing Agent shall be authorized and entitled to recognize only those record holders, if any, listed on the Claims Register as of the close of business on the Effective Date. Notwithstanding the foregoing, if a Claim or Interest, other than one based on a publicly traded Certificate, is transferred and the Debtors have been notified in writing of such transfer less than ten (10) days before the Effective Date, the Disbursing Agent shall make distributions to the transferee (rather than the transferor) only to the extent practical and in any event only if the relevant transfer form contains an unconditional and explicit certification and waiver of any objection to the transfer by the transferor.

C.	Timing and Calculation of Amounts to Be Distributed

Unless otherwise provided in this Plan or the Confirmation Order, on the Effective Date or as soon as reasonably practicable thereafter (or, if a Claim or Interest is not an Allowed Claim or Allowed Interest on the Effective Date, on the date that such Claim or Interest becomes Allowed or as soon as reasonably practicable thereafter), each Holder of an Allowed Claim or Allowed Interest (or such Holder’s Affiliate) shall receive the full amount of the distributions that this Plan provides for Allowed Claims and Allowed Interests in each applicable Class and in the manner provided in this Plan. In the event that any payment or act under this Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the

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performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date. Except as otherwise provided in this Plan, Holders of Claims or Interests shall not be entitled to interest, dividends, or accruals on the distributions provided for in this Plan, regardless of whether such distributions are delivered on or at any time after the Effective Date.

D.	Disbursing Agent

All distributions under this Plan shall be made by the Reorganized Debtors (or such other Entity designated by the Reorganized Debtors), as Disbursing Agent, on or after the Effective Date to the record Holders of Claims or Interests as of the Distribution Record Date who are entitled to receive distributions under this Plan. The Disbursing Agent, in its reasonable discretion, may elect to make Cash distributions in currencies other than US dollars. A Disbursing Agent shall not be required to give any bond, surety, or other security for the performance of its duties. The Reorganized Debtors shall use commercially reasonable efforts to provide the Disbursing Agent (if other than the Reorganized Debtors) with the amounts of Claims and the identities and addresses of Holders of Claims or Interests as of the Distribution Record Date, in each case, as set forth in the Debtors’ or Reorganized Debtors’ books and records. The Reorganized Debtors shall cooperate in good faith with the applicable Disbursing Agent (if other than the Reorganized Debtors) to comply with the reporting requirements outlined in Article IV.K of this Plan.

E.	Rights and Powers of Disbursing Agent

From and after the Effective Date, the Disbursing Agent, solely in its capacity as Disbursing Agent, shall be exculpated by all Entities, including, without limitation, Holders of Claims against and Interests in the Debtors and other parties in interest, from any and all Claims, Causes of Action, and other assertions of liability arising out of the discharge of the powers and duties conferred upon such Disbursing Agent by this Plan or any Order of the Bankruptcy Court entered pursuant to or in furtherance of this Plan, or applicable Law, except for actions or omissions to act arising out of the gross negligence or willful misconduct, fraud, malpractice, criminal conduct, or ultra vires acts of such Disbursing Agent. No Holder of a Claim or Interest or other party in interest shall have or pursue any Claim or Cause of Action against the Disbursing Agent, solely in its capacity as Disbursing Agent, for making payments in accordance with this Plan or for implementing provisions of this Plan, except for actions or omissions to act arising out of the gross negligence or willful misconduct, fraud, malpractice, criminal conduct, or ultra vires acts of such Disbursing Agent.

A Disbursing Agent shall be empowered to (i) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties hereunder, (ii) make all distributions contemplated hereby, (iii) employ professionals to represent it with respect to its responsibilities, and (iv) exercise such other powers as may be vested in the Disbursing Agent by Order of the Bankruptcy Court, pursuant to this Plan, or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions of this Plan.

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F.	Expenses of Disbursing Agent

To the extent the Disbursing Agent is an Entity other than a Reorganized Debtor, except as otherwise ordered by the Bankruptcy Court and subject to the written agreement of the Reorganized Debtors, the amount of any reasonable fees and expenses incurred by the Disbursing Agent on or after the Effective Date (including Taxes) and any reasonable compensation and expense reimbursement Claims (including for reasonable attorneys’ and other professional fees and expenses) made by the Disbursing Agent shall be paid in Cash by the Reorganized Debtors in the ordinary course of business.

G.	No Post-petition Interest on Claims

Unless otherwise specifically provided for in an Order of the Bankruptcy Court, this Plan, or the Confirmation Order, including for the avoidance of doubt, Article III.B.5 and Article III.F of this Plan, or as required by applicable bankruptcy law, post-petition interest shall not accrue or be paid on any Claims and no Holder of a Claim shall be entitled to interest accruing on or after the Petition Date on any such Claim. Additionally, and without limiting the foregoing, unless otherwise specifically provided for in this Plan or as otherwise required by section 506(b) of the Bankruptcy Code, post-petition interest shall not accrue or be paid on any Disputed Claim in respect of the period from the Effective Date to the date that a final distribution is made, if such Disputed Claim becomes an Allowed Claim. Any Holder of an Allowed General Unsecured Claim that receives a distribution pursuant to Article III.B.5. of the Plan and disputes the amount of post-petition interest paid on account of such claim (as specified in writing (a “GUC Payment Notice”) to each Holder of an Allowed General Unsecured Claim at the time any distribution is made to such Holder) must provide written notice to the Debtors or Reorganized Debtors, as applicable, within 21 calendar days after receipt of such distribution of such dispute to the contacts of the Debtors or Reorganized Debtors identified in the GUC Payment Notice, which shall include at least one email address. If the Debtors or Reorganized Debtors, as applicable, and such Holder cannot resolve such dispute within 30 calendar days after receipt of such notice, then such Holder may seek a determination from the Bankruptcy Court as to the applicable post-petition interest rate in accordance with Article III.B.5 of the Plan. If no objection is timely received with respect to the accrual or payment of post-petition interest as outlined in this Article VII.G, including any Holder of a General Unsecured Claim that asserts an entitlement to post-petition interest at a rate other than the rate determined by the Debtors in accordance with Article III.B.5, the Holders of such Claims shall be deemed to have consented to the terms set forth herein.

H.	Delivery of Distributions

1.    Subject to Bankruptcy Rule 9010, all distributions to any Holder of an Allowed Claim or Interest shall be made to a Disbursing Agent, who shall transmit such distribution to the applicable Holders of Allowed Claims or Interests on behalf of the respective Debtor. In the event that any distribution to any Holder is returned as undeliverable, no further distributions shall be made to such Holder unless and until such Disbursing Agent is notified in writing of such Holder’s then-current address, at which time all currently due, missed distributions shall be made to such Holder as soon as reasonably practicable thereafter, without any interest for the period after such distribution was returned as undeliverable. Nothing herein shall require the Disbursing Agent to attempt to locate Holders of undeliverable distributions and, if located, assist such Holders in complying with Article IV.K of this Plan. Amounts in respect of undeliverable distributions shall be returned to the Reorganized Debtors.

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2.    Notwithstanding anything to the contrary in this Plan, including this Article VII, distributions under this Plan (a) to the Holders of RCF Claims (if any) shall be made to the RCF Agent, and (b) to the Holder(s) of Senior Notes Claims shall be made to the Senior Notes Trustee, respectively, in accordance with the terms of this Plan, the Rights Offerings Procedures, and the applicable credit documents, including the Senior Notes Indenture and, with respect to distributions under this Plan to Holders of Senior Notes Claims, shall be subject to the Senior Notes Trustee’s charging lien and priority of payment rights under the Senior Notes Indenture.

3.    Subject to the Senior Notes Trustee’s charging lien and priority of payment rights under the Senior Notes Indenture, the Senior Notes Trustee may transfer or direct the transfer of such distributions (and may rely upon information received from the Debtors or the Notice and Claims Agent for purposes of such transfer) directly through the facilities of DTC in accordance with DTC’s customary practices, and will be entitled to recognize and deal with, for all purposes under this Plan, Holders of Senior Notes Claims as is consistent with the ordinary practices of DTC; provided, however, that such distributions will only be issued in accordance with DTC book-entry procedures. For the avoidance of doubt, DTC shall be considered a single Holder with respect to distributions made on account of the Senior Notes. The Senior Notes Trustee shall have no duties, responsibilities, or liability relating to any form of distribution that is not DTC eligible, provided that the Senior Notes Trustee shall use commercially reasonable efforts to cooperate with the Debtors and Reorganized Debtors to the extent that a distribution is not DTC eligible.

4.    Upon the final distribution on account of the Senior Notes, (i) the Senior Notes shall thereafter be deemed to be worthless, and (ii) at the request of the Senior Notes Trustee, DTC shall take down the relevant position relating to the Senior Notes without any requirement of indemnification or security on the part of the Debtors, Reorganized Debtors or the Senior Notes Trustee.

I.	Securities Registration Exemption

1.    1145 Securities

Pursuant to section 1145 of the Bankruptcy Code, the offering, issuance, distribution, and sale of the New Diamond Common Shares (including the New Diamond Common Shares issued in connection with the Rights Offerings and issuable upon exercise of the New Warrants), Subscription Rights, Exit Notes issued in connection with the Rights Offerings, Commitment Premium (in each case, other than the Unsubscribed Stapled Securities and the Private Placement Stapled Securities issued or purchased pursuant to the Backstop Agreement), and New Warrants by the Debtors on account of Claims or Interests as contemplated by this Plan or the Confirmation Order will be exempt from, among other things, the registration requirements of Section 5 of the Securities Act and any other applicable U.S. state or local law requiring registration prior to the offering, issuance, distribution or sale of securities. Except as set forth below with respect to the Subscription Rights, the securities issued by the Debtors pursuant to section 1145 of the Bankruptcy Code (a) are not “restricted securities” as defined in Rule 144(a)(3) under the Securities Act, and (b) are freely tradable and transferable by any initial recipient thereof that (i) is

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not an “affiliate” of the Reorganized Debtors as defined in Rule 144(a)(1) under the Securities Act, (ii) has not been such an “affiliate” within ninety (90) calendar days of such transfer, (iii) has not acquired the securities from an “affiliate” within one year of such transfer, and (iv) is not an Entity that is an “underwriter” as defined in subsection (b) of section 1145 of the Bankruptcy Code. The Subscription Rights issued in connection with the Rights Offerings will not be transferable.

Should the Reorganized Debtors elect on or after the Effective Date to reflect any ownership of the New Diamond Common Shares or the New Warrants through the facilities of DTC, and presuming DTC agrees to such request, the Reorganized Debtors shall not be required to provide any further evidence other than this Plan or the Confirmation Order with respect to the treatment of the New Diamond Common Shares or the New Warrants under applicable securities laws.

Notwithstanding anything to the contrary in this Plan, and except as required by the Backstop Agreement, no Entity (including, for the avoidance of doubt, DTC) shall be entitled to require a legal opinion regarding the validity of any transaction contemplated by this Plan, including whether the New Diamond Common Shares (including the New Diamond Common Shares issuable upon exercise of the New Warrants or upon exercise of the Subscription Rights) or the New Warrants are exempt from registration and/or eligible for book-entry delivery, settlement, and depository services. DTC shall be required to accept and conclusively rely upon this Plan or Confirmation Order in lieu of a legal opinion regarding whether the New Diamond Common Shares (including any New Diamond Common Shares issuable upon exercise of the New Warrants or upon exercise of the Subscription Rights) and the New Warrants are exempt from registration and/or eligible for book-entry delivery, settlement, and depository services.

2.    Private Placement Stapled Securities

The offering, issuance, distribution, and sale of any Unsubscribed Stapled Securities or Private Placement Stapled Securities pursuant to the Backstop Agreement will be exempt from the registration requirements of the Securities Act pursuant to section 4(a)(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder, and/or Regulation S promulgated under the Securities Act. When issued, such securities will be “restricted securities” as defined in Rule 144(a)(3) of the Securities Act and will be subject to resale restrictions, including any applicable holding periods, and may be resold, exchanged, assigned, or otherwise transferred only pursuant to an effective registration statement or an available exemption from registration requirements of the Securities Act and other applicable Law.

J.	Compliance with Tax Requirements and Allocation of Distribution

In connection with this Plan, to the extent applicable, the Reorganized Debtors shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions pursuant to this Plan shall be subject to such withholding and reporting requirements. Notwithstanding any provision in this Plan to the contrary, the Reorganized Debtors shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distributions to be made under this Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such

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distributions or establishing any other mechanisms they believe are reasonable and appropriate (subject to consultation with the Requisite Consenting Stakeholders). Any amounts withheld pursuant to the preceding sentence shall be deemed to have been distributed to and received by the applicable recipient for all purposes of this Plan. The Reorganized Debtors reserve the right to allocate all distributions made under this Plan in compliance with applicable wage garnishments, alimony, child support, and other spousal awards, liens, and encumbrances. Each Holder of an Allowed Claim or Interest that is to receive a distribution under this Plan shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed on such Holder by any Governmental Unit, including income, withholding, and other tax obligations, on account of such distribution.

Any party entitled to receive Cash or any property as an issuance or distribution under this Plan shall, upon request, deliver to the Disbursing Agent or such other Entity designated by the Reorganized Debtors (which Entity shall subsequently deliver to the Disbursing Agent all tax forms received) an IRS Form W-9 or (if the payee is a foreign Entity), the appropriate IRS Form W-8, and any other forms or documents reasonably requested by any Reorganized Debtor to reduce or eliminate any withholding required by any federal, state, or local Taxing Authority. If such request is made by the Reorganized Debtors, the Disbursing Agent, or such other Entity designated by the Reorganized Debtors or Disbursing Agent, and the Holder fails to comply before the date that is one hundred and eighty (180) days after the request is made, the amount of such distribution shall irrevocably revert to the applicable Reorganized Debtor and any Claim in respect of such distribution shall be discharged and forever barred from assertion against such Reorganized Debtor or its respective property.

Distributions in respect of Allowed Claims shall be allocated first to the principal amount of such Claims (as determined for federal income tax purposes) and then, to the extent the consideration exceeds the principal amount of the Claims, to any portion of such Claims for accrued and unpaid interest as Allowed herein.

K.	Distributions after Effective Date

Distributions made after the Effective Date to Holders of Disputed Claims or Interests that are not Allowed Claims or Interests as of the Effective Date, but which later become Allowed Claims or Interests, shall be deemed to have been made on the Effective Date.

L.	Unclaimed Property

Undeliverable distributions or unclaimed distributions shall remain in the possession of the Debtors until such time as a distribution becomes deliverable, the applicable Holder accepts such distribution, or such distribution reverts back to the Debtors or Reorganized Debtors, as applicable, and shall not be supplemented with any interest, dividends, or other accruals of any kind for the undeliverable period. Such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of one hundred and eighty (180) days from the date of attempted distribution. After such date, all unclaimed property or interest in such unclaimed property shall revert to the Reorganized Debtors, and the Claim or Interest of any Holder to such property or interest in such property shall be discharged and forever barred notwithstanding federal or state escheat, abandoned, or unclaimed property laws.

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M.	Satisfaction of Claims

Except as otherwise specifically provided in this Plan or the Confirmation Order, any distributions and deliveries to be made on account of Allowed Claims and Allowed Interests under this Plan shall be in complete and final satisfaction, settlement, and discharge of and exchange for such Allowed Claims and Allowed Interests.

N.	Fractional Shares and De Minimis Cash Distributions

If any distributions of New Diamond Common Shares pursuant to this Plan would result in the issuance of a fractional share of any New Diamond Common Shares to Holders on the books of the Debtors, then the number of shares of New Diamond Common Shares to be issued in respect of such distribution shall be calculated to one decimal place and rounded up or down to the closest whole share (with a half share or greater rounded up and less than a half share rounded down). The total number of shares of New Diamond Common Shares to be distributed in connection with this Plan shall be adjusted as necessary to account for the rounding provided for in this Article VII.N. No consideration shall be provided in lieu of fractional shares that are rounded down. Neither the Reorganized Debtors nor the Disbursing Agent shall have any obligation to make a distribution that is less than one (1) share of New Diamond Common Shares or $25.00 in Cash. New Diamond Common Shares that are not distributed in accordance with this Article VII.N shall be returned to, and ownership thereof shall vest in, the Reorganized Company. For the avoidance of doubt, the foregoing provisions shall not apply to DTC, which shall be treated as a single Holder with respect to a particular class of securities.

O.	Setoffs

Except as otherwise provided herein or in the Confirmation Order, and subject to applicable Law, the Debtors or Reorganized Debtors, as applicable, or such Entity’s designee (including, without limitation, the Disbursing Agent) may, pursuant to the Bankruptcy Code (including section 553 of the Bankruptcy Code), applicable non-bankruptcy law, or as may otherwise be agreed to by the Holder of a Claim, set off against any Allowed Claim (which setoff shall be made against the Allowed Claim, not against any distributions to be made under this Plan and the Confirmation Order with respect to such Allowed Claim), any Claims, rights and Causes of Action of any nature that such Debtor or Reorganized Debtor may hold against the Holder of such Allowed Claim, to the extent such Claims, rights or Causes of Action against such Holder have not been otherwise released, waived, relinquished, exculpated, compromised, or settled on or prior to the Effective Date (whether pursuant to this Plan, the Confirmation Order or otherwise), and any distribution to which a Holder is entitled under this Plan and the Confirmation Order shall be made on account of the Allowed Claim, as reduced after application of the setoff described above.

In no event shall any Holder of Claims be entitled to set off any Claim against any Claim, right, or Cause of Action of the Debtors or the Reorganized Debtors unless such Holder obtains entry of a Final Order entered by the Bankruptcy Court authorizing such setoff or such setoff is otherwise agreed to in writing by the Debtors or the Reorganized Debtors and such Holder of a Claim; provided, however, that, where there is no written agreement between the Debtors and a Holder of a Claim authorizing such setoff, nothing herein shall prejudice or be deemed to have prejudiced the Debtors’ rights to assert that any Holder’s setoff rights were required to have been asserted by motion to the Bankruptcy Court prior to the Effective Date.

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P.	Claims Paid or Payable by Third Parties

To the extent that the Holder of an Allowed Claim receives payment in full on account of such Claim from a party that is not the Debtors or the Reorganized Debtors, the amount of such Claim shall be reduced in full. To the extent that a Holder of a Claim receives a distribution on account of such Claim and also receives payment from a party that is not the Debtors or the Reorganized Debtors on account of such Claim, such Holder shall, within two weeks of receipt thereof, repay or return the distribution to the Reorganized Debtors to the extent such Holder’s total recovery on account of such Claim from the third party and under this Plan exceeds the amount of such Claim as of the date of any such distribution under this Plan.

No distributions under this Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ insurance policies until the Holder of such Allowed Claim has exhausted all potential remedies with respect to such insurance policy. To the extent that one or more of the Debtors’ insurers agrees to satisfy or otherwise settle a Claim, then, immediately upon such insurers’ payment, the applicable paid portion of such Claim may be expunged without any further notice to or action, order, or approval of the Bankruptcy Court.

Q.	Hart-Scott-Rodino Antitrust Improvements Act

Any New Diamond Common Shares to be distributed under this Plan to an Entity required to file a notification, authorization, approval, consent, filing, or application under the Antitrust and Foreign Investment Laws, to the extent applicable, shall not be distributed until the Antitrust and Foreign Investment Approvals applicable to such Entity have been obtained.

ARTICLE VIII.

RELEASE, INJUNCTION AND RELATED PROVISIONS

A.	Discharge of Claims and Termination of Interests

Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in this Plan, the Confirmation Order or in any contract, instrument, or other agreement or document created pursuant to this Plan or the Confirmation Order, including the Plan Supplement and Restructuring Documents, the distributions, rights, and treatments that are provided in this Plan or the Confirmation Order shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims against, Interests in, and Causes of Action against the Debtors or the Reorganized Debtors of any nature whatsoever, including any interest accrued on Claims from and after the Petition Date, whether known or unknown, against Liabilities of, Liens on, obligations of, rights against, and interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to this Plan and the Confirmation Order on account of such Claims or Interests, including demands, Liabilities and Causes of Action that arose before the Effective Date, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not the Holder of such a Claim has accepted this Plan. Any default

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or “event of default” by the Debtors or Affiliates with respect to any Claim or Interest that existed immediately before or on account of the Filing of the Chapter 11 Cases shall be deemed cured (and no longer continuing) as of the Effective Date. The Confirmation Order shall be a judicial determination of the discharge of all Claims against, Causes of Action against, and Interests in the Debtors or the Reorganized Debtors, subject to the Effective Date occurring. For the avoidance of doubt, the foregoing discharge shall not apply to any Claims, debts, rights, Causes of Action, claims for relief, Liabilities, or Interests arising under the Exit Facilities Documents, whether executed prior to, on, or after the Effective Date.

B.	Release of Liens

Except as otherwise specifically provided in this Plan, the Confirmation Order or the Exit Facilities Documents (including in connection with any express written amendment of any mortgage, deed of trust, Lien, pledge, or other security interest under the Exit Facilities Documents), on the Effective Date and concurrently with the applicable distributions made pursuant to this Plan and the Confirmation Order and, in the case of a Secured Claim, satisfaction in full of the portion of the Secured Claim that is Allowed as of the Effective Date in accordance with Article III, and including any mortgage, deeds of trust, Liens, pledges, or other security interests against any property of the Estates asserted on account of a Disallowed Claim, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title, and interest of any Holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtors and their successors and assigns, in each case, without any further approval or Order of the Bankruptcy Court and without any action or Filing being required to be made by the Debtors. In addition, on or after the Effective Date, at the written request and sole expense of the Debtors or the Reorganized Debtors, the RCF Agent shall execute and deliver all documents reasonably requested by the Debtors, the Reorganized Debtors or the Exit Agents to evidence the release of such mortgages, deeds of trust, Liens, pledges, and other security interests (including as required under the laws of other jurisdictions for non-U.S. security interests) and shall authorize the Reorganized Debtors to file UCC-3 termination statements (to the extent applicable) with respect thereto.

C.	Debtor Release

Notwithstanding anything else contained herein to the contrary, to the fullest extent permitted by applicable Law and approved by the Bankruptcy Court, pursuant to section 1123(b) of the Bankruptcy Code and Bankruptcy Rule 9019 and in exchange for good and valuable consideration, the adequacy of which is hereby confirmed, on and after the Effective Date, each Released Party is deemed to be, and hereby is conclusively, absolutely, unconditionally, irrevocably, finally and forever released and discharged by the Debtors, the Reorganized Debtors, and their Estates, including any successors to the Debtors or any Estate’s Representative appointed or selected pursuant to section 1123(b)(3) of the Bankruptcy Code, in each case on behalf of themselves and their respective successors, assigns, and Representatives, and any and all other Entities who may purport to assert any Cause of Action, directly or derivatively, by, through, for, or because of the foregoing Entities, from any and all Claims and Causes of Action, including any derivative Claims

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asserted on behalf of the Debtors, whether known or unknown, foreseen or unforeseen, matured or unmatured, existing or hereafter arising, in law, equity, contract, tort or otherwise, that the Debtors, the Reorganized Debtors, or their Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim against, or Interest in, a Debtor or other Entity, based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the Debtors’ capital structure, management, ownership, assets or operation thereof, including any draws under or any Claims or Causes of Action related to the RCF Credit Agreement), the assertion or enforcement of rights and remedies against the Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in this Plan, the business or contractual relationship between any Debtor and any Released Party, the Debtors’ in- or out-of-court restructuring efforts, any Avoidance Actions, intercompany transactions between or among a Debtor or an Affiliate of a Debtor and another Debtor or an Affiliate of a Debtor, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or Filing of the Plan Support Agreement, the Disclosure Statement, the Backstop Agreement, the Rights Offerings, the Private Placements, the Exit Facilities, this Plan (including, for the avoidance of doubt, the Plan Supplement), the New Warrants, or any aspect of the Restructuring, including any contract, instrument, release, or other agreement or document created or entered into in connection with the Plan Support Agreement, the Disclosure Statement, the Backstop Agreement, the Rights Offerings, the Private Placements, the Exit Facilities, the New Warrants, or this Plan, the Chapter 11 Cases, the Filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of this Plan, any action or actions taken in furtherance of or consistent with the administration of this Plan, including the issuance or distribution of securities pursuant to this Plan, or the distribution of property under this Plan or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date related or relating to any of the foregoing.

Notwithstanding anything contained herein to the contrary, the foregoing release does not release (a) any obligations of any party under this Plan or any document, instrument, or agreement executed to implement this Plan, including the Exit Facilities Documents, (b) any Claims related to any act or omission that is determined in a Final Order to have constituted willful misconduct, gross negligence, or actual fraud, solely to the extent as determined by a final order of a court of competent jurisdiction, (c) the rights of Holders of Allowed Claims or Interests to receive distributions under this Plan, or (d) any Preserved Causes of Action set forth in the Plan Supplement.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Debtor Releases, which includes by reference each of the related provisions and definitions contained in this Plan, and, further, shall constitute the Bankruptcy Court’s finding that the Debtor Releases are: (a) in exchange for the good and valuable consideration provided by the Released Parties, including, without limitation, the Released Parties’ contributions to facilitating the Restructuring and implementing this Plan; (b) a good-faith settlement and compromise of the Claims released by the Debtor Releases; (c) in the best interest of the Debtors and their Estates and all Holders of Claims and Interests; (d) fair, equitable, and reasonably given and made after due notice and opportunity for a hearing; and (e) a bar to any of the Debtors, the Reorganized Debtors, or the Debtors’ Estates asserting any Claim or Cause of Action released pursuant to the Debtor Releases.

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D.	Third-Party Release

Except as otherwise expressly set forth in this Plan or the Confirmation Order, on and after the Effective Date, pursuant to Bankruptcy Rule 9019 and to the fullest extent permitted by applicable Law and approved by the Bankruptcy Court, pursuant to section 1123(b) of the Bankruptcy Code, in exchange for good and valuable consideration, the adequacy of which is hereby confirmed, each Released Party is, and is deemed to be, and hereby is conclusively, absolutely, unconditionally, irrevocably, finally and forever, released and discharged by each Releasing Party from any and all Claims and Causes of Action, whether known or unknown, foreseen or unforeseen, matured or unmatured, existing or hereafter arising, in law, equity, contract, tort, or otherwise, including any derivative Claims asserted on behalf of the Debtors, that such Entity would have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the Debtors’ capital structure, management, ownership, assets, or operation thereof, including any draws under or any Claims or Causes of Action related to the RCF Credit Agreement), the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in this Plan, the business or contractual relationship between any Debtor and any Released Party, the Debtors’ in- or out-of-court restructuring efforts, intercompany transactions between or among a Debtor or an Affiliate of a Debtor and another Debtor or an Affiliate of a Debtor, the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or Filing of the Plan Support Agreement, the Disclosure Statement, the Rights Offerings, the Private Placements, the Exit Facilities, the Backstop Agreement, this Plan (including, for the avoidance of doubt, the Plan Supplement), the New Warrants, or any aspect of the Restructuring, including any contract, instrument, release, or other agreement or document created or entered into in connection with the Plan Support Agreement, the Disclosure Statement, the Backstop Agreement, the Rights Offerings, the Private Placements, the Exit Facilities, the New Warrants, this Plan or the Confirmation Order, the Chapter 11 Cases, the Filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of this Plan, any action or actions taken in furtherance of or consistent with the administration of this Plan, including the issuance or distribution of securities pursuant to this Plan, or the distribution of property under this Plan or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date related or relating to any of the foregoing.

Notwithstanding anything contained herein to the contrary, the foregoing release does not release (a) any obligations of any party under this Plan or any document, instrument, or agreement executed to implement this Plan, including the Exit Facilities Documents, (b) any Claims related to any act or omission that is determined in a Final Order to have constituted willful misconduct, gross negligence, or actual fraud, solely to the extent as determined by a final order of a court of competent jurisdiction, (c) the rights of Holders of Allowed Claims or Interests to receive distributions under this Plan, (d) the rights of any current employee of the Debtors under any employment agreement or plan, or (e) the rights

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of the Debtors with respect to any confidentiality provisions or covenants restricting competition in favor of the Debtors under any employment agreement with a current or former employee of the Debtors.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval, pursuant to Bankruptcy Rule 9019, of the Third-Party Releases, which includes by reference each of the related provisions and definitions contained in this Plan, and, further, shall constitute the Bankruptcy Court’s finding that the Third-Party Releases are: (a) in exchange for the good and valuable consideration provided by the Released Parties, including, without limitation, the Released Parties’ contributions to facilitating the Restructuring and implementing this Plan; (b) a good-faith settlement and compromise of the Claims released by the Third-Party Releases; (c) in the best interest of the Debtors and their Estates and all Holders of Claims and Interests; (d) fair, equitable, and reasonably given and made after due notice and opportunity for a hearing; and (e) a bar to any of the Releasing Parties asserting any Claim or Cause of Action released pursuant to the Third-Party Releases.

E.	Exculpation

Except as otherwise specifically provided in this Plan, no Exculpated Party shall have or incur liability for, and each Exculpated Party is hereby released and exculpated from, any Cause of Action or Claim related to any act or omission in connection with, relating to, or arising out of the Chapter 11 Cases, the formulation, preparation, dissemination, negotiation, or Filing of the Plan Support Agreement and related prepetition transactions (including any draws under or Claims or Causes of Action related to the RCF Credit Agreement), the Disclosure Statement, the Backstop Agreement, the Rights Offerings, the Private Placements, the Exit Facilities, this Plan, the Plan Supplement, the New Warrants, or any transaction related to the Restructuring, any contract, instrument, release or other agreement or document created or entered into before or during the Chapter 11 Cases, any preference, fraudulent transfer, or other avoidance Claim arising pursuant to chapter 5 of the Bankruptcy Code or other applicable Law, the Filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of this Plan, including the issuance of securities pursuant to this Plan, or the distribution of property under this Plan or any other related agreement, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date related or relating to any of the foregoing, except for Claims related to any act or omission that is determined in a Final Order to have constituted willful misconduct, gross negligence, or actual fraud, but in all respects such Exculpated Parties shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to this Plan and the Confirmation Order.

The Exculpated Parties set forth above have, and upon Confirmation of this Plan shall be deemed to have, participated in good faith and in compliance with applicable Law with respect to the solicitation of votes and distribution of consideration pursuant to this Plan and, therefore, are not and shall not be liable at any time for the violation of any applicable Law, rule, or regulation governing the solicitation of acceptances or rejections of this Plan or such distributions made pursuant to this Plan.

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F.	Injunction

Upon entry of the Confirmation Order, all Holders of Claims and Interests and other parties in interest, along with their respective present or former employees, agents, officers, directors, principals, and Affiliates, and each of their successors and assigns, shall be enjoined from taking any actions to interfere with the implementation or Consummation of this Plan in relation to any Claim or Interest that is extinguished, discharged, or released pursuant to this Plan.

Except as otherwise expressly provided in this Plan or the Confirmation Order, or for obligations issued or required to be paid pursuant to this Plan or the Confirmation Order, all Entities who have held, hold, or may hold Claims, Interests, or Causes of Action that have been released, discharged, or are subject to exculpation pursuant to Article VIII of this Plan, are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, the Exculpated Parties, and/or the Released Parties:

(a)	commencing, conducting, or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims, Interests, or Causes of Action;

(b)

enforcing, levying, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or Order against such Entities on account of or in connection with or with respect to any such Claims, Interests, or Causes of Action;

(c)

creating, perfecting, or enforcing any Lien or encumbrance of any kind against such Entities or the property or the Estates of such Entities on account of or in connection with or with respect to any such Claims, Interests, or Causes of Action;

(d)

asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such Entities or against the property of such Entities on account of or in connection with or with respect to any such Claims, Interests, or Causes of Action unless such Holder has Filed a motion requesting the right to perform such setoff on or before the Effective Date, and notwithstanding an indication of a Claim or Interest or otherwise that such Holder asserts, has, or intends to preserve any right of setoff pursuant to applicable Law or otherwise; and

(e)

commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Claims, Interests, or Causes of Action released or settled pursuant to this Plan or the Confirmation Order.

Notwithstanding anything to the contrary in the foregoing, the injunction does not enjoin any party under this Plan, the Confirmation Order or under any other Restructuring Document or other document, instrument, or agreement (including those attached to the

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Disclosure Statement or included in the Plan Supplement) executed to implement this Plan and the Confirmation Order from bringing an action to enforce the terms of this Plan, the Confirmation Order or such document, instrument, or agreement (including those attached to the Disclosure Statement or included in the Plan Supplement) executed to implement this Plan and the Confirmation Order. The injunction in this Plan shall extend to any successors and assigns of the Debtors and the Reorganized Debtors and their respective property and interests in property.

G.	Waiver of Statutory Limitations on Releases

Each Releasing Party in each of the releases contained in this Plan expressly acknowledges that although ordinarily a general release may not extend to Claims that the Releasing Party does not know or suspect to exist in its favor, which if known by it may have materially affected its settlement with the party released, each Releasing Party has carefully considered and taken into account in determining to enter into the above releases the possible existence of such unknown losses or Claims. Without limiting the generality of the foregoing, each Releasing Party expressly waives any and all rights conferred upon it by any statute or rule of law that provides that a release does not extend to Claims that the claimant does not know or suspect to exist in its favor at the time of executing the release, which if known by it may have materially affected its settlement with the Released Party, including the provisions of California Civil Code Section 1542. The releases contained in this Plan are effective regardless of whether those released matters are presently known, unknown, suspected or unsuspected, foreseen or unforeseen.

H.	Protection against Discriminatory Treatment

Consistent with section 525 of the Bankruptcy Code and the Supremacy Clause of the U.S. Constitution, all Entities, including Governmental Units, shall not discriminate against the Reorganized Debtors or deny, revoke, suspend, or refuse to renew a license, permit, charter, franchise, or other similar grant to, condition such a grant to, or discriminate with respect to such a grant against the Reorganized Debtors, or another Entity with whom the Reorganized Debtors have been associated, solely because each Debtor has been a debtor under chapter 11 of the Bankruptcy Code, may have been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases, but before the Debtors are granted or denied a discharge), or has not paid a debt that is dischargeable in the Chapter 11 Cases.

I.	Release of Preference Actions

As of the Effective Date, the Debtors, on behalf of themselves and their Estates, shall be deemed to waive and release all Avoidance Actions arising under section 547 of the Bankruptcy Code or any comparable “preference” action arising under applicable non-bankruptcy law; provided that, the Reorganized Debtors shall retain the right to assert any Claims assertible in any Avoidance Action (except an Avoidance Action arising under section 547 of the Bankruptcy Code or any comparable “preference” action arising under applicable nonbankruptcy law that are deemed waived and released in this Article VIII.I or the Confirmation Order) as defenses or counterclaims in any Cause of Action brought against the Debtors or the Reorganized Debtors, as applicable, by any Entity.

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J.	Special Provision Governing Accrued Professional Compensation Claims and Final Fee Applications

For the avoidance of doubt, the releases in this Article VIII of this Plan shall not waive, affect, limit, restrict, or otherwise modify the right of any party-in-interest to object to any Accrued Professional Compensation Claim or final fee application Filed by any Professionals in the Chapter 11 Cases.

ARTICLE IX.

CONDITIONS PRECEDENT TO

CONSUMMATION OF THIS PLAN

A.	Conditions Precedent to the Effective Date

It shall be a condition to Consummation of this Plan that the following conditions shall have been satisfied (or waived pursuant to the provisions of Article IX.B of this Plan):

(a)

the Debtors shall have obtained all authorizations, consents, certifications, regulatory approvals, rulings, or other documents or actions that are necessary to implement and effectuate the Restructuring Transactions, including this Plan, and all such documents shall be materially consistent with the terms of the Plan Support Agreement;

(b)

all conditions precedent to the incurrence of the Exit Facilities shall have been satisfied or waived pursuant to the terms of the Exit Facilities Documents (which may occur substantially contemporaneously with the occurrence of the Effective Date) and such Exit Facilities and Exit Facilities Documents shall comply with the Plan Support Agreement and the Backstop Agreement in all material respects and shall be in form and substance reasonably acceptable to the Requisite Consenting Stakeholders;

(c)

the Plan Supplement, including any amendments, modifications, or supplements to the documents, schedules, or exhibits included therein, shall have been Filed with the Bankruptcy Court pursuant to this Plan;

(d)

the Rights Offerings and the Private Placements shall have been conducted, in all material respects, in accordance with the Backstop Order, the Rights Offerings Procedures, the Backstop Agreement, the Plan Support Agreement, and any other relevant transaction documents, each of which shall be in form and substance reasonably acceptable to the Requisite Financing Parties;

(e)

the Backstop Agreement shall be in full force and effect and shall not have been terminated, and shall be in form and substance reasonably acceptable to the Requisite Financing Parties and the parties thereto shall be in compliance therewith;

(f)

all conditions precedent set forth in the Backstop Agreement shall have been satisfied or waived in accordance with the terms thereof, substantially concurrently with the occurrence of the Effective Date;

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(g)	the Plan Support Agreement shall be in full force and effect and shall not have been terminated, and the parties thereto shall be in compliance therewith;

(h)	the Bankruptcy Court shall have entered the Disclosure Statement Order, and such Order shall not have been reversed, stayed, amended, modified, dismissed, vacated, or reconsidered;

(i)

the Bankruptcy Court shall have entered the Backstop Order, in form and substance reasonably acceptable to the Requisite Financing Parties and the Requisite Consenting Stakeholders, and such Order shall not have been reversed, stayed, amended, modified, dismissed, vacated, or reconsidered;

(j)	the Professional Fee Escrow shall have been established and funded with Cash in accordance with Article II.B.1 of this Plan;

(k)	the New Diamond Common Shares and the Exit Notes, including, without limitation, the Commitment Premium Exit Notes, shall have been issued pursuant to the terms of this Plan;

(l)	the Restructuring Documents shall be effective pursuant to their terms;

(m)

the New Organizational Documents shall have been adopted and (where required by applicable Law) filed with the applicable authorities of the relevant jurisdictions of organization and shall have become effective in accordance with such jurisdiction’s corporation or limited liability company Laws;

(n)

the Bankruptcy Court shall have entered the Confirmation Order, in form and substance reasonably acceptable to the Requisite Consenting Stakeholders, and such Order shall not have been reserved, stayed, amended, modified, dismissed, vacated, or reconsidered; and

(o)

all outstanding Restructuring Expenses incurred through the Effective Date, to the extent invoiced as provided herein at least two (2) Business Days before the Effective Date, shall have been paid in full by the Debtors in accordance with the Plan Support Agreement, the Exit Facilities Documents, this Plan, the Confirmation Order, and any other Order of the Bankruptcy Court authorizing the payment of Restructuring Expenses.

B.	Waiver of Conditions

Any condition to the Effective Date of this Plan set forth in Article IX.A hereof may be waived, in whole or in part, only if waived in writing by the Debtors and the Requisite Consenting Stakeholders, without notice, leave or Order of the Bankruptcy Court, or any formal action other than proceedings to confirm or consummate this Plan.

C.	Substantial Consummation

Substantial Consummation of this Plan shall be deemed to occur on the Effective Date.

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D.	Effect of Failure of a Condition

If the Effective Date does not occur on or before the termination of the Plan Support Agreement or the Backstop Agreement, then: (i) this Plan will be null and void in all respects; and (ii) nothing contained in this Plan, the Disclosure Statement, the Backstop Agreement, or the Plan Support Agreement shall: (a) constitute a waiver or release of any Claims, Interests, or Causes of Action by any Entity; (b) prejudice in any manner the rights of any Debtor or any other Entity; or (c) constitute an admission, acknowledgment, offer, or undertaking of any sort by any Debtor or any other Entity; provided, however, that all provisions of the Plan Support Agreement and Backstop Agreement that survive termination of those agreements shall remain in effect in accordance with the terms thereof.

ARTICLE X.

MODIFICATION, REVOCATION, OR WITHDRAWAL OF THIS PLAN

A.	Modification and Amendments

Subject to the limitations contained herein, in the Plan Support Agreement, and the Backstop Agreement, the Debtors reserve the right (subject to the consent rights of the Requisite Consenting Stakeholders under the Plan Support Agreement and the Requisite Financing Parties under the Backstop Agreement) to modify this Plan and seek Confirmation consistent with the Bankruptcy Code and, as appropriate, not resolicit votes on such modified Plan; provided that the Debtors shall be required to resolicit votes of any previously Unimpaired Class of Claims if such Class of Claims is rendered Impaired as a result of such modification, and all rights of the Committee and Holders of General Unsecured Claims are preserved in connection therewith. Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019 and those restrictions on modifications set forth in this Plan, the Confirmation Order and the Plan Support Agreement, the Debtors expressly reserve their rights to alter, amend, or materially modify this Plan with respect to the Debtors, one or more times, after Confirmation, and, to the extent necessary, may initiate proceedings in the Bankruptcy Court to so alter, amend, or modify this Plan, or remedy any defect or omission, or reconcile any inconsistencies in this Plan, the Disclosure Statement, or the Confirmation Order as may be necessary to carry out the purposes and intent of this Plan.

B.	Effect of Confirmation on Modifications

Entry of the Confirmation Order shall mean that all modifications or amendments to this Plan occurring after the solicitation thereof in accordance with the Plan Support Agreement are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or re-solicitation under Bankruptcy Rule 3019.

C.	Revocation or Withdrawal of This Plan

Subject to the terms of the Plan Support Agreement and the Backstop Agreement, including the consent rights of the Requisite Consenting Stakeholders and the Requisite Financing Parties, the Debtors reserve the right to revoke or withdraw this Plan prior to the Confirmation Date. If the Debtors revoke or withdraw this Plan, or if Confirmation and Consummation does not occur, then: (a) this Plan shall be null and void in all respects; (b) any settlement or compromise

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embodied in this Plan (including the fixing or limiting to an amount certain Claims or Classes of Claims), assumption of Executory Contracts and Unexpired Leases effected by this Plan, and execution of any document or agreement pursuant to this Plan shall be deemed null and void; and (c) nothing contained in this Plan shall (i) constitute a waiver or release of any Claims, (ii) prejudice in any manner the rights of the Debtors or any other Entity, including the Holders of Claims or Interests and the Non-Debtor Affiliates, or (iii) constitute a representation, acknowledgement, offer or undertaking of any sort by the Debtors or any other Entity, including the Non-Debtor Affiliates.

ARTICLE XI.

RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, on and after the Effective Date, the Bankruptcy Court shall retain jurisdiction over the Chapter 11 Cases and all matters arising out of, or related to, the Chapter 11 Cases, the Confirmation Order and this Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code, including jurisdiction to:

(a)

allow, disallow, determine, liquidate, classify, estimate, or establish the priority, Secured or unsecured status, or amount of any Claim, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the Secured or unsecured status, priority, amount, or allowance of Claims, provided that any Claim that is Reinstated under this Plan or the Confirmation Order shall be litigated in other courts with jurisdiction over such Claims;

(b)

decide and resolve all matters related to the granting and denying, in whole or in part, of any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code, the Confirmation Order or this Plan;

(c)

resolve any matters related to: (i) the assumption and assignment or rejection of any Executory Contracts and Unexpired Leases to which a Debtor is a party or with respect to which a Debtor may be liable in any manner and to hear, determine and, if necessary, liquidate any Claims arising therefrom, including Cure Claims; (ii) any dispute regarding whether a contract or lease is or was executory, expired, or terminated; or (iii) any other issue related to any Executory Contracts and Unexpired Leases;

(d)

resolve any disputes concerning whether an Entity had sufficient notice of the Chapter 11 Cases, the Disclosure Statement, any solicitation conducted in connection with the Chapter 11 Cases, any bar date established in the Chapter 11 Cases, or any deadline for responding or objecting to any Cure Amount, in each case, for the purpose of determining whether a Claim or Interest is discharged hereunder or for any other purpose;

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(e)

ensure that distributions to Holders of Allowed Claims or Interests are accomplished pursuant to the provisions of this Plan and adjudicate any and all disputes arising from or relating to distributions under this Plan or the Confirmation Order;

(f)

adjudicate, decide, or resolve any motions, adversary proceedings, contested or litigated matters and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

(g)	adjudicate, decide, or resolve any and all matters related to Causes of Action;

(h)	adjudicate, decide, or resolve any and all matters related to section 1141 of the Bankruptcy Code;

(i)

enter and implement such Orders as may be necessary or appropriate to execute, implement, or consummate the provisions of this Plan or the Confirmation Order and all contracts, instruments, releases, indentures, and other agreements or documents in connection with this Plan, the Confirmation Order or the Disclosure Statement;

(j)	enter and enforce any Order for the sale of property pursuant to sections 363, 1123 or 1146(a) of the Bankruptcy Code;

(k)

resolve any cases, controversies, suits, disputes, or Causes of Action that may arise in connection with the Consummation, interpretation, or enforcement of this Plan or the Confirmation Order or any Entity’s obligations incurred in connection with this Plan or the Confirmation Order and the administration of the Estates;

(l)

hear and determine disputes arising in connection with the interpretation, implementation, or enforcement of this Plan, the Plan Supplement, or the Confirmation Order, or any agreement, instrument, or other document governing or relating to any of the foregoing;

(m)

issue injunctions, enter and implement other Orders, or take such other actions as may be necessary or appropriate in aid of execution, implementation, or Consummation of this Plan or to restrain interference by any Entity with Consummation or enforcement of this Plan or the Confirmation Order;

(n)	resolve any matters related to the issuance of the Exit Notes and the New Diamond Common Shares;

(o)

resolve any cases, controversies, suits, disputes, or Causes of Action with respect to the settlements, compromises, discharges, releases, injunctions, exculpations, and other provisions contained in Article VIII of this Plan, and enter such Orders as may be necessary or appropriate to implement such discharges, releases, injunctions, exculpations, and other provisions;

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(p)	resolve any cases, controversies, suits, disputes or Causes of Action with respect to the payment or non-payment of General Unsecured Claims by the Debtors or the Reorganized Debtors;

(q)	enter and implement such Orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

(r)

determine any other matters that may arise in connection with or relate to this Plan, the Disclosure Statement, the Confirmation Order or the Plan Supplement; provided, however, that the Bankruptcy Court shall not retain jurisdiction over disputes concerning documents contained in the Plan Supplement that have a jurisdictional, forum selection, or dispute resolution clause that refers disputes to a different court or arbitration forum;

(s)

adjudicate any and all disputes arising from or relating to distributions under this Plan or the Confirmation Order, or any transactions contemplated herein or therein, subject to the proviso in sub-paragraph r above;

(t)	consider any modifications of this Plan to cure any defect or omission or to reconcile any inconsistency in any Bankruptcy Court Order, including the Confirmation Order;

(u)	determine requests for the payment of Claims entitled to priority pursuant to section 507 of the Bankruptcy Code;

(v)	resolve disputes as to the ownership of any Claim or Interest;

(w)	hear and determine all matters relating to any Subordinated Claim;

(x)	hear and determine matters concerning state, local, federal, and foreign taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

(y)	grant any consensual request to extend the deadline for assuming or rejecting unexpired leases pursuant to section 365(d)(4) of the Bankruptcy Code;

(z)	hear, adjudicate, decide, or resolve any and all matters related to Article VIII of this Plan, including, without limitation, the releases, discharges, exculpations, and injunctions issued thereunder;

(aa)	enforce all Orders, judgments, injunctions, releases, exculpations, indemnifications, and rulings previously entered by the Bankruptcy Court in connection with the Chapter 11 Cases;

(bb)	hear any other matter not inconsistent with the Bankruptcy Code;

(cc)	enter an Order concluding or closing any or all of the Chapter 11 Cases; and

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(dd)

hear, determine, and resolve any cases, matters, controversies, suits, disputes, or Causes of Action in connection with or in any way related to the Chapter 11 Cases, including with respect to the settlements, compromises, discharges, releases, injunctions, exculpations, and other provisions contained in Article VIII of this Plan, and enter such Orders as may be necessary or appropriate to implement such discharges, releases, injunctions, exculpations, and other provisions.

Notwithstanding anything to the contrary in the foregoing, the Exit Facilities Documents and any documents set forth in the Plan Supplement shall be governed by the respective jurisdictional provisions therein. In addition to the foregoing, from the Confirmation Date through the Effective Date, the Bankruptcy Court shall retain jurisdiction with respect to all other matters of this Plan that were subject to its jurisdiction prior to the Confirmation Date.

Unless otherwise specifically provided herein or in a prior Order of the Bankruptcy Court, the Bankruptcy Court shall have exclusive jurisdiction to hear and determine disputes concerning Claims against or Interests in the Debtors that arose prior to the Effective Date.

ARTICLE XII.

MISCELLANEOUS PROVISIONS

A.	Immediate Binding Effect

Notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, upon the occurrence of the Effective Date, the terms of this Plan, the final versions of the documents contained in the Plan Supplement and the Confirmation Order shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors, any and all Holders of Claims or Interests (regardless of whether such Claims or Interests are deemed to have accepted or rejected this Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, and injunctions described in this Plan or the Confirmation Order, each Entity acquiring property under this Plan or the Confirmation Order, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors. All Claims and Interests shall be as fixed, adjusted, or compromised, as applicable, pursuant to this Plan and the Confirmation Order, regardless of whether any such Holder of a Claim or Interest has voted on this Plan.

B.	Additional Documents

On or before the Effective Date, the Debtors may File with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of this Plan and the Confirmation Order. The Debtors and all Holders of Allowed Claims or Interests receiving distributions pursuant to this Plan and the Confirmation Order and all other parties-in-interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of this Plan and the Confirmation Order.

C.	Reservation of Rights

Except as expressly set forth in this Plan or the Confirmation Order, this Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Order.

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With respect to any Cause of Action that the Reorganized Debtors expressly abandon, if any, the Reorganized Debtors reserve all rights to use defensively such abandoned Causes of Action as a basis to object to all or any part of a Claim against any of the Estates asserted by a creditor who obtains the benefit of such abandoned Causes of Action.

D.	Successors and Assigns

The rights, benefits and obligations of any Entity named or referred to in this Plan or the Confirmation Order shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor or assign, affiliate, officer, director, manager, agent, representative, attorney, beneficiary, or guardian, if any, of each Entity.

E.	Service of Documents

Any pleading, notice or other document required by this Plan or the Confirmation Order to be served on or delivered shall be served by first class or overnight mail:

If to the Debtors or the Reorganized Debtors:

Diamond Offshore Drilling, Inc.

15415 Katy Freeway, Suite 100

Houston, TX 77094

Attention: David Roland

With copies to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Fax: +1 212 492 0545

Attention:	Paul M. Basta
Robert A. Britton
Christopher Hopkins
Alice Nofzinger
Shamara R. James
- and - Porter Hedges LLP 1000 Main St., 36th Floor Houston, TX 77002 Facsimile: +1 713 226 6248
Attention:	John F. Higgins
Eric M. English
M. Shane Johnson

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If to the Committee:

Akin Gump Strauss Hauer & Feld LLP

Bank of America Tower,

One Bryant Park,

New York, New York 10036

Attention:	Ira Dizengoff
Philip Dublin
Naomi Moss

If to a Consenting Noteholder, or a transferee thereof, to the address set forth below the Consenting Noteholder’s signature (or as directed by any transferee thereof), as the case may be, with copies to:

Milbank LLP

55 Hudson Yards

New York, NY 10001

Attention:	Dennis F. Dunne
Tyson M. Lomazow
Ryan A. Berger

                             - and -

Norton Rose Fulbright US LLP

1301 McKinney Street, Suite 5100

Houston, Texas 77010

Facsimile: (713) 651-5246

Attention:	William Greendyke
Jason Boland

If to a Consenting RCF Lender, or a transferee thereof, to the address set forth below the Consenting RCF Lender’s signature (or as directed by any transferee thereof), as the case may be, with copies to:

Bracewell LLP

711 Louisiana Street

Suite 2300

Houston, TX 7700

Attention:	Kate Day
William A. (Trey) Wood III

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After the Effective Date, the Reorganized Debtors have the authority to send a notice to Entities that, to continue to receive documents pursuant to Bankruptcy Rule 2002, they must file a renewed request to receive documents pursuant to Bankruptcy Rule 2002. After the Effective Date, the Debtors and the Reorganized Debtors are authorized to limit the list of Entities receiving documents pursuant to Bankruptcy Rule 2002 to those Entities who have filed such renewed requests.

F.	Term of Injunctions or Stays

Unless otherwise provided in this Plan or the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to section 105 or 362 of the Bankruptcy Code or any Order of the Bankruptcy Court, and existing on the Confirmation Date (excluding any injunctions or stays contained in this Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in this Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

G.	Entire Agreement

Except as otherwise indicated, this Plan, the Confirmation Order, the Restructuring Documents, the Plan Supplement and documents related thereto supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into this Plan, the Confirmation Order, the Restructuring Documents, the Plan Supplement and documents related thereto.

H.	Exhibits

All exhibits and documents included in this Plan, the Confirmation Order and the Plan Supplement are incorporated into and are a part of this Plan as if set forth in full in this Plan. After the exhibits and documents are Filed, copies of such exhibits and documents shall be available upon written request to the Debtors’ counsel at the address above or by downloading such exhibits and documents from the Debtors’ restructuring website at http://cases.primeclerk.com/diamond/ or the Bankruptcy Court’s website at http://www.txs.uscourts.gov/. To the extent any exhibit or document is inconsistent with the terms of this Plan, unless otherwise ordered by the Bankruptcy Court, the terms of such exhibit or document shall control as to the transactions contemplated thereby and the terms of this Plan shall control as to any provision of this Plan that may be required under such exhibit or document.

I.	Deemed Acts

Subject to and conditioned on the occurrence of the Effective Date, whenever an act or event is expressed under this Plan to have been deemed done or to have occurred, it shall be deemed to have been done or to have occurred without any further act by any party by virtue of this Plan and the Confirmation Order.

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J.	Severability of Plan Provisions

If, prior to Confirmation, any term or provision of this Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court, at the request of the Debtors, may alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted; provided, however, that any such alteration or interpretation shall be acceptable to the Debtors and the Requisite Consenting Stakeholders and the remainder of the terms and provisions of this Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of this Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (1) valid and enforceable pursuant to its terms; (2) integral to this Plan and may not be deleted or modified without the consent of the Debtors and the Requisite Consenting Stakeholders; and (3) non-severable and mutually dependent.

K.	Votes Solicited in Good Faith

Upon entry of the Confirmation Order, the Debtors will be deemed to have solicited votes on this Plan in good faith and in compliance with the Bankruptcy Code, and, pursuant to section 1125(e) of the Bankruptcy Code, the Debtors, each of the Consenting Stakeholders, and the Financing Parties and each of their respective Affiliates, agents, Representatives, members, principals, equityholders (regardless of whether such Interests are held directly or indirectly), officers, directors, partners (including both general and limited partners), managers, employees, advisors (including investment advisors), and attorneys will be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale, and purchase of securities offered and sold under this Plan, and, therefore, none of such parties or individuals or the Reorganized Debtors will have any liability for the violation of any applicable Law, rule, or regulation governing the solicitation of votes on this Plan or the offer, issuance, sale, or purchase of the securities offered and sold under this Plan.

L.	Request for Expedited Determination of Taxes

The Debtors shall have the right to request an expedited determination under section 505(b) of the Bankruptcy Code with respect to tax returns filed, or to be filed, for any and all taxable periods ending after the Petition Date through the Effective Date.

M.	No Waiver or Estoppel

Upon the Effective Date, each Holder of a Claim or Interest shall be deemed to have waived any right to assert that its Claim or Interest should be Allowed in a certain amount, in a certain priority, be secured, or not be subordinated by virtue of an agreement made with the Debtors and/or their counsel, the Committee and/or its counsel, or any other party, if such agreement was not disclosed in this Plan, the Disclosure Statement, or papers filed with the Bankruptcy Court.

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N.	Dissolution of the Committee

On the Effective Date, the Committee shall dissolve automatically and the members thereof shall be released and discharged from all rights and duties arising from, or related to, the Chapter 11 Cases, provided that following the Effective Date, the Committee shall continue in existence and have standing and a right to be heard for the following limited purposes: (a) Claims and/or applications, and any relief related thereto, for compensation by Professionals retained in the Chapter 11 Cases pursuant to sections 327, 328, 329, 330, 331, 503(b), or 1103 of the Bankruptcy Code and requests for allowance of Administrative Claims for substantial contribution pursuant to section 503(b)(3)(D) of the Bankruptcy Code; (b) any appeals of the Confirmation Order or other appeals to which the Committee is a party; and (c) any adversary proceeding in which the Committee is a party (including by intervention), including any appeals thereof, in the case of clauses (b) and (c) if consistent with the Committee’s duties under the Bankruptcy Code, including section 1103. The Reorganized Debtors shall not be responsible for paying any fees or expenses incurred by the members of or advisors to the Committee after the Effective Date, except for the fees and expenses incurred by the Committee’s Professionals in connection with the matters identified in clauses (a), (b), and (c) of the foregoing sentence.

O.	Closing of Chapter 11 Cases

The Reorganized Debtors shall, promptly after the full administration of the Chapter 11 Cases, File with the Bankruptcy Court all documents required by Bankruptcy Rule 3022 and any applicable Order of the Bankruptcy Court to close the Chapter 11 Cases.

The Reorganized Debtors are authorized, pursuant to sections 105(a) and 350(a) of the Bankruptcy Code and Bankruptcy Rule 3022, to change the case caption of the lead case to [DO Wind Down, Inc.], consolidate the administration of the outstanding Claims or Interests and any other remaining matters at the lead Debtor in the lead case, and enter a decree closing all other pending Chapter 11 Cases.

[Signature pages follow]

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Respectfully submitted, as of the date first set forth above by the Debtors,

Dated: February 26, 2021	Diamond Offshore Drilling, Inc. (for itself and on behalf of each of its subsidiary debtors as Debtors and Debtors-in-Possession)

/s/ Marc Edwards
	Name:	Marc Edwards
	Title:	President & CEO

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[Filing Version]

SUMMARY OF TERMS AND CONDITIONS

DIAMOND FOREIGN ASSET COMPANY

Each capitalized term used and not defined in this Summary of Terms and Conditions (this “Term Sheet”) shall have the meaning ascribed such term in Addendum A attached hereto.

This Term Sheet is provided for discussion purposes only and does not constitute an offer, agreement, or commitment to enter into such proposal. This Term Sheet is intended as an outline of certain of the material terms of a possible restructuring for Diamond Offshore Drilling, Inc. and does not purport to summarize all of the conditions, covenants, representations, warranties and other provisions which would be contained in definitive documentation for such restructuring. Any such restructuring would be subject to, among other things, satisfactory completion of due diligence and definitive documentation, the mutual agreement of the parties, and all necessary formal credit approvals.

This Term Sheet is being delivered to you as a statement made in connection with settlement discussions and compromise negotiations and this Term Sheet and the information contained herein, is therefore subject to Rule 408 of the Federal Rules of Evidence.

$300 to $400 Million Senior Secured Revolving Credit Facility

Credit Facility:	Revolving credit facility (the “Credit Facility”) in an original aggregate principal amount equal to (a) an amount not less than $300.0 million and not more than $400.0 million (such amount, the “Commitment Amount”), plus (b) the amount of the PIK Upfront Fee (as defined below). The Commitment Amount will be the amount of the Commitments (as defined below) to the Credit Facility received from the Existing RCF Lenders pursuant to elections made in accordance with the Plan, up to $400.0 million. The sum of the Commitments plus the principal amount of the Last Out Term Loan on the Closing Date (as defined below) shall not exceed $500.0 million.

The obligations of the Credit Parties (as defined below) under the Credit Facility, including, without limitation, all obligations to pay principal of and interest on the Loans (as defined below), to reimburse any Issuing Bank (as defined below) for any payment under any Letter of Credit (each as defined below) and to pay fees, costs, expenses, indemnities and other obligations under the Credit Facility and any Credit Documents (as defined below), are collectively referred to herein as the “Obligations”; the commitment of the Lenders to advance Loans and participate in Letters of Credit is collectively referred to herein as the “Commitments”.

Co-Borrowers:	Diamond Foreign Asset Company, a Cayman Islands company limited by shares (“DFAC” and together with any other subsidiary of DFAC designated by the Company as an additional borrower prior to the Closing Date that is acceptable to the Administrative Agent and the Lenders, the “Borrowers” and each individually, a “Borrower”).

Diamond Offshore Drilling, Inc.	Confidential

Guarantors:	Each of the following, on a joint and several basis: (a) Diamond Offshore Drilling, Inc., a Delaware corporation (the “Company”), Diamond Offshore Finance Company, a Delaware corporation (“DOFC”), Diamond Offshore Services Company, a Delaware limited liability company (“DOSC”), and DFAC, (b) each Restricted Subsidiary of the Company, including Eligible Local Content Entities, which is not an Excluded Subsidiary (as defined below), (c) each Restricted Subsidiary of the Company that (1) owns a Rig or (2) operates or is a party to a drilling contract or charter (or similar contract) related to, a Rig, or holds an account in which payments in respect of such Rigs, contracts or charters are made or held (each, a “Rig Subsidiary”), (d) each Restricted Subsidiary of the Company that directly or indirectly owns equity interests in a Rig Subsidiary, (e) any other Person that is a borrower, issuer, or guarantor under any of the Last Out Term Loan, Last Out Notes, and Last Out Incremental Debt (if any) (the Persons referred to in clauses (a), (b), (c), (d) and (e) above, the “Required Guarantors”), and (f) each other Subsidiary (as defined below) of the Company, if any, that elects to provide a guarantee of the Credit Facility (each other Subsidiary of the Company referred to in this clause (f), a “Discretionary Guarantor” and, together with the Required Guarantors, the “Guarantors”).

As used herein: (a) “Additional Subject Jurisdiction” means any jurisdiction (other than any Initial Subject Jurisdiction) in which a Required Guarantor (i) is organized, incorporated or formed and/or (ii) has material operations or owns any assets, but only if the value of all assets (excluding Rigs and intercompany claims owing to Credit Parties) which are owned by any Required Guarantor in such jurisdiction and reasonably capable of becoming Collateral exceeds a materiality threshold to be agreed (which shall give rise to a notice requirement by the Borrowers); (b) “Credit Parties” means the Borrowers and the Guarantors; (c) “Initial Subject Jurisdictions” means the United States of America (or any political subdivision thereof), England and Wales, Marshall Islands, Cayman Islands, Brazil, the Netherlands, and Curacao; (d) “Subsidiary Credit Parties” means the Credit Parties (other than the Company); and (e) “Subject Jurisdictions” means the Initial Subject Jurisdictions and the Additional Subject Jurisdictions (if any); provided that references to the Subject Jurisdictions shall only include a reference to any non-U.S. Subject Jurisdiction for so long as one or more Required Guarantors (i) are incorporated, organized or formed in such non-U.S. jurisdiction or (ii) have material operations or own assets in such non-U.S. Subject Jurisdiction that satisfy the materiality threshold referred to in clause (ii) of the definition of “Additional Subject Jurisdiction”.

So long as no default or event of default would result from such release and the Borrowers have demonstrated pro forma compliance with each Collateral Coverage Ratio after giving effect to such release (as evidenced by a compliance certificate setting forth and certifying such calculation and the absence of a default or event of default), a Guarantor shall be released from its guarantee (i) automatically if all

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of the capital stock of such Guarantor that is owned by the Company or any Credit Party is sold or otherwise disposed of in a transaction or series of transactions permitted by the Credit Facility, (ii) automatically if such Guarantor is designated as an Unrestricted Subsidiary in compliance with the Credit Documents, or (iii) solely with respect to any Discretionary Guarantor that is not also a Required Guarantor, upon a written notice from the Company to the Administrative Agent requesting such release and certifying that such Person will no longer be a Discretionary Guarantor, in the case of each of clauses (i), (ii), and (iii) above, so long as, substantially simultaneously with such release, such Guarantor is released from its obligations under the Last Out Term Loan, Last Out Notes, and Last Out Incremental Debt (if any).

“Excluded Subsidiary” means:

(a)     any Subsidiary other than a Rig Subsidiary (i) that would be prohibited or restricted from guaranteeing the Credit Facility by any governmental authority with authority over such Subsidiary, applicable law or regulation or analogous restriction or contract (including any requirement to obtain the consent, approval, license or authorization of any governmental authority or third party, unless such consent, approval, license or authorization has been received, but excluding any restriction in any organizational or governing documents of such Subsidiary, provided that, if reasonably requested by the Administrative Agent, the Company and its Restricted Subsidiaries shall use commercially reasonable efforts to obtain such consent, approval, license, or authorization to the extent required or advisable under the laws of the jurisdiction of organization of such Subsidiary for such Subsidiary to guarantee the Credit Facility, as reasonably determined by the Administrative Agent) so long as (x) in the case of Subsidiaries of the Company existing on the Closing Date, such contractual obligation is in existence on the Closing Date and (y) in the case of Subsidiaries of the Company acquired after the Closing Date, such contractual obligation is in existence immediately prior to such acquisition; (ii) if the provision of a guarantee by such Subsidiary (other than a Subsidiary formed in a Subject Jurisdiction) would result in material adverse tax consequences as reasonably determined by the Company and the Administrative Agent; or (iii) that is otherwise excluded from the requirement to provide a guarantee pursuant to clause (e) of the Agreed Security Principles;

(b)     (i) any non-wholly owned Subsidiary (other than a Rig Subsidiary) that is prohibited from guaranteeing the Credit Facility pursuant to its governing documents (provided that no Subsidiary that is wholly owned and a Guarantor as of the Closing Date shall be or be deemed to be an “Excluded Subsidiary” pursuant to this clause (b)(i) solely because a portion (but not all) of the equity interests in such Subsidiary are sold or otherwise transferred to any Person that is not a Credit Party, and, notwithstanding such sale or other transfer of a portion (but not all) of the equity interests in such Subsidiary, such

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Subsidiary shall remain a Guarantor to the extent it does not otherwise constitute an Excluded Subsidiary); (ii) any Unrestricted Subsidiary; and (iii) any Immaterial Subsidiary; and

(c)     any wholly-owned Restricted Subsidiary (other than a Rig Subsidiary) acquired with pre-existing indebtedness (to the extent not created in contemplation of such acquisition and as permitted by the Credit Documents), the terms of which prohibit the provision of a guarantee by such Restricted Subsidiary; and

(d)     any non-U.S. Subsidiary to the extent that the burden or cost of providing a guarantee outweighs the benefit afforded thereby as reasonably determined by the Administrative Agent in consultation with the Company.

“Immaterial Subsidiary” means any Restricted Subsidiary of the Company which, together with its Subsidiaries, as of the last day of the most recently ended four fiscal quarter period of the Company for which financial statements have been delivered to the Administrative Agent pursuant to the Credit Documents (the “Test Period”), on a pro forma basis (including pro forma for acquisitions and dispositions during such period), (a) contributed less than 2.5% of Adjusted EBITDA and (b) for which, as of the last day of such Test Period, the Combined Adjusted Total Assets of such Restricted Subsidiary is less than 2.5% of the Adjusted Consolidated Total Assets of the Company and its Restricted Subsidiaries; provided that, for the most recently ended Test Period prior to such date, the combined (i) Adjusted EBITDA attributable to all Immaterial Subsidiaries shall not exceed 5.0% of Adjusted EBITDA for such period and (ii) Adjusted Total Assets of all Immaterial Subsidiaries shall not exceed 5.0% of the Adjusted Consolidated Total Assets of the Company and its Restricted Subsidiaries for such period, in each case, as determined in accordance with GAAP (each of Adjusted EBITDA and consolidated total assets to be determined after eliminating intercompany obligations owing to Credit Parties); provided that no Restricted Subsidiary shall be an Immaterial Subsidiary if such Restricted Subsidiary is a Rig Subsidiary. “Material Subsidiary” means, as of any time of determination, any Restricted Subsidiary of the Company which is not an Immaterial Subsidiary.

Joint Lead Arrangers and Joint Lead Bookrunners:

Wells Fargo Securities, LLC (“Wells Fargo Securities”) and the other joint lead arrangers and joint bookrunners under the Existing Credit Agreement to the extent such institutions are Lenders under the credit agreement governing the Credit Facility (the “Lead Arrangers”).

Administrative Agent & Collateral Agent:

Wells Fargo Bank, National Association (“Wells Fargo Bank”) shall be the administrative agent for the Credit Facility (in such capacity, the “Administrative Agent”). Wells Fargo Bank (or its designee) shall

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be the collateral agent for the Credit Facility, the Last Out Term Loan, the Last Out Notes, and
(if any) the Last Out Incremental Debt (in such capacity, the “Collateral Agent”). Collateral agency arrangements to be agreed.

Syndication Agents:	Financial institution(s) to be determined by the Lead Arrangers.

Documentation Agents:	Financial institution(s) to be determined by the Lead Arrangers.

Lenders:	Wells Fargo Bank, each financial institution party to the Existing Credit Agreement electing to provide a Commitment under the Credit Facility on the Closing Date (collectively, the “Lenders” and each individually, a “Lender”).

Any Lender that is also (or whose affiliate is) a direct or indirect equityholder of the Company (an “Affiliated Lender”) will not receive information provided solely to Lenders and Issuing Banks by the Administrative Agent or any Lender and will not be permitted to attend or participate in conference calls or meetings attended solely by the Lenders, Issuing Banks, and the Administrative Agent.

Issuing Banks:	Wells Fargo Bank, Barclays Bank PLC, Citibank, N.A., HSBC Bank USA, National Association and any other Lender that consents to being an issuing bank (each, an “Issuing Bank”); provided, each Issuing Bank shall be acceptable to the Administrative Agent and the Borrowers, such acceptance not to be unreasonably withheld or delayed. Each Issuing Bank shall notify the Administrative Agent and the Borrowers of the aggregate maximum face amount of Letters of Credit that such Issuing Bank agrees to issue under the Credit Facility, which shall not exceed the Letter of Credit Sublimit (such amount, such Issuing Bank’s “LC Commitment”). Wells Fargo Bank’s LC Commitment on the Closing Date will be $25 million; Barclays Bank PLC’s LC Commitment on the Closing Date will be $25 million; Citibank, N.A.’s LC Commitment on the Closing Date will be $25 million; and HSBC Bank USA, National Association’s LC Commitment on the Closing Date will be $25 million, in each case subject to each such Issuing Bank’s customary KYC process and credit approvals related to fronting risk to the Lenders.

Collateral & Intercreditor Arrangements:

The Collateral (as defined below) will be created under, and governed by, the same collateral documents as the Last Out Term Loan, the Last Out Notes, and (if any) the Last Out Incremental Debt, subject to any local law requirements. Subject to the Agreed Security Principles, the Obligations will be secured by the following (collectively, the “Collateral”):

(a) a pledge by each Credit Party of 100.0% of the stock of each Restricted Subsidiary directly owned thereby; and

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(b)     a first priority, perfected lien on and security interest (subject to permitted liens) in substantially all assets of each Credit Party, including, without limitation, (i) 100% of the equity interests owned in each Restricted Subsidiary and each Credit Party (other than the Company), (ii) all material owned registered intellectual property (provided that, if such security can be granted pursuant to a customary composite “all assets” security document, all owned registered intellectual property of such Credit Party shall be subject to liens), (iii) all Rigs, (iv) all accounts receivable, general intangibles, equipment, charters, drilling contracts and other contracts, vessels, intercompany indebtedness, and all proceeds of the foregoing, in each case related to such Rigs, and all collection accounts, pooling accounts, and other amounts into which payments related to such Rigs are made or swept or in which such amounts are held, (v) Material Real Property (as defined herein), and (vi) all deposit accounts, securities accounts and commodity accounts, with respect to which accounts (other than Excluded Accounts (as defined below)) shall be required to be subject to account control agreements in form and substance reasonably satisfactory to the Administrative Agent (or, with respect to non-U.S. accounts, other applicable agreements, filings, or perfection actions reasonably acceptable to the Administrative Agent) to the extent required by Agreed Security Principles, shall be delivered (x) within 30 days of the Closing Date, or such longer period as the Administrative Agent may reasonably approve, with respect to each U.S. account required to be Collateral as of the Closing Date, (y) within 45 days of the Closing Date, or such longer period as the Administrative Agent may reasonably approve, with respect to each non-U.S. account required to be Collateral as of the Closing Date, and (z) prior to any deposit of any proceeds into a newly established account or any account ceasing to be an Excluded Account (or, in any such case, such longer period thereafter as the Administrative Agent may reasonably approve), with respect to each account required to be Collateral that is established after the Closing Date or that ceases to be an Excluded Account after the Closing Date, as the case may be.

The Credit Documents shall also include customary negative pledges on all assets of the Credit Parties (with certain customary exceptions and thresholds), in each case, to be mutually agreed and subject to permitted liens.

The secured and guaranteed obligations under the Credit Facility shall include the obligations of the Credit Parties under (a) the Credit Facility, the Credit Documents, and Guarantees, (b) hedging transactions in existence on the Closing Date that were entered into with counterparties that are Lenders or affiliates of Lenders on the Closing Date and hedging transactions entered into after the Closing Date with a hedging transaction counterparty that was a Lender or an affiliate of a Lender at the time such hedging transaction was entered into, and (c) treasury management obligations in existence on the Closing Date that are held by Lenders or affiliates of Lenders on the Closing Date and treasury management obligations incurred after the Closing Date with a counterparty that was a Lender or an affiliate of a Lender at the time such treasury management obligation was incurred.

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The priority of the security interests and related creditor rights among the Credit Facility, the Last Out Notes, the Last Out Term Loan, and (if any) the Last Out Incremental Debt will be set forth in a customary first out/last out intercreditor agreement to be negotiated in good faith and on terms and conditions to be reasonably agreed (the “First Out/Last Out Intercreditor Agreement”). The First Out/Last Out Intercreditor Agreement shall provide that the payment obligations under the Last Out Notes, Last Out Term Loan, and Last Out Incremental Debt rank pari passu with each other, but junior to the payment obligations under the Credit Facility in all respects.

Notwithstanding the foregoing, the Collateral shall not include any Excluded Property (as defined below), or any other property or asset that is otherwise excluded pursuant to the Agreed Security Principles. “Excluded Property” means:

(i)     fee owned real property with a fair market value of less than $10.0 million in the aggregate (any property in excess of such threshold, “Material Real Property”), and any leasehold interests in real property (it being understood there shall be no requirement to obtain any landlord or other third party waivers, estoppels or collateral access letters), and any fixtures affixed to such excluded real property;

(ii)     pledges and security interests prohibited or restricted by applicable law, rule or regulation (including as a result of any requirement to obtain the consent, approval, license or authorization of any governmental or regulatory authority unless such consent has been obtained; provided that, if reasonably requested by the Administrative Agent, the Credit Parties will use commercially reasonable efforts to obtain such consents to the extent required or advisable to create or perfect such security interests under the laws of the applicable jurisdiction, as determined by the Administrative Agent in its reasonable discretion);

(iii)     minority interests or equity interests in joint ventures and non-wholly-owned Subsidiaries, to the extent the grant of a lien on such interest would require a consent, approval, license or authorization from any governmental authority or any other Person (other than a Credit Party or Restricted Subsidiary); provided that, if reasonably requested by the Administrative Agent, the Credit Parties will use commercially reasonable efforts to obtain such consents to the extent required or advisable to create or perfect such security interests in such minority interests or equity interests in the applicable jurisdiction, as determined by the Administrative Agent in its reasonable discretion; and provided further that such minority interests or equity interests in a Subsidiary that were directly or indirectly owned by the Company on the Closing Date shall not be Excluded Property if they were not Excluded Property on the Closing Date;

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(iv)     any lease, license, contract, or agreement, or any property subject to a purchase money security interest, capital lease obligation or similar arrangement, in each case, to the extent that a grant of a security interest therein to secure the Credit Facility would violate or invalidate such lease, license, contract, or agreement or purchase money or similar arrangement (including as a result of any requirement to obtain the consent, approval, license or authorization of any third party unless such consent has been obtained (and it being understood and agreed that, if reasonably requested by the Administrative Agent, the Credit Parties shall use commercially reasonable efforts to obtain any such consent, approval, license or authorization to the extent required or advisable to create or perfect a security interest in such lease, license, contract, or agreement or purchase money or similar arrangement under the laws of the applicable jurisdiction, as determined by the Administrative Agent in its reasonable discretion, other than with respect to drilling contracts)) or create a right of termination in favor of any other party thereto (other than a Borrower or a Restricted Subsidiary) after giving effect to Sections 9-406, 9-407, 9-408, and 9-409 of the Uniform Commercial Code, which limit anti-assignment provisions, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code notwithstanding such prohibition;

(v)     any intent-to-use trademark application prior to the filing and acceptance of a “Statement of Use,” “Amendment to Allege Use” or similar filing with respect thereto, by the United States Patent and Trademark Office, only to the extent, if any, that, and solely during the period if any, in which, the grant of a security interest therein may impair the validity or enforceability of such intent-to-use trademark application under applicable federal law;

(vi)     any after-acquired property (including property acquired through acquisition or merger of another Person) if at the time such acquisition is consummated the granting of a security interest therein or the pledge thereof is prohibited by any contract or other agreement that encumbers such property prior to such acquisition (in each case, not created in contemplation thereof) solely to the extent and for so long as such contract or other agreement (or a permitted refinancing or replacement thereof) prohibits such security interest or pledge;

(vii)     the capital stock of (A) Unrestricted Subsidiaries, (B) any after-acquired non-wholly owned Subsidiary to the extent that restrictions in any organizational or governing documents of such Subsidiary prohibit the pledge of its capital stock, and (C) Excluded Subsidiaries (other than any Discretionary Guarantor and any Restricted Subsidiary that becomes an Excluded Subsidiary solely by virtue of its being an Immaterial Subsidiary) to the extent such pledge would be prohibited by the same factors that cause such Subsidiary to be an Excluded Subsidiary;

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(viii) (A) certain accounts to be agreed, such as (1) deposit accounts specially and exclusively used in the ordinary course of business for payroll, payroll taxes and other employee wage and benefit payments (or the equivalent thereof in non-U.S. jurisdictions), (2) pension fund accounts, 401(k) accounts and trust accounts (or the equivalent thereof in non-U.S. jurisdictions), (3) withholding tax and other similar tax accounts (including sales tax accounts), (4) fiduciary accounts, escrow accounts, trust accounts and other accounts, in each case, which solely hold funds on behalf of any third party (or the equivalent thereof in any non-U.S. jurisdiction), (5) other deposit accounts, securities accounts, and commodity accounts with balances in the aggregate for all accounts referred to in this subclause (5), not exceeding $20 million at any time, and (6) any other account to the extent the cost of creating a lien therein is excessive in relation to the practical benefit to the Lenders afforded thereby, as reasonably determined by the Administrative Agent (such excluded accounts referred to in this clause (A), collectively, the “Excluded Accounts”), and (B) all funds and other property held in or maintained in any such Excluded Account; provided that no Reinvestment Account shall be an Excluded Account; and

(ix) other exceptions to be mutually agreed upon between the Company and the Administrative Agent.

Notwithstanding anything to the contrary herein, in determining whether any security shall be created and/or perfected, the Credit Documents shall reflect the following principles and other customary security principles to be mutually agreed in the Credit Documents (collectively, the “Agreed Security Principles”):

(a) The Credit Documents shall not require any party to take steps to create or perfect any lien in Excluded Property.

(b)     Perfection through account control agreements or other actions (other than the filing of UCC-1 financing statements or other all-asset filings, as applicable) shall not be required with respect to (i) Excluded Accounts or any non-U.S. accounts with respect to which the Administrative Agent determines the cost of perfection is excessive in relation to the practical benefit to the Lenders afforded thereby, (ii) any commercial tort claim, except for any commercial tort claim held by a Credit Party with respect to which a complaint has been filed in a court of competent jurisdiction asserting damages in excess of $1.0 million for each such claim (but with respect to claims in courts outside the United States, only to the extent the concept of commercial tort claims exists under applicable local law and such local law includes procedures for perfecting against a commercial tort claim), and (iii) letter of credit rights (other than to the extent consisting of supporting obligations that can be perfected solely by the

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filing of a UCC-1 financing statement or other all-assets filing (it being understood that no actions shall be required to perfect a security interest in letter of credit rights other than filing of a UCC-1 financing statement or other all-assets filing)).

(c)     None of the Borrowers or the Guarantors shall be required to take any actions with respect to the creation or perfection of liens on any Collateral within or subject to the laws of the United States of America other than actions relating to (i) the delivery of certificated securities and certain debt instruments (including intercompany promissory notes) (subject to materiality thresholds to be set forth in the Credit Documents) and the subordination of intercompany liabilities, (ii) the execution and delivery of, and performance under, the security and pledge agreements, any required short-form intellectual property collateral documents and any required account control agreements (the terms of which shall reflect that the relevant Credit Party will have full operational control of the accounts subject thereto absent the occurrence of and continuance of an event of default), (iii) any required security interest filings in the U.S. Patent and Trademark Office and the U.S. Copyright Office, (iv) the filing of UCC-1 financing statements, (v) mortgages (or similar collateral documents) encumbering the Rigs and related assets, (vi) mortgages and related security documents on Material Real Property, and (vii) other actions reasonably agreed between the Administrative Agent and the Company, subject to customary exceptions and thresholds to be set forth in the Credit Documents.

(d)     None of the Borrowers or the Guarantors shall be required to take any actions with respect to the creation or perfection of liens on any Collateral that are within or subject to the laws of any jurisdiction other than (i) the Subject Jurisdictions and (ii) solely with respect to the mortgage of each owned Rig and related assets required to be Collateral, execution and recordation of a mortgage (or similar collateral document) and delivery of other customary documentation reasonably requested by the Administrative Agent, in each case in the relevant jurisdiction in which such Rig is flagged and, if applicable, the jurisdiction where the owner of such Rig is formed. Absent an event of default that is continuing, except as set forth in subclause (ii) of the foregoing sentence, no collateral documents shall be required to be delivered under the laws of any jurisdiction other than the Subject Jurisdictions.

(e)     General statutory limitations, financial assistance, fiduciary duties, corporate benefit, fraudulent preference, illegality, criminal or civil liability, “thin capitalisation” rules, “earnings stripping”, “controlled foreign corporation” rules, capital maintenance rules and analogous principles may restrict a Restricted Subsidiary (other than a Rig Subsidiary) from providing a guarantee or granting liens on its assets or may require that any guarantee and/or security be limited to a certain amount. To the extent that any such limitations, rules and/or principles referred to above require that the guarantee and/or security

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is limited by an amount or otherwise in order to make such guarantee or security granted by a Restricted Subsidiary (other than a Rig Subsidiary) legal, valid, binding or enforceable or to avoid the relevant Restricted Subsidiary (other than a Rig Subsidiary) from breaching any applicable law or otherwise in order to avoid civil or criminal liability of the officers or directors (or equivalent) of any Credit Party, the limit shall be no more than the minimum limit required by those limitations, rules or principles. To the extent the minimum limit can be increased or eliminated, as applicable, by actions or omissions on the part of any Credit Party, each Credit Party shall use commercially reasonable efforts to take such actions or not to take actions (as appropriate) in order to increase or eliminate the minimum limit required by those limitations, rules or principles.

(f)     Registration of any liens created under any collateral document and other legal formalities and perfection steps, if required under applicable law or regulation or where customary or consistent with market practice, will be completed by each Credit Party in the relevant Subject Jurisdiction(s) as soon as reasonably practicable in line with applicable market practice after that security is granted and, in any event, within the time periods specified in the relevant Credit Document or within the time periods specified by applicable law or regulation, in order to ensure due priority, perfection and enforceability of the liens on the Collateral required to be created by the relevant Credit Document.

(g)     Where there is material incremental cost involved in creating or perfecting liens over all assets of a particular category owned by a Credit Party in a particular jurisdiction, such Credit Party’s grant of security or the steps required to perfect such liens, as applicable, over such category of assets may be limited to the material assets in that category where determined appropriate by the Company and the Administrative Agent in light of the Agreed Security Principles.

(h)     No security granted in motor vehicles and other assets subject to certificates of title (in each case, other than any owned Rigs required to be mortgaged as Collateral and any motor vehicle or other asset with a value in excess of $3.0 million) shall be required to be perfected (other than to the extent such rights can be perfected by filing a UCC-1 financing statement or similar composite “all asset” security document under applicable law of any foreign Subject Jurisdiction).

(i)     The Credit Parties shall pledge, or cause to be pledged, the equity interests they own in each Restricted Subsidiary and each Credit Party, unless otherwise excluded from the Collateral pursuant to the Agreed Security Principles. Each collateral document in respect of security over equity interests in any Subsidiary Credit Party will be governed by the laws of the country (or state thereof) in which such Person is incorporated, organized or formed; provided that each

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collateral document in respect of security over equity interests in (x) any U.S. Restricted Subsidiary will be governed by the laws of the State of New York or (y) any Restricted Subsidiary that is not incorporated, organized or formed in a Subject Jurisdiction may be governed by the laws of the State of New York and/or the laws of a relevant non-U.S. Subject Jurisdiction, as determined in the sole discretion of the Administrative Agent. Absent an event of default that is continuing, no Credit Party or Restricted Subsidiary shall be required to provide any security or take any perfection step (A) under the laws of any jurisdiction that is not a Subject Jurisdiction, in respect of any equity interests held in any direct Restricted Subsidiary of any Credit Party incorporated, organized or formed outside a Subject Jurisdiction or (B) in respect of any equity interests held in any Person which is not a Subsidiary Credit Party or a direct Restricted Subsidiary of a Credit Party, in each case, unless such security can be granted under a customary composite “all asset” security document under the laws of a Subject Jurisdiction; it being understood and agreed that (1) absent an event of default that is continuing, there shall be no requirement (and the Administrative Agent shall not request) that any local law perfection steps (or collateral documents) with respect to equity interests be taken in any jurisdiction other than a Subject Jurisdiction (other than the preparation and delivery of local law governed share certificates and customary local law stock transfer powers (or equivalent transfer powers) in respect of pledged equity interests in any Subsidiary Credit Party or any direct Restricted Subsidiary of a Credit Party) and (2) the Administrative Agent may require any Credit Party to provide a New York law-governed pledge of the equity interests owned in each Restricted Subsidiary held by such Credit Party, unless otherwise excluded from the Collateral pursuant to the Agreed Security Principles, regardless of such Credit Party’s or Restricted Subsidiary’s jurisdiction of organization, in addition to any other documents required or permitted to be requested under the Credit Documents.

(j)     Information, such as lists of assets, if required by applicable law or market practice to be provided in order to create or perfect any security under a collateral document will be specified in that collateral document and all such information shall be provided by the relevant Credit Party at intervals no more frequently than annually (unless it is market practice to provide such information more frequently in order to perfect or protect such security under the applicable collateral document); provided that the frequency of any such delivery of information and materiality thresholds with respect thereto shall be in line with the customary market practice in the applicable jurisdiction or, so long as an event of default is continuing, following the Administrative Agent’s request.

(k) Unless an event of default exists, no registration of the liens on intellectual property constituting Collateral with an aggregate value of less than $3,000,000 shall be required.

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(l)     No Credit Party shall be required to give notice of any security created over any of its contracts, book debts or accounts receivable to the relevant counterparties or debtors unless an event of default has occurred and is continuing, except that this shall not apply with respect to notices of security created over drilling or other similar contracts to the relevant counterparties that are necessary or desirable to create or perfect any lien in such contract.

(m)     Each Credit Party shall use commercially reasonable efforts to create and perfect first ranking floating charges and general business charges in the relevant Subject Jurisdictions over its assets that are required to constitute Collateral. Any such floating charges and general business charges shall be in the form and to the extent consistent with market practice in the relevant Subject Jurisdiction. In addition, if requested by the Administrative Agent, each Credit Party shall sign a New York law-governed security agreement, regardless of such Credit Party’s jurisdiction of organization or location of its assets.

(n)     The security documentation shall be limited to those documents mutually agreed among counsel for the Borrowers and for the Administrative Agent, which documentation shall in each case be in form and substance consistent with these principles, customary for the form of Collateral and as mutually agreed between the Administrative Agent and the Borrowers.

(o)     No documentation with respect to the creation or perfection of liens shall be required for spare part equipment other than as would be customarily provided for in a mortgage over the applicable owned Rig required to be Collateral (if applicable), except to the extent (i) such security can be granted under a customary composite “all asset” security document under the laws of a Subject Jurisdiction or (ii) the value of such assets reasonably capable of becoming Collateral exceeds a materiality threshold to be agreed.

(p)     No lien searches shall be required other than customary searches in the United States, in any other Subject Jurisdiction (but only to the extent (i) the concept of “lien” searches exists therein, (ii) such requirement would be customary or consistent with market practice in such jurisdiction, and (iii) such searches can be obtained at commercially reasonable costs or are with respect to owned Rigs (which shall be customary registry searches)).

(q)     None of the Borrower or any Guarantor shall be required to take any actions with respect to the creation and/or perfection of liens on any Collateral to the extent the cost of creating and/or perfecting of such lien is excessive in relation to the practical benefit to the Lenders afforded thereby, as reasonably determined by the Administrative Agent in consultation with the Borrower.

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Purpose:	General corporate purposes, including the repayment of certain indebtedness to the Lenders under the Existing Credit Agreement, working capital needs and capital expenditures.

Funding Options:	Prior to the Commitment Termination Date (as defined below), the Borrowers may borrow loans (the “Loans”) on a revolving basis up to the Commitment Amount.

All Loans shall be made in U.S. Dollars. The Borrowers may request the issuance of Letters of Credit (a) from all of the Issuing Banks in U.S. Dollars, British Pounds Sterling, Euros, Mexican Pesos, or Norwegian Kroner, (b) from Issuing Banks that approve such currency prior to the Closing Date, in Brazilian Reais, Malaysian Ringgit, and Indonesian Rupiah, or (c) any other eligible major currency as may be requested by the Borrowers and agreed to by the Administrative Agent, the Issuing Banks and the Lenders in their sole discretion.

Closing Date:	The date of the satisfaction or waiver of the Initial Conditions (such date, the “Closing Date”).

Commitment Termination Date:	One business day prior to the fifth anniversary of the Closing Date (such date, the “Commitment Termination Date”).

Letters of Credit:	Prior to the Commitment Termination Date, the Borrowers may use up to the lesser of (i) $100.0 million of the Credit Facility (the “Letter of Credit Sublimit”) and (ii) the aggregate LC Commitments for the issuance by the Issuing Banks of standby letters of credit (the “Letters of Credit”) having an expiry of no later than the earlier of (A) one year after the issuance thereof and (B) five (5) business days prior to the Commitment Termination Date (or with respect to a Letter of Credit for which the Borrowers have delivered cash collateral or a back-to-back letter of credit, in each case satisfactory to the relevant Issuing Bank, in an amount equal to 105% of the face amount of such Letter of Credit, such later expiry date as may be agreed to by such Issuing Bank); provided, however, that no individual Issuing Bank shall be obligated to issue Letters of Credit in an aggregate amount in excess of its LC Commitment. Letters of Credit may be in the form of performance letters of credit or financial letters of credit. Letters of Credit may be denominated in (a) U.S. Dollars, British Pounds Sterling, Euros, Mexican Pesos, or Norwegian Kroner, (b) subject to the approval of the relevant Issuing Banks prior to the Closing Date, Brazilian Reais, Malaysian Ringgit, and Indonesian Rupiah, or (c) any other eligible major currency as may be requested by the Borrowers and agreed to by the Administrative Agent, the Issuing Banks and the Lenders in their sole discretion. Each HSBC Letter of Credit shall be deemed issued as a Letter of Credit on the Closing Date (subject to the conditions precedent to closing and the conditions precedent to each extension of credit being satisfied).

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Interest Rates:	Interest on Loans will accrue based on (i) the Base Rate, plus the Applicable Margin (as defined below), or (ii) the LIBOR Rate, plus the Applicable Margin, in each case as selected by the Borrowers. The LIBOR Rate will be subject to LIBOR replacement provisions consistent with Wells Fargo Bank policy, ARRC guidelines, and bank market practice as of the Closing Date.

Letter of Credit Fees:	With respect to each Letter of Credit, the Borrowers shall pay (a) a fronting fee to the applicable Issuing Bank equal to 0.125% per annum of the face amount of each such outstanding letter of credit and (b) a letter of credit fee to the Administrative Agent (which shall be shared by the Lenders (including the Issuing Banks) ratably) at a rate per annum equal to the Applicable Margin for LIBOR Rate Loans, in each case computed on the basis of a year of 360 days for the actual number of days elapsed, on the maximum face amount of such Letter of Credit, from the date of issuance of such Letter of Credit until the expiration date for such Letter of Credit, payable quarterly in arrears on the last business day of each calendar quarter and on such expiration date and, if applicable, on the Commitment Termination Date. Additionally, the Borrowers agree to pay all customary administrative and issuance fees, amendment, payment and negotiation charges and reasonable costs and expenses of the applicable Issuing Bank (solely for such Issuing Bank’s account) in connection with each Letter of Credit (including mailing charges and reasonable out-of-pocket expenditures).

Interest Payments:	Interest on each Base Rate Loan shall be payable quarterly in arrears on the last business day of each calendar quarter; interest on each LIBOR Rate Loan shall be payable at the end of each Interest Period applicable thereto and, if such Interest Period is longer than three (3) months, every three months during such Interest Period, and all accrued and unpaid interest on the Loans shall be payable in full on the Commitment Termination Date and, with respect to interest accrued on any principal prepaid, on the date of such prepayment.

Funding:	The Borrowers shall provide prior written notice (or telephonic notice promptly confirmed in writing) of any funding request (including, without limitation, the deemed funding of Loans to occur on the Closing Date) and interest rate conversions to the Administrative Agent (i) by 11:00 a.m. ET on the date of borrowing with respect to Base Rate Loans; and (ii) by 11:00 a.m. ET at least three (3) business days in advance with respect to LIBOR Rate Loans. LIBOR Rate Loans shall be in minimum amounts of $5.0 million and Base Rate Loans shall be in minimum amounts of $1.0 million and, in each case, if above such amounts, in an integral multiple of $1.0 million. No more than a total of ten (10) Loans subject to LIBOR Rate pricing may be in effect at any time under the Credit Facility.

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Early Repayments; Commitment and Availability Reductions; and Mandatory Prepayments:

Prepayment of Loans may be made, without premium or penalty, at any time in whole or in part (other than the payment of customary LIBOR breakage amounts). The Borrowers must give the Administrative Agent notice by 11:00 a.m. ET at least three (3) business days prior to any prepayment of LIBOR Rate Loans and notice by 11:00 a.m. ET on the date of any prepayment of Base Rate Loans, and any such prepayments shall be in minimum amounts of $5.0 million with respect to LIBOR Rate Loans and $1.0 million with respect to Base Rate Loans or such smaller amount as needed to prepay a certain Loan in full.

The Commitments may be permanently terminated at any time in whole or in part by the Borrowers on at least three (3) business days prior notice to the Administrative Agent; provided that no such termination shall reduce the aggregate available Commitments to an amount less than the aggregate amount of the Loans and LC Exposure at the time of such termination. Each partial reduction of the Commitments shall be in an aggregate amount of at least $5.0 million and shall be applied ratably to the respective Commitments of the Lenders.

The mandatory prepayment provisions in the Credit Documents shall be limited to the following:

Anti-Cash Hoarding – Excess Cash Sweep Prepayment. If, at the end of any Wednesday (or if such day is not a business day, the immediately succeeding business day) (each such date, an “Excess Cash Test Date”), (a) Loans are outstanding under the Credit Facility and (b) Available Cash (as defined below) exceeds $125.0 million, then the applicable Borrower shall prepay, or shall cause to be prepaid, within three (3) business days after such Excess Cash Test Date, Loans (and if there is still excess, cash collateralize any LC Exposure) in an aggregate amount (when taken together with accrued and unpaid interest on the Loans to be so prepaid) equal to the lesser of (i) Available Cash as of such Excess Cash Test Date in excess of $125.0 million and (ii) the principal amount of Loans then outstanding plus accrued and unpaid interest on such prepaid Loans plus any LC Exposure (and any such payment shall not reduce Lenders’ Commitments). To the extent that any amount is required to be prepaid pursuant to the immediately preceding sentence with respect to any Excess Cash Test Date, the applicable Borrower shall deliver to the Administrative Agent, substantially simultaneously with such prepayment, a certificate of a financial officer of the applicable Borrower certifying the amount required to be so prepaid with respect to such Excess Cash Test Date, as reasonably determined or reasonably estimated by the applicable Borrower in good faith.

Anti-Cash Hoarding – Use of Proceeds Prepayment. With respect to each borrowing, if the aggregate amount of Available Cash would exceed $125.0 million after giving effect to such borrowing and any

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other transactions occurring prior to or substantially simultaneously with such borrowing, but excluding the effect of any other transactions that have not occurred prior to or substantially simultaneously with such borrowing, if and to the extent the applicable Borrower has not applied the proceeds of such borrowing for the purpose specified in the Use of Proceeds Certificate delivered in connection with such borrowing by the fifth (5th) business day following the date such borrowing is made, then on the next business day the applicable Borrower shall prepay the Loans in an aggregate principal amount equal to the lesser of (a) the amount of the proceeds that were not applied for the purpose specified in the applicable Use of Proceeds Certificate and (b) the amount necessary to cause the aggregate amount of Available Cash to be less than or equal to $125.0 million at the end of such business day.

Asset Sales – Commitment Reductions. Upon (a) the date of consummation of any asset sale or other transfer of assets by the Company or any Restricted Subsidiary (the “Asset Sale Date”) (other than certain ordinary course, de minimis asset sales to be agreed, including asset sales described under clauses (iv), (v) and (vi) of the covenant described in clause 8 (Asset sales) under “Negative Covenants” below), unless the Administrative Agent has received a Reinvestment Notice with respect to any net cash proceeds (which, for the avoidance of doubt, shall be net of taxes paid or payable as a result of such transaction and any debt incurred under clause (d) under paragraph 1 under “Negative Covenants” below and secured by such assets and that is required to be repaid with the proceeds thereof) on such Asset Sale Date, and (b) any Reinvestment Termination Date, the Commitments shall be automatically reduced by an amount necessary to cause the Threshold Ratio as of such date to be equal to or greater than the lesser of (x) 2.5 to 1.0 and (y) the Threshold Ratio as of the Closing Date (after giving pro forma effect to such asset sale, such commitment reduction, and any concurrent repayment of indebtedness).

Asset Sales - Temporary Availability Reduction. If, on any Asset Sale Date, the Administrative Agent has received a Reinvestment Notice with respect to any cash proceeds of such asset sale or transfer and the Threshold Ratio (after giving pro forma effect to such asset sale or transfer) is less than the lesser of (x) 2.5 to 1.0 and (y) the Threshold Ratio as of the Closing Date, then the availability of the Commitments during the relevant Reinvestment Period shall be temporarily reduced by an amount necessary to cause the Threshold Ratio as of such Asset Sale Date to be equal or greater than the lesser of (x) 2.5 to 1.0 and (y) the Threshold Ratio as of the Closing Date (after giving pro forma effect thereto).

Asset Sales – Mandatory Prepayments. Upon any Asset Sale Date or any Reinvestment Termination Date, the Borrowers shall prepay the Loans (and cash collateralize any LC Exposure) (a) to the extent a prepayment would be required under the paragraph below entitled

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“Outstandings Exceed Commitments” (including if any such prepayment would be required as a result of a commitment reduction pursuant to the paragraph above entitled “Asset Sales – Commitment Reductions”, but, for the avoidance of doubt, not as a result of any temporary availability reduction pursuant to the paragraph above entitled “Asset Sales – Temporary Availability Reduction”), and (b) to the extent a prepayment would be required pursuant to the paragraph above entitled “Anti-Cash Hoarding – Excess Cash Sweep Prepayment” (regardless of any timing provisions set forth in such paragraph).

Prepayments of Other Indebtedness. In addition, to the extent any mandatory repayment, mandatory redemption, or offer to purchase is required under the Last Out Term Loan, Last Out Notes, or Last Out Incremental Debt, such requirement must be subject to (a) the prior payment of amounts payable under the Credit Facility in respect of such event and the credit agreement governing the Credit Facility will include a corresponding mandatory prepayment and (b) the covenant described in clause (4) of “Negative Covenants” below.

Outstandings Exceed Commitments. If at any time the principal amount of Loans outstanding under the Credit Facility plus any LC Exposure exceeds the Commitments of the Lenders then in effect, for any reason, including a reduction of Commitments pursuant to the Credit Documents, the Borrowers shall prepay the Loans (and cash collateralize any LC Exposure) in an amount equal to such excess.

“Reinvestment Account” means an account that is subject to an account control agreement in form and substance satisfactory to the Administrative Agent or with respect to non-U.S. accounts, other applicable agreements, filings, or perfection actions reasonably acceptable to the Administrative Agent, into which net cash proceeds from an asset sale or other transfer of assets permitted pursuant to clause (8) of “Negative Covenants” below have been deposited; provided that, for the avoidance of doubt, such account shall not be required to be a segregated account.

“Reinvestment Notice” means a notice in writing from the Company to the Administrative Agent given on any Asset Sale Date that the Company or any Restricted Subsidiary has consummated an asset sale or other transfer of assets permitted pursuant to clause (8) of “Negative Covenants” below and that the Company intends to apply the net cash proceeds received from such permitted asset sale (x) to reinvest such net cash proceeds in one or more Rigs, (y) to acquire all of the capital stock of an entity owning one or more Rigs or other related assets useful in the Credit Parties’ and their Subsidiaries’ business, or (z) to apply such net cash proceeds to capital expenditures in Rigs, in each case, within the Reinvestment Period.

“Reinvestment Period” means the period commencing on any Asset Sale Date and ending on the date that is 180 days following such Asset

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Sale Date (which date may be extended by an additional 90 days if the applicable net cash proceeds are contractually committed by the end of 180 days following such Asset Sale Date to be reinvested by the Company in a manner permitted by the Credit Documents within such additional 90-day period), so long as the Company has delivered a Reinvestment Notice with respect to such net cash proceeds on such Asset Sale Date.

“Reinvestment Termination Date” means, with respect to net cash proceeds received in respect of an asset sale or other transfer of assets, the earlier of (a) the date on which all of such net cash proceeds are reinvested by the Company in the manner described in the Reinvestment Notice delivered with respect to such net cash proceeds, and (b) the last day of the Reinvestment Period applicable to such net cash proceeds.

“Threshold Ratio” means, as of any date of determination, the ratio of:

(a) the Collateral Rig Value in effect on such date, to

(b) the sum of (1) the greater of (x) the Commitments and (y) the sum of the Loans and LC Exposure, plus (2) the outstanding principal amount of the Last Out Term Loan, plus (3) the outstanding principal amount of the Last Out Notes, plus (4) the outstanding amount of any Last Out Incremental Debt.

Payments:	All payments by the Borrowers shall be made not later than 12:00 p.m. ET to the Administrative Agent in immediately available funds, free and clear of any defenses, set-offs, counterclaims, or withholdings or deductions for taxes, subject to customary exceptions in accordance with Wells Fargo Bank policy. Any Lender not organized under the laws of the United States or any state thereof (and any Lender that is disregarded for U.S. federal income tax purposes from, or is treated as partnership for U.S. federal income tax purposes and has a partner that is, a Person that is not organized under the laws of the United States or any state thereof) must, prior to the time it becomes a Lender, furnish the Borrowers and the Administrative Agent with forms or certificates as may be appropriate to verify that such Lender would, if any interest payments were U.S. sourced, be exempt from U.S. tax (including FATCA) withholding requirements.

Applicable Margin; Reference Rate Floor; Default Rate:

The margin applicable to Loans bearing interest based on the LIBOR Rate shall be 4.25%, and the margin applicable to Loans bearing interest based on the Base Rate shall be 3.25% (such rates, the “Applicable Margin”). The LIBOR Rate shall be subject to a floor of 1.0%, and the Base Rate shall be subject to a floor of 2.0%.

In addition, (a) automatically upon the occurrence and during the continuation of any payment event of default or upon a bankruptcy event of default of any Credit Party or (b) at the election of the

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Required Lenders (or the Administrative Agent at the direction of Required Lenders), upon the occurrence and during the continuation of any other event of default, all outstanding principal, fees, and other obligations under the Credit Facility shall bear interest at a rate per annum of 2.0% in excess of the rate then applicable to such loans (including the applicable margin), fee, or other obligation and shall be payable on demand of the Administrative Agent.

Commitment Fee:	The Borrowers shall pay to the Administrative Agent for the account of each Lender, a fee, which shall accrue at the applicable rate per annum of 0.50% on the average daily unused amount of the Commitment of each Lender until the date on which such Lender’s Commitment terminates, which fee shall be payable (a) quarterly in arrears on the last business day of each calendar quarter, commencing on the first such day to occur after the Closing Date and (b) on the Commitment Termination Date.

PIK Upfront Fee:	The Borrowers shall pay to the Administrative Agent for the ratable account of the Lenders an upfront fee in an amount set forth in the Fee Letter (the “PIK Upfront Fee”), which shall be fully earned upon the effectiveness of the Plan Support Agreement and shall be due and paid-in-kind (by increasing the principal amount of the Loans outstanding by the amount of such fee) on the Closing Date. Upon the consummation of any Alternative Transaction (as defined in the Plan), such PIK Upfront Fee shall be due and payable in full in cash to the financial institutions that have committed to the Credit Facility, ratably according to their Commitments, on the date of the consummation of such Alternative Transaction. Notwithstanding the foregoing, the Alternative Restructuring Fee shall not be payable pursuant to the Fee Letter or otherwise to the extent the Alternative Restructuring is consummated as a result of a determination by the Requisite Consenting RCF Lenders (as defined in the Plan Support Agreement) that the PCbtH Contracts’ treatment in the Chapter 11 Cases, including under the Plan, is not reasonably acceptable to the Requisite Consent RCF Lenders (as defined in the Plan Support Agreement).

Other Fees:	The Borrowers shall pay Wells Fargo Securities, the Administrative Agent, and the Collateral Agent such additional fees as may be agreed in the Fee Letter.

Funding Costs; Yield Protection and Defaulting Lenders; LIBOR Replacement; Etc.:

Usual and customary provisions, including provisions for such matters as increased costs, funding losses, capital adequacy, liquidity, illegality and taxes, subject to Lender mitigation requirements, provisions in respect of Defaulting Lenders (to be defined consistent with the Documentation Principles) and the Borrowers’ rights to replace Lenders. Customary EU/UK bail-in, supported QFC, and division of LLCs.

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The Credit Documents shall contain customary language governing the protocol to obtain a replacement interest rate for LIBOR (the “Benchmark Replacement”), in accordance with Wells Fargo Bank policy, ARRC guidelines, and bank market practice as of the Closing Date.

Initial Conditions:	The conditions precedent to the Closing Date and the conditions precedent to the deemed funding of Loans and deemed issuance of Letters of Credit on the Closing Date (the “Initial Conditions”) are set forth on Addendum B.

Conditions to all Fundings:	(1) Accuracy in all material respects of representations and warranties contained in the definitive documentation entered into in connection with the Credit Facility including without limitation all guarantees, all security documentation, and the First Out/Last Out Intercreditor Agreement (collectively, the “Credit Documents”) (other than those stated to be made only on the Closing Date and those expressly made as of an earlier date); (2) solvency and absence of a default or an event of default under the Credit Documents; (3) the applicable Borrower has demonstrated and certified compliance with each Collateral Coverage Ratio immediately before and after giving pro forma effect to such extension of credit; (4) delivery of a borrowing request or letter of credit application, as applicable; (5) after giving pro forma effect to the funding and any transactions anticipated to occur in the period of five (5) business days following the date thereof and any other transactions occurring prior to or substantially simultaneously with such funding, the aggregate amount of Available Cash shall not exceed $125.0 million; and (6) with respect to any borrowing, if the aggregate amount of Available Cash would exceed $125.0 million after giving effect to such borrowing and any other transactions occurring prior to or substantially simultaneously with such borrowing, but excluding the effect of any other transactions that have not occurred prior to or substantially simultaneously with such borrowing, then the applicable Borrower shall have delivered to the Administrative Agent a Use of Proceeds Certificate with respect to such borrowing.

“Available Cash” means, as of any date, the aggregate of all unrestricted cash and cash equivalents (excluding, for the avoidance of doubt, cash collateral for Letters of Credit) held on the balance sheet of, or controlled by, or held for the benefit of, the Company or any of its Restricted Subsidiaries, other than the following amounts (without duplication): (i) any cash set aside to pay in the ordinary course of business amounts due and owing within ten (10) business days by the Company or any Restricted Subsidiary to unaffiliated third parties and for which the Company or any Restricted Subsidiary has issued checks (or similar instruments) or has initiated wires or ACH transfers in

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order to pay such amounts, (ii) any cash of the Company or any such Restricted Subsidiary constituting purchase price deposits or other contractual or legal requirements to deposit money held by or for the benefit of an unaffiliated third party, (iii) deposits of cash or cash equivalents from unaffiliated third parties that are subject to return pursuant to binding agreements with such third parties, (iv) any cash or cash equivalents held in Excluded Accounts described in clauses (1) through (4) of the definition thereof, (v) any net cash proceeds held in a Reinvestment Account prior to the Reinvestment Termination Date applicable to such net cash proceeds, and (vi) any cash held in a non-U.S. account with respect to which the Company (a) demonstrates in writing to the Administrative Agent that (1) transferring such cash to a U.S. account or converting such cash to U.S. dollars would be in violation of or not permitted under applicable law or regulation in the jurisdiction where such account is located or is otherwise not possible at such time due to currency conversion delays or queues, or due to bank receiverships or similar governmental control of the bank where such account is held, in each case, to the extent such impediments to conversion or transfer are outside the Company’s and its Restricted Subsidiaries’ control and (2) the Company and its Restricted Subsidiaries have properly made all relevant applications under applicable law to transfer such cash to a U.S. account or convert such cash to U.S. dollars, as applicable, and otherwise diligently pursued all necessary consents, permits, or waivers that would be necessary or desirable to permit such transfer or conversion, as applicable, and (b) delivers a written certificate of a responsible financial officer of the Company that certifies and covenants that, while such circumstance exists, the Company and its Restricted Subsidiaries shall not transfer any additional cash to their accounts in such jurisdiction or, if such impediment or delay is related to the underlying currency itself, convert any additional cash to such currency, as applicable. The amount of Available Cash (and any amount required to be included or excluded in the calculation thereof) as of any date shall be such amount as reasonably determined by the Company in good faith in accordance with the immediately preceding sentence.

Documentation Principles:	The Credit Documents shall, subject to the Agreed Security Principles, (a) contain those terms and conditions set forth in this Term Sheet and the Fee Letter and (b) otherwise contain terms and conditions that are usual and customary for similar first lien secured exit revolving credit facilities for offshore drilling companies or other global oilfield services company as of the Closing Date, subject to modifications, to be mutually agreed, to reflect (i) the terms and conditions set forth in the Plan Support Agreement and this Term Sheet, (ii) the internal policies of Wells Fargo Bank, and (iii) changes in regulatory considerations, market practice, law, and accounting standards (the foregoing, collectively, the “Documentation Principles”).

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Collateral Coverage Ratios:	At the end of each fiscal quarter beginning with the first full fiscal quarter ending after the Closing Date:

(a) the ratio (the “RCF Collateral Coverage Ratio”), based on appraisals delivered in accordance with clause (x) of “Affirmative Covenants” below, of (A) the Collateral Rig Value, to (B) the sum of the Loans and the LC Exposure, shall be equal to or greater than 2.0 to 1.0; and

(b) the ratio (the “Total Collateral Coverage Ratio,” and together with the RCF Collateral Coverage Ratio, collectively, the “Collateral Coverage Ratios”) of (A) the Collateral Rig Value, to (B) the sum of (1) the sum of the Loans and LC Exposure, plus (2) the outstanding principal amount of the Last Out Term Loan, plus (3) the sum of the outstanding principal amount of the Last Out Notes, plus (4) the outstanding principal amount of any Last Out Incremental Debt, shall be equal to or greater than 1.3 to 1.0.

Representations and Warranties:	To include the following, to be applicable to Credit Parties and their respective Restricted Subsidiaries and to include, subject to usual and customary exceptions, thresholds and qualifications consistent with the Documentation Principles:

(i) corporate existence and good standing;

(ii) power and authority;

(iii) validity and enforceability of Credit Documents;

(iv) no consents or approvals, registration or filing with, or any other action by any governmental authority;

(v) no conflicts with, default, or violation of laws, organizational documents or material contractual agreements;

(vi) no transactions resulting in the imposition of liens other than permitted liens;

(vii) no environmental matters;

(viii) compliance with all laws with governmental approvals and timely filing of all materials required to conduct business;

(ix) absence of material litigation;

(x) solvency as of each date such representation is made or deemed made;

(xi) use of proceeds and margin stock regulations;

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(xii) Investment Company Act;

(xiii) labor and employment issues;

(xiv) Patriot Act, anti-corruption, anti-money laundering, and sanctions laws, including express use of proceeds restrictions;

(xv) ERISA;

(xvi) accuracy of disclosures;

(xvii) financial statements;

(xviii) material contracts;

(xix) taxes;

(xx) receipt of necessary consents;

(xxi) insurance;

(xxii) good title and ownership of property;

(xxiii) ownership and right to use intellectual property;

(xxiv) collateral documents and liens;

(xxv) legal names of the Credit Parties;

(xxvi) information regarding current capital and corporate structure;

(xxvii) ownership of Rigs;

(xxviii) senior status of the Obligations;

(xxix) no immunity;

(xxx) not an Affected Financial Institution;

(xxxi) beneficial ownership certification;

(xxxii) existing indebtedness as of the Closing Date; existing liens as of the Closing Date;

(xxxiii) after the Closing Date, absence of any Material Adverse Effect since January 22, 2021;

(xxxiv) customary Mortgaged vessel and jurisdiction-specific collateral requirements; and

(xxxv) deposit, securities, and commodity accounts of the Borrowers and each Restricted Subsidiary

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Affirmative Covenants:	Limited to the following, to be applicable to Credit Parties and their respective Restricted Subsidiaries and to include, subject to usual and customary exceptions, thresholds and qualifications consistent with the Documentation Principles:

(i) maintenance of organizational existence and conduct of business;

(ii) maintenance of properties, including classification and operation of Rigs (other than with respect to stacked Rigs);

(iii) payment of taxes and ERISA obligations;

(iv) maintenance of customary insurance, delivery of summary insurance certificate from the Company’s broker(s) in form and substance substantially similar to a certificate provided to the Administrative Agent prior to the Closing Date that the Administrative Agent has confirmed is in form and substance reasonably satisfactory to it, and customary insurance certificates and/or endorsements;

(v) delivery of:

(a)   audited annual and unaudited quarterly consolidated financial statements of the Company, and audited annual or unaudited consolidating financial statements of any Unrestricted Subsidiary or other Subsidiary of the Company that is not a Credit Party or Restricted Subsidiary;

(b)   a certificate of the Company demonstrating compliance with each Collateral Coverage Ratio, delivered together with the financial statements required to be delivered pursuant to clause (b) above and including customary certifications to the absence of defaults and accuracy of the representations and warranties in the Credit Documents;

(c)   on and after any Permitted Holdco Event, for so long as the conditions set forth in the definition thereof continue to be satisfied, quarterly certificate of a responsible officer of the Permitted Holdco and a responsible officer of the Company, certifying compliance with requirements set forth in clause (f) of the definition of “Permitted Holdco Event” and committing to comply with such requirements thereafter;

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(d) quarterly Fleet Status Certificates and Rig Value Certificates;

(e) annual supplements to any perfection certificate;

(f)   interim notices of any of the following changes with respect to the fleet status of any owned Rig reported in the most recently furnished Fleet Status Certificate: (1) a change to the jurisdiction in which such Rig is located (other than any change in the ordinary course of business of such Rig or other temporary or short-term change); (2) a sale or disposition of, or material event of loss with respect to, such Rig; (3) a material adverse change to the estimated contract start date or estimated contract expiration date with respect to such Rig; or (4) a change of such Rig’s status to “warm stacked”, “cold stacked”, “preservation stacked”, “held for sale”, “held at a shipyard”, or other non-marketed classification;

(g)   commencing December 31, 2021, a financial forecast (including a summary projected debt schedule) of the Company and its Restricted Subsidiaries delivered by December 31 of each fiscal year (in each case, for the upcoming twenty-four (24) month period on a quarterly basis; provided that for the purpose of compliance with this covenant, the financial forecasts previously delivered to the Lenders prior to the date hereof are in a form and level of detail sufficient for this covenant, except that such forecasts shall be required to include a summary projected debt schedule;

(h)   an annual budget for the Company and its Restricted Subsidiaries approved by the board of directors (or other governing body) of the Company and delivered within 90 days after the beginning of each fiscal year;

(i) notice that any jurisdiction that was not previously a Subject Jurisdiction becomes a Subject Jurisdiction for any reason, including the formation or incorporation of a Required Guarantor in such jurisdiction;

(j) to the extent not previously disclosed to the Administrative Agent in writing, notice that a Required Guarantor has material operations, or owns assets (other than Rigs and intercompany obligations owing to Credit Parties) with a fair market value in excess of $5.0 million that are reasonably capable of becoming Collateral, in each case, in a jurisdiction that is not a current Subject Jurisdiction;

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(k) copies of any notices or reports provided to the lenders or noteholders under the Last Out Term Loan, Last Out Notes, or (if any) Last Out Incremental Debt;

(l) (1) within ten (10) business days after the last day of each full calendar month ending after the Closing Date (A) a list setting forth the account balances, as of the last day of such calendar month, of each bank account of the Company and its Restricted Subsidiaries holding any portion of cash or cash equivalents and (B) a list setting forth the average account balance over such calendar month of each bank account of the Company and its Restricted Subsidiaries that holds any portion of cash and cash equivalents and that is not subject to an account control agreement reasonably satisfactory to the Administrative Agent; and (2) within five (5) business days after the last day of each full calendar month ending after the Closing Date and at any other time reasonably requested by the Administrative Agent, a report setting forth (A) a calculation of Available Cash as of the most recent Excess Cash Date (or at the applicable Borrower’s option, only with respect to month-end reports, as of the last day of such calendar month) and (B)(x) a list setting forth (1) each account that is a Reinvestment Account, (2) the amount of net cash proceeds relating to any permitted asset sale or transfer currently held in such Reinvestment Account that are then subject to a Reinvestment Notice, broken down by asset sale and indicating the applicable Reinvestment Period with respect to each such asset sale, and (3) the aggregate amount of net cash proceeds then subject to Reinvestment Notices within the applicable Reinvestment Periods, and (y) calculations showing the application of any such net cash proceeds during the Reinvestment Period applicable thereto; and

(m) other information as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request, including, without limitation, updated corporate charts, copies of tax returns, and statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral.

(vi) books and records;

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(vii) inspection rights;

(viii) delivery of notices with respect to defaults and other material events (including, without limitation, notice of any material litigation) within 5 business days;

(ix)  delivery of prior written notices with respect to any change to the deposit, securities, and commodity accounts of the Credit Parties scheduled on the Closing Date, along with an updated schedule of such accounts within five (5) business days;

(x)    delivery of two third-party desktop appraisals on a semi-annual basis (or, if the difference between the aggregate appraised values (in each case, calculated as the midpoint of any range provided) of all Rigs as determined by two Approved Firms is not greater than 15% for a particular appraisal cycle, then, at the Company’s option, only one third-party desktop appraisal shall be required for the next appraisal cycle, which appraisal must be performed by the Approved Firm whose appraisal for such prior cycle reflected the lower aggregate appraisal value), each conducted by an Approved Firm, for each owned Rig (provided that no appraisals shall be required with respect to any cold-stacked Rig unless such cold-stacked Rig is to be given a Rig Value in accordance with the definition thereof), in form and detail, and of a type, and with assumptions and methodology reasonably satisfactory to the Administrative Agent; provided that with respect to “idle” Rigs, such appraisals shall not discount the value of such Rigs as a result of their “idle” status but which shall set forth the reactivation costs of any “idle” Rig;

(xi)  further assurances, including delivery of additional guarantees from Required Guarantors, and additional Collateral, including, without limitation, new build or acquired Rigs and additional deposit and securities accounts, in each case, other than Excluded Property and subject in all respects to the Agreed Security Principles;

(xii) use of proceeds of Loans and Letters of Credit;

(xiii) compliance with applicable laws, including environmental laws, anti-corruption laws, sanctions, and anti-money laundering laws;

(xiv) KYC and beneficial ownership regulation documentation;

(xv) intercompany subordination agreements;

(xvi) the Company and the Borrowers shall, and shall cause each Restricted Subsidiary to: (A) deposit or cause to be deposited directly, all cash receipts into (i) one or more deposit accounts

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maintained with the Administrative Agent or any Lender (or any other commercial bank reasonably acceptable to the Administrative Agent) and in which the Collateral Agent has been granted a first priority perfected lien in accordance with and subject to Agreed Security Principles or (ii) an Excluded Account (to the extent such deposits do not cause such account to cease to be an Excluded Account), and in each case, which is listed on a schedule to the credit agreement governing the Credit Facility, (B) deposit or credit or cause to be deposited or credited directly, all securities and financial assets held or owned by (whether directly or indirectly), credited to the account of, or otherwise reflected as an asset on the balance sheet of, the Credit Parties (including, without limitation, all marketable securities, treasury bonds and bills, certificates of deposit, investments in money market funds and commercial paper) into one or more securities accounts in which the Collateral Agent has been granted a first priority perfected lien in accordance with and subject to Agreed Security Principles and that, in each case, is listed on a schedule to the credit agreement governing the Credit Facility, as updated in writing by the Borrower from time to time, and (C) cause all commodity contracts held or owned by (whether directly or indirectly), credited to the account of, or otherwise reflected as an asset on the balance sheet of, the Credit Parties, to be carried or held in one or more commodity accounts in which the Collateral Agent has been granted a first priority perfected lien in accordance with and subject to Agreed Security Principles and that, in each case, is listed on a schedule to the credit agreement governing the Credit Facility, as updated in writing by the Borrower from time to time; and

(xvii) post-closing matters.

Negative Covenants:	Limited to the following limitations on the Company and its Restricted Subsidiaries, subject to usual and customary exceptions, thresholds, and qualifications consistent with the Documentation Principles:

1. Incurrence or existence of indebtedness, with exceptions including:

(a) the Last Out Term Loan in an aggregate principal amount not to exceed (i) an amount equal to $500.0 million minus the Commitment Amount under this Credit Facility, plus (ii) any interest thereon paid-in-kind in accordance with the terms thereof in effect on the Closing Date,

(b) the Last Out Notes in an aggregate principal amount not to exceed the sum of (i) $75.0 million, plus (ii) up to $39.675 million of principal in respect of additional notes issued thereunder, so long as the Company demonstrates and certifies pro forma compliance with the Total Collateral Coverage Ratio at the time such additional notes are

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issued, plus (iii) approximately $10.32 million of fees on such principal amount, paid-in-kind, plus (iv) any interest thereon paid-in-kind in accordance with the terms thereof in effect on the Closing Date,

(c) any Last Out Incremental Debt in an aggregate principal amount not to exceed the sum of (i) $135.0 million, so long as the Company demonstrates and certifies pro forma compliance with the Total Collateral Coverage Ratio at each time such debt is incurred, plus (ii) any interest thereon paid-in-kind in accordance with the terms of such Last Out Incremental Debt,

(d) (i) capitalized lease obligations with respect to any asset other than a Rig (it being agreed that, for purposes of the Credit Documents, GAAP shall be defined so that lease accounting rules under generally accepted accounting principles in the U.S. as in effect on December 31, 2018 shall apply, and leases that would have been classified as operating leases under such rules shall not constitute “capitalized lease obligations” or “indebtedness” for purposes of the Credit Documents) and (ii) indebtedness secured by liens on fixed or capital assets (other than Rigs) acquired, constructed, improved, altered, or repaired by the Company or any Restricted Subsidiary and related contracts, intangibles, and other assets that are incidental thereto (including accessions thereto and replacements thereof) or otherwise arise therefrom, and (iii) indebtedness secured by liens on Rigs acquired or constructed by the Company or any Restricted Subsidiary and related contracts, intangibles and other assets that are incidental thereto (including accessions thereto and replacements thereof) or otherwise arise therefrom (“Rig Debt”); provided that, in the case of this clause (d), (A) any liens securing such indebtedness must otherwise be permitted by the Credit Documents, (B) such indebtedness and any liens securing it are incurred prior to or within 365 days after such acquisition or the later of the completion of such construction, improvement, alteration or repair or the date of commercial operation of the assets constructed, improved, altered or repaired, (C) the principal amount of such indebtedness does not exceed the cost of acquiring, constructing, improving, altering or repairing such fixed or capital assets, as the case may be (plus fees and expenses related thereto), (D) any lien securing such debt shall not apply to any other property or assets of the Company or any Restricted Subsidiary (although individual financings of equipment (other than Rigs) may be cross-collateralized to other financings of equipment by the same lender) and such debt is non-recourse to the Company and its Restricted Subsidiaries (other than the Subsidiary that owns such fixed or capital assets and incurred such financing), (E) any lien securing such debt shall not attach to any owned Rig (other than a Rig acquired or constructed with the proceeds of such indebtedness), (F) such indebtedness shall not have any financial maintenance covenants, and (G) with respect to any Rig Debt, the Company has demonstrated in a certificate of a financial officer of the Company that (x) the Consolidated Total Gross Leverage Ratio is less than 2.5 to 1.0,

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calculated on a pro forma basis as of the date such Rig Debt is incurred after giving effect thereto and (y) the Company is in pro forma compliance with each Collateral Coverage Ratio as of the date such Rig Debt is incurred after giving effect thereto; provided that the aggregate outstanding principal amount of all such capitalized lease obligations and indebtedness pursuant to this clause (d) shall not exceed $100.0 million at any time;

(e) indebtedness of any Person existing at the time such Person becomes a Subsidiary of the Company or at the time such Person is merged with or into the Company or any Subsidiary of the Company after the Closing Date other than as a result of a division (and not incurred in anticipation of such transaction),

(f) other indebtedness not to exceed $5.0 million at any one time outstanding pursuant to this clause (f),

(g) any permitted refinancing of the foregoing (to the extent (i) such refinancing does not increase the principal amount of such indebtedness, (ii) such refinancing does not shorten the maturity or weighted average life to maturity of such indebtedness, (iii) such refinancing does not add any other Restricted Subsidiary as an obligor or guarantor in respect of such indebtedness, (iv) such refinancing is not secured by (y) liens on assets other than those existing immediately prior to such refinancing or (z) liens having a higher priority than the liens securing the indebtedness being refinanced, (v) to the extent such refinanced indebtedness is subordinated in right of payment to the Obligations, such refinancing indebtedness shall be subordinated in right of payment to the Obligations and, to the extent any lien securing such refinancing indebtedness is subordinated to liens securing the Obligations, such lien securing the refinancing indebtedness shall be subordinated to the liens securing the Obligations, (vi) in the event that such refinancing constitutes unsecured indebtedness, such refinancing indebtedness does not include cross-defaults other than at the final stated maturity thereof and cross-acceleration, and (vii) the Company has certified to an absence of an event of default after giving effect to such refinancing),

(h) guarantees of the foregoing, and

(i) to the extent constituting indebtedness, the obligations under the BOP Lease as in effect on January 22, 2021 or as amended thereafter in a manner that does not materially increase the Company’s and its Subsidiaries’ obligations thereunder, provided that this clause shall not prohibit any extension of the term of such BOP Lease.

2.  Creation, incurrence, or existence of liens, with exceptions including (a) the Last Out Term Loan, the Last Out Notes, and the Last Out Incremental Debt, in each case subject to the First Out/Last Out Intercreditor Agreement or another intercreditor agreement in form and substance satisfactory to the

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Administrative Agent, (b) liens to secure indebtedness permitted by clause 1(d) above on the assets subject to such capital lease or other financing described in such clause 1(d), and (c) expressly subordinated liens securing expressly subordinated indebtedness not to exceed $5.0 million at any one time outstanding;

3. Making of any restricted payments, except:

(a) restricted payments among Credit Parties,

(b) after a Permitted Holdco Event (as defined below) has occurred and for so long as the conditions set forth in such definition are met, restricted payments constituting Tax Distributions, and

(c) restricted payments made in any fiscal quarter beginning after March 31, 2023, in an aggregate amount for such fiscal quarter, not to exceed (the “Discretionary Basket”):

(i) 100% of the amount equal to (A) Adjusted EBITDA for the immediately prior fiscal quarter less (B) all interest expenses paid in cash during such period, less (C) all taxes paid in cash during such period, less (D) all capital expenditures made in such period, less (E) the amount of any increase in working capital, plus (F) the amount of any reduction in working capital, less (G) any cash add-backs made in the calculation of Adjusted EBITDA in such period; minus

(ii) all investments referred to in clause 6(a) below and repayments of any indebtedness referred to in clause 4(a) below, in each case, to the extent previously made during such fiscal quarter prior to the date of such restricted payment in reliance on the Discretionary Basket, so long as, with respect to restricted payments made with the Discretionary Basket, each of the following conditions are met: (x) no default or event of default exists and the Company has demonstrated and certified pro forma compliance with each Collateral Coverage Ratio, (y) the Consolidated Total Net Leverage Ratio would not exceed 2.0 to 1.0 on a pro forma basis as of the last day of the most recently ended fiscal quarter after giving pro forma effect to such restricted payment and any concurrent incurrence of indebtedness, and (z) Liquidity would be greater than or equal to $150.0 million after giving pro forma effect to such restricted payment and any concurrent incurrence of indebtedness; and

(d) restricted payments made at any time when each of the following conditions are met (the “Unlimited Basket”): (x) no default or event of default exists and the Company has demonstrated and certified pro forma compliance with each

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Collateral Coverage Ratio, (y) the Consolidated Total Net Leverage Ratio would not exceed 1.5 to 1.0 on a pro forma basis as of the last day of the most recently ended fiscal quarter after giving effect to such restricted payment and any concurrent incurrence indebtedness, and (z) Liquidity would be greater than or equal to $150.0 million after giving pro forma effect to such restricted payment and any concurrent incurrence of indebtedness.

4.  Repayment of any principal of any junior indebtedness (including, without limitation, the Last Out Term Loan, the Last Out Notes, and Last Out Incremental Debt), with exceptions including, so long as no default or event of default exists and the Borrowers have demonstrated and certified pro forma compliance with each Collateral Coverage Ratio, (a) repayments made after March 31, 2023, to the extent a restricted payment could be made in accordance with the Discretionary Basket, (b) repayments made at a time when restricted payments could be made in accordance with the Unlimited Basket, and (c) prepayments with proceeds of permitted refinancings of such indebtedness or with proceeds of new, concurrent common equity of the Company or in exchange for common equity of the Company;

5.  Modifications and amendments of the documents governing any other indebtedness (including the Last Out Term Loan, the Last Out Notes, and Last Out Incremental Debt), except as permitted by the First Out/Last Out Intercreditor Agreement;

6.  Investments, including limitations on investments in joint ventures, with exceptions including, so long as no default or event of default exists and the Borrowers have demonstrated and certified pro forma compliance with each Collateral Coverage Ratio:

(a) investments made after March 31, 2023, to the extent a restricted payment could be made in accordance with the Discretionary Basket,

(b) investments made at a time when restricted payments could be made in accordance with the Unlimited Basket,

(c) Permitted Acquisitions,

(d) $5.0 million general investments basket, and

(e) other investments, including investments in Unrestricted Subsidiaries, to the extent made with, or with the proceeds of, new, concurrent common equity of the Company or any parent thereof;

provided that (x) any Subsidiary acquired or formed in connection with an investment permitted by this clause 6 shall become a

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Guarantor to the extent required by the definition of “Required Guarantors” and (y) any assets, including equity interests, acquired in connection with such investment shall become Collateral to the extent required by the Agreed Security Principles;

7. Transactions with affiliates, with usual and customary exceptions to be agreed;

8.  Asset sales (which shall limit the sale of Rigs and other material assets) with usual and customary exceptions to be agreed, and all such asset sales shall be subject (other than in the case of clauses (iv), (v) and (vi) below) to (a) any prepayment requirement, any commitment reduction requirement, and any limitation on availability, in each case contained in the section entitled “Early Repayments; Commitment and Availability Reductions; and Mandatory Prepayments” above and (b) the requirement that, if the Company has delivered a Reinvestment Notice with respect to any such permitted asset sale, the net cash proceeds with respect to such asset sale have been deposited in a Reinvestment Account; provided that, subject to the absence of defaults and events of default and demonstration and certification of pro forma compliance with each Collateral Coverage Ratio, the Credit Documents shall not prohibit:

(i) the sale of:

(A) any of Ocean America, Ocean Rover and Ocean Valiant, so long as such Rig (i) is cold-stacked at the time of sale, (ii) is sold for fair market value to a third-party on arms-length terms and the consideration received is no less than 85% in cash and (iii) such proceeds (net of taxes paid or payable as a result of such transaction and any debt incurred under clause (d) under paragraph 1 under “Negative Covenants” above and secured by such assets and that is required to be repaid with the proceeds thereof ) are pledged as Collateral and

(B) Ocean Valor, so long as (i) third-party desktop appraisals have been conducted in respect thereof as of the Closing Date and in the most recent appraisal delivered to the Administrative Agent (and the Collateral Rig Value of the Ocean Valor has been included in the Threshold Ratio on the Closing Date), (ii) it is sold for fair market value to a third-party on arms-length terms and the consideration received is no less than 85% in cash, (iii) such proceeds (net of taxes paid or payable as a result of such transaction and any debt incurred under clause (d) under paragraph 1 under “Negative Covenants” above and secured by such assets and that is required to be repaid with the proceeds thereof ) are pledged as Collateral, subject to the Agreed Security Principles and (iv) the Company has delivered a certificate of a responsible officer demonstrating compliance with the requirements set forth in the section entitled “Early Repayments; Commitment and Availability Reductions; and Mandatory Prepayments” above;[1]

[1]	Based on the assumption that Valor isn’t stacked on the Closing Date (i.e., Collateral Rig Value is not reduced by activation costs for purposes of the Closing Date Threshold Ratio).

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(ii) any one-time “asset swap” of a single Designated Rig and assets specifically related to such Designated Rig for a Replacement Rig and assets specifically related thereto; provided that (a) the total appraised value of such Replacement Rig, plus cash and equity received for such Designated Rig, exceeds 85.0% of the appraised value of the Designated Rig as determined from the most recent third-party appraisals delivered to the Administrative Agent (with such appraised value to include, for this purpose, the value of net cash flows through any then-existing contracted backlog), (b) none of the total consideration takes the form of equity interests, (c) such transaction is with one or more third parties and on an arms-length basis and (d) all assets received as consideration for such swap or acquired with the cash proceeds shall be pledged as Collateral;

(iii) any other “asset swap”, for which (x) the replacement assets received in connection therewith have an appraised value greater than or equal to the appraised value of the replaced assets as reflected in a third party appraisal in respect of any replacement Rig (with such appraised value to include, for this purpose, the value of net cash flows through any then-existing contracted backlog), (y) the Administrative Agent and the Required Lenders consent to such transaction and (z) all assets received as consideration for such swap shall be pledged as Collateral;

(iv) a sale in the ordinary course of business of any obsolete, worn-out or surplus assets no longer used or useful in the business of the Company or any of its Restricted Subsidiaries (in each case other than a Rig);

(v) any asset sale of an asset other than a Rig or Rig Subsidiary, (x) that is made for fair market value to a third-party on arms-length terms and the consideration received is no less than 85% in cash, (y) in respect of which any proceeds received (net of taxes paid or payable as a result of such transaction and any debt incurred under clause (d) under paragraph 1 under “Negative Covenants” above and secured by such assets and that is required to be repaid with the proceeds thereof ) are pledged as Collateral, subject to the Agreed Security Principles and (z) that does not cause the aggregate consideration for all asset sales under this clause (v) to exceed $5,000,000; provided that the sale of the Mexico Office Building shall not reduce the basket described in this clause (z); and

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(vi) any sale of assets for scrap in the ordinary course of business, (x) that is made for fair market value to a third-party on arms-length terms and the consideration received is no less than 85% in cash, (y) that does not cause the consideration for each such transaction or series of related transactions under this clause (vi) to exceed $500,000 and (z) in respect of which any proceeds received (net of taxes paid or payable as a result of such transaction) are pledged as Collateral, subject to the Agreed Security Principles.

9. Fundamental changes, subject to usual and customary exceptions to be agreed;

10. Restrictive agreements and negative pledges of the Credit Parties, in each case, to be mutually agreed, subject to usual and customary exceptions to be agreed;

11. Customary provisions to be mutually agreed related to Restricted and Unrestricted Subsidiaries;

12. Sale-and-leaseback transactions;

13. Use of proceeds;

14.  Change of ownership or operator of any Rig (other than (i) to any other Guarantor with prior notice to the Administrative Agent and prior adjustments to security documentation to ensure that the Collateral Agent has a continuing, uninterrupted, perfected first lien (subject to certain permitted liens) in such Rig and related contracts and equipment, in form and substance satisfactory to the Administrative Agent (or if the existing lien cannot be assumed or continued, delivery of a new mortgage encumbering such Rig in accordance with the legal requirements of the relevant flag jurisdiction prior to or simultaneously with the consummation of such transaction or, with the approval of the Administrative Agent in its reasonable discretion, as soon as practical thereafter in accordance with the legal requirements of the relevant flag jurisdiction) or (ii) in connection with any asset sale permitted pursuant to clause 8 of this Section “Negative Covenants”) and change of registered flag registry of Rigs (other than any transfer to the Marshall Islands, the United States, or other jurisdictions approved by the Administrative Agent (such approval not to be unreasonably withheld, conditioned, or delayed) with prior notice to the Administrative Agent and prior adjustments to security documentation to ensure that the Collateral Agent has a continuing, uninterrupted, perfected first lien (subject to certain permitted liens) in such Rig, in form and substance satisfactory to the Administrative Agent (or if the existing lien cannot be assumed or continued, delivery of a new mortgage encumbering such Rig in accordance with the legal requirements of the relevant flag jurisdiction prior to or simultaneously with the consummation

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of such transaction or, with the approval of the Administrative Agent in its reasonable discretion, as soon as practical thereafter in accordance with the legal requirements of the relevant flag jurisdiction));

15. Change of legal names of any Borrower or Guarantor, change of type of organization and jurisdiction of organization of any Credit Party;

16. Line of business;

17. Sanctions, anti-corruption, and anti-money laundering laws and regulations; and

18.  The Company will not, and will not permit any Restricted Subsidiary to, open or otherwise establish, or deposit, credit, or otherwise transfer any cash receipts, securities, financial assets or any other property into, any deposit account, securities account, or commodity account other than an account that is (a) either (i) subject to a first priority lien in favor of the Collateral Agent in accordance with Agreed Security Principles or other documentation reasonably satisfactory to the Administrative Agent or (ii) an Excluded Account and (b) listed on a schedule to the credit agreement governing the Credit Facility, as such schedule is updated by the Company from time to time.

Events of Default:	Limited to the following:

1. nonpayment of principal when due; and nonpayment of interest, fees or other amounts within three (3) business days of date due;

2. violation of covenants (with certain affirmative covenants subject to a grace period of thirty (30) days);

3. material inaccuracy of representations and warranties when made or deemed made;

4.  (a) indebtedness in the aggregate principal amount of $40.0 million, or any indebtedness under the Last Out Term Loan, Last Out Notes, or Last Out Incremental Debt (each of the foregoing, “Material Indebtedness”) of the Company and its Restricted Subsidiaries shall not be paid at maturity (beyond any applicable grace periods) regardless of how such maturity occurs, (b) a default on Material Indebtedness occurs (with all applicable grace periods having expired) which permits the holders thereof (with the giving of notice or the lapse of time or both) to accelerate the maturity of such indebtedness, or (c) an event occurs which requires Material Indebtedness to be prepaid, redeemed, or repurchased prior to its stated maturity, other than a usual and customary asset sale tender offer;

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5.  bankruptcy/insolvency events (consistent with the Existing Credit Agreement) affecting any Credit Party or any Restricted Subsidiary constituting a “significant subsidiary” (as defined in Regulation S-X) and, solely with respect to involuntary bankruptcy events, any such involuntary bankruptcy event remains undischarged and unstayed for a period of sixty (60) days;

6. certain ERISA events resulting in a Material Adverse Effect;

7.  final judgments against any Credit Party or Significant Subsidiary not covered by undisputed insurance (subject to customary deductible) in excess of $40.0 million in the aggregate which remain undischarged and unstayed for a period of thirty (30) consecutive days (or sixty (60) consecutive days for foreign judgments) or any action is legally taken by a judgment creditor to attach or levy upon assets of a Borrower or any Restricted Subsidiary to enforce any such judgment;

8. the occurrence of any event or series of events (each, a “Change of Control”) by which:

(a) prior to a Permitted Holdco Event and whenever the conditions set forth in the definition thereof cease to be satisfied, (i) any “person” or related Persons constituting a “group” (as such terms are used in Rule 13d-5 under the Securities Exchange Act of 1933) (other than Pacific Investment Management Company LLC or Avenue Capital Management II, L.P., their respective affiliates, and/or funds controlled by Pacific Investment Management Company LLC or Avenue Capital Management II, L.P. or any of their affiliates) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1933, except that a “person” or “group” shall be deemed to have “beneficial ownership” of all equity interests that such “person” or “group” has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of voting power of the ordinary shares of the Company, (ii) a majority of the members of the board of directors (or equivalent governing body) of the Company shall not constitute Continuing Directors, (iii) there shall have occurred under any document evidencing any Material Indebtedness any “change in control” or similar provision (as set forth in such document), or (iv) the Company shall cease to own directly or indirectly, 100% of the equity Interests of any Borrower or other Credit Party, or

(b) on and after a Permitted Holdco Event, for so long as the conditions set forth in the definition thereof continue to be satisfied: (i) any “person” or related Persons constituting a “group” (as such terms are used in Rule 13d-5 under the Securities Exchange Act of 1933) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange

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Act of 1933, except that a “person” or “group” shall be deemed to have “beneficial ownership” of all equity interests that such “person” or “group” has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of voting power of the ordinary shares of the Permitted Holdco, (ii) a majority of the members of the board of directors (or equivalent governing body) of the Permitted Holdco shall not constitute Continuing Directors, (iii) there shall have occurred under any document evidencing any Material Indebtedness any “change in control” or similar provision (as set forth in such document), (iv) the Permitted Holdco shall cease to own, directly or indirectly, 100% of the equity interests of any Borrower or other Credit Party, or (v) the Permitted Holdco shall cease to own, directly or indirectly, 100% of the equity interests of the Company;

provided that a Permitted Holdco Event shall not constitute a Change of Control; or

9.  any Credit Document ceases to be in full force and effect, the Collateral Agent shall cease to have a valid and perfected lien in any material portion of the Collateral, or any Credit Party asserts any of the foregoing.

Participation and Assignments:	Assignments of the Credit Facility by any Lender to other banks and financial institutions will be permitted with the prior written approval of the Borrowers, the Administrative Agent and the Issuing Banks (such approval not to be unreasonably withheld or delayed); provided that (a) the Borrowers’ approval shall not be required if an event of default has occurred and is continuing (but, regardless, no assignments or participations shall be made at any time to any Disqualified Institutions), and (b) no approval by the Borrowers or the Administrative Agent shall be required for any assignment to another Lender, an affiliate of a Lender or to an Approved Fund (to be defined substantially the same as in the Existing Credit Agreement). Assignments will be in a minimum amount of not less than $5.0 million. An administrative fee of $3,500 shall be due and payable by such assigning Lender to the Administrative Agent upon the occurrence of any assignment.

Participations to other banks and financial institutions, other than Disqualified Institutions (without the Borrowers’ prior written approval), will be permitted without restriction. Such participation will not release the selling Lender from its obligations with respect to the Credit Facility. Participants will have the same benefits as syndicate Lenders with regard to yield protection and increased costs (but will not be permitted to receive amounts greater than the transferring Lender) and will, subject to the confidentiality provisions to be contained in the Credit Documents, be permitted to receive information from Lenders with respect to the Borrowers.

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Required Lenders and Affiliated Lenders:

Lenders holding more than 50% of the outstanding Commitments or, if the Commitments have terminated, the outstanding Loans and LC Exposure (collectively, the “Required Lenders”); provided that no amendment or waiver shall (a) increase any Commitment of any Lender without the consent of such Lender, (b) reduce the amount of or postpone the date for any required payment of any principal of or interest on any Loan or of any fee payment under the Credit Documents without the consent of each Lender owed any such amount (in each case, (i) other than in connection with a waiver of any default or event of default and (ii) provided that, the provisions described in the paragraphs above entitled “Asset Sales – Commitment Reductions” and “Asset Sales – Temporary Availability Reduction” may be amended with the consent of the Administrative Agent and the Required Lenders), (c) unless signed by each Lender, change the amendment provisions of the Credit Documents or the definition of “Required Lenders” or the number of Lenders required to take any action under any other provision of the Credit Documents, (d) without the consent of each Lender, release all or substantially all of the Collateral or, except as may otherwise be permitted by the Credit Documents, all or substantially all of the Guarantors, or (e) without the consent of each Lender, reduce the Commitments of the Lenders on a non-pro rata basis or otherwise affect the pro rata treatment of Lenders in a manner consistent with the Existing Credit Agreement. Defaulting Lenders will be subject to the suspension of certain voting rights. Notwithstanding the foregoing, the Administrative Agent may (without the consent of the Lenders) enter into amendments or modifications to the Credit Documents in order to implement the Benchmark Replacement in accordance with the terms thereof and to fix ambiguities, defects, typographical and other obvious errors.

For the purposes of any amendment or waiver of a Credit Document other than an amendment or waiver (a) requiring the consent of each Lender or each affected Lender (and where such Affiliated Lender is an affected Lender) or (b) that would deprive such Affiliated Lender of its pro rata share of any payments to which it is entitled, the consent of any Affiliated Lender shall not be required, and each Affiliated Lender will be deemed to have voted in the same proportion as the Lenders that are not Affiliated Lenders voting on such matter. In the calculation of such proportions, the Commitments held by Affiliated Lenders shall be disregarded in determining other Lenders’ commitment percentages. Notwithstanding anything to the contrary herein, and for the avoidance of doubt, the Commitments of any Affiliated Lender shall not be increased, the dates of any interest payments and the dates of any scheduled maturity of amounts owed to any Affiliated Lender under the Credit Documents will not be extended, and the amounts owning to any Affiliated Lender under the Credit Documents will not be reduced, in each case without the consent of such Affiliated Lender.

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Furthermore, Affiliated Lenders shall not have any right to (a) attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent or any Lender to which representatives of the Borrowers are not then present, (b) receive any information or material prepared by the Administrative Agent or any Lender or any communication by or among Administrative Agent and one or more Lenders, except to the extent such information or materials have been made available to the Borrowers or their representatives (and in any case, other than the right to receive notices of prepayments and other administrative notices in respect of its Loans and Letter of Credit participations required to be delivered to the Lenders), or (c) make or bring (or participate in, other than as a passive participant in or recipient of its pro rata benefits of) any claim, in its capacity as a Lender, against the Administrative Agent or any other Lender with respect to any duties or obligations or alleged duties or obligations of the Administrative Agent or any other Lender under the Credit Documents. The aggregate Commitments and the aggregate exposure of any Affiliated Lender’s outstanding Loans and LC Exposure at any one time shall not exceed 30% of the aggregate total Commitments of all Lenders and the aggregate amount of all Lenders’ outstanding Loans and LC Exposure, respectively, at any time.

If the Company or any Subsidiary of the Company shall have any securities registered under the Exchange Act or issued pursuant to Rule 144A under the Securities Act of 1933, or shall otherwise be subject to the reporting obligations under the Exchange Act, except as previously disclosed to the Administrative Agent and the Lenders (other than Lenders who do not wish to receive non-public information), the Affiliated Lender shall not have any material non-public information with respect to the Company or any of its Subsidiaries.

Expenses; Indemnification:	The Borrowers and each other Credit Party, jointly and severally, agree to pay (i) all reasonable and documented out of pocket expenses incurred by the Administrative Agent, the Collateral Agent, and their respective affiliates (including the fees, charges and disbursements of counsel for the Administrative Agent and the Collateral Agent, which shall be limited to one firm of counsel for all such Persons and, if necessary, one firm of local or regulatory counsel in each appropriate jurisdiction and special counsel for each relevant specialty, in each case for such Persons (and, in the case of an actual or perceived conflict of interest, where the Person affected by such conflict provides the Borrowers written notice of such conflict, of another firm of counsel for such affected Person)) in connection with the syndication of the Credit Facility, the preparation, negotiation, execution, delivery and administration of the Credit Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated thereby shall be consummated), (ii) all reasonable and documented out of pocket expenses incurred by any Issuing Bank in connection with the

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issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out of pocket expenses incurred by the Administrative Agent, the Collateral Agent, any Lender or any Issuing Bank (including the fees, charges and disbursements of any counsel for the Administrative Agent, the Collateral Agent, any Lender or any Issuing Bank), in connection with the enforcement or protection of its rights (A) in connection with the Credit Documents or (B) in connection with the Loans made or Letters of Credit issued thereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

The Borrowers shall indemnify the Administrative Agent (and any sub-agent thereof), the Collateral Agent (and any sub-agent thereof), each Lender and each Issuing Bank, and each related party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, and shall pay or reimburse any such Indemnitee for, any and all losses, claims (including any environmental claims), penalties, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrowers or any other Credit Party), arising out of, in connection with, or as a result of (i) the execution or delivery of the Credit Documents or any agreement or instrument contemplated thereby, the performance by the parties of their respective obligations thereunder or the consummation of the transactions contemplated thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of hazardous materials on or from any property owned or operated by any Credit Party or any Subsidiary thereof, or any environmental claim related in any way to any Credit Party or any Subsidiary of a Credit Party, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Credit Party or any Subsidiary thereof, and regardless of whether any Indemnitee is a party thereto, or (v) any claim (including any environmental claims), investigation, litigation or other proceeding (whether or not the Administrative Agent, the Collateral Agent, or any Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Loans or any Credit Document, or any documents contemplated by or referred to therein or the transactions contemplated thereby, including reasonable attorneys and consultant’s fees, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from (a) the gross negligence or

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willful misconduct of such Indemnitee or, with respect to any Indemnitee in its capacity as a Lender, such Indemnitee’s material breach of its funding obligations under any Credit Document (in each case as determined by a court of competent jurisdiction in a final non-appealable judgment) or (b) a dispute solely between two or more Indemnitees not caused by or involving in any way the Company or any Subsidiary (other than any such dispute which relates to claims against the Administrative Agent, the Collateral Agent, or an Issuing Bank, in each case in their respective capacities as such). This provision shall not apply with respect to taxes other than any taxes that represent losses, claims, damages, etc. arising from any non-tax claim.

Stamp Duty & Other Taxes:	The Borrowers shall pay all stamp, documentary and transaction taxes payable in connection with the Credit Documents except any such taxes payable in connection with a Lender’s transfer, assignment, or participation of its rights and obligations under the Credit Documents.

The Borrowers shall pay all value added taxes that are chargeable on any supply to the Borrowers or any other Credit Party under the Credit Documents upon the receipt of a valid value added tax invoice.

The Borrowers shall indemnify the Lenders against all taxes in relation to payments received pursuant to the Credit Documents, subject to customary exceptions, such as taxes calculated by reference to net income, any bank levies, any FATCA deductions, or any withholding taxes in respect of which the Lender has been compensated under the gross-up provision or would have been so compensated but for an exception in the gross-up provision.

Governing Law:	State of New York; except that mortgages with respect to any Rigs shall be governed by laws of the Marshall Islands to the extent applicable and other Credit Documents related to the Collateral may be governed by applicable non-New York or non-U.S. law.

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ADDENDUM A

CERTAIN DEFINED TERMS

“Adjusted Consolidated Total Assets” means with respect to the Company, for any date, the sum of, without duplication, the Adjusted Total Assets of the Company and all Restricted Subsidiaries.

“Adjusted EBITDA” means with respect to the Company and its Restricted Subsidiaries, for any period, (I) Consolidated Net Income for such period, plus (II) the following to the extent deducted from Consolidated Net Income in such period: the sum of, without duplication, (a) interest, Taxes, depreciation and amortization, (b) non-cash gains, non-cash losses and non-cash charges, including any write-offs or write-downs, (c) net cash proceeds from business interruption insurance or reimbursement of expenses received related to any acquisition or disposition; provided that the aggregate amount added back pursuant to this clause (c) shall not exceed the limitation set forth in the proviso to clause (d) below when combined with the amounts added back pursuant to clauses (d), (f), and (h), (d) all other extraordinary, unusual or non-recurring charges, expenses or losses (whether cash or non-cash), provided that the aggregate amount of such cash charges, expenses or losses under this clause (d), together with any cash charges, costs or losses added back pursuant to clauses (c), (f), and (h) below, shall not exceed the greater of (x) $2.5 million and (y) 5% of Adjusted EBITDA in any four-fiscal quarter period (calculated before giving effect to any such add backs), (e) any non-cash adjustments and charges stemming from the application of fresh start accounting, (f) transaction expenses incurred in connection with acquisition and dispositions, provided that (i) the aggregate amount of such cash expenses under this clause (f) (A) shall not exceed the limitations set forth in the proviso to clause (d) above when combined with the charges and expenses described in clauses (c), (d), and (h), and (B) shall not exceed 1% of the total transaction value of the applicable acquisition and (ii) no such expenses may be paid to any affiliate of the Company (except to the extent such payment is in respect of third party expenses required to be paid or reimbursed by the Company or any Restricted Subsidiary), (g) non-cash charges and expenses relating to employee benefit plans or equity compensation plans, (h) charges, costs or losses attributable to the severance in connection with any undertaking or implementation of restructurings (including any tax restructuring), cost savings initiatives and cost rationalization programs, business optimization initiatives, systems implementation, termination or modification of material contracts, entry into new markets, strategic initiatives, expansion or relocation, consolidation of any facility, modification to any pension and post-retirement employee benefit plan, software development, new systems design, project startup, consulting, business, integrity and corporate development; provided that the aggregate amount of cash charges, costs or losses under this clause (h) shall not exceed the limitation set forth in the proviso to clause (d) above when combined with such charges and expenses described in clauses (c), (d), and (f), and (i) EBITDA of acquired Rigs on a pro forma basis for historical periods, limited to the lesser of historical EBITDA attributable to such Rig and pro forma contracted EBITDA; provided that, solely for purposes of calculating any incurrence tests in connection with a Permitted Acquisition or other similar permitted investment, such add back shall be based on pro forma contracted EBITDA if the pro forma calculation is based on contracts which, as of the date such Acquisition or other similar permitted investment is to be consummated, (1) have commenced or have an estimated contract start date (as determined in good faith by the Company as of such date) that is no later than the six-month anniversary of the date of such consummation and (2) have a remaining term of at least one (1) year from the date of such consummation (with adjustments to be agreed to address contract deferrals and terminations); minus (III) the sum of (x) EBITDA for disposed of Rigs, (y) all noncash items of income added to Consolidated Net Income, and (z) all other extraordinary, unusual or non-recurring income (whether cash or non-cash).

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“Adjusted Total Assets” means with respect to any Restricted Subsidiary, for any date, the total assets of such Restricted Subsidiary excluding any negative balances of intercompany receivables or intercompany notes of such Restricted Subsidiary.

“Approved Firm” means any of (a) Clarkson Valuations Limited, (b) Fearnley Offshore Supply Pte. Ltd., (c) Bassoe Offshore, (d) Arctic Offshore, (e) Pareto Offshore, and (f) any successor or affiliated company to those listed in (a) – (e), and (g) any other similarly qualified, independent ship broker that is not an Affiliate of the Borrowers and is mutually agreed upon by the Borrowers and the Administrative Agent; provided that at least one required appraisal per period shall be provided by one of the companies listed in clauses (a) – (c).

“Availability” means, as of any date of determination, an amount equal to the positive difference between (a) the Commitments then in effect and (b) the sum of (i) the amount of Loans outstanding and LC Exposure as of such date and (ii) the amount of any reduction in availability of Commitments then in effect pursuant to the paragraph entitled “Asset Sales – Temporary Availability Reduction” above.

“Bankruptcy Code” has the meaning assigned to such term in the definition of “Plan.”

“Bankruptcy Court” has the meaning assigned to such term in the definition of “Plan.”

“Base Rate” means for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus 0.50% and (c) LIBOR for a one (1) month Interest Period on such day (or if such day is not a business day, the immediately preceding business day) plus 1.0%. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Rate or the LIBOR Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Rate or the LIBOR Rate, respectively. If the Base Rate is being used as an alternate rate of interest at a time when the LIBOR Rate cannot be determined, then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Base Rate as determined pursuant to the foregoing would be less than 2.0%, such rate shall be deemed to be 2.0%.

“BOP Lease” means that certain Lease Agreement, dated as of February 5, 2016, between Diamond Offshore Limited and EFS BOP, LLC.

“Collateral Rig Value” means the sum of the Rig Value of the Rigs that are directly owned, operated, and chartered by Credit Parties, in each case to the extent (x) such Rigs are subject to the first out, first priority liens securing the Obligations under the Credit Facility and no other liens securing indebtedness for borrowed money (other than the Last Out Term Loan, Last Out Notes, and Last Out Incremental Debt) and (y) such Rig is not subject to any financing arrangement (provided that the Rig Value attributable to non-marketed Rigs shall not constitute more than 5% of the Rig Value as calculated hereunder.

“Combined Adjusted Total Assets” means with respect to any Restricted Subsidiary, for any date, the sum of (a) the Adjusted Total Assets of such Restricted Subsidiary, plus (b) the Adjusted Total Assets of each direct and indirect Subsidiary of such Restricted Subsidiary.

“Consolidated Net Income” means, with respect to the Company and its Restricted Subsidiaries, for any period, the aggregate of the net income (or loss) of the Company and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP; provided

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that there shall be excluded from such net income (to the extent otherwise included therein) the following: (1) the net income of any Person in which the Company or any of its Restricted Subsidiaries has an interest (which interest does not cause the net income of such other Person to be consolidated with the net income of the Company and its Restricted Subsidiaries in accordance with GAAP), except to the extent of the amount of dividends or distributions actually paid in cash during such period by such other Person to the Company or to any of its Restricted Subsidiaries, as the case may be; (2) the net income (or loss), in each case determined in accordance with GAAP, during such period of any Subsidiary that is not a Restricted Subsidiary, except to the extent of the amount of dividends or distributions actually paid in cash during such period such other Person to the Company or to any of its Restricted Subsidiaries, as the case may be; (3) the net income (or loss) of any Person acquired in a pooling-of-interests transaction for any period prior to the date of such transaction; (4) any extraordinary gains or losses during such period, including any cancellation of indebtedness income; (5) any non-cash gains or losses or positive or negative adjustments under ASC 815 (and any statements replacing, modifying or superseding such statement), in each case as the result of changes in the fair market value of derivatives; and (6) any gains or losses attributable to writeups or writedowns of assets.

“Consolidated Secured Net Leverage Ratio” means, as of any date of determination, the ratio of (a) consolidated total funded secured debt of the Company and its Restricted Subsidiaries, less the amount of Specified Credit Party Cash to (b) Adjusted EBITDA of the Company and its Restricted Subsidiaries for the most recently ended Test Period.

“Consolidated Total Gross Leverage Ratio” means, as of any date of determination, the ratio of (a) consolidated total funded debt of the Company and its Restricted Subsidiaries to (b) Adjusted EBITDA of the Company and its Restricted Subsidiaries for the most recently ended Test Period.

“Consolidated Total Net Leverage Ratio” means, as of any date of determination, the ratio of (a) consolidated total funded debt of the Company and its Restricted Subsidiaries, less the amount of Specified Credit Party Cash to (b) Adjusted EBITDA of the Company and its Restricted Subsidiaries for the most recently ended Test Period.

“Continuing Directors” means the directors (or equivalent governing body) of the Company on the Closing Date and each other director (or equivalent) of the Company, if, in each case, such other Person’s nomination for election to the board of directors (or equivalent governing body) of the Company is approved by at least 51% of the then Continuing Directors.

“Debtors” has the meaning assigned to such term in the definition of “Plan.”

“Designated Rig” means any Rig designated prior to the Closing Date that is approved by the Administrative Agent and Required Lenders each in their sole discretion.

“Disqualified Institution” means (a) any competitor of the Company identified on a list delivered to the Administrative Agent by any Borrower or the Existing Parent Borrower prior to the Closing Date (by way of notice delivered to the Administrative Agent and each Lender at its address for notices) and (b) any Affiliate of any such Person that is clearly identifiable as such solely on the basis of the similarity of its name, but excluding any such Affiliate any fund or investment vehicle that is primarily engaged in the making, purchasing, holding or otherwise investing in commercial loans, bonds and other similar extensions of credit in the ordinary course; provided that “Disqualified Institutions” shall exclude any Person that the Borrowers have designated as no longer being a “Disqualified Institution” by written notice delivered to the Administrative Agent and each Lender from time to time at the contact information set forth above or in the Credit Documents, as applicable.

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“Eligible Local Content Entity” means a Local Content Entity that (a) is not prohibited by its organizational documents or applicable laws from providing a guaranty of the Obligations (subject to inclusion of any local law-required limitations and such other changes as the Administrative Agent may reasonably agree), (b) is “controlled” by the Company and (c) is not an Unrestricted Subsidiary.

“Existing Credit Agreement” means that certain 5-Year Revolving Credit Agreement, dated as of October 2, 2018, among Diamond Offshore Drilling, Inc., as the US Borrower (“Existing Parent Borrower”), Diamond Foreign Asset Company, as the Foreign Borrower, the financial institutions party thereto as lenders (the “Existing RCF Lenders”), and Wells Fargo Bank, National Association, as Administrative Agent to the Existing RCF Lenders, as amended, restated, supplemented or otherwise modified from time to time through the Closing Date.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the business day next succeeding such day, provided that if such rate is not so published for any day which is a business day, the Federal Funds Rate for such day shall be the average of the quotation for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by the Administrative Agent. Notwithstanding the foregoing, if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for purposes of the Credit Documents.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Fee Letter” means that certain Fee Letter, dated January 22, 2021, between DFAC, the Company, and Wells Fargo Bank, National Association.

“Fleet Status Certificate” means either of the following (at the option of the Company) (a) a certificate delivered by an authorized officer of the Company to the Administrative Agent certifying as to the fleet status of each Rig wholly owned by the Company, any Credit Party, any Restricted Subsidiary, or any Local Content Entity prepared on substantially the same basis, and in substantially the same form, substance, and level of detail (subject to deletion of pricing information), as the Company would provide in a published fleet status report posted to the Company’s website but in any case indicating the name, fleet status, contract status, and contract term for each such Rig or (b) an updated published fleet status report posted to the Company’s website including (or supplemented to include) the information specified in clause (a) above.

“HSBC Letters of Credit” means (a) each of the following letters of credit issued by HSBC Bank USA, National Association for the account of the Company or any of its Restricted Subsidiaries that are outstanding as of the Closing Date: (i) the letter of credit issued for the benefit of Burullus Gas in the amount of $500,000, (ii) the letter of credit issued for the benefit of Burullus Gas in the amount of $1,000,000, (iii) the letter of credit issued for the benefit of Suez Oil Company in the amount of $750,000, (iv) the letter of credit issued for the benefit of Fidelity & Deposit Co. of Maryland in the amount of $6,034,107, (v) the letter of credit issued for the benefit of Posco International Corporation in the amount of $6,100,000, and (b) each other bilateral letter of credit issued by HSBC Bank USA, National Association for the account of the Company or any of its Restricted Subsidiaries that is outstanding as of the Closing Date.

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“Interest Period” means, as to each LIBOR Rate Loan, the period commencing on the date such LIBOR Rate Loan is disbursed or converted to or continued as a LIBOR Rate Loan and ending on the date one (1), two (2), three (3), or six (6) months or, if agreed by all of the relevant Lenders twelve (12) months thereafter, in each case as selected by the applicable Borrower in its Notice of Borrowing or Notice of Conversion/Continuation and subject to availability; provided that:

(a)

the Interest Period shall commence on the date of advance of or conversion to any LIBOR Rate Loan and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the immediately preceding Interest Period expires;

(b)

if any Interest Period would otherwise expire on a day that is not a business day, such Interest Period shall expire on the next succeeding business day; provided that if any Interest Period with respect to a LIBOR Rate Loan would otherwise expire on a day that is not a business day but is a day of the month after which no further business day occurs in such month, such Interest Period shall expire on the immediately preceding business day;

(c)

any Interest Period with respect to a LIBOR Rate Loan that begins on the last business day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last business day of the relevant calendar month at the end of such Interest Period;

(d)	no Interest Period shall extend beyond the maturity date; and

(e)	there shall be no more than ten (10) Interest Periods in effect at any time.

“Last Out Incremental Debt” means any first lien last out secured indebtedness issued after the Closing Date, (a) the terms of which do not provide for any scheduled repayment, mandatory redemption or sinking fund obligation prior to the latest of (i) the 365th day after the Commitment Termination Date, (ii) the “Maturity Date” under the Last Out Term Loan, and (iii) the scheduled maturity date of the Last Out Notes, other than customary offers to purchase upon a change of control, asset sale or casualty or condemnation event and customary acceleration rights following an event of default, (b) the covenants, events of default, guarantees, collateral requirements, and other terms of which (other than interest rate, fees, funding discounts and redemption or prepayment premiums and other pricing terms determined by the Borrowers to be “market” rates, fees, discounts, and other premiums at the time of issuance or incurrence of any such notes), taken as a whole, are not more restrictive or burdensome than those set forth in the credit agreement governing the Credit Facility and the other Credit Documents and do not contain any financial ratio that is more restrictive in respect of the corresponding ratio in the Credit Facility or that is not contained in the Credit Facility, (c) in respect of which no Subsidiary of the Company (other than the Borrowers and Guarantors) is an obligor, (d) the terms of which do not restrict the ability of the Borrowers or any of their Restricted Subsidiaries from amending, modifying, restating, or otherwise supplementing the credit agreement governing the Credit Facility or the other Credit Documents, except as permitted by the First Out/Last Out Intercreditor Agreement or another applicable intercreditor agreement in form and substance satisfactory to the Administrative Agent, (e) the terms of which do not restrict the ability of the Company or any of its Subsidiaries to guarantee the Obligations or to pledge assets as collateral security for the Obligations, (f) the terms of which do not prohibit the repayment or prepayment of the Loans, and (g) which are subject to the First Out/Last Out Intercreditor Agreement or another intercreditor agreement in form and substance satisfactory to the Administrative Agent.

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“Last Out Notes” means any first lien last out secured notes issued pursuant to the Plan, (a) the terms of which do not provide for any scheduled repayment, mandatory redemption or sinking fund obligation prior to the latest of (i) the 365th day after the Commitment Termination Date and (ii) the “Maturity Date” under the Last Out Term Loan, other than customary offers to purchase upon a change of control, asset sale or casualty or condemnation event and customary acceleration rights following an event of default, (b) the covenants, events of default, guarantees, collateral requirements, and other terms of which (other than interest rate, fees, funding discounts and redemption or prepayment premiums and other pricing terms determined by the Borrowers to be “market” rates, fees, discounts, and other premiums at the time of issuance or incurrence of any such notes), taken as a whole, are not more restrictive or burdensome than those set forth in the credit agreement governing the Credit Facility and the other Credit Documents and do not contain any financial ratio that is more restrictive in respect of the corresponding ratio in the Credit Facility or that is not contained in the Credit Facility, (c) in respect of which no Subsidiary of the Company (other than the Borrowers and Guarantors) is an obligor, (d) the terms of which do not restrict the ability of the Borrowers or any of their Restricted Subsidiaries from amending, modifying, restating, or otherwise supplementing the credit agreement governing the Credit Facility or the other Credit Documents, except as permitted by the First Out/Last Out Intercreditor Agreement or another applicable intercreditor agreement in form and substance satisfactory to the Administrative Agent, (e) the terms of which do not restrict the ability of the Company or any of its Subsidiaries to guarantee the Obligations or to pledge assets as collateral security for the Obligations, (f) the terms of which do not prohibit the repayment or prepayment of the Loans, and (g) which are subject to the First Out/Last Out Intercreditor Agreement or another intercreditor agreement in form and substance satisfactory to the Administrative Agent.

“Last Out Term Loan” means the first lien last out term loan issued or deemed issued pursuant to the Plan, (a) the terms of which do not provide for any scheduled repayment, mandatory repayment or sinking fund obligation prior to the latest of (i) the 365th day after the Commitment Termination Date and (ii) the scheduled maturity date of the Last Out Notes, other than customary offers to purchase upon a change of control, asset sale or casualty or condemnation event and customary acceleration rights following an event of default, (b) the covenants, events of default, guarantees, collateral requirements, and other terms of which (other than interest rate, fees, funding discounts and redemption or prepayment premiums and other pricing terms determined by the Borrowers to be “market” rates, fees, discounts, and other premiums at the time of issuance or incurrence of any such term loan), taken as a whole, are not more restrictive or burdensome than those set forth in the credit agreement governing the Credit Facility and the other Credit Documents and do not contain any financial ratio that is more restrictive in respect of the corresponding ratio in the Credit Facility or that is not contained in the Credit Facility, (c) in respect of which no Subsidiary of the Company (other than the Borrowers and Guarantors) is an obligor, (d) the terms of which do not restrict the ability of the Borrowers or any of their Restricted Subsidiaries from amending, modifying, restating, or otherwise supplementing the credit agreement governing the Credit Facility or the other Credit Documents, except as permitted by the First Out/Last Out Intercreditor Agreement or another applicable intercreditor agreement in form and substance satisfactory to the Administrative Agent, (e) the terms of which do not restrict the ability of the Company or any of its Subsidiaries to guarantee the Obligations or to pledge assets as collateral security for the Obligations, (f) the terms of which do not prohibit the repayment or prepayment of the Loans, and (g) which are subject to the First Out/Last Out Intercreditor Agreement or another intercreditor agreement in form and substance satisfactory to the Administrative Agent.

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“LC Exposure” means, at any time, an amount equal to the sum of (a) the aggregate undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit which have not yet been reimbursed by or on behalf of any Borrower at such time.

“LIBOR” means, subject to the implementation of a Benchmark Replacement in accordance with the terms of the Credit Documents, (a) for any interest rate calculation with respect to a LIBOR Rate Loan, the rate of interest per annum determined on the basis of the rate for deposits in U.S. Dollars for a period equal to the applicable Interest Period as published by the ICE Benchmark Administration Limited, a United Kingdom company, or a comparable or successor quoting service approved by the Administrative Agent, at approximately 11:00 a.m. (London time) two (2) London Banking Days prior to the first day of the applicable Interest Period. If, for any reason, such rate is not so published then “LIBOR” shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in U.S. Dollars would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) two (2) London Banking Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period, and (b) for any interest rate calculation with respect to a Base Rate Loan, the rate of interest per annum determined on the basis of the rate for deposits in U.S. Dollars for an Interest Period equal to one month (commencing on the date of determination of such interest rate) as published by ICE Benchmark Administration Limited, a United Kingdom company, or a comparable or successor quoting service approved by the Administrative Agent, at approximately 11:00 a.m. (London time) on such date of determination, or, if such date is not a business day, then the immediately preceding business day. If, for any reason, such rate is not so published then “LIBOR” for such Base Rate Loan shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in U.S. Dollars would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) on such date of determination for a period equal to one month commencing on such date of determination.

Each calculation by the Administrative Agent of LIBOR shall be conclusive and binding for all purposes, absent manifest error.

Notwithstanding the foregoing, in no event shall LIBOR (including any Benchmark Replacement with respect thereto) be less than 1.00%.

“LIBOR Rate” means a rate per annum determined by the Administrative Agent pursuant to the following formula:

LIBOR Rate =	LIBOR
1.00-Statutory Reserve Rate

“Liquidity” means, as of any date of determination, an amount equal to Specified Credit Party Cash plus Availability.

“Local Content Entity” means any affiliate of the Company (i) that owns a Rig and (ii) the capital stock or other equity interests of which is jointly owned by the Company or any Restricted Subsidiary(ies) and any other Person(s) but only to the extent such ownership of capital stock or other equity interests by such Person(s) is(are) required or necessary under local law or custom as a condition for the operation of such Rig in such jurisdiction; provided that Local Content Entities shall not include joint ventures that are formed in the ordinary course and for purposes other than local law requirements or local law customs.

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“Material Adverse Effect” means any material adverse effect on (i) the business, assets, properties, operations, liabilities (actual or contingent) or condition (financial or otherwise) of the Company and its Restricted Subsidiaries, taken as a whole, (ii) any Borrower’s ability, individually, or the Credit Parties’ ability, taken as a whole, to perform their respective obligations under the Credit Documents, (iii) the legality, validity, binding effect, or enforceability against any Credit Party in any material respect of any Credit Document to which it is a party, or (iv) the rights and remedies of the Administrative Agent or any Lender under any Credit Document.

“Mexico Office Building” means the building located at Carretera Carmen – Puerto Real Km 11.3 Col. El Fenix, Ciudad del Carmen, Campeche C.P. 24157.

“PCbtH Service Contract” means that certain Contractual Service Agreement, dated as of February 5, 2016, between Diamond Offshore Company and Hydril USA Distribution LLC.

“Permitted Acquisition” means any acquisition by a Credit Party or any Restricted Subsidiary of the equity interests, assets and/or line of business of one or more other Persons in a single transaction, multiple transactions that are consummated substantially concurrently with each other, or a series of related transactions, which transaction(s) may be in an unlimited amount so long as:

(a)     no Change of Control, Default, or Event of Default exists or would result from such transaction;

(b)     the board of directors or other similar governing body of the Person to be acquired shall have approved such transaction (and, if requested, the Administrative Agent shall have received evidence, in form and substance reasonably satisfactory to the Administrative Agent, of such approval);

(c)    the Person or business to be acquired shall be in a line of business permitted pursuant to the Credit Documents or, in the case of an acquisition of assets, the assets acquired are useful in the business of the Company and its Subsidiaries as conducted immediately prior to such acquisition or otherwise permitted pursuant to the Credit Documents;

(d)    no less than fifteen (15) business days prior to the proposed closing date of such transaction (or such shorter period as may be agreed to by the Administrative Agent), the Borrowers shall have delivered written notice of such transaction to the Administrative Agent and the Lenders, which shall include the proposed closing date of such transaction;

(e)    either:

(i)    such acquisition is made with the proceeds of new, concurrent common equity of the Company, or

(ii)    the requirements set forth below are satisfied with respect thereto (it being understood and agreed that, in the case of substantially concurrent transactions or a series of related

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transactions, such satisfaction shall be determined with respect to such transactions, on an aggregate basis):

(A)     (1)(x) the Consolidated Total Net Leverage Ratio on a pro forma basis (excluding synergies) would be less than or equal to 2.5 to 1.0 as of the last day of the most recently ended fiscal quarter and (y) the Consolidated Secured Net Leverage Ratio on a pro forma basis (excluding synergies) would be less than or equal to 2.0 to 1.0 as of the last day of the most recently ended fiscal quarter or (2) both the Consolidated Total Net Leverage Ratio and the Consolidated Secured Net Leverage Ratio, in each case on a pro forma basis (excluding synergies) would be less than or equal to the Consolidated Total Net Leverage Ratio or Consolidated Secured Net Leverage Ratio, as applicable, before giving effect to such transaction(s); and

(B)    Liquidity would be greater than or equal to $150.0 million after giving pro forma effect to such transaction(s); and

(f)     any assets, including equity interests, acquired pursuant to such transaction(s) shall become Collateral to the extent required by the Agreed Security Principles and any Restricted Subsidiary acquired shall become a Guarantor to the extent required by the definition of “Required Guarantor” above.

“Permitted Holdco Event” means the occurrence of any event or series of events that results in the ownership of 100% of the equity interests of the Company by any Person (the “Permitted Holdco”), so long as:

(a)     no Change of Control has occurred under clause (b) of the definition thereof;

(b)     the terms of any management services agreement, shared services agreement, or other arrangement relating to shared services, management, overhead, employees, expenses, taxes, or other relationship between the Company or any of its Subsidiaries on the one hand, and the Permitted Holdco on the other hand, as well as any subsequent amendments or other modifications to any such agreements or arrangements, are at least as favorable to the Company as would be obtainable in an arm’s length transaction and otherwise subject to the affiliate transactions covenant described under clause 7 of “Negative Covenants” and all other covenants and restrictions contained in the Credit Facility;

(c)     the Permitted Holdco has pledged 100% of the equity interests of the Company as Collateral to secure the Obligations on a first-lien basis (the terms of which shall include a negative pledge prohibiting the granting of liens on such equity interests by the Permitted Holdco to any Person other than liens granted to the Collateral Agent for the benefit of the agents, trustees, and lenders under the Credit Facility, Last Out Term Loan, Last Out Notes, and Last Out Incremental Debt (if any) (collectively, the “Specified Diamond Creditors”);

(d)     the Permitted Holdco shall not own any material assets, equity interests, or business interests other than (i) 100% of the equity interests in the Company and (ii) 100% of the equity interests in another person whose primary business is the provision of contract drilling services, drilling rigs, and related equipment to the energy industry (a “Combination Party”); provided that, if the Permitted Holdco owns any equity interests in a Combination Party, then (A) the Company and its subsidiaries on the one hand, and the Combination Party and its subsidiaries on the other hand, are held in separate ownership silos such that (x) neither the creditors of the Permitted Holdco nor the creditors of the Combination Party and its subsidiaries shall have any recourse to the Company, its subsidiaries, or any of their respective assets, and (y) creditors of the Company and its subsidiaries shall have no recourse to the Combination Party, its subsidiaries, or any of their respective assets, and (B) all transactions and dealings between the two silos, or

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between the Company and its subsidiaries on the one hand, and the Permitted Holdco on the other hand, shall be subject to the affiliate transactions covenant described under clause 7 of “Negative Covenants” and all other covenants and restrictions contained in the Credit Facility;

(e)     the Permitted Holdco shall not incur or suffer to exist any indebtedness, obligations or other liabilities, other than (i) the Permitted Holdco’s obligations under the Permitted Holdco Undertaking (as defined below), (ii) tax liabilities of the Permitted Holdco arising in the ordinary course of business, (iii) corporate, administrative and operating expenses of the Permitted Holdco incurred in the ordinary course of business, (iv) liabilities of the Permitted Holdco under any contracts or agreements with the Company and its subsidiaries described in clauses (b) and (c) above, and (v) liabilities of the Permitted Holdco under contracts or agreements with the Combination Party and its subsidiaries that would comply with the description in clause (b) above;

(f)     the Permitted Holdco shall not engage in any activities or business other than (i) issuing shares of its own common equity interests, (ii) holding the assets and incurring the liabilities described in clauses (b), (c), (d) and (e) above and activities incidental and related thereto, and (iii) making dividends or distributions not prohibited by the Credit Documents that would not result in the structure described in the lead-in to this definition failing to meet the conditions described in this definition;

(g)     on and after such Permitted Holdco Event, in the event of any Business Opportunity (to be defined in the definitive documentation, but in any case to include, without limitation, any subsequent bidding or tender opportunity for a new or extended contract fixture for a Rig (or similar opportunity to provide Rigs, drilling services, or other services in the Company’s line of business)), Permitted Holdco will ensure that the Company and its Restricted Subsidiaries, or Rigs owned by the Company and its Restricted Subsidiaries, as applicable, that meet the relevant criteria for such Business Opportunity (including availability) are included in such bid, tender, or other Business Opportunity and participate on a competitive basis in such bid, tender, or other Business Opportunity, if, in the reasonable judgment of the Company, it is in the best interest of the Company to bid or participate in such bid, tender, or other Business Opportunity ((x) taking into account all relevant costs and liabilities associated with such bid, tender, Business Opportunity, or contract fixture and (y) specifically not taking into account activity or availability of Rigs or Subsidiaries directly or indirectly owned by the Combination Party or otherwise by the Permitted Holdco outside of the Company and its Restricted Subsidiaries, or the business or interests of the Combination Party or the Permitted Holdco outside of the Company and its Restricted Subsidiaries); and

(h)     on or prior to such Permitted Holdco Event, the Administrative Agent shall have received an agreement in form and substance satisfactory to the Administrative Agent, executed and delivered by the Permitted Holdco, for the benefit of the Specified Diamond Creditors, which shall constitute a Credit Document for all purposes hereunder (such undertaking, the “Permitted Holdco Undertaking”), pursuant to which the Permitted Holdco shall agree to (i) comply, and cause the Company and its Subsidiaries to comply, with the requirements of clauses (a) through (g) above in all respects and (ii) deliver to the Administrative Agent a quarterly certificate of a responsible officer of the Permitted Holdco and a responsible officer of the Company, certifying compliance with such requirements and committing to comply with such requirements at all times thereafter;

provided that each of the provisions applicable to and undertakings by the Permitted Holdco in this definition shall apply equally to any Subsidiary of the Permitted Holdco that directly or indirectly holds equity interests in the topmost entity in either the Company’s silo or any Combination Party’s silo that is a borrower, issuer, guarantor, or other obligor with respect to all of the obligations under the primary debt facilities at such silo.

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“Person” means an individual, partnership, corporation, limited liability company, company, association, trust, unincorporated organization or any other entity or organization, including a government or any agency or political subdivision thereof.

“Plan” means the chapter 11 plan of reorganization of the Existing Parent Borrower and certain of its subsidiaries (the foregoing Persons, collectively, the “Debtors”), as it may be altered, amended, modified, or supplemented from time to time in accordance with the terms thereof, including the Plan Supplement (as defined in the Plan) and any annexes, supplements, exhibits, term sheets, or other attachments thereto, filed under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”), which cases are jointly administered as Bankruptcy Case No. 20-32307 (the “Chapter 11 Cases”) before the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”).

“Plan Support Agreement” means that certain agreement between the Company and the other parties thereto, dated as of January 22, 2021, and as filed as an exhibit to the Company’s 8-K dated January 22, 2021, as amended, supplemented or otherwise modified prior to the Closing Date with the prior written consent of the Debtors and/or the Requisite Consenting Stakeholders (as defined in the Plan Support Agreement), as applicable, in accordance with the terms thereof.

“Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs. The parties hereto acknowledge that the rate announced publicly by the Administrative Agent as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

“Regulation D” means Regulation D of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Replacement Rig” means any Rig designated prior to the Closing Date as a replacement for the Designated Rig that is approved by the Administrative Agent and Required Lenders each in their sole discretion; provided that such Replacement Rig shall be of the same class and type as the Designated Rig for which it is replacing.

“Restricted Subsidiary” means each Subsidiary of the Company which is not an Unrestricted Subsidiary.

“Rig” means any mobile offshore drilling unit (including, without limitation, any jackup rig, semi-submersible rig, drillship, and barge rig).

“Rig Value” means, as of any date of determination, with respect to any Rig (and all related owned equipment), other than a cold-stacked Rig, the value of such Rig (and all related owned equipment), calculated as the average reflected in the most recent appraisals of such Rig conducted and delivered in compliance with clause (x) of “Affirmative Covenants” above; provided that the Rig Value of any Rig shall be equal to (w) 100.0% of such appraised value, for any Rig that is contracted with less than 12 months until its relevant contract start date or a Rig that has been idle for up to 6 months, (x) 75.0% of such appraised value, for any Rig idle for six (6) months or longer but less than nine (9) months as of such date of determination, (y) 50.0% of such appraised value,

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for any Rig idle for nine (9) months or longer but less than twelve (12) months as of such date of determination and (z) 0.0% of such appraised value, for any Rig idle for twelve (12) months or longer as of such date of determination; provided further that if any such Rig is stacked or otherwise idle, the Rig Value attributable to such Rig (i) shall be reduced by the amount of any reactivation costs necessary or advisable to return such Rig to working status and (ii) shall in no event be less than $0.00; provided further that, notwithstanding the foregoing, during the period from the Closing Date until the six month anniversary of the Closing Date, the Rig Value of the Great White shall not at any time be less than 50.0% of such appraised value.

“Rig Value Certificate” means a certificate signed by a responsible officer of the Company certifying a listing of the Rig Value for each Rig of a Credit Party, the appraisal that has been used to determine those Rig Values, and the direct owner for each such Rig, in each case as of the date of such certificate.

“Specified Credit Party Cash” means, as of any date of determination, the aggregate amount of the following (without duplication): cash on hand and cash equivalents, in each case, that are on deposit in or held in any deposit account, securities account or other bank account that is subject to (a) with respect to any U.S. account, a perfected lien in favor of the Collateral Agent pursuant to an account control agreement in favor of the Collateral Agent that is reasonably satisfactory in form and substance to the Administrative Agent or (b) with respect to any non-U.S. account, any other appropriate security arrangement in the relevant jurisdiction that is required by or effective pursuant to applicable law, and reasonably satisfactory to the Administrative Agent, to perfect the Collateral Agent’s first priority lien on such account.

“Statutory Reserve Rate” means, for any day, the percentage which is in effect for such day as prescribed by the Federal Reserve Board for determining the maximum reserve requirement (including any basic, supplemental or emergency reserves) in respect of eurocurrency liabilities or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.

“Subsidiary” means, for any Person, any other Person of which more than fifty percent (50%) of the outstanding stock or comparable equity interests having ordinary voting power for the election of the board of directors, managers or similar governing body of such other Person (irrespective of whether or not at the time stock or other equity interests of any other class or classes of such other Person shall have or might have voting power by reason of the happening of any contingency), is at the time directly or indirectly owned by such former Person or by one or more of its Subsidiaries. Unless otherwise specified, “Subsidiary” shall include each Eligible Local Content Entity and each such Person’s respective Subsidiaries. Unless the context expressly provides otherwise, references to a Subsidiary shall mean a Subsidiary of the Company.

“Tax Distributions” means in respect of any taxable period for which the Company is a member of a consolidated, combined, affiliated, unitary or similar tax group for U.S. federal and/or applicable state, local or foreign income tax purposes of which a direct or indirect parent of the Company is the common parent, or for which the Company is a disregarded entity for U.S. federal income tax purposes that is wholly owned (directly or indirectly) by a C corporation for U.S. federal and/or applicable state or local income tax purposes, distributions to any direct or indirect parent of the Company to pay U.S., federal, state, local, or foreign income taxes of such parent or such C corporation (including distributions to fund estimated payments of such taxes) in an amount not to exceed the amount of any U.S. federal, state, local or foreign income taxes that the Company would have paid for such taxable period had the Company been treated as a stand-alone corporate taxpayer or a standalone corporate group, calculated taking into account accumulated losses and deductions that would have been available if the Company had been so treated.

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“Unrestricted Subsidiary” means (a) any Subsidiary (other than a Rig Subsidiary) of the Company that has been or is designated in writing as an Unrestricted Subsidiary in accordance with the limitations of the Credit Facility and (b) each of such Person’s Subsidiaries (other than a Rig Subsidiary).

“Use of Proceeds Certificate” means with respect to any Loan, a certificate in form, substance, and detail reasonably satisfactory to the Administrative Agent, duly executed by a responsible officer of the applicable Borrower (a) describing the intended use of proceeds of such Loan, which shall be a purpose permitted by the credit agreement governing the Credit Facility and (b) certifying (i) as to the proposed use of the proceeds of the applicable borrowing, which shall be a purpose permitted by the credit agreement governing the Credit Facility and (ii) that the proceeds of the applicable borrowing shall be used within five (5) business days after the making of such Loan for such specified purpose, or will otherwise be repaid to the extent required pursuant to the credit agreement governing the Credit Facility.

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ADDENDUM B

INITIAL CONDITIONS

The availability of the Credit Facility on the Closing Date shall be subject solely to the satisfaction (or waiver) of the conditions precedent set forth in the Plan Support Agreement and the satisfaction (or waiver) of the following conditions; capitalized terms used but not defined herein have the meanings set forth in the Summary of Terms and Conditions to which this Addendum B is attached:

1.    The Administrative Agent shall have received, subject to the Agreed Security Principles, (a) the Credit Documents, which shall, in each case, (i) be consistent with the Documentation Principles and otherwise in form and substance reasonably satisfactory to the Lead Arrangers, the Lenders, and the Borrowers and (ii) have been executed and delivered by each party thereto, (b) customary officer’s closing certificates (including incumbency certificates of officers and/or directors) certifying as to organizational documents, authorizing resolutions, certificates of existence, good standing and qualification (or such corresponding certificates or other documents to the extent the concept of good standing exists in the applicable jurisdiction) in jurisdictions of formation/organization, in each case, with respect to the Credit Parties, a solvency certificate (with respect to the Company and its Subsidiaries on a consolidated basis as of the Closing Date after giving effect to the transactions (including any initial borrowings made or deemed made and any initial Letters of Credit issued or deemed issued under the Credit Facility) contemplated to occur on the Closing Date certified by a senior authorized financial officer of the Company), an officer’s certificate, in form and detail satisfactory to the Administrative Agent, certifying (x) a complete, true, and correct organizational structure chart of the Company and its subsidiaries, which shall identify whether each entity on such chart is a Borrower, Guarantor, Restricted Subsidiary, Unrestricted Subsidiarity, Immaterial Subsidiary, Material Subsidiary, Excluded Subsidiary, Rig Subsidiary, and/or such other type of entity under the Credit Documents and (y) the reason why each entity designated as an Excluded Subsidiary is considered to be an Excluded Subsidiary, and such other certificates and instruments are customary for transactions of this type (including a perfection certificate (which shall include, among other things, (y) a schedule of all fee owned real property of the Credit Parties setting forth the fair market value of each such property as determined in the reasonable discretion of the Credit Parties and (z) a schedule of all deposit, securities, and commodity accounts owned by the Credit Parties) and evidence of insurance required by the Credit Documents), (c) a certificate of a financial officer certifying a calculation of the Threshold Ratio as of the Closing Date, and (d) customary favorable legal opinions of counsel to the Company and the other Credit Parties related to the Credit Documents (including, in addition to other customary opinions, an opinion on no conflicts with applicable laws) and reasonably satisfactory to the Administrative Agent.

2.    All reasonable and documented fees and expenses due on the Closing Date to the Administrative Agent, the Collateral Agent, and the Lenders shall have been paid in full in cash on the Closing Date (or, solely in the case of the PIK Upfront Fee, shall be paid-in-kind on the Closing Date), to the extent invoiced at least two (2) business days prior to the Closing Date (or such later date as the Borrowers may reasonably agree), including any fees set forth in the Fee Letter.

3.    The Administrative Agent shall have received evidence reasonably satisfactory to it that all loans and other obligations outstanding under the Existing Credit Agreement are being repaid substantially concurrently with the entering into the Credit Documents or otherwise satisfied in full and terminated in a manner consistent with the Plan (other than the HSBC Letters of Credit, which shall be deemed issued under the credit agreement governing the Credit Facility on the

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Closing Date). Immediately after giving effect to the transactions contemplated hereby, the Credit Parties and their Restricted Subsidiaries shall have no indebtedness outstanding other than (a) the Loans and other extensions of credit under the Credit Facility, (b) indebtedness in respect of the Last Out Term Loans and the Last Out Notes, and (c) any other indebtedness permitted under the Credit Documents. The Administrative Agent shall have received evidence reasonably satisfactory to it that all liens on the assets of the Credit Parties and their Restricted Subsidiaries (other than liens permitted by the Credit Documents) have been released or terminated and that duly executed recordable releases and terminations in forms reasonably acceptable to the Administrative Agent with respect thereto have been obtained by the Company.

4.    (a) The terms of the Plan shall be substantially consistent with the Plan Support Agreement and otherwise reasonably satisfactory to the Administrative Agent and the Requisite Consenting RCF Lenders (as defined in the Plan Support Agreement), and such Plan Support Agreement shall not have been amended or modified in any manner that is adverse (as determined in good faith by the Administrative Agent) to the rights and interests of the Lead Arrangers, the Administrative Agent or any Lender and their respective affiliates, in their capacities as such, relative to the version filed with the Bankruptcy Court on January 22, 2021, without written consent of the Administrative Agent and the Requisite Consenting RCF Lenders (as defined in the Plan Support Agreement) and (b) an order of the Bankruptcy Court in form and substance reasonably satisfactory to the Administrative Agent and the Requisite Consenting RCF Lenders (as defined in the Plan Support Agreement) shall have been entered confirming the Plan and shall have become a final order of the Bankruptcy Court, which order shall not have been stayed, reversed, vacated, amended, supplemented or otherwise modified in any manner that would reasonably be expected (as determined in good faith by the Administrative Agent) to adversely affect the interests of the Lead Arrangers, the Administrative Agent or the Lenders and their respective affiliates, in their capacity as such, or the treatment contemplated by the Plan to the Existing RCF Lenders under the Existing Credit Agreement without the written consent of the Administrative Agent and the Requisite Consenting RCF Lenders (as defined in the Plan Support Agreement) (the “Confirmation Order”); provided that the possibility that an appeal or a motion under Rule 60 of the Federal Rules of Civil Procedure or any analogous rule under the Federal Rules of Bankruptcy Procedure, may be filed relating to such order, shall not cause such order to not be a final order.

5.     The Plan and all transactions contemplated therein or in the Confirmation Order to occur on the effective date of the Plan shall have been (or substantially concurrently with the Closing Date, shall be) substantially consummated (as defined in Section 1101 of the Bankruptcy Code) in accordance with the terms thereof and in compliance with applicable law and Bankruptcy Court and regulatory approvals.

6.    The Administrative Agent shall have received a certificate of a responsible officer of the Company certifying that (a) all material governmental and third party approvals necessary in connection with the consummation of the Plan and the other transactions contemplated thereby, and the continuing operations of the Company and its Restricted Subsidiaries shall have been obtained (or will be substantially concurrently obtained) and be in full force and effect, (b) that all representations and warranties set forth in the credit agreement governing the Credit Facility and the other Credit Documents are true and correct in all material respects (unless such representations are qualified by materiality or by a Material Adverse Effect qualification, in which case, such representations and warranties shall be true and correct in all respects), (c) no Default or Event of Default shall have occurred and be continuing or shall occur as a result of the initial extensions of credit or from the application of proceeds thereof, (d) no material litigation, arbitration or similar proceeding shall be pending or threatened which calls into question the validity of the credit agreement governing the Credit Facility, the other Credit Documents, or any of the transactions

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contemplated thereby, and (e) that since January 22, 2021, no Closing Date Material Adverse Effect (as defined below) shall have occurred. Solely for purposes of this paragraph 6, “Closing Date Material Adverse Effect” means any event, change, effect, occurrence, development, circumstance or change of fact occurring or existing after January 22, 2021 that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on (i) the business, assets, properties, operations, liabilities (actual or contingent) or condition (financial or otherwise) of the Credit Parties, taken as a whole, or (ii) any Borrower’s ability, individually, or the ability of the Credit Parties, taken as a whole, to perform its or their obligations under, or to consummate the transactions contemplated by the Credit Documents, including in connection with the Credit Facility; provided, however, that any change arising from or related to any of the following shall not constitute a Closing Date Material Adverse Effect or be taken into account in determining whether a Closing Date Material Adverse Effect has occurred or would reasonably be expected to occur: (A) customary occurrences as a result of events leading up to and following the commencement of a proceeding under chapter 11 of the Bankruptcy Code and the Chapter 11 Cases and actions taken in connection with the Chapter 11 Cases that are directed or authorized by the Bankruptcy Court and made in compliance with the Bankruptcy Code; and (B) any action or omission required, specifically permitted or contemplated to be taken or omitted by any of the Credit Parties, the Debtors or their Subsidiaries pursuant to the Plan Support Agreement or any Credit Document or which is otherwise taken or omitted with the consent, or at the request, of the Administrative Agent and the Required Lenders under the Credit Facility.

7.    (a) The Administrative Agent shall have received aggregate Commitments from Lenders equal to or in excess of $300.0 million (before giving effect to the increase to Commitments in the amount of the PIK Upfront Fee); (b) the aggregate amount of Loans and LC Exposure on the Closing Date, after giving pro forma effect to any funding or deemed funding on the Closing Date, shall not exceed an amount equal to (i) $100.0 million, including any Loans made or deemed made in exchange for obligations owing under the Existing Credit Agreement, plus (ii) the face amount of the HSBC Letters of Credit deemed issued under the Credit Facility on the Closing Date, plus (iii) the amount of the PIK Upfront Fee, minus (iv) the amount by which the aggregate initial principal amount of the Last Out Term Loan exceeds $100.0 million; and (c) the Administrative Agent shall have received for the benefit of the Lenders a payment in cash on the Closing Date in an aggregate amount equal to the amount required pursuant to the Plan.

8.    The Administrative Agent shall have received evidence that (a) the Company has received, substantially simultaneously with the effectiveness of the Credit Facility, no less than $75.0 million in new gross cash proceeds from the Last Out Notes pursuant to an indenture in form and substance reasonably satisfactory to the Administrative Agent (which, for the avoidance of doubt, shall include a commitment from the noteholders thereunder to provide no less than $39.675 million at a later date subject to certain specified conditions acceptable to the Administrative Agent), (b) the Last Out Term Loan shall have become effective, substantially simultaneously with the effectiveness of the Credit Facility, in a principal amount equal to $500.0 million, minus the Commitment Amount, and (c) the First Out/Last Out Intercreditor Agreement shall have been duly executed and delivered by each of (x) the Administrative Agent (with the consent of the requisite Lenders), (y) the requisite lenders or an authorized lender representative (with the consent of the requisite lenders) in respect of the Last Out Term Loan, and (z) the requisite holders of the Last Out Notes or an authorized representative thereof (with the consent of the requisite noteholders) (collectively, the “Consenting Stakeholders”).

9.    The Administrative Agent shall have received a certificate of a responsible officer of the Company demonstrating in reasonable detail that, as of the Closing Date, and giving pro forma effect to the Plan and the transactions contemplated thereby to occur on the Closing Date, the Company is in compliance with each Collateral Coverage Ratio.

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10.    The Lead Arrangers shall have received (a) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company and its subsidiaries, for the three most recently completed fiscal years ended at least ninety (90) days before the Closing Date (together with consolidating financial statements of any Unrestricted Subsidiary or other Subsidiary of the Company that is not a Credit Party or Restricted Subsidiary), (b) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company and its subsidiaries, for each subsequent fiscal quarter ended at least forty-five (45) days before the Closing Date, in each case, together with the corresponding comparative period from the prior fiscal year (together with consolidating financial statements of any Unrestricted Subsidiary or other Subsidiary of the Company that is not a Credit Party or Restricted Subsidiary), (c) unaudited interim monthly consolidated financial statements prepared by management of the Company and its subsidiaries, for each subsequent calendar month ending at least ten (10) business days before the Closing Date, (d) a pro forma unaudited consolidated balance sheet of the Company and its Restricted Subsidiaries as of the Closing Date (as if the Closing Date had occurred on the last date of the most recently ended fiscal quarter or calendar month for which financial statements are required to be provided pursuant to clause (b) or (c) above, adjusted to give effect to the making of the initial extensions of credit under the Credit Facility, the application of the proceeds thereof and to the other transactions contemplated to occur on the Closing Date), which balance sheet shall (i) not reflect any pro forma adjustments to give effect to the application of fresh start accounting, (ii) not be required to meet the requirements of Regulation S-X of the Securities Act of 1933, (iii) be certified by the chief financial officer of the Company as being prepared in good faith by the Company and (iv) reflect no indebtedness other than (x) the Loans and other extensions of credit under the Credit Facility, (y) indebtedness in respect of the Last Out Notes and Last Out Term Loan and (z) any other indebtedness permitted under the Credit Documents, (e) a summary setting forth the adjustments made to the financial information contained in the consolidated balance sheet for the most recently ended fiscal quarter or calendar month previously delivered to the Lead Arrangers pursuant to clause (b) or (c) above that are reflected in the pro forma balance sheet referred to in clause (d) above, (f) a financial forecast of the Company and its Restricted Subsidiaries for the 24-month period commencing December 31, 2020, on a quarterly basis, and (g) a budget for the Company and its Restricted Subsidiaries for the fiscal year ending December 31, 2021.

11.    Subject to the Agreed Security Principles, all actions reasonably necessary to establish that the Collateral Agent will have a perfected first priority security interest (subject to permitted liens) in the Collateral (as described in the section titled “Collateral” in the Term Sheet) shall have been taken, including, (a) delivery of counterparts and exhibits for Rig mortgages, pledges and security agreements, which are necessary and appropriate for filing in the appropriate jurisdictions and (b) the execution and delivery of control agreements in connection with deposit accounts, securities accounts, and commodity accounts within 30 days of the Closing Date (other than (a) with respect to accounts located in non-U.S. jurisdictions, which shall be delivered within 45 days of the Closing Date and (b) with respect to any accounts held at JPMorgan Chase Bank, N.A. that, within 45 days after the Closing Date, are replaced by, and all amounts therein transferred to, accounts held at HSBC Bank USA, National Association, which HSBC Bank USA, National Association accounts are subject to control agreements in favor of the Collateral Agent).

12.    The Administrative Agent shall have received (a) customary UCC or equivalent lien, maritime lien, tax and judgment lien searches for the Credit Parties and their Restricted Subsidiaries reflecting the absence of liens and security interests other than those being released on

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or prior to the Closing Date or which are otherwise permitted under the Credit Documents, (b) certificates of registration showing the registered ownership of each Rig and certificates of ownership and encumbrances with respect to each such Rig, (c) a Fleet Status Certificate, (d) a Rig Value Certificate, (e) confirmation of class certificates for each Rig (other than stacked Rigs), (f) if any Credit Party is not organized under the laws of a State of the United States, evidence of appointment by such Credit Party of a process agent as its domestic process agent in accordance with the terms of the Credit Documents, (g) such other documents and conditions as are reasonable and customary under applicable legal requirements or custom in connection with a guarantee given by a foreign Credit Party, and (h) any such other documents, governmental certificates, and agreements as the Administrative Agent may reasonably request.

13.    The Administrative Agent shall have received insurance certificates, dated not more than ten (10) business days prior to the Closing Date from the Company describing in reasonable detail the insurance maintained by the Credit Parties as required by the Credit Documents.

14.    The Administrative Agent and each Lender who has requested the same shall have received, at least fifteen (15) business days prior to the Closing Date, (a) all documentation and other information regarding the Borrowers and the other Credit Parties in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, and (b) to the extent applicable, in connection with “beneficial ownership” rules and regulations, a customary certification regarding beneficial ownership or control of the Borrowers in a form reasonably satisfactory to the Administrative Agent and each requesting Lender. On the Closing Date, the organizational structure of the Company and its subsidiaries and their jurisdictions of organization, the Borrowers, and the Guarantors must all be satisfactory to the Administrative Agent and the Lenders in their discretion.

15.    Each of (a) that certain Contractual Service Agreement, dated as of February 5, 2016, between Diamond Offshore Company and Hydril USA Distribution LLC, and (b) that certain Lease Agreement, dated as of February 5, 2016, between Diamond Offshore Limited and EFS BOP, LLC (collectively, the “PCbtH Contracts”) receive treatment in the Chapter 11 Cases, including under the Plan, that is reasonably acceptable to the Requisite Consenting Stakeholders (as defined in the Plan Support Agreement).

16.    The Administrative Agent shall have (a) received executed copies of all material contracts of the Company and its Restricted Subsidiaries certified as true, correct, and complete as of the Closing Date and (b) completed a satisfactory review of all such material contracts.

17.    The Administrative Agent shall have received an appraisal with respect to each Rig that is to be given Rig Value in the definition thereof, performed by Arctic Offshore, in form and detail, and of a type, and with assumptions and methodology reasonably satisfactory to the Administrative Agent.

18.    With respect to the Chapter 11 Cases, the overall size of the claims pool for general unsecured claims (excluding any claims resulting from the rejection or recharacterization of the PCbtH Contracts) to be unimpaired and paid in full pursuant to the Plan on the Effective Date (as defined in the Plan) is reasonably acceptable to the Requisite Consenting Stakeholders (for the avoidance of doubt, if the overall size is materially consistent with the estimate provided by the Debtors to the Consenting Stakeholders’ Advisors (as defined in the Plan Support Agreement) on November 14, 2020, then such size shall be deemed reasonably acceptable).2

[2]

The estimate provided by the Debtors to the Consenting Stakeholders’ Advisors on November 14, 2020 included an estimate of approximately $26 million of general unsecured trade claims (excluding any claims resulting from the rejection or recharacterization of the PCbtH Contracts), administrative claims related to cure amounts, and priority claims under section 503(b)(9) of the Bankruptcy Code, excluding any postpetition interest that may be payable on account of such claims pursuant to the Plan, if any, to be unimpaired and paid in full pursuant to the Plan on the Effective Date. For the avoidance of doubt, such estimate does not include any Priority Tax Claims (as defined in the Plan).

61         Summary of Terms and Conditions

[Filing Version]

SUMMARY OF TERMS AND CONDITIONS

DIAMOND FOREIGN ASSET COMPANY

Each capitalized term used and not defined in this Summary of Terms and Conditions (this “Term Sheet”) shall have the meaning ascribed such term in Addendum A attached hereto or the Summary of Terms and Conditions for the Up to $400 Million Senior Secured Revolving Credit Facility attached as Exhibit A to the Plan (as hereinafter defined) (the “First Out RCF Term Sheet”), as applicable.

This Term Sheet is provided for discussion purposes only and does not constitute an offer, agreement, or commitment to enter into such proposal. This Term Sheet is intended as an outline of certain of the material terms of a possible restructuring for Diamond Offshore Drilling, Inc. and does not purport to summarize all of the conditions, covenants, representations, warranties and other provisions which would be contained in definitive documentation for such restructuring. Any such restructuring would be subject to, among other things, satisfactory completion of due diligence and definitive documentation, the mutual agreement of the parties, and all necessary formal credit approvals.

This Term Sheet is being delivered to you as a statement made in connection with settlement discussions and compromise negotiations and this Term Sheet and the information contained herein, is therefore subject to Rule 408 of the Federal Rules of Evidence.

Up to $200 Million Senior Secured Term Loan Facility

Term Loan Facility:	Term loan facility (the “Term Loan Facility”) in an original aggregate principal amount (such amount, the “Facility Amount”) equal to (x) $500 million minus (y) the “Commitment Amount” under the First Out RCF, which Facility Amount shall not be less than $100.0 million nor more than $200.0 million.

The obligations of the Credit Parties (as defined below) under the Term Loan Facility, including, without limitation, all obligations to pay principal of and interest on the Loans (as defined below), and to pay fees, costs, expenses, indemnities and other obligations under the Term Loan Facility and any Term Loan Documents (as defined below), are collectively referred to herein as the “Obligations”.

“Term Loan Documents” means the definitive documentation entered into in connection with the Term Loan Facility including without limitation all guarantees, all security documentation, and the First Out/Last Out Intercreditor Agreement (as hereinafter defined).

Borrower:	Diamond Foreign Asset Company, a Cayman Islands company limited by shares (the “Borrower”).

Guarantors:	Each entity that is a borrower, issuer or guarantor under any of the First Out RCF, the Last Out Notes, and the Last Out Incremental Debt (if any).

Diamond Offshore Drilling, Inc.	Confidential

Joint Lead Arrangers and Joint Lead Bookrunners:

Wells Fargo Securities, LLC and the other joint lead arrangers and joint bookrunners under the Existing Credit Agreement to the extent such institutions are lenders under the credit agreement governing the First Out RCF (the “Lead Arrangers”).

Administrative Agent & Collateral Agent:

An institution chosen by, or acceptable to, the Lead Arrangers, shall be the administrative agent for the Term Loan Facility (in such capacity, the “Administrative Agent”), and Wells Fargo Bank, National Association (“Wells Fargo Bank”) (or its designee) shall be the collateral agent for the Term Loan Facility, the First Out RCF, the Last Out Notes, and the Last Out Incremental Debt (if any) (in such capacity, the “Collateral Agent”). Collateral agency arrangements to be agreed.

Syndication Agents:	Financial institution(s) to be determined by the Lead Arrangers.

Documentation Agents:	Financial institution(s) to be determined by the Lead Arrangers.

Lenders:	Each financial institution party to the Existing Credit Agreement whose claims thereunder are satisfied in whole or in part with the Loans under the Term Loan Facility pursuant to the Plan and the Confirmation Order (collectively, the “Lenders” and each individually, a “Lender”).

Any Lender that is also (or whose affiliate is) a direct or indirect equityholder of the Company (an “Affiliated Lender”) will not receive information provided solely to Lenders by the Administrative Agent or any Lender and will not be permitted to attend or participate in conference calls or meetings attended solely by the Lenders and the Administrative Agent.

Collateral & Intercreditor Arrangements:

The Obligations will be secured by the same liens, security interests, and pledges as the First Out RCF, the Last Out Notes, and the Last Out Incremental Debt (if any) (the “Collateral”) and will be created under, and governed by, the same collateral documents, subject to any local law requirements.

The Term Loan Documents shall also include customary negative pledges on all assets of the Credit Parties (with certain customary exceptions and thresholds), in each case, to be mutually agreed and subject to permitted liens.

The secured and guaranteed obligations under the Term Loan Facility shall include the obligations of the Credit Parties under the Term Loan Facility, the Term Loan Documents, and the Guarantees.

2         Summary of Terms and Conditions

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The priority of the security interests and related creditor rights among the Term Loan Facility, the First Out RCF, the Last Out Notes, and the Last Out Incremental Debt (if any) will be set forth in a customary first out/last out intercreditor agreement to be negotiated in good faith and on terms and conditions to be reasonably agreed (the “First Out/Last Out Intercreditor Agreement”). The First Out/Last Out Intercreditor Agreement shall provide that the payment obligations under the Term Loan Facility, the Last Out Notes, and the Last Out Incremental Debt rank pari passu with each other, but junior to the payment obligations under the First Out RCF in all respects.

Purpose:	The repayment of certain indebtedness to the Lenders under the Existing Credit Agreement.

Funding Options:	The Borrower shall be deemed to have borrowed loans in a single drawing (the “Loans”) on the Closing Date in the amount of the Facility Amount. Amounts borrowed (or deemed borrowed) under the Term Loan Facility that are repaid or prepaid may not be reborrowed. All Loans shall be made in U.S. Dollars.

Closing Date:	The date of the satisfaction or waiver of the Conditions Precedent (such date, the “Closing Date”).

Maturity Date:	One business day prior to the sixth anniversary of the Closing Date (such date, the “Maturity Date”).

Interest Rates:	Interest on Loans will accrue based on (i) the Base Rate, plus the Applicable Margin (as defined below), or (ii) the LIBOR Rate, plus the Applicable Margin, in each case as selected by the Borrower. The LIBOR Rate will be subject to LIBOR replacement provisions consistent with the policies of the Administrative Agent, ARRC guidelines, and bank market practice as of the Closing Date.

Interest Payments:	Interest on each Base Rate Loan shall be payable quarterly in arrears on the last business day of each calendar quarter; interest on each LIBOR Rate Loan shall be payable at the end of each Interest Period applicable thereto and, if such Interest Period is longer than three (3) months, every three months during such Interest Period, and all accrued and unpaid interest on the Loans shall be payable in full on the Maturity Date and, with respect to interest accrued on any principal prepaid, on the date of such prepayment.

Funding:	The Borrower shall provide prior written notice (or telephonic notice promptly confirmed in writing) of the deemed funding of Loans to occur on the Closing Date and interest rate conversions to the Administrative Agent (i) by 11:00 a.m. ET on the date of borrowing with respect to Base Rate Loans; and (ii) by 11:00 a.m. ET at least three (3) business days in advance with respect to LIBOR Rate Loans. LIBOR Rate Loans shall be in minimum amounts of $2.5 million and Base Rate Loans shall be in minimum amounts of $500,000 and, in each case, if above such amounts, in an integral multiple of $500,000. No more than a total of five (5) Loans subject to LIBOR Rate pricing may be in effect at any time under the Term Loan Facility.

3         Summary of Terms and Conditions

Diamond Offshore Drilling, Inc.	Confidential

Amortization:	None.

Early Repayments:	Subject to the limitations set forth in the First Out/Last Out Intercreditor Agreement and the First Out RCF, prepayment of Loans (including, for the avoidance of doubt, any AHYDO catchup payment) may be made, without premium or penalty, at any time in whole or in part (other than the payment of customary LIBOR breakage amounts). The Borrower must give the Administrative Agent notice by 11:00 a.m. ET at least three (3) business days prior to any prepayment of LIBOR Rate Loans and notice by 11:00 a.m. ET on the date of any prepayment of Base Rate Loans, and any such prepayments shall be in minimum amounts of $2.5 million with respect to LIBOR Rate Loans and $500,000 with respect to Base Rate Loans or such smaller amount as needed to prepay a certain Loan in full or to make an AHYDO catchup payment.

Mandatory Prepayments:	Subject to the limitations set forth in the First Out/Last Out Intercreditor Agreement and the First Out RCF, mandatory prepayment provisions to be the same as the Last Out Notes and, in addition, concurrently with the repayment or redemption (whether mandatory or optional) of any principal amount of the Last Out Notes or the Last Out Incremental Debt, the Borrower shall prepay the Loans in an aggregate principal amount equal to the proportional repayment amount applied to the indebtedness under the Last Out Notes or the Last Out Incremental Debt, as applicable.

Notwithstanding the foregoing, the repayment of any portion of the Loans at any time shall be subject in all respects to the terms of the First Out/Last Out Intercreditor Agreement and the First Out RCF.

Payments:	All payments by the Borrower shall be made not later than 12:00 p.m. ET to the Administrative Agent in immediately available funds, free and clear of any defenses, set-offs, counterclaims, or withholdings or deductions for taxes, subject to customary exceptions in accordance with the policies of the Administrative Agent. Any Lender not organized under the laws of the United States or any state thereof (and any Lender that is disregarded for U.S. federal income tax purposes from, or is treated as partnership for U.S. federal income tax purposes and has a partner that is, a Person that is not organized under the laws of the United States or any state thereof) must, prior to the time it becomes a Lender, furnish the Borrower and the Administrative Agent with forms or certificates as may be appropriate to verify that such Lender would, if any interest payments were U.S. sourced, be exempt from U.S. tax (including FATCA) withholding requirements.

4         Summary of Terms and Conditions

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Applicable Margin; Reference Rate Floor; Default Rate:	The margin applicable to Loans bearing interest based on the LIBOR Rate shall be, at the Borrower’s option, one of the following (the “LIBOR Applicable Margin”:

(a) 6.00%, paid in cash;

(b) 4.00% paid in cash, and an additional 4.00% paid in kind and capitalized on such interest payment date by adding such paid in kind interest to the principal of the Loans; or

(c) 10.00% paid in kind and capitalized on such interest payment date by adding such paid in kind interest to the principal of the Loans.

The margin applicable to Loans bearing interest based on the Base Rate shall be, at the Borrower’s option, one of the following (the “Base Rate Applicable Margin”, and together with the LIBOR Applicable Margin, collectively, the “Applicable Margin”):

(a) 5.00%, paid in cash;

(b) 3.50% paid in cash, and an additional 3.50% paid in kind and capitalized on such interest payment date by adding such paid in kind interest to the principal of the Loans; or

(c) 9.00% paid in kind and capitalized on such interest payment date by adding such paid in kind interest to the principal of the Loans.

The LIBOR Rate shall be subject to a floor of 1.0%, and the Base Rate shall be subject to a floor of 2.0%.

In addition, (a) automatically upon the occurrence and during the continuation of any payment event of default or upon a bankruptcy event of default of any Credit Party or (b) at the election of the Required Lenders (or the Administrative Agent at the direction of Required Lenders), upon the occurrence and during the continuation of any other event of default, all outstanding principal, fees, and other obligations under the Term Loan Facility shall bear interest at a rate per annum of 2.0% in excess of the rate then applicable to such loans (including the applicable margin), fee, or other obligation and shall be payable on demand of the Administrative Agent.

Fees:	The Borrower shall pay the Administrative Agent and the Collateral Agent such additional fees as may be agreed in the Fee Letter. No fees shall be payable to any Lender in connection with the Term Loan Facility (including, without limitation, any fees payable to the Collateral Agent and the Administrative Agent) except as set forth herein or as permitted by the First Out/Last Out Intercreditor Agreement.

5         Summary of Terms and Conditions

Diamond Offshore Drilling, Inc.	Confidential

Funding Costs; Yield Protection and Defaulting Lenders; LIBOR Replacement; Etc.:

Usual and customary provisions, including provisions for such matters as increased costs, funding losses, capital adequacy, liquidity, illegality and taxes, subject to Lender mitigation requirements, provisions in respect of Defaulting Lenders (to be defined consistent with the Documentation Principles) and the Borrower’s rights to replace Lenders. Customary EU/UK bail-in, supported QFC, and division of LLCs.

The Term Loan Documents shall contain customary language governing the protocol to obtain a replacement interest rate for LIBOR (the “Benchmark Replacement”), in accordance with the policies of the Administrative Agent, ARRC guidelines, and bank market practice as of the Closing Date.

Conditions Precedent:	The conditions precedent to the Closing Date and the deemed funding of the Term Loan Facility (the “Conditions Precedent”) are set forth on Addendum B.

Documentation Principles:	The Term Loan Documents shall, subject to the Agreed Security Principles, (a) contain those terms and conditions set forth in this Term Sheet and the Fee Letter and (b) otherwise contain terms and conditions that are usual and customary for similar first lien last out secured exit term loan facilities for offshore drilling companies or other global oilfield services company as of the Closing Date, subject to modifications, to be mutually agreed, to reflect (i) the terms and conditions set forth in the Plan Support Agreement and this Term Sheet, (ii) the internal policies of the Administrative Agent, and (iii) changes in regulatory considerations, market practice, law, and accounting standards (the foregoing, collectively, the “Documentation Principles”).

Representations and Warranties:	To be the same as the First Out RCF, subject to any changes to reflect the last out term loan nature of this Term Loan Facility.

Affirmative Covenants:	To be the same as the First Out RCF, subject to any changes to reflect the last out term loan nature of this Term Loan Facility; provided that (a) the requirement to deliver compliance certificates, fleet status certificates, and appraisals shall be limited to delivery of those compliance certificates, fleet status certificates, and appraisals required to be delivered to the lenders under the First Out RCF and (b) the Borrower shall obtain a credit rating with respect to the Term Loan Facility to the extent that the Borrower obtains a credit rating with respect to the Last Out Notes or any Last Out Incremental Debt (if any).

6         Summary of Terms and Conditions

Diamond Offshore Drilling, Inc.	Confidential

Collateral Coverage Ratios:	None.

Negative Covenants:	Limited to the following limitations on the Company and its Restricted Subsidiaries, subject to usual and customary exceptions, thresholds, and qualifications consistent with the Documentation Principles:

1. Incurrence or existence of indebtedness, with exceptions including:

(a) the First Out RCF in an aggregate principal amount not to exceed (i) an amount equal to up to $400 million (it being understood that such amount will be determined by the number of Existing RCF Lenders that provide commitments under the First Out RCF in accordance with the Plan and Plan Support Agreement on the Closing Date and shall be reduced dollar-for-dollar, to a minimum of $300.0 million, by the amount by which the Term Loan Facility exceeds $100.0 million), plus (ii) any upfront fees paid-in-kind in accordance with the terms thereof in effect on the Closing Date,

(b) the Last Out Notes in an aggregate principal amount not to exceed the sum of (i) $75.0 million, plus (ii) up to $39.675 million of principal in respect of additional notes issued thereunder, so long as the Company demonstrates and certifies pro forma compliance with the Total Collateral Coverage Ratio at the time such additional notes are issued, plus (iii) approximately $10.32 million of fees on such principal amount, paid-in-kind, plus (iv) any interest thereon paid-in-kind in accordance with the terms thereof in effect on the Closing Date,

(c) any Last Out Incremental Debt in an aggregate principal amount not to exceed the sum of (i) $135.0 million so long as the Company demonstrates and certifies pro forma compliance with the Total Collateral Coverage Ratio at each time such debt is incurred, plus (ii) any interest thereon paid-in-kind in accordance with the terms of such Last Out Incremental Debt,

(d) (i) capitalized lease obligations with respect to any asset other than a Rig (it being agreed that, for purposes of the Term Loan Documents, GAAP shall be defined so that lease accounting rules under generally accepted accounting principles in the U.S. as in effect on December 31, 2018 shall apply, and leases that would have been classified as operating leases under such rules shall not constitute “capitalized lease obligations” or “indebtedness” for purposes of the Term Loan Documents) and (ii) indebtedness secured by liens on fixed or capital assets (other than Rigs) acquired, constructed, improved, altered, or repaired by the Company or any Restricted Subsidiary and related contracts, intangibles, and other assets that are incidental thereto (including accessions thereto and replacements thereof) or otherwise arise therefrom, and (iii) indebtedness secured by liens on Rigs acquired or constructed by the Company or any Restricted Subsidiary

7         Summary of Terms and Conditions

Diamond Offshore Drilling, Inc.	Confidential

and related contracts, intangibles and other assets that are incidental thereto (including accessions thereto and replacements thereof) or otherwise arise therefrom (“Rig Debt”); provided that, in the case of this clause (d), (A) any liens securing such indebtedness must otherwise be permitted by the Term Loan Documents, (B) such indebtedness and any liens securing it are incurred prior to or within 365 days after such acquisition or the later of the completion of such construction, improvement, alteration or repair or the date of commercial operation of the assets constructed, improved, altered or repaired, (C) the principal amount of such indebtedness does not exceed the cost of acquiring, constructing, improving, altering or repairing such fixed or capital assets, as the case may be (plus fees and expenses related thereto), (D) any lien securing such debt shall not apply to any other property or assets of the Company or any Restricted Subsidiary (although individual financings of equipment (other than Rigs) may be cross-collateralized to other financings of equipment by the same lender) and such debt is non-recourse to the Company and its Restricted Subsidiaries (other than the Subsidiary that owns such fixed or capital assets and incurred such financing), (E) any lien securing such debt shall not attach to any owned Rig (other than a Rig acquired or constructed with the proceeds of such indebtedness), (F) such indebtedness shall not have any financial maintenance covenants, and (G) with respect to any Rig Debt, the Company has demonstrated in a certificate of a financial officer of the Company that (x) the Consolidated Total Gross Leverage Ratio is less than 2.5 to 1.0, calculated on a pro forma basis as of the date such Rig Debt is incurred after giving effect thereto and (y) the Company is in pro forma compliance with each Collateral Coverage Ratio as of the date such Rig Debt is incurred after giving effect thereto; provided that the aggregate outstanding principal amount of all such capitalized lease obligations and indebtedness pursuant to this clause (d) shall not exceed $100.0 million at any time;

(e) indebtedness of any Person existing at the time such Person becomes a Subsidiary of the Company or at the time such Person is merged with or into the Company or any Subsidiary of the Company after the Closing Date other than as a result of a division (and not incurred in anticipation of such transaction),

(f) other indebtedness not to exceed $5.0 million at any one time outstanding pursuant to this clause (f),

(g) any permitted refinancing of the foregoing (to the extent (i) such refinancing does not increase the principal amount of such indebtedness, (ii) such refinancing does not shorten the maturity or weighted average life to maturity of such indebtedness, (iii) such refinancing does not add any other Restricted Subsidiary as an obligor or guarantor in respect of such indebtedness, (iv) such refinancing is not secured by (x) liens on assets other than those existing immediately prior to such refinancing or (y) liens having a higher priority than the liens securing the indebtedness being refinanced, (v)

8         Summary of Terms and Conditions

Diamond Offshore Drilling, Inc.	Confidential

to the extent such refinanced indebtedness is subordinated in right of payment to the Obligations, such refinancing indebtedness shall be subordinated in right of payment to the Obligations and, to the extent any lien securing such refinancing indebtedness is subordinated to liens securing the Obligations, such lien securing the refinancing indebtedness shall be subordinated to the liens securing the Obligations, (vi) in the event that such refinancing constitutes unsecured indebtedness, such refinancing indebtedness does not include cross-defaults other than at the final stated maturity thereof and cross-acceleration, and (vii) the Company has certified to an absence of an event of default after giving effect to such refinancing),

(h) guarantees of the foregoing, and

(i) to the extent constituting indebtedness, the obligations under the BOP Lease as in effect on January 22, 2021 or as amended thereafter in a manner that does not materially increase the Company’s and its Subsidiaries’ obligations thereunder, provided that this clause shall not prohibit any extension of the term of such BOP Lease.

2.  Creation, incurrence, or existence of liens, with exceptions including (a) the First Out RCF, the Last Out Notes, and the Last Out Incremental Debt, in each case subject to the First Out/Last Out Intercreditor Agreement or another intercreditor agreement in form and substance satisfactory to the Administrative Agent, (b) liens to secure indebtedness permitted by clause 1(d) above on the assets subject to such capital lease or other financing described in such clause 1(d), and (c) expressly subordinated liens securing expressly subordinated indebtedness not to exceed $5.0 million at any one time outstanding;

3.  Making of any restricted payments, with exceptions that are the same as set forth in the First Out RCF.

4.  Repayment of any principal of the Last Out Notes (and if applicable, the Last Out Incremental Debt) prior to scheduled maturity unless the Borrower makes a pro rata repayment of the Loans concurrently with such repayment of indebtedness under the Last Out Notes or Last Out Incremental Debt.

5.  Repayment of any principal of any indebtedness that is junior to the Term Loan Facility prior to scheduled maturity with exceptions including, so long as no default or event of default exists and the Borrower has demonstrated and certified pro forma compliance with each Collateral Coverage Ratio, (a) repayments made after March 31, 2023, to the extent a restricted payment could be made in accordance with the Discretionary Basket, (b) repayments made at a time when restricted payments could be made in accordance with the Unlimited Basket, and (c) prepayments with proceeds of permitted refinancings of such indebtedness or with proceeds of new, concurrent common equity of the Company or in exchange for common equity of the Company;

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6.  Modifications and amendments of the documents governing any other indebtedness (including the First Out RCF, the Last Out Notes, and the Last Out Incremental Debt), except as permitted by the First Out/Last Out Intercreditor Agreement;

7.  Investments, with exceptions that are the same as set forth in the First Out RCF;

8.  Transactions with affiliates, with exceptions that are the same as set forth in the First Out RCF;

9.  Asset sales (which shall limit the sale of Rigs and other material assets), with exceptions that are the same as set forth in the First Out RCF; provided that any asset sales permitted under the First Out RCF (as in effect from time to time) shall be permitted under the Term Loan Documents without restriction or any further action;

10.  Fundamental changes, with exceptions that are the same as set forth in the First Out RCF;

11.  Restrictive agreements and negative pledges of the Credit Parties, with exceptions that are the same as set forth in the First Out RCF;

12.  Customary provisions to be the same as set forth in the First Out RCF related to Restricted and Unrestricted Subsidiaries;

13.  Sale-and-leaseback transactions, to be the same as set forth in the First Out RCF;

14.  Use of proceeds;

15.  Change of ownership or operator of any Rig, change of registered flag registry of Rigs, change of legal names of the Borrower or any Guarantor, change of type of organization and jurisdiction of organization of any Credit Party, in each case to be the same as set forth in the First Out RCF;

16.  Line of business, to be the same as set forth in the First Out RCF;

17.  Sanctions, anti-corruption, and anti-money laundering laws and regulations, to be the same as set forth in the First Out RCF; and

18.  Provisions with respect to control agreements and deposit, securities, and commodity accounts, in each case to be the same as set forth in the First Out RCF but subject to the First Out/Last Out Intercreditor Agreement.

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Events of Default:	To be the same as the First Out RCF with changes to reflect the last out term loan nature of this Term Loan Facility.

Participation and Assignments:	Assignments of the Term Loan Facility by any Lender to other banks and financial institutions will be permitted with the prior written approval of the Administrative Agent (such approval not to be unreasonably withheld or delayed); provided that (a) no assignments or participations shall be made at any time to any Disqualified Institutions, and (b) no approval by the Administrative Agent shall be required for any assignment to another Lender, an affiliate of a Lender or to an Approved Fund (to be defined the same as in the First Out RCF). Assignments will be in a minimum amount of not less than $5.0 million. An administrative fee of $3,500 shall be due and payable by such assigning Lender to the Administrative Agent upon the occurrence of any assignment.

Participations to other banks and financial institutions, other than Disqualified Institutions (without the Borrower’s prior written approval), will be permitted without restriction. Such participation will not release the selling Lender from its obligations with respect to the Term Loan Facility. Participants will have the same benefits as syndicate Lenders with regard to yield protection and increased costs (but will not be permitted to receive amounts greater than the transferring Lender) and will, subject to the confidentiality provisions to be contained in the Term Loan Documents, be permitted to receive information from Lenders with respect to the Borrower.

Required Lenders and Affiliated Lenders:

Lenders holding more than 50% of the outstanding Loans (collectively, the “Required Lenders”); provided that no amendment or waiver shall (a) reduce the amount of or postpone the date for any required payment of any principal of or interest on any Loan or of any fee payment under the Term Loan Documents without the consent of each Lender owed any such amount (in each case, other than in connection with a waiver of any default or event of default), (b) unless signed by each Lender, change the amendment provisions of the Term Loan Documents or the definition of “Required Lenders” or the number of Lenders required to take any action under any other provision of the Term Loan Documents, (c) without the consent of each Lender, release all or substantially all of the Collateral or, except as may otherwise be permitted by the Term Loan Documents, all or substantially all of the Guarantors, or (d) without the consent of each Lender, affect the pro rata treatment of Lenders in a manner consistent with the First Out RCF. Defaulting Lenders will be subject to the suspension of certain voting rights. Notwithstanding the foregoing the Administrative Agent may (without the consent of the Lenders) enter into amendments or modifications to the Term Loan Documents in order to implement the Benchmark Replacement in accordance with the terms thereof and to fix ambiguities, defects, typographical and other obvious errors.

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For the purposes of any amendment or waiver of a Term Loan Document other than an amendment or waiver (a) requiring the consent of each Lender or each affected Lender (and where such Affiliated Lender is an affected Lender) or (b) that would deprive such Affiliated Lender of its pro rata share of any payments to which it is entitled, the consent of any Affiliated Lender shall not be required, and each Affiliated Lender will be deemed to have voted in the same proportion as the Lenders that are not Affiliated Lenders voting on such matter. In the calculation of such proportions, the Loans held by Affiliated Lenders shall be disregarded in determining other Lenders’ loan percentages. Notwithstanding anything to the contrary herein, and for the avoidance of doubt, the dates of any interest payments and the dates of any scheduled maturity of amounts owed to any Affiliated Lender under the Term Loan Documents will not be extended, and the amounts owning to any Affiliated Lender under the Term Loan Documents will not be reduced, in each case without the consent of such Affiliated Lender.

Furthermore, Affiliated Lenders shall not have any right to (a) attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent or any Lender to which representatives of the Borrower is not then present, (b) receive any information or material prepared by the Administrative Agent or any Lender or any communication by or among Administrative Agent and one or more Lenders, except to the extent such information or materials have been made available to the Borrower or its representatives (and in any case, other than the right to receive notices of prepayments and other administrative notices in respect of its Loans required to be delivered to the Lenders), or (c) make or bring (or participate in, other than as a passive participant in or recipient of its pro rata benefits of) any claim, in its capacity as a Lender, against the Administrative Agent or any other Lender with respect to any duties or obligations or alleged duties or obligations of the Administrative Agent or any other Lender under the Term Loan Documents.

If the Company or any Subsidiary of the Company shall have any securities registered under the Exchange Act or issued pursuant to Rule 144A under the Securities Act of 1933, or shall otherwise be subject to the reporting obligations under the Exchange Act, except as previously disclosed to the Administrative Agent and the Lenders (other than Lenders who do not wish to receive non-public information), the Affiliated Lender shall not have any material non-public information with respect to the Company or any of its Subsidiaries.

Expenses; Indemnification:	To be the same as the First Out RCF with changes to reflect the last out term loan nature of this Term Loan Facility.

Stamp Duty & Other Taxes:	To be the same as the First Out RCF.

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Governing Law:	State of New York; except that mortgages with respect to any Rigs shall be governed by laws of the Marshall Islands to the extent applicable and other Term Loan Documents related to the Collateral may be governed by applicable non-New York or non-U.S. law.

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ADDENDUM A

CERTAIN DEFINED TERMS

“Fee Letter” means that certain Fee Letter to be entered into in connection with the Term Loan Facility among the Borrower, the Company, the Administrative Agent and any other parties thereto.

“First Out RCF” means the first lien first out revolving credit facility entered into in accordance with, and pursuant to, the Plan, (a) in respect of which no Subsidiary of the Company (other than the Borrower and Guarantors) is an obligor, (b) the terms of which do not restrict the ability of the Borrower or any of its Restricted Subsidiaries from amending, modifying, restating, or otherwise supplementing the credit agreement governing the Term Loan Facility or the other Term Loan Documents except as permitted by the First Out/Last Out Intercreditor Agreement or another applicable intercreditor agreement in form and substance satisfactory to the Administrative Agent, (c) the terms of which do not restrict the ability of the Company or any of its Subsidiaries to guarantee the Obligations or to pledge assets as collateral security for the Obligations on a last out basis, and (d) which are subject to the First Out/Last Out Intercreditor Agreement or another intercreditor agreement in form and substance satisfactory to the Administrative Agent.

“Last Out Incremental Debt” means any first lien last out secured indebtedness issued after the Closing Date, (a) the terms of which do not provide for any scheduled repayment, mandatory redemption or sinking fund obligation prior to the latest of (i) the 365th day after the “Commitment Termination Date” under the First Out RCF, (ii) the Maturity Date, and (iii) the scheduled maturity date of the Last Out Notes (other than customary offers to purchase upon a change of control, asset sale or casualty or condemnation event and customary acceleration rights following an event of default), (b) the covenants, events of default, guarantees, collateral requirements, and other terms of which (other than interest rate, fees, funding discounts and redemption or prepayment premiums and other pricing terms determined by the Borrower to be “market” rates, fees, discounts, and other premiums at the time of issuance or incurrence of any such notes), taken as a whole, are not more restrictive or burdensome than those set forth in the credit agreement governing the Term Loan Facility and the other Term Loan Documents and do not contain any financial ratio that is more restrictive in respect of the corresponding ratio in the Term Loan Facility or that is not contained in the Term Loan Facility, (c) in respect of which no Subsidiary of the Company (other than the Borrower and Guarantors) is an obligor, (d) the terms of which do not restrict the ability of the Borrower or any of its Restricted Subsidiaries from amending, modifying, restating, or otherwise supplementing the credit agreement governing the Term Loan Facility or the other Term Loan Documents, except as permitted by the First Out/Last Out Intercreditor Agreement or another applicable intercreditor agreement in form and substance satisfactory to the Administrative Agent, (e) the terms of which do not restrict the ability of the Company or any of its Subsidiaries to guarantee the Obligations or to pledge assets as collateral security for the Obligations, (f) the terms of which do not prohibit the repayment or prepayment of the Loans (but may provide that, concurrently with the repayment or prepayment of the Loans, the Borrower shall be required to repay indebtedness under the Last Out Incremental Debt in an aggregate principal amount equal to the proportional repayment or prepayment amount of the Loans), and (g) which are subject to the First Out/Last Out Intercreditor Agreement or another intercreditor agreement in form and substance satisfactory to the Administrative Agent.

“Last Out Notes” means any first lien last out secured notes issued pursuant to the Plan, (a) the terms of which do not provide for any scheduled repayment, mandatory redemption or sinking fund obligation prior to the later of (i) the Maturity Date and (ii) the 365th day after the

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“Commitment Termination Date” under the First Out RCF (other than customary offers to purchase upon a change of control, asset sale or casualty or condemnation event and customary acceleration rights following an event of default), (b) the covenants, events of default, guarantees, collateral requirements, and other terms of which (other than interest rate, fees, funding discounts and redemption or prepayment premiums and other pricing terms determined by the Borrower to be “market” rates, fees, discounts, and other premiums at the time of issuance or incurrence of any such notes), taken as a whole, are not more restrictive or burdensome than those set forth in the credit agreement governing the Term Loan Facility and the other Term Loan Documents and do not contain any financial ratio that is more restrictive in respect of the corresponding ratio in the Term Loan Facility or that is not contained in the Term Loan Facility, (c) in respect of which no Subsidiary of the Company (other than the Borrower and the Guarantors) is an obligor, (d) the terms of which do not restrict the ability of the Borrower or any of its Restricted Subsidiaries from amending, modifying, restating, or otherwise supplementing the credit agreement governing the Term Loan Facility or the other Term Loan Documents except as permitted by the First Out/Last Out Intercreditor Agreement or another applicable intercreditor agreement in form and substance satisfactory to the Administrative Agent, (e) the terms of which do not restrict the ability of the Company or any of its Subsidiaries to guarantee the Obligations or to pledge assets as collateral security for the Obligations, (f) the terms of which do not prohibit the repayment or prepayment of the Loans (but may provide that, concurrently with the repayment or prepayment of the Loans, the Borrower shall be required to repay indebtedness under the Last Out Notes in an aggregate principal amount equal to the proportional repayment or prepayment amount of the Loans), and (g) which are subject to the First Out/Last Out Intercreditor Agreement or another intercreditor agreement in form and substance satisfactory to the Administrative Agent.

“Liquidity” means, as of any date of determination, an amount equal to Specified Credit Party Cash plus RCF Availability.

“Plan” means the chapter 11 plan of reorganization of the Existing Parent Borrower and certain of its subsidiaries (the foregoing Persons, collectively, the “Debtors”), as it may be altered, amended, modified, or supplemented from time to time in accordance with the terms thereof, including the Plan Supplement (as defined in the Plan) and any annexes, supplements, exhibits, term sheets, or other attachments thereto, filed under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”), which cases are jointly administered as Bankruptcy Case No. 20-32307 (the “Chapter 11 Cases”) before the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”).

“Plan Support Agreement” means that certain agreement between the Company and the other parties thereto, dated as of January 22, 2021, and as filed as an exhibit to the Company’s 8-K dated January 22, 2021, as amended, supplemented or otherwise modified prior to the Closing Date with the prior written consent of the Debtors and/or the Requisite Consenting Stakeholders (as defined in the Plan Support Agreement), as applicable, in accordance with the terms thereof.

“RCF Availability” means, as of any date of determination, an amount equal to the positive difference between (a) the commitments under the First Out RCF then in effect and (b) the sum of (i) the amount of loans outstanding under the First Out RCF and letter of credit exposure under the First Out RCF as of such date and (ii) the amount of any reduction in availability of the commitments under the First Out RCF then in effect pursuant to the paragraph entitled “Asset Sales – Temporary Availability Reduction” in the First Out RCF Term Sheet.

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ADDENDUM B

CONDITIONS PRECEDENT

The availability of the Term Loan Facility on the Closing Date shall be subject solely to the satisfaction (or waiver) of the conditions precedent set forth in the Plan Support Agreement and the satisfaction (or waiver) of the following conditions; capitalized terms used but not defined herein have the meanings set forth in the Summary of Terms and Conditions to which this Addendum B is attached:

1.    The Administrative Agent shall have received, subject to the Agreed Security Principles, (a) the Term Loan Documents, which shall, in each case, (i) be consistent with the Documentation Principles and otherwise in form and substance reasonably satisfactory to the Lead Arrangers, the Lenders, and the Borrower and (ii) have been executed and delivered by each party thereto, (b) customary officer’s closing certificates (including incumbency certificates of officers and/or directors) certifying as to organizational documents, authorizing resolutions, certificates of existence, good standing and qualification (or such corresponding certificates or other documents to the extent the concept of good standing exists in the applicable jurisdiction) in jurisdictions of formation/organization, in each case, with respect to the Credit Parties, a solvency certificate (with respect to the Company and its Subsidiaries on a consolidated basis as of the Closing Date after giving effect to the transactions (including all borrowings deemed made under the Term Loan Facility) contemplated to occur on the Closing Date certified by a senior authorized financial officer of the Company), an officer’s certificate, in form and detail satisfactory to the Administrative Agent, certifying (x) a complete, true, and correct organizational structure chart of the Company and its subsidiaries, which shall identify whether each entity on such chart is a Borrower, Guarantor, Restricted Subsidiary, Unrestricted Subsidiarity, Immaterial Subsidiary, Material Subsidiary, Excluded Subsidiary, Rig Subsidiary, and/or such other type of entity under the Term Loan Documents and (y) the reason why each entity designated as an Excluded Subsidiary is considered to be an Excluded Subsidiary, and such other certificates and instruments are customary for transactions of this type (including a perfection certificate (which shall include, among other things, (y) a schedule of all fee owned real property of the Credit Parties setting forth the fair market value of each such property as determined in the reasonable discretion of the Credit Parties and (z) a schedule of all deposit, securities, and commodity accounts owned by the Credit Parties) and evidence of insurance required by the Term Loan Documents), (c) a certificate of a financial officer certifying a calculation of the Threshold Ratio as of the Closing Date, and (d) customary favorable legal opinions of counsel to the Company and the other Credit Parties related to the Term Loan Documents (including, in addition to other customary opinions, an opinion on no conflicts with applicable laws) and reasonably satisfactory to the Administrative Agent.

2.    All reasonable and documented fees and expenses due on the Closing Date to the Administrative Agent, the Collateral Agent, and the Lenders shall have been paid in full in cash on the Closing Date, to the extent invoiced at least two (2) business days prior to the Closing Date (or such later date as the Borrower may reasonably agree), including any fees set forth in the Fee Letter.

3.    The Administrative Agent shall have received evidence reasonably satisfactory to it that all loans and other obligations outstanding under the Existing Credit Agreement are being repaid substantially concurrently with the entering into the Term Loan Documents or otherwise satisfied in full and terminated in a manner consistent with the Plan (other than the HSBC Letters of Credit, which shall be deemed issued under the credit agreement governing the First Out RCF on the Closing Date). Immediately after giving effect to the transactions contemplated hereby, the Credit Parties and their Restricted Subsidiaries shall have no indebtedness outstanding other than

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(a) the Loans under the Term Loan Facility, (b) indebtedness in respect of the First Out RCF and the Last Out Notes, and (c) any other indebtedness permitted under the Term Loan Documents. The Administrative Agent shall have received evidence reasonably satisfactory to it that all liens on the assets of the Credit Parties and their Restricted Subsidiaries (other than liens permitted by the Term Loan Documents) have been released or terminated and that duly executed recordable releases and terminations in forms reasonably acceptable to the Administrative Agent with respect thereto have been obtained by the Company.

4.    (a) The terms of the Plan shall be substantially consistent with the Plan Support Agreement and otherwise reasonably satisfactory to the Administrative Agent and the Requisite Consenting RCF Lenders (as defined in the Plan Support Agreement), and such Plan Support Agreement shall not have been amended or modified in any manner that is adverse (as determined in good faith by the Administrative Agent) to the rights and interests of the Lead Arrangers, the Administrative Agent or any Lender and their respective affiliates, in their capacities as such, relative to the version filed with the Bankruptcy Court on January 22, 2021, without written consent of the Administrative Agent and the Requisite Consenting RCF Lenders (as defined in the Plan Support Agreement) and (b) an order of the Bankruptcy Court in form and substance reasonably satisfactory to the Administrative Agent and the Requisite Consenting RCF Lenders (as defined in the Plan Support Agreement) shall have been entered confirming the Plan and shall have become a final order of the Bankruptcy Court, which order shall not have been stayed, reversed, vacated, amended, supplemented or otherwise modified in any manner that would reasonably be expected (as determined in good faith by the Administrative Agent) to adversely affect the interests of the Lead Arrangers, the Administrative Agent or the Lenders and their respective affiliates, in their capacity as such, or the treatment contemplated by the Plan to the Existing RCF Lenders under the Existing Credit Agreement without the written consent of the Administrative Agent and the Requisite Consenting RCF Lenders (as defined in the Plan Support Agreement) (the “Confirmation Order”); provided that the possibility that an appeal or a motion under Rule 60 of the Federal Rules of Civil Procedure or any analogous rule under the Federal Rules of Bankruptcy Procedure, may be filed relating to such order, shall not cause such order to not be a final order.

5.     The Plan and all transactions contemplated therein or in the Confirmation Order to occur on the effective date of the Plan shall have been (or substantially concurrently with the Closing Date, shall be) substantially consummated (as defined in Section 1101 of the Bankruptcy Code) in accordance with the terms thereof and in compliance with applicable law and Bankruptcy Court and regulatory approvals.

6.    The Administrative Agent shall have received a certificate of a responsible officer of the Company certifying that (a) all material governmental and third party approvals necessary in connection with the consummation of the Plan and the other transactions contemplated thereby, and the continuing operations of the Company and its Restricted Subsidiaries shall have been obtained (or will be substantially concurrently obtained) and be in full force and effect, (b) that all representations and warranties set forth in the credit agreement governing the Term Loan Facility and the other Term Loan Documents are true and correct in all material respects (unless such representations are qualified by materiality or by a Material Adverse Effect qualification, in which case, such representations and warranties shall be true and correct in all respects), (c) no Default or Event of Default shall have occurred and be continuing or shall occur as a result of the initial extensions of credit or from the application of proceeds thereof, (d) no material litigation, arbitration or similar proceeding shall be pending or threatened which calls into question the validity of the credit agreement governing the Term Loan Facility, the other Term Loan Documents, or any of the transactions contemplated thereby, and (e) that since January 22, 2021, no Closing Date Material Adverse Effect (as defined below) shall have occurred. Solely for

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purposes of this paragraph 6, “Closing Date Material Adverse Effect” means any event, change, effect, occurrence, development, circumstance or change of fact occurring or existing after January 22, 2021 that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on (i) the business, assets, properties, operations, liabilities (actual or contingent) or condition (financial or otherwise) of the Credit Parties, taken as a whole, or (ii) the Borrower’s ability, individually, or the ability of the Credit Parties, taken as a whole, to perform its or their obligations under, or to consummate the transactions contemplated by the Term Loan Documents, including in connection with the Term Loan Facility; provided, however, that any change arising from or related to any of the following shall not constitute a Closing Date Material Adverse Effect or be taken into account in determining whether a Closing Date Material Adverse Effect has occurred or would reasonably be expected to occur: (A) customary occurrences as a result of events leading up to and following the commencement of a proceeding under chapter 11 of the Bankruptcy Code and the Chapter 11 Cases and actions taken in connection with the Chapter 11 Cases that are directed or authorized by the Bankruptcy Court and made in compliance with the Bankruptcy Code; and (B) any action or omission required, specifically permitted or contemplated to be taken or omitted by any of the Credit Parties, the Debtors or their Subsidiaries pursuant to the Plan Support Agreement or any Term Loan Document or which is otherwise taken or omitted with the consent, or at the request, of the Administrative Agent and the Required Lenders under the Term Loan Facility.

7.    The Administrative Agent shall have received evidence that (a) the Company has received, substantially simultaneously with the effectiveness of the Term Loan Facility, no less than $75.0 million in new gross cash proceeds from the Last Out Notes pursuant to an indenture in form and substance reasonably satisfactory to the Administrative Agent (which, for the avoidance of doubt, shall include a commitment from the noteholders thereunder to provide no less than $39.675 million at a later date subject to certain specified conditions acceptable to the Administrative Agent), (b) the First Out RCF shall have become effective, substantially simultaneously with the effectiveness of the Term Loan Facility (i) with aggregate commitments from lenders thereunder equal to or in excess of $300.0 million (before giving effect to the increase to such commitments in the amount of the upfront fees paid in kind in accordance therewith), and (ii) the aggregate amount of the loans thereunder and letter of credit exposure on the Closing Date, after giving pro forma effect to any funding or deemed funding on the Closing Date, not exceeding an amount equal to (A) $100.0 million, including any loans made or deemed made thereunder in exchange for obligations owing under the Existing Credit Agreement, plus (B) the face amount of the HSBC Letters of Credit deemed issued thereunder on the Closing Date, plus (C) the amount of the upfront fees paid in kind in accordance therewith, minus (D) the amount by which the aggregate initial principal amount of the Term Loan Facility exceeds $100.0 million, and (c) the First Out/Last Out Intercreditor Agreement shall have been duly executed and delivered by each of (x) the Administrative Agent (with the consent of the requisite Lenders), (y) the requisite lenders or an authorized lender representative (with the consent of the requisite lenders) in respect of the First Out RCF, and (z) the requisite holders of the Last Out Notes or an authorized representative thereof (with the consent of the requisite noteholders) (collectively, the “Consenting Stakeholders”).

9.    The Lead Arrangers shall have received (a) audited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company and its subsidiaries, for the three most recently completed fiscal years ended at least ninety (90) days before the Closing Date (together with consolidating financial statements of any Unrestricted Subsidiary or other Subsidiary of the Company that is not a Credit Party or Restricted Subsidiary), (b) unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Company and its subsidiaries, for each subsequent fiscal quarter ended at least forty-five (45) days before the Closing Date, in each case, together with the corresponding

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comparative period from the prior fiscal year (together with consolidating financial statements of any Unrestricted Subsidiary or other Subsidiary of the Company that is not a Credit Party or Restricted Subsidiary), (c) unaudited interim monthly consolidated financial statements prepared by management of the Company and its subsidiaries, for each subsequent calendar month ending at least ten (10) business days before the Closing Date, (d) a pro forma unaudited consolidated balance sheet of the Company and its Restricted Subsidiaries as of the Closing Date (as if the Closing Date had occurred on the last date of the most recently ended fiscal quarter or calendar month for which financial statements are required to be provided pursuant to clause (b) or (c) above, adjusted to give effect to the making of the initial extensions of credit under the Term Loan Facility, the application of the proceeds thereof and to the other transactions contemplated to occur on the Closing Date), which balance sheet shall (i) not reflect any pro forma adjustments to give effect to the application of fresh start accounting, (ii) not be required to meet the requirements of Regulation S-X of the Securities Act of 1933, (iii) be certified by the chief financial officer of the Company as being prepared in good faith by the Company and (iv) reflect no indebtedness other than (x) the Loans under the Term Loan Facility, (y) indebtedness in respect of the Last Out Notes and the First Out RCF and (z) any other indebtedness permitted under the Term Loan Documents, (e) a summary setting forth the adjustments made to the financial information contained in the consolidated balance sheet for the most recently ended fiscal quarter or calendar month previously delivered to the Lead Arrangers pursuant to clause (b) or (c) above that are reflected in the pro forma balance sheet referred to in clause (d) above, (f) a financial forecast of the Company and its Restricted Subsidiaries for the 24-month period commencing December 31, 2020, on a quarterly basis, and (g) a budget for the Company and its Restricted Subsidiaries for the fiscal year ending December 31, 2021.

10.    Subject to the Agreed Security Principles, all actions reasonably necessary to establish that the Collateral Agent will have a perfected first priority security interest (subject to permitted liens) in the Collateral (as described in the section titled “Collateral” in the Term Sheet) shall have been taken, including, (a) delivery of counterparts and exhibits for Rig mortgages, pledges and security agreements, which are necessary and appropriate for filing in the appropriate jurisdictions and (b) the execution and delivery of control agreements in connection with deposit accounts, securities accounts, and commodity accounts within 30 days of the Closing Date (other than (a) with respect to accounts located in non-U.S. jurisdictions, which shall be delivered within 45 days of the Closing Date and (b) with respect to any accounts held at JPMorgan Chase Bank, N.A. that, within 45 days after the Closing Date, are replaced by, and all amounts therein transferred to, accounts held at HSBC Bank USA, National Association, which HSBC Bank USA, National Association accounts are subject to control agreements in favor of the Collateral Agent).

11.    The Administrative Agent shall have received (a) customary UCC or equivalent lien, maritime lien, tax and judgment lien searches for the Credit Parties and their Restricted Subsidiaries reflecting the absence of liens and security interests other than those being released on or prior to the Closing Date or which are otherwise permitted under the Term Loan Documents, (b) certificates of registration showing the registered ownership of each Rig and certificates of ownership and encumbrances with respect to each such Rig, (c) a Fleet Status Certificate, (d) a Rig Value Certificate, (e) confirmation of class certificates for each Rig (other than stacked Rigs), (f) if any Credit Party is not organized under the laws of a State of the United States, evidence of appointment by such Credit Party of a process agent as its domestic process agent in accordance with the terms of the Term Loan Documents, (g) such other documents and conditions as are reasonable and customary under applicable legal requirements or custom in connection with a guarantee given by a foreign Credit Party, and (h) any such other documents, governmental certificates, and agreements as the Administrative Agent may reasonably request.

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12.    The Administrative Agent shall have received insurance certificates, dated not more than ten (10) business days prior to the Closing Date from the Company describing in reasonable detail the insurance maintained by the Credit Parties as required by the Term Loan Documents.

13.    The Administrative Agent and each Lender who has requested the same shall have received, at least fifteen (15) business days prior to the Closing Date, (a) all documentation and other information regarding the Borrower and the other Credit Parties in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, and (b) to the extent applicable, in connection with “beneficial ownership” rules and regulations, a customary certification regarding beneficial ownership or control of the Borrower in a form reasonably satisfactory to the Administrative Agent and each requesting Lender. On the Closing Date, the organizational structure of the Company and its subsidiaries and their jurisdictions of organization, the Borrower, and the Guarantors must all be satisfactory to the Administrative Agent and the Lenders in their discretion.

14.    Each of (a) that certain Contractual Service Agreement, dated as of February 5, 2016, between Diamond Offshore Company and Hydril USA Distribution LLC, and (b) that certain Lease Agreement, dated as of February 5, 2016, between Diamond Offshore Limited and EFS BOP, LLC (collectively, the “PCbtH Contracts”) receive treatment in the Chapter 11 Cases, including under the Plan, that is reasonably acceptable to the Requisite Consenting Stakeholders (as defined in the Plan Support Agreement).

15.    The Administrative Agent shall have (a) received executed copies of all material contracts of the Company and its Restricted Subsidiaries certified as true, correct, and complete as of the Closing Date and (b) completed a satisfactory review of all such material contracts.

16.    The Administrative Agent shall have received an appraisal with respect to each Rig that is to be given Rig Value in the definition thereof, performed by Arctic Offshore, in form and detail and of a type, and with assumptions and methodology reasonably satisfactory to the Administrative Agent.

17.    With respect to the Chapter 11 Cases, the overall size of the claims pool for general unsecured claims (excluding any claims resulting from the rejection or recharacterization of the PCbtH Contracts) to be unimpaired and paid in full pursuant to the Plan on the Effective Date (as defined in the Plan) is reasonably acceptable to the Requisite Consenting Stakeholders (for the avoidance of doubt, if the overall size is materially consistent with the estimate provided by the Debtors to the Consenting Stakeholders Advisors (as defined in the Plan Support Agreement) on November 14, 2020, then such size shall be deemed reasonably acceptable).1

[1]

The estimate provided by the Debtors to the Consenting Stakeholders’ Advisors on November 14, 2020 included an estimate of approximately $26 million of general unsecured trade claims (excluding any claims resulting from the rejection or recharacterization of the PCbtH Contracts), administrative claims related to cure amounts, and priority claims under section 503(b)(9) of the Bankruptcy Code, excluding any postpetition interest that may be payable on account of such claims pursuant to the Plan, if any, to be unimpaired and paid in full pursuant to the Plan on the Effective Date. For the avoidance of doubt, such estimate does not include any Priority Tax Claims (as defined in the Plan).

20         Summary of Terms and Conditions

[FILING VERSION]

DIAMOND FOREIGN ASSET COMPANY

U.S. CO-ISSUER

SENIOR SECURED FIRST LIEN PIK TOGGLE NOTES TERM SHEET

This Summary of Proposed Material Terms and Conditions (this “Term Sheet”), dated as of January 22, 2021, sets forth the material terms and conditions of the 9.00%/11.00%/13.00% senior secured first lien payment-in-kind toggle notes due 2027 (the “Notes”) to be issued in connection with a proposed restructuring to be implemented through a chapter 11 plan (the “Plan”) of Diamond Offshore Drilling, Inc. (the “Company”) and certain of its subsidiaries (collectively, the “Debtors”) that have filed on April 26, 2020 (the “Petition Date”) cases under chapter 11 of Title 11 of the United States Code, 11 U.S.C. § 101 et seq. (the “Bankruptcy Code”) which cases are pending before the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”). Capitalized terms used and not otherwise defined in this Term Sheet have the meanings assigned thereto in the Backstop and Private Placement Agreement. This Term Sheet shall be subject to the disclaimers and other provisions of the Plan Support Agreement and the Backstop and Private Placement Agreement, as if more fully set forth herein. Matters not covered by the provisions hereof and in the Plan Support Agreement and the Backstop and Private Placement Agreement (including, without limitation, the terms of any security and guaranty documentation and any intercreditor agreements) shall be in form and substance reasonably acceptable to the Ad Hoc Group and the Company.

Issuer	To be the same as the “Borrower” under the Exit Term Loan Facility (as defined in the Plan Support Agreement), being Diamond Foreign Asset Company, a Cayman Islands exempted company (“DFAC”).

Co-Issuer	U.S. Co-Issuer[1]

Notes; Issue Amount	Senior secured first lien payment-in-kind toggle notes; aggregate principal amount equal up to $119.9 million including the aggregate principal amount of first lien payment-in-kind toggle notes issued as the backstop premium of $9.9 million (the “Commitment Premium”); provided that $84.9 million (including the Commitment Premium) of the Notes will be issued on the Closing Date and $35.0 million of the Notes (the “Delayed Draw Exit Notes”) may be issued at the Issuer’s option at any time prior to the date that is twenty-four months prior to the scheduled maturity of the Notes provided the conditions as set forth in the Delayed Draw Subscription Agreement have been met. The Issuer shall have the right to cancel the commitments for Delayed Draw Exit Notes at any time by providing written notice thereof to the Trustee.

[1]

U.S. Co-Issuer to be a Delaware limited liability company that is a wholly owned subsidiary of DFAC that is treated as a disregarded entity for U.S. federal income tax purposes and which owns no assets. The Issuer and the Co-Issuer are referred to herein collectively as the “Issuer”.

The parties intend that the issue price of the Notes issued on the Closing Date for United States federal income tax purposes will be determined, consistent with Treasury Regulations 1.1273-2(h), by allocating the sum of: (i) the value of the Rights and (ii) the Purchase Price pro rata between the Notes issued on the Closing Date and the New Common Shares based on their respective fair market values.

Trustee	Wilmington Savings Fund Society, FSB

Collateral Agent	Wells Fargo Bank, National Association

Initial Purchasers

(i) All Eligible Holders (as defined below) participating in the Rights Offerings (as defined below) that validly exercise (and do not validly revoke) their subscription rights; and

(ii) Members of the Ad Hoc Group[2] and any Consenting Noteholders[3] that purchase Notes (a) in connection with the Private Placements (as defined below), (b) pursuant to the Backstop and Private Placement Agreement (as further described below) and (c) in respect of the Commitment Premium.

Purchase Price	100% of the principal amount.

Use of Proceeds	The proceeds from the issuance and sale of the Notes shall be used to fund the Company’s cash needs in connection with and subsequent to consummation of the Plan, including to (i) repay the Revolving Credit Facility, (ii) provide working capital to the Company and for other general corporate purposes, (iii) pay interest, fees, costs and expenses related to the Notes and (iv) pay fees and expenses incurred in connection with the restructuring and exit transactions.

Closing Date	The effective date of the consummation of the Plan (the “Closing Date”).

Maturity	One business day prior to the sixth (6th) anniversary of the Closing Date (the “Maturity Date”). All references herein to the anniversaries shall be from the date of the issue of the Notes.

[2]

“Ad Hoc Group” means that certain group of holders of Senior Notes (as defined in the Plan Support Agreement) represented by the Consenting Noteholders’ Advisors (as defined in the Plan Support Agreement).

[3]	Holders of Notes who join the Backstop and Private Placement Agreement are referred to as “Consenting Noteholders.” In order to qualify, any such holder must be a QIB or an accredited investor.

2

Interest	With respect to any interest period, at the Issuer’s option:

(i) 9% per annum, payable in cash semi-annually in arrears commencing on the date that is six months after the Closing Date, computed on the basis of a 360-day year composed of twelve 30-day months;

(ii) 11% per annum, payable semi-annually in arrears commencing on the date that is six months after the Closing Date, computed on the basis of a 360-day year composed of twelve 30-day months, with 5.5% of such interest to be payable in cash and 5.5% of such interest to be payable by issuing additional Notes (“PIK Notes”); or

(iii) 13% per annum, payable semi-annually in arrears commencing on the date that is six months after the Closing Date, computed on the basis of a 360-day year composed of twelve 30-day months, with the entirety of such interest to be payable by issuing PIK Notes, provided, that in each case, after the fifth anniversary of the Closing Date, interest shall be payable only on the Maturity Date (which interest shall be an amount calculated so that the total amount of interest paid after the fifth anniversary of the Closing Date would equal the amount that would have been paid without the foregoing proviso).

Ticking Fee	With respect to the Delayed Draw Exit Notes, the Issuer shall pay a commitment premium of 3% per annum on the aggregate principal amount of undrawn Delayed Draw Exit Notes, payable in cash semi-annually in arrears commencing on the date that is six months after the Closing Date, computed on the basis of a 360-day year composed of twelve 30-day months, until the earlier of (i) the date of the issuance of the Delayed Draw Exit Notes, (ii) the date that is twenty-four months prior to the scheduled maturity of the Notes and (iii) the date of cancellation of the commitments for Delayed Draw Exit Notes by the Issuer.

Notes Offering	The Company will issue rights (the “Rights”) to purchase Notes to Eligible Holders[4] in connection with the Plan (the “Rights Offerings”). The terms of the Rights Offerings are described in the Backstop and Private Placement Agreement.

[4]

“Eligible Holders” means all holders of eligible claims against the Company in connection with the Plan; provided that, to the extent any issuance of Notes would not qualify for the exemption provided for under Section 1145 of the Bankruptcy Code, only a holder that certifies that it is either (A) a qualified institutional buyer as defined in Rule 144A of the Securities Act, (B) an accredited investor (as defined in Rule 501(a) under the Securities Act), or (C) a non-U.S. person under Regulation S under the Securities Act that is located outside of the U.S. (within the meaning of Regulation S under the Securities Act), shall be an eligible participant.

3

The Ad Hoc Group shall enter into an agreement to subscribe, in accordance with the Backstop and Private Placement Agreement, for any portion of the Notes not subscribed for in the Rights Offerings (including with respect to any holders of eligible claims against the Company that are not Eligible Holders), on the terms and conditions set forth therein (the “Backstop Notes”).

The Company will issue Notes to certain members of the Ad Hoc Group in connection with the Plan (the “Private Placements”). The terms of the Private Placements are described in the Backstop and Private Placement Agreement.

During the period commencing the first Business Day following the date of the Backstop and Private Placement Agreement and ending fourteen (14) Calendar Days thereafter (the “Subsequent Private Placement Investor Joinder Period”), a holder of a Note Claim that is not already a party to the Backstop and Private Placement Agreement may agree in writing to be bound by all of the terms of the Backstop and Private Placement Agreement applicable to the Subsequent Private Placement Investors (as defined therein) by executing a joinder agreement in a form substantially similar to the form attached to the Backstop and Private Placement Agreement.

Exemptions / Transfer

The issuance of Rights to the creditors and the exercise of the Rights are intended to be exempt from registration under the Securities Act pursuant to Section 1145 of the Bankruptcy Code to the maximum extent allowable and otherwise pursuant to private placement exemptions, as further set forth in the Backstop and Private Placement Agreement.

The issuance of the Notes in connection with the Commitment Premium to members of the Ad Hoc Group and the Private Placement Stapled Securities are intended to be exempt from registration under the Securities Act pursuant to Section 4(a)(2) or Regulation S under the Securities Act, as further set forth in the Backstop and Private Placement Agreement.

Denomination	The Notes shall be issued in a minimum denomination of US$1.00 per Note (and integral multiples thereof).

Guarantees	The Notes will be unconditionally guaranteed (the “Guarantees”) by each entity that is a guarantor or a borrower under the Exit Revolving Credit Facility (each, a “Guarantor”, and collectively, the “Guarantors”).

Priority/	The priority of the security interests and related creditor rights among the Notes, Exit Term Loan Facility, the Exit Revolving Credit

4

Intercreditor Agreement	Facility, and (if any) any first lien last out secured debt issued after the Closing Date (the “Last Out Incremental Debt”) will be set forth in a customary first out/last out intercreditor agreement to be negotiated in good faith and on terms and conditions to be reasonably agreed (the “Intercreditor Agreement”). The Intercreditor Agreement shall provide that the payment obligations under the Notes, the Exit Term Loan Facility, and (if any) the Last Out Incremental Debt rank pari passu with each other, but junior to the payment obligations under the Exit Revolving Credit Facility in all respects.

Security	All amounts owing under the Notes (and all obligations under the Guarantees) will be secured by the same liens, security interests, and pledges as the Exit Revolving Credit Facility, the Exit Term Loan Facility, and the Last Out Incremental Debt (if any) and will be created under, and governed by, the same collateral documents, subject to any local law requirements.

Offer to Purchase from Asset Sale Proceeds

To the extent permitted under the Exit Revolving Credit Facility and the Exit Term Loan Facility, the Issuer will be required to make an offer to repurchase the Notes on a pro rata basis, which offer shall be at 100% of the principal amount thereof plus accrued and unpaid interest to the date of repurchase with the net cash proceeds from non-ordinary course asset sales or dispositions, by the Issuer or any Guarantor to the extent such net cash proceeds exceed an amount to be agreed (consistent with the Applicable Secured Bond Standard (as defined below)) and are not, within 360 days, reinvested in the business of the Borrower or its subsidiaries or required to be paid to the lenders under the Exit Revolving Credit Facility and the Exit Term Loan Facility, with such proceeds being applied to the Notes in a manner to be agreed, subject to other exceptions and baskets consistent with the Applicable Secured Bond Standard and in any event not less favorable to the Issuer than those applicable to the Exit Revolving Credit Facility and the Exit Term Loan Facility.

To the extent any prepayment occurs under the Exit Term Loan Facility (other than any AHYDO catchup payment), the Issuer shall offer to repurchase the Notes for cash on a pro rata basis at a repurchase price equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the repurchase date.

Optional Redemption	At any time, or from time to time, prior to six months after the Closing Date, the Issuer may redeem all of the Notes, upon at least 15 days but not more than 60 days prior written notice before the redemption date, at a redemption price equal to 101% of the principal amount of the Notes redeemed plus accrued and unpaid interest, if any, to, but excluding, the date of redemption (any applicable date of redemption hereunder, the “Redemption Date”).

5

At any time, or from time to time, on or after the date that is six months following the Closing Date and prior to the second anniversary of the Closing Date, the Issuer may redeem all or a part of the Notes, upon at least 15 but not more than 60 days prior written notice before such Redemption Date, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium (as defined below) as of, and accrued and unpaid interest, if any, to, but excluding, such Redemption Date.

“Applicable Premium” means, with respect to any Note on any Redemption Date, the greater of: (1) 1.0% of the principal amount of such Note; and (2) the excess, if any, of (a) the present value at such Redemption Date of (i) such principal amount of such Notes as of such Redemption Date, plus (ii) all required interest payments due on such Note (assuming cash interest payments) through, in each case, the second year anniversary of the Closing Date, computed using a discount rate equal to the treasury rate as of such Redemption Date plus 50 basis points; over (b) the principal amount of such Note on such Redemption Date.

On or after the second anniversary of the Closing Date, the Issuer may from time to time redeem for cash all or part of the outstanding Notes at a redemption price (the “Redemption Price”) equal to the sum of (1) (w) from and after the second anniversary until (but not including) the third anniversary of the Closing Date, 104% of the principal amount of the Notes to be redeemed, (x) from and after the third anniversary until (but not including) the fourth anniversary of the Closing Date, 103% of the principal amount of the Notes to be redeemed, (y) from and after the fourth anniversary until (but not including) the fifth anniversary of the Closing Date, 102% of the principal amount of the Notes to be redeemed, and (z) from and after the fifth anniversary, 100% of the principal amount of the Notes to be redeemed, plus (2) accrued and unpaid interest, if any, to, but excluding, such Redemption Date.

The optional redemption provisions will be otherwise customary for high yield debt securities and consistent with the Applicable Secured Bond Standard.

Change of Control; Mergers & Acquisitions	Upon a Change of Control (as defined below), the Company is required to offer to repurchase the Notes at a repurchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any (but not including) the date of purchase.

6

“Change of Control” means the occurrence of any event or series of events by which: (a) any “person” or related Persons constituting a “group” (as such terms are used in Rule 13d-5 under the Securities Exchange Act of 1933) (other than Pacific Investment Management Company LLC or Avenue Capital Management II, L.P., their respective affiliates, and/or funds controlled by Pacific Investment Management Company LLC or Avenue Capital Management II, L.P. or any of their affiliates) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1933, except that a “person” or “group” shall be deemed to have “beneficial ownership” of all equity interests that such “person” or “group” has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of voting power of the ordinary shares of the Company (such “person” or “group” a “Parent”); provided, that such ownership by a Parent shall not constitute a change in control if no “person” or related Persons constituting a “group” directly or indirectly owns more than 50% of the voting power of the ordinary shares of such Parent, (b) a majority of the members of the board of directors (or equivalent governing body) of the Company shall not constitute continuing directors, (c) there shall have occurred under any document evidencing any material indebtedness any “change in control” or similar provision (as set forth in such document) or (d) the Company shall cease to own directly or indirectly, 100% of the Equity Interests of the Issuer or any other Guarantor. Notwithstanding anything to the contrary in this Term Sheet, the Company shall be permitted to engage in a business combination with any person in a substantially similar line of business as the Company and its subsidiaries (any such person, together with its subsidiaries, a “Consolidation Party”), and no Change of Control shall result from such combination if, after giving pro forma effect to such combination, either:

(A) both the Consolidated Total Net Leverage Ratio (as defined in the Exit Revolving Credit Facility term sheet) and the Consolidated Secured Net Leverage Ratio (as defined in the Exit Revolving Credit Facility term sheet), in each case on a pro forma basis (excluding synergies) would be less than or equal to the Consolidated Total Net Leverage Ratio or Consolidated Secured Net Leverage Ratio, as applicable, before giving effect to such transaction(s); or

(B) either (i) a Permitted Holdco Event (as defined in the Exit Revolving Credit Facility term sheet) has occurred or (ii) the equity interests of the Combination Party is held in a separate ownership-silo such that (x) creditors of the business combined shall have no recourse to the assets of the Company and (y) creditors of the Company shall have no recourse to the assets of the acquired Person (with transactions between the two silos continuing to be subject to the covenants in the indenture governing the Notes).

7

Notwithstanding the foregoing, the Issuer (or its successor following such Change of Control transaction) may elect, within 120 days following the consummation of such Change of Control, to redeem for cash all (and not less than all) of the outstanding Notes at a redemption price equal to, if the redemption is (x) prior to (but not including) the second anniversary of the Closing Date, the sum of (1) 101% of the principal amount of the Notes to be redeemed, plus (2) accrued and unpaid interest, if any, to, but excluding, the redemption date; or (y) after the second anniversary of the Closing Date, the applicable Redemption Price.

The indenture governing the Notes will not contain any restriction (e.g., pursuant to covenants or events of default) on the Company’s or its subsidiaries’ ability to consummate mergers and/or acquisitions; provided that, for the avoidance of doubt, the guarantees of and collateral securing the Note, shall not be materially and adversely affected by such transactions, taken as a whole; provided, further, that upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Issuer and its subsidiaries (taken as a whole), the successor formed by such consolidation or into or with which the Issuer is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for the Issuer (so that from and after the date of such consolidation, merger, sale, lease, conveyance or other disposition, the provisions of the indenture governing the Notes referring to the Issuer shall refer instead to the successor and not to the Issuer), and such successor Person may exercise every right and power of the Issuer under the indenture with the same effect as if such successor Person had been named as the Issuer therein; provided; however, that the predecessor Issuer shall not be relieved from the obligation to pay the principal of and interest on the Notes except in the case of a sale, assignment, transfer, conveyance or other disposition of all or substantially all of the Issuer’s assets that meets the requirements of the indenture.

Covenants	The indenture governing the Notes will contain incurrence-based affirmative and negative covenants substantially consistent with those that would be found in a customary first-lien secured high-yield indenture for an issuer with a credit profile similar to that of the Issuer, giving due regard to the operational requirements of the Issuer and its subsidiaries, their size, industries, businesses, business practices, proposed business plan (the “Applicable Secured Bond Standard”) and in any event not less favorable to the Issuer than

8

those applicable to the Exit Revolving Credit Facility and the Exit Term Loan Facility; provided that, for the avoidance of doubt, the indenture will not contain (i) any maintenance covenants or (ii) any covenants to obtain any corporate family, credit or other ratings; provided further that the indenture will permit the Company to incur up to $135.0 million of additional Notes on the same terms as the Notes; provided further that to the extent any prepayment occurs under the Exit Term Loan Facility (other than any AHYDO catchup payment), the Issuer shall offer to repurchase the Notes for cash on a pro rata basis at a repurchase price equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the repurchase date.

Financial Covenants	None.

Defeasance and Discharge Provisions	Customary for high yield debt securities and consistent with the Applicable Secured Bond Standard.

Modification	Customary for high yield debt securities and consistent with the Applicable Secured Bond Standard.

Events of Default	The indenture governing the Notes will include customary events of default that are customary for high yield debt securities and consistent with the Applicable Secured Bond Standard and in any event not less favorable to the Issuer than those applicable to the Exit Revolving Credit Facility and the Exit Term Loan Facility (to be applicable to the Issuer and its restricted Subsidiaries) with certain customary exceptions, qualifications and grace periods to be set forth therein, including (i) nonpayment of principal when due or interest, fees or other amounts after a customary grace period; (ii) failure to perform or observe covenants set forth in the indenture governing the Notes, subject (where customary and appropriate) to notice and an appropriate grace period; (iii) cross-acceleration to other indebtedness in a customary amount to be set forth in the indenture; (iv) bankruptcy, insolvency proceedings, etc. (with a customary grace period for involuntary proceedings); (v) monetary judgment defaults in an amount to be set forth in the indenture; (vi) invalidity of the security documentation or the Guarantees or impairment of security interests in the collateral; and (vii) cross-payment default at maturity to the Exit Revolving Credit Facility and the Exit Term Loan Facility.

Expenses and Indemnification	The indenture will contain customary and appropriate provisions relating to indemnity, reimbursement, exculpation and other related matters between the Issuer and the Trustee.

9

Documentation	The terms of the indenture, the form of Notes, and other applicable documentation related to the Notes to be in form and substance reasonably satisfactory to the Company and the Ad Hoc Group, which shall be consistent with the Applicable Secured Bond Standard and in any event not less favorable to the Issuer than those applicable to the Exit Revolving Credit Facility and the Exit Term Loan Facility and shall include any applicable non-U.S. law requirements. All amounts owing under the Notes (and all obligations under the Guarantees) will be secured by the same liens, security interests, and pledges as the Exit Revolving Credit Facility, the Exit Term Loan Facility, and the Last Out Incremental Debt (if any) and will be created under, and governed by, the same collateral documents, subject to any local law requirements.

Transfer Restrictions	To the extent any Notes are not issued pursuant to Section 1145 of the Bankruptcy Code and to the extent any holder would be considered an “underwriter” for purposes of Section 1145 of the Bankruptcy Code and applicable securities laws, customary transfer restrictions in order to comply with applicable securities laws.

Governing Law	State of New York

Forum	State of New York

10

EMPLOYEE MATTERS TERM SHEET

This Employee Matters Term Sheet (the “Term Sheet”) sets forth the principal terms of the MIP and certain other related emergence compensation arrangements referenced in the Joint Chapter 11 Plan of Reorganization of Diamond Offshore Drilling, Inc. and Its Debtor Affiliates (as amended, the “Plan”).    Capitalized terms used but not defined in this Term Sheet have the meanings ascribed to them in the Plan. The MIP shall be entered into among Reorganized Diamond Offshore and the participants in the MIP on the terms set forth below and in accordance with the Plan. No person shall have a right to any compensation or awards under the MIP until such person executes binding MIP documentation with the Reorganized Debtors. In the event of any conflict between the Plan and this Term Sheet, the Plan shall control.

MIP Overview:

•   MIP Equity Shares. Reorganized Diamond Offshore shall reserve restricted stock units, options, New Common Shares, or other rights exercisable, exchangeable, or convertible into New Common Shares representing 5% – 10% of the New Common Shares on a fully diluted and fully distributed basis (the “MIP Equity Shares”).

•   Emergence Grants.

•   At least 40% of the shares of the Company’s common stock subject to the MIP Equity Shares (the “Emergence Grant Pool”) will be allocated within 120 days following the Effective Date (the “Negotiation Period”) in accordance with an allocation schedule to be reasonably determined by the New Board in good faith in consultation with a compensation consultant to be hired by the New Board on or shortly after the Effective Date (the “Compensation Consultant”) and in accordance with this Term Sheet and the Plan (the “Emergence Grants”).

•   The form of each Emergence Grant will be determined by the New Board in good faith in consultation with the Compensation Consultant.

•   Other Awards. The remaining balance of MIP Equity Shares not allocated as part of the Emergence Grants may be granted after the Effective Date in such form and on such terms and conditions as determined by the New Board in good faith in its sole discretion, provided that any additional MIP awards established during the Negotiation Period shall also be made in consultation with the Compensation Consultant.

Emergence Grant Vesting:

•   Time Vesting. At least 40% of the Emergence Grants will be subject to time-vesting over a period no longer than four years.

•   Other Terms. All other terms of the Emergence Grants, including acceleration of vesting (e.g., change of control) and treatment upon termination of employment, will be determined by the New Board in good faith in consultation with the Compensation Consultant.

Assumption of the CEO Employment Agreement:

•   Review of Existing Compensation Arrangements. During the Negotiation Period, the New Board in good faith in consultation with the Compensation Consultant, and in combination with the Chief Executive Officer of Reorganized Diamond Offshore (the “CEO”),[1] will review all of the Company’s existing executive compensation arrangements, including the CEO’s existing employment agreement (the “CEO Employment Agreement”).

•   Assumption of the CEO Employment Agreement. The Company will assume the CEO Employment Agreement as of the Effective Date, subject to the modifications specified herein and as may be agreed to among the Reorganized Debtors and the CEO during the Negotiation Period. Modifications to the CEO Employment Agreement made during the Negotiation Period will be effective as of the end of the Negotiation Period, unless otherwise agreed by the parties.

[1]

Marc Edwards shall be the CEO of the Reorganized Debtors on the Effective Date other than (a) as otherwise determined by the board of directors of Diamond Offshore prior to the Effective Date or (b) in the event of his death or voluntary resignation prior to the Effective Date.

CEO Employment Agreement Modifications:

•   Limitation on CIC and Good Reason. CEO shall acknowledge that the consummation of the chapter 11 plan and the consummation of the restructuring transactions contemplated thereby (but excluding any post-emergence merger, sale or similar transaction) will not be deemed (without any further action) to trigger any applicable “Change in Control” or “Good Reason” provisions under the CEO Employment Agreement. CEO shall also waive any potential right to claim that “Good Reason” is triggered under the CEO Employment Agreement solely as a result of compensation-related changes (including the MIP allocation) made or implemented during the Negotiation Period. Notwithstanding such waiver, the CEO maintains the CEO Walkaway right set forth in the next paragraph.

•   CEO Walkaway Right. The CEO may terminate his employment for any reason by giving 30 days’ notice at any time after the Effective Date and prior to the effective date of a Change in Control, with the termination effective upon the earlier of the expiration of the notice period or the effective date of the Change in Control (the “CEO Walkaway”). In such case, the CEO will be entitled to receive, in lieu of the severance benefit under the CEO Employment Agreement, a lump sum cash severance payment equal to $6,000,000 and reimbursement for 24 months of medical benefits (the “CEO Walkaway Benefit”).

•   Termination During the Negotiation Period. Upon a termination of the CEO during the Negotiation Period or for 30 days following the end of the Negotiation Period, whether by the Company without Cause (as defined in the CEO Employment Agreement), or as a result of a CEO Walkaway or CEO resignation with Good Reason (as modified herein), the CEO severance shall be equal to the CEO Walkaway Benefit.

Key Employee Walkaway Right:

•   Key Employee Walkaway Right. If, at the end of the Negotiation Period, an employee listed on the Key Employee List attached as Appendix A to this Term Sheet (each, a “Key Employee” and collectively, the “Key Employees”) has not reached an agreement with the Reorganized Debtors regarding such Key Employee’s role or compensation arrangements, including the MIP, with Reorganized Diamond Offshore, then any such Key Employee may terminate employment within 30 days following the end of the Negotiation Period, and will be entitled to receive the Key Employee Walkaway Benefit (the “Key Employee Walkaway”).

•   Key Employee Walkaway Benefit. For each Key Employee, an amount equal to (i) 12 months’ base salary plus target annual bonus as set forth on Appendix A to this Term Sheet and (ii) reimbursement for 12 months of medical benefits (the “Key Employee Walkaway Benefit”).

•   Termination without Cause During the Negotiation Period. If during the Negotiation Period, the Company terminates the employment of a Key Employee without “Cause”, then the Key Employee will be eligible to receive the Key Employee Walkaway Benefit. For purposes of this provision “Cause” shall mean that: (i) the Key Employee is convicted of, or pleads guilty or nolo contendere to, a felony, (ii) the Key Employee engages in conduct that constitutes either (x) a material and willful breach of the Key Employee’s duties, (y) willful, or reckless, material misconduct in the performance of the Key Employee’s duties, or (z) willful, habitual neglect of the Key Employee’s material duties; provided, however, that for purposes of clauses (ii)(y) and (ii)(z) of this paragraph, Cause shall not include any act or omission believed by the Key Employee in good faith to have been in or not opposed to the interest of the Company or the Reorganized Debtor (without any intent by the Key Employee to gain, directly or indirectly, a profit to which he or she is not legally entitled).

2

Restrictive Covenants:

•   The receipt of the CEO Walkaway Benefit is subject to a release of claims and compliance with a non-compete for offshore oil and gas drilling contractors and a non-solicit of current employees, in each case on the terms set forth in the CEO Employment Agreement but for a duration of 12 months post termination.

•   The receipt of the Key Employee Walkaway Benefit is subject to a release of claims and compliance with a non-compete for offshore oil and gas drilling contractors and a non-solicit of current employees, in each case on the terms set forth in the CEO Employment Agreement but for a duration of 6 months post termination.

KEIP:

•   The Deferred Payment is to be paid on the Effective Date to the CEO and the Key Employees regardless of limitations set forth in the KEIP Order. In addition, the Debtors or Reorganized Debtors (as applicable) shall make all payments under the KEIP Order as soon as reasonably practicable after the end of any Performance Period (as defined in the KEIP Order) occurring on or after the Confirmation Date for as long as the KEIP Order remains in effect; provided that the Deferred Payment for any such Performance Period shall be paid on the Effective Date. For the avoidance of doubt, the CEO and the Key Employees shall remain eligible to receive any earned but unpaid payments under the KEIP Order (including payments made after the Confirmation Date) without regard to whether the CEO or any such Key Employee has exercised a Walkaway Right or been terminated without Cause.

•   For the avoidance of doubt, all KEIP payments shall remain subject to satisfaction of the performance metrics agreed upon in the KEIP.

Pre-petition Clawback:	• Company clawback rights on all prepetition compensation awards for the CEO and the Key Employees shall be waived on the Effective Date.

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APPENDIX A

Key Employee List

Name	Target Bonus (% of Base Salary)
Ron Woll	70%
Scott Kornblau	50%
David Roland	50%
Dominic Savarino	50%
Jon Richards	50%
Neil Hall	50%
Samir Ali	50%
Aaron Sobel	50%

EXHIBIT B

PLAN SUPPORT AGREEMENT

Execution Version

PLAN SUPPORT AGREEMENT

This PLAN SUPPORT AGREEMENT (together with all exhibits, schedules, and attachments hereto, as each may be amended, supplemented, or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”), dated as of January 22, 2021, is entered into by and among:

(a)	Diamond Offshore Drilling, Inc. (“Diamond Offshore”) and its affiliated debtors listed on Exhibit A hereto (collectively, the “Debtors,” and together with their non-debtor affiliates, the “Company”);

(b)

each undersigned entity in each such entity’s respective capacity as a holder of, or as nominee, investment advisor, sub-advisor, or investment manager, as applicable, to certain funds, accounts, and other entities (including subsidiaries and affiliates of such funds, accounts, and entities) that is a holder of Claims (as defined below) under the:

(i)

5.70% Senior Notes due 2039 (the “2039 Notes”) under that certain indenture, dated February 4, 1997 (the “Base Indenture”), by and among Diamond Offshore, as issuer, and the Chase Manhattan Bank, as trustee, and that certain Seventh Supplemental Indenture, dated October 8, 2009, by and among Diamond Offshore, as issuer, and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Senior Notes Trustee”);

(ii)

3.45% Senior Notes due 2023 (the “2023 Notes”), under the Base Indenture and that certain Eighth Supplemental Indenture, dated November 5, 2013 (the “Eighth Supplemental Indenture”), by and among Diamond Offshore, as issuer, and the Senior Notes Trustee;

(iii)	4.875% Senior Notes due 2043 (the “2043 Notes”) under the Base Indenture and the Eighth Supplemental Indenture; and

(iv)

7.875% Senior Notes due 2025 (the “2025 Notes,” and, collectively with the 2043 Notes, the 2023 Notes, and the 2039 Notes, the “Senior Notes”) under the Base Indenture and that certain Ninth Supplemental Indenture, dated August 15, 2017, by and among Diamond Offshore, as issuer, and the Senior Notes Trustee (such holders of Claims described in clauses (b)(i) through (b)(iv), collectively, the “Consenting Noteholders”); and

(c)

each undersigned entity in each such entity’s respective capacity as a holder of, or as nominee, investment advisor, sub-advisor, or investment manager, as applicable, to certain funds, accounts, and other entities (including subsidiaries and affiliates of such funds, accounts, and entities) that is a holder of Claims under the 5-Year Revolving Credit Agreement, dated as of October 2, 2018 (as amended, modified, or otherwise supplemented from time to time, the “RCF Credit Agreement”), by and among the Company, Diamond Foreign Asset Company, each lender from time to time party thereto, and Wells Fargo Bank, National Association, as administrative agent (such holders of Claims described in this clause (c), the “Consenting RCF Lenders,” and together with the Consenting Noteholders, the “Consenting Stakeholders”).

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Each Debtor, each Consenting Stakeholder, and any Person (as defined below) that becomes a party hereto after the date hereof in accordance with the terms hereof are referred to herein collectively as the “Parties” and each individually as a “Party.” Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Plan (as defined below).

RECITALS

WHEREAS, on April 26, 2020 (the “Petition Date”), each of the Debtors filed a voluntary petition for relief under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”), which cases are jointly administered under Case Number 20-32307 (DRJ) (collectively, the “Chapter 11 Cases”);

WHEREAS, the Parties have agreed to undertake and support a restructuring of the Debtors (the “Restructuring”), to be implemented through the Plan, a solicitation of votes thereon (the “Solicitation”), the Exit Facilities (as defined below), the Rights Offerings (as defined below), and the Private Placements (as defined below), upon the terms and conditions set forth in this Agreement and in the Plan (including any exhibits, schedules, and attachments thereto and as may be amended, supplemented, or otherwise modified from time to time in accordance with the terms hereof);

WHEREAS, as of the date hereof, the Consenting Noteholders, in the aggregate, hold approximately 70% of the aggregate outstanding principal amount of the Senior Notes;

WHEREAS, as of the date hereof, the Consenting RCF Lenders, in the aggregate, hold approximately 70% of the aggregate outstanding principal amount of the loans outstanding under the RCF Credit Agreement (the “RCF Loans”);

WHEREAS, in connection with the Restructuring, holders of Senior Notes Claims (as defined below) have agreed to receive 70% of the New Common Shares (as defined below), subject to dilution by the MIP Equity Shares (as defined below), the New Warrants (as defined below), the Rights Offerings, and the Private Placements, in partial satisfaction of each such holder’s pro rata portion of the Senior Notes Claims;

WHEREAS, also in connection with the Restructuring, the Debtors will conduct (a) a rights offering (the “Primary Rights Offering”) for (i) $46,875,000 aggregate principal amount of Exit Notes (as defined below) and (ii) New Common Shares representing approximately 12.78% of the total New Common Shares outstanding on the Effective Date (as defined below), subject to dilution by the MIP Equity Shares and the New Warrants (collectively, the “Primary Rights Offering Stapled Securities”), and (b) a rights offering (the “Delayed Draw Rights Offering,” and, together with the Primary Rights Offering, the “Rights Offerings”) for (i) $21,875,000 aggregate principal amount of Exit Notes and (ii) New Common Shares representing approximately 5.97% of the total New Common Shares outstanding on the Effective Date, subject to dilution by the MIP Equity Shares and the New Warrants (collectively, the “Delayed Draw Rights Offering Stapled Securities,” and, together with the Primary Rights Offering Stapled Securities, the “Rights Offering Stapled Securities”), which shall allow each holder of Senior Notes Claims to purchase its pro rata portion of the Rights Offering Stapled Securities;

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WHEREAS, also in connection with the Restructuring, (a) the Company has agreed to sell (the “Primary Private Placement”) to certain of the Consenting Noteholders (in such capacity, the “Primary Private Placement Investors”) (i) $28,125,000 aggregate principal amount of Exit Notes and (ii) New Common Shares representing approximately 7.67% of the total New Common Shares outstanding on the Effective Date, subject to dilution by the MIP Equity Shares and the New Warrants (collectively, the “Primary Private Placement Stapled Securities”) and (b) pursuant to the Delayed Draw Subscription Agreement (as defined below), the Company has agreed to sell (the “Delayed Draw Private Placement” and, together with the Primary Private Placement, the “Private Placements”) to certain of the Consenting Noteholders (in such capacity, the “Delayed Draw Private Placement Investors” and, together with the Primary Private Placement Investors, the “Private Placement Investors”) (i) $13,125,000 aggregate principal amount of Exit Notes and (ii) New Common Shares representing approximately 3.58% of the total New Common Shares outstanding on the Effective Date, subject to dilution by the MIP Equity Shares and the New Warrants (collectively, the “Delayed Draw Private Placement Stapled Securities” and, together with the Primary Private Placement Stapled Securities, the “Private Placement Stapled Securities”);

WHEREAS, in connection with the Restructuring, certain of the Consenting RCF Lenders have agreed to provide commitments under a new L+425 bps $300 million to $400 million aggregate principal amount first lien, first out Exit Revolving Credit Facility (the “Exit Revolving Credit Facility”), on substantially the terms set forth on Exhibit A to the Plan (the “Exit Revolver Term Sheet”), in exchange for the treatment of RCF Claims (as defined below) as set forth in the Plan;

WHEREAS, in connection with the Restructuring, certain RCF Lenders that are not Consenting RCF Lenders will receive a new $100 million to $200 million aggregate principal amount first lien last out Exit Term Loan Facility, with such amounts subject to change based upon the Effective Date and interest accrued on RCF Claims through such date (the “Exit Term Loan Facility”) at a rate of (at the Company’s option) L+600 bps (cash), L+1,000 bps (payment-in-kind), or L+800 bps (if 50% cash and 50% payment-in-kind), which will be secured pari passu with the Exit Notes, on substantially the terms set forth in Exhibit B to the Plan, in exchange for the treatment of RCF Claims as set forth in the Plan;

WHEREAS, certain of the Consenting Noteholders (in such capacity, the “Backstop Parties”) will backstop the Rights Offerings in accordance with the terms and conditions described in the Plan and the backstop and private placement agreement, dated as of the date hereof, attached hereto as Exhibit C (the “Backstop Agreement”); and

WHEREAS, the Parties desire to express to each other their mutual support and commitments, specifically as set forth in the Plan and this Agreement, which are the product of arm’s-length, good-faith discussions between the Parties and their respective professionals.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and

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sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1.	Certain Definitions and Interpretation.

1.01.     Definitions. The following terms used in this Agreement shall have the following definitions:

(a)    “Additional Consenting Stakeholder” has the meaning set forth in Section 5(d).

(b)    “Ad Hoc Group” means that certain group of holders of Senior Notes represented by the Consenting Noteholders’ Advisors.

(c)    “Agreement” has the meaning set forth in the preamble hereof and includes, for the avoidance of doubt, the Plan and any schedules, attachments, and exhibits attached thereto.

(d)    “Alternative Restructuring” means any new money investment, restructuring, reorganization, merger, amalgamation, acquisition, consolidation, dissolution, winding up, assignment for the benefit of creditors, transaction, debt investment, equity investment, joint venture, partnership, sale, plan proposal, liquidation, tender offer, recapitalization, plan of reorganization, share exchange, business combination, or similar transaction involving all or substantially all of the business or assets of the Company, one or more material business units of the Company or a material portion thereof, or the debt, equity, or other interests in any one or more of the Debtors that, in each case, is an alternative to the Restructuring and the Plan, including the Rights Offerings, the Private Placements, the Exit Facilities, and/or the other transactions contemplated by this Agreement (including the schedules, attachments, and exhibits attached hereto) or the Plan.

(e)    “Backstop Agreement” has the meaning set forth in the recitals hereof and shall be in form and substance reasonably acceptable to the Debtors and the Requisite Consenting Stakeholders.

(f)    “Backstop Order” means an order approving the Backstop Agreement, the Commitment Letter, and the Fee Letters in form and substance reasonably acceptable to the Debtors and the Requisite Consenting Stakeholders and consistent with and in accordance with the terms of the Backstop Agreement.

(g)    “Backstop Parties” has the meaning set forth in the recitals hereof.

(h)    “Bankruptcy Code” has the meaning set forth in the recitals hereof.

(i)    “Bankruptcy Court” has the meaning set forth in the recitals hereof.

(j)    “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure.

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(k)     “Business Day” means any day other than a Saturday, Sunday, or any other day on which banking institutions in New York, New York or Houston, Texas are authorized or required by law or executive order to close.

(l)    “Cause of Action” means any action, Claim, cross-claim, third-party claim, cause of action, controversy, dispute, demand, right, lien, indemnity, contribution, guaranty, suit, obligation, liability, loss, debt, fee or expense, damage, interest, judgment, cost, account, defense, remedy, offset, power, privilege, proceeding, license, or franchise of any kind or character whatsoever, known, unknown, foreseen or unforeseen, existing or hereafter arising, contingent or non-contingent, matured or unmatured, suspected or unsuspected, liquidated or unliquidated, disputed or undisputed, Secured or unsecured, assertable directly or derivatively (including any alter ego theories), whether arising before, on, or after the Petition Date, in contract or in tort, in law or in equity or pursuant to any other theory of law (including under any state or federal securities laws). For the avoidance of doubt, Cause of Action also includes (i) any right of setoff, counterclaim, or recoupment and any Claim for breach of contract or for breach of duties imposed by law or in equity, (ii) the right to object to Claims or Interests, (iii) any Claim pursuant to section 362 or chapter 5 of the Bankruptcy Code, (iv) any Claim or defense, including fraud, mistake, duress, and usury and any other defenses set forth in section 558 of the Bankruptcy Code, and (v) any Avoidance Action or state law fraudulent transfer claim.

(m)    “Chapter 11 Cases” has the meaning set forth in the recitals hereof.

(n)    “Claim” means any claim against the Debtors, whether or not asserted, as that term is defined in section 101(5) of the Bankruptcy Code.

(o)    “Commitment Letter” has the meaning set forth in Section 2.

(p)    “Company” has the meaning set forth in the recitals hereof.

(q)    “Confirmation Hearing” means the hearing to be held by the Bankruptcy Court to consider confirmation of the Plan pursuant to section 1129 of the Bankruptcy Code, as such hearing may be adjourned or continued from time to time.

(r)    “Confirmation Order” means an order of the Bankruptcy Court confirming the Plan in the Chapter 11 Cases, on terms reasonably acceptable to the Debtors and the Requisite Consenting Stakeholders.

(s)    “Consenting Noteholder” has the meaning set forth in the preamble hereof.

(t)    “Consenting Noteholders’ Advisors” means, collectively, the Consenting Noteholders’ Counsel, Evercore Group L.L.C., Norton Rose Fulbright US LLP, and DNB Markets (a part of DNB Bank ASA).

(u)    “Consenting Noteholders’ Counsel” means Milbank LLP, in its capacity as counsel to the Ad Hoc Group.

(v)     “Consenting RCF Lenders” has the meaning set forth in the preamble hereof.

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(w)    “Consenting RCF Lenders’ Advisors” means, together, the Consenting RCF Lenders’ Counsel, FTI Consulting, Inc., and Mourant Ozannes.

(x)    “Consenting RCF Lenders’ Counsel” means Bracewell LLP.

(y)     “Consenting Stakeholder” has the meaning set forth in the preamble hereof.

(z)    “Consenting Stakeholder Termination Event” has the meaning set forth in Section 7(c).

(aa)     “Consenting Stakeholders’ Advisors” means, collectively, the Consenting Noteholders’ Advisors and the Consenting RCF Lenders’ Advisors.

(bb)    “Consenting Stakeholders’ Counsel” means, together, the Consenting Noteholders’ Counsel and the Consenting RCF Lenders’ Counsel.

(cc)     “Debtor” has the meaning set forth in the preamble hereof.

(dd)    “Debtor Claims and/or Interests” means any Claim against a Debtor and/or Interest held by a Consenting Stakeholder.

(ee)    “Debtor Termination Event” has the meaning set forth in Section 7(d).

(ff)    “Definitive Documents” has the meaning set forth in Section 3.

(gg)    “Delayed Draw Private Placement” has the meaning set forth in the recitals hereof.

(hh)    “Delayed Draw Private Placement Investors” has the meaning set forth in the recitals hereof.

(ii)     “Delayed Draw Private Placement Stapled Securities” has the meaning set forth in the recitals hereof.

(jj)     “Delayed Draw Rights Offering” has the meaning set forth in the recitals hereof.

(kk)    “Delayed Draw Rights Offering Documents” means that certain Delayed Draw Subscription Agreement and any and all other agreements, documents, and instruments delivered or entered into in connection with the Delayed Draw Rights Offering, in each case, in form and substance consistent with and in accordance with the terms of the Backstop Agreement.

(ll)    “Delayed Draw Rights Offering Stapled Securities” has the meaning set forth in the recitals hereof.

(mm)    “Delayed Draw Subscription Agreement” has the meaning set forth in the Backstop Agreement and shall be in form and substance reasonably acceptable to the Debtors and the Requisite Consenting Stakeholders.

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(nn)    “Disclosure Statement” means the disclosure statement in respect of the Plan, including all exhibits and schedules thereto, as approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code, in form and substance reasonably acceptable to the Requisite Consenting Stakeholders and the Debtors, and each as may be further amended, supplemented, or otherwise modified from time to time in a manner that is reasonably satisfactory to the Requisite Consenting Stakeholders and the Debtors.

(oo)    “Disclosure Statement Order” means the order entered by the Bankruptcy Court approving the Disclosure Statement as containing, among other things, “adequate information” as required by section 1125 of the Bankruptcy Code and solicitation procedures related thereto, which shall be in form and substance reasonably acceptable to the Requisite Consenting Stakeholders and the Debtors.

(pp)    “Effective Date” means the date upon which all conditions precedent to the effectiveness of the Plan have been satisfied or are expressly waived in accordance with the terms hereof, as the case may be, and on which the Restructuring and the other transactions to occur on the Effective Date pursuant to the Plan become effective or are consummated.

(qq)    “Effective Period” means the period commencing on the Support Effective Date and ending on the earlier of (i) the date on which this Agreement is terminated in accordance with Section 7 and (ii) the Effective Date.

(rr)    “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(ss)    “Exhibits and Schedules” has the meaning set forth in Section 3(a).

(tt)    “Existing Parent Equity Interests” has the meaning set forth in the Plan.

(uu)    “Exit Facilities” means the Exit Revolving Credit Facility, the Exit Term Loan Facility, and the Exit Notes.

(vv)    “Exit Facilities Documents” means the Exit Revolving Credit Facility Documents, the Exit Term Loan Documents, and the Exit Notes Documents, each of which shall be in form and substance reasonably acceptable to the Requisite Consenting Stakeholders and the Debtors.

(ww)     “Exit Notes” means up to $110 million aggregate principal amount of 9.00%/11.00%/13.00% senior secured first lien, last out payment-in-kind toggle notes due 2027, which will be secured and rank pari passu in payment with the Exit Term Loan Facility, issued in connection with the Rights Offerings and the Private Placements, on substantially the terms set forth in the Plan.

(xx)    “Exit Notes Documents” means the Exit Notes, including the Exit Notes Indenture and any agreements, commitment letters, documents, instruments, collateral and security documentation, intercreditor agreement, and other ancillary documentation related thereto, each of which shall be in form and substance reasonably acceptable to the Requisite Consenting Stakeholders and the Debtors.

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Execution Version

(yy)    “Exit Revolving Credit Facility” has the meaning set forth in the recitals hereof.

(zz)    “Exit Revolving Credit Facility Commitment Fee” has the meaning set forth in the Plan.

(aaa)    “Exit Revolving Credit Facility Documents” means the agreements with respect to the Exit Revolving Credit Facility, including the Exit Revolving Credit Facility Agreement and any agreements, commitment letters, documents, instruments, collateral and security documentation, intercreditor agreement, and other ancillary documentation related thereto, each of which shall be in form and substance reasonably acceptable to the Requisite Consenting Stakeholders and the Debtors.

(bbb)    “Exit Term Loan Documents” means the agreements with respect to the Exit Term Loan Facility, including any agreements, commitment letters, documents, instruments, collateral and security documentation, intercreditor agreement, and other ancillary documentation related thereto, each of which shall be in form and substance reasonably acceptable to the Requisite Consenting Stakeholders and the Debtors.

(ccc)    “Exit Term Loan Facility” has the meaning set forth in the recitals hereof.

(ddd)    “Fee Letters” means, collectively, that certain fee letter dated as of January 22, 2021, among Diamond Offshore, Diamond Foreign Asset Company, the Consenting RCF Lenders that agree to provide commitments under the Exit Revolving Credit Facility, Wells Fargo Bank, National Association, and Wells Fargo Securities, LLC and that certain agent fee letter dated as of January 22, 2021, among Diamond Offshore, Diamond Foreign Asset Company, Wells Fargo Bank, National Association, and Wells Fargo Securities, LLC.

(eee)    “Interests” means, collectively, the shares (or any class thereof), common stock, preferred stock, limited liability company interests, and any other equity, ownership, or profits interests of any Debtor, and options, warrants, rights, or other securities or agreements to acquire or subscribe for, or which are convertible into the shares (or any class thereof) of, common stock, preferred stock, limited liability company interests, or other equity, ownership, or profits interests of any Debtor (in each case whether or not arising under or in connection with any employment agreement); provided, however, that the term “Interests” shall not include the Intercompany Interests.

(fff)    “Joinder Agreement” has the meaning set forth in Section 5(b).

(ggg)    “Milestones” means those milestones set forth in Section 4.

(hhh)    “MIP Equity Shares” means restricted stock units, options, New Common Shares, or other rights exercisable, exchangeable, or convertible into New Common Shares representing 5% to 10% of the New Common Shares on a fully diluted and fully distributed basis, pursuant to the establishment of a post-emergence management incentive plan to be determined and adopted by the New Board.

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(iii)    “New Board” means the initial board of directors of Reorganized Diamond Offshore, which shall as of the Effective Date consist of members selected in accordance with the applicable organizational documents and, to the extent known, shall be as set forth in the Plan Supplement or as announced on the record during the Confirmation Hearing.

(jjj)    “New Common Shares” means shares of common stock of Reorganized Diamond Offshore.

(kkk)    “New Organizational Documents” means the forms of the certificates or articles of incorporation, bylaws, or such other applicable formation documents of each of the Reorganized Debtors, which shall be in form and substance reasonably acceptable to the Debtors and the Requisite Consenting Stakeholders.

(lll)    “New Warrants” means new warrants with an exercise period of five years, exercisable into 7% of the New Common Shares, subject to dilution by the MIP Equity Shares, struck at a total enterprise value implying a 100% recovery to holders of Senior Notes Claims on the face value of their Claims (including accrued interest as of the Petition Date), which shall include ride-through protection for the life of the New Warrants in the event of a stock-for-stock merger involving the Reorganized Debtors.

(mmm)    “New Warrants Documentation” means any and all agreements, documents, and instruments delivered or entered into in connection with the New Warrants, on terms reasonably acceptable to the Debtors and the Requisite Consenting Stakeholders.

(nnn)    “Non-Consenting Stakeholder” has the meaning set forth in Section 11(d).

(ooo)    “Outside Date” has the meaning set forth in Section 4(a)(v).

(ppp)    “Party” has the meaning set forth in the preamble hereof.

(qqq)    “Paul, Weiss” means Paul, Weiss, Rifkind, Wharton & Garrison LLP, as counsel to the Debtors.

(rrr)    “PCbtH Contracts” means, together, that certain Contractual Service Agreement, dated as of February 5, 2016, between Diamond Offshore Company and Hydril USA Distribution LLC, and that certain Lease Agreement, dated as of February 5, 2016, between Diamond Offshore Limited and EFS BOP, LLC.

(sss)    “Person” means an individual, firm, corporation (including any non-profit corporation), partnership, limited liability company, joint venture, association, trust governmental entity, or any other entity or organization.

(ttt)    “Petition Date” has the meaning set forth in the recitals hereof.

(uuu)    “Plan” means the chapter 11 plan of reorganization of the Debtors implementing the Restructuring, attached hereto as Exhibit B, including all appendices, exhibits, schedules, and supplements thereto, as may be modified from time to time in accordance with the terms of this Agreement.

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(vvv)     “Plan Supplement” has the meaning set forth in the Plan.

(www)    “Primary Private Placement” has the meaning set forth in the recitals hereof.

(xxx)    “Primary Private Placement Investors” has the meaning set forth in the recitals hereof.

(yyy)     “Primary Private Placement Stapled Securities” has the meaning set forth in the recitals hereof.

(zzz)     “Primary Rights Offering” has the meaning set forth in the recitals hereof.

(aaaa)    “Primary Rights Offering Stapled Securities” has the meaning set forth in the recitals hereof.

(bbbb)     “Private Placement Investors” has the meaning set forth in the recitals hereof.

(cccc)    “Private Placement Stapled Securities” has the meaning set forth in the recitals hereof.

(dddd)     “Private Placements” has the meaning set forth in the recitals hereof.

(eeee)    “Qualified Marketmaker” means an entity that (i) holds itself out to the public or the applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers Claims against or Interests in the Debtors (or enter with customers into long and short positions in Claims against or Interests in the Debtors), solely in its capacity as a dealer or market maker in Claims against or Interests in the Debtors, and (ii) is, in fact, regularly in the business of making a market in claims against or interests in issuers or borrowers (including debt securities or other debt).

(ffff)    “RCF Agent” means Wells Fargo Bank, National Association, as administrative agent under the RCF Credit Agreement, and any successors and permitted assigns, in such capacity.

(gggg)    “RCF Claims” has the meaning set forth in the Plan.

(hhhh)    “RCF Credit Agreement” has the meaning set forth in the recitals hereof.

(iiii)    “RCF Lenders” means the lenders party to the RCF Credit Agreement.

(jjjj)    “RCF Loans” has the meaning set forth in the recitals hereof.

(kkkk)    “RCF Steering Committee Members” means the steering committee of RCF Lenders.

(llll)    “Released Party” has the meaning set forth in the Plan.

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(mmmm)    “Reorganized Debtors” means each of the Debtors as reorganized on the Effective Date in accordance with the Plan.

(nnnn)    “Reorganized Diamond Offshore” means either (a) Diamond Offshore as reorganized on the Effective Date in accordance with the Plan, (b) any successor thereto, by merger, consolidation, or otherwise, or (c) a new corporation or limited liability company that may be formed or caused to be formed by the Debtors to, among other things, directly or indirectly acquire substantially all of the assets and/or stock of the Debtors and issue the New Common Shares to be distributed or sold pursuant to the Plan, as approved by the Requisite Consenting Stakeholders in the case of clause (b) or (c) and in accordance with the Restructuring Transaction Memorandum.

(oooo)    “Requisite Consenting Noteholders” means, as of the date of determination, Consenting Noteholders holding at least 50.1% of the principal amount of the outstanding Senior Notes held by the Consenting Noteholders as of such date.

(pppp)    “Requisite Consenting RCF Lenders” means, as of the date of determination, Consenting RCF Lenders holding at least 50.01% of the principal amount of the RCF Claims held by the Consenting RCF Lenders as of such date.

(qqqq)    “Requisite Consenting Stakeholders” means, collectively, the Requisite Consenting Noteholders and the Requisite Consenting RCF Lenders.

(rrrr)    “Restructuring” has the meaning set forth in the recitals hereof.

(ssss)     “Restructuring Expenses” means all reasonable and documented prepetition and post-petition fees and out-of-pocket expenses incurred by the Consenting Stakeholders’ Advisors, the RCF Agent, and the RCF Steering Committee Members related to the Debtors, the Restructuring, or the Chapter 11 Cases.

(tttt)    “Restructuring Transaction” means any transaction contemplated in connection with the Restructuring.

(uuuu)    “Restructuring Transaction Memorandum” means a document to be included in the Plan Supplement that sets forth the material components of the Restructuring Transactions and a description of the steps to be carried out to effectuate the Restructuring Transactions in accordance with the Plan, including the reorganization of the Debtors and the issuance of the New Common Shares, through the Chapter 11 Cases, the Plan, or this Agreement, which shall be in form and substance reasonably acceptable to the Requisite Consenting Stakeholders and the Debtors.

(vvvv)    “Rights Offering Documents” means the Backstop Agreement, the Backstop Order, the Rights Offering Procedures, the Rights Offering Stapled Securities, the Delayed Draw Rights Offering Documents, and any and all other agreements, documents, and instruments delivered or entered into in connection with the Rights Offerings, in each case, in form and substance reasonably acceptable to the Requisite Consenting Stakeholders and the Debtors and consistent with and in accordance with the terms of the Backstop Agreement.

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(wwww)    “Rights Offering Procedures” means the procedures for each Rights Offering that are approved by the Bankruptcy Court, which set forth the procedures for holders of Senior Notes Claims to participate in the Rights Offerings, in form and substance reasonably acceptable to the Requisite Consenting Stakeholders and the Debtors.

(xxxx)    “Rights Offering Stapled Securities” has the meaning set forth in the recitals hereof.

(yyyy)    “Rights Offerings” has the meaning set forth in the recitals hereof.

(zzzz)    “Schedule of Rejected Contracts” means the schedule of executory contracts and unexpired leases to be rejected by the Debtors pursuant to the Plan, if any, as the same may be amended, modified, or supplemented from time to time, in form and substance reasonably acceptable to the Debtors and the Requisite Consenting Stakeholders.

(aaaaa)    “Securities Act” means the Securities Act of 1933, 15 U.S.C. §§ 77a–77aa, as amended.

(bbbbb)    “Senior Notes Claims” has the meaning set forth in the Plan.

(ccccc)    “Senior Notes Trustee” has the meaning set forth in the preamble hereof.

(ddddd)    “Solicitation” has the meaning set forth in the recitals hereof.

(eeeee)    “Solicitation Materials” means all solicitation materials with respect to the Plan, including the Disclosure Statement, the Disclosure Statement Order, the Rights Offering Procedures, and related ballots.

(fffff)    “Support Effective Date” has the meaning set forth in Section 2.

(ggggg)    “Termination Date” means the date on which this Agreement terminates in accordance with Section 7(f).

(hhhhh)    “Termination Event” means a Consenting Stakeholder Termination Event or Debtor Termination Event.

(iiiii)    “Transfer” has the meaning set forth in Section 5(b).

(jjjjj)    “Voting Deadline” means the deadline to submit votes to accept or reject the Plan.

1.02.     Interpretation. For the purposes of this Agreement:

(a)    in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and neuter genders;

(b)    capitalized terms defined only in the plural or singular form shall nonetheless have their defined meanings when used in the opposite form;

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(c)    unless otherwise specified, any reference herein to a contract, lease, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions;

(d)    unless otherwise specified, any reference herein to an existing document, schedule, or exhibit shall mean such document, schedule, or exhibit as it may have been or may be amended, restated, supplemented, or otherwise modified from time to time; provided that any capitalized terms herein that are defined with reference to another agreement are defined with reference to such other agreement as of the date of this Agreement, without giving effect to any termination of such other agreement or amendments to such capitalized terms in any such other agreement following the date hereof;

(e)    unless otherwise specified, all references herein to “Sections” are references to Sections of this Agreement;

(f)    the words “herein,” “hereof,” and “hereto” refer to this Agreement in its entirety rather than to any particular portion of this Agreement;

(g)    captions and headings to Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Agreement;

(h)    references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable limited liability company laws; and

(i)    the use of “include” or “including” is without limitation, whether stated or not.

2.    Support Effective Date. This Agreement shall become effective, and the obligations contained herein shall become binding upon the Parties, on the date (such date, the “Support Effective Date”) that (a) this Agreement has been executed by (i) each Debtor, (ii) the Consenting Noteholders holding, in the aggregate, at least 66.67% in principal amount of the Senior Notes, and (iii) the Consenting RCF Lenders holding, in the aggregate, at least 66.67% in principal amount of the RCF Loans and representing at least a majority in number of claimants asserting Claims arising under the RCF Credit Agreement and (b) the Debtors shall have received binding commitments from Consenting RCF Lenders for at least $300 million and up to $400 million in aggregate principal amount of commitments under the Exit Revolving Credit Facility pursuant to the fully-executed commitment letter (the “Commitment Letter”) attached hereto as Exhibit E.

3.    Exhibits; Definitive Documents; Bankruptcy Process.

(a)    Each of the schedules, attachments, and exhibits attached hereto, including the Plan, and any schedules, attachments, or exhibits to such schedules, attachments, and exhibits (collectively, the “Exhibits and Schedules”) are expressly incorporated herein and made a part of this Agreement, and all references to this Agreement shall include the Exhibits and Schedules. In the event of any inconsistency between the terms of this Agreement (excluding the Exhibits and Schedules) and the Exhibits and Schedules, the Exhibits and Schedules shall govern. In the event

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of any inconsistency between the terms of this Agreement (including the Exhibits and Schedules) and the other Definitive Documents, as applicable, the terms of the other Definitive Documents shall govern, as applicable.

(b)    The definitive documents and agreements governing the Restructuring (collectively, the “Definitive Documents”), which shall in each case be in form and substance reasonably acceptable to the Requisite Consenting Stakeholders and the Debtors and consistent with this Agreement, shall include:

(i)    this Agreement;

(ii)    the Plan and the Plan Supplement, including each schedule, attachment, and exhibit thereto;

(iii)    the Confirmation Order and any motion or other pleadings related to the Plan or confirmation of the Plan;

(iv)    the Disclosure Statement, the Disclosure Statement Order, and the Solicitation Materials, including the motion seeking approval of the Solicitation Materials;

(v)    the Backstop Agreement, the Backstop Order, the motion and other pleadings seeking approval of the Backstop Agreement and entry of the Backstop Order, and the Rights Offering Documents, including the order or orders of the Bankruptcy Court approving the Rights Offering Procedures;

(vi)    the Exit Facilities Documents;

(vii)    the Restructuring Transaction Memorandum;

(viii)    the Delayed Draw Subscription Agreement;

(ix)    the New Organizational Documents;

(x)    the Schedule of Rejected Contracts;

(xi)    the New Warrants Documentation;

(xii)    any other material documents, certificates, opinions, motions, pleadings, orders, agreements, instruments, schedules, or exhibits related to or contemplated by the Restructuring, including any documents filed by the Debtors in the Chapter 11 Cases to implement any of the foregoing; and

(xiii)    in the case of each of the foregoing clauses (i) through (xii), all schedules, exhibits, appendices, and supplements thereto.

(c)    The Definitive Documents not executed, in a form attached to this Agreement, or otherwise in substantially final form as of the Support Effective Date remain subject to negotiation and, upon completion, such Definitive Documents shall contain terms, conditions,

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representations, warranties, and covenants consistent in all respects with the terms of this Agreement and otherwise be in form and substance reasonably acceptable (including with respect to tax structuring and elections) to the Debtors and the Requisite Consenting Stakeholders.

4.    Milestones

(a)    As provided in and subject to Section 6 the Debtors shall implement the Restructuring on the following timeline (each deadline, a “Milestone”):

(i)    no later than Support Effective Date, which shall be no later than January 22, 2021, at 11:59 p.m. (prevailing Central Time), the Debtors shall file with the Bankruptcy Court (A) the Plan, (B) the Disclosure Statement, (C) a motion seeking entry of the Disclosure Statement Order (the “Disclosure Statement Motion”), and (D) a motion seeking entry of the Backstop Order and approving the Rights Offerings;

(ii)    no later than March 1, 2021 at 11:59 p.m. (prevailing Central Time), the Bankruptcy Court shall have entered (A) the Disclosure Statement Order, (B) the Backstop Order, and (C) an order approving the Rights Offerings;

(iii)    no later than March 3, 2021 at 11:59 p.m. (prevailing Central Time), the Debtors shall have commenced the Solicitation and Rights Offerings;

(iv)    no later than April 8, 2021 at 11:59 p.m. (prevailing Central Time), the Bankruptcy Court shall have entered the Confirmation Order; and

(v)    no later than April 23, 2021 at 11:59 p.m. (prevailing Central Time) (the “Outside Date”), the Effective Date shall have occurred.

(b)    Except as set forth in Section 11(e), each of the Milestones may be extended or waived with the express prior written consent of the Requisite Consenting Stakeholders.

5.    Agreements of the Consenting Stakeholders.

(a)    Voting; Support. Each Consenting Stakeholder (severally and not jointly) agrees that, for the duration of the Effective Period applicable to such Consenting Stakeholder, such Consenting Stakeholder (to the extent applicable) shall:

(i)    use commercially reasonable efforts to (A) support, implement and consummate the Restructuring, as contemplated under this Agreement and the Plan, and all of the Restructuring Transactions contemplated therein, in each case in a timely manner, and take any and all commercially reasonable actions in furtherance of the Restructuring, as contemplated under this Agreement and the Plan, and (B) negotiate in good faith the form of the Definitive Documents and execute the Definitive Documents (as applicable and subject to such Definitive Documents being in form and substance reasonably acceptable to the Requisite Consenting Stakeholders to the extent set forth in and in accordance with the terms of this Agreement and the Backstop Agreement, as applicable);

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(ii)    not directly or indirectly (A) seek, solicit, support, propose, assist, encourage, vote for, consent to, enter into, or participate in any discussion regarding the negotiation or formulation of an Alternative Restructuring, (B) publicly announce its intention not to pursue the Restructuring, or (C) object to, impede, delay, or take any other action that is inconsistent with, or that would reasonably be expected to prevent, interfere with, or materially impede or delay, the confirmation or consummation of the Restructuring;

(iii)    as long as its votes have been solicited in a manner that complies with the requirements of sections 1125 and 1126 of the Bankruptcy Code, timely vote or cause to be voted its Debtor Claims and/or Interests, to the extent entitled to vote on the Plan, to accept the Plan by delivering or causing to be delivered its duly authorized, executed, and completed ballot or ballots, and consent to and, if applicable, not opt out of, the releases set forth in the Plan against each Released Party on a timely basis;

(iv)    not change or withdraw (or cause or direct to be changed or withdrawn) any such vote or release described in clause (i) above; provided, however, that notwithstanding anything in this Agreement to the contrary, a Consenting Stakeholder’s vote and release may, upon prior written notice to the Debtors and the other Parties, be revoked (and, upon such revocation, be deemed void ab initio) by any Consenting Stakeholder at any time following (and solely in the event of) the termination of this Agreement pursuant to Section 7 with respect to such Consenting Stakeholder;

(v)    timely vote (or cause to be voted) its Debtor Claims and/or Interests, to the extent entitled to vote, against any Alternative Restructuring;

(vi)    not object to, or take any other action that is inconsistent with or that would reasonably be expected to prevent, interfere with, delay, or impede, the Solicitation, the Rights Offering, the Exit Facilities, approval of the Disclosure Statement, or the confirmation and consummation of the Plan and the Restructuring;

(vii)    not take any action, or direct any party, including the Senior Notes Trustee or the RCF Agent, to take any action that is inconsistent with such Consenting Stakeholder’s obligations under this Agreement or the Plan;

(viii)    if the Senior Notes Trustee takes any action that is inconsistent with the Consenting Noteholders’ obligations under this Agreement or the Plan, such Consenting Noteholders shall use commercially reasonable efforts to direct (if reasonably requested by the Debtors and at no cost to such Consenting Noteholders) the Senior Notes Trustee to cease, withdraw, and refrain from taking any such action;

(ix)    if the RCF Agent takes any action that is inconsistent with the Consenting RCF Lenders’ obligations under this Agreement or the Plan, such Consenting RCF Lenders shall use commercially reasonable efforts to direct (if reasonably requested by the Debtors and at no cost to such Consenting RCF Lenders) the RCF Agent to cease, withdraw, and refrain from taking any such action; and

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(x)    to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the Restructuring, negotiate with the Debtors in good faith to implement appropriate additional or alternative provisions to address any such impediment.

(b)    Transfers. Each Consenting Stakeholder agrees (severally and not jointly) that, for the duration of the Effective Period applicable to such Consenting Stakeholder, such Consenting Stakeholder shall not sell, transfer, loan, issue, pledge, hypothecate, assign, encumber, or otherwise dispose of (including through derivatives, options, swaps, pledges, forward sales, or other transactions in which any Person receives the right to own or acquire any current or future interest in) (each, a “Transfer”), or permit a Transfer of, directly or indirectly, in whole or in part, any of its Debtor Claims and/or Interests, or any option thereon, or any right therein in the Debtors (including grant any proxies, deposit any Debtor Claims and/or Interests into a voting trust, or enter into a voting agreement with respect to any such Debtor Claims and/or Interests), unless the transferee thereof either (i) is a Consenting Stakeholder or an entity that is controlled by such Consenting Stakeholder for which such Consenting Stakeholder acts as investment manager, advisor, or sub-advisor, or (ii) prior to or contemporaneously with such Transfer, agrees in writing to become a Consenting Stakeholder and to be bound by all of the terms of this Agreement applicable to Consenting Stakeholders (including with respect to any and all Debtor Claims and/or Interests it may already hold against or in the Debtors prior to such Transfer) by executing a joinder agreement, the form of which is attached hereto as Exhibit D (the “Joinder Agreement”), and delivering an executed copy thereof within two (2) Business Days following such execution to Paul, Weiss, as counsel to the Debtors, and the Consenting Stakeholders’ Counsel, in which event (A) the transferee shall be deemed to be a Consenting Stakeholder hereunder and (B) the transferor shall be deemed to relinquish its rights and be released from its obligations under this Agreement with respect to the Debtor Claims and/or Interests that are the subject of the Transfer. Each Consenting Stakeholder agrees that any Transfer of any Debtor Claims and/or Interests that do not comply with the terms and procedures set forth herein shall be deemed void ab initio, and the Debtors and each other Consenting Stakeholder shall have the right to enforce the voiding of any such Transfer. Notwithstanding anything to the contrary herein, a Consenting Stakeholder may complete a Transfer of its Debtor Claims and/or Interests to any entity that (Y) is already a Consenting Stakeholder or (Z) is acting in its capacity as a Qualified Marketmaker without the requirement that such Consenting Stakeholder or Qualified Marketmaker execute a Joinder Agreement; provided, however, that (x) such Qualified Marketmaker must complete such Transfer of rights, title, or interests by the earlier of ten (10) Business Days following its receipt thereof and, if received prior to the Voting Deadline, ten (10) Business Days prior to the Voting Deadline, (y) any subsequently completed Transfer by such Qualified Marketmaker of the rights, title, or interests in such Debtor Claims and/or Interests is to a transferee that is or becomes a Consenting Stakeholder at the time of such Transfer, and (z) such Consenting Stakeholder shall be solely responsible for the Qualified Marketmaker’s failure to comply with the requirements of this Section 5(b). To the extent an entity is acting in its capacity as a Qualified Marketmaker, it may Transfer any right, title, or interests in Debtor Claims and/or Interests that such Qualified Marketmaker acquires from a holder of such Debtor Claims and/or Interests that is not a Consenting Stakeholder without the requirement that the transferee be or become a Consenting Stakeholder.

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(c)    Additional Debtor Claims and/or Interests. If any Consenting Stakeholder (i) acquires additional Debtor Claims and/or Interests, (ii) holds or acquires any other Debtor Claims and/or Interests entitled to vote on the Plan, or (iii) completes any Transfers of any Debtor Claims and/or Interests, then, in each case, such Consenting Stakeholder shall promptly notify Paul, Weiss and the Consenting Stakeholders’ Counsel (within five (5) Business Days following such completed Transfer, with notice via electronic mail being sufficient), which notice shall identify the Debtor Claims and/or Interests purchased, the amount of such Debtor Claims and/or Interests purchased, and the transferor of such Debtor Claims and/or Interests (to the extent known by such Consenting Stakeholder). Each such Consenting Stakeholder agrees that such additional Debtor Claims and/or Interests shall automatically be subject to this Agreement and that, for the duration of the Effective Period applicable to such Consenting Stakeholder, it shall comply with Section 5(a) to the extent applicable with respect to such additional Debtor Claims and/or Interests.

(d)    Additional Parties. Any Person may, at any time after the Support Effective Date, become a party to this Agreement as a Consenting Stakeholder (each, an “Additional Consenting Stakeholder”), by delivering an executed copy of a Joinder Agreement to Paul, Weiss and the Consenting Stakeholders’ Counsel, pursuant to which such Additional Consenting Stakeholder shall be bound by the terms of this Agreement as a Consenting Stakeholder hereunder as of the date of execution of its Joinder Agreement and shall be deemed a Consenting Stakeholder for all purposes hereunder.

(e)    Notwithstanding anything contained in this Agreement, nothing in this Agreement will limit (i) any Consenting Stakeholder’s rights to enforce any rights or obligations under this Agreement or any Definitive Document, including to contest whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement, (ii) any Consenting Stakeholder’s ability to consult with any other Consenting Stakeholder, the Company, or any other party in interest in the Chapter 11 Cases (including any official committee and the United States Trustee), (iii) any Consenting Stakeholder’s right to assert or raise any objection permitted under this Agreement in connection with the Restructuring, (iv) any Consenting Stakeholder’s rights under any applicable indenture, credit agreement, other loan document, and/or applicable law consistent with this Agreement, (v) any Consenting Stakeholder from appearing as a party-in-interest in any matter to be adjudicated in a court of competent jurisdiction or the Chapter 11 Cases (as applicable), so long as, from the Support Effective Date and continuing for the Effective Period, such appearance and the positions advocated in connection therewith are not inconsistent with this Agreement, are not in violation of this Agreement, and are not for the purpose of hindering, delaying, or preventing the consummation of the Restructuring, or (vi) any Consenting Stakeholder’s right to assert or raise any objection permitted under this Agreement in connection with the Confirmation Hearing or any other hearing in the Bankruptcy Court.

(f)    The Debtors understand that the Consenting Stakeholders are engaged in a wide range of financial services and businesses, and, in furtherance of the foregoing, the Debtors acknowledge and agree that the obligations set forth in this Agreement shall only apply to the trading desk(s) and/or business group(s) of each Consenting Stakeholder that principally manage and/or supervise such Consenting Stakeholder’s investment in the Debtors, and shall not apply to any other trading desk or business group of any such Consenting Stakeholder that is not acting at the direction or for the benefit of such Consenting Stakeholder or in connection with such Consenting Stakeholder’s investment in the Debtors.

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6.    Agreements of the Debtors.

(a)    Covenants. The Debtors agree that, for the duration of the Effective Period, the Debtors shall, subject to Section 30:

(i)    use commercially reasonable efforts to (A) support, implement and consummate the Restructuring, as contemplated under this Agreement and the Plan, and all of the Restructuring Transactions contemplated therein, in each case in a timely manner, and take any and all commercially reasonable actions in furtherance of the Restructuring, as contemplated under this Agreement and the Plan, (B) negotiate in good faith with the Consenting Stakeholders the form of the Definitive Documents and (as applicable) execute the Definitive Documents, (C) complete the Restructuring set forth in the Plan in accordance with each Milestone set forth in Section 4, and (D) obtain, file, submit, or register any and all required governmental, regulatory, and third-party approvals that are necessary for the Restructuring;

(ii)    not directly or indirectly (A) seek, solicit, support, propose, assist, encourage, vote for, consent to, enter into, or participate in any discussion regarding the negotiation or formulation of an Alternative Restructuring, (B) publicly announce their intention not to pursue the Restructuring, or (C) object to, impede, delay, or take any other action that is inconsistent with, or that would reasonably be expected to prevent, interfere with, or materially impede or delay, the confirmation or consummation of the Restructuring;

(iii)    operate their business in the ordinary course in a manner consistent with past practice in all material respects (other than any changes in operations (A) resulting from or relating to this Agreement or the filing or prosecution of the Chapter 11 Cases or (B) imposed by the Bankruptcy Court), including (X) maintaining their physical assets in their working order condition in the ordinary course of business, (Y) maintaining their books and records, and (Z) maintaining their insurance policies or suitable replacements in the ordinary course of business;

(iv)    maintain good standing and legal existence under the laws of the state or other jurisdiction in which each such Debtor entity is incorporated, organized, or formed;

(v)    promptly provide written notice to the Consenting Stakeholders and the Consenting Stakeholders’ Advisors, and within two (2) Business Days to the extent reasonably practicable, of (A) the occurrence, or failure to occur, of any event of which the Debtors have actual knowledge that such occurrence or failure to occur would be likely to cause any condition precedent contained in this Agreement or the Plan not to occur or become impossible to satisfy, (B) the receipt of any written notice from any governmental authority or third party alleging that the consent of such party is or may be required in connection with the Restructuring, (C) the receipt of any written notice of any proceeding commenced or, to the actual knowledge of the Debtors, threatened against the Debtors relating to or involving or otherwise affecting in any material respect the Restructuring, (D) any failure of the Debtors to comply in any material respect with or to satisfy any

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covenant, condition, or agreement to be complied with or satisfied by them hereunder, (E) the occurrence of any Termination Event, or (F) any Person challenging the validity or priority of, or seeking to avoid, the Senior Notes or the RCF Loans;

(vi)    promptly notify the Consenting Stakeholders and the Consenting Stakeholders’ Advisors in writing, and within two (2) Business Days to the extent reasonably practicable, following the receipt of notice of any material governmental or third-party complaints, litigations, investigations, or hearings (or communications indicating that the same may be contemplated or threatened) related to the Debtors, the Chapter 11 Cases, this Agreement, or the Restructuring;

(vii)    not take any action that is inconsistent with, or that is intended to or that would reasonably be expected to prevent, interfere with, delay, or impede, the Solicitation, the Rights Offerings, the Private Placements, the Exit Facilities, approval of the Disclosure Statement, or the confirmation and consummation of the Plan and the Restructuring;

(viii)    not take any action, or direct any Person to take any action, that is inconsistent with the Debtors’ obligations under this Agreement or the Plan, including to modify the Plan, in whole or in part, in a manner that is inconsistent with Agreement;

(ix)    provide draft copies of all material motions or applications related to the Chapter 11 Cases (including any Definitive Documents, the Plan, the Disclosure Statement, the ballots and other Solicitation Materials in respect of the Plan, any proposed amended version of the Plan, the Plan Supplement, or the Disclosure Statement, and the proposed Confirmation Order) that the Debtors intend to file with the Bankruptcy Court to the Consenting Stakeholders’ Counsel, if reasonably practicable, at least three (3) Business Days prior to the date when the Debtors intend to file any such pleading or other document; provided that if delivery of any such motions, orders, or other documents at least three (3) Business Days in advance of filing is not reasonably practicable, any such motions, orders, or other documents shall be delivered to the Consenting Stakeholders’ Counsel as soon as reasonably practicable prior to filing; provided, further, that the Debtors shall consult in good faith with the Consenting Stakeholders’ Counsel regarding the form and substance of any such motions, orders, or other documents prior to filing with the Bankruptcy Court;

(x)    timely file a formal objection to any motion filed with the Bankruptcy Court by a third party seeking the entry of an order (A) directing the appointment of a trustee or examiner (with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code), (B) converting the Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, or (C) dismissing the Chapter 11 Cases;

(xi)    to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the Restructuring, negotiate with the Consenting Stakeholders in good faith to implement appropriate additional or alternative provisions to address any such impediment; provided, however, that no such additional or alternative provisions shall modify any Consenting Stakeholder’s economic treatment as set forth in the Plan in an adverse, material, and disproportionate manner without such Consenting Stakeholder’s written consent;

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(xii)    use commercially reasonable efforts to renegotiate the PCbtH Contracts on terms that are reasonably acceptable to the Requisite Consenting Stakeholders and the Debtors, in each case in their sole discretion, and, if the PCbtH Contracts cannot be renegotiated on such terms, provide for alternative treatment under the Plan that is reasonably acceptable to the Requisite Consenting Stakeholders and the Debtors, in each case in their sole discretion;

(xiii)    promptly pay in cash (to the extent not previously paid) all Restructuring Expenses (including reasonable retainers) incurred and outstanding (including any estimated fees and expenses estimated to be incurred through the Effective Date) in accordance with the Order (I) Approving the Noteholder Professionals’ Fee Protocol and (II) Granting Related Relief [ECF No. 584] or the Final Order (I) Authorizing Use of the Debtors’ Existing Cash Management System; (II) Authorizing and Directing Banks and Financial Institutions to Honor and Process Checks and Transfers; (III) Authorizing Continued Use and Satisfaction of Intercompany Transactions; (IV) Authorizing the Debtors’ Use of Existing Bank Accounts and Existing Business Forms; (V) Granting Adequate Protection; and (VI) Granting Related Relief [ECF No. 465], as applicable;

(xiv)    not authorize, create, or issue any additional equity interests, or redeem, purchase, acquire, declare, or make any distribution on any equity interests, except pursuant to the Restructuring or as set forth in the Plan or any other Definitive Document, including the Restructuring Transaction Memorandum;

(xv)    not grant or agree to grant any increase in the wages, salary, bonus, commissions, retirement benefits, severance, or other compensation or benefits of any director, manager, officer, or employee of any of the Debtors, except for (i) in the ordinary course of business (including annual and contractual increases), (ii) pursuant to and in accordance with the terms of the Debtors’ plans and programs existing as of the date hereof, and (iii) any increase that is done with the written consent of the Requisite Consenting Stakeholders; and

(xvi)    not (A) enter into any material proposed settlement of any Claim, litigation, dispute, controversy, Cause of Action, proceeding, appeal, determination, investigation, or matter without the prior written consent of the Consenting Stakeholders, or (B) incur any material liens, security interests, or encumbrances other than as expressly contemplated by the Plan or in the ordinary course of business.

7.	Termination of this Agreement.

(a)    This Agreement shall terminate three (3) Business Days following the delivery of written notice (in accordance with Section 24) from: (i) the Requisite Consenting Noteholders to the Debtors at any time after the occurrence and during the continuance of any Consenting Stakeholder Termination Event, solely with respect to the Consenting Noteholders;

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(ii) the Requisite Consenting RCF Lenders to the Debtors at any time after the occurrence and during the continuance of any Consenting Stakeholder Termination Event, solely with respect to the Consenting RCF Lenders; or (iii) the Debtors to the Consenting Stakeholders at any time after the occurrence and during the continuance of any Debtor Termination Event. Notwithstanding any provision to the contrary in this Section 7, no Party may exercise any of its respective termination rights as set forth herein if such Party has failed to perform or comply in all material respects with the terms and conditions of this Agreement as of the time of any such Termination Event (unless such failure to perform or comply arises as a result of such Termination Event), with such failure to perform or comply causing, or resulting in, the occurrence of a Consenting Stakeholder Termination Event or Debtor Termination Event as specified herein.

(b)    This Agreement shall terminate automatically, without any further action required by any Party, upon the occurrence of the Effective Date. This Agreement shall terminate automatically as to any Consenting Stakeholder that sells or transfers all Debtor Claims and/or Interests that it holds in accordance with Section 5(b).

(c)    A “Consenting Stakeholder Termination Event” shall mean any of the following:

(i)    the failure of the Debtors to meet any of the Milestones in Section 4 unless (A) such failure is the direct result of any act, omission, or delay on the part of any Consenting Stakeholder in violation of its obligations under this Agreement, or (B) such Milestone is extended by the Requisite Consenting Stakeholders in accordance with Section 4;

(ii)    the breach by the Debtors of any of the undertakings, representations, warranties, or covenants of the Debtors as set forth herein in any material respect that remains uncured (if susceptible to cure) for a period of five (5) Business Days after the receipt of written notice of any such breach pursuant to this Section 7 and in accordance with Section 24 (as applicable);

(iii)    the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling, judgment, or order enjoining the consummation of, or prohibiting the Debtors from implementing, the Plan or the Restructuring (or that would materially alter the Plan or the Restructuring), and such ruling, judgment, or order has not been stayed, reversed, or vacated within twenty (20) days after such issuance;

(iv)    the Bankruptcy Court (A) enters an order denying confirmation of the Plan or (B) after entry of the Confirmation Order, enters an order (a) vacating the Plan or the Confirmation Order or (b) modifying or otherwise amending the Plan or the Confirmation Order in a manner that is materially inconsistent with this Agreement, the Restructuring, the Plan, or any of the other Definitive Documents then in effect;

(v)    the Bankruptcy Court enters an order, or the Debtors file a motion seeking an order, (A) converting one or more of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code; (B) dismissing any of the Chapter 11 Cases; or

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(C) appointing an examiner or trustee with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code or a trustee in one or more of the Chapter 11 Cases;

(vi)    the Debtors enter into a definitive agreement with respect to an Alternative Restructuring or publicly announce their intention to pursue an Alternative Restructuring;

(vii)    the Debtors withdraw the Plan, publicly announce their intention to withdraw the Plan without the prior written consent of the Requisite Consenting Stakeholders;

(viii)    any of the Definitive Documents is filed with the Bankruptcy Court, otherwise finalized, or has become effective containing terms and conditions that are materially inconsistent with this Agreement or the Plan, or the Debtors amend any of the Definitive Documents in any material respect without the prior written consent of the Requisite Consenting Stakeholders;

(ix)    the failure of the Debtors to pay any of the Restructuring Expenses in accordance with the terms of the Order (I) Approving the Noteholder Professionals’ Fee Protocol and (II) Granting Related Relief [ECF No. 584] or the Final Order (I) Authorizing Use of the Debtors’ Existing Cash Management System; (II) Authorizing and Directing Banks and Financial Institutions to Honor and Process Checks and Transfers; (III) Authorizing Continued Use and Satisfaction of Intercompany Transactions; (IV) Authorizing the Debtors’ Use of Existing Bank Accounts and Existing Business Forms; (V) Granting Adequate Protection; and (VI) Granting Related Relief [ECF No. 465], as applicable.

(x)    the failure of the Debtors to either renegotiate the PCbtH Contracts on terms that are reasonably acceptable to the Requisite Consenting Stakeholders and the Debtors, in each case in their sole discretion, or, if the PCbtH Contracts cannot be renegotiated on such terms, provide for alternative treatment under the Plan that is reasonably acceptable to the Requisite Consenting Stakeholders and the Debtors, in each case in their sole discretion;

(xi)    the termination of the Backstop Agreement, other than as a result of the consummation of the Rights Offerings and Primary Private Placement;

(xii)    the Bankruptcy Court enters an order granting relief from the automatic stay imposed by section 362 of the Bankruptcy Code authorizing any Person to proceed against any material asset of the Debtors or that would materially and adversely affect the Debtors’ ability to operate their business in the ordinary course;

(xiii)     either (A) the Debtors file a motion, application, or adversary proceeding (or the Debtors support any such motion, application, or adversary proceeding filed or commenced by any third party) (a) challenging the validity, enforceability, or priority of, or seeking avoidance or subordination of, any portion of the Claims arising under the Senior Notes, the Base Indenture (or any supplemental indenture thereto), or the

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RCF Credit Agreement, or (b) asserting any other Cause of Action against the Consenting Stakeholders with respect or relating to the Claims arising under the Senior Notes, the Base Indenture (or any supplemental indenture thereto), or the RCF Credit Agreement; or (B) the Bankruptcy Court (or any other court with jurisdiction over the Chapter 11 Cases) enters an order that is inconsistent with this Agreement or the Plan in any material respect;

(xiv)    the Debtors fail to obtain the consent of the Requisite Consenting Stakeholders (not to be unreasonably withheld, conditioned, or delayed) before entering into an agreement to sell, lease, abandon, or otherwise dispose of, or file a motion with the Bankruptcy Court seeking authority to sell, lease, abandon, or otherwise dispose of, any assets with a book value greater than $5 million or otherwise fail to adhere to the Order (I) Approving Procedures for the Sale or Transfer of De Minimis Assets Free and Clear of Liens, Claims, Interests, and Encumbrances; and (II) Granting Related Relief [ECF No. 765] to the extent applicable;

(xv)    the Debtors provide notice of their intention to take or refrain from taking, or actually take or refrain from taking, any action in reliance on Section 30 that is materially inconsistent with the terms of this Agreement, the Plan, or the Definitive Documents; or

(xvi)    the overall size of the claims pool for general unsecured claims (excluding any claims resulting from the rejection or recharacterization of the PCbtH Contracts) to be unimpaired and paid in full pursuant to the Plan on the Effective Date is not reasonably acceptable to the Requisite Consenting Stakeholders, as a result of being materially inconsistent with the estimate provided by the Debtors to the Consenting Stakeholders’ Advisors on November 14, 2020.1

(d)    A “Debtor Termination Event” shall mean any of the following:

(i)    the breach by one or more of the Consenting Stakeholders of any of the undertakings, representations, warranties, or covenants of the Consenting Stakeholders as set forth herein in any material respect that remains uncured for a period of five (5) Business Days after the receipt of written notice of any such breach pursuant to this Section 7 and in accordance with Section 24 (as applicable), but only if the non-breaching Consenting Stakeholders (A) hold less than 66.67% of the aggregate principal amount of Senior Notes or RCF Claims, as applicable or (B) represent less than a majority in number of claimants asserting Claims arising under the RCF Credit Agreement, as applicable;

(ii)    if, pursuant to Section 30, the board of directors, board of managers, or similar governing body, as applicable, of any Debtor entity party hereto reasonably determines in good faith based upon the advice of legal counsel that proceeding with the Restructuring would be inconsistent with the exercise of its fiduciary duties under applicable law;

[1]

The estimate provided by the Debtors to the Consenting Stakeholders’ Advisors on November 14, 2020 included an estimate of approximately $26 million of general unsecured trade claims (excluding any claims resulting from the rejection or recharacterization of the PCbtH Contracts), administrative claims related to cure amounts, and priority claims under section 503(b)(9) of the Bankruptcy Code, excluding any postpetition interest that may be payable on account of such claims pursuant to the Plan, if any, to be unimpaired and paid in full pursuant to the Plan on the Effective Date. For the avoidance of doubt, such estimate does not include any Priority Tax Claims.

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(iii)    the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any ruling, judgment, or order enjoining the consummation of, or prohibiting the Debtors from implementing, the Plan or the Restructuring, and such ruling, judgment, or order has not been stayed, reversed, or vacated within twenty (20) days after such issuance;

(iv)    the Bankruptcy Court (A) enters an order denying confirmation of the Plan or (B) after entry of the Confirmation Order, enters an order (a) vacating the Plan or the Confirmation Order or (b) modifying or otherwise amending the Plan or the Confirmation Order in a manner that is materially inconsistent with this Agreement, the Restructuring, the Plan, or any of the other Definitive Documents then in effect;

(v)    the Bankruptcy Court enters an order (A) converting one or more of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code; (B) dismissing any of the Chapter 11 Cases; or (C) appointing an examiner or trustee with expanded powers beyond those set forth in sections 1106(a)(3) and (4) of the Bankruptcy Code or a trustee in one or more of the Chapter 11 Cases;

(vi)    the termination of the Backstop Agreement in accordance with its terms, other than as a result of the consummation of the Rights Offerings and Primary Private Placement;

(vii)    the Bankruptcy Court enters an order granting relief from the automatic stay imposed by section 362 of the Bankruptcy Code authorizing any Person to proceed against any material asset of the Debtors or that would materially and adversely affect the Debtors’ ability to operate their business in the ordinary course; or

(viii)    the occurrence of the Outside Date if the Effective Date has not occurred.

Notwithstanding the foregoing, any of the dates or deadlines set forth in Sections 7(c) and 7(d) may be extended or waived by the mutual written agreement of the Debtors and the Requisite Consenting Stakeholders (which may be provided by the Consenting Stakeholders’ Counsel on behalf of the Requisite Consenting Stakeholders).

(e)    Mutual Termination. This Agreement may be terminated in its entirety at any time by the mutual written agreement of the Debtors and the Requisite Consenting Stakeholders.

(f)    Effect of Termination.

(i)    The date on which the termination of this Agreement becomes effective as to a Party in accordance with this Section 7 shall be referred to as the “Termination Date,” and the provisions of this Agreement shall terminate on the Termination Date with respect thereto, except as otherwise provided in Section 16.

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(ii)    Subject to the provisions contained in Section 6(a) and Section 16, upon the Termination Date, this Agreement shall forthwith become null and void and of no further force or effect and each affected Party shall, except as provided otherwise in this Agreement, be immediately released from its liabilities, obligations, commitments, undertakings, and agreements under or related to this Agreement, and shall have all the rights and remedies that it would have had, and shall be entitled to take all actions, whether with respect to the Restructuring or otherwise, that it would have been entitled to take had it not entered into this Agreement, including with respect to all Claims or Causes of Action and all rights and remedies available to it under applicable law; provided, however, that in no event shall any such termination relieve a Party from liability for any breach or non-performance of its obligations hereunder prior to the Termination Date. Upon the occurrence of the Termination Date prior to the Confirmation Order being entered by the Bankruptcy Court, any and all consents or ballots tendered by the Consenting Stakeholders before the Termination Date that are subject to such termination shall be deemed, for all purposes, to be null and void and shall not be considered or otherwise used in any manner in connection with the Plan, the Restructuring, this Agreement, or otherwise.

(g)    Limited Waiver of Automatic Stay. The Debtors acknowledge and agree and shall not dispute that the giving of any notice, including notice of the termination of this Agreement, by any Party solely in accordance with the terms of this Agreement shall not be a violation of the automatic stay of section 362 of the Bankruptcy Code (and the Debtors hereby waive, to the fullest extent permitted by law, the applicability of the automatic stay to the giving of such notice, and if this Agreement is terminated in accordance with Section 7, each Consenting Stakeholder’s vote or release described in Section 5(a)(iii) may be revoked (and, upon such revocation, be deemed void ab initio) notwithstanding the automatic stay or passage of the Voting Deadline); provided, however, that nothing herein shall prejudice any Party’s rights to argue that the giving of notice of default or termination was not proper under the terms of this Agreement. All Parties acknowledge that the valid termination of this Agreement would be an occurrence of the type that constitutes “cause” under Bankruptcy Rule 3018. The foregoing sentence shall survive termination of this Agreement.

(h)    Reservation of Rights. If the Restructuring is not consummated, nothing herein shall be construed as a waiver by any Party of any or all of such Party’s rights, and the Parties expressly reserve any and all of their respective rights. Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict any right of any Party, or the ability of any Party, to protect and preserve its rights (including its rights under this Agreement), remedies, and interests, including its Claims against any other Party. Pursuant to Rule 408 of the Federal Rules of Evidence and any other applicable rules of evidence, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than to prove the existence of this Agreement or in a proceeding to enforce its terms.

8.    Definitive Documents; Good Faith Cooperation; Further Assurances.

Each Party hereby covenants and agrees to cooperate with each other in good faith in connection with, and shall exercise commercially reasonable efforts with respect to the pursuit, approval, negotiation, execution, delivery, implementation, and consummation of the Plan and the

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Restructuring, as well as the negotiation, drafting, execution, and delivery of the Definitive Documents, which shall be subject to the applicable consent rights of the Requisite Consenting Stakeholders in Section 5. Furthermore, subject to the terms hereof, each of the Parties shall (i) take such action as may be reasonably necessary or reasonably requested by the other Parties to carry out the purposes and intent of this Agreement and the Restructuring, including making and filing any required regulatory filings, and (ii) refrain from taking any action that would frustrate the purposes and intent of this Agreement.

9.    Representations and Warranties.

(a)    Each Party severally (and not jointly) represents and warrants to the other Parties that the following statements are true, correct, and complete as of the Support Effective Date (or such later date on which a Consenting Stakeholder becomes a Party to this Agreement by executing and delivering a Joinder Agreement, as applicable):

(i)    such Party is validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and, subject to the entry of the Backstop Order (as applicable), has all requisite corporate, partnership, limited liability company, or similar authority to enter into this Agreement and carry out the Restructuring Transactions contemplated hereby and perform its obligations contemplated by the Backstop Agreement (to the extent such Party is party to the Backstop Agreement), and, subject to the entry of the Backstop Order (as applicable), the execution and delivery of this Agreement, and the performance of such Party’s obligations hereunder, such Party has been duly authorized by all necessary corporate, limited liability company, partnership, or other similar action on its part;

(ii)    subject to entry of the Backstop Order (as applicable), the execution, delivery, and performance by such Party of this Agreement does not (A) violate any material provision of law, rule, or regulation applicable to it or any of its subsidiaries or its charter or bylaws (or other similar governing documents) or those of any of its subsidiaries, or (B) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it or any of its subsidiaries is a party;

(iii)    the execution, delivery, and performance by such Party of this Agreement does not and will not require any material registration or filing with, consent or approval of, or notice to, or other action with or by, any federal, state, or governmental authority or regulatory body, except such filings as may be necessary and/or required by the Bankruptcy Court and the U.S. Securities and Exchange Commission or other securities regulatory authorities under applicable securities laws; and

(iv)    subject to entry of the Backstop Order (as applicable), this Agreement is the legally valid and binding obligation of such Party, enforceable against it in accordance with its terms.

(b)    Representations and Warranties of the Consenting Stakeholders. Each Consenting Stakeholder severally (and not jointly) represents and warrants to the other Parties that,

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as of the Support Effective Date (or such later date on which a Consenting Stakeholder becomes a Party to this Agreement by executing and delivering a Joinder Agreement, as applicable), such Consenting Stakeholder (as may be updated pursuant to Section 5) (i) is the owner of the aggregate principal amount of Debtor Claims and/or Interests set forth below its name on the signature page hereto (or below its name on the signature page of a Joinder Agreement for any Consenting Stakeholder that becomes a Party hereto after the date hereof), free and clear of any restrictions on transfer, liens or options, warrants, purchase rights, contracts, commitments, Claims, demands, and other encumbrances, and, subject to Section 5(f), does not own any other Debtor Claims and/or Interests that are subject to the control or direction of such Consenting Stakeholder; or (ii) has, with respect to the beneficial owners of such Debtor Claims and/or Interests, (A) sole investment or voting discretion with respect thereto, (B) full power and authority to vote on and consent to matters concerning such Debtor Claims and/or Interests, or to exchange, assign, and transfer such Debtor Claims and/or Interests, and (C) full power and authority to bind or act on the behalf of such beneficial owners.

(c)    Representations and Warranties of the Debtors. Each Debtor represents and warrants, on a joint and several basis, to the other Parties as of the Support Effective Date:

(i)    there is no pending or undisclosed agreement, understanding, negotiation, or discussion (in each case, whether oral or written) with respect to any Alternative Restructuring;

(ii)    when furnished, none of the material and information regarding the Debtors that was provided to the Consenting Stakeholders in the virtual data room maintained by or on behalf of the Debtors, or provided by or on behalf of the Debtors to the Consenting Stakeholders’ Advisors on an advisors’ eyes-only basis, in each case in connection with the Restructuring, when read or considered together, contains any untrue statement of a material fact or omits to state a material fact necessary in order to prevent the statements made therein from being materially misleading;

(iii)    the aggregate principal amount of outstanding indebtedness (excluding any fees, costs, expenses, and indemnities that may be owed by the applicable obligors) on account of the Senior Notes is at least $2.0 billion; and

(iv)    the aggregate principal amount of outstanding indebtedness (excluding any fees, costs, expenses, and indemnities that may be owed by the applicable obligors) on account of the RCF Credit Agreement is at least $442 million.

10.    Disclosure; Publicity. The Debtors shall submit drafts to the Consenting Stakeholders’ Counsel of any press releases and any and all filings with the U.S. Securities and Exchange Commission that constitute disclosure of the existence or terms of this Agreement or any amendment to the terms of this Agreement or that otherwise reference the Restructuring at least two (2) Business Days prior to making any such disclosure to the extent reasonably practicable. Subject to the Debtors’ submission of such drafts to the Consenting Stakeholders’ Counsel at least two (2) Business Days prior to making any such disclosure, no later than one (1) Business Day prior to the publication of any such press releases or filings, the Consenting Stakeholders’ Counsel shall provide comments (if any) to the Debtors with respect thereto, which shall be incorporated

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such that any such press releases or filings will be in a form acceptable to the Consenting Stakeholders in their reasonable discretion. Except as required by applicable law, and notwithstanding any provision of any other agreement between the Debtors and such Consenting Stakeholder to the contrary, no Party or its advisors shall disclose to any Person (including, for the avoidance of doubt, any other Consenting Stakeholder), other than Paul, Weiss and the Consenting Stakeholders’ Counsel, the principal amount or percentage of any Debtor Claims and/or Interests held by any Consenting Stakeholder without such Consenting Stakeholder’s prior written consent; provided, however, that (i) if such disclosure is required by law, subpoena, or other legal process or regulation, the disclosing Party shall, to the extent permitted by law, afford the relevant Consenting Stakeholder a reasonable opportunity to review and comment in advance of such disclosure and shall take commercially reasonable measures to limit such disclosure (the expense of which, if any, shall be borne by the relevant Consenting Stakeholder) and (ii) the foregoing shall not prohibit the disclosure of the aggregate percentage or aggregate principal amount of (a) Senior Notes collectively held by the Consenting Noteholders and (b) RCF Claims collectively held by the Consenting RCF Lenders. Notwithstanding the provisions in this Section 10, any Party may disclose, to the extent consented to in writing by a Consenting Stakeholder, such Consenting Stakeholder’s individual holdings. For the avoidance of doubt, when attaching a copy of this Agreement to any press release or public filing in accordance with this Section 10, the Debtors will redact any reference to any Consenting Stakeholder’s holdings information, including the signature pages hereto. Notwithstanding anything to the contrary herein, nothing in this Section 10 shall prevent the Debtors from complying with all applicable securities laws.

11.    Amendments and Waivers.

(a)    Other than as set forth in Section 11(b), this Agreement, including the Exhibits and Schedules, may not be waived, modified, amended, or supplemented except with the written consent of the Debtors and the Requisite Consenting Stakeholders.

(b)    Notwithstanding Section 11(a):

(i)    any waiver, modification, amendment, or supplement to this Section 11 shall require the written consent of all of the Parties;

(ii)    any modification, amendment, or change to (A) the definition of Requisite Consenting Noteholders shall require the prior written consent of each Consenting Noteholder and (B) the definition of Requisite Consenting RCF Lenders shall require the prior written consent of each Consenting RCF Lender;

(iii)    any change, modification, or amendment to this Agreement or the Plan that treats or affects any Consenting Stakeholder’s Senior Notes Claims or RCF Claims in a manner that is materially and adversely disproportionate, on an economic or non-economic basis, to the manner in which any of the other Consenting Stakeholder’s Senior Notes Claims, or RCF Claims are treated shall require the written consent of such materially adversely and disproportionately affected Consenting Stakeholder.

(c)    In the event a change, modification or amendment to this Agreement that materially and adversely alters on an economic basis the terms provided in this Agreement affects

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a Consenting Stakeholder and such Consenting Stakeholder does not consent or otherwise agree to such change, modification, or amendment, such Consenting Stakeholder may terminate this Agreement solely as to itself by delivering written notice to the other Parties (in accordance with Section 24) on three (3) Business Days’ notice, so long as such change, modification, or amendment received consent from the Requisite Consenting Stakeholders. In such case, this Agreement shall continue in full force and effect with respect to the Debtors and all other Consenting Stakeholders.

(d)    In the event that a materially adversely and disproportionately affected Consenting Stakeholder does not consent to a waiver, change, modification, or amendment to this Agreement requiring the consent of each Consenting Stakeholder (a “Non-Consenting Stakeholder”), but such waiver, change, modification, or amendment receives the consent of the Requisite Consenting Stakeholders, this Agreement shall be deemed to have been terminated only as to such Non-Consenting Stakeholder, and this Agreement shall continue in full force and effect with respect to all other Consenting Stakeholders from time to time without the consent of any Consenting Stakeholders who have so consented.

(e)    Notwithstanding anything in this Agreement to the contrary, no amendment or waiver of the Outside Date shall be effective as to any Consenting Stakeholder without such Consenting Stakeholder’s prior written consent. In the event that the Parties properly amend or waive the Outside Date in accordance with Section 4(b), this Agreement shall terminate on the Outside Date that existed under this Agreement immediately prior to such amendment or waiver with respect to each Party that did not expressly consent in writing (notice via electronic mail being sufficient) to such amendment or waiver.

(f)    The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power, or remedy under this Agreement shall operate as a waiver of, any such right, power, or remedy or any provision of this Agreement.

12.    Effectiveness. This Agreement shall become effective and binding upon each Party on the Support Effective Date; provided, however, that signature pages executed by Consenting Stakeholders shall be delivered to (i) other Consenting Stakeholders in a redacted form that removes such Consenting Stakeholders’ holdings of Senior Notes, RCF Claims, or Existing Parent Equity Interests and (ii) the Debtors and the Consenting Stakeholders’ Counsel in an unredacted form (to be held by the Consenting Stakeholders’ Counsel on a professionals’ eyes-only basis).

13.    Fees and Expenses. In accordance with and subject to Section 6(a)(xiii), the Final Order (I) Authorizing Use of the Debtors’ Existing Cash Management System; (II) Authorizing and Directing Banks and Financial Institutions to Honor and Process Checks and Transfers; (III) Authorizing Continued Use and Satisfaction of Intercompany Transactions; (IV) Authorizing the Debtors’ Use of Existing Bank Accounts and Existing Business Forms; (V) Granting Adequate Protection; and (VI) Granting Related Relief [ECF No. 465], the Order (I) Approving the Noteholder Professionals’ Fee Protocol and (II) Granting Related Relief [ECF No. 584], the Plan, and any other applicable orders of the Bankruptcy Court (including the Backstop Order and the Confirmation Order), the Debtors shall pay or reimburse all reasonable and documented fees and

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expenses of the Consenting Stakeholders’ Advisors (regardless of whether such fees and expenses were incurred before or after the Petition Date) (A) promptly as they are incurred, and (B) on the Effective Date for any such fees and expenses that remain outstanding at that time.

14.    GOVERNING LAW; JURISDICTION; WAIVER OF JURY TRIAL.

(a)    This Agreement and the rights and obligations of the Parties hereunder shall be construed and enforced in accordance with, and the rights of the Parties shall be governed by, the laws of the State of New York, without giving effect to any conflict of laws principles that would require the application of the laws of any other jurisdiction.

(b)    Each of the Parties irrevocably agrees that any legal action, suit, or proceeding arising out of or relating to this Agreement brought by any Party shall be brought and determined in the Bankruptcy Court and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid court for itself and with respect to its property, generally and unconditionally, with regard to any such proceeding arising out of or relating to this Agreement or the Restructuring. Each of the Parties agrees not to commence any proceeding relating to this Agreement or the Restructuring except in the Bankruptcy Court, other than proceedings in any court of competent jurisdiction to enforce any judgment, decree, or award rendered by the Bankruptcy Court. Each of the Parties further agrees that notice as provided in Section 24 shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim, or otherwise, in any proceeding arising out of or relating to this Agreement or the Restructuring, (i) any claim that it is not personally subject to the jurisdiction of the Bankruptcy Court for any reason, (ii) that it or its property is exempt or immune from the jurisdiction of the Bankruptcy Court or from any legal process commenced in the Bankruptcy Court (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment, or otherwise), and (iii) that (A) the proceeding in the Bankruptcy Court is brought in an inconvenient forum, (B) the venue of such proceeding is improper, or (C) this Agreement, or the subject matter hereof, may not be enforced in or by the Bankruptcy Court.

(c)    EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE RESTRUCTURING CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY). EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT, OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14.

15.    Specific Performance/Remedies. It is understood and agreed by the Parties that money damages would not be a sufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to seek specific performance and injunctive or other equitable

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relief as a remedy of any such breach of this Agreement, without the necessity of proving the inadequacy of money damages as a remedy, including through an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder. Each Party also agrees that it will not seek, and will waive any requirement for, the securing or posting of a bond in connection with any Party seeking or obtaining such relief.

16.    Survival. Notwithstanding the termination of this Agreement pursuant to Section 7, the acknowledgements, agreements, rights, and obligations of the Parties in this Section 16 and Sections 6(a)(xiii), 7, 13 (for purposes of enforcement of obligations accrued through the Termination Date), 14, 15, 17–21, 23, and 25–29 (and any defined terms used in any such Sections) shall survive such termination and shall continue in full force and effect in accordance with the terms hereof; provided, however, that any liability of a Party for failure to comply with the terms of this Agreement shall survive such termination.

17.    Headings. The headings of the Sections, paragraphs, and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof or, for any purpose, be deemed a part of this Agreement.

18.    Successors and Assigns; Severability; Several Obligations. This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors, permitted assigns, heirs, executors, administrators, and representatives; provided, however, that nothing contained in this Section 18 shall be deemed to permit Transfers of Debtor Claims and/or Interests other than in accordance with the express terms of this Agreement. If any provision of this Agreement, or the application of any such provision to any Person or circumstance, shall be held invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or circumstance thereof and any remaining part of such provision hereof, and this Agreement, shall continue in full force and effect so long as the economic or legal substance of the Restructuring Transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon any such determination of invalidity, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a reasonably acceptable manner in order that the Restructuring Transactions contemplated hereby may be consummated as originally contemplated to the greatest extent possible. Except as expressly provided for herein, the agreements, representations, warranties, and obligations of the Parties are, in all respects, ratable and several and neither joint nor joint and several.

19.    No Third-Party Beneficiaries. Subject to Section 5(b), the terms and provisions of this Agreement are intended solely for the benefit of the Parties hereto and their respective successors and permitted assigns, and no other Person shall be a third-party beneficiary hereof.

20.    Prior Negotiations; Entire Agreement. This Agreement, including the Exhibits and Schedules, constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all other prior agreements (oral or written), negotiations, and documents between and among the Parties (and their respective advisors) with respect to the subject matter hereof, except that the Parties acknowledge that any confidentiality agreements (if any) heretofore executed between the Debtors and any Consenting Stakeholder shall continue in full force and effect in accordance with the terms thereof.

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21.    Relationship among Parties. Notwithstanding anything herein to the contrary, (i) the duties and obligations of the Consenting Stakeholders under this Agreement shall be several and not joint, (ii) no Party shall have any responsibility by virtue of this Agreement for any trading by any other Person, and (iii) no prior history, pattern, or practice of sharing confidences among or between the Parties shall in any way affect or negate this Agreement.

22.    Relationship among Consenting Stakeholders. Notwithstanding anything herein to the contrary, each Consenting Stakeholder hereby agrees and acknowledges that (i) this Agreement does not constitute an agreement, arrangement, or understanding with respect to acting together for the purpose of acquiring, holding, voting, or disposing of any equity securities of the Debtors, and the Consenting Stakeholders do not constitute a “group” within the meaning of Rule 13d-5 under the Exchange Act, (ii) none of the Consenting Stakeholders shall have any fiduciary duty, any duty of trust or confidence in any form, or other duties or responsibilities in any kind or form to each other, the Debtors, or any of the Debtors’ other lenders, senior noteholders, or stakeholders, including as a result of this Agreement or the Restructuring Transactions contemplated herein, and (iii) no action taken by any Consenting Stakeholders pursuant to this Agreement shall be deemed to constitute or to create a presumption by any of the Consenting Stakeholders that the Consenting Stakeholders are in any way acting in concert or as a “group.”

23.    Counterparts. This Agreement may be signed in one or more counterparts, each of which shall constitute an original and all of which together shall constitute one and the same agreement. Counterparts of this Agreement, and any documents delivered pursuant hereto or in connection herewith, may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the New York Electronic Signatures and Records Act, or other applicable law, e.g., www.docusign.com), or other transmission method. Any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

24.    Notices. All notices hereunder shall be deemed given if in writing and delivered, if contemporaneously sent by electronic mail, courier, or registered or certified mail (return receipt requested) to the following addresses:

(1)    If to the Debtors, to:

Diamond Offshore Drilling, Inc.

15415 Katy Freeway, Suite 100

Houston, TX 77094

Attention: David Roland

With a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019

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Attention: Paul M. Basta

(pbasta@paulweiss.com)

Robert A. Britton

(rbritton@paulweiss.com)

Christopher Hopkins

(chopkins@paulweiss.com)

(2)    If to a Consenting Noteholder, or a transferee thereof, to the addresses set forth below the Consenting Noteholder’s signature (or as directed by any transferee thereof), as the case may be, with a copy to:

Milbank LLP

55 Hudson Yards

New York, NY 10001

Attention: Dennis F. Dunne

(ddunne@milbank.com)

Tyson M. Lomazow

(tlomazow@milbank.com)

Paul Denaro

(pdenaro@milbank.com)

(3)     If to a Consenting RCF Lender, or a transferee thereof, to the addresses set forth below the Consenting RCF Lender’s signature (or as directed by any transferee thereof), as the case may be, with a copy to:

Bracewell LLP

711 Louisiana Street

Suite 2300

Houston, TX 77002

Attention: Kate Day

(kate.day@bracewell.com)

William A. (Trey) Wood III

(trey.wood@bracewell.com)

Any notice given by delivery, mail, or courier shall be effective when received. Any notice given by electronic mail shall be effective upon oral, machine, or electronic mail (as applicable) confirmation of transmission (and if not so confirmed, on the next Business Day following delivery).

25.    No Solicitation; Representation by Counsel; Adequate Information.

(a)    This Agreement is not and shall not be deemed to be a solicitation for votes in favor of the Plan in the Chapter 11 Cases or a solicitation of an offer to buy securities, including with respect to the Rights Offerings or the Private Placements. The acceptances of the Consenting Stakeholders with respect to the Plan will not be solicited until such Consenting Stakeholder has received the Disclosure Statement and, as applicable, related ballots and Solicitation Materials. In addition, this Agreement does not constitute an offer to issue or sell securities to any Person or a solicitation of an offer to acquire or buy securities in any jurisdiction where such offer or solicitation would be unlawful.

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(b)    Each Party acknowledges that it has had an opportunity to receive information from the Debtors and that it has been represented by counsel in connection with this Agreement and the Restructuring Transactions contemplated hereby. Accordingly, any rule of law or any legal decision that would provide any Party with a defense to the enforcement of the terms of this Agreement against such Party based upon the lack of legal counsel shall have no application and is expressly waived.

(c)    Each Consenting Stakeholder acknowledges, agrees, and represents to the other Parties that it (i) is an “accredited investor” as such term is defined in Rule 501 of Regulation D of the Securities Act or a “qualified institutional buyer” as such term is defined in Rule 144A of the Securities Act, (ii) understands that if it is to acquire any securities, as defined in the Securities Act, pursuant to the Restructuring, such securities have not been registered under the Securities Act and that such securities are, to the extent not offered, solicited, or acquired pursuant to section 1145 of the Bankruptcy Code, being offered and sold pursuant to an exemption from registration contained in the Securities Act, based in part upon such Consenting Stakeholder’s representations contained in this Agreement and cannot be sold unless subsequently registered under the Securities Act or an exemption from registration is available, and (iii) has such knowledge and experience in financial and business matters to properly evaluate the terms and conditions of this Agreement and the Restructuring and understands the economic risks of such investment.

26.    Time. In computing any period of time prescribed or allowed by the Plan, unless otherwise set forth in the Plan or determined by the Bankruptcy Court, the provisions of Bankruptcy Rule 9006 shall apply.

27.    No Waiver of Participation and Preservation of Rights. Except as provided in this Agreement, nothing herein is intended to, does, or shall be deemed in any manner to waive, limit, impair, or restrict the ability of each of the Parties to protect and preserve its rights, remedies, and interests, including any Claims, liens, or security interests it may have in or against any assets of the Debtors. Without limiting the foregoing sentence in any way, if this Agreement is terminated in accordance with its terms for any reason (other than the consummation of the Restructuring), the Parties each fully and expressly reserve any and all of their respective rights, remedies, Claims, defenses, and interests, in the case of any Claim for breach of this Agreement arising prior to the Termination Date.

28.    Settlement Discussions. This Agreement is part of a proposed settlement of matters that could otherwise be the subject of litigation among the Parties. Nothing herein (including the Exhibits and Schedules) shall be construed as or be deemed to be evidence of an admission or concession of any kind on the part of any Party for any Claim, fault, liability, or damages whatsoever. Each of the Parties denies any and all wrongdoing or liability of any kind and does not concede any infirmity in the Claims or defenses that it has asserted or could assert. Pursuant to Rule 408 of the Federal Rules of Evidence, any applicable state rules of evidence, and any other applicable law, foreign or domestic, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than to prove the existence of this Agreement or in a proceeding to enforce the terms of this Agreement.

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Execution Version

29.    Miscellaneous. This Agreement is the product of negotiations among the Parties, and the enforcement or interpretation of this Agreement is to be interpreted in a neutral manner. Any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement or any portion of this Agreement shall not be effective in regard to the interpretation of this Agreement. When a reference is made in this Agreement to an exhibit or schedule, such reference shall be to the Exhibits and Schedules attached to this Agreement unless otherwise indicated. Where a written consent, acceptance, approval, or waiver is required pursuant to or contemplated by this Agreement, such written consent, acceptance, approval, or waiver shall be deemed to have occurred if it is conveyed in writing (including electronic mail) between each such counsel to the Parties submitting and receiving such consent, acceptance, approval, or waiver, without representations or warranties of any kind on behalf of such counsel.

30.    Fiduciary Duty. Notwithstanding anything to the contrary herein, nothing in this Agreement, the Plan, or any of the Definitive Documents shall require any Debtor or any board of directors, board of managers, or similar governing body of any Debtor, upon the advice of counsel, to take any action or to refrain from taking any action with respect to the Restructuring to the extent that taking or failing to take such action would be inconsistent with applicable law or its fiduciary obligations under applicable law, and any such action or inaction pursuant to this Section 30 shall not be deemed to constitute a breach of this Agreement, the Plan, or any of the Definitive Documents. The Debtors may terminate this Agreement, the Plan, or any of the Definitive Documents if the board of directors, board of managers, or similar governing body of any Debtor determines, upon the advice of counsel, that proceeding with the Restructuring would be inconsistent with the exercise of its fiduciary duties or applicable law. The Debtors shall provide three (3) Business Days’ notice to the extent reasonably practicable to the Consenting Stakeholders prior to taking any action or refraining from taking any action in reliance on this Section 30. The Consenting Stakeholders reserve their rights to challenge any exercise of fiduciary duties by any Debtor or any board of directors, board of managers, or similar governing body of any Debtor pursuant to this Section 30.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers, solely in their respective capacity as officers of the undersigned and not in any other capacity, as of the date first set forth above.

DIAMOND OFFSHORE DRILLING, INC.

By:
	Name:	[●]
	Title:	[●]

DIAMOND OFFSHORE INTERNATIONAL LIMITED

By:
	Name:	[●]
	Title:	[●]

DIAMOND OFFSHORE FINANCE COMPANY

By:
	Name:	[●]
	Title:	[●]

DIAMOND OFFSHORE GENERAL COMPANY

By:
	Name:	[●]
	Title:	[●]

DIAMOND OFFSHORE COMPANY

By:
	Name:	[●]
	Title:	[●]

DIAMOND OFFSHORE DRILLING (UK) LIMITED

By:
	Name:	[●]
	Title:	[●]

DIAMOND OFFSHORE SERVICES COMPANY

By:
	Name:	[●]
	Title:	[●]

DIAMOND OFFSHORE LIMITED

By:
	Name:	[●]
	Title:	[●]

DIAMOND RIG INVESTMENTS LIMITED

By:
	Name:	[●]
	Title:	[●]

DIAMOND OFFSHORE DEVELOPMENT COMPANY

By:
	Name:	[●]
	Title:	[●]

DIAMOND OFFSHORE MANAGEMENT COMPANY

By:
	Name:	[●]
	Title:	[●]

DIAMOND OFFSHORE (BRAZIL) L.L.C.

By:
	Name:	[●]
	Title:	[●]

DIAMOND OFFSHORE HOLDING, L.L.C.

By:
	Name:	[●]
	Title:	[●]

ARETHUSA OFF-SHORE COMPANY

By:
	Name:	[●]
	Title:	[●]

DIAMOND FOREIGN ASSET COMPANY

By:
	Name:	[●]
	Title:	[●]

CONSENTING STAKEHOLDER

[●]

By:
Name:
Title:

Notice Address:

Fax:
Attention:
Email:

Aggregate Amounts Beneficially Owned or Managed on Account of:

RCF Loans	US$
2039 Notes	US$
2023 Notes	US$
2043 Notes	US$
2025 Notes	US$
Existing Parent Equity Interests

EXHIBIT A

DEBTORS

Diamond Offshore Drilling, Inc.

Diamond Offshore International Limited

Diamond Offshore Finance Company

Diamond Offshore General Company

Diamond Offshore Company

Diamond Offshore Drilling (UK) Limited

Diamond Offshore Services Company

Diamond Offshore Limited

Diamond Rig Investments Limited

Diamond Offshore Development Company

Diamond Offshore Management Company

Diamond Offshore (Brazil) L.L.C.

Diamond Offshore Holding, L.L.C.

Arethusa Off-Shore Company

Diamond Foreign Asset Company

EXHIBIT B

PLAN

EXHIBIT C

BACKSTOP AGREEMENT

Execution Version

BACKSTOP AND PRIVATE PLACEMENT AGREEMENT

AMONG

DIAMOND OFFSHORE DRILLING, INC.,

EACH OF THE OTHER DEBTORS LISTED ON SCHEDULE 1 HERETO

AND

THE FINANCING PARTIES PARTY HERETO

Dated as of January 22, 2021

i

ii

iii

iv

SCHEDULES

Schedule 1	Subsidiaries
Schedule 2	Backstop Commitment Percentages and Private Placement Commitment Percentages
Schedule 3a	Initial Primary Private Placement Commitments
Schedule 3b	Subsequent Primary Private Placement Commitments
Schedule 3c	Initial Delayed Draw Private Placement Commitments
Schedule 3d	Subsequent Delayed Draw Private Placement Commitments
Schedule 4	Delayed Draw Rights Offering Commitments
Schedule 5	Senior Notes Claims
Schedule 6	Notice Addresses for Commitment Parties
Schedule 7	Consents
Schedule 8	Certain Rig Contracts

EXHIBITS

Exhibit A	Plan
Exhibit B	Form of Joinder for Holders of Senior Notes Claims
Exhibit C	Form of Joinder Agreement for Related Purchaser
Exhibit D-1	Form of Joinder Agreement for Existing Commitment Party Purchaser
Exhibit D-2	Form of Amendment for Existing Commitment Party Purchaser
Exhibit E	Form of Joinder Agreement for New Purchaser
Exhibit F	Form of Funding Notice
Exhibit G	Form of Engagement Letter

v

BACKSTOP AND PRIVATE PLACEMENT AGREEMENT

THIS BACKSTOP AND PRIVATE PLACEMENT AGREEMENT (this “Agreement”), dated as of January 22, 2021 (the “BCA Execution Date”), is made by and among (i) Diamond Offshore Drilling, Inc. (the “Company”), its affiliated debtors listed on Schedule 1 hereto (the Company and each affiliated debtor, a “Debtor” and, collectively, the “Debtors”), (ii) each of the Commitment Parties (as defined below) and (iii) each of the Private Placement Investors (as defined below) listed on Schedule 3 hereto. Each Debtor, each Commitment Party and each Private Placement Investor is referred to herein, individually, as a “Party” and, collectively, as the “Parties.”

RECITALS

WHEREAS, on April 26, 2020 (the “Petition Date”), each of the Debtors filed a voluntary petition for relief under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”), with such cases now jointly administered under Case Number 20-32307 (DRJ) (collectively, the “Chapter 11 Cases”);

WHEREAS, in connection with their entry into this Agreement, each of the Debtors will simultaneously enter into a plan support agreement with the Commitment Parties (the “Plan Support Agreement”) and other agreements to effectuate, among other things, the Plan;

WHEREAS, in connection with the Chapter 11 Cases, the Debtors have engaged in good faith, arm’s-length negotiations with certain parties in interest regarding the terms of the Plan;

WHEREAS, in connection with the Restructuring, holders of Senior Notes Claims have agreed to receive New Diamond Common Shares (as defined below), subject to dilution by the MIP (as defined below), the New Warrants (as defined below), the Rights Offerings (as defined below), and the Private Placements (as defined below), in partial satisfaction of such holder’s pro rata portion of the Senior Notes Claims;

WHEREAS, pursuant to the Plan and this Agreement, and in accordance with the Rights Offering Procedures, the Company will conduct Rights Offerings for the Rights Offering Stapled Securities;

WHEREAS, subject to the terms and conditions contained in this Agreement, each Commitment Party has agreed to purchase (on a several and not joint basis) its Backstop Commitment Percentage of the Unsubscribed Stapled Securities, if any; and

WHEREAS, pursuant to the Plan and this Agreement, the Company will (i) sell the Primary Private Placement Stapled Securities to the investors listed on Schedule 3a (the “Initial Primary Private Placement Investors”) and to the investors listed on Schedule 3b (the “Subsequent Primary Private Placement Investors” and, together with the Initial Primary Private Placement Investors, the “Primary Private Placement Investors”) and (ii) enter into Delayed Draw Subscription Agreements for the purchase and sale of the Delayed Draw Private Placement Stapled

Securities to the investors listed on Schedule 3c (the “Initial Delayed Draw Private Placement Investors” and to the investors listed on Schedule 3d (the “Subsequent Delayed Draw Private Placement Investors”, and together with the Initial Delayed Draw Private Placement Investors, the “Delayed Draw Private Placement Investors”). The Subsequent Primary Private Placement Investors and the Subsequent Delayed Draw Private Placement Investors are collectively referred to herein as the “Subsequent Private Placement Investors.” The Delayed Draw Private Placement Investors are referred to together with the Primary Private Placement Investors as the “Private Placement Investors”);

NOW, THEREFORE, in consideration of the mutual promises, agreements, representations, warranties and covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, each of the Parties hereby agrees as follows:

ARTICLE I

DEFINITIONS

Section 1.1    Definitions. Except as otherwise expressly provided in this Agreement, whenever used in this Agreement (including any Exhibits and Schedules hereto), the following terms shall have the respective meanings specified therefor below:

“Ad Hoc Group” has the meaning set forth in the Plan.

“Additional Private Placement Party” means a holder of Senior Notes (as defined in the Plan) that signs this Agreement after the date hereof as a Private Placement Party pursuant to Section 2.2(d) of this Agreement.

“Advisors” means, collectively, (i) Milbank LLP, (ii) Evercore Group L.L.C., (iii) DNB Bank ASA and (iv) Norton Rose Fulbright US LLP in their capacities as legal, financial and strategic advisors, respectively, to the Commitment Parties.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made (including any Related Funds of such Person); provided, that for purposes of this Agreement, no Financing Party shall be deemed an Affiliate of the Debtors or any of their Subsidiaries. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Restructuring” means, other than the Restructuring Transactions, any new money investment, restructuring, reorganization, merger, amalgamation, acquisition, consolidation, dissolution, winding up, assignment for the benefit of creditors, transaction, debt investment, equity investment, joint venture,

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partnership, sale, plan proposal, liquidation, tender offer, recapitalization, plan of reorganization, share exchange, business combination or similar transaction involving all or substantially all of the business or assets of the Company, one or more material business units of the Company or a material portion thereof, or the debt, equity or other interests in any one or more of the Debtors.

“Anti-Corruption Laws” has the meaning set forth in Section 4.31.

“Anti-Money Laundering Laws” has the meaning set forth in Section 4.29.

“Antitrust and Foreign Investment Approvals” means any notification, authorization, approval, consent, filing, application, non-objection, expiration or termination of applicable waiting period (including any extension thereof), exemption, determination of lack of jurisdiction, waiver, variance, filing, permission, qualification, registration or notification required or, if agreed between the Company and the Requisite Financing Parties (in each case, acting reasonably) advisable, under any Antitrust and Foreign Investment Laws.

“Antitrust and Foreign Investment Authorities” means any Governmental Entity having jurisdiction pursuant to the Antitrust and Foreign Investment Laws, including the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, and the attorneys general of the several states of the United States, CFIUS, and any other applicable federal, state, national, or foreign authority and “Antitrust and Foreign Investment Authority” means any of them.

“Antitrust and Foreign Investment Laws” means any Law governing foreign investment, agreements in restraint of trade, monopolization, merger or pre-merger notification, the lessening of competition through merger or acquisition or anti-competitive conduct, including the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act and the Federal Trade Commission Act, and any other applicable federal, state, national or foreign laws.

“Assets Under Management” means, as of any specified date and with respect to a Person, the aggregate amount, expressed in U.S. dollars, of assets under management by such Person in respect of which such Person is entitled to incentive fees, allocations, management fees, carried interest or other similar forms of compensation as of such date.

“Available Stapled Securities” means the Unsubscribed Stapled Securities that any Commitment Party fails to purchase as a result of a Commitment Party Default by such Commitment Party.

“Backstop Amount” has the meaning set forth in Section 2.4(a)(iv).

“Backstop Commitment” has the meaning set forth in Section 2.2(b).

“Backstop Commitment Percentage” means, with respect to any Commitment Party, such Commitment Party’s percentage of the Backstop Commitment

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as set forth opposite such Commitment Party’s name under the column titled “Backstop Commitment Percentage” on Schedule 2 (as it may be amended, supplemented or otherwise modified from time to time in accordance with this Agreement). Any reference to “Backstop Commitment Percentage” in this Agreement means the Backstop Commitment Percentage in effect at the time of the relevant determination.

“Bankruptcy Code” has the meaning set forth in the Recitals.

“Bankruptcy Court” has the meaning set forth in the Recitals.

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure and the local rules and general Orders of the Bankruptcy Court, as in effect on the Petition Date, together with all amendments and modifications thereto subsequently made applicable to the Chapter 11 Cases.

“Base Indenture” means that certain indenture, as supplemented from time to time, dated as of February 4, 1997, by and among the Company, as issuer, and the Chase Manhattan Bank, as trustee.

“BCA Approval Order” means an Order, in form and substance reasonably acceptable to the Requisite Financing Parties and the Debtors, as evidenced in writing, entered by the Bankruptcy Court authorizing the Debtors to assume this Agreement and approving the Rights Offering Procedures.

“BCA Execution Date” has the meaning set forth in the Recitals.

“Business Day” means any day, other than a Saturday, Sunday or legal holiday, as defined in Bankruptcy Rule 9006(a).

“Bylaws” means the amended and restated bylaws of the Company as of the Closing Date, which shall be in form and substance reasonably acceptable to the Requisite Financing Parties and the Company.

“Certificate of Incorporation” means the amended and restated certificate of incorporation of the Company as of the Closing Date, which shall be in form and substance reasonably acceptable to the Requisite Financing Parties and the Company.

“CFIUS” means the Committee on Foreign Investment in the United States and each member agency thereof acting in such capacity.

“Chapter 11 Cases” has the meaning set forth in the Recitals.

“Claim” means any “claim” as defined in section 101(5) of the Bankruptcy Code, including, without limitation, any Claim arising after the Petition Date.

“Closing” has the meaning set forth in Section 2.5(a).

“Closing Date” has the meaning set forth in Section 2.5(a).

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“Code” means the Internal Revenue Code of 1986.

“Collateral Trustee” means the collateral trustee under the Exit Notes Indenture.

“Commitment Party” means each holder of a Backstop Commitment that is party to this Agreement, including without limitation, any holder of a Backstop Commitment that is a Related Purchaser, Existing Commitment Party Purchaser or a New Purchaser that has joined this Agreement pursuant to a joinder entered into pursuant to Section 2.6(b), Section 2.6(c) or Section 2.6(d), respectively.

“Commitment Party Default” means (x) any Commitment Party’s failure to (i) fully exercise all its Subscription Rights pursuant to and in accordance with Section 2.2(a) and the Rights Offering Procedures, (ii) deliver and pay the aggregate Purchase Price for such Commitment Party’s Backstop Commitment Percentage of any Unsubscribed Stapled Securities by the Escrow Funding Date in accordance with Section 2.4 or (iii) enter into any Delayed Draw Subscription Agreement required pursuant to Section 2.2(b) or (y) any Commitment Party’s denial or disaffirmation of such Commitment Party’s obligations in writing (electronic or otherwise) pursuant to Sections 2.2(a), 2.2(b) or 2.4.

“Commitment Party Replacement” has the meaning set forth in Section 2.3(a).

“Commitment Party Replacement Period” has the meaning set forth in Section 2.3(a).

“Commitment Party Withdrawal Replacement” has the meaning set forth in Section 9.5(b).

“Commitment Party Withdrawal Replacement Period” has the meaning set forth in Section 9.5(b).

“Commitment Premium” has the meaning set forth in Section 3.1.

“Company” has the meaning set forth in the Preamble.

“Company Plan” means any employee pension benefit plan, as such term is defined in Section 3(2) of ERISA, subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and (i) sponsored or maintained (at the time of determination) by the Debtors, any of their Subsidiaries, or any ERISA Affiliate, or (ii) for which the Debtors, any of their Subsidiaries or any ERISA Affiliate has or could have liability.

“Company SEC Documents” means all of the reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) filed with the SEC by the Company.

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“Complete Business Day” means on any Business Day, the time from 12:00 a.m. to 11:59 p.m. (inclusive) on such Business Day.

“Confirmation Order” means an Order of the Bankruptcy Court, in form and substance reasonably acceptable to the Requisite Financing Parties and the Debtors, confirming the Plan pursuant to section 1129 of the Bankruptcy Code, which remains in full force and effect and is not subject to any stay.

“Contract” means any legally binding agreement, contract or instrument, including any loan, note, bond, mortgage, indenture, guarantee, deed of trust, license, franchise, commitment, lease, franchise agreement, letter of intent, memorandum of understanding or other obligation, and any amendments thereto, whether written or oral, but excluding the Plan.

“Debtor” has the meaning set forth in the Preamble.

“Defaulting Commitment Party” means in respect of a Commitment Party Default that is continuing, the applicable defaulting Commitment Party.

“Defaulting Delayed Draw Commitment Party” means in respect of a Delayed Draw Commitment Party Default that is continuing, the applicable Delayed Draw Commitment Party.

“Defaulting Private Placement Party” means in respect of a Private Placement Investor Default that is continuing, the applicable Defaulting Private Placement Party.

“Delayed Draw Backstop Commitment” has the meaning set forth in Section 2.2(b).

“Delayed Draw Closing Date” means the date on which the conditions set forth in the Delayed Draw Subscription Agreements are met and the Delayed Draw Exit Notes are issued by the Reorganized Diamond Offshore.

“Delayed Draw Commitment Party” means a Financing Party or Delayed Draw Rights Offering Participant and is party to a Delayed Draw Subscription Agreement.

“Delayed Draw Commitment Party Default” means a default under the Delayed Draw Subscription Agreements by a Delayed Draw Commitment Party on account of such party’s failure to purchase its pro rata portion of the Delayed Draw Exit Notes pursuant to the Delayed Draw Subscription Agreements to which it is a party.

“Delayed Draw Commitment Percentage” means, with respect to any Commitment Party, such Commitment Party’s percentage of the Delayed Draw Backstop Commitment as set forth opposite such Commitment Party’s name under the column titled “Delayed Draw Backstop Commitment Percentage” on Schedule 2 (as it may be amended, supplemented or otherwise modified from time to time in accordance with this

11

Agreement). Any reference to “Delayed Draw Backstop Commitment Percentage” in this Agreement means the Delayed Draw Backstop Commitment Percentage in effect at the time of the relevant determination.

“Delayed Draw Exit Notes” means the $35,000,000 in principal amount of Exit Notes to be issued pursuant to the Delayed Draw Subscription Agreements.

“Delayed Draw New Common Shares” means the New Diamond Common Shares representing approximately 9.55% of the total New Diamond Common Shares outstanding on the Effective Date, subject to dilution by the MIP and the New Warrants, to be issued pursuant to the Delayed Draw Private Placement and the Delayed Draw Rights Offering.

“Delayed Draw Private Placement” means the agreement by the Company pursuant to the Delayed Draw Subscription Agreements to sell on the Delayed Draw Closing Date (i) $13,125,000 aggregate principal amount of Exit Notes and (ii) New Diamond Common Shares representing approximately 3.58% of the total New Diamond Common Shares outstanding on the Effective Date, subject to dilution by the MIP and the New Warrants, issued by the Reorganized Diamond Offshore, in each case on the terms set forth on the Plan, to the Private Placement Investors, any such Private Placement Investor’s designees or, in the event of a Private Placement Investor Default, the Replacement Private Placement Parties, in each case solely to the extent permitted by the terms herein, in a transaction exempt from registration under the Securities Act pursuant to Section 4(a)(2) or Regulation S under the Securities Act or another available exemption from registration under the Securities Act.

“Delayed Draw Private Placement Investors” has the meaning set forth in the Recitals.

“Delayed Draw Private Placement Purchase Amount” means $13,125,000, representing the purchase price for the Delayed Draw Private Placement Stapled Securities.

“Delayed Draw Private Placement Stapled Securities” means the Exit Notes and the New Diamond Common Shares committed to be purchased pursuant to the Delayed Draw Subscription Agreements in the Delayed Draw Private Placement.

“Delayed Draw Rights Offering” means the rights offering for (i) $21,875,000 aggregate principal amount of Exit Notes and (ii) New Diamond Common Shares representing approximately 5.97% of the total New Diamond Common Shares outstanding on the Effective Date, subject to dilution by the MIP and the New Warrants, issued by the Reorganized Diamond Offshore, in each case on the terms set forth in the Plan.

“Delayed Draw Rights Offering Amount” means an amount equal to $21,875,000.

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“Delayed Draw Rights Offering Participants” means those Persons who duly subscribe for Delayed Draw Rights Offering Stapled Securities in connection with the Delayed Draw Rights Offering in accordance with the Rights Offering Procedures.

“Delayed Draw Rights Offering Stapled Securities” means the Exit Notes and the New Diamond Common Shares (including, in each case, all Unsubscribed Delayed Draw Stapled Securities committed to be purchased by the Commitment Parties pursuant to this Agreement) committed to be purchased pursuant to the Delayed Draw Subscription Agreements.

“Delayed Draw Subscription Agreement” means a subscription agreement among each Delayed Draw Commitment Party and the Reorganized Diamond Offshore establishing the terms and conditions of the Delayed Draw Commitment Parties’ obligations to purchase the Delayed Draw Exit Notes.

“Delayed Draw Subscription Commitment” has the meaning set forth in Section 2.2(a).

“Disclosure Statement” means the disclosure statement for the Plan approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code (including all exhibits and schedules thereto), in form and substance reasonably acceptable to the Requisite Financing Parties and the Debtors, as evidenced in writing, and each as may be further amended, supplemented or otherwise modified from time to time in a manner that is reasonably acceptable to the Requisite Financing Parties and the Debtors.

“Disclosure Statement Order” means an order entered by the Bankruptcy Court approving the Disclosure Statement (including all exhibits and schedules attached thereto).

“Effective Date” means the date upon which all conditions precedent to the effectiveness of the Plan have been satisfied or are expressly waived in accordance with the terms thereof, as the case may be, and on which the Restructuring and the other transactions to occur on such date pursuant to the Plan become effective or are consummated.

“Eighth Supplemental Indenture” means the eighth supplemental indenture to the Base Indenture dated November 5, 2013, by and among the Company, as issuer, and The Bank of New York Mellon Trust Company, N.A., as trustee.

“Enforceability Exceptions” has the meaning set forth in Section 4.7.

“Environmental Laws” means all applicable laws (including common law), regulations, codes, ordinances, Orders, decrees, treaties, directives, judgments or legally binding agreements promulgated or entered into by or with any Governmental Entity, relating to the protection of the environment, natural resources, or the Release of, or exposure to, any Hazardous Material or to health and safety matters.

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“Equity Interests” means all shares of capital stock, including, but not limited to, common or preferred equity or other equity interests, and any options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the same.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Debtors or any of their Subsidiaries, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“Escrow Account” has the meaning set forth in Section 2.4(a)(v).

“Escrow Funding Date” has the meaning set forth in Section 2.4(b).

“Event” means any event, development, occurrence, circumstance, effect, condition, result, state of facts or change.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Commitment Party Purchaser” has the meaning set forth in Section 2.6(c).

“Existing Confidentiality Agreements” has the meaning set forth in Section 6.4.

“Exit Facilities Documents” has the meaning set forth in the Plan.

“Exit Notes” means up to $119,900,000 aggregate principal amount of 9.00%/11.00%/13.00% payment-in-kind toggle notes due 2027, issued pursuant to the Exit Notes Indenture in connection with the Rights Offerings, the Private Placements and the Delayed Draw Subscription Agreements, and including any Exit Notes issued as the Commitment Premium.

“Exit Notes Documents” means the agreements with respect to the Exit Notes, including the Exit Notes Indenture and any agreements, commitment letters, documents, instruments, collateral and security documentation, intercreditor agreement, and other ancillary documentation related thereto.

“Exit Notes Indenture” means the certain indenture governing the Exit Notes dated as of the Effective Date among the Company, the Guarantors, the Trustee and the Collateral Trustee.

“Expense Reimbursement” has the meaning set forth in Section 3.3(a).

“Filing Party” has the meaning set forth in Section 6.13(b).

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“Financial Reports” has the meaning set forth in Section 6.5(a).

“Final Order” means, as applicable, an Order of the Bankruptcy Court or other court of competent jurisdiction, which has not been reversed, stayed, reconsidered, readjudicated, modified or amended, and as to which the time to appeal or seek certiorari has expired and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be filed has been resolved by the highest court to which the Order could be appealed or from which certiorari could be sought or the new trial, re-argument or rehearing shall have been denied, resulted in no modification of such Order or has otherwise been dismissed with prejudice; provided, that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, as made applicable by Rule 9024 of the Federal Rules of Bankruptcy Procedure, may be filed relating to such Order shall not cause such Order to not be a Final Order.

“Final Outside Date” has the meaning set forth in Section 9.4(f).

“Financing Party” means (a) each Commitment Party and (b) each Private Placement Investor, in each case subject to the replacement of such parties in the event of a Commitment Party Default or Private Placement Investor Default, as applicable.

“Funding Amount” has the meaning set forth in Section 2.4(a)(iv).

“Funding Commitment” has the meaning set forth in Section 2.2(b).

“Funding Notice” has the meaning set forth in Section 2.4(a).

“GAAP” means the U.S. generally accepted accounting principles.

“Governmental Entity” means any U.S. or non-U.S. international, regional, federal, state, municipal or local governmental, judicial, administrative, legislative or regulatory authority, entity, instrumentality, agency, department, commission, court or tribunal of competent jurisdiction (including any branch, department or official thereof).

“Guarantors” means each of the guarantors of the Exit Notes under the Exit Notes Indenture.

“Hazardous Materials” means all pollutants, contaminants, or hazardous or toxic wastes, materials or substances that are listed or regulated under any Environmental Laws, including any radioactive substances, petroleum or petroleum distillates, asbestos or polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnified Claim” has the meaning set forth in Section 8.2.

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“Indemnified Person” has the meaning set forth in Section 8.1.

“Indemnifying Party” has the meaning set forth in Section 8.1.

“Initial Delayed Draw Private Placement Investors” has the meaning set forth in the Recitals.

“Initial Primary Private Placement Investors” has the meaning set forth in the Recitals.

“Initial Private Placement Investor” shall mean any Private Placement Investor signing this agreement on the date hereof.

“Joint Filing Party” has the meaning set forth in Section 6.13(c).

“Knowledge” means the actual knowledge, after reasonable inquiry of their direct reports, of the chief executive officer, chief financial officer, chief operating officer and general counsel of such Person. As used herein, “actual knowledge” means information that is personally known by the listed individual(s).

“Law” means any law (statutory or common), statute, regulation, rule, code or ordinance enacted, adopted, issued or promulgated by any Governmental Entity.

“Lease” means any existing oil and gas lease, oil, gas and mineral lease or sublease, and other leasehold interest, and the leasehold estates created thereby, including carried interests, rights of recoupment, options, reversionary interests, convertible interests and rights to reassignment.

“Legal Proceedings” means any material legal, governmental, administrative, judicial or regulatory investigations, audits, actions, suits, claims, arbitrations, demands, demand letters, claims, notices of noncompliance or violations or proceedings.

“Legend” has the meaning set forth in Section 6.12.

“Losses” has the meaning set forth in Section 8.1.

“Material Adverse Effect” means any Event after September 30, 2020 that, individually or in the aggregate (taking into account all other such Events) (1) has had, or would reasonably be expected to have, a material adverse change in or material adverse effect on the business, assets, liabilities, finances, properties, results of operations or condition (financial or otherwise) of the Debtors and their Subsidiaries, taken as a whole, but excluding (a) any change or effect to the extent that it directly results from or directly arises out of (i) the pendency of the Chapter 11 Cases; (ii) the execution and delivery of this Agreement or the announcement thereof or consummation of the transactions contemplated hereby; (iii) changes in any federal, state, provincial, local, municipal, foreign, international, multinational or other administrative Order, constitution, law, ordinance, principle of common law, regulation, statute or treaty, generally accepted

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accounting principles or other accounting regulations or principles; (iv) acts of God, including any natural (including weather-related) or man-made event or disaster, epidemic, pandemic or disease outbreak (including the COVID-19 virus); or (v) any action taken at the express written request of the Financing Parties (except with respect to any unintended consequences occurring in connection therewith); (b) any change or effect generally applicable to economic or industry conditions, including changes in the prices of oil, natural gas, condensate or natural gas liquids or other commodities, changes in exchange rates, interest rates or monetary policy, or the commodities, credit, financial, currency, securities or capital markets that generally affects the industry in which the Debtors operate or participate; (c) any outbreak or escalation of hostilities or war or any act of terrorism; (d) changes in general legal, regulatory or political conditions after September 30, 2020; (e) changes in GAAP, applicable Laws or any accounting requirements applicable to any industry in which the Debtors operate or the interpretation of any of the foregoing after September 30, 2020; (f) any action taken or omitted by any Financing Party or any of their Representatives, including any breach hereof; (g) any failure by the Debtors to meet any internal or published projection for any period (provided that the underlying cause of any such failure may constitute, or be taken into account in determining, a Material Adverse Effect to the extent not otherwise excluded under the foregoing clauses (a)-(f) or clause (i)); (h) any change in the market price or trading volume of any debt or equity securities of the Debtors (provided that the underlying cause of any such change may constitute, or be taken into account in determining, a Material Adverse Effect to the extent not otherwise excluded under the foregoing clauses (a)-(g)); (i) any objections in the Bankruptcy Court to (i) this Agreement and the other Transaction Agreements and the transactions contemplated hereby and thereby or (ii) the reorganization of Debtors and any related plan of reorganization or disclosure statement; and (j) any Order of the Bankruptcy Court or any actions or omissions of the Debtors as required thereby; provided, in the cases of clauses (a)(iv), (b) and (c) of this definition, that such Event may be taken into account in determining the occurrence of a Material Adverse Effect if and only to the extent that such Event is disproportionately and materially adverse to the Debtors, taken as a whole, as compared to other companies in the industries in which the Debtors operate, or (2) has had, or would reasonably be expected to have, a material adverse effect on the Debtors’ ability to perform its obligations under this Agreement or any Transaction Agreements or to consummate the transactions contemplated hereby or thereby, including the Rights Offerings.

“Milbank” has the meaning set forth in Section 3.3(a).

“MIP” means the management incentive plan with the terms set forth in the Plan, to be established by the New Board.

“MNPI” has the meaning set forth in Section 6.4(c).

“New Board” has the meaning set forth in the Plan.

“New Diamond Common Shares” means those certain shares of common stock or other membership units, partnership interests or other Equity Interests issued by the Reorganized Diamond Offshore representing 100% of the equity interests in the Reorganized Diamond Offshore.

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“New Purchaser” has the meaning set forth in Section 2.6(d).

“New Warrants” means new warrants with an exercise period of five years, exercisable into 7% of the New Diamond Common Shares, subject to dilution by the MIP Equity Shares, struck at a total enterprise value implying a 100% recovery to Holders of Senior Notes Claims on the face value of their Claims (including accrued interest as of the Petition Date), which shall include ride-through protection for the life of the New Warrants in the event of a stock-for-stock merger involving the Reorganized Debtors.

“Ninth Supplemental Indenture” means the ninth supplemental indenture to the Base Indenture, dated August 15, 2017, by and among the Company, as issuer, and The Bank of New York Mellon Trust Company, N.A., as trustee.

“Note Indentures” means, collectively, the Base Indenture, the Eighth Supplemental Indenture and the Ninth Supplemental Indenture.

“Order” means any judgment, order, award, injunction, writ, permit, license or decree of any Governmental Entity or arbitrator of applicable jurisdiction.

“Outside Date” has the meaning set forth in Section 9.4(g).

“Party” has the meaning set forth in the Preamble.

“PCbtH Contracts” means that certain (a) Contract Service Agreement between Diamond Offshore Company and Hydril USA Distribution LLC, dated as of February 5, 2016, and (b) Lease Agreement between Diamond Offshore Limited and EFS BOP, LLC, dated as of February 5, 2016.

“Person” means an individual, firm, corporation (including any non-profit corporation), partnership, limited liability company, joint venture, association, trust, Governmental Entity or any other entity or organization.

“Petition Date” has the meaning set forth in the Recitals.

“Plan” means a chapter 11 plan of reorganization of the Debtors implementing the transactions contemplated hereby, including all appendices, exhibits, schedules, and supplements thereto, substantially similar with the chapter 11 plan attached as Exhibit A hereto and otherwise in form and substance acceptable to the Requisite Financing Parties and the Debtors.

“Plan Support Agreement” has the meaning set forth in the Recitals.

“Pre-Closing Period” has the meaning set forth in Section 6.3.

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“Primary Backstop Commitment” has the meaning set forth in Section 2.2(b).

“Primary Private Placement” means the sale by the Company on the Closing Date of (i) $28,125,000 aggregate principal amount of Exit Notes and (ii) New Diamond Common Shares representing approximately 7.67% of the total New Diamond Common Shares outstanding on the Effective Date, subject to dilution by the MIP and the New Warrants, issued by the Reorganized Diamond Offshore, in each case on the terms set forth in the Plan, to the Primary Private Placement Investors, any such Primary Private Placement Investor’s designees or, in the event of a Private Placement Investor Default, the Replacement Private Placement Parties, in each case solely to the extent permitted by the terms herein, in a transaction exempt from registration under the Securities Act pursuant to Section 4(a)(2) or Regulation S under the Securities Act or another available exemption from registration under the Securities Act.

“Primary Private Placement Investors” has the meaning set forth in the Recitals.

“Primary Private Placement Purchase Amount” means $28,125,000, representing the aggregate purchase price for the Primary Private Placement Stapled Securities.

“Primary Private Placement Stapled Securities” means the Exit Notes and the New Diamond Common Shares issued pursuant to the Primary Private Placement and the terms of this Agreement.

“Primary Rights Offering” means the rights offering for (i) $46,875,000 aggregate principal amount of Exit Notes and (ii) New Diamond Common Shares representing approximately 12.78% of the total New Diamond Common Shares outstanding on the Effective Date, subject to dilution by the MIP and the New Warrants, issued by the Reorganized Diamond Offshore, in each case on the terms set forth on the Plan.

“Primary Rights Offering Amount” means an amount equal to $46,875,000.

“Primary Rights Offering Participant” means those persons who duly subscribe for the Primary Rights Offering Stapled Securities in connection with the Primary Rights Offering in accordance with the Rights Offering Procedures.

“Primary Rights Offering Stapled Securities” means the Exit Notes and the New Diamond Common Shares (including, in each case, all Unsubscribed Stapled Securities purchased by the Commitment Parties pursuant to this Agreement) issued by the Reorganized Diamond Offshore on the Closing Date pursuant to and in accordance with the Rights Offering Procedures in the Primary Rights Offering.

“Primary Subscription Commitment” has the meaning set forth in Section 2.2(a).

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“Private Placements” means, collectively, the Primary Private Placement and the Delayed Draw Private Placement.

“Private Placement Commitment” has the meaning set forth in Section 2.2(c).

“Private Placement Escrow Account” has the meaning set forth in Section 2.4(b).

“Private Placement Investors” has the meaning set forth in the Recitals or, solely in the event of a continuing Private Placement Investor Default, the Private Placement Investor Replacement Parties, if any.

“Private Placement Investor Default” means, with respect to any Private Placement Investor, such Private Placement Investor (a) fails to (i) duly purchase all of its Private Placement Stapled Securities which such Private Placement Investor is committed to purchase in accordance with Section 2.2(c), (ii) deliver and pay the aggregate Purchase Price payable by it for such Private Placement Stapled Securities which such Private Placement Investor is committed to purchase by the Escrow Funding Date in accordance with Section 2.4 or (iii) enter into any Delayed Draw Subscription Agreement required pursuant to Section 2.2(c) or (b) denies or disaffirms its obligations in writing (electronic or otherwise) pursuant to Section 2.2(c) or Section 2.4.

“Private Placement Investor Replacement Period” has the meaning set forth in Section 2.3(b).

“Private Placement Stapled Securities” means, collectively, the Primary Private Placement Stapled Securities and the Delayed Draw Private Placement Stapled Securities.

“Purchase Price” means in respect of each of the Rights Offering Stapled Securities and the Private Placement Stapled Securities, $1,000 per (a) $1,000 principal amount of Exit Notes and (b) New Diamond Common Shares representing 0.00027% of the total New Diamond Common Shares outstanding on the Effective Date, subject to dilution by the MIP and the New Warrants, in each case issued in connection with each Rights Offering or Private Placement, as applicable.

“Registration Rights Agreement” has the meaning set forth in Section 6.7(a).

“Related Fund” means (i) any investment funds or other entities who are advised by the same investment advisor and (ii) any investment advisor with respect to an investment fund or entity it advises.

“Related Purchaser” means, with respect to any Commitment Party, an Affiliate or Related Fund of such Commitment Party, as applicable.

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“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migrating in, into, onto or through the environment.

“Remaining Initial Funding Commitment” means the Funding Commitment minus the aggregate Funding Commitments of each Additional Private Placement Party.

“Reorganized Diamond Offshore” means either (a) the Company as reorganized pursuant to and under the Plan, (b) any successor thereto, by merger, consolidation or otherwise or (c) a new corporation or limited liability company that may be formed or caused to be formed by the Debtors to, among other things, directly or indirectly acquire substantially all of the assets and/or stock of the Debtors and issue the New Diamond Common Shares to be distributed or sold pursuant to the Plan, as approved by the Requisite Financing Parties in the case of clause (b) or (c).

“Reorganized Diamond Offshore Organizational Documents” shall mean the Bylaws and Certificates of Incorporation or formation, limited liability company agreements or comparable constituting documents of the Reorganized Diamond Offshore.

“Replacement Commitment Parties” has the meaning set forth in Section 2.3(a).

“Replacement Private Placement Parties” has the meaning set forth in Section 2.3(b).

“Reports” has the meaning set forth in Section 6.5(a).

“Representatives” means, with respect to any Person, such Person’s directors, officers, members, partners, managers, employees, agents, investment bankers, attorneys, accountants, advisors and other representatives.

“Requisite Financing Parties” shall mean the Commitment Parties and Initial Private Placement Investors holding at least a majority of the aggregate Remaining Initial Funding Commitment provided, however, that the votes and commitments of any Defaulting Commitment Party or Defaulting Private Placement Party shall be excluded from the calculation of the Backstop Commitment Percentages or the Private Placement Commitments, as applicable, for purposes of this definition.

“Restructuring” has the meaning set forth in the Plan.

“Restructuring Transactions” means the transactions necessary or appropriate to effect the Restructuring.

“Rig” means any drilling rig or drillship that the Debtors or any of their Subsidiaries leases or owns, either entirely or in part.

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“Rights Offerings” means, collectively, the Delayed Draw Rights Offering and the Primary Rights Offering.

“Rights Offering Expiration Time” means the respective time and the date on which the subscription form for each Rights Offering must be duly delivered to the Rights Offering Subscription Agent in accordance with the Rights Offering Procedures, together with the Purchase Price.

“Rights Offering Participants” means the Primary Rights Offering Participants and the Delayed Draw Rights Offering Participants.

“Rights Offering Procedures” means the procedures for each Rights Offering that are approved by the Bankruptcy Court pursuant to the BCA Approval Order, which procedures shall be in form and substance satisfactory to the Requisite Financing Parties, as may be amended or modified in a manner that is reasonably acceptable to the Requisite Financing Parties and the Company.

“Rights Offering Stapled Securities” means, collectively, the Delayed Draw Rights Offering Stapled Securities and the Primary Rights Offering Stapled Securities.

“Rights Offering Subscription Agent” means Prime Clerk LLC.

“Sanctioned Country” has the meaning set forth in Section 4.29.

“Sanctions” has the meaning set forth in Section 4.29.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Notes Claims” means all Claims against the Company, as issuer, arising under or in connection with the Note Indentures.

“Seventh Supplemental Indenture” means the seventh supplemental indenture to the Base Indenture dated October 8, 2009, by and among the Company, as issuer, and The Bank of New York Mellon Trust Company, N.A., as trustee.

“Subscription Amount” has the meaning set forth in Section 2.4(a)(ii).

“Subscription Commencement Date” will be the date set forth in the Rights Offering Procedures that holders of Notes Claims will be granted the rights to participate in the Rights Offerings.

“Subscription Commitment” means the Delayed Draw Subscription Commitment and the Primary Subscription Commitment.

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“Subscription Rights” means the rights issued in the Delayed Draw Rights Offering and in the Primary Rights Offering (a) to commit to purchase, subject to the Delayed Draw Subscription Agreements, Delayed Draw Rights Offering Stapled Securities, and (b) to purchase the Rights Offering Stapled Securities, respectively, in each case at the Purchase Price.

“Subsequent Delayed Draw Private Placement Investors” has the meaning set forth in the Recitals.

“Subsequent Primary Private Placement Investors” has the meaning set forth in the Recitals.

“Subsequent Private Placement Investors” has the meaning set forth in the Recitals.

“Subsequent Private Placement Investor Joinder Period” has the meaning set forth in Section 2.2(d).

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture or other legal entity as to which such Person (either alone or through or together with any other subsidiary or Affiliate), (a) owns, directly or indirectly, more than fifty percent (50%) of the stock or other Equity Interests, (b) has the power to elect a majority of the board of directors or similar governing body thereof or (c) has the power to direct, or otherwise control, the business and policies thereof.

“Taxes” means all taxes, assessments, duties, levies or other similar mandatory governmental charges paid to a Governmental Entity, including all federal, state, local, foreign and other income, franchise, profits, gross receipts, capital gains, capital stock, transfer, property, sales, use, value-added, occupation, excise, severance, windfall profits, stamp, payroll, social security, withholding and other taxes, assessments, duties, levies or other similar mandatory governmental charges of any kind whatsoever paid to a Governmental Entity (whether payable directly or by withholding and whether or not requiring the filing of a return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest thereon and shall include any liability for such amounts as a result of being a member of a combined, consolidated, unitary or affiliated group.

“Termination Payment” means a nonrefundable aggregate payment in an amount equal to $9,900,000.

“Transaction Agreements” means this Agreement, the Plan, the Disclosure Statement, the Registration Rights Agreement, the Exit Notes Indenture, the Delayed Draw Subscription Agreements, the Plan Support Agreement, the Exit Notes Documents, the Exit Facilities Documents, and any documentation or agreements relating to the Registration Rights Agreement and such other agreements and any Plan supplements or documents referred to herein or therein.

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“Transfer” means to sell, transfer, assign, pledge, hypothecate, participate, donate or otherwise encumber or dispose of, directly or indirectly (including through derivatives, options, swaps, pledges, forward sales or other transactions in which any Person receives the right to own or acquire any current or future interest in) a Backstop Commitment, a Subscription Right, an Exit Note or a New Diamond Common Share or the act of any of the aforementioned actions.

“Trustee” means the trustee under the Exit Notes Indenture.

“Unsubscribed Delayed Draw Stapled Securities” means any of the Delayed Draw Rights Offering Stapled Securities that have not been duly committed for the Delayed Draw Rights Offering Participants in accordance with the Rights Offering Procedures and the Plan.

“Unsubscribed Primary Stapled Securities” means any of the Primary Rights Offering Stapled Securities that have not been duly purchased by the Primary Rights Offering Participants in accordance with the Rights Offering Procedures and the Plan.

“Unsubscribed Stapled Securities” means the Unsubscribed Primary Stapled Securities and the Unsubscribed Delayed Draw Stapled Securities.

“Voting Claims” means, with respect to any Commitment Party, all Claims (as defined in the Plan) against the Debtors entitled to vote on the Plan, including Senior Notes Claims, beneficially owned by such Commitment Party or for which such Commitment Party serves as the nominee, investment manager or advisor for beneficial holders, if applicable, and for which such Commitment Party has voting power.

“willful or intentional breach” has the meaning set forth in Section 9.6(a).

“Withdrawal Replacement Commitment Parties” has the meaning set forth in Section 9.5(b).

“Withdrawing Commitment Party” has the meaning set forth in Section 9.5(b).

Section 1.2    Construction. In this Agreement, unless the context otherwise requires:

(a)    references to Articles, Sections, Exhibits and Schedules are references to the articles and sections or subsections of, and the exhibits and schedules attached to, this Agreement;

(b)    references in this Agreement to “writing” or comparable expressions include a reference to a written document transmitted by means of electronic mail in portable document format (pdf), facsimile transmission or comparable means of communication;

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(c)    words expressed in the singular number shall include the plural and vice versa; words expressed in the masculine shall include the feminine and neuter gender and vice versa;

(d)    the words “hereof,” “herein,” “hereto” and “hereunder,” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole, including all Exhibits and Schedules attached to this Agreement, and not to any provision of this Agreement;

(e)    the term this “Agreement” shall be construed as a reference to this Agreement as the same may have been, or may from time to time be, amended, modified, varied, novated or supplemented in accordance with the terms hereof;

(f)    “include,” “includes” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words;

(g)    references to “day” or “days” are to calendar days;

(h)    references to “the date hereof” means the date of this Agreement;

(i)    unless otherwise specified, references to a statute means such statute as amended from time to time and includes any successor legislation thereto and any rules or regulations promulgated thereunder in effect from time to time; and

(j)    references to “dollars” or “$” are to United States of America dollars.

ARTICLE II

BACKSTOP AND PRIVATE PLACEMENT COMMITMENTS

Section 2.1    The Rights Offerings and Private Placements.

(a)    On and subject to the terms and conditions hereof, including entry of the BCA Approval Order and the Confirmation Order, the Company shall conduct each Rights Offering pursuant to, and in accordance with, the Rights Offering Procedures, this Agreement, the Plan Support Agreement and the Plan.

(b)    On and subject to the terms and conditions hereof, including entry of the BCA Approval Order and the Confirmation Order, the Company shall conduct each Private Placement pursuant to, and in accordance with, this Agreement, the Plan Support Agreement, and the Plan.

Section 2.2    The Subscription Commitment, Backstop Commitment and Private Placement Commitment.

(a)    On and subject to the terms and conditions hereof, each Commitment Party agrees, severally and not jointly, (i) to fully exercise, and to cause its

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Affiliates to fully exercise, all Subscription Rights that are properly issued to it on the applicable Subscription Commencement Date on account of their Senior Notes Claims listed on Schedule 5 pursuant to the Primary Rights Offering, (ii) to duly purchase, and to cause its Affiliates to duly purchase, all Primary Rights Offering Stapled Securities issuable to it or its Affiliates on the Effective Date on account of their Senior Notes Claims listed on Schedule 5 pursuant to such exercise in clause (i) above at the Purchase Price, in accordance with the Rights Offering Procedures and the Plan (the “Primary Subscription Commitment”), and (iii) to execute and deliver, and to cause its Affiliates to execute and deliver, Delayed Draw Subscription Agreements committing on a several and not joint basis to purchase the Delayed Draw Rights Offering Stapled Securities in accordance with the terms thereof in the amount specified in Schedule 4 hereto on and subject to the terms and conditions set forth in such Delayed Draw Subscription Agreements (the “Delayed Draw Subscription Commitment”).

(b)    On and subject to the terms and conditions hereof, (i) each Commitment Party agrees, severally and not jointly, to purchase, and the Company agrees to sell to such Commitment Party, on the Closing Date (as defined below) for the Purchase Price, the number of Unsubscribed Primary Stapled Securities in connection with the Primary Rights Offering equal to (A) such Commitment Party’s Backstop Commitment Percentage multiplied by (B) the aggregate principal amount and number, as applicable, of Unsubscribed Primary Stapled Securities in the Primary Rights Offering, calculated to two decimal places and rounded up or down to the closest whole share and closest $1.00 (with a half share or $0.50 or greater rounded up and less than a half share or $0.50 rounded down) among the Commitment Parties solely to avoid issuances of Exit Notes of less than $1.00 and fractional shares (no consideration shall be provided in lieu of fractional shares or Exit Notes that are rounded down), (ii) each Commitment Party agrees, severally and not jointly, to commit to purchase pursuant to and subject to the terms of the Delayed Draw Subscription Agreements, and the Company commits to sell pursuant to and subject to the terms of the Delayed Draw Subscription Agreements for the Purchase Price, the principal amount and number, as applicable, of Unsubscribed Delayed Draw Stapled Securities in connection with the Delayed Draw Rights Offering equal to (A) such Commitment Party’s Delayed Draw Commitment Percentage multiplied by (B) the aggregate principal amount and number, as applicable, of Unsubscribed Delayed Draw Stapled Securities in the Delayed Draw Rights Offering, calculated to two decimal places and rounded up or down to the closest whole share and closest $1.00 (with a half share or $0.50 or greater rounded up and less than a half share or $0.50 rounded down) among the Commitment Parties solely to avoid issuances of Exit Notes of less than $1.00 and fractional shares (no consideration shall be provided in lieu of fractional shares or Exit Notes that are rounded down) and (iii) the Company shall execute and deliver the corresponding Delayed Draw Subscription Agreements referred to in clause (ii) above on the Closing Date and issue the Delayed Draw New Common Shares issuable under such Delayed Draw Subscription Agreements on the Closing Date. The obligations of the Commitment Parties to purchase such Unsubscribed Primary Stapled Securities in connection with the Primary Rights Offering as described in this Section 2.2(b) shall be referred to as the “Primary Backstop Commitment” and, together with the Primary Subscription Commitment, the “Funding Commitment”. The obligations of the Commitment Parties to enter into Delayed Draw Subscription Agreements committing to purchase the Unsubscribed Delayed Draw Stapled Securities subject to the terms thereof in connection with the Delayed Draw Rights Offering as described in this Section 2.2(b) shall be referred to as the “Delayed Draw Backstop Commitment” and, together with the Funding Commitment, the “Backstop Commitment”.

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(c)    On and subject to the terms and conditions hereof, (i) each Primary Private Placement Investor agrees, severally and not jointly, to purchase, and the Company agrees to sell to such Primary Private Placement Investor, on the Closing Date, the Primary Private Placement Stapled Securities for the Primary Private Placement Purchase Amount as set forth on Schedule 3a and Schedule 3b, calculated to two decimal places and rounded up or down to the closest whole share and closest $1.00 (with a half share or $0.50 or greater rounded up and less than a half share or $0.50 rounded down) among the Primary Private Placement Investors solely to avoid commitments of Exit Notes of less than $1.00 and issuances of fractional shares (no consideration shall be provided in lieu of fractional shares or Exit Notes that are rounded down), (ii) each Delayed Draw Private Placement Investor agrees to execute and deliver, and to cause its Affiliates to execute and deliver, the Delayed Draw Subscription Agreements, committing on a several and not joint basis to purchase the Private Placement Stapled Securities in accordance with the terms thereof in the amounts specified in Schedule 3c and Schedule 3d hereto on and subject to the terms and conditions set forth in such Delayed Draw Subscription Agreement, and (iii) the Company shall execute and deliver the corresponding Delayed Draw Subscription Agreements referred to in clause (ii) above on the Closing Date and issue the Delayed Draw New Common Shares issuable under such Delayed Draw Subscription Agreements on the Closing Date. The obligations of the Primary Private Placement Investors to purchase such Primary Private Placement Stapled Securities as described in this Section 2.2(c) shall be referred to as the “Private Placement Commitment”.

(d)    On and subject to the terms and conditions hereof, during the period commencing the first Business Day following the date of this Agreement and ending fourteen (14) Calendar Days thereafter (the “Subsequent Private Placement Investor Joinder Period”), a holder of a Senior Notes Claim that is not already a party to this Agreement may agree in writing to be bound by all of the terms of this Agreement applicable to the Subsequent Private Placement Investors by executing a joinder agreement, the form of which is attached hereto as Exhibit B (the “BCA Joinder Agreement”), provided that such holder of a Senior Notes Claim also has executed and delivered a signature page to the Plan Support Agreement to Paul, Weiss, Rifkind, Wharton & Garrison LLP during the Subsequent Private Placement Investor Joinder Period. Upon execution and delivery of the BCA Joinder Agreement such holder of a Senior Notes Claim will be deemed a Subsequent Private Placement Investor for all purposes hereunder, Schedule 3b and Schedule 3d shall be updated to include their commitment and all other Private Placement Investors’ Private Placement Commitments hereunder shall be adjusted proportionately to take into account such Subsequent Private Placement Investor’s Private Placement Commitment. A Subsequent Private Placement Investor’s maximum commitment hereunder shall be limited to their percentage of total Senior Notes Claims as of the last day of the Subsequent Private Placement Investor Joinder Period.

Section 2.3    Financing Party Default.

(a)    With respect to the Rights Offerings, during the five (5) Business Day period (which period may be extended by the Company in its sole discretion one time for a period of up to five (5) additional Business Days) after receipt of written notice from the Company to all Commitment Parties of a Commitment Party Default, which notice shall be given promptly to all Commitment Parties substantially concurrently following the occurrence of such Commitment Party Default (such five (5) Business Day or such longer period if extended,

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the “Commitment Party Replacement Period”), the Commitment Parties (other than any Defaulting Commitment Party) shall have the right, but not the obligation, to make arrangements for one or more of the Commitment Parties (other than any Defaulting Commitment Party) to purchase all or any portion of the Available Stapled Securities or enter into any Delayed Draw Subscription Agreements required to be entered into pursuant to Section 2.2(b) (such purchase or commitment, a “Commitment Party Replacement”) on the terms and subject to the conditions set forth in this Agreement and in such amounts as may be agreed upon by all of the Commitment Parties electing to purchase or commit to purchase, as applicable, all or any portion of the Available Stapled Securities (such Commitment Parties, the “Replacement Commitment Parties”). Any such Available Stapled Securities purchased or committed to be purchased, as applicable, by a Replacement Commitment Party shall be included, among other things, in the determination of (x) the Unsubscribed Stapled Securities to be purchased in the Primary Rights Offering or committed to be Purchased in the Delayed Draw Rights Offering by such Replacement Commitment Party for all purposes hereunder, (y) the Backstop Commitment Percentage of such Replacement Commitment Party for all purposes hereunder and (z) the Backstop Commitment of such Replacement Commitment Party for purposes of the definition of the “Requisite Financing Parties.” If a Commitment Party Default occurs, the Outside Date shall be delayed only to the extent necessary to allow for the Commitment Party Replacement to be completed within the Commitment Party Replacement Period.

(b)    With respect to the Private Placements, during the five (5) Business Day period (which period may be extended by the Company in its sole discretion one time for a period of up to five (5) additional Business Days) after receipt of written notice from the Company to all Commitment Parties of a Private Placement Investor Default, which notice shall be given promptly to all Commitment Parties substantially concurrently following the occurrence of such Private Placement Investor Default (such five (5) Business Day or such longer period if extended by the Company, the “Private Placement Investor Replacement Period”), the Commitment Parties (other than any Defaulting Private Placement Party) shall have the right, but not the obligation, to make arrangements for one or more of the Commitment Parties (other than any Defaulting Commitment Party) to purchase all or any portion of the Private Placement Stapled Securities of such Defaulting Private Placement Party and assume the obligations of such Defaulting Private Placement Party under any Delayed Draw Subscription Agreement required under Section 2.2(c) on the terms and subject to the conditions set forth in this Agreement and in such amounts as may be agreed upon by all of the Commitment Parties electing to purchase or commit to purchase, as applicable, all or any portion of the Private Placement Stapled Securities (such Commitment Parties, the “Replacement Private Placement Parties”). Any such Private Placement Stapled Securities purchased by a Replacement Private Placement Party shall be included in the determination of (x) the Unsubscribed Stapled Securities to be purchased by such Replacement Private Placement Party for all purposes hereunder, (y) the Backstop Commitment Percentage of such Replacement Private Placement Party for all purposes hereunder and (z) the Backstop Commitment of such Replacement Private Placement Party for purposes of the definition of the “Requisite Financing Parties.” If a Private Placement Investor Default occurs, the Outside Date shall be delayed only to the extent necessary to allow for the Private Placement Investor Replacement Period to be completed within the Private Placement Investor Replacement Period. For the avoidance of doubt, any failure by a Replacement Private Placement Party to purchase Private Placement Stapled Securities in the event of a Private Placement Investor Default shall not constitute a Commitment

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Party Default. Schedule 3 shall be revised as necessary without requiring a written instrument signed by the Company and the Requisite Financing Parties to reflect conforming changes in the composition of the Replacement Private Placement Parties and Private Placement Commitments as a result of any Private Placement Investor Replacement Period in compliance with this Section 2.3(b).

(c)    Notwithstanding anything in this Agreement to the contrary, if a Commitment Party is a Defaulting Commitment Party, it shall not be entitled to any of the Commitment Premium, Termination Payment, or Expense Reimbursement applicable solely to such Defaulting Commitment Party provided, or to be provided, under or in connection with this Agreement, and no Defaulting Private Placement Party shall be entitled to receipt of any expense reimbursement with respect to the Private Placement.

(d)    Nothing in this Agreement shall be deemed to require a Commitment Party to purchase more than its Backstop Commitment Percentage of the Unsubscribed Stapled Securities.

(e)    For the avoidance of doubt, notwithstanding anything to the contrary set forth in Section 9.6, but subject to Section 10.10, no provision of this Agreement shall relieve any Defaulting Commitment Party or Defaulting Private Placement Party from any liability hereunder, or limit the availability of the remedies set forth in Section 10.9, in connection with a Defaulting Commitment Party’s Commitment Party Default or Defaulting Private Placement Party’s Private Placement Investor Default, as applicable, under this Article II or otherwise.

Section 2.4    Escrow Account Funding.

(a)    No later than the third (3rd) Business Day following the Rights Offering Expiration Time with respect to the Rights Offerings, the Rights Offering Subscription Agent shall deliver to each Financing Party (other than a Subsequent Private Placement Investor) a written notice (the “Funding Notice”) of:

(i)    the principal amount and number, as applicable, of Primary Rights Offering Stapled Securities elected to be purchased by the Rights Offering Participants (including a breakdown of the Exit Notes and the New Diamond Common Shares in each case) and the aggregate Purchase Price therefor and the principal amount and number, as applicable, of Delayed Draw Rights Offering Stapled Securities committed to be purchased by the Delayed Draw Rights Offering Participants (including a breakdown of the Delayed Draw Exit Notes and the Delayed Draw New Common Shares in each case) as agreed to in the Delayed Draw Subscription Agreements;

(ii)    the principal amount and number, as applicable, of Primary Rights Offering Stapled Securities (including a breakdown of the Exit Notes and the New Diamond Common Shares in each case) (excluding any Unsubscribed Stapled Securities in connection with the Primary Rights Offering) to be issued and sold by the Company to such Commitment Party and the aggregate Purchase Price therefor (as it relates to each Commitment Party, such Commitment Party’s “Subscription Amount”) and the principal amount and number,

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as applicable, of Delayed Draw Rights Offering Stapled Securities (including a breakdown of the Delayed Draw Exit Notes and the Delayed Draw New Common Shares in each case) committed to be purchased by the Delayed Draw Rights Offering Participants as agreed to in the Delayed Draw Subscription Agreements;

(iii)    the aggregate principal amount and number of Unsubscribed Stapled Securities in connection with the Primary Rights Offering (including a breakdown of the Exit Notes and the New Diamond Common Shares in each case), if any, and the aggregate Purchase Price required for the purchase thereof and the aggregate principal amount and number, as applicable, of Unsubscribed Delayed Draw Stapled Securities in connection with the Delayed Draw Rights Offering (including a breakdown of the Delayed Draw Exit Notes and the Delayed Draw New Common Shares in each case), if any, and the aggregate Purchase Price required for the purchase thereof;

(iv)    the principal amount and number, as applicable, of Unsubscribed Stapled Securities in connection with the Primary Rights Offering (including a breakdown of the Exit Notes and the New Diamond Common Shares in each case) (based upon such Commitment Party’s Backstop Commitment Percentage) to be issued and sold by the Company to such Commitment Party and the aggregate Purchase Price therefor (as it relates to each Commitment Party, such Commitment Party’s “Backstop Amount”, and, together with the Subscription Amount, the “Funding Amount”) and the principal amount and number, as applicable, of Unsubscribed Delayed Draw Stapled Securities in connection with the Delayed Draw Rights Offering (including a breakdown of the Delayed Draw Exit Notes and the Delayed Draw New Common Shares in each case) (based upon such Commitment Party’s Backstop Commitment Percentage) to be committed to by such Commitment Party and the aggregate Purchase Price therefor; and

(v)    the account information (including wiring instructions) for the escrow account to which such Commitment Party shall deliver and pay the Subscription Amount and the Funding Amount with respect to the Primary Rights Offering (the “Escrow Account”); provided, that if a Commitment Party notifies the Company of its intention to pay and deliver its Subscription Amount and the Funding Amount directly to the Company in accordance with Section 2.4(b), the Escrow Account applicable to such Commitment Party for the purposes of this Article 2 shall be an account of the Company.

The Company shall promptly direct the Rights Offering Subscription Agent to provide any written backup, information and documentation relating to the information contained in the Funding Notice as any Commitment Party may reasonably request.

(b)    Five (5) Business Days prior to the Effective Date (such date, the “Escrow Funding Date”), (i) each Commitment Party shall deliver and pay its Funding Amount by wire transfer in immediately available funds in U.S. dollars into the Escrow Account in satisfaction of such Commitment Party’s Funding Commitment and (ii) each Initial Primary Private Placement Investor shall deliver and pay its respective Private Placement Commitment of the Primary Private Placement Purchase Amount by wire transfer in immediately available funds in U.S. dollars into the Escrow Account in satisfaction of the Private Placement Commitment; provided, that any fund that is prohibited from paying or delivering funds prior to the Effective

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Date, as identified to the Company, Paul, Weiss, Rifkind, Wharton & Garrison LLP and to Milbank LLP at least five (5) Business Days prior to the Escrow Funding Date in writing, shall pay and deliver such funds prior to 10:00 a.m. New York City time on the Effective Date to a segregated account of the Company as set forth under the Funding Notice. The Escrow Account shall be established with an escrow agent reasonably acceptable to the Requisite Financing Parties and the Company pursuant to an escrow agreement in form and substance reasonably acceptable to the Requisite Financing Parties and the Company. If this Agreement is terminated in accordance with its terms, the funds held in the Escrow Account shall be released, and each Financing Party shall receive from the Escrow Account the cash amount actually funded to the Escrow Account by such Financing Party, without any interest, promptly following such termination. Any Subsequent Private Placement Investor shall deliver and pay its respective Private Placement Commitment of the Primary Private Placement Purchase Amount by wire transfer in immediately available funds in U.S. dollars in accordance with the Rights Offering Procedures in satisfaction of the Private Placement Commitment.

(c)    The Company shall provide notice of the Effective Date to each Financing Party no later than eight (8) Business Days prior to such Effective Date.

Section 2.5    Closing.

(a)    Subject to Article VII, unless otherwise mutually agreed in writing between the Company and the Requisite Financing Parties, the closing of the Backstop Commitments and the Primary Private Placement (the “Closing”) shall take place at the offices of Milbank LLP, 55 Hudson Yards, New York, New York 10001, at 10:00 a.m., New York City time, on the date on which all of the conditions set forth in Article VII shall have been satisfied or waived in accordance with this Agreement (other than conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions). The date on which the Closing actually occurs shall be referred to herein as the “Closing Date.”

(b)    At the Closing, the funds held in the Escrow Account shall be released to the Company and utilized as set forth in, and in accordance with, the Plan and Confirmation Order.

(c)    At the Closing, issuance of the Exit Notes and New Diamond Common Shares will be made by the Company to (i) each Commitment Party (or to its designee in accordance with Section 2.8) against payment of such Commitment Party’s Funding Amount, in satisfaction of such Commitment Party’s Funding Commitment and (ii) each Primary Private Placement Investor (or to its designee in accordance with Section 2.8) against payment of such Primary Private Placement Investor’s Private Placement Commitment of the Primary Private Placement Purchase Amount, in satisfaction of such Primary Private Placement Investor’s Private Placement Commitment. The Company shall cause all Exit Notes and New Diamond Common Shares to be delivered into the account of a Financing Party through the facilities of The Depository Trust Company; provided, however, that to the extent The Depository Trust Company does not permit the Exit Notes or the New Diamond Common Shares to be deposited through its facilities, such securities will be delivered, at the option of the Financing Party, in book entry form on the register of the Company’s stock transfer agent or in the form of physical stock certificates to the account of the Financing Parties. Notwithstanding anything to the

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contrary in this Agreement, all Exit Notes and New Diamond Common Shares will be delivered with all issue, stamp, transfer, sales and use, or similar transfer Taxes or duties that are due and payable (if any) in connection with such delivery duly paid by the Company.

Section 2.6    Transfer of Backstop Commitments and Private Placement Commitments.

(a)    (i) No Commitment Party or Private Placement Investor (or any permitted transferee thereof) may Transfer all or any portion of its Backstop Commitment or Private Placement Commitment, as applicable, to the Debtors or any of the Debtors’ Affiliates; and (ii) notwithstanding any other provision of this Agreement, neither the Backstop Commitment nor the Private Placement Commitment may be transferred after the Company provides the Funding Notice in accordance with the terms of Section 2.4 of this Agreement without the consent of both the Requisite Financing Parties and the Company.

(b)    Each Commitment Party may Transfer all or any portion of its Backstop Commitment and each Initial Primary Private Placement Investor may transfer all or any portion of its Private Placement Commitment to any Related Purchaser of such Commitment Party or Initial Primary Private Placement Investor, as applicable, upon delivery to the Company and the Rights Offering Subscription Agent of a joinder to this Agreement, substantially in the form attached hereto as Exhibit C, executed by such Commitment Party or Private Placement Party, as applicable, and such Related Purchaser.

(c)    Each Commitment Party may Transfer all or any portion of its Backstop Commitment to any other Commitment Party or such other Commitment Party’s Related Purchaser (each, an “Existing Commitment Party Purchaser”) and each Initial Primary Private Placement Investor may Transfer all or any portion of its Private Placement Commitment to any other Initial Private Placement Investor or such other Initial Private Placement Investor’s Related Purchaser (each, an “Existing Initial Private Placement Investor”); provided, that (i) such Transfer shall have been consented to by the Requisite Financing Parties (in the case of a Transfer to a Related Purchaser) (such consent not to be unreasonably withheld or conditioned and shall be deemed to have been given after two (2) Complete Business Days following notification in writing to Milbank LLP and the Company of the proposed Transfer by such Commitment Party or Initial Primary Private Placement Investor, as applicable), and (ii) (1) to the extent such Existing Commitment Party Purchaser or Existing Initial Private Placement Investor is not a Commitment Party or Initial Private Placement Investor hereunder, prior to or concurrently with such Transfer such Commitment Party or Initial Private Placement Investor, as applicable shall deliver to the Company and the Rights Offering Subscription Agent a joinder to this Agreement, substantially in the form attached hereto as Exhibit D-1, executed by such Commitment Party and such Existing Commitment Party Purchaser or by such Initial Private Placement Investor and such Existing Initial Private Placement Investor, as applicable and (2) to the extent such Existing Commitment Party Purchaser is already a Commitment Party hereunder or such Existing Initial Private Placement Investor is already an Initial Private Placement Investor such Commitment Party or such Initial Private Placement Investor, as applicable, shall deliver to the Company and the Rights Offering Subscription Agent an amendment to this Agreement, substantially in the form attached hereto as Exhibit D-2, executed by such Commitment Party and such Existing Commitment Party Purchaser or by such Initial Primary

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Private Placement Investor and such Existing Initial Private Placement Investor, as applicable; provided, further, that no Transfer pursuant to this Section 2.6(c) shall relieve such Commitment Party or such Initial Primary Private Placement Investor from its obligations under this Agreement unless the Company otherwise agrees in writing to release such Commitment Party or such Initial Primary Private Placement Investor from its obligations under this Agreement in the Company’s sole discretion.

(d)    Subject to Section 2.6(e), each Commitment Party shall have the right to Transfer all or any portion of its Backstop Commitment to any Person that is not an Existing Commitment Party Purchaser and each Initial Primary Private Placement Investor shall have the right to transfer all or any portion of its Private Placement Commitment to a Person that is not an Existing Initial Private Placement Investor (each of the Persons to whom a Transfer is made, a “New Purchaser”), provided, that (i) such Transfer shall have been consented to by the Requisite Financing Parties (such consent shall not be unreasonably withheld or conditioned and shall be deemed to have been given after two (2) Complete Business Days following notification in writing to Milbank LLP of a proposed Transfer by such Commitment Party); (ii) such Transfer shall have been consented to by the Company in writing (such consent shall not be unreasonably withheld or conditioned and shall be deemed to have been given after two (2) Complete Business Days following written notification of a proposed Transfer by such Commitment Party or Private Placement Party, as applicable to the Company, unless any written objection is provided by the Company to such Commitment Party or Initial Primary Private Placement Investor, as applicable, during such two Business Day period); (iii) prior to and in connection with such Transfer, such Commitment Party or such Initial Primary Private Placement Investor, as applicable shall deliver to the Company and the Rights Offering Subscription Agent a joinder to this Agreement, substantially in the form attached hereto as Exhibit E, executed by such Commitment Party or Initial Primary Private Placement Investor, as applicable and such New Purchaser; and (iv) simultaneously with a Commitment Party’s Transfer of all or any portion of its Backstop Commitment to a New Purchaser or an Initial Primary Private Placement Investor’s Transfer of all or any portion of its Private Placement Commitment to a New Purchaser, such Commitment Party or such Private Placement Party, as applicable shall be obligated to make a proportionate Transfer of the Senior Notes Claims held by the Commitment Party or the Initial Primary Private Placement Investor to such New Purchaser (for the avoidance of doubt, the amount shall be determined by dividing the amount of the Backstop Commitment or Private Placement Commitment proposed to be sold by the total amount of Backstop Commitments or Private Placement Commitments held by the Commitment Party or Initial Primary Private Placement Investor, as applicable and then applying that percentage to the aggregate amount of each type of Claim held by the Commitment Party or Primary Private Placement Party, as applicable); provided that no Transfer pursuant to this Section 2.6(d) shall relieve such Commitment Party or such Initial Primary Private Placement Investor from its obligations under this Agreement unless the Company otherwise agrees in writing to release such Commitment Party or such Initial Primary Private Placement Investor from its obligations under this Agreement in the Company’s sole discretion.

(e)    Any Transfer of Backstop Commitments or Private Placement Commitments made (or attempted to be made) in violation of this Agreement shall be deemed null and void ab initio and of no force or effect, regardless of any prior notice provided to the Parties, any Commitment Party or Initial Primary Private Placement Investor, as applicable, and

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shall not create (or be deemed to create) any obligation or liability of any other Commitment Party, Private Placement Investor or any Debtor to the purported transferee or limit, alter or impair any agreements, covenants, or obligations of the proposed transferor under this Agreement. After the Closing Date, nothing in this Agreement shall limit or restrict in any way the ability of any Commitment Party or Initial Primary Private Placement Investor (or any permitted transferee thereof) to Transfer any of the Exit Notes or New Diamond Common Shares or any interest therein.

(f)    Upon compliance with Section 2.6(b), (c) or (d), as applicable, the transferring Commitment Party or Initial Primary Private Placement Investor, as applicable shall be deemed to relinquish its rights (and, (i) solely with respect to Transfers pursuant to Section 2.6(b) of this Agreement, be released from its obligations solely with respect to such transferred rights and (ii) with respect to Transfers pursuant to Section 2.6(c) or (d) of this Agreement, be released from its obligations with respect to such transferred rights upon the express written consent of the Company in its sole discretion, except for any claim for breach of this Agreement that occurs prior to such Transfer) under this Agreement to the extent of such transferred rights (and obligations solely with respect to Section 2.6(b), (c) and (d)), and the transferee shall become an additional Commitment Party or Initial Primary Private Placement Investor and be fully bound as a Commitment Party or Initial Primary Private Placement Investor, as applicable hereunder for all purposes of this Agreement. Upon the effectiveness of any Transfer of a Backstop Commitment or Private Placement Commitment pursuant to Section 2.6(b), (c) or (d), as applicable, the Company shall update Schedule 2 to reflect such Transfer, and such updates shall not constitute an amendment to this Agreement or otherwise be subject to any provision of this Agreement that applies to amendments of this Agreement. Solely to the extent that the Company agrees, in its sole discretion, to release a transferring Commitment Party or Initial Primary Private Placement Investor from its obligations under this Agreement in accordance with Section 2.6(c) or (d), as applicable, then such transferring Commitment Party or Initial Primary Private Placement Investor shall also be released of its obligations under this Agreement solely to extent of such transferred rights.

Section 2.7    [RESERVED].

Section 2.8    Designation Rights.

(a)    Each Commitment Party shall have the right to designate by written notice to the Company no later than two (2) Business Days prior to the Closing Date that some or all of the Unsubscribed Stapled Securities in connection with the Primary Rights Offering and Primary Rights Offering Stapled Securities that it is obligated to purchase hereunder be issued in the name of, and delivered to a Related Purchaser of such Commitment Party upon receipt by the Company of payment therefor in accordance with the terms hereof, which notice of designation shall: (i) be addressed to the Company and signed by such Commitment Party and each such Related Purchaser; (ii) specify the number of Unsubscribed Stapled Securities in connection with the Primary Rights Offering and Primary Rights Offering Stapled Securities to be delivered to or issued in the name of such Related Purchaser; and (iii) contain a confirmation by each such Related Purchaser of the accuracy of the representations set forth in Sections 5.4 through 5.6 as applied to such Related Purchaser; provided, that no such designation pursuant to this Section 2.8(a) shall relieve such Commitment Party from its obligations under this Agreement.

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(b)    Each Initial Primary Private Placement Investor shall have the right to designate by written notice to the Company no later than two (2) Business Days prior to the Closing Date that some or all of the Primary Private Placement Stapled Securities that it is obligated to purchase hereunder be issued in the name of, and delivered to a Related Purchaser of such Initial Primary Private Placement Investor upon receipt by the Company of payment therefor in accordance with the terms hereof, which notice of designation shall: (i) be addressed to the Company and signed by such Initial Primary Private Placement Investor and each such Related Purchaser; (ii) specify the number of Primary Private Placement Stapled Securities to be delivered to or issued in the name of such Related Purchaser; and (iii) contain a confirmation by each such Related Purchaser of the accuracy of the representations set forth in Sections 5.4 through 5.6 as applied to such Related Purchaser; provided, that no such designation pursuant to this Section 2.8(b) shall relieve such Initial Primary Private Placement Investor from its obligations under this Agreement.

Section 2.9    Consent to Transfers of Subscription Rights by Commitment Parties. The Company hereby consents to any Transfer of the Subscription Rights held by any Commitment Party to any such Commitment Party’s Related Purchaser. Each Commitment Party may Transfer any interest in a Rights Offering Stapled Security following the applicable Subscription Commencement Date without a corresponding transfer of Subscription Rights.

Section 2.10    Notification of Aggregate Number of Exercised Subscription Rights. Upon request from the Requisite Financing Parties or the Advisors, from time to time prior to the applicable Rights Offering Expiration Time (and any permitted extensions thereto), the Company shall promptly notify, or cause the Rights Offering Subscription Agent to promptly notify, the Commitment Parties or the Private Placement Investors, as applicable, of the aggregate number of Subscription Rights known by the Company or the Rights Offering Subscription Agent to have been exercised pursuant to the Primary Rights Offering as of the most recent practicable time before such request.

Section 2.11    Rights Offerings. The Rights Offerings shall be conducted in accordance with Section 1145 of the Bankruptcy Code, except with respect to the offer and sale of the Unsubscribed Stapled Securities, if any, which shall be conducted in reliance upon the exemption from registration under the Securities Act provided in Section 4(a)(2) or Regulation S under the Securities Act or another available exemption from registration under the Securities Act, and, in all material respects, in accordance with the BCA Approval Order, the Rights Offering Procedures and this Agreement.

Section 2.12    Private Placements. The Private Placements shall be conducted in reliance upon the exemption from registration under the Securities Act provided in Section 4(a)(2) or Regulation S under the Securities Act or another available exemption from registration under the Securities Act.

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ARTICLE III

COMMITMENT PREMIUM AND EXPENSE REIMBURSEMENT

Section 3.1    Premium Payable by the Debtors.

Subject to Section 3.2, as consideration for the Backstop Commitment, the Initial Private Placement Commitment and the other agreements of the Commitment Parties and the Initial Private Placement Investors in this Agreement, the Debtors shall pay or cause to be paid on the Closing Date a nonrefundable aggregate premium to each Commitment Party and each Initial Private Placement Investor of Exit Notes who executed this Agreement on the BCA Execution Date, as set forth on Schedule 2 (the “Commitment Premium”). The applicable Commitment Premium shall be payable in Exit Notes in accordance with Section 3.2, to the Commitment Parties and Initial Private Placement Investors (including any Replacement Commitment Party and Replacement Private Placement Party, but excluding any Defaulting Commitment Party or Defaulting Private Placement Party) or their designees in proportion to their respective Backstop Commitment Percentages at the time the payment of the applicable Commitment Premium is made.

No Commitment Premium is payable to any Subsequent Private Placement Investor on account of their obligations hereunder.

The provisions for the payment of the Commitment Premium, the Termination Payment and Expense Reimbursement, and the indemnification provided herein, are an integral part of the transactions contemplated by this Agreement and without these provisions the Commitment Parties would not have entered into this Agreement. Subject to the Bankruptcy Court’s approval, the BCA Approval Order and the Plan shall provide that the Commitment Premium and the Termination Payment shall constitute allowed administrative expenses of the Debtors’ estates under Sections 503(b) and 507 of the Bankruptcy Code. In addition and as a result thereof, the proposed Confirmation Order and the Plan filed by the Debtors shall provide that any New Diamond Common Shares issued as payment of the Commitment Premium are issuable under Section 1145 of the Bankruptcy Code; provided, that the Bankruptcy Court’s failure to approve the Commitment Premium as an allowed administrative expense shall not constitute a breach by the Company of any covenant in this Agreement.

Section 3.2    Payment of Premium. The Commitment Premium shall be fully earned, nonrefundable and non-avoidable upon entry of the BCA Approval Order and shall be paid by the Debtors, free and clear of any withholding or deduction for any applicable Taxes, on the Closing Date as set forth above. For the avoidance of doubt, to the extent payable in accordance with the terms of this Agreement, the applicable Commitment Premium will be payable regardless of the amount of Unsubscribed Stapled Securities (if any) actually purchased or committed for. The Reorganized Diamond Offshore shall satisfy its obligation to pay the applicable Commitment Premium on the Closing Date by issuing the principal amount of Exit Notes (rounding down to the nearest whole dollar) to each Commitment Party or Initial Private Placement Investor (or its designee) equal to such Commitment Party’s or Initial Private Placement Investor’s Commitment Premium amount; provided, that if the Closing does not occur, the Termination Payment shall be payable (in lieu of the Commitment Premium) in cash, to the extent provided in (and in accordance with) Section 9.6.

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Section 3.3    Expense Reimbursement.

(a)    Until the earlier to occur of (i) the Closing and (ii) the termination of this Agreement in accordance with its terms, the Debtors agree to pay in accordance with Section 3.3(b): (A) the reasonable and documented out-of-pocket fees and expenses (including reasonable travel costs and expenses), whether incurred before, on or after the Petition Date, of Milbank LLP (“Milbank”), as primary counsel to the Commitment Parties and the Initial Private Placement Investors, Evercore Group L.L.C., as financial advisor and investment banker to Milbank in connection with such role, the other Advisors, and any other financial advisors, consultants and other professionals for specialized areas of expertise as circumstances warrant retained by the Commitment Parties or Initial Private Placement Investors and any other advisors or consultants as may be reasonably determined by the Commitment Parties or Initial Private Placement Investors, in consultation with, and the prior reasonable approval of, the Company, in each case that have been and are actually incurred in connection with (x) the negotiation, preparation and implementation of the Transaction Agreements and the other agreements and transactions contemplated thereby and (y) the Restructuring Transactions and the Chapter 11 Cases; (B) the reasonable and documented out-of-pocket fees and expenses (including reasonable travel costs and expenses), of the Commitment Parties and Initial Private Placement Investors, whether incurred before, on or after the Petition Date, in consultation with the Company, in each case that have been and are actually incurred in connection with the negotiation, preparation and implementation of the Transaction Agreements and the other agreements and transactions contemplated thereby; (C) all filing fees, if any, required by the HSR Act or any other Antitrust and Foreign Investment Law in connection with the transactions contemplated by this Agreement and all reasonable and documented out-of-pocket expenses related thereto of the Commitment Parties and the Initial Private Placement Investors; and (D) all reasonable and documented out-of-pocket fees and expenses incurred in connection with any required regulatory filings in connection with the transactions contemplated by this Agreement (including, without limitation, filings done on Schedule 13D, Schedule 13G, Form 3 or Form 4, in each case, promulgated under the Exchange Act), in each case, that have been paid or are payable to Milbank (such payment obligations set forth in clauses (A), (B), (C) and (D), collectively, the “Expense Reimbursement”); provided that the Subsequent Private Placement Investors shall not be entitled to the Expense Reimbursement. The Expense Reimbursement shall, pursuant to the BCA Approval Order, constitute allowed administrative expenses of the Debtors’ estates under Sections 503(b) and 507 of the Bankruptcy Code.

(b)    The Expense Reimbursement accrued through the date on which the BCA Approval Order is entered shall be paid within five (5) Business Days of the Company’s receipt of invoices therefor. The Expense Reimbursement accrued thereafter shall be payable by the    Debtors within five (5) Business Days after receipt of monthly invoices therefor; provided, that the Debtors’ final payment shall be made contemporaneously with the Closing or the termination of this Agreement, as applicable, pursuant to Article IX.

Section 3.4    Tax Treatment. The Debtors, the Commitment Parties and the Private Placement Investors agree for all Tax purposes to treat: (i) the Backstop Commitment as

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an option of the Company to put the Unsubscribed Stapled Securities to the Commitment Parties; (ii) the portion of the Commitment Premium allocable to the Backstop Commitment as premium for such put option; and (iii) each of the Primary Rights Offering Stapled Securities and the Primary Private Placement Stapled Securities as an “investment unit” within the meaning of Section 1273(c)(2) of the Internal Revenue Code of 1986, as amended (the “Code”). The Debtors, the Commitment Parties and the Private Placement Investors further agree that the issue price of Primary Rights Offering Stapled Securities and the Primary Private Placement Stapled Securities will equal the sum of: (x) the fair market value of the Subscription Rights and (y) the Purchase Price, which such issue price shall be further allocated ratably to the New Diamond Common Shares and Exit Notes included in the Stapled Securities based on their respective fair market values in accordance with Treasury Regulations Section 1.1273-2(h). Each party shall prepare their respective U.S. federal, state and local income Tax returns in a manner consistent with the foregoing treatment and no party shall take any position or action inconsistent with such treatment, except in each case to the extent otherwise required by a final “determination” within the meaning of Section 1313(a) of the Code.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE DEBTORS

Each of the Debtors, jointly and severally, hereby represent and warrant to the Financing Parties as set forth below.

Section 4.1    Disclosure Statement. Since December 31, 2019, the Company has filed all required reports, schedules, forms and statements with the SEC. As of their respective dates, and giving effect to any amendments or supplements thereto filed prior to the date of this Agreement, each of the Company’s filed SEC documents complied in all material respects with the requirements of the Securities Act or the Exchange Act applicable to such filed SEC documents. The Company’s filed SEC documents, taken as a whole, after giving effect to any amendments or supplements thereto and to any subsequently filed SEC documents, in each case filed prior to the date of this Agreement, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Disclosure Statement as approved by the Bankruptcy Court will conform in all material respects with Section 1125 of the Bankruptcy Code.

Section 4.2    Financial Statements.

(a)    The consolidated financial statements of the Company included or incorporated by reference in Forms 10-Q and 10-K filed by the Company with the SEC since December 31, 2019 (collectively, the “Financial Statements”), complied or when submitted or filed will comply, as the case may be, in all material respects with the applicable requirements of the Securities Act and the Exchange Act and presented fairly or when submitted and filed will present fairly in all material respects the financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries, taken as a whole, as of the dates indicated and for the periods specified therein. The Financial Statements have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods and at the dates covered thereby (except, in the case of unaudited interim financial statements, as permitted by Form 10-Q of the SEC).

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(b)    There are no liabilities or obligations of the Company or any of the other Debtors of any kind whatsoever, whether accrued, contingent, absolute, determined or determinable, that would be required by GAAP, consistently applied, to be reflected on the balance sheet of the Company other than (i) liabilities or obligations disclosed and provided for in the consolidated balance sheet of the Company as of September 30, 2020 or in the notes thereto, (ii) liabilities or obligations incurred in accordance with or in connection with this Agreement or the other Transaction Agreements, (iii) liabilities or obligations incurred in the ordinary course of business since September 30, 2020 or disclosed in the Company SEC Documents, (iv) liabilities or obligations that have been discharged or paid in full or (v) liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.3    No Material Adverse Change. From September 30, 2020 to the date hereof, no Material Adverse Effect has occurred.

Section 4.4    Organization and Good Standing. The Company and each of its “significant subsidiaries” (as defined in Rule 1-02 of Regulation S-X under the Exchange Act) have been duly organized and are validly existing and in good standing under the laws of their respective jurisdictions of organization, are duly qualified to do business and are in good standing in each jurisdiction in which their respective ownership or lease of property or the conduct of their respective businesses requires such qualification, and have all power and authority necessary to own or hold their respective properties and to conduct the businesses in which they are engaged, except where the failure to be so qualified, in good standing or have such power or authority would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.5    Capitalization. All the outstanding shares of capital stock or other equity interests of each subsidiary of the Company have been duly and validly authorized and issued, are fully paid and non-assessable and (except, in the case of any foreign subsidiary, for directors’ qualifying shares) are owned directly or indirectly by the Company, free and clear of any lien, charge, encumbrance, security interest, restriction on voting or transfer or any other claim of any third party.

Section 4.6    Due Authorization.

(a)    The Company has the requisite corporate power and authority (i) subject to entry of the BCA Approval Order, to enter into, execute and deliver this Agreement, and (ii) subject to entry of the BCA Approval Order, the Disclosure Statement Order and the Confirmation Order, to consummate the transactions contemplated herein, the Transaction Agreements, and the Plan, and to perform its obligations under each of the Transaction Agreements (other than this Agreement). Subject to the receipt of the foregoing Orders, as applicable, the execution and delivery of this Agreement and each of the other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been or will be duly authorized by all requisite corporate action on behalf of the

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Company, and no other corporate proceedings on the part of the Company are or will be necessary to authorize this Agreement or any of the other Transaction Agreements or to consummate the transactions contemplated hereby or thereby.

(b)    Subject to entry of the BCA Approval Order and the Confirmation Order, each of the other Debtors has the requisite power and authority (corporate or otherwise) to enter into, execute and deliver each Transaction Agreement to which such other Debtor is a party and to perform its obligations thereunder. Subject to the receipt of the foregoing Orders, as applicable, the execution and delivery of this Agreement and each of the other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been or will be duly authorized by all requisite action (corporate or otherwise) on behalf of each other Debtor party thereto, and no other proceedings (corporate or otherwise) on the part of any other Debtor party thereto are or will be necessary to authorize this Agreement or any of the other Transaction Agreements or to consummate the transactions contemplated hereby or thereby.

(c)    Subject to entry of the BCA Approval Order and the Confirmation Order, each of the Company and the other Debtors has the requisite power and authority (corporate or otherwise) to perform its obligations under the Plan, and has taken or shall take all necessary actions (corporate or otherwise) required for the due consummation of the Plan in accordance with its terms.

Section 4.7    Issuance.

(a)    Subject to the entry of the BCA Approval Order and the Confirmation Order, (i) the distribution of the Subscription Rights to be issued pursuant to the Plan has been duly and validly authorized and (ii) (A) the Exit Notes, when issued and delivered against payment therefore in the Rights Offerings and Private Placements, or to the Financing Parties hereunder, in accordance with the terms of the Exit Notes Indenture, will be valid and legally binding obligations of the Debtors, enforceable against the Debtors in accordance with their terms and the terms of Exit Notes Indenture, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity whether applied in a court of law or a court of equity and (B) the guarantees of the Exit Notes Indenture, when issued and delivered against payment therefor in accordance with the terms of the Exit Notes Indenture, will be valid and legally binding obligations of the applicable Guarantor, enforceable against such guarantor in accordance with their terms and the term Exit Notes Indenture, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity whether applied in a court of law or a court of equity.

(b)    Subject to the entry of the BCA Approval Order and the Confirmation Order, the New Diamond Common Shares to be issued pursuant to the Plan, including the New Diamond Common Shares to be issued in connection with the Rights Offerings and the Private Placements, will, when issued and delivered on the Closing Date, be duly and validly authorized, issued and delivered and shall be fully paid and non-assessable, and free and clear of all Taxes, liens, preemptive rights, subscription and similar rights (other than as may arise under the Reorganized Diamond Offshore Organizational Documents).

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Section 4.8    [RESERVED].

Section 4.9    Authorized Shares. As of the Closing Date and subject to the entry of the Confirmation Order, the Company has all consents, approvals and authorizations necessary for the issuance of the New Diamond Common Shares to be issued pursuant to the Plan, and the Company has full right, power and authority to sell, assign, transfer and deliver the shares of New Diamond Common Shares to the Commitment Parties. The New Diamond Common Shares have been duly authorized for issuance and sale to the Commitment Parties and, when issued and delivered by the Company, will be validly issued as fully paid and nonassessable shares.

Section 4.10     Delayed Draw Subscription Agreements. As of the Closing Date and subject to the entry of the Confirmation Order, the Delayed Draw Subscription Agreements have been duly authorized by the Company and are duly executed and delivered by the Company on the Effective Date and when duly executed in accordance with each of their terms by each of the other parties thereto, the Delayed Draw Subscription Agreements will constitute valid and legally binding agreements of the Company enforceable against the Company in accordance with their terms, subject to the Enforceability Exceptions.

Section 4.11    Registration Rights Agreement. As of the Closing Date and subject to the entry of the Confirmation Order, the Registration Rights Agreement has been duly authorized by the Company and is duly executed and delivered by the Company on the Effective Date and when duly executed in accordance with each of its terms by each of the other parties thereto, the Registration Rights Agreement will constitute a valid and legally binding agreement of the Company enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

Section 4.12    No Violation or Default. Neither the Company nor any of its subsidiaries is: (i) in violation of its charter or by-laws or similar organizational documents; (ii) in default, and no event has occurred that, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject; or (iii) in violation of any law or statute or any judgment, Order, rule or regulation of any court or arbitrator or governmental or regulatory authority, except, in the case of clauses (ii) and (iii) above, for any such default or violation that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or was caused by the commencement of the Chapter 11 Cases.

Section 4.13    No Conflicts. The execution, delivery and performance by the Company of each of the Transaction Agreements, and compliance by the Company with the terms thereof and the consummation of the transactions contemplated by the Transaction Agreements will not (i) conflict with or result in a breach or violation of any of the terms or

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provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its subsidiaries pursuant to, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject, (ii) result in any violation of the provisions of the charter or by-laws or similar organizational documents of the Company or any of its subsidiaries or (iii) result in the violation of any law or statute or any judgment, Order, rule or regulation of any court or arbitrator or governmental or regulatory authority, except, in the case of clauses (i) and (iii) above, for any such conflict, breach, violation, default, lien, charge or encumbrance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.14    No Consents Required. No consent, approval, authorization, Order, registration or qualification of or with any court or arbitrator or governmental or regulatory authority is required for the execution, delivery and performance by the Company of each of the Transaction Agreements, the issuance and sale of the Exit Notes and the New Diamond Common Shares and compliance by the Company with the terms thereof and the consummation of the transactions contemplated by the Transaction Agreements, except for (a) the entry of the BCA Approval Order authorizing the Company and the other Debtors to execute and deliver this Agreement and perform its obligations hereunder, (b) the entry of the Confirmation Order authorizing the Company and the other Debtors to perform each of their respective obligations under the Plan, (c) entry by the Bankruptcy Court, or any other court of competent jurisdiction, of orders as may be necessary in the Chapter 11 Cases from time to time, (d) Antitrust and Foreign Investment Approvals, if any, in connection with the transactions contemplated by this Agreement and (e) such consents, approvals, authorizations, Orders and registrations or qualifications (i) as have been or will be obtained under the Securities Act and the Trust Indenture Act and (ii) as may be required under applicable state securities laws in connection with the purchase and distribution of the Exit Notes and New Diamond Common Shares by the Commitment Parties.

Section 4.15    Legal Proceedings. Except for the voluntary filings for relief under the Bankruptcy Code, and except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) there are no legal, governmental or regulatory investigations, actions, suits or proceedings pending to which the Company or any of its subsidiaries is a party or to which any property of the Company or any of its subsidiaries is the subject; (ii) no such investigations, actions, suits or proceedings are, to the Knowledge of the Company, threatened or contemplated by any governmental or regulatory authority or threatened by others; and (iii) there are no material current or pending legal, governmental or regulatory actions, suits or proceedings that not so described in the Disclosure Statement.

Section 4.16    Independent Accountants. To the Knowledge of the Company, Deloitte & Touche LLP, who has certified certain financial statements of the Company and its subsidiaries, is an independent registered public accounting firm with respect to the Company and its subsidiaries within the applicable rules and regulations adopted by the SEC and the Public Company Accounting Oversight Board (United States) and as required by the Securities Act.

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Section 4.17    Investment Company Act. Neither the Company nor any of its subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended, (collectively, the “Investment Company Act”).

Section 4.18    [RESERVED].

Section 4.19    Title to Real and Personal Property. The Company and its subsidiaries have good and marketable title in fee simple to, or have valid rights to lease or otherwise use, all items of real and personal property that are material to the respective businesses of the Company and its subsidiaries, in each case free and clear of all liens, encumbrances, claims and defects and imperfections of title except those that (i) do not materially interfere with the use made and proposed to be made of such property by the Company and its subsidiaries or (ii) would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.20    Title to Intellectual Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its subsidiaries own or possess or can acquire on reasonable terms adequate rights to use all material patents, patent applications, trademarks, service marks, trade names, trademark registrations, service mark registrations, copyrights, licenses and know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures) necessary for the conduct of their respective businesses now operated by them; and the Company and its subsidiaries have not received any written notice of any claim of infringement or conflict with any such rights of others that, if determined adversely to the Company or any of its subsidiaries, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.21    Taxes. Except as would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, the Company and its subsidiaries have paid all federal, state, local and foreign Taxes and filed all Tax returns required to be paid or filed through the date hereof; and except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there is no Tax deficiency that has been, or would reasonably be expected to be, asserted against the Company or any of its subsidiaries or any of their respective properties or assets.

Section 4.22    Licenses and Permits. The Company and its subsidiaries possess all licenses, certificates, permits and other authorizations issued by, and have made all declarations and filings with, the appropriate federal, state, local or foreign governmental or regulatory authorities that are necessary for the ownership or lease of their respective properties or the conduct of their respective businesses as described in the Disclosure Statement, except where the failure to possess or make the same would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any of its subsidiaries has received notice of any revocation or modification of any such license, certificate, permit or authorization or has any reason to believe that any such license, certificate, permit or authorization will not be renewed in the ordinary course.

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Section 4.23    Employee Benefit Plans.

(a)    Except for the filing and pendency of the Chapter 11 Cases or otherwise as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) none of the Debtors or any of their Subsidiaries has engaged in a non-exempt “prohibited transaction” (as defined in Section 406 of ERISA and Section 4975 of the Code) in connection with any employee pension benefit plan (as defined in Section 3(2) of ERISA) that would subject the Debtors or any of their Subsidiaries to Tax; and (ii) no employee welfare plan (as defined in Section 3(1) of ERISA) maintained or contributed to by the Debtors or any of their Subsidiaries provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA or other applicable Law and other than for post-separation benefits provided under individual employment agreements).

(b)    None of the Debtors, any of their Subsidiaries or any ERISA Affiliates sponsors, maintains, contributes to or has any liability with respect to any Company Plan. Except as required by Law or as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, none of the Subsidiaries have established, sponsored or maintained, or has any liability with respect to, any employee defined benefit pension benefit plan governed by or subject to the Laws of a jurisdiction other than the United States of America.

(c)    Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each employee benefit plan within the meaning of Section 3(3) of ERISA that is sponsored, maintained or contributed to by the Debtors or their Subsidiaries complies and has complied in both form and operation with its terms and all applicable Laws and legal requirements; (ii) there are no pending, or to the Knowledge of the Debtors, threatened claims, sanctions, actions or lawsuits, asserted or instituted against any such employee benefit plans or any Person as fiduciary or sponsor of any such plan, in each case other than claims for benefits in the ordinary course; and (iii) neither the Debtors, nor any of their Subsidiaries, could reasonably be expected to have any obligation to provide any individual with a “gross up” or similar payment in respect of any Taxes that may become payable under Section 409A or 4999 of the Code.

(d)    Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Debtors and each of their Subsidiaries has complied and is currently in compliance with all Laws and legal requirements in respect of personnel, employment and employment practices; (ii) all service providers of the Debtors or their Subsidiaries are correctly classified as employees, independent contractors, or otherwise for all purposes (including any applicable tax and employment policies or law); and (iii) the Debtors and their Subsidiaries have not and are not engaged in any unfair labor practice.

Section 4.24    No Labor Disputes. No labor disturbance by or dispute with employees of the Company or any of its subsidiaries exists or, to the Knowledge of the Company, is contemplated or threatened, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.25    Compliance with Environmental Laws. (i) Except with respect to any matters that would not reasonably be expected to have, individually or in the aggregate, a

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Material Adverse Effect, the Company and its subsidiaries (x) are, and at all prior times were, in compliance with any and all Environmental Laws; (y) have received and are in compliance with all permits, licenses, certificates or other authorizations or approvals required of them under applicable Environmental Laws to conduct their respective businesses; and (z) have not received notice of any actual or potential liability under or relating to any Environmental Laws, including for the investigation or remediation of any disposal or release of hazardous or toxic substances or wastes, pollutants or contaminants and have no Knowledge of any event or condition that would reasonably be expected to result in any such notice; and (ii) there are no costs or liabilities associated with Environmental Laws of or relating to the Company or its subsidiaries, except for (x) costs or liabilities associated with failure to receive or comply with required permits, licenses or approvals or (y) other costs or liabilities associated with Environmental Laws, where, in either case of (x) or (y), such costs or liabilities would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (x) there are no proceedings that are pending, or that are known to be contemplated, against the Company or any of its subsidiaries under any Environmental Laws in which a Governmental Entity is also a party, other than such proceedings regarding which it is reasonably believed no monetary sanctions of $300,000 or more will be imposed, (y) the Company and its subsidiaries are not aware of any issues regarding compliance with Environmental Laws, or liabilities or other obligations under Environmental Laws or concerning hazardous or toxic substances or wastes, pollutants or contaminants, that would reasonably be expected to have a material effect on the capital expenditures, earnings or competitive position of the Company and its subsidiaries, and (z) none of the Company and its subsidiaries anticipates material capital expenditures during 2020 relating to any Environmental Laws.

Section 4.26    Disclosure Controls. (i) The Company and each of its subsidiaries maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act), (ii) such disclosure controls and procedures are designed to ensure that the information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is accumulated and communicated to management of the Company and its subsidiaries, including their respective principal executive officers and principal financial officers, as appropriate, to allow timely decisions regarding required disclosure to be made and (iii) such disclosure controls and procedures are effective in all material respects to perform the functions for which they were established.

Section 4.27    Accounting Controls. The Company maintains a system of “internal control over financial reporting” (as defined in Rule 13a-15(f) of the Exchange Act) that complies with the requirements of the Exchange Act and has been designed by, or under the supervision of its principal executive and principal financial officers, or Persons performing similar functions, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles, including, but not limited to, internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

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Section 4.28    Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company and its subsidiaries have insurance covering such risks as are customarily carried by businesses similarly situated, which insurance is in amounts and insures against such losses and risks as are generally deemed adequate and customary for their businesses, and (ii) neither the Company nor any of its subsidiaries: (A) has received notice from any insurer or agent of such insurer that capital improvements or other expenditures are required or necessary to be made in order to continue such insurance or (B) has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage at a cost from similar insurers as may be necessary to continue its business.

Section 4.29    Compliance with Anti-Money Laundering Laws. The operations of the Company and its subsidiaries are, and have been in the past three years, conducted in compliance in all material respects with applicable financial recordkeeping and reporting requirements, including those of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the applicable money laundering statutes of all jurisdictions where the Company or any of its subsidiaries conducts business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the Knowledge of the Company, threatened.

Section 4.30    No Conflicts with Sanctions Laws. Neither the Company nor any of its subsidiaries nor any director or officer or, to the Knowledge of the Company, employee, agent or Affiliate acting on behalf of the Company or any of its subsidiaries is currently the subject or the target of any sanctions administered or enforced by the U.S. government (including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury and the U.S. Department of State), the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom (collectively, “Sanctions”), nor is the Company or any of its subsidiaries located, organized or resident in a country or territory that is the subject or target of comprehensive Sanctions broadly prohibiting dealings involving such country or territory, including, without limitation, Cuba, Iran, North Korea, Syria and the Crimea region of Ukraine (each, a “Sanctioned Country”); and the Company will not directly or indirectly use the proceeds of the sale of the Rights Offering Stapled Securities, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity (i) to fund or facilitate any activities of or business or dealings with any Person that, at the time of such funding or facilitation, is the subject or target of Sanctions, (ii) to fund or facilitate any activities or dealings of, or business in, any Sanctioned Country or (iii) in any other manner that would constitute or give rise to a violation by any Person (including any Person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions. For the past five years, the Company and its subsidiaries have not knowingly engaged in and are not now knowingly engaged in any dealings or transactions (i) with any Person that at the time of the dealing or transaction is or was the subject or the target of Sanctions or (ii) with or in any Sanctioned Country.

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Section 4.31    No Unlawful Payments. Neither the Company nor any of its subsidiaries nor any director or officer or, to the Knowledge of the Company, employee, agent, Affiliate or other Person acting on behalf of the Company or any of its subsidiaries has, directly or indirectly, in the past five years: (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made or taken an act in furtherance of an offer, promise or authorization of any unlawful payment or benefit to any foreign or domestic government official or employee, including of any government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or the Bribery Act 2010 of the United Kingdom, or any other applicable anti-bribery or anti-corruption law (collectively, the “Anti-Corruption Laws”); or (iv) made, offered, agreed, requested or taken an act in furtherance of any unlawful bribe or other unlawful benefit, including, without limitation, any rebate, payoff, influence payment, kickback or other unlawful payment or benefit. The Company and its subsidiaries have instituted, maintain and enforce, and will continue to maintain and enforce, policies and procedures designed to promote and ensure compliance with the Anti-Corruption Laws.

Section 4.32    Margin Rules. Neither sale nor resale of the Rights Offering Stapled Securities nor the application of the proceeds thereof by the Company as described in the Disclosure Statement will violate Regulation T, U or X of the Board of Governors of the Federal Reserve System or any other regulation of such Board of Governors promulgated thereunder.

Section 4.33    No Stabilization. The Company has not taken, directly or indirectly, any action designed to or that could reasonably be expected to cause or result in any stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Rights Offering Stapled Securities.

Section 4.34    Sarbanes-Oxley Act. In the past three years, there has been no failure on the part of the Company or any of the Company’s directors or officers, in their capacities as such, to comply in all material respects with any provision of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated in connection therewith (the “Sarbanes-Oxley Act”), including Section 402 related to loans and Sections 302 and 906 related to certifications.

Section 4.35    [RESERVED].

Section 4.36    Arm’s-Length Dealing. Each of the Debtors agrees that (a) each of the Commitment Parties is acting solely in the capacity of an arm’s-length contractual counterparty with respect to the transactions contemplated hereby (including in connection with determining the terms of the Rights Offerings and the Private Placements) and not as a financial advisor or a fiduciary to, or an agent of, the Debtors or any of their respective Subsidiaries and (b) no Commitment Party is advising the Debtors or any of their respective Subsidiaries as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction.

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Section 4.37    No Broker’s Fees. Such Debtor is not a party to any Contract with any Person (other than with respect to the Transaction Agreements) that would give rise to a valid Claim against such Debtor for a brokerage commission, finder’s fee or like payment in connection with the Rights Offerings, the Private Placements or the issuance or sale of the Exit Notes or the New Diamond Common Shares, as applicable to such Debtor.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE FINANCING PARTIES

Each Financing Party represents and warrants severally and not jointly as to itself only (unless otherwise set forth herein, as of the date of this Agreement and as of the Closing Date) as set forth below.

Section 5.1    Incorporation. Such Financing Party is a legal entity duly organized, validly existing and, if applicable, in good standing (or the equivalent thereof) under the Laws of its jurisdiction of incorporation or organization.

Section 5.2    Corporate Power and Authority. Such Financing Party has the requisite power and authority (corporate or otherwise) to enter into, execute and deliver this Agreement and each other Transaction Agreement to which such Financing Party is a party and to perform its obligations hereunder and thereunder and has taken all necessary action (corporate or otherwise) required for the due authorization, execution, delivery and performance by it of this Agreement and the other Transaction Agreements.

Section 5.3    Execution and Delivery. This Agreement and each other Transaction Agreement to which such Financing Party is a party (a) has been, or prior to its execution and delivery will be, duly and validly executed and delivered by such Financing Party and (b) upon entry of the BCA Approval Order and, as applicable, the Confirmation Order and assuming due and valid execution and delivery hereof and thereof by the Company and the other Debtors (as applicable), will constitute valid and legally binding obligations of such Financing Party, enforceable against such Financing Party in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar Laws limiting creditors’ rights generally or by equitable principles relating to enforceability.

Section 5.4    No Registration. Such Financing Party understands that the Unsubscribed Stapled Securities, the Rights Offering Stapled Securities, Private Placement Stapled Securities, any Exit Notes, and any New Diamond Common Shares issued to any Commitment Party in satisfaction of the Commitment Premium (a) have not been registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends on, among other things, the bona fide nature of the investment intent and the accuracy of such Financing Party’s representations as expressed herein or otherwise made pursuant hereto, and (b) cannot be sold unless subsequently registered under the Securities Act or an exemption from registration is available. Such Financing Party

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represents and warrants that it has not engaged and will not engage in “general solicitation” or “general advertising” (each within the meaning of Regulation D of the Securities Act) of or to investors with respect to offers or sales of the Unsubscribed Stapled Securities, the Rights Offering Stapled Securities and the Private Placement Stapled Securities, in each case under circumstances that would cause the offering or issuance of the Unsubscribed Stapled Securities, the Rights Offering Stapled Securities or the Private Placement Stapled Securities not to be exempt from registration under the Securities Act pursuant to Section 4(a)(2) or Regulation S under the Securities Act, the provisions of Regulation D or any other applicable exemption.

Section 5.5    Purchasing Intent. With respect to the Private Placements, each Private Placement Investor is acquiring the Private Placement Stapled Securities and, with respect to the Rights Offerings, each Commitment Party is acquiring the Unsubscribed Stapled Securities for its own account, not as a nominee or agent, and not with the view to, or for resale in connection with, any distribution thereof not in compliance with applicable securities Laws, and each such Financing Party has no present intention of selling, granting any participation in, or otherwise distributing the same, except in compliance with applicable securities Laws.

Section 5.6    Sophistication; Evaluation. Such Financing Party has such Knowledge and experience in financial and business matters such that it is capable of evaluating the merits and risks of its investment in the Rights Offering Stapled Securities, Unsubscribed Stapled Securities and Private Placement Stapled Securities, as applicable. Such Financing Party is an “accredited investor” within the meaning of Rule 501(a) of the Securities Act or a “qualified institutional buyer” within the meaning of Rule 144A of the Securities Act. Such Financing Party understands and is able to bear any economic risks associated with such investment (including the necessity of holding such securities for an indefinite period of time). Except for the representations and warranties expressly set forth in this Agreement or any other Transaction Agreement, such Financing Party has independently evaluated the merits and risks of its decision to enter into this Agreement.

Section 5.7    No Conflict. The execution and delivery by such Financing Party of this Agreement and the other Transaction Agreements to which it is a party, the compliance by such Financing Party with the provisions hereof and thereof and the consummation of the transactions contemplated herein and therein will not (a) result in any violation of the provisions of the organization or governing documents of such Financing Party, or (b) result in any violation of any Law or Order applicable to such Financing Party or any of its properties.

Section 5.8    Consents and Approvals. No consent, approval, authorization, Order, registration or qualification of or with any Governmental Entity having jurisdiction over such Financing Party or any of its properties is required for the execution and delivery by such Financing Party of this Agreement and each other Transaction Agreement to which such Financing Party is a party, the compliance by such Financing Party with the provisions hereof and thereof and the consummation of the transactions (including the purchase by each Commitment Party of its Backstop Commitment Percentage or its portion of the Primary Rights Offering Stapled Securities, and the purchase by the Primary Private Placement Investors of the Primary Private Placement Stapled Securities) contemplated herein and therein except Antitrust and Foreign Investment Approvals, if any, in connection with the transactions contemplated by this Agreement.

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Section 5.9    Sufficiency of Funds. Such Financing Party has, or will have as of the Closing, sufficient available funds to fulfill its Closing Date obligations under this Agreement and the other Transaction Agreements to which it is a party (including the Primary Rights Offering and the Primary Private Placement, as applicable). For the avoidance of doubt, such Financing Party acknowledges that its obligations under this Agreement and the other Transaction Agreements to which it is a party are not conditioned in any manner upon its obtaining financing.

Section 5.10    No Broker’s Fees. Such Financing Party is not a party to any Contract with any Person (other than the Transaction Agreements and any Contract giving rise to the Expense Reimbursement hereunder) that would give rise to a valid claim against the Company or any of the Debtors for a brokerage commission, finder’s fee or like payment in connection with the Primary Rights Offering, the Primary Private Placement or the sale of the Unsubscribed Stapled Securities, as applicable to such Financing Party.

ARTICLE VI

ADDITIONAL COVENANTS

Section 6.1    Approval Orders. The Debtors shall use their commercially reasonable efforts to (a) obtain the entry of the BCA Approval Order and (b) cause the BCA Approval Order to become a Final Order (and request that such Order be effective immediately upon entry by the Bankruptcy Court pursuant to a waiver of Bankruptcy Rules 3020 and 6004(h), as applicable), in each case, as soon as reasonably practicable. The Debtors shall provide to each of the Financing Parties and their counsel copies of the proposed motion(s) seeking entry of the BCA Approval Order and a reasonable opportunity to review and comment on such motion(s) and Order prior to such motion(s) and Order being filed with the Bankruptcy Court and such Order shall be in form and substance reasonably acceptable to the Requisite Financing Parties and the Debtors. Any amendments, modifications, changes or supplements to either the BCA Approval Order or the Confirmation Order shall be in form and substance reasonably acceptable to the Requisite Financing Parties and the Debtors.

Section 6.2    Confirmation Order; Plan and Disclosure Statement. The Debtors shall provide to each of the Financing Parties and their counsel a copy of the proposed Plan and the Disclosure Statement (together with copies of any briefs, pleadings and motions related thereto), as well as any proposed amendment, modification, supplement or change to the Plan or the Disclosure Statement, and a reasonable opportunity to review and comment on such documents, and each such document, amendment, modification, supplement or change must be in form and substance reasonably acceptable to each of the Requisite Financing Parties and the Debtors. The Debtors shall provide draft copies of all material motions and other documents the Debtors intend to file with the Bankruptcy Court to Milbank LLP.

Section 6.3    Conduct of Business. Except as set forth in this Agreement or with the prior written consent of the Requisite Financing Parties, which consent shall not be unreasonably withheld, conditioned or delayed (requests for which, including related information, shall be directed to the counsel and financial advisors to the Financing Parties), during the period from the date of this Agreement to the earlier of (1) the Closing Date and

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(2) the date on which this Agreement is terminated in accordance with its terms (the “Pre-Closing Period”), (a) each of the Debtors shall, and shall cause each of their Subsidiaries to, carry on its business in the ordinary course or in a manner consistent with past practices and use its commercially reasonable efforts to: (i) preserve intact its current business; (ii) preserve intact its relationships with its officers and employees; (iii) preserve its material relationships with customers, suppliers, licensors, licensees, distributors and others having material business dealings with the Debtors or their Subsidiaries in connection with their business; (iv) to the extent the Company is subject to reporting obligations under the Exchange Act, file Company SEC Documents within the time periods required under the Exchange Act, in each case in accordance with ordinary course practices; and (v) pay all material federal, state, local and foreign Taxes as and when due; and (b) the Debtors shall not, and shall not permit any of their Subsidiaries to (I) enter into any transaction that is material to their business other than: (A) transactions in the ordinary course of business or that are consistent with past practices; and (B) transactions expressly contemplated by the Transaction Agreements, or (II) settle or compromise any material Tax audits.

For the avoidance of doubt, the following shall be deemed to occur outside of the ordinary course of business of the Debtors and shall require the prior written consent of the Requisite Financing Parties: (1) any material amendment, material modification, termination, material waiver, material supplement, material restatement or other material change to any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC or required to be disclosed on a Current Report on Form 8-K)); (2) any amendment, modification, termination, waiver, supplement, restatement or other change to an existing material Contract (as set forth in Schedule 8 hereto) or entry into any new “material contract” (in each case, other than any material Contracts that are otherwise addressed by clause (3) below) related to any of the Rigs or any Contract for the sale of any of the Rigs to a third party; (3) entry into, or any amendment, modification, termination (other than for cause), waiver, supplement or other change to, any material employment agreement to which the Debtors or any of their Subsidiaries is a party or any assumption of any such employment agreement in connection with the Chapter 11 Cases, except as set forth in the Plan; or (4) the adoption or amendment of any management incentive or equity plan by any of the Debtors, except as set forth in the Plan. Except as otherwise expressly provided in this Agreement, nothing in this Agreement shall give the Financing Parties, directly or indirectly, any right to control or direct the operations of the Debtors and their Subsidiaries.

Section 6.4    Access to Information. Subject to applicable Law, upon reasonable notice during the Pre-Closing Period, the Debtors shall afford the Requisite Financing Parties and their Representatives reasonable access (subject to any reasonable restrictions imposed by the Debtors with respect to in-person access in light of COVID-19 concerns), during normal business hours, under supervision of appropriate personnel of the Debtors and without unreasonable disruption or interference with Debtors’ business or operations, to the Debtors’ employees, properties, books, contracts and records and, during the Pre-Closing Period, the Debtors shall furnish promptly to the Requisite Financing Parties or their Representatives all reasonable information concerning the Debtors’ business, properties and personnel as may reasonably be requested by the Requisite Commitment Parties or Representative, provided that the foregoing shall not require the Company (a) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would cause the Company or any

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of the other Debtors to violate any of their respective obligations with respect to confidentiality to a third party if the Company shall have used its commercially reasonable efforts to obtain, but failed to obtain, the consent of such third party to such inspection or disclosure, (b) to disclose any legally privileged information of the Company or any of the other Debtors or (c) to violate any applicable Laws or fiduciary duties, or (d) create, at the request of the Requisite Financing Parties or their Representatives, any reports or other documents or information that are not in existence at the time of such request; provided further that, if requested by the Requisite Financing Parties in writing, the Company shall deliver to the Requisite Financing Parties a schedule setting forth a description of any requested information not provided to the Requisite Financing Parties pursuant to clauses (a), (b) and (c) above (in the case of clause (a), to the extent not prohibited from doing so by Law or contractual obligation, provided that, in such case, the Company shall provide a reasonably detailed description of the applicable information to the extent not prohibited by Law or contractual obligation and not protected by legal privilege). All requests for information and access made in accordance with this Section 6.4 shall be directed to an executive officer of the Company or such person as may be designated by the Company’s executive officers; provided, however, that the Company may condition the provision of any information under this Section 6.4 on the entry by the applicable Requisite Financing Party into a customary non-disclosure agreement with the Company, in form and substance substantially similar to those certain existing confidentiality agreements, each dated June 15, 2020, each by and among the Company and the Recipient (as defined in each such confidentiality agreement) the “Existing Confidentiality Agreements”).

Section 6.5    Financial Information.

(a)    At all times prior to the Closing Date, the Company shall deliver to counsel to the Requisite Financing Parties and to the individual Requisite Financing Parties that so request, subject to appropriate assurance of confidential treatment, all statements and reports the Company is required to deliver pursuant to any credit agreement, indenture or similar agreement or instrument to which the Company is or any of the other Debtors is a party (as in effect on the date hereof) (the “Financial Reports”). Neither any waiver by the lenders or other counterparties under such agreement or instrument of their right to receive the Financial Reports nor any amendment or termination of such agreement or instrument shall affect the Company’s obligation to deliver the Financial Reports to the Requisite Financing Parties in accordance with the terms of this Agreement.

(b)    The Financial Reports (i) shall be complete and correct in all material respects and (ii) shall be deemed to have been delivered in accordance with Section 6.5(a) on the date on which the Company posts such information on the Company’s website on the internet at www.diamondoffshore.com or makes such information available via the EDGAR system of the SEC on the internet (to the extent such information has been posted, filed, furnished or is otherwise available).

Section 6.6    Commercially Reasonable Efforts.

(a)    Without in any way limiting any other respective obligation of the Debtors or any Financing Party in this Agreement, each Party shall use commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably

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necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement and the Plan, including using commercially reasonable best efforts in:

(i)    timely preparing and filing all documentation reasonably necessary to effect all necessary notices, reports and other filings of such Person and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party or Governmental Entity;

(ii)    in the case of the Debtors only, defending any Legal Proceedings in any way challenging (A) this Agreement, the Plan or any other Transaction Agreement, (B) the BCA Approval Order or Confirmation Order or (C) the consummation of the transactions contemplated hereby and thereby, including seeking to have any stay or temporary restraining Order entered by any Governmental Entity vacated or reversed; and

(iii)    working together in good faith to finalize the Reorganized Diamond Offshore Organizational Documents, Transaction Agreements and all other documents reasonably necessary to consummate the transactions contemplated by this Agreement and the other Transaction Agreements for timely inclusion in the Plan and filing with the Bankruptcy Court.

(b)    Without limitation to Sections 6.1 and 6.2, to the extent reasonably practicable, the Debtors shall provide or cause to be provided to Milbank a draft of all motions, pleadings, schedules, Orders, reports or other material papers (including all material memoranda, exhibits, supporting affidavits and evidence and other supporting documentation) in the Chapter 11 Cases relating to or affecting the Transaction Agreements in advance of filing the same with the Bankruptcy Court. All such motions, pleadings, schedules, Orders, reports and other material papers shall be in form and substance reasonably acceptable to the Requisite Financing Parties and the Debtors.

(c)    Nothing contained in this Section 6.6 shall limit the ability of any Financing Party to consult with the Debtors, to appear and be heard, or to file objections, concerning any matter arising in the Chapter 11 Cases to the extent not inconsistent with the terms set forth in this Agreement, the Plan Support Agreement, or the Plan.

Section 6.7    Registration Rights Agreement; Reorganized Diamond Offshore Organizational Documents; Rights Offering Procedures.

(a)    The Plan will provide that from and after the Closing Date each holder of New Diamond Common Shares that are “control” or “restricted” securities that either (i) is a member of the Ad Hoc Group as of the date hereof or (ii)(x) beneficially owns at least one percent (1.00%) or more of the New Diamond Common Shares on an as-converted basis as of the Closing Date and (y) cannot sell its New Diamond Common Shares under Rule 144 of the Securities Act without volume or manner of sale restriction shall be entitled to registration rights for such holder’s New Diamond Common Shares that are control or restricted securities; provided, that solely with respect to holders that are not members of the Ad Hoc Group as of the date hereof, the Company shall not be required to file a registration statement until the date that

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is 180 days after the Effective Date. The registration rights agreement to be entered into as of the Closing Date shall have terms that are customary for a transaction of this nature and shall be in form and substance reasonably acceptable to the Requisite Financing Parties and the Company (the “Registration Rights Agreement”). A form of the Registration Rights Agreement shall be filed with the Bankruptcy Court as part of the Plan Supplement or an amendment or supplement thereto.

(b)    The Plan will provide that, on or prior to the Effective Date, the Reorganized Diamond Offshore Organizational Documents will be approved, adopted and effective. Forms of the Reorganized Diamond Offshore Organizational Documents shall be filed with the Bankruptcy Court as part of the Plan or an amendment or supplement thereto.

Section 6.8    Form D and Blue Sky. Following the Closing, the Company shall timely file a Form D with the SEC with respect to the Rights Offering Stapled Securities, Private Placement Stapled Securities and any Unsubscribed Stapled Securities issued hereunder to the extent required under Regulation D of the Securities Act and shall provide, upon request, a copy thereof to each Financing Party. The Company shall, on or before the Closing Date, take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for, or to qualify the Rights Offering Stapled Securities, the Private Placement Stapled Securities and the Unsubscribed Stapled Securities issued hereunder for sale to the Financing Parties at the Closing Date pursuant to this Agreement under applicable securities and “Blue Sky” Laws of the states of the United States (or to obtain an exemption from such qualification) and any applicable foreign jurisdictions, and shall provide evidence of any such action so taken to the Financing Parties on or prior to the Closing Date. The Company shall timely make all filings and reports relating to the offer and sale of the Rights Offering Stapled Securities, the Private Placement Stapled Securities and the Unsubscribed Stapled Securities issued hereunder required under applicable securities and “Blue Sky” Laws of the states of the United States following the Closing Date. The Company shall pay all fees and expenses in connection with satisfying its obligations under this Section 6.8.

Section 6.9    No Integration; No General Solicitation. Neither the Company nor any of its affiliates (as defined in Rule 501(b) of Regulation D promulgated under the Securities Act) will, directly or through any agent, sell, offer for sale, solicit offers to buy or otherwise negotiate in respect of, any security (as defined in the Securities Act) that is or will be integrated with the sale of the Unsubscribed Stapled Securities in a manner that would require registration of the Unsubscribed Stapled Securities to be issued by the Company on the Effective Date under the Securities Act. None of the Debtors or any of their affiliates or any other Person acting on its or their behalf will solicit offers for, or offer or sell, any Unsubscribed Stapled Securities by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D promulgated under the Securities Act or in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act.

Section 6.10    DTC Eligibility. To the extent permitted by The Depository Trust Company, the Company shall promptly make all Exit Notes and New Diamond Common Shares deliverable to the Financing Parties eligible for deposit with The Depository Trust Company.

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Section 6.11    Use of Proceeds. The Debtors will apply the proceeds from the Private Placements, the exercise of the Subscription Rights and the sale of the Unsubscribed Stapled Securities in accordance with the Plan and Confirmation Order. The Company shall not directly or indirectly use the proceeds of the sale of the Rights Offering Stapled Securities or the Private Placement Stapled Securities, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity: (i) in any manner that would constitute or give rise to a violation of the Anti-Corruption Laws; (ii) to fund or facilitate any activities of or business or dealings with any Person that, at the time of such funding or facilitation, is the subject or target of Sanctions; (iii) to fund or facilitate any activities or dealings of, or business in, any Sanctioned Country; or (iv) in any other manner that would constitute or give rise to a violation by any Person (including any Person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions.

Section 6.12    Share Legend. Each certificate evidencing the Unsubscribed Stapled Securities and the Private Placement Stapled Securities that are issued in connection with this Agreement shall be stamped or otherwise imprinted with a legend (the “Legend”) in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED ON [DATE OF ISSUANCE], HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY OTHER APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN AVAILABLE EXEMPTION FROM REGISTRATION THEREUNDER.”

In the event that any such Unsubscribed Stapled Securities or Private Placement Stapled Securities are uncertificated, such Unsubscribed Stapled Securities or Private Placement Stapled Securities shall be subject to a restrictive notation substantially similar to the Legend in the stock ledger or other appropriate records maintained by the Company or agent and the term “Legend” shall include such restrictive notation.

The Company shall remove the Legend (or restrictive notation, as applicable) set forth above from the certificates evidencing any such shares (or the stock ledger or other appropriate Company records, in the case of uncertified shares) at any time after the restrictions described in such Legend cease to be applicable, including, as applicable, when such shares may be sold under Rule 144 of the Securities Act without volume or manner of sale restrictions. The Company may reasonably request such opinions, certificates or other evidence that such restrictions or conditions no longer apply as a condition to removing the Legend.

Section 6.13    Antitrust and Foreign Investment Approval.

(a)    Each Party agrees to use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to consummate and make effective the transactions contemplated by this Agreement, the Plan and the other Transaction Agreements, including: (i) if applicable, filing or causing to be filed, the

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Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement with the Antitrust Division of the United States Department of Justice and the United States Federal Trade Commission and any filings (or, if required by any Antitrust Authority, any drafts thereof) under any other Antitrust Laws that are necessary to consummate and make effective the transactions contemplated by this Agreement as soon as reasonably practicable and no later than fifteen (15) Business Days following the date hereof; (ii) if applicable, filing or causing to be filed, any other filings, notifications or other forms required in order to obtain any Foreign Investment Approvals as soon as reasonably practicable following the date hereof; and (iii) promptly furnishing documents or information reasonably requested by any Antitrust and Foreign Investment Authority and supplying to any Governmental Entity as promptly as practicable any additional information or documents that may be requested pursuant to any Law or by such Governmental Entity and taking, or cause to be taken, all other actions and doing, or causing to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement.

(b)    The Company and each Financing Party, subject to an obligation pursuant to the Antitrust Laws and Foreign Investment Laws to notify any transaction contemplated by this Agreement, the Plan or the other Transaction Agreements that has notified the Company in writing of such obligation (each such Commitment Party, a “Filing Party”) agree to reasonably cooperate with each other as to the appropriate time of filing such notification and its content. The Company and each Filing Party shall, to the extent permitted by applicable Law: (i) promptly notify each other of, and if in writing, furnish each other with copies of (or, in the case of material oral communications, advise each other orally of) any communications from or with an Antitrust Authority and Foreign Investment Authority; (ii) not participate in any meeting with an Antitrust Authority and Foreign Investment Authority unless it consults with each other Filing Party and the Company, as applicable, in advance and, to the extent permitted by the Antitrust Authority and Foreign Investment Authority and applicable Law, give each other Filing Party and the Company, as applicable, a reasonable opportunity to attend and participate thereat; (iii) furnish each other Filing Party and the Company, as applicable, with copies of all substantive correspondence and communications between such Filing Party or the Company and the Antitrust Authority and Foreign Investment Authority; (iv) furnish each other Filing Party with such necessary information and reasonable assistance as may be reasonably necessary in connection with the preparation of necessary filings or submission of information to the Antitrust Authority and Foreign Investment Authority; and (v) not withdraw its filing, if any, under the HSR Act or any other filing to any Antitrust and Foreign Investment Authority without the prior written consent of the Requisite Financing Parties and the Company.

(c)    Should a Filing Party be subject to an obligation under the Antitrust Laws and Foreign Investment Laws to jointly notify with one or more other Filing Parties (each, a “Joint Filing Party”) any transaction contemplated by this Agreement, the Plan or the other Transaction Agreements, such Joint Filing Party shall promptly notify each other Joint Filing Party of, and if in writing, furnish each other Joint Filing Party with copies of (or, in the case of material oral communications, advise each other Joint Filing Party orally of) any communications from or with an Antitrust and Foreign Investment Authority.

(d)    The Company and each Filing Party shall use their commercially reasonable efforts to obtain all authorizations, approvals, consents or clearances under any

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applicable Antitrust Laws and Foreign Investment Laws or to cause the termination or expiration of all applicable waiting periods under any Antitrust and Foreign Investment Laws in connection with the transactions contemplated by this Agreement at the earliest possible date after the date of filing, and shall request early termination of the waiting period under the HSR Act. The communications contemplated by this Section 6.13 may be made by the Company or a Filing Party on an outside counsel-only basis or subject to other agreed upon confidentiality safeguards. The obligations in this Section 6.13 shall not apply to filings, correspondence, communications or meetings with Antitrust and Foreign Investment Authorities unrelated to the transactions contemplated by this Agreement, the Plan or the other Transaction Agreements.

Section 6.14    Alternative Restructuring. The Company shall be permitted to seek, solicit, or support Alternative Restructuring, provided, however, that if any of the Debtors receive a proposal or expression of interest regarding any Alternative Restructuring from the date of this Agreement until the Effective Date, (i) the Debtors shall, within 24 hours of receipt of such proposal, notify Milbank of any such proposal or expression of interest, with such notice to include the material terms thereof, including (unless prohibited by a separate agreement) the identity of the Person or group of Persons involved, and (ii) the Debtors shall, within 24 hours of receipt, furnish counsel to the Financing Parties with copies of any written offer or any other information that they receive relating to the foregoing and shall promptly inform Milbank of any material changes to such proposals, and, provided further, that, upon entry by the Company or any of the debtors into a definitive written agreement contemplating an Alternative Restructuring, this Agreement shall be terminated, and concurrently with such termination, the Company shall pay the Termination Payment pursuant to Section 9.6 of this Agreement. Neither the Company nor any of the other Debtors shall enter into any confidentiality agreement with a party in connection with an Alternative Transaction unless the Company notifies Milbank in writing prior to such entry into the non-disclosure agreement including the identity of the parties to such non-disclosure agreement (including any material parties in interest thereof), prior to execution thereof.

Section 6.15    Listing on the Effective Date. The Company agrees, if instructed by the Requisite Financing Parties, to use commercially reasonable efforts to have the New Diamond Common Shares listed or quoted on the New York Stock Exchange on the Effective Date, or if such listing or quotation is not possible on the Effective Date, as soon as reasonably practicable after the Effective Date, in each case, subject to applicable listing requirements.

Section 6.16    Engagement Letter. The Company shall execute and enter into the engagement letter between the Company and Russell Reynolds Associates, substantially in the form attached hereto as Exhibit G substantially concurrently with the execution and delivery of this Agreement.

Section 6.17    PCbtH Contracts. The Debtors shall use commercially reasonable efforts to renegotiate the PCbtH Contracts on terms that are reasonably acceptable to the Requisite Financing Parties and the Debtors, in each case in their sole discretion, and, if the PCbtH Contracts cannot be renegotiated on such terms, use commercially reasonable efforts to have the PCbtH Contracts rejected or otherwise impaired, as applicable, in the Chapter 11 Cases in a manner reasonably acceptable to the Requisite Financing Parties and the Debtors, in each case in their sole discretion.

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ARTICLE VII

CONDITIONS TO THE OBLIGATIONS OF THE PARTIES

Section 7.1    Conditions to the Obligations of the Financing Parties. The obligations of each Financing Party to consummate the transactions contemplated hereby shall be subject to (unless waived or amended in accordance with Section 7.5) the satisfaction of the following conditions prior to or at the Closing:

(a)    BCA Approval Order. The Bankruptcy Court shall have entered the BCA Approval Order.

(b)    Disclosure Statement Order. The Bankruptcy Court shall have entered the Disclosure Statement Order, such order shall be in full force and effect, and not subject to any stay.

(c)    Confirmation Order. The Bankruptcy Court shall have entered the Confirmation Order, such order shall be in full force and effect, and not subject to any stay.

(d)    Plan. The Debtors shall have complied, in all material respects, with the terms of the Plan that are to be performed by the Debtors on or prior to the Effective Date and the conditions to the occurrence of the Effective Date (other than any conditions relating to the occurrence of the Closing) set forth in the Plan shall have been satisfied or, with the prior consent of the Requisite Financing Parties, waived in accordance with the terms of the Plan.

(e)    Rights Offerings. The Rights Offerings shall have been conducted, in all material respects, in accordance with the BCA Approval Order, the Rights Offering Procedures and this Agreement, and the Rights Offering Expiration Time with respect to the Rights Offerings shall have occurred.

(f)    Effective Date. The Effective Date shall have occurred, or shall be deemed to have occurred concurrently with the Closing, in accordance with the terms and conditions in the Plan and in the Confirmation Order.

(g)    Registration Rights Agreement; Reorganized Diamond Offshore Organizational Documents.

(i)    The Registration Rights Agreement shall have been executed and delivered by the Company, shall otherwise have become effective with respect to the Financing Parties and the other parties thereto, and shall be in full force and effect.

(ii)    The Reorganized Diamond Offshore Organizational Documents shall duly have been approved and adopted and shall be in full force and effect.

(h)    Expense Reimbursement. The Debtors shall have paid (or such amounts shall be paid concurrently with the Closing) all Expense Reimbursement invoiced through the Closing Date pursuant to Section 3.3.

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(i)    Antitrust Approvals and Other Regulatory Approvals. All applicable waiting periods, and any extensions thereof, under the Antitrust and Foreign Investment Laws, and any commitments by the Parties not to close before a date certain under a timing agreement entered into with any Antitrust and Foreign Investment Authority in connection with the transactions contemplated by this Agreement shall have expired or otherwise been terminated. All governmental notifications, filings, consents, waivers and approvals set forth on Schedule 7 and required for the consummation of the transactions contemplated by this Agreement and the Plan shall have been made or received.

(j)    No Legal Impediment to Issuance. No Law or Order shall have been enacted, adopted or issued by any Governmental Entity that prohibits the implementation of the Plan or the transactions contemplated by this Agreement.

(k)    Representations and Warranties.

(i)    The representations and warranties of the Debtors contained in Section 4.3 (No Material Adverse Effect), Section 4.4 (Organization and Good Standing), Section 4.5 (Capitalization), Section 4.6 (Due Authorization), Section 4.17 (Investment Company Act), Section 4.28 (Compliance with Anti-Money Laundering Laws), Section 4.29 (No Conflicts with Sanctions Laws), Section 4.30 (No Unlawful Payments) and Section 5.3 (Execution and Delivery) shall be true and correct in all respects on and as of the Closing Date after giving effect to the Plan with the same effect as if made on and as of the Closing Date after giving effect to the Plan (except for such representations and warranties made as of a specified date, which shall be true and correct only as of the specified date).

(ii)    The representations and warranties of the Debtors contained in Section 4.4 (Organization and Good Standing), Section 4.5 (Capitalization), Section 4.6 (Due Authorization), Section 4.15 (Legal Proceedings) and Section 4.22 (Licenses and Permits), shall be true and correct in all material respects on and as of the Closing Date after giving effect to the Plan with the same effect as if made on and as of the Closing Date after giving effect to the Plan (except for such representations and warranties made as of a specified date, which shall be true and correct in all material respects only as of the specified date).

(iii)    The representations and warranties of the Debtors contained in this Agreement other than those referred to in clauses (i) and (ii) above shall be true and correct (disregarding all materiality or Material Adverse Effect qualifiers) on and as of the Closing Date after giving effect to the Plan with the same effect as if made on and as of the Closing Date (except for such representations and warranties made as of a specified date, which shall be true and correct only as of the specified date), except where the failure to be so true and correct does not constitute, individually or in the aggregate, a Material Adverse Effect.

(l)    Covenants. The Debtors shall have performed and complied (i) with Section 6.11 in all respects and (ii) in all material respects, in the reasonable determination of the Requisite Financing Parties, with all of their other respective covenants and agreements contained in this Agreement that contemplate, by their terms, performance or compliance prior to the Closing Date.

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(m)    Material Adverse Effect. Since September 30, 2020 until the Closing Date, there shall not have occurred, and there shall not exist, any Event that has had or reasonably would be expected to have, individually or in the aggregate, a Material Adverse Effect.

(n)    Officer’s Certificate. The Financing Parties shall have received on and as of the Closing Date a certificate of the chief executive officer or chief financial officer of the Company confirming that the conditions set forth in Sections 7.1(l), (m), and (n) have been satisfied.

(o)    Commitment Premium. The Debtors shall have paid (or such amounts shall be paid concurrently with the Closing) to each Commitment Party the applicable Commitment Premium as set forth in Section 3.2.

(p)    Funding Notice. The Commitment Parties shall have received the Funding Notice in accordance with the terms of this Agreement.

(q)    Conditions to the Plan. The conditions to the occurrence of the Effective Date as set forth in the Plan and in the Confirmation Order shall have been satisfied or waived in accordance with the terms thereof and of the Plan.

(r)    Delayed Draw Subscription Agreements. The Delayed Draw Subscription Agreements shall have been executed and delivered by the Company, shall otherwise have become effective with respect to the Delayed Draw Private Placement Investors, and shall be in full force and effect.

(s)    PCbtH Contracts. The Debtors shall have used commercially reasonable efforts to renegotiate the PCbtH Contracts on terms that are reasonably acceptable to the Requisite Financing Parties and the Debtors, in each case in their sole discretion, and, if the PCbtH Contracts cannot be renegotiated on such terms, use commercially reasonable efforts to have the PCbtH Contracts rejected or otherwise impaired, as applicable, in the Chapter 11 Cases in a manner reasonably acceptable to the Requisite Financing Parties and the Debtors, in each case in their sole discretion.

(t)    Opinions. The Financing Parties shall have received, on the Closing Date, opinions of Paul, Weiss, Rifkind, Wharton & Garrison LLP, counsel for the Company, dated as of the Closing Date, which shall be reasonably acceptable to the Requisite Financing Parties in all respects.

(u)    Execution. Each Transaction Agreement shall have been executed and delivered to the Commitment Parties and shall be in full force and effect.

Section 7.2    RESERVED.

Section 7.3    Debtors’ Joint Plan of Reorganization. The Plan shall provide for the full and final release and exculpation of each Commitment Party and its Affiliates and Representatives to the fullest extent possible by law, in each case solely in their capacity as such, from liability in connection with the Chapter 11 Cases and the Transaction Agreements and shall

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be consistent with the terms set forth in the Plan and shall otherwise be in form and substance reasonably acceptable to the Requisite Financing Parties and the Debtors (as the same may be amended, supplemented or otherwise modified from time to time in a manner that is reasonably acceptable to the Requisite Financing Parties and the Company).

Section 7.4    Certificate of Incorporation. Upon the Closing, the rights, preferences and privileges of the New Diamond Common Shares will be as stated in the Certificate of Incorporation in accordance with the Plan and as provided by law.

Section 7.5    Waiver or Amendment of Conditions to Obligations of Financing Parties. All or any of the conditions set forth in Sections 7.1(b), (d), (e), (g), (i), (k), (l), (m), (n), (o), (p) and (q) may only be waived or amended in whole or in part with respect to all Financing Parties by a written instrument executed by the Requisite Financing Parties in their sole discretion and if so waived, all Financing Parties shall be bound by such waiver or amendment. All or any of the conditions set forth in Section 7.2(a) may only be waived or amended in whole or in part with respect to all Commitment Parties by a written instrument executed by the Requisite Financing Parties in their sole discretion and if so waived, all Commitment Parties shall be bound by such waiver or amendment. Any of the conditions not listed in the preceding two sentences may only be waived or amended in whole or in part with respect to all Financing Parties by a written instrument executed by all Financing Parties (excluding any Subsequent Private Placement Investor).

Section 7.6    Conditions to the Obligations of the Debtors. The obligations of the Debtors to consummate the transactions contemplated hereby with any Financing Party is subject to (unless waived by the Company in writing in its sole discretion) the satisfaction of each of the following conditions:

(a)    BCA Approval Order. The Bankruptcy Court shall have entered the BCA Approval Order and such Order shall be a Final Order.

(b)    Disclosure Statement Order. The Bankruptcy Court shall have entered the Disclosure Statement Order, and such order shall be a Final Order.

(c)    Confirmation Order. The Bankruptcy Court shall have entered the Confirmation Order.

(d)    Effective Date. The Effective Date shall have occurred, or shall be deemed to have occurred concurrently with the Closing, in accordance with the terms and conditions in the Plan and in the Confirmation Order.

(e)    Rights Offerings and Private Placements. The Rights Offering Expiration Time in connection with the Primary Rights Offering shall have occurred, and the Debtors shall have received at least $75,000,000 in full in cash pursuant to the Primary Rights Offering and the Primary Private Placement, and shall have received $35,000,000 in commitments for the Delayed Draw Private Placement and the Delayed Draw Rights Offering.

(f)    Antitrust and Foreign Investment Approvals. All waiting periods imposed by any Governmental Entity or Antitrust and Foreign Investment Authority in

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connection with the transactions contemplated by this Agreement shall have terminated or expired and all authorizations, approvals, consents or clearances under the Antitrust and Foreign Investment Laws in connection with the transactions contemplated by this Agreement shall have been obtained.

(g)    No Legal Impediment to Issuance. No Law or Order shall have been enacted, adopted or issued by any Governmental Entity that prohibits the implementation of the Plan or the transactions contemplated by this Agreement.

(h)    Representations and Warranties. The representations and warranties of the Financing Parties contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as if made on and as of the Closing Date (except for such representations and warranties made as of a specified date, which shall be true and correct in all material respects only as of the specified date), except for such representations and warranties in respect of which the failure to be true and correct in all material respects would not reasonably be expected to, individually or in the aggregate, (i) have a material and adverse effect on the ability of such Financing Parties to consummate the Transaction Agreements or (ii) otherwise directly result in the creation of liabilities that would result in a Material Adverse Effect to the Company prior to the Closing Date.

(i)    Consents. All governmental and third-party notifications, filings, consents, waivers and approvals required for the consummation of the transactions contemplated by this Agreement and the Plan shall have been made or received.

(j)    Covenants. The Financing Parties shall have performed and complied, in all material respects, with all of their respective covenants and agreements contained in this Agreement that contemplate, by their terms, performance or compliance prior to the Closing Date.

ARTICLE VIII

INDEMNIFICATION AND CONTRIBUTION

Section 8.1    Indemnification Obligations. Following the entry of the BCA Approval Order, the Debtors (the “Indemnifying Parties” and each, an “Indemnifying Party”) shall, jointly and severally, indemnify and hold harmless each Financing Party (other than a Subsequent Private Placement Investor) and its Affiliates, equity holders, members, partners, general partners, managers and its and their respective Representatives and controlling Persons (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and costs and expenses (other than Taxes of the Commitment Parties except to the extent otherwise provided for in this Agreement) (collectively, “Losses”) that any such Indemnified Person may incur or to which any such Indemnified Person may become subject arising out of or in connection with this Agreement and the transactions contemplated hereby, including the Backstop Commitment, the Rights Offerings, the Private Placements, the payment of the Commitment Premium or the Termination Payment, the use of the proceeds of the Rights Offerings or Private Placements, or any claim, challenge, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any Indemnified Person is a party thereto,

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whether or not such proceedings are brought by the Debtors, their respective equity holders, Affiliates, creditors or any other Person, and reimburse each Indemnified Person upon demand for reasonable and documented out-of-pocket (with such documentation subject to redaction only to preserve attorney client and work product privileges) legal or other third-party expenses actually incurred in connection with investigating, preparing to defend or defending, or providing evidence in or preparing to serve or serving as a witness with respect to, any lawsuit, investigation, claim or other proceeding relating to any of the foregoing (including in connection with the enforcement of the indemnification obligations set forth herein), irrespective of whether or not the transactions contemplated by this Agreement or the Plan are consummated or whether or not this Agreement is terminated; provided that the foregoing indemnity will not, as to any Indemnified Person, apply to Losses (a) as to a Defaulting Commitment Party or its Related Purchasers related to a Commitment Party Default by such Commitment Party, (b) as to a Defaulting Private Placement Party or its Related Purchasers related to a Private Placement Investor Default by such Private Placement Investor or (c) to the extent they are found by a final, non-appealable judgment of a court of competent jurisdiction to arise from the willful misconduct or gross negligence of such Indemnified Person; provided further that this Section 8.1 will not apply to the Subsequent Private Placement Investors.

Section 8.2    Indemnification Procedure. Promptly after receipt by an Indemnified Person of notice of the commencement of any claim, challenge, litigation, investigation or proceeding (an “Indemnified Claim”), such Indemnified Person will, if a claim is to be made hereunder against the Indemnifying Party in respect thereof, notify the Indemnifying Party promptly in writing of the commencement thereof; provided, that (a) the omission to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability that it may have hereunder except to the extent it has been actually prejudiced by such failure and (b) the omission to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability that it may have to such Indemnified Person otherwise than on account of this Agreement. In case any such Indemnified Claims are brought against any Indemnified Person and it notifies the Indemnifying Party of the commencement thereof, the Indemnifying Party will be entitled to participate therein, and, at its election by providing written notice to such Indemnified Person, the Indemnifying Party will be entitled to assume the defense thereof, with counsel reasonably acceptable to such Indemnified Person; provided, that if the parties (including any impleaded parties) to any such Indemnified Claims include both such Indemnified Person and the Indemnifying Party and based on advice of such Indemnified Person’s counsel there are legal defenses available to such Indemnified Person that are different from or additional to those available to the Indemnifying Party, such Indemnified Person shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such Indemnified Claims. Upon receipt of notice from the Indemnifying Party to such Indemnified Person of its election to so assume the defense of such Indemnified Claims with counsel reasonably acceptable to the Indemnified Person, the Indemnifying Party shall not be liable to such Indemnified Person for expenses incurred by such Indemnified Person in connection with the defense thereof or participation therein (other than reasonable documented out-of-pocket costs of investigation) unless (i) such Indemnified Person shall have employed separate counsel (in addition to any local counsel) in connection with the assertion of legal defenses in accordance with the proviso to the immediately preceding sentence (it being understood, however, that the Indemnifying Party shall not be liable for the expenses of more than one separate counsel representing the Indemnified Persons who are parties to such

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Indemnified Claims (in addition to one local counsel in each jurisdiction in which local counsel is required)), (ii) the Indemnifying Party shall not have employed counsel reasonably acceptable to such Indemnified Person to represent such Indemnified Person within a reasonable time after the Indemnifying Party has received notice of commencement of the Indemnified Claims from, or delivered on behalf of, the Indemnified Person, (iii) after the Indemnifying Party assumes the defense of the Indemnified Claims, the Indemnified Person determines in good faith that the Indemnifying Party has failed or is failing to defend such claim and provides written notice of such determination and the basis for such determination, and such failure is not reasonably cured within ten (10) Business Days following receipt of such notice by the Indemnifying Party, or (iv) the Indemnifying Party shall have authorized in writing the employment of counsel for such Indemnified Person.

Section 8.3    Settlement of Indemnified Claims. The Indemnifying Party shall not be liable for any settlement of any Indemnified Claims effected by such Indemnified Person without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed). If any settlement of any Indemnified Claims is consummated with the written consent of the Indemnifying Party or if there is a final judgment for the plaintiff in any such Indemnified Claims, the Indemnifying Party agrees to indemnify and hold harmless each Indemnified Person from and against any and all Losses by reason of such settlement or judgment to the extent such Losses are otherwise subject to indemnification by the Indemnifying Party hereunder in accordance with, and subject to the limitations of, this ARTICLE VIII. Notwithstanding anything in this ARTICLE VIII to the contrary, if at any time an Indemnified Person shall have requested the Indemnifying Party to reimburse such Indemnified Person for legal or other expenses in connection with investigating, responding to or defending any Indemnified Claims as contemplated by this ARTICLE VIII, the Indemnifying Party shall be liable for any settlement of any Indemnified Claims effected without its written consent if (i) such settlement is entered into more than sixty (60) days after receipt by the Indemnifying Party of such request for reimbursement and (ii) the Indemnifying Party shall not have reimbursed such Indemnified Person in accordance with such request prior to the date of such settlement. The Indemnifying Party shall not, without the prior written consent of an Indemnified Person (which consent shall be granted or withheld, conditioned or delayed in the Indemnified Person’s sole discretion), effect any settlement of any pending or threatened Indemnified Claims in respect of which indemnity or contribution has been sought hereunder by such Indemnified Person unless (i) such settlement includes an unconditional release of such Indemnified Person in form and substance satisfactory to such Indemnified Person from all liability on the claims that are the subject matter of such Indemnified Claims and (ii) such settlement does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person.

Section 8.4    Contribution. If for any reason the foregoing indemnification is unavailable to any Indemnified Person or insufficient to hold it harmless from Losses that are subject to indemnification pursuant to Section 8.1, then the Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Person as a result of such Loss in such proportion as is appropriate to reflect not only the relative benefits received by the Indemnifying Party, on the one hand, and such Indemnified Person, on the other hand, but also the relative fault of the Indemnifying Party, on the one hand, and such Indemnified Person, on the other hand, as well as any relevant equitable considerations. It is hereby agreed that the relative

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benefits to the Indemnifying Party, on the one hand, and all Indemnified Persons, on the other hand, shall be deemed, with respect to the Commitment Parties to be in the same proportion as (a) the total value received or proposed to be received by the Company pursuant to the issuance and sale of the Rights Offering Stapled Securities in the Rights Offerings and the Subscription Amount contemplated by this Agreement and the Plan bears to (b) the Commitment Premium paid or proposed to be paid to the Commitment Parties.

Section 8.5    Treatment of Indemnification Payments. All amounts paid by an Indemnifying Party to an Indemnified Person under this Article VIII shall, to the extent permitted by applicable Law, be treated as adjustments to the Purchase Price solely for Tax purposes. The provisions of this Article VIII are an integral part of the transactions contemplated by this Agreement and without these provisions the Financing Parties would not have entered into this Agreement. The BCA Approval Order shall provide that the obligations of the Company under this Article VIII shall constitute allowed administrative expenses of the Debtors’ estate under sections 503(b) and 507 of the Bankruptcy Code and are payable without further Order of the Bankruptcy Court, and that the Company may comply with the requirements of this Article VIII without further Order of the Bankruptcy Court.

Section 8.6    No Survival. All representations, warranties, covenants and agreements made in this Agreement shall not survive the Closing Date except for covenants and agreements that by their express terms are to be satisfied after the Closing Date, which covenants and agreements shall survive until satisfied in accordance with their terms. Notwithstanding the foregoing, the indemnification and other obligations of the Debtors pursuant to this Article VIII and the other obligations set forth in Section 9.6 shall survive the Closing Date until the latest date permitted by applicable Law and, if applicable, be assumed by the reorganized Debtors and their Subsidiaries.

ARTICLE IX

TERMINATION

Section 9.1    Consensual Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date by mutual written consent of the Debtors and the Requisite Financing Parties.

Section 9.2    Automatic Termination. Except as otherwise provided in this ARTICLE IX, this Agreement shall terminate automatically without further action or notice by any Party if any of the following occurs:

(a)    (i) any of the Chapter 11 Cases shall have been dismissed or converted to a chapter 7 case or (ii) a chapter 11 trustee with plenary powers or an examiner with enlarged powers relating to the operation of the businesses of the Debtors beyond those set forth in Section 1106(a)(3) and (4) of the Bankruptcy Code shall have been appointed in any of the Chapter 11 Cases or the Debtors shall file a motion or other request for such relief; or

(b)    the Company or any of the Debtors have entered into a definitive written agreement contemplating entry into an Alternative Restructuring.

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Section 9.3    Termination by the Company. This Agreement may be terminated by the Company on behalf of the Debtors upon written notice to each Financing Party if:

(a)    the Bankruptcy Court denies entry of the BCA Approval Order;

(b)    the Closing Date has not occurred by the Outside Date (as the same may be extended pursuant to Section 9.4(f) or Section 2.3(a)); provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.3(b) if it is then in willful or intentional breach of this Agreement;

(c)    any applicable Law or final and non-appealable Order shall have been enacted, adopted or issued by any Governmental Entity that prohibits the implementation of the Plan or the Rights Offerings or the transactions contemplated by this Agreement or the other Transaction Agreements;

(d)    subject to the right of the Financing Parties to arrange a Commitment Party Replacement in accordance with Section 2.3(a) or a Replacement Private Placement Party in accordance with Section 2.3(b) (in each case, which will be deemed to cure any breach by the replaced Financing Party pursuant to this Section 9.3(d)), (i) any Financing Party shall have breached any representation, warranty, covenant or other agreement made by such Financing Party in this Agreement or any such representation or warranty shall have become inaccurate and such breach or inaccuracy would or would reasonably be expected to, individually or in the aggregate, give rise to the failure of a condition set forth in Section 7.6(h) or Section 7.6(j) to be satisfied, (ii) the Company shall have delivered written notice of such breach or inaccuracy to such Financing Party and (iii) such breach or inaccuracy is not cured by such Financing Party by the earlier of (x) the tenth (10th) Business Day after receipt of such notice and (y) the third (3rd) day prior to the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.3(d) if it is then in willful or intentional breach of this Agreement;

(e)    the Company determines in good faith, based upon advice of counsel, that proceeding with the Restructuring would be inconsistent with the exercise of the fiduciary duties of the board of directors or analogous governing body of the Company; provided that concurrently with such termination, the Company pays the Termination Payment in cash if payable pursuant to (and in accordance with) Section 9.6(b);

(f)    either the BCA Approval Order or the Confirmation Order is reversed, stayed, dismissed, vacated, or reconsidered; or

(g)    the Company shall not receive at least $75,000,000 pursuant to the Primary Rights Offering, the Primary Private Placement and this Agreement and shall not receive at least $35,000,000 in commitments pursuant to the Delayed Draw Subscription Commitment and the Delayed Draw Subscription Agreements; provided, that any termination pursuant to this Section 9.3(g) shall not relieve or otherwise limit the liability of any Defaulting Commitment Party or Defaulting Private Placement Party, as applicable, hereto for any breach or violation of its obligations under this Agreement or any documents or instruments delivered in connection herewith.

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Section 9.4    Termination by the Requisite Financing Parties. This Agreement may be terminated by the Requisite Financing Parties upon written notice to the Company if:

(a)    (i) the Bankruptcy Court has not entered or denies entry of the BCA Approval Order on or prior to March 1, 2021; or (ii) the Bankruptcy Court has not entered the Confirmation Order on or prior to April 8, 2021;

(b)    the BCA Approval Order or the Confirmation Order is reversed, stayed, dismissed, vacated, reconsidered or is modified or amended in any material respect after entry without the prior written consent of the Requisite Financing Parties;

(c)    any of the Transaction Agreements, the Rights Offering Procedures, or any of the other Transaction Agreements is amended or modified in any material respect without the prior written consent of the Requisite Financing Parties;

(d)    the Company files any cause of action against and/or seeking to restrict or hinder the enforcement of any rights of the holders of Senior Notes Claims in their capacity as such that is inconsistent with this Agreement (or if the Company supports any such motion, application or adversary proceeding commenced by any third party or consents to the standing of any such third party) other than the enforcement by the Debtors of the automatic stay provisions of the Bankruptcy Code;

(e)     (i) (A) the Debtors have breached their obligations under Section 6.15, (B) a Financing Party delivers written notice of such breach to the Debtors, and (C) such breach is not cured by the Debtors by the fifth (5th) Business Day after receipt of such notice, (ii) the Bankruptcy Court approves or authorizes an Alternative Restructuring or (iii) the Debtors or any of their Subsidiaries enters into any Contract or written agreement in principle providing for the consummation of any Alternative Restructuring or there has been a public announcement to such effect;

(f)    the Company or any other Debtor (i) amends or modifies, or files a pleading seeking authority to amend or modify, the Transaction Agreements or any of the other Transaction Agreements in a manner that is materially inconsistent with this Agreement; (ii) suspends or revokes the Transaction Agreements; or (iii) publicly announces its intention to take any such action listed in sub-clause (i) or (ii) of this subsection;

(g)    the Closing Date has not occurred by 11:59 p.m., New York City time on April 23, 2021 (as it may be extended pursuant to this Section 9.4(g) or Section 2.3(a), the “Outside Date”), provided, that, the Outside Date may be waived or extended with the prior written consent of the Requisite Financing Parties up to the date that is thirty (30) calendar days after the Outside Date (the “Final Outside Date”), and the Final Outside Date may be waived or extended only with the prior written consent of each Financing Party (excluding any Subsequent Private Placement Investor);

(h)    the Company or the other Debtors shall have breached any representation, warranty, covenant or other agreement made by the Company or the other Debtors in this Agreement or any such representation or warranty shall have become inaccurate, and such breach or inaccuracy would, individually or in the aggregate, give rise to the failure of a condition set

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forth in Section 7.1(l), or 7.1(m) to be satisfied, (ii) any Financing Party shall have delivered written notice of such breach or inaccuracy to the Company, and (iii) if such breach or inaccuracy is capable of being cured, such breach or inaccuracy is not cured by the Company or the other Debtors by the earlier of (x) the tenth (10th) Business Day after receipt of such notice, and (y) the third (3rd) Business Day prior to the Outside Date; provided, that, this Agreement may not be terminated pursuant to this Section 9.4(h) if the Requisite Financing Parties are then in willful or intentional breach of this Agreement;

(i)    since September 30, 2020, there shall have occurred any event, development, occurrence or change that, individually, or together with all other Events, has had or would reasonably be expected to have a Material Adverse Effect;

(j)    if the Company shall not receive at least $75,000,000 pursuant to the Primary Rights Offering, the Primary Private Placement and this Agreement and shall not receive at least $35,000,000 in commitments pursuant to the Delayed Draw Subscription Commitment and the Delayed Draw Subscription Agreements; provided, that any termination pursuant to this Section 9.4(i) shall not relieve or otherwise limit the liability of any Defaulting Commitment Party for any breach or violation of its obligations under this Agreement or any documents or instruments delivered in connection herewith;

(k)    the aggregate amount to be paid in Cash to Holders of Allowed General Unsecured Claims on the Effective Date (as such terms are defined in the Plan), excluding any claims arising from the rejection or impairment of the PCbtH Contracts under the Plan or any postpetition interest payable on account of such Allowed General Unsecured Claims pursuant to the Plan, is not reasonably acceptable to the Requisite Financing Parties, provided that any amount materially consistent with the estimate provided by the Debtors to the Advisors on November 14, 2020 shall be deemed to be acceptable to the Requisite Financing Parties; or

(l)    any applicable Law or final and non-appealable Order shall have been enacted, adopted or issued by any Governmental Entity that prohibits the implementation of the Plan or the Rights Offerings or the transactions contemplated by this Agreement or the other Transaction Agreements.

Section 9.5    Termination by Commitment Parties.

(a)    This Agreement may be terminated by any Commitment Party, as to itself only, upon written notice to the Company if the Closing Date has not occurred by the Final Outside Date.

(b)    If any Commitment Party denies or disaffirms this Agreement in writing (electronic or otherwise), or upon the occurrence of any termination by a Commitment Party (the “Withdrawing Commitment Party”) pursuant to Section 9.5(a), the remaining Commitment Parties (other than any Withdrawing Commitment Party) shall have the right, but not the obligation, within five (5) Business Days after receipt of written notice from the Company to all Commitment Parties of such withdrawal, which notice shall be given promptly following the occurrence of such withdrawal and to all Commitment Parties substantially concurrently (such five (5) Business Day period, the “Commitment Party Withdrawal

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Replacement Period”), to make arrangements for one or more of the Commitment Parties (other than the Withdrawing Commitment Party) to purchase all or any portion of the Available Stapled Securities (such purchase, a “Commitment Party Withdrawal Replacement”) on the terms and subject to the conditions set forth in this Agreement (such Commitment Parties, the “Withdrawal Replacement Commitment Parties”). Any such Available Stapled Securities purchased by a Withdrawal Replacement Commitment Party shall be included, among other things, in the determination of (x) the Unsubscribed Stapled Securities to be purchased by such Withdrawal Replacement Commitment Party for all purposes hereunder, (y) the Backstop Commitment Percentage of such Withdrawal Replacement Commitment Party for all purposes hereunder, including the allocations of the Commitment Premium and (z) the Backstop Commitment of such Withdrawal Replacement Commitment Party for purposes of the definition of the “Requisite Financing Parties.” If a Commitment Party withdrawal occurs, the Outside Date shall be delayed only to the extent necessary to allow for the Commitment Party Withdrawal Replacement to be completed within the Commitment Party Withdrawal Replacement Period.

(c)    [RESERVED].

(d)    Nothing in this Agreement shall be deemed to require a Commitment Party to purchase (i) more than its Backstop Commitment Percentage of the Unsubscribed Stapled Securities, unless otherwise agreed by such Commitment Party pursuant to Section 2.2 or (ii) any Private Placement Stapled Securities, unless otherwise agreed by such Commitment Party pursuant to Section 2.3.

Section 9.6    Effect of Termination.

(a)    Upon termination of this Agreement pursuant to this Article IX, this Agreement shall forthwith become void and of no force or effect and there shall be no further obligations or liabilities on the part of the Parties; provided, that (i) subject to Section 2.3(d), the obligations of the Debtors to pay the Expense Reimbursement pursuant to Article III, to satisfy their indemnification obligations pursuant to Article VIII and to pay the Termination Payment if payable pursuant to (and in accordance with) Section 9.6(b) shall survive the termination of this Agreement and shall remain in full force and effect, in each case, until such obligations have been satisfied, (ii) the provisions set forth in Section 6.4(b), Section 6.4(d), this Section 9.6 and Article X shall survive the termination of this Agreement in accordance with their terms and (iii) subject to Section 10.10, nothing in this Section 9.6 shall relieve any Party from liability for its gross negligence, willful misconduct or any willful or intentional breach of this Agreement. For purposes of this Agreement, “willful or intentional breach” means a breach of this Agreement that is a consequence of an act undertaken by the breaching party with the Knowledge that the taking of such act would, or would reasonably be expected to, cause a breach of this Agreement.

(b)    If this Agreement shall be terminated for any reason other than by the Company under Sections 9.1 or 9.3(a), 9.3(d) or 9.3(g), or by the Requisite Financing Parties under Section 9.4(j), provided that all of the conditions set forth in Section 7.1 have been satisfied other than those set forth in Section 7.1(o) or in Sections 7.1(q), 7.1(r), or 7.1(u) solely as a result of a Financing Party’s breach of this Agreement, then the Debtors shall, promptly after the date of such termination, pay the Termination Payment entirely in cash, free and clear of any

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withholding or deduction for any applicable Taxes, to the Financing Parties or their designees in accordance with, and subject to the limitations set forth in, Section 3.2. Notwithstanding the foregoing, subject to the Debtors’ compliance with Section 6.17, the Termination Payment shall not be payable pursuant to this Section 9.6(b) or otherwise under this Agreement to the extent the Agreement is terminated by the Requisite Financing Parties as a result of the Requisite Financing Parties or the Requisite Consenting Stakeholders (as defined in the Plan Support Agreement) making a determination that (a) the PCbtH Contracts were not renegotiated on terms reasonably acceptable to such parties or (b) the Plan does not provide for alternative treatment of the PCbtH Contracts on terms reasonably acceptable to such parties, including any termination of this Agreement based on or arising from the termination of the Plan Support Agreement, the Commitment Letter (as defined in the Plan Support Agreement), or the failure to occur of the Effective Date under the Plan on or before the Outside Date, in each case on account of such determination. To the extent that all amounts due in respect of the Termination Payment pursuant to this Section 9.6(b) have actually been paid by the Debtors to the Financing Parties in connection with a termination of this Agreement, the Financing Parties shall not have any additional recourse against the Debtors for any obligations or liabilities relating to or arising from this Agreement, except for, subject to Section 10.10, liability for gross negligence, willful misconduct or any willful or intentional breach of this Agreement as provided in Section 9.6(a). Except as expressly set forth in this Section 9.6(b), the Termination Payment shall not be payable upon the termination of this Agreement. The Termination Payment shall, pursuant to the BCA Approval Order, constitute allowed administrative expenses of the Debtors’ estate under Sections 503(b) and 507 of the Bankruptcy Code.

(c)    For the avoidance of doubt, upon any termination of this Agreement other than in connection with the consummation of the Closing, each Commitment Party will be deemed to have automatically revoked and withdrawn any exercise of its Subscription Rights, without any further action and irrespective of the expiration or availability of any “withdrawal period” or similar restriction, whereupon any such exercises will be deemed, for all purposes, to be null and void ab initio and will not be considered or otherwise used in any manner by the Parties in connection with the Restructuring Transactions, the Rights Offerings and this Agreement, and the Company agrees not to accept any such exercises or consummate the Rights Offerings, and to take all action necessary or reasonably required to allow the Commitment Parties to arrange with their custodian and brokers to effectuate the withdrawal of such exercises, including the reopening or extension of any withdrawal or similar periods.

ARTICLE X

GENERAL PROVISIONS

Section 10.1    Notices. All notices hereunder shall be deemed given if in writing and delivered, if contemporaneously sent by electronic mail, courier, or registered or certified mail (return receipt requested) to the following addresses:

(a)     If to the Company or any of the Debtors:

Diamond Offshore Drilling, Inc.

15415 Katy Freeway, Suite 100

Houston, Texas 77094

Attention: David Roland

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With a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019

Attention: Paul M. Basta

(pbasta@paulweiss.com)

Robert A. Britton

(rbritton@paulweiss.com)

Christopher Hopkins

(chopkins@paulweiss.com)

(b)    If to the Commitment Parties (or to any of them) or any other Person to which notice is to be delivered hereunder, to the address set forth opposite each such Commitment Party’s name on Schedule 6,

With a copy (which shall not constitute notice) to:

Milbank LLP

55 Hudson Yards

New York, New York 10001

Attention: Dennis Dunne

(ddunne@milbank.com)

Tyson Lomazow

(tlomazow@milbank.com)

Paul Denaro

(pdenaro@milbank.com)

(c)    If to the Initial Private Placement Investors (or to any of them) or any other Person to which notice is to be delivered hereunder, to the address set forth opposite each such Private Placement Investor’s name on Schedule 6,

With a copy (which shall not constitute notice) to:

Milbank LLP

55 Hudson Yards

New York, New York 10001

Attention: Dennis Dunne

(ddunne@milbank.com)

Tyson Lomazow

(tlomazow@milbank.com)

Paul Denaro

(pdenaro@milbank.com)

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(d)    If to the Subsequent Private Placement Investors (or to any of them) or any other Person to which notice is to be delivered hereunder, to the address set forth opposite each such Subsequent Private Placement Investor’s name pursuant to their respective joinder agreement.

Section 10.2    Assignment; Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any Party (whether by operation of Law or otherwise) without the prior written consent of the Company and the Requisite Financing Parties, other than an assignment by a Commitment Party expressly permitted by Section 2.3 or Section 2.6, and any purported assignment in violation of this Section 10.2 shall be void ab initio and of no force or effect. Except as expressly provided in Article VIII with respect to the Indemnified Persons, the terms and provisions of this Agreement (including the documents and instruments referred to in this Agreement) are intended solely for the benefit of the Parties hereto and their respective successors and permitted assigns, and no other Person shall be a third-party beneficiary hereof.

Section 10.3    Prior Negotiations; Entire Agreement.

(a)    This Agreement, including the Exhibits and Schedules, constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all other prior agreements (oral or written), negotiations and documents between and among the Parties (and their respective advisors) with respect to the subject matter hereof, except that the Parties acknowledge that any confidentiality agreements (if any) heretofore executed between the Debtors and any Commitment Party shall continue in full force and effect.

(b)    Notwithstanding anything to the contrary in the Plan (including any amendments, supplements or modifications thereto), the Confirmation Order (and any amendments, supplements or modifications thereto) or an affirmative vote to accept the Plan submitted by any Commitment Party, nothing contained in the Plan (including any amendments, supplements or modifications thereto) or the Confirmation Order (including any amendments, supplements or modifications thereto) shall alter, amend or modify the rights of the Commitment Parties under this Agreement unless such alteration, amendment or modification has been made in accordance with Section 10.7.

Section 10.4    Governing Law; Venue.

(a)    This Agreement and the rights and obligations of the Parties hereunder shall be construed and enforced in accordance with, and the rights of the Parties shall be governed by, the laws of the State of New York, without giving effect to any conflict of laws principles that would require the application of the laws of any other jurisdiction.

(b)    Each of the Parties irrevocably agrees that any legal action, suit or proceeding arising out of or relating to this Agreement brought by any Party shall be brought and determined in the Bankruptcy Court (or, solely to the extent the Bankruptcy Court declines jurisdiction over such action or dispute, the United States District Court for the Southern District of New York or, if that court does not have subject matter jurisdiction, in any state court located

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in The City and County of New York) and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid court for itself and with respect to its property, generally and unconditionally, with regard to any such proceeding arising out of or relating to this Agreement or the Restructuring. Each of the Parties agrees not to commence any proceeding relating to this Agreement or the Restructuring except in the Bankruptcy Court (or, solely to the extent the Bankruptcy Court declines jurisdiction over such action or dispute, the United States District Court for the Southern District of New York or, if that court does not have subject matter jurisdiction, in any state court located in The City and County of New York), other than proceedings in any court of competent jurisdiction to enforce any judgment, decree or award rendered by the Bankruptcy Court. Each of the Parties further agrees that notice as provided in Section 10.1 shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any proceeding arising out of or relating to this Agreement or the Restructuring, (i) any claim that it is not personally subject to the jurisdiction of the Bankruptcy Court for any reason, (ii) that it or its property is exempt or immune from the jurisdiction of the Bankruptcy Court or from any legal process commenced in the Bankruptcy Court (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment, or otherwise) and (iii) that (A) the proceeding in the Bankruptcy Court is brought in an inconvenient forum, (B) the venue of such proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by the Bankruptcy Court.

Section 10.5    Waiver of Jury Trial. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE RESTRUCTURING CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.5.

Section 10.6    Counterparts. This Agreement may be signed in one or more counterparts, each of which shall constitute an original and all of which together shall constitute one and the same agreement. Counterparts of this Agreement, and any documents delivered pursuant hereto or in connection herewith, may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the New York Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method. Any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

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Section 10.7    Waivers and Amendments; Rights Cumulative; Consent.

(a)    Other than as set forth in Section 10.7(b), this Agreement, including the Exhibits and Schedules, may not be waived, modified, amended or supplemented except with the written consent of the Debtors and Requisite Financing Parties.

(b)    Notwithstanding Section 10.7(a):

(i)    Any waiver, modification, amendment or supplement to this Section 10.7 shall require the written consent of all the Parties;

(ii)    any modification, amendment or change to the definition of Requisite Financing Parties shall require the prior written consent of each Commitment Party;

(iii)    any change, modification or amendment to this Agreement, the Plan Support Agreement, or the Plan that alters on an economic basis the terms provided in this Agreement or the Plan shall require the written consent of all of the Parties; and

(iv)    any change, modification or amendment to this Agreement, the Plan Support Agreement or the Plan that treats or affects any Commitment Parties’ Senior Notes Claims, or Equity Interests in a manner that is materially and adversely disproportionate, on an economic or non-economic basis, to the manner in which any of the other Commitment Party’s Senior Notes Claims, or Equity Interests are treated shall require the written consent of such materially adversely and disproportionately affected Commitment Party.

(v)    In the event that a materially adversely and disproportionately affected Commitment Party does not consent to a waiver, change, modification or amendment to this Agreement requiring the consent of each Commitment Party (a “Non-Commitment Party”), but such waiver, change, modification or amendment receives the consent of Commitment Parties (i) owning at least 66.67% of the outstanding Senior Notes Claims and (ii) representing at least a majority in number of claimants asserting Claims arising under the Senior Notes Claims, this Agreement shall be deemed to have been terminated only as to such Non-Commitment Party, and this Agreement shall continue in full force and effect with respect to all other Commitment Parties from time to time without the consent of any Commitment Parties who have so consented.

(vi)    The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power, or remedy under this Agreement shall operate as a waiver of, any such right, power or remedy or any provision of this Agreement.

Notwithstanding the foregoing, Schedule 2 shall be revised as necessary without requiring a written instrument signed by the Company and the Requisite Financing Parties to reflect conforming changes in the composition of the Commitment Parties and Backstop Commitment Percentages as a result of Transfers permitted and consummated in compliance with the terms and conditions of this Agreement. The terms and conditions of this Agreement (other than the conditions set forth in Sections 7.1, Section 7.5 and 7.6, the waiver and

74

amendment of which shall be governed by their respective terms) may be waived or amended (A) by the Debtors only by a written instrument executed by the Company and (B) by the Requisite Financing Parties only by a written instrument executed by the Requisite Financing Parties. No delay on the part of any Party in exercising any right, power or privilege pursuant to this Agreement will operate as a waiver thereof, nor will any waiver on the part of any Party of any right, power or privilege pursuant to this Agreement, nor will any single or partial exercise of any right, power or privilege pursuant to this Agreement, preclude any other or further exercise thereof or the exercise of any other right, power or privilege pursuant to this Agreement.

Section 10.8    Headings. The headings of the Sections, paragraphs and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof or, for any purpose, be deemed a part of this Agreement.

Section 10.9    Specific Performance/Remedies. It is understood and agreed by the Parties that money damages would not be a sufficient remedy for any breach of this Agreement by any Party and each non-breaching Party shall be entitled to seek specific performance and injunctive or other equitable relief as a remedy of any such breach of this Agreement, without the necessity of proving the inadequacy of money damages as a remedy, including through an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder. Each Party also agrees that it will not seek, and will waive any requirement for, the securing or posting of a bond in connection with any Party seeking or obtaining such relief.

Section 10.10    Damages. Notwithstanding anything to the contrary in this Agreement, none of the Parties will be liable for, and none of the Parties shall claim or seek to recover, any punitive, special, indirect or consequential damages or damages for lost profits in connection with the breach or termination of this Agreement.

Section 10.11    No Reliance. No Financing Party or any of its Related Purchasers shall have any duties or obligations to the other Financing Parties in respect of this Agreement, the Plan or the transactions contemplated hereby or thereby, except those expressly set forth herein. Without limiting the generality of the foregoing, (a) no Financing Party or any of its Related Purchasers shall be subject to any fiduciary or other implied duties to the other Commitment Parties, (b) no Financing Party or any of its Related Purchasers shall have any duty to take any discretionary action or exercise any discretionary powers on behalf of any other Financing Party, (c) no Financing Party or any of its Related Purchasers shall have any duty to the other Financing Parties to obtain, through the exercise of diligence or otherwise, to investigate, confirm or disclose to the other Financing Parties any information relating to the Debtors or any of their Subsidiaries that may have been communicated to or obtained by such Financing Party or any of its Affiliates in any capacity, (d) no Commitment Party may rely, and confirms that it has not relied, on any due diligence investigation that any other Financing Party or any Person acting on behalf of such other Financing Party may have conducted with respect to the Debtors or any of their Affiliates or any of their respective securities and (e) each Financing Party acknowledges that no other Financing Party is acting as a placement agent, initial purchaser, underwriter, broker or finder with respect to its Unsubscribed Stapled Securities, Backstop Commitment Percentage of its Backstop Commitment or Private Placement Commitment, as applicable.

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Section 10.12    Publicity. At all times prior to the Closing Date or the earlier termination of this Agreement in accordance with its terms, the Debtors shall submit drafts to Milbank of any press releases and any and all filings with the U.S. Securities and Exchange Commission that constitute disclosure of the existence or terms of this Agreement or any amendment to the terms of this Agreement or that otherwise reference the Restructuring at least two (2) Business Days prior to making any such disclosure. No later than twelve (12) hours prior to the publication of any such press releases or filings, Milbank shall provide comments to the Debtors on behalf of the Financing Parties with respect thereto, which shall be incorporated such that any such press releases or filings will be in a form acceptable to the Financing Parties in their reasonable discretion. Except as required by applicable law, and notwithstanding any provision of any other agreement between the Debtors and such Financing Party to the contrary, no Party or its advisors shall disclose to any Person (including, for the avoidance of doubt, any other Financing Party), other than Paul, Weiss, the Financing Parties’ counsel, the principal amount or percentage of any Debtor Claims and/or Interests held by any Financing Party without such Financing Party’s prior written consent; provided, however, that (i) if such disclosure is required by law, subpoena or other legal process or regulation, the disclosing Party shall, to the extent permitted by law, afford the relevant Financing Party a reasonable opportunity to review and comment in advance of such disclosure and shall take commercially reasonable measures to limit such disclosure (the expense of which, if any, shall be borne by the relevant Financing Party) and (ii) the foregoing shall not prohibit the disclosure of the aggregate percentage or aggregate principal amount of (a) Senior Notes collectively held by the Financing Parties and (b) Equity Interests held by the Financing Parties. Notwithstanding the provisions in this Section 10.12, any Party may disclose, to the extent consented to in writing by a Financing Party, such Financing Party’s individual holdings. For the avoidance of doubt, when attaching a copy of this Agreement to any press release or public filing in accordance with this Section 10.12, the Debtors will redact any reference to any specific Financing Party or its holdings information, including the signature pages hereto, it being understood that nothing in this Section 10.12 shall prohibit any Party from filing any motions or other pleadings or documents with the Bankruptcy Court in connection with the Chapter 11 Cases. Notwithstanding the foregoing, the Debtors may provide a complete, unredacted version of this Agreement (including the Schedules hereto) to counsel to the official committee of unsecured creditors appointed in the Chapter 11 Cases on a professionals’-eyes only basis and the U.S. Trustee.

Section 10.13    Settlement Discussions. This Agreement is part of a proposed settlement of matters that could otherwise be the subject of litigation among the Parties. Nothing herein (including the Exhibits and Schedules) shall be construed as or be deemed to be evidence of an admission or concession of any kind on the part of any Party for any Claim, fault, liability or damages whatsoever. Each of the Parties denies any and all wrongdoing or liability of any kind and does not concede any infirmity in the Claims or defenses that it has asserted or could assert. Pursuant to Rule 408 of the Federal Rules of Evidence, any applicable state rules of evidence, and any other applicable law, foreign or domestic, this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than to prove the existence of this Agreement or in a proceeding to enforce the terms of this Agreement.

Section 10.14    No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, and notwithstanding the fact that certain of the Parties may be partnerships or limited liability companies, each Party covenants, agrees and acknowledges that

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no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any Party’s Affiliates or any of the respective Related Purchasers of such Party or of the Affiliates of such Party (in each case other than the Parties to this Agreement and each of their respective successors and permitted assignees under this Agreement), whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any of such Related Purchasers, as such, for any obligation or liability of any Party under this Agreement or any documents or instruments delivered in connection herewith for any claim based on, in respect of or by reason of such obligations or liabilities or their creation; provided, however, that nothing in this Section 10.14 shall relieve or otherwise limit the liability of any Party hereto or any of their respective successors or permitted assigns for any breach or violation of its obligations under this Agreement or such other documents or instruments. For the avoidance of doubt, none of the Parties will have any recourse, be entitled to commence any proceeding or make any claim under this Agreement or in connection with the transactions contemplated hereby except against any of the Parties or their respective successors and permitted assigns, as applicable.

Section 10.15    Fiduciary Duties. Notwithstanding anything to the contrary herein, nothing in this Agreement, the Plan or any of the Transaction Agreements shall require any Debtor or any board of directors, board of managers or similar governing body of any Debtor, upon the advice of outside counsel, to take any action or to refrain from taking any action with respect to the Restructuring to the extent that taking or failing to take such action would be inconsistent with applicable law or its fiduciary obligations under applicable law, and any such action or inaction pursuant to this Section 10.15 shall not be deemed to constitute a breach of this Agreement, the Plan or any of the Transaction Agreements. The Debtors may terminate this Agreement, the Plan or any of the Transaction Agreements if the board of directors, board of managers or similar governing body of any Debtor determines, upon the advice of outside counsel, (i) that proceeding with the Restructuring, including this Agreement or the other Transaction Agreements, would be inconsistent with the exercise of its fiduciary duties or applicable law. The Debtors shall provide three (3) Business Days’ notice to the extent reasonably practicable to the Financing Parties prior to taking any action or refraining from taking any action in reliance on this Section 10.15. The Financing Parties reserve their rights to challenge any exercise of fiduciary duties by any Debtor or any board of directors, board of managers or similar governing body of any Debtor pursuant to this Section 10.15. None of the Commitment Parties shall have any fiduciary duty, any duty of trust or confidence, or any other duties or responsibilities to each other, the Debtors or their Affiliates, or any of the Debtors’ or their Affiliates’ creditors or other stakeholders, and, other than as expressly set forth in this Agreement, there are no commitments among or between the Commitment Parties.

Section 10.16    Severability. If any provision of this Agreement, or the application of any such provision to any Person or circumstance, shall be held invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or circumstance thereof and any remaining part of such provision hereof, and this Agreement, shall continue in full force and effect so long as the economic or legal substance of the Restructuring Transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon any such determination of invalidity, the Parties shall negotiate in good faith to modify this

77

Agreement so as to effect the original intent of the Parties as closely as possible in a reasonably acceptable manner in order that the Restructuring Transactions contemplated hereby may be consummated as originally contemplated to the greatest extent possible.

[Signature Pages Follow]

78

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first above written.

[ ]

By:

[ ]

By:

[ ]

By:

[COMMITMENT PARTY]

By:
Name:
Title:

[PRIVATE PLACEMENT INVESTOR]

By:
Name:
Title:

SCHEDULE 1

SUBSIDIARIES

Diamond Offshore International Limited

Diamond Offshore Finance Company

Diamond Offshore General Company

Diamond Offshore Company

Diamond Offshore Drilling (UK) Limited

Diamond Offshore Services Company

Diamond Offshore Limited

Diamond Rig Investments Limited

Diamond Offshore Development Company

Diamond Offshore Management Company

Diamond Offshore (Brazil) L.L.C.

Diamond Offshore Holding, L.L.C.

Arethusa Off-Shore Company

Diamond Foreign Asset Company

SCHEDULE 2

BACKSTOP COMMITMENTS

Closing Date Funding: $46,875,000

Commitment Party	Backstop Commitment			Backstop Commitment Percentage		Additional Premium			Total Backstop Commitment Premium
	$	[	]	[	]%	$	[	]	$	[	]
	$	[	]	[	]%	$	[	]	$	[	]
	$	[	]	[	]%	$	[	]	$	[	]
Total	$	[	]	100%			$4,218,750		$	[	]

Delayed Draw Closing Date Funding: $21,875,000

Commitment Party	Backstop Commitment			Backstop Commitment Percentage		Additional Premium			Total Backstop Commitment Premium
	$	[	]	[	]%	$	[	]	$	[	]
	$	[	]	[	]%	$	[	]	$	[	]
	$	[	]	[	]%	$	[	]	$	[	]
Total	$	[	]	100%			$1,968,750		$	[	]

SCHEDULE 3a

INITIAL PRIMARY PRIVATE PLACEMENT COMMITMENTS

Closing Date Funding: $28,125,000

Initial Primary Private Placement Investor	Backstop Commitment			Private Placement Commitment Percentage		Additional Premium			Total Private Placement Commitment Premium
	$	[	]	[	]%	$	[	]	$	[	]
	$	[	]	[	]%	$	[	]	$	[	]
	$	[	]	[	]%	$	[	]	$	[	]
Total	$	[	]	100%			$2,531,250		$	[	]

SCHEDULE 3b

SUBSEQUENT PRIMARY PRIVATE PLACEMENT COMMITMENTS

Subsequent Primary Private Placement Investor	Backstop Commitment			Private Placement Commitment Percentage		Additional Premium			Total Private Placement Commitment Premium
	$	[	]	[	]%	$	[	]	$	[	]
	$	[	]	[	]%	$	[	]	$	[	]
	$	[	]	[	]%	$	[	]	$	[	]

Total	$	[	]	100%		$	[	]	$	[	]

SCHEDULE 3c

INITIAL DELAYED DRAW PRIVATE PLACEMENT COMMITMENTS

Delayed Draw Closing Date Funding: $13,125,000

Initial Delayed Draw Private Placement Investor	Backstop Commitment			Private Placement Commitment Percentage		Additional Premium			Total Private Placement Commitment Premium
	$	[	]	[	]%	$	[	]	$	[	]
	$	[	]	[	]%	$	[	]	$	[	]
	$	[	]	[	]%	$	[	]	$	[	]

Total	$	[	]	100%		$	[1,181,250	]	$	[	]

SCHEDULE 3d

SUBSEQUENT DELAYED DRAW PRIVATE PLACEMENT COMMITMENTS

Subsequent Delayed Draw Private Placement Investor	Backstop Commitment			Private Placement Commitment Percentage		Additional Premium			Total Private Placement Commitment Premium
	$	[	]	[	]%	$	[	]	$	[	]
	$	[	]	[	]%	$	[	]	$	[	]
	$	[	]	[	]%	$	[	]	$	[	]

Total	$	[	]	100%		$	[	]	$	[	]

SCHEDULE 4

DELAYED DRAW RIGHTS OFFERING COMMITMENTS

SCHEDULE 5

SENIOR NOTES CLAIMS

SCHEDULE 6

NOTICE ADDRESSES FOR COMMITMENT PARTIES

[●]1

[1]	NTD: To be inserted.

SCHEDULE 7

CONSENTS

None.

SCHEDULE 8

CERTAIN RIG CONTRACTS

Diamond Offshore Counterparty	Rig	Start Date
Diamond Offshore Company	Ocean BlackHawk	Active

Diamond Offshore Drilling (UK) Limited	Ocean BlackHawk	Q2 2022

Diamond Offshore Company	Ocean BlackHornet	Active

Diamond Offshore Drilling (UK) Limited	Ocean BlackRhino	Q2 2021

Diamond Offshore Company	Ocean BlackLion	Active

Diamond Offshore Netherlands B.V. Brasdril Soc. de Perfuracoes Ltda.	Ocean Courage	Q2 2021

Diamond Offshore Drilling (UK) Limited	Ocean Endeavor	Active

Diamond Offshore Drilling (UK) Limited	Ocean Patriot	Active

Diamond Offshore General Company	Ocean Apex	Q2 2021

Diamond Offshore General Company	Ocean Apex	Q2 2021

Diamond Offshore General Company	Ocean Monarch	Active

Diamond Offshore General Company	Ocean Onyx	Q1 2021

EXHIBIT A

PLAN

EXHIBIT B

FORM OF JOINDER FOR HOLDERS OF SENIOR NOTES CLAIMS

JOINDER TO BACKSTOP AND PRIVATE PLACEMENT AGREEMENT (this “Joinder”) dated as of [            ], 2021, by [                    ] (the “Claimholder”).

W I T N E S S E T H:

WHEREAS, Diamond Offshore Drilling, Inc. (the “Company”), the other Debtors party thereto and the Commitment Parties party thereto have heretofore executed and delivered a Plan Support Agreement, dated as of [●], 2021 (as amended, supplemented restated or otherwise modified from time to time the “Plan Support Agreement”) and the Backstop and Private Placement Agreement, dated as of [●], 2021 (as amended, supplemented restated or otherwise modified from time to time, the “Agreement”);

WHEREAS, pursuant to Section 2.2(d) of the Agreement, each holder of a Senior Notes Claim has the right to join the Agreement as a Private Placement Investor;

WHEREAS, the Claimholder desires to join the Agreement;

WHEREAS, no more than fourteen (14) Calendar Days have lapsed since the execution of the Plan Support Agreement; and

WHEREAS the Claimholder has the option of participating in either or both of the Primary Private Placement and the Delayed Draw Private Placement;

NOW, THEREFORE, in consideration of the foregoing and for good and valuable consideration, the receipt of which is hereby acknowledged, the Claimholder and the Primary Private Placement Investors covenant and agree as follows:

1.    Defined Terms. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement. The “General Provisions” set forth in Article X of the Agreement shall be deemed to apply to this Joinder and is incorporated herein by reference, mutatis mutandis.

2.    Agreement to Be Bound. The Claimholder hereby agrees (a) to become a party to the Agreement as a Private Placement Investor and as such will have all the rights and be subject to all of the obligations and agreements of a Private Placement Investor under the Agreement, (b) to purchase, pursuant and subject to the terms and conditions set forth in this Agreement and the BCA Approval Order, such number of Primary Private Placement Stapled Securities or to commit to purchase pursuant to the terms of this Agreement such number the Delayed Draw Private Placement Stapled Securities set forth in Schedule 3d to the Agreement and (c) to complete Schedule 3d to the Agreement. For the avoidance of doubt, each of the Private Placement Investor’s Private Placement Commitment Percentage as of the date hereof shall be reduced ratably and proportionately to the amount set forth on the signature page hereto (and Schedule 2 to the Agreement shall be deemed to have been revised in accordance with the Agreement).

3.    Representations and Warranties of the Claimholder. The Claimholder hereby represents and warrants that the party joining the Agreement is a holder of a Senior Notes Claim in the aggregate principal amount set forth on its signature page hereto.

4.    Governing Law. This Joinder shall be governed by and construed in accordance with the laws of the State of New York without regard for any conflict of law principles that would apply the laws of any other jurisdiction, and, to the extent applicable, the Bankruptcy Code.

5.    Notice. All notices and other communications given or made to the Private Placement Investors in connection with the Agreement shall be made in accordance with Section 10.1 of the Agreement, to the address set forth under the Claimholder’s signature in the signature pages hereto (and the Agreement shall be deemed to have been updated to include such notice information for the Claimholder).

[Signature pages follow]

IN WITNESS WHEREOF, the undersigned party has caused this Joinder to be executed as of the date first written above.

CLAIMHOLDER:
[ ]

By:
Name:
Title:

Address 1:

Address 2:

Attention:

Facsimile:

[Private Placement Commitment Percentage]:

Senior Notes Claims:

EXHIBIT C

FORM OF JOINDER FOR RELATED PURCHASER

JOINDER TO BACKSTOP AND PRIVATE PLACEMENT AGREEMENT

JOINDER TO BACKSTOP AND PRIVATE PLACEMENT AGREEMENT (this “Joinder”) dated as of [            ], 2021, by and among [                    ] (the “Transferor”) and [                    ] (the “Transferee”).

W I T N E S S E T H:

WHEREAS, Diamond Offshore Drilling, Inc. (the “Company”), the other Debtors party thereto and the Commitment Parties party thereto have heretofore executed and delivered a Backstop and Private Placement Agreement, dated as of [●], 2021 (as amended, supplemented restated or otherwise modified from time to time, the “Agreement”);

WHEREAS, pursuant to Section 2.6(b) of the Agreement, each Commitment Party shall have the right to Transfer all or any portion of its Backstop Commitment and each Primary Private Placement Investor may transfer all or any portion of its Private Placement Commitment to any Affiliate or Related Fund, subject to the terms and conditions set forth in the Agreement;

WHEREAS, Transferor desires to sell to Transferee and Transferee desires to purchase from Transferor the percentage of its [Backstop Commitment][Private Placement Commitment] set forth beneath its signature in the signature page hereto (the “Subject Transfer”);

NOW, THEREFORE, in consideration of the foregoing and for good and valuable consideration, the receipt of which is hereby acknowledged, the Transferor, the Transferee and the Company covenant and agree as follows:

1.    Defined Terms. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement. The “General Provisions” set forth in Article X of the Agreement shall be deemed to apply to this Joinder and is incorporated herein by reference, mutatis mutandis.

2.    Agreement to Transfer. The Transferor hereby agrees to Transfer to the Transferee, pursuant and subject to the terms and conditions set forth in this Agreement and the BCA Approval Order, the [Backstop Commitment Percentage][Private Placement Commitment Percentage] set forth beneath its signature in the signature page hereto (and Schedule 2 to the Agreement shall be deemed to have been revised in accordance with the Agreement).

3.    Agreement to Be Bound. The Transferee hereby agrees (a) to become a party to the Agreement as a Commitment Party and Party and as such will have all the rights and be subject to all of the obligations and agreements of a Commitment Party under the Agreement and (b) to purchase, pursuant and subject to the terms and conditions set forth in this Agreement and the BCA Approval Order, such number of [Unsubscribed Stapled Securities][Unsubscribed

Delayed Draw Stapled Securities] as corresponds to the Transferee’s [Backstop Commitment Percentage][Private Placement Commitment Percentage]. For the avoidance of doubt, the Transferee’s [Backstop Commitment Percentage][Private Placement Commitment Percentage] as of the date hereof is set forth on the signature page hereto (and Schedule 2 to the Agreement shall be deemed to have been revised in accordance with the Agreement); provided, however, that such Transferee’s [Backstop Commitment Percentage][Private Placement Commitment Percentage] may be increased or decreased after the date hereof as provided in this Agreement and the BCA Approval Order.

4.    Representations and Warranties of the Transferor. The Transferor hereby represents and warrants that (a) the Transferee is an Affiliate or a Related Fund of the Transferor and (b) the Subject Transfer does not violate any of the provisions contained in Section 2.6(e) of the Agreement.

5.    Representations and Warranties of the Transferee. The Transferee hereby makes, to each of the other Parties, as to itself only and (unless otherwise set forth therein) as of the date hereof and as of the Closing Date, the representations and warranties set forth in Article V of the Agreement.

6.    Governing Law. This Joinder shall be governed by and construed in accordance with the laws of the State of New York without regard for any conflict of law principles that would apply the laws of any other jurisdiction, and, to the extent applicable, the Bankruptcy Code.

7.    Notice. All notices and other communications given or made to the Transferee in connection with the Agreement shall be made in accordance with Section 10.1 of the Agreement, to the address set forth under the Transferee’s signature in the signature pages hereto (and the Agreement shall be deemed to have been updated to include such notice information for the Transferee).

[Signature pages follow]

IN WITNESS WHEREOF, each of the undersigned parties has caused this Joinder to be executed as of the date first written above.

TRANSFEROR:
[ ]

By:
Name:
Title:

Address 1:

Address 2:

Attention:

Facsimile:

[Backstop Commitment Percentage][Private
Placement Commitment Percentage]:

Senior Notes Claims:

TRANSFEREE:
[ ]

By:
Name:
Title:

Address 1:

Address 2:

Attention:

Facsimile:

[Backstop Commitment Percentage][Private
Placement Commitment Percentage]:

Senior Notes Claims:

Acknowledged and Agreed to:

[●]

By:

[●]

By:

[●]

By:

[COMMITMENT PARTY]

By:
Name:
Title:

EXHIBIT D-1

FORM OF JOINDER FOR EXISTING COMMITMENT PARTY PURCHASER

JOINDER TO BACKSTOP AND PRIVATE PLACEMENT AGREEMENT

JOINDER TO BACKSTOP AND PRIVATE PLACEMENT AGREEMENT (this “Joinder”) dated as of [            ], 2021, by and among [                    ] (the “Transferor”) and [                    ] (the “Transferee”).

W I T N E S S E T H:

WHEREAS, Diamond Offshore Drilling, Inc. (the “Company”), the other Debtors party thereto and the Commitment Parties party thereto have heretofore executed and delivered a Backstop and Private Placement Agreement, dated as of [•], 2021 (as amended, supplemented restated or otherwise modified from time to time, the “Agreement”);

WHEREAS, pursuant to Section 2.6(c) of the Agreement, each Commitment Party shall have the right to Transfer all or any portion of its Backstop Commitment and each Primary Private Placement Investor may transfer all or any portion of its Private Placement Commitment to any other Commitment Party or such other Commitment Party’s Affiliate or Related Fund, subject to the terms and conditions set forth in the Agreement;

WHEREAS, the Subject Transfer has been consented to by the Requisite Financing Parties and the Company; and

WHEREAS, Transferor desires to sell to Transferee and Transferee desires to purchase from Transferor the percentage of its [Backstop Commitment][Private Placement Commitment] set forth beneath its signature in the signature page hereto (the “Subject Transfer”);

NOW, THEREFORE, in consideration of the foregoing and for good and valuable consideration, the receipt of which is hereby acknowledged, the Transferor, the Transferee and the Company covenant and agree as follows:

1.    Defined Terms. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement. The “General Provisions” set forth in Article X of the Agreement shall be deemed to apply to this Joinder and is incorporated herein by reference, mutatis mutandis.

2.    Agreement to Transfer. The Transferor hereby agrees to Transfer to the Transferee, pursuant and subject to the terms and conditions set forth in this Agreement and the BCA Approval Order, the [Backstop Commitment Percentage][Private Placement Commitment Percentage] set forth beneath its signature in the signature page hereto (and Schedule 2 to the Agreement shall be deemed to have been revised in accordance with the Agreement).

3.    Agreement to Be Bound. The Transferee hereby agrees (a) to become a party to the Agreement as a Commitment Party and Party and as such will have all the rights and be subject to all of the obligations and agreements of a Commitment Party under this Agreement and (b) to purchase, pursuant and subject to the terms and conditions set forth in this Agreement and the BCA Approval Order, such number of [Unsubscribed Stapled Securities][Unsubscribed Delayed Draw Stapled Securities] as corresponds to the Transferee’s [Backstop Commitment Percentage][Private Placement Commitment Percentage]. For the avoidance of doubt, the Transferee’s [Backstop Commitment Percentage][Private Placement Commitment Percentage] as of the date hereof is set forth on the signature page hereto (and Schedule 2 to the Agreement shall be deemed to have been revised in accordance with the Agreement); provided, however, that such Transferee’s [Backstop Commitment Percentage][Private Placement Commitment Percentage] may be increased or decreased after the date hereof as provided in this Agreement and the BCA Approval Order.

4.    Representations and Warranties of the Transferor. The Transferor hereby represents and warrants that (a) the Subject Transfer has been approved by the Requisite Financing Parties and (b) the Subject Transfer does not violate any of the provisions contained in Section 2.6(e) of the Agreement.

5.    Representations and Warranties of the Transferee. The Transferee hereby makes, to each of the other Parties, as to itself only and (unless otherwise set forth therein) as of the date hereof and as of the Closing Date, the representations and warranties set forth in [Section 7.6(h)] of the Agreement.

6.    Governing Law. This Joinder shall be governed by and construed in accordance with the laws of the State of New York without regard for any conflict of law principles that would apply the laws of any other jurisdiction, and, to the extent applicable, the Bankruptcy Code.

7.    Notice. All notices and other communications given or made to the Transferee in connection with the Agreement shall be made in accordance with Section 10.1 of the Agreement, to the address set forth under the Transferee’s signature in the signature pages hereto (and the Agreement shall be deemed to have been updated to include such notice information for the Transferee).

[Signature pages follow]

IN WITNESS WHEREOF, each of the undersigned parties has caused this Joinder to be executed as of the date first written above.

TRANSFEROR:
[ ]

By:
Name:
Title:

Address 1:

Address 2:

Attention:

Facsimile:

[Backstop Commitment Percentage][Private
Placement Commitment Percentage]:

TRANSFEREE:
[ ]

By:
Name:
Title:

Address 1:

Address 2:

Attention:

Facsimile:

[Backstop Commitment Percentage][Private
Placement Commitment Percentage]:

Acknowledged and Agreed to:

[DEBTOR]

[●]

By:

[●]

By:

[●]

By:

EXHIBIT D-2

FORM OF AMENDMENT FOR EXISTING COMMITMENT PARTY PURCHASER

AMENDMENT TO BACKSTOP AND PRIVATE PLACEMENT AGREEMENT

AMENDMENT TO BACKSTOP AND PRIVATE PLACEMENT AGREEMENT (this “Amendment”) dated as of [            ], 2021, by and among [                    ] (the “Transferor”) and [                    ] (the “Transferee”).

W I T N E S S E T H:

WHEREAS, Diamond Offshore Drilling, Inc. (the “Company”), the other Debtors party thereto and the Commitment Parties party thereto have heretofore executed and delivered a Backstop and Private Placement Agreement, dated as of [●], 2021 (as amended, supplemented restated or otherwise modified from time to time, the “Agreement”);

WHEREAS, pursuant to Section 2.6(c) of the Agreement, each Commitment Party shall have the right to Transfer all or any portion of its Backstop Commitment and each Primary Private Placement Investor may transfer all or any portion of its Private Placement Commitment to any other Commitment Party or such other Commitment Party’s Affiliate or Related Fund, subject to the terms and conditions set forth in the Agreement;

WHEREAS, the Subject Transfer has been consented to by the Requisite Financing Parties and the Company; and

WHEREAS, Transferor desires to sell to Transferee and Transferee desires to purchase from Transferor the percentage of its [Backstop Commitment][Private Placement Commitment] set forth beneath its signature in the signature page hereto (the “Subject Transfer”);

NOW, THEREFORE, in consideration of the foregoing and for good and valuable consideration, the receipt of which is hereby acknowledged, the Transferor, the Transferee and the Company covenant and agree as follows:

1.    Defined Terms. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement. The “General Provisions” set forth in Article X of the Agreement shall be deemed to apply to this Amendment and is incorporated herein by reference, mutatis mutandis.

2.    Agreement to Transfer. The Transferor hereby agrees to Transfer to the Transferee, pursuant and subject to the terms and conditions set forth in this Agreement and the BCA Approval Order, the [Backstop Commitment Percentage][Private Placement Commitment Percentage] set forth beneath its signature in the signature page hereto (and Schedule 2 to the Agreement shall be deemed to have been revised in accordance with the Agreement).

3.    Agreement to Be Bound. The Transferee hereby agrees to purchase, pursuant and subject to the terms and conditions set forth in this Agreement and the BCA

Approval Order, such number of [Unsubscribed Stapled Securities][Unsubscribed Delayed Draw Stapled Securities] as corresponds to the Transferee’s [Backstop Commitment Percentage][Private Placement Commitment Percentage]. For the avoidance of doubt, the Transferee’s [Backstop Commitment Percentage][Private Placement Commitment Percentage] as of the date hereof is set forth on the signature page hereto (and Schedule 2 to the Agreement shall be deemed to have been revised in accordance with the Agreement); provided, however, that such Transferee’s [Backstop Commitment Percentage][Private Placement Commitment Percentage] may be increased or decreased after the date hereof as provided in this Agreement and the BCA Approval Order.

4.    Representations and Warranties of the Transferor. The Transferor hereby represents and warrants that (a) the Subject Transfer has been approved by the Requisite Financing Parties and the Company and (b) the Subject Transfer does not violate any of the provisions contained in Section 2.6(e) of the Agreement.

5.    Representations and Warranties of the Transferee. The Transferee hereby makes, to each of the other Parties, as to itself only and (unless otherwise set forth therein) as of the date hereof and as of the Closing Date, the representations and warranties set forth in Article V of the Agreement.

6.    Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York without regard for any conflict of law principles that would apply the laws of any other jurisdiction, and, to the extent applicable, the Bankruptcy Code.

7.    Notice. All notices and other communications given or made to the Transferee in connection with the Agreement shall be made in accordance with Section 10.1 of the Agreement, to the address set forth under the Transferee’s signature in the signature pages hereto (and the Agreement shall be deemed to have been updated to include such notice information for the Transferee).

[Signature pages follow]

IN WITNESS WHEREOF, each of the undersigned parties has caused this Amendment to be executed as of the date first written above.

TRANSFEROR:
[ ]

By:
Name:
Title:

Address 1:

Address 2:

Attention:

Facsimile:

[Backstop Commitment Percentage][Private Placement Commitment Percentage]:

Senior Notes Claims:

TRANSFEREE:
[ ]

By:
Name:
Title:

Address 1:

Address 2:

Attention:

Facsimile:

[Backstop Commitment Percentage][Private Placement Commitment Percentage]:

Senior Notes Claims:

Acknowledged and Agreed to:

[DEBTOR]

[●]

By:

[●]

By:

[●]

By:

[COMMITMENT PARTY]

By:
Name:
Title:

EXHIBIT E

FORM OF JOINDER FOR NEW PURCHASER

JOINDER TO BACKSTOP AND PRIVATE PLACEMENT AGREEMENT

JOINDER TO BACKSTOP AND PRIVATE PLACEMENT AGREEMENT (this “Joinder”) dated as of [            ], 2021, by and among [                    ] (the “Transferor”), [                    ] (the “Transferee”) and Diamond Offshore Drilling, Inc. (the “Company”).

W I T N E S S E T H:

WHEREAS, the Company, the other Debtors party thereto and the Commitment Parties party thereto have heretofore executed and delivered a Backstop and Private Placement Agreement, dated as of [●], 2021 (as amended, supplemented, restated or otherwise modified from time to time, the “Agreement”);

WHEREAS, pursuant to Section 2.6(d) of the Agreement, each Commitment Party shall have the right to Transfer all or any portion of its Backstop Commitment and each Primary Private Placement Investor may transfer all or any portion of its Private Placement Commitment to any Person, subject to the terms and conditions set forth in the Agreement;

WHEREAS, Transferor desires to sell to Transferee and Transferee desires to purchase from Transferor the percentage of its [Backstop Commitment][Private Placement Commitment] set forth beneath its signature in the signature page hereto (the “Subject Transfer”);

WHEREAS, the Subject Transfer has been consented to by the Requisite Financing Parties and the Company; and

WHEREAS, [the Subject Transfer has been consented to by the Company]/[the Transferor has agreed to remain obligated to fund the portion of the Backstop Commitment to be transferred in the Subject Transfer;]

NOW, THEREFORE, in consideration of the foregoing and for good and valuable consideration, the receipt of which is hereby acknowledged, the Transferor, the Transferee and the Company covenant and agree as follows:

1.    Defined Terms. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement. The “General Provisions” set forth in Article X of the Agreement shall be deemed to apply to this Joinder and is incorporated herein by reference, mutatis mutandis.

2.    Agreement to Transfer. The Transferor hereby agrees to Transfer to the Transferee, pursuant and subject to the terms and conditions set forth in this Agreement and the BCA Approval Order, the [Backstop Commitment Percentage][Private Placement Commitment Percentage] set forth beneath its signature in the signature page hereto (and Schedule 2 to the Agreement shall be deemed to have been revised in accordance with the Agreement).

3.    Agreement to Be Bound. The Transferee hereby agrees (a) to become a party to the Agreement as a Commitment Party and Party and as such will have all the rights and be subject to all of the obligations and agreements of a Commitment Party under the Agreement and (b) to purchase, pursuant and subject to the terms and conditions set forth in this Agreement and the BCA Approval Order, such number of [Unsubscribed Stapled Securities][Unsubscribed Delayed Draw Stapled Securities] as corresponds to the Transferee’s [Backstop Commitment Percentage][Private Placement Commitment Percentage]. For the avoidance of doubt, the Transferee’s [Backstop Commitment Percentage][Private Placement Commitment Percentage] as of the date hereof is set forth on the signature page hereto (and Schedule 2 to the Agreement shall be deemed to have been revised in accordance with the Agreement); provided, however, that such Transferee’s [Backstop Commitment Percentage][Private Placement Commitment Percentage] may be increased or decreased after the date hereof as provided in this Agreement and the BCA Approval Order.

4.    Representations and Warranties of the Transferor. The Transferor hereby represents and warrants that (a) the Subject Transfer has been approved by the Requisite Financing Parties, (b) [the Subject Transfer has been consented to by the Company]/[it has agreed to remain obligated to fund the [Backstop Commitment Percentage][Private Placement Commitment Percentage] to be transferred in the Subject Transfer] and (c) the Subject Transfer does not violate any of the provisions contained in Section 2.6(e) of the Agreement.

5.    Representations and Warranties of the Transferee. The Transferee hereby makes, to each of the other Parties, as to itself only and (unless otherwise set forth therein) as of the date hereof and as of the Closing Date, the representations and warranties set forth in Article V of the Agreement.

6.    Governing Law. This Joinder shall be governed by and construed in accordance with the laws of the State of New York without regard for any conflict of law principles that would apply the laws of any other jurisdiction, and, to the extent applicable, the Bankruptcy Code.

7.    Notice. All notices and other communications given or made to the Transferee in connection with the Agreement shall be made in accordance with Section 10.1 of the Agreement, to the address set forth under the Transferee’s signature in the signature pages hereto (and the Agreement shall be deemed to have been updated to include such notice information for the Transferee).

[Signature pages follow]

IN WITNESS WHEREOF, each of the undersigned parties has caused this Joinder to be executed as of the date first written above.

TRANSFEROR:
[ ]

By:
Name:
Title:

Address 1:

Address 2:

Attention:

Facsimile:

[Backstop Commitment Percentage][Private Placement Commitment Percentage]:

TRANSFEREE:
[ ]

By:
Name:
Title:

Address 1:

Address 2:

Attention:

Facsimile:

[Backstop Commitment Percentage][Private Placement Commitment Percentage]:

ACKNOWLEDGED:

[●]

By:

[●]

By:

[●]

By:

[COMMITMENT PARTY]

By:
Name:
Title:

EXHIBIT F

FORM OF FUNDING NOTICE

Diamond Offshore Drilling Inc.

15415 Katy Freeway

Houston, Texas 77094

[●]    , 2021

Service by E-Mail

[NAME]

E-Mail: [EMAIL]

Re:    Funding Notice for Diamond Offshore Drilling, Inc. Rights Offerings

DEADLINE TO WIRE PAYMENT: [●], [●], 2021 AT [●]:00 PM ET

(THE “BACKSTOP FUNDING DEADLINE”)

To Whom It May Concern:

Reference is made herein to: (a) that certain Backstop and Private Placement Agreement, dated as of [●], 2021, by and among Diamond Offshore Drilling, Inc. (the “Company”), certain of its affiliates (collectively with the Company, the “Debtors”), the Commitment Parties (as defined therein) and the Private Placement Investors (as defined therein) (the “Backstop Agreement”); and (b) those certain Rights Offerings Procedures, as set forth in Plan2 (the “Rights Offerings Procedures”). Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Backstop Agreement.

[2]

“Plan” means the Plan for the Joint Plan of Reorganization for Diamond Offshore Drilling, Inc. and Affiliate Debtors Under Chapter 11 of the Bankruptcy Code [Docket No. [ ●]] in the Debtors’ pending chapter 11 cases, which are jointly administered under Case No. 20-32307 (DRJ) in the United States Bankruptcy Court for the Southern District of Texas, Houston Division.

Pursuant to Section 2.4(a) of the Backstop Agreement, the Rights Offering Subscription Agent, on behalf of the Company, hereby delivers this Funding Notice. Set forth below are each of the items contemplated to be provided in this Funding Notice under Section 2.4(a) of the Backstop Agreement:

Rights Offering Stapled Securities

Below is the number of Primary Rights Offering Stapled Securities you committed to purchase through your participation in the Rights Offering:

[                    ] Primary Rights Offering Stapled Securities ([                    ] Exit Notes and [                    ] New Diamond Common Shares) for $[            ]

Below is the number of Delayed Draw Rights Offering Stapled Securities you committed to purchase through your participation in the Rights Offering:

[                    ] Delayed Draw Rights Offering Stapled Securities ([                    ] Delayed Draw Exit Notes and [                    ] Delayed Draw New Diamond Common Shares).

Subscription Amount

Below is the number of Rights Offering Stapled Securities to be issued and sold by the Company to you:

[                    ] Primary Rights Offering Stapled Securities ([                    ] Exit Notes and [                    ] New Diamond Common Shares) (excluding any Unsubscribed Stapled Securities in connection with the Primary Rights Offering) for $[            ] (Subscription Amount)

Below is the number of Delayed Draw Rights Offering Stapled Securities to be committed to by you:

[                    ] Delayed Draw Rights Offering Stapled Securities ([                    ] Delayed Draw Exit Notes and [                    ] Delayed Draw New Diamond Common Shares) (Subscription Amount).

Unsubscribed Stapled Securities

There are a total of $[●] of Unsubscribed Primary Stapled Securities in connection with the Primary Rights Offering ([                    ] Exit Notes and [                    ] New Diamond Common Shares) to which were not subscribed in the Primary Rights Offering (the “Unsubscribed Staple Securities”). Pursuant to the Backstop Agreement, you are obligated to purchase [    ]% of the Unsubscribed Staple Securities. Below is your portion of Unsubscribed Notes which you obligated to purchase and the Purchase Price therefor:

[                    ] Unsubscribed Primary Stapled Securities for $[            ]

There are a total of $[●] of Unsubscribed Delayed Draw Stapled Securities in connection with the Delayed Draw Rights Offering ([                    ] Delayed Draw Exit Notes and [                    ] Delayed Draw New Diamond Common Shares) to which were not subscribed in the Delayed Draw Rights Offering (the “Unsubscribed Delayed Draw Staple Securities”). Pursuant to the Backstop Agreement, you are committed to purchase [    ]% of the Unsubscribed Delayed Draw Staple Securities. Below is your portion of Unsubscribed Delayed Draw Notes which you committed to purchase and the Purchase Price therefor:

[                    ] Unsubscribed Delayed Draw Stapled Securities for $[            ]

Funding Amount

Below is the number of Unsubscribed Stapled Securities in connection with the Primary Rights Offering to be issued and sold by the Company to you:

[                    ] Unsubscribed Stapled Securities ([                    ] Exit Notes and [                    ] New Diamond Common Shares), and together with the [                    ] Primary Rights Offering Stapled Securities ([                    ] Exit Notes and [                    ] New Diamond Common Shares) yields the following totals:

[                    ] Funding Amount (i.e., Rights Offering Stapled Securities plus Unsubscribed Stapled Securities)

Below is the number of Unsubscribed Delayed Draw Stapled Securities in connection with the Delayed Draw Rights Offering to be committed to by you:

[                    ] Delayed Draw Stapled Securities ([                    ] Delayed Draw Exit Notes and [____________] Delayed Draw New Diamond Common Shares), and together with the [                    ] Delayed Draw Rights Offering Stapled Securities ([                    ] Delayed Draw Exit Notes and [                    ] Delayed Draw New Diamond Common Shares) yields the following totals:

[                    ] Funding Amount (i.e., Delayed Draw Rights Offering Stapled Securities plus Unsubscribed Delayed Draw Stapled Securities)

PLEASE REMIT PAYMENT OF YOUR SUBSCRIPTION AMOUNT AND FUNDING AMOUNT TO THE ESCROW ACCOUNT SET FORTH BELOW ON OR BEFORE THE BACKSTOP FUNDING DEADLINE. SHOULD YOU FAIL TO TIMELY WIRE YOUR SUBSCRIPTION AMOUNT AND FUNDING AMOUNT, YOU MAY BE SUBJECT TO DAMAGES, INCLUDING SPECIFIC PERFORMANCE, UNDER §§ 10.9-10.10 OF THE BACKSTOP AGREEMENT, AND ANY UNPAID PORTION OF YOUR RIGHTS OFFERING BACKSTOP COMMITMENT MAY BE PURCHASED BY A REPLACEMENT COMMITMENT PARTY UNDER § 2.3 OF THE BACKSTOP AGREEMENT.

Escrow Account

Below, please find the account and wire information for the Escrow Account to which you must wire your Subscription Amount and the Funding Amount on or before [●], 2021 at [●] pm ET:

[                    ]

ABA No. [●]

Account #: [●]

Account Name: [Diamond Offshore Drilling, Inc. Escrow]

Attn: Corporate Capital Markets / [●]

If you notify the Company of your intention to pay and deliver your Subscription Amount and Funding Amount directly to the Company in accordance with Section 2.04(b) of the Backstop Agreement, the Escrow Account shall be an account of the Company.

Any fund that is prohibited from paying or delivering funds prior to the Effective Date, as identified to the Company, Paul, Weiss, Rifkind, Wharton & Garrison LLP and to Milbank LLP at least five (5) Business Days prior to the Escrow Funding Date in writing, shall pay and deliver such funds prior to 10:00 a.m. New York City time on the Effective Date to a segregated account of the Company as set forth below:

[●]

ABA No. [●]

Account #: [●]

Account Name: [Diamond Offshore Drilling, Inc. Account]

Attn: [●]

Should you have any questions about this Funding Notice, please e-mail Prime Clerk at diamondteam@PrimeClerk.com.

EXHIBIT G

FORM OF ENGAGEMENT LETTER

609 Main Street Suite 3500 Houston, TX 77002-3106 USA Telephone +1-346-320-5900

Stephen C. Morse
Managing Director

Diamond Offshore Drilling, Inc. 15415 Katy Freeway, Suite 100
Houston, TX 77094	January [●], 2021

RE: Diamond Offshore Drilling, Inc. (together with its direct and indirect subsidiaries and affiliates, the “Company”)

To Whom It May Concern:

Further to our discussions with the ad hoc committee of unaffiliated holders of the Company’s senior notes (the “Ad Hoc Committee” or “Client”), this Engagement Letter details our understanding of Client’s needs and the terms of our services to recruit at least (2) Directors on behalf of the Ad Hoc Committee.

The Team

As we discussed with Client, Stephen Morse and Curt Ross will lead the assignment.

Terms and Conditions

Our Terms and Conditions, including details regarding our fee arrangements, for this assignment are attached. For this assignment, the Fee will be fixed at $150,000 for the recruitment of two (2) Directors, and an additional fee of $75,000 for each additional Director put forth by Russell Reynolds Associates that is appointed to the Board within 12 months after the completion or cancellation of the Search. The Administrative Charge, which covers search-related expenses that are difficult to allocate to individual searches (as more fully described in the Terms and Conditions), will be $9,000.

As part of this process, Client agrees to provide a list of candidates to Russell Reynolds Associates that: 1) have been considered by Client and are no longer under consideration and/or 2) are under current consideration for the Board (the “Ad Hoc Group List”). The Company may also provide a list of candidates to Russell Reynolds Associates that: 1) have been considered by the Company and are no longer under consideration, 2) are under current consideration for the Board by the Company, and/or 3) have otherwise been identified by the Company (the “Company List”).

Russell Reynolds Associates, Inc.	RussellReynolds.com

Amsterdam Atlanta Barcelona Beijing Boston Brussels Buenos Aires Calgary Chicago Copenhagen Dallas Dubai Frankfurt Hamburg Helsinki Hong Kong Houston Istanbul London Los Angeles Madrid Melbourne Mexico City Miami Milan Minneapolis Montréal Mumbai Munich New Delhi New York Oslo Palo Alto Paris San Francisco São Paulo Shanghai Singapore Stamford Stockholm Sydney Tokyo Toronto Warsaw Washington, D.C. Zurich

January [●], 2021

Next Steps

We trust that this proposal meets Client’s needs and, once Client is ready to proceed with the assignment, please sign and return the attached Acceptance form. We look forward to working closely with you to ensure a successful outcome.

Yours sincerely,

/s/ Stephen Morse
Stephen Morse
Russell Reynolds Associates

Acceptance

Notwithstanding anything in this letter to the contrary, Russell Reynolds Associates and the Company acknowledge that the Company has agreed to pay all of the fees and expenses incurred by the Ad Hoc Committee under this letter. If the Company defaults in its obligations to pay Russell Reynolds Associates’ bills, the Ad Hoc Committee will use commercially reasonable efforts to ensure that the newly organized company pay any and all of the unpaid fees and expenses hereunder. For the avoidance of doubt, in no event shall the Ad Hoc Committee (or any member thereof) be responsible or liable for payment of any of fees, expenses, or any other amounts payable to Russell Reynolds Associates hereunder.

We agree to engage Russell Reynolds Associates to conduct a search for the recruitment of two (2) Directors in accordance with the Terms and Conditions attached to the Engagement Letter dated January [●], 2021, subject to the amendments set forth below:

The following language is hereby added to the end of Section 2.A.:

“During the term of the Search, all candidates for the Position, other than the Carve-Out Candidates (as defined below), will be considered RRA candidates regardless of the source of their introduction to Client and will be referred to RRA for inclusion in the Search process. For whomever is hired into the Position pursuant to the Search, Client will be required to pay RRA the Fee, the Administrative Charge and expense reimbursement as described in this Section 2.A and in Section 2.C, with the exception of the individuals identified on the Ad Hoc Group List and the Company List as described in the Engagement Letter (the “Carve-Out Candidates”). With respect to the Carve-Out Candidates, RRA will not provide any services and shall not be entitled to any fees pursuant to this letter, and Section 4 shall not apply to any Carve-Out Candidate hired by Client.”

Section 4 is hereby deleted in its entirety and replaced with the following:

“SECTION 4. Guarantee.

If a candidate with respect to whom Client has paid RRA a fee hereunder is terminated for cause or resigns, other than due to death or disability within twelve months from the date of appointment or not elected at the first annual meeting, then, as Client’s exclusive remedy with respect to the candidate’s termination, resignation or performance, RRA will conduct a search for up to three months to find a replacement for such candidate charging only for reasonable out-of-pocket expenses.”

January [●], 2021

Agreed and accepted by the Company:

Signature

Name	David Roland

Title	Senior Vice President, General Counsel and Secretary

RRA invoices should be sent to:

Name

Address

Email

Preferred invoicing method:             ☐ Post             ☐ Email             ☐ Client Portal

If you selected “Client Portal” invoicing, in the space below please provide the name of the website and a contact person (with email and/or phone details) who will help RRA arrange access.

Purchase Order Number Required: ☐ Yes ☐ No

If Yes, please insert Purchase Order Number:

Please return the completed Acceptance form to:

Stephen Morse

Russell Reynolds Associates

609 Main Street, Suite 3500

Houston, TX 77002-3106

Tel: +1-346-320-5900

Direct: +1-346-320-5866

Mobile: +1-713-569-7912

Fax: +1-346-320-5950

steve.morse@russellreynolds.com

Terms and Conditions

SECTION 1. Professional Services.

A.

Services . Russell Reynolds Associates (“ RRA”) agrees to conduct a search (the “Search”) for Client for the Board Director position(s) (the “ Position”) described in the attached engagement letter (the “ Engagement Letter”). “Client” refers to the entity to which the Engagement Letter is addressed.

B.	Exclusivity. RRA shall have the exclusive right during the term of the Search to represent Client with regard to the Search.

C.

Reference and Background Checks. RRA will conduct reference checks and use commercially reasonable efforts to verify educational history for the finalist candidates. Any additional background investigation regarding candidates shall be Client’s responsibility. Client understands that in conducting the Search and the reference and educational checks, RRA relies on information given to it by sources, candidates, references and private contacts, and, therefore, RRA does not warrant the veracity of such information.

D.	Warranties. RRA shall perform the Search in good faith consistent with executive search industry standards. All other warranties are expressly disclaimed.

SECTION 2. Fees.

A.	Fee. For this Search, RRA will charge a fixed fee in the amount set forth in the Engagement Letter (the “ Fee”).

B.	Fee Payment Schedule. The Fee is payable in three equal installments, invoiced at the initiation of the Search and at 30 and 60 days thereafter.

C.

Expenses. Client shall reimburse RRA for all reasonable out-of-pocket search-related expenses, without mark-up (e.g., travel expenses and external video-conferencing costs for RRA consultants and prospective candidates) on a monthly basis. Client also shall pay RRA an Administrative Charge in the amount set forth in the Engagement Letter (the “Administrative Charge”) for the cost of search-related expenses that are difficult to allocate to individual searches (e.g., degree verifications, internal video-conferencing, on-line research, in-house databases, search-related information technology, and similar costs). The Administrative Charge is payable in three equal installments along with the Fee installments.

D.

Additional Hires. If, during the Search or within 12 months after completion or cancellation of the Search, Client or a legal entity in which Client has a controlling ownership stake hires a candidate presented during the Search for a position other than Board Director, Client shall pay RRA upon each such candidate’s acceptance of an offer of employment with Client one-third of the candidate’s total compensation, including base salary, projected bonus, signing bonus and any other compensation attributable to the candidate’s first year of employment (“Total Compensation”).

E.

Alternative Position. If a candidate appointed by Client for a Board Director position hereunder accepts a position as an employee of Client, or a legal entity in which Client has a controlling ownership stake, within two years after such appointment, Client shall pay RRA upon the candidate becoming an employee of Client one-third of the candidate’ s Total Compensation, less the amount of the Fee previously paid for such candidate.

F.

Invoices. Invoices are payable within 30 days of receipt. RRA may suspend its performance hereunder until payment is received on past due invoices. Any sales, VAT or similar taxes applicable to the services provided hereunder shall be added to RRA’s invoices and paid by Client.

SECTION 3. Term; Cancellation.

A.	Term. The term of the Search shall begin upon initiation of the Search and shall continue for six months, unless earlier completed or cancelled pursuant to Section 3B.

B.	Cancellation. Client may cancel the Search at any time. If Client cancels the Search, Client shall pay RRA all Fee and
Administrative Charge amounts which were eligible for invoicing hereunder prior to such cancellation, and shall reimburse RRA for all reasonable out-of-pocket expenses incurred through the cancellation date. If Client appoints, within 12 months after cancellation of the Search, a candidate presented during the Search for the position of Board Director, Client shall pay RRA the Fee set forth in Section 2A, less any Fee payments previously paid for the Search, or the amount set forth in the Engagement Letter for additional directors, as applicable, upon the candidate’ s appointment as a Board Director.

SECTION 4. Guarantee.

If a candidate with respect to whom Client has paid RRA a fee hereunder is terminated for cause or resigns, other than due to death or disability within six months from the date of appointment, then, as Client’s exclusive remedy with respect to the candidate’ s termination, resignation or performance, RRA will conduct a search for up to three months to find a replacement for such candidate charging only for reasonable out-of-pocket expenses.

SECTION 5. Equal Opportunity.

Each party agrees that in connection with the Search it will comply with all applicable equal opportunity and anti-discrimination laws.

SECTION 6. Confidentiality and Data Privacy.

A.

Confidential Information. “Confidential Information” shall mean all non-public information provided by one party to the other which is either identified as confidential at the time of disclosure or disclosed under circumstances that would cause a reasonable person to conclude that the information is confidential. All candidate information and personal data shall be RRA Confidential Information. Each party (i) shall protect the other party’s Confidential Information from unauthorized disclosure, using at least the same degree of care that it uses to protect its own Confidential Information, but not less than reasonable care, (ii) shall not, except as required by law, disclose the other party’ s Confidential Information without the prior written consent of such other party and the candidate, if applicable; provided, however, that RRA may disclose Client Confidential Information as necessary to conduct the Search, (iii) shall use the other party’s Confidential Information solely in connection with the services provided hereunder and (iv) shall comply with applicable data privacy laws and use appropriate technological and organizational measures to protect candidate personal data from unauthorized access and use.

B.

Obligations Upon Termination. Each party’s obligations under this Section 6 will survive the termination or expiration of the Search for a period of three years, provided, however, that each party’s obligations under data privacy laws shall continue in accordance with such laws.

C.

Data Privacy. Client and RRA agree to comply with the terms of the Data Processing Addendum attached hereto as Annex I. To the extent there is any conflict or inconsistency between these Terms and Conditions and Annex I, Annex I shall prevail.

SECTION 7. Liability.

In no event shall RRA or Client be liable for consequential, indirect or punitive damages arising out of the services provided hereunder or shall either party’s liability, if any, relating to or arising out of the services provided hereunder exceed the Fee paid to RRA for such services.

SECTION 8. Entire Agreement; Amendment.

These Terms and Conditions (including Annex I hereto) and the Engagement Letter contain the complete agreement of the parties as to the subject matter hereof, supersede all prior and contemporaneous understandings and agreements relating thereto and may not be amended, modified or supplemented except by a written instrument signed by both parties.

May 2018 Board

Annex I to Terms and Conditions

Data Processing Addendum

This Data Processing Addendum (“Addendum”) sets out the terms that apply as between RRA and Client when processing Personal Data (as defined below) in connection with the services being provided by RRA to Client pursuant to the Engagement Letter. This Addendum forms part of the Engagement Letter. Capitalized terms used in this Addendum shall have the meanings given to them in the Terms and Conditions attached to the Engagement Letter unless otherwise defined in this Addendum. This Addendum shall survive termination or expiry of the Engagement Letter.

A. Definitions: (a) “controller,” “processor,” “data subject,” and “processing” (and “process”) shall have the meanings given to them in Applicable Data Protection Law; (b) “Applicable Data Protection Law” means any and all privacy and data protection laws and regulations applicable to the Personal Data in question, including, where applicable, EU Data Protection Law (in each case, as may be amended, superseded or replaced from time to time); (c) “EU Data Protection Law” means: (i) the EU General Data Protection Regulation (Regulation 2016/679) (“GDPR”); and (ii) the EU e-Privacy Directive (Directive 2002/58/EC); and (iii) any national data protection laws made under or pursuant to clause (i) or (ii); and (d) “Personal Data” means any information relating to an identified or identifiable natural person to the extent that such information is protected as personal data under Applicable Data Protection Law.

B. Purposes of processing. The parties acknowledge that in connection with the services being provided by RRA to Client pursuant to the Engagement Letter, each party may provide or make available to the other party Personal Data. Each party shall process such Personal Data: (i) for the purposes described in the Engagement Letter; and/or (ii) as may otherwise be permitted under Applicable Data Protection Law.

C. Relationship of the parties. Each party will process the copy of the Personal Data in its possession or control as an independent controller (not as a joint controller with the other party). For the avoidance of doubt and without prejudice to the foregoing, RRA shall be an independent controller of any Personal Data that it shares or otherwise makes available to Client in connection with the services being provided by RRA to Client pursuant to the Engagement Letter.

D. Compliance with law. Each party shall separately comply with its obligations under Applicable Data Protection Law and this Addendum when processing Personal Data. Neither party shall be responsible for the other party’s compliance with Applicable Data Protection Law. In particular, each party shall be individually responsible for ensuring that its processing of the Personal Data is lawful, fair and transparent, and shall make available to data subjects a privacy statement that fulfils the requirements of Applicable Data Protection Law.

E. International transfers. Where Applicable Data Protection Law in the European Economic Area (“EEA”) and/or its member states, United Kingdom and/or Switzerland (collectively for the purposes of this Addendum, the “EU”), applies to the Personal Data (“EU Personal Data”), neither party shall process any EU Personal Data (nor permit any EU Personal Data to be processed) in a territory outside of the EU unless it has taken such measures as are necessary to ensure the transfer is in compliance with Applicable Data Protection Law. To the extent RRA transfers EU Personal Data to Client and Client is located in a territory outside the EU that does not provide adequate protection for Personal Data (as determined by Applicable Data Protection Law), Client agrees to abide by and process such EU Personal Data in accordance with the Standard Contractual Clauses for Controllers as approved by the European Commission and available at http://eur-lex.europa.eu/legal-content/EN/TXT/?uri=CELEX%3A32004D0915 (as amended, superseded or replaced from time to time) (“Model Clauses”), which are incorporated by reference in, and form an integral part of, this Addendum. Client agrees that it is a “data importer” and RRA is the “data exporter” under the Model Clauses (notwithstanding that RRA may be an entity located outside of the EEA).

F. Security: Each party shall implement and maintain appropriate technical and organizational measures to protect any copies of the Personal Data in their possession or control from (i) accidental or unlawful destruction, and (ii) loss, alteration, or unauthorised disclosure or access (a “Security Incident”) and to preserve the security and confidentiality of such Personal Data.

G. Cooperation and data subjects’ rights. In the event that either party receives: (i) any request from a data subject to exercise any of its rights under Applicable Data Protection Law (including its rights of access, correction, objection, erasure, restriction or data portability, as applicable); or (ii) any other correspondence, enquiry or complaint from a data subject, regulator or other third party in connection with the processing of the Personal Data (collectively, “Correspondence”), then where such Correspondence relates to processing conducted by the other party, it shall promptly inform the other party and the parties shall cooperate in good faith as necessary to respond to such Correspondence and fulfil their respective obligations under Applicable Data Protection Law.

May 2018

EXHIBIT D

FORM OF JOINDER AGREEMENT FOR CONSENTING STAKEHOLDERS

This joinder agreement (this “Joinder Agreement”) to the Plan Support Agreement, dated as of January 22, 2021 (as amended, supplemented, or otherwise modified from time to time, the “Agreement”), by and among Diamond Offshore Drilling Inc. and its affiliated debtors (the “Debtors”), certain holders of the Senior Notes, and certain lenders under the RCF Credit Agreement (together with their respective successors and permitted assigns, the “Consenting Stakeholders,” and each, a “Consenting Stakeholder”) is executed and delivered by                      (the “Joining Party”) as of [●], 2021. Each capitalized term used herein but not otherwise defined shall have the meaning set forth in the Agreement.

1.    Agreement to Be Bound. The Joining Party hereby agrees to be bound by all of the terms of the Agreement, a copy of which is attached to this Joinder Agreement as Annex I (as the same has been or may be hereafter amended, restated, or otherwise modified from time to time in accordance with the provisions hereof). The Joining Party shall hereafter be deemed to be (a) a “Consenting Stakeholder,” if such Joining Party holds Senior Notes or RCF Loans and (b) a “Party” for all purposes under the Agreement and with respect to any and all Claims held by such Joining Party.

2.    Representations and Warranties. With respect to the aggregate principal amount of the Senior Notes or other Claims, in each case, set forth below its name on the signature page hereto, the Joining Party hereby makes the representations and warranties of the Consenting Stakeholders set forth in Section 9 and Section 25 of the Agreement to each other Party to the Agreement to the extent that the Joining Party is deemed to be a Consenting Stakeholder pursuant to this Joinder Agreement.

3.    Governing Law. This Joinder Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any conflict of laws principles that would require the application of the laws of any other jurisdiction.

[Signature Page Follows]

IN WITNESS WHEREOF, the Joining Party has caused this Joinder Agreement to be executed as of the date first written above.

JOINING PARTY

[●]

By:

Name:

Title:

Notice Address:

Fax:
Attention:
Email:

Aggregate Amounts Beneficially Owned or Managed on Account of:

RCF Loans	US$
2039 Notes	US$
2023 Notes	US$
2043 Notes	US$
2025 Notes	US$
Existing Parent Equity Interests

EXHIBIT E

EXIT REVOLVING CREDIT FACILITY COMMITMENT LETTER

[Filing Version]

Wells Fargo Bank, National Association 1000 Louisiana Street, 9th Floor Houston, Texas 77002	Citigroup Global Markets Inc. 811 Main Street Suite 4000 Houston, Texas 77002
Wells Fargo Securities, LLC 550 South Tryon Street, 6th Floor Charlotte, North Carolina 28202	Truist Securities 3333 Peachtree Rd NE Atlanta, Georgia 30326

HSBC Securities (USA) Inc. 3050 Post Oak Boulevard, Suite 600 Houston, Texas 77056	Barclays Bank PLC 745 Seventh Avenue New York, New York 10019

CONFIDENTIAL

January 21, 2021

Diamond Offshore Drilling, Inc.

Diamond Foreign Asset Company

15415 Katy Freeway

Houston, Texas 77094

Attention: Scott Kornblau

Re:    Exit Facility Commitment Letter

Up to $400 Million Senior Secured Revolving Credit Facility

Ladies and Gentlemen:

Diamond Offshore Drilling, Inc., a Delaware corporation (“you” or the “Parent”) and certain of its subsidiaries and affiliates (collectively, the “Debtors” and each individually, a “Debtor”) have advised Wells Fargo Bank, National Association (“Wells Fargo Bank”), Wells Fargo Securities, LLC (“Wells Fargo Securities” and, together with Wells Fargo Bank, “we” or “us”), and each other financial institution signatory hereto (together with Wells Fargo Bank, and each such party’s successors and assigns, the “Initial Lenders” and each individually, an “Initial Lender”) that Diamond Foreign Asset Company, a Cayman Islands exempted company (“DFAC”, and together with any other subsidiary of DFAC designated by the Parent prior to the Closing Date (as hereinafter defined) that is acceptable to Wells Fargo Bank and the Initial Lenders, the “Borrowers”) seek financing to (a) refinance certain existing indebtedness of the Parent and its subsidiaries under that certain 5-Year Revolving Credit Agreement dated as of October 2, 2018 among the Parent, DFAC, Wells Fargo Bank, as administrative agent and issuing bank thereunder, and the lenders and other issuing banks party thereto (such refinancing, the “Refinancing”) and (b) finance ongoing working capital requirements and other general corporate purposes, all as more fully described in the Summary of Terms and Conditions attached hereto as Annex A (the “Term Sheet”). This Commitment Letter (as defined below) describes the general terms and conditions for the first lien first out senior secured revolving credit facility of up to $400 million to be provided to the Borrowers (the “Senior Credit Facility”), all as more fully described in the Term Sheet.

As used herein, the term “Transactions” means, collectively, the Refinancing, the initial borrowings and other extensions of credit under the Senior Credit Facility on the Closing Date (as defined below), and the payment of fees, commissions, and expenses in connection with each of the foregoing. This letter, including the Term Sheet and all schedules, exhibits, addendums, and annexes hereto and thereto, is hereinafter referred to as the “Commitment Letter”. The date on which the Senior Credit Facility is closed is referred to as the “Closing Date”. Wells Fargo Bank, Wells Fargo Securities, and the Initial Lenders are sometimes referred to herein as the “Commitment Parties”. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Term Sheet.

1.    Commitment. Upon the terms and subject to the conditions set forth in this Commitment Letter, the fee letter dated the date hereof from the Initial Lenders to you (the “Lender Fee Letter”), and the fee letter dated the date hereof from Wells Fargo Bank to you (the “Agent Fee Letter” and together with the Lender Fee Letter, the “Fee Letters”), each Initial Lender hereby advises you of its several, but not joint, commitment to provide to the Borrowers such percentage of the Senior Credit Facility that is set forth next to such Initial Lender’s name on Schedule I attached hereto (with respect to each Initial Lender, a “Commitment” and collectively, the “Commitments”) in respect of the Senior Credit Facility and upon the terms and subject to the conditions set forth or referred to in this Commitment Letter, subject to the reduction of such amounts in accordance with the allocations of the Senior Credit Facility pursuant to the Plan.

2.    Titles and Roles. Wells Fargo Securities, HSBC Securities (USA) Inc., Citigroup Global Markets Inc. on behalf of Citi (as defined herein)1, Truist Bank, and Barclays Bank PLC, each acting alone or through or with affiliates selected by it, will act as joint bookrunner and joint lead arrangers (in such capacities, collectively, the “Lead Arrangers”) for the Senior Credit Facility. The parties hereto hereby agree that Wells Fargo Securities (in its capacity as a lead arranger, the “Left Lead Arranger”) will have the “left” and “highest” placement in any and all marketing materials or other documentation used in connection with the Senior Credit Facility and shall hold the leading role and responsibilities conventionally associated with such placement, including maintaining sole physical books for the Senior Credit Facility. Wells Fargo Bank will act as (a) the sole administrative agent (in such capacity, the “Administrative Agent”) for the Senior Credit Facility and (b) the collateral agent for the Senior Credit Facility, the Last Out Term Loan, the Last Out Notes, and (if any) the Last Out Incremental Debt. No additional agents, co-agents, arrangers or bookrunners will be appointed, no other titles will be awarded and no other compensation will be paid (other than compensation expressly set forth in this Commitment Letter and the Fee Letters) unless you and the Left Lead Arranger shall agree in writing. You hereby acknowledge and agree that the Lead Arrangers will have no responsibility other than to use their commercially reasonable efforts to arrange the Senior Credit Facility with the Existing RCF Lenders, and each Lead Arranger is acting solely in a capacity as an arms’ length contractual counterparty.

3.    Conditions to Commitment. The Commitments and undertakings of the Commitment Parties hereunder are subject solely to the satisfaction of the conditions precedent set forth in the Term Sheet under the section entitled “Initial Conditions” in Addendum B to the Term Sheet.

4.    Syndication.

(a)    The Lead Arrangers reserve the right, both prior to and, subject to the provisions of the Senior Credit Facility relating to assignments, after the Closing Date, to secure additional commitments for the Senior Credit Facility from a syndicate of banks, financial institutions and other entities that are identified by the Lead Arrangers and reasonably acceptable to you (such acceptance not to be unreasonably withheld or delayed) (such banks, financial institutions and other entities committing to the Senior Credit Facility, including the Initial Lenders, the “Lenders”) upon the terms and subject to the

[1]

For purposes of this Commitment Letter, “Citi” shall mean Citigroup Global Markets Inc., Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc. and/or any of their affiliates as any of them shall determine to be appropriate to provide the services contemplated herein. It is understood and agreed that Citigroup Global Markets Inc. is entering into this letter for and on behalf of Citi.

conditions set forth in this Commitment Letter; provided that (i) any Existing RCF Lender shall be able to commit the pro rata percentage of such Existing RCF Lender’s holdings under the Existing Credit Agreement in accordance with the terms of the Plan Support Agreement and (ii) any Lender that is not an Existing RCF Lender shall be reasonably acceptable to you. The Commitments of the Initial Lenders will be reduced on a dollar-for-dollar basis by the amount of any corresponding commitment received through syndication from such other Lenders, subject to Section 4(b) below. To assist us in our syndication efforts, you agree that you will, and will cause your representatives and advisors to, and will use commercially reasonable efforts to cause appropriate members of management and its representatives and advisors to (i) promptly provide to the Commitment Parties and the other Lenders upon request, all information reasonably deemed necessary by the Left Lead Arranger to assist the Lead Arrangers and each Lender in their evaluation of the Transactions and to complete the syndication, (ii) make your senior management and appropriate members of management (in each case, to the extent reasonable and practical) available to prospective Lenders on reasonable prior notice and at reasonable times and places, (iii) host, with the Lead Arrangers, one or more meetings and/or calls with prospective Lenders at mutually agreed times and locations, and (iv) assist, and cause your affiliates and advisors to assist, the Lead Arrangers in the preparation of a confidential information memorandum in a form customarily delivered in connection with bank financings of this type and other marketing materials to be used in connection with the syndication. No Lender will receive direct compensation from you with respect to the Senior Credit Facility outside the terms contained herein and in the Fee Letters in order to obtain its commitment to participate in the Senior Credit Facility.

(b)    The Left Lead Arranger and/or one or more of its affiliates will exclusively manage all aspects of the syndication of the Senior Credit Facility in consultation with you, including decisions as to the selection and number of potential other Lenders to be approached, when they will be approached, whose commitments will be accepted, how the Commitments of the Initial Lenders may be reduced, any titles offered to the Lenders and the final allocations of the commitments and any related fees among the Lenders, and the Left Lead Arranger will exclusively perform all functions and exercise all authority as is customarily performed and exercised in such capacities.

(c)    Notwithstanding the Lead Arrangers’ right to syndicate the Senior Credit Facility and receive commitments with respect thereto, except (x) in the case of any assignment among any Lender and its affiliates (including, without limitation assignments among Goldman Sachs Bank USA and Goldman Sachs Lending Partners LLC) so long as such assignee has become a party to the Plan Support Agreement as a Consenting RCF Stakeholder via joinder or otherwise, (y) in the case of any assignment by a Commitment Party in accordance with the Plan Support Agreement, or (z) as otherwise agreed to by you, (i) each Initial Lender shall not be relieved or released from its obligations hereunder (including its obligation to fund the Senior Credit Facility on the Closing Date) in connection with any syndication, assignment, or participation in the Senior Credit Facility, including its respective Commitment, until the initial funding under the Senior Credit Facility has occurred on the Closing Date, (ii) no assignment by any Initial Lender shall become effective with respect to all or any portion of such Initial Lender’s Commitment until the initial funding of the Senior Credit Facility, and (iii) unless the Left Lead Arranger and the applicable Initial Lender agree in writing, each Initial Lender will retain exclusive control over all rights and obligations with respect to its respective Commitment in respect of the Senior Credit Facility, including all rights with respect to consents, modifications, supplements, waivers, and amendments, until the Closing Date has occurred.

5.    Information.

(a)    You hereby represent, warrant, and covenant that (i) all information and data (other than the Projections, as defined below, other forward-looking information and information of a general economic or general industry nature) concerning the Parent and its subsidiaries and the

Transactions that has been or will be made available to the Commitment Parties or the Lenders by you, or any of your representatives, subsidiaries, or affiliates on your behalf (the “Information”), when taken as a whole, (x) is, and in the case of Information made available after the date hereof, will be, complete and correct in all material respects and (y) does not, and in the case of Information made available after the date hereof, will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading and (ii) all financial projections concerning the Parent and its subsidiaries, taking into account the consummation of the Transactions, that have been or will be made available to the Commitment Parties or the Lenders by you, or any of your representatives, subsidiaries, or affiliates on your behalf (the “Projections”) have been and will be prepared in good faith based upon assumptions believed by you to be reasonable at the time made available to the Commitment Parties or the Lenders, it being understood that such Projections are as to future events and are not to be viewed as facts, that actual results may vary materially from the Projections and that no assurance can be given that the projected results will be realized. You agree that if, at any time prior to the Closing Date, you become aware that any of the representations and warranties contained in the preceding sentence would be incorrect in any material respect if the Information and Projections were being furnished, and such representations were being made, at such time, then you will promptly supplement the Information and the Projections so that such representations are correct in all material respects under those circumstances. We will be entitled to use and rely upon, without responsibility to verify independently, the Information and the Projections. You acknowledge that we may share with any of our affiliates (it being understood that such affiliates will be subject to the confidentiality agreements between you and us), and such affiliates may share with the Commitment Parties, any information related to you or any of your subsidiaries or affiliates that is necessary in connection with the Transactions (including, without limitation, in each case, information relating to creditworthiness) and the transactions contemplated hereby.

(b)    You acknowledge that (i) the Commitment Parties will make available, on your behalf, the Information, Projections and other marketing materials and presentations, including any confidential information memoranda (collectively, the “Informational Materials”), to the potential Lenders by posting the Informational Materials on SyndTrak Online or by other similar electronic means (collectively, the “Electronic Means”) and (ii) certain prospective Lenders may be “public side” (i.e., lenders that have personnel that do not wish to receive material non-public information (within the meaning of the United States federal securities laws, “MNPI”) with respect to the Parent and its subsidiaries or affiliates or any of their respective securities, and who may be engaged in investment and other market-related activities with respect to such entities’ securities (such Lenders, “Public Lenders”)). At the reasonable request of the Left Lead Arranger, (A) you will assist, and cause your affiliates and advisors to assist, the Lead Arrangers in the preparation of Informational Materials to be used in connection with the syndication of the Senior Credit Facility to Public Lenders, which will not contain MNPI (the “Public Informational Materials”), (B) you will identify and conspicuously mark any Public Informational Materials “PUBLIC” (which at a minimum means that the word “Public” will appear prominently on the first page of any such Informational Materials), and (C) you will identify and conspicuously mark any Informational Materials that include any MNPI as “PRIVATE AND CONFIDENTIAL” (which at a minimum means that the word “Private and Confidential” will appear prominently on the first page of any such Informational Materials); provided that it is understood and agreed that any Informational Materials that do not contain a conspicuous mark of “Public” or “Private and Confidential” shall be deemed to include MNPI. Notwithstanding the foregoing, you agree that, subject to the confidentiality and other provisions of Section 9 of this Commitment Letter, the Commitment Parties may distribute the following documents to all prospective Lenders (including the Public Lenders) on your behalf, unless you advise the Commitment Parties in writing (including by email) within a reasonable time prior to their intended distributions that such material should not be distributed to Public Lenders: (w) administrative materials for prospective Lenders such as lender meeting invitations and funding and closing memoranda, (x) notifications of changes in the terms of the

Senior Credit Facility, (y) financial information regarding the Parent and its subsidiaries (other than the Projections), and (z) other materials intended for prospective Lenders after the initial distribution of the Informational Materials, including drafts and final versions of the Term Sheet and the definitive documentation for the Senior Credit Facility (the “Financing Documentation”). If you advise us in writing (including by email) that any of the foregoing items (other than the Financing Documentation) should not be distributed to Public Lenders, then the Commitment Parties will not distribute such materials to Public Lenders without further discussions with you. Before distribution of any Informational Materials to prospective Lenders, you shall provide us with a customary letter authorizing the dissemination of the Informational Materials and confirming the accuracy and completeness in all material respects of the information contained therein and, in the case of Public Informational Materials, confirming the absence of MNPI therefrom.

6.    Indemnification. You agree to indemnify and hold harmless the Commitment Parties and each of their respective affiliates, directors, officers, employees, partners, representatives, attorneys, advisors, agents, members, controlling persons, and each of their respective heirs, successors and assigns (each, an “Indemnified Party”) from and against any and all actions, suits, losses, claims, damages, penalties, liabilities and expenses of any kind or nature (including fees, charges, and disbursements of any counsel of any Indemnified Party), joint or several, to which such Indemnified Party may become subject or that may be incurred or asserted or awarded against such Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any matters or transactions contemplated by this Commitment Letter, the Fee Letters, the Transactions or any related transaction (including, without limitation, the execution and delivery of this Commitment Letter, the Fee Letters, and the Financing Documentation and the closing of the Transactions) or (b) the use or the contemplated use of the proceeds of the Senior Credit Facility, and will reimburse each Indemnified Party for all out-of-pocket expenses (including the fees, charges and disbursements of any counsel for any Indemnified Party) on demand as they are incurred in connection with any of the foregoing; provided that no Indemnified Party will have any right to indemnification for any of the foregoing to the extent resulting from (a) such Indemnified Party’s own gross negligence or willful misconduct or, with respect to any Indemnified Party in its capacity as a Lender, such Indemnified Party’s material breach of its funding obligations under the Financing Documentation (in each case as determined by a court of competent jurisdiction in a final non-appealable judgment) or (b) a dispute solely between two or more Indemnified Parties not caused by or involving in any way the Company or any Subsidiary (other than any such dispute which relates to claims against the Administrative Agent, the Collateral Agent, a Lead Arranger, or an Issuing Bank, in each case in their respective capacities as such). In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you, your equityholders or creditors, or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. You also agree that none of your affiliates or any equityholder or creditor of yours or any of your affiliates is intended to be, and none of such persons or entities shall be, third party beneficiaries of this Commitment Letter, and therefore no Indemnified Party will have any liability (whether direct or indirect, in contract or tort, or otherwise) to your affiliates or to your or their respective equityholders or creditors arising out of, related to or in connection with any aspect of the transactions contemplated hereby. You also agree that no Indemnified Party will have any liability (whether direct or indirect, in contract or tort, or otherwise) to you arising out of, related to or in connection with any aspect of the Transactions, except to the extent such liability to you is determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from (a) one or more Indemnified Party’s own gross negligence or willful misconduct or (b) with respect to any Indemnified Party in its capacity as a Lender, a material breach by such Indemnified Party of its funding obligations under the Financing Documentation. Each Initial Lender shall be liable solely in respect of its own Commitment to the Senior Credit Facility on a several and not joint basis with any other Lender. No Indemnified Party will be liable for any indirect, consequential, special or punitive damages in connection with this Commitment Letter, the Fee Letters, the Financing Documentation or the Transactions. For the avoidance of doubt, the parties hereto acknowledge and agree that a claim for indemnity under the preceding provisions of this Section 6, to the extent covered thereby, is a claim of direct or actual damages and nothing contained in the foregoing sentence shall limit your indemnification obligations to the extent such special, indirect, consequential or punitive damages are included in any third party claim in connection with which such Indemnified Party is otherwise entitled to indemnification hereunder. No Indemnified Party will be liable to you, your affiliates or any other person or entity for any damages arising from the use by others of Informational Materials or other materials obtained by Electronic Means. You shall not, without the prior written consent of each Indemnified Party affected thereby, settle any threatened or pending claim or action that would give rise to the right of any Indemnified Party to claim indemnification hereunder unless such settlement (x) includes a full and unconditional release of all liabilities arising out of such claim or action against such Indemnified Party, (y) does not include any statement as to or an admission of fault, culpability or failure to act by or on behalf of such Indemnified Party, and (z) requires no action on the part of the Indemnified Party other than its consent. You acknowledge that any failure to comply with your obligations under the preceding sentence may cause irreparable harm to the Indemnified Party.

7.    Expenses. You agree to reimburse each of the Commitment Parties, from time to time on demand, for all reasonable out-of-pocket costs and expenses of the Commitment Parties, including, without limitation, reasonable fees, charges and disbursements of one firm of counsel for all such Persons and, if necessary, one firm of local or regulatory counsel in each appropriate jurisdiction and special counsel for each relevant specialty, in each case for such Persons (and, in the case of an actual or perceived conflict of interest, where the Person affected by such conflict provides the Borrowers written notice of such conflict, of another firm of counsel for such affected Person) and other advisors, due diligence expenses, and all printing, reproduction, document delivery, travel, CUSIP, SyndTrak, and communication costs, incurred in connection with the syndication and execution of the Senior Credit Facility and the arrangement thereof and the preparation, review, negotiation, execution, delivery and enforcement of this Commitment Letter, the Fee Letters, the Financing Documentation and any security arrangements in connection therewith regardless of whether the Closing Date occurs.

The expense reimbursements and indemnification provisions of this Commitment Letter shall constitute administrative expenses under Sections 503(b)(1) and 507(a)(2) of the Bankruptcy Code in the Chapter 11 Cases without the need to file any motion (other than any motion as may be necessary to obtain the approvals of this Commitment Letter and the Fee Letters), application or proof of claim and notwithstanding any administrative claims bar date, and shall be immediately payable in accordance with the terms hereof upon the entry of an order of the Bankruptcy Court approving this Commitment Letter and the Fee Letters.

8.    Fees. As consideration for the commitments and agreements of the Commitment Parties hereunder, you agree to cause to be paid the nonrefundable fees described in the Fee Letters on the terms and subject to the conditions set forth therein.

9.    Confidentiality.

(a)    This Commitment Letter and the Fee Letters (collectively, the “Commitment Documents”) and the existence and contents hereof and thereof shall be confidential and may not be disclosed, directly or indirectly, by you in whole or in part to any person without the prior written consent of the respective Commitment Parties that are party hereto or thereto, except for disclosure (i) hereof or thereof on a confidential basis to your affiliates and your and your affiliates’ directors, officers, employees, accountants, attorneys, and other professional advisors who have been advised of their obligation to maintain the confidentiality of the Commitment Documents for the purpose of evaluating, negotiating, or entering into the Transactions, (ii) in any legal, judicial or administrative proceeding (other than pursuant to the Chapter 11 Cases which are addressed in clauses (iii) and (iv) below), or as otherwise required by law (in which case, you agree, to the extent not prohibited by law, to inform us promptly in advance thereof) (provided that, to the extent not prohibited by law, any information relating to pricing, fees, and expenses has been redacted in a manner reasonably acceptable to the Left Lead Arranger and Wells Fargo Bank), (iii) pursuant to the Chapter 11 Cases (in which case, you agree, to the extent not prohibited by law, to inform us promptly in advance thereof and to only disclose the Commitment Documents in form and substance that is reasonably satisfactory to the Left Lead Arranger and Wells Fargo Bank, and you agree to file the Agent Fee Letter under seal), (iv) to the office of the U.S. Trustee assigned to the Chapter 11 Cases, any statutory committee appointed in the Chapter 11 Cases, and their respective advisors and professionals, in each case, on a confidential and “need to know” basis, and (v) of this Commitment Letter, but not the Fee Letters (other than the existence thereof) or the contents thereof, in any required filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges. Notwithstanding the foregoing, it is agreed and understood that you and your subsidiaries shall be permitted to disclose this Commitment Letter and the Fee Letters to the Bankruptcy Court (which, in the case of the Agent Fee Letter, shall be under seal in form and substance reasonably satisfactory to the Left Lead Arranger and Wells Fargo Bank) to the extent disclosure thereof is necessary or advisable to consummate the Transactions. In connection with any disclosure by you to any third party as set forth above (except as set forth in clauses (ii) and (iii) above), you shall notify such third party of the confidential nature of the Commitment Documents and agree to be responsible for any failure by any third party to whom you disclosed the Commitment Documents or any portion thereof to maintain the confidentiality of the Commitment Documents or any portion thereof.

(b)    Each Commitment Party agrees to maintain in confidence any and all of your non-public Information and Projections and to not disclose such information; provided that nothing herein shall prevent any Commitment Party from disclosing any such information (i) to any Lenders or participants or prospective Lenders or participants who have agreed to be bound by confidentiality and use restrictions in accordance with the proviso to this sentence, (ii) in any legal, judicial, administrative proceeding or other compulsory process or otherwise as required by applicable law or regulations (in which case, we agree, to the extent permitted by law and to the extent practicable, to inform you promptly thereof), (iii) upon the request or demand of any regulatory authority (including, without limitation, any self-regulatory authority) having jurisdiction or purporting to have jurisdiction over any Commitment Party or any affiliate thereof, (iv) to the employees, legal counsel, independent auditors, professionals, and other experts or agents of any Commitment Party or any affiliate thereof who are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential, (v) to the extent any such information becomes publicly available other than by reason of disclosure by such Commitment Party or any employee, legal counsel, independent auditor, professional, expert or agent thereof or of any affiliate thereof in breach of this Commitment Letter, (vi) to the extent that such information is received by a Commitment Party from a third party that is not, to such Commitment Party’s knowledge, subject to confidentiality obligations to you, (vii) to the extent that such information is independently developed by a Commitment Party or any of its affiliates, (viii) for purposes of establishing a “due diligence” defense, (ix) pursuant to customary disclosure about the terms of the financing contemplated hereby in the ordinary course of business to market data collectors and similar service providers to the loan industry for league table purposes, and (x) with your prior written consent; provided that the disclosure of any such information to any Lenders or prospective Lenders or participants or prospective Lenders or participants referred to above shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender or participant or prospective participant that such information is being disseminated on a confidential basis on substantially the terms set forth in this paragraph, or as is otherwise reasonably acceptable to you and us, and in accordance with the standard syndication processes of Wells Fargo Bank or customary market standards for dissemination of such type of information. The provisions of this paragraph with respect to the Commitment Parties shall automatically terminate on the earlier of (i) one year following the date of this Commitment Letter and (ii) the Closing Date.

(c)    The Commitment Parties shall be permitted to use information related to the syndication and arrangement of the Senior Credit Facility (including your name and company logo) in connection with obtaining a CUSIP number, marketing, press releases, or other transactional announcements, updates, or advertisements provided to investor or trade publications, subject to confidentiality obligations or disclosure restrictions reasonably requested by you. Prior to the Closing Date, the Commitment Parties shall have the right to review and approve any public announcement or public filing made by you or your representatives relating to the Senior Credit Facility or to any of the Commitment Parties in connection therewith, before any such announcement or filing is made (such approval not to be unreasonably withheld or delayed).

(d)    The Commitment Parties hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “PATRIOT Act”), each of them is required to obtain, verify and record information that identifies you and any additional borrowers or guarantors under the Senior Credit Facility, which information includes your and their respective names, addresses, tax identification numbers and other information that will allow the Commitment Parties and the other Lenders to identify you and such other parties in accordance with the PATRIOT Act. This notice is given in accordance with the requirements of the PATRIOT Act and is effective for each of us and the Lenders.

10.    Other Services.

(a)    Nothing contained herein shall limit or preclude the Commitment Parties or any of their affiliates from carrying on any business with, providing banking or other financial services to, or from participating in any capacity, including as an equity investor, in any party whatsoever, including, without limitation, any competitor, supplier, or customer of you or any of your affiliates, or any other party that may have interests different than or adverse to such parties.

(b)    You acknowledge that the Commitment Parties and their respective affiliates (the term “Lead Arrangers” as used in this section being understood to include such affiliates) (i) may be providing debt financing, equity capital, or other services (including financial advisory services) to other entities and persons with which you or your affiliates may have conflicting interests regarding the Transactions and otherwise, (ii) may act, without violation of its contractual obligations to you, as it deems appropriate with respect to such other entities or persons, and (iii) have no obligation in connection with the Transactions to use, or to furnish to you or your affiliates or subsidiaries, confidential information obtained from other entities or persons.

(c)    In connection with all aspects of the Transactions, you acknowledge and agree that: (i) the Senior Credit Facility and any related arranging or other services contemplated in this Commitment Letter constitute an arm’s-length commercial transaction between you and your affiliates, on the one hand, and the Commitment Parties and their respective affiliates, on the other hand, and you are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the Transactions, (ii) in connection with the process leading to the Transactions, each of the Commitment Parties and their respective affiliates is and has been acting solely as a principal and not as a financial advisor, agent or fiduciary, for you or any of your management, affiliates, equity holders, directors, officers, employees, creditors, or any other party, (iii) no Commitment Party and no affiliate thereof has assumed or will assume an advisory, agency or fiduciary responsibility in your or your affiliates’ favor with respect to any of the Transactions or the process leading thereto (irrespective of whether any

Commitment Party or any of its affiliates has advised or is currently advising you or your affiliates on other matters) and no Commitment Party and no affiliate thereof has any obligation to you or your affiliates with respect to the Transactions except those obligations expressly set forth in the Commitment Documents, (iv) the Commitment Parties and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates and no Commitment Party shall have any obligation to disclose any of such interests, and (v) no Commitment Party and no affiliate thereof has provided any legal, accounting, regulatory, or tax advice with respect to any of the Transactions and you have consulted your own legal, accounting, regulatory, and tax advisors to the extent you have deemed appropriate. You hereby waive and release, to the fullest extent permitted by law, any claims that you may have against any Commitment Party or any of their respective affiliates with respect to any breach or alleged breach of agency, fiduciary duty, or conflict of interest.

11.    Acceptance/Expiration of Commitments.

(a)    This Commitment Letter and the Commitment of each Initial Lender and the undertakings of each Commitment Party set forth herein shall automatically terminate at 11:59 p.m. (Eastern Time) on January 21, 2021 (the “Acceptance Deadline”) without further action or notice unless signed counterparts of this Commitment Letter and the Fee Letters shall have been delivered by you to the Lead Arranger by such time to the attention of Jay Buckman, Director (electronic mail: Jay.Buckman@wellsfargo.com).

(b)    In the event this Commitment Letter is accepted by you as provided above, the Commitments and agreements of the Initial Lenders and the undertakings of each Commitment Party set forth herein will automatically terminate without further action or notice at 5:00 p.m. (Eastern Time) on the Expiration Date, if the Closing Date shall not have occurred by such time.

For purposes of this Commitment Letter, “Expiration Date” means the earliest to occur of the following: (a) the date of entry of the Confirmation Order if and to the extent the Bankruptcy Court has not entered an order, in form and substance reasonably satisfactory to Wells Fargo Bank and the Requisite Consenting RCF Lenders (as defined in the Plan Support Agreement) (which order is final, is in full force and effect, is unstayed and has not been amended, supplemented or otherwise modified without the consent of Wells Fargo Bank and the Requisite Consenting RCF Lenders) approving this Commitment Letter, the Fee Letters and the transactions contemplated hereby and thereby (including the fees, payments, expenses and indemnities and other obligations set forth in this Commitment Letter and the Fee Letters) on or prior to such date, (b) on any date after which an order described in the immediately preceding clause (a) has been entered but ceases to be in full force and effect, is stayed, is vacated, or is amended or modified without the consent of Wells Fargo Bank and the Requisite Consenting RCF Lenders, (c) the occurrence of the Effective Date (as defined in the Plan) under the Plan without the closing of the Senior Credit Facility, (d) the dismissal or conversion of the Chapter 11 Cases to proceedings under Chapter 7 of the Bankruptcy Code, (e) the consummation of an Alternative Restructuring (as defined in the Plan Support Agreement) and (f) April 23, 2021.

12.    Survival. The sections of this Commitment Letter and the Fee Letters relating to Indemnification, Expenses, Confidentiality, Other Services, Survival, and Governing Law shall survive any termination or expiration of this Commitment Letter, the Commitment of each Initial Lender, or the undertakings of each Commitment Party set forth herein (regardless of whether the Financing Documentation is executed and delivered), and the sections relating to Syndication and Information shall survive until the Closing Date; provided that your obligations under this Commitment Letter (other than your obligations with respect to the sections of this Commitment Letter relating to Syndication, Information, Confidentiality, Other Services, Survival, and Governing Law) shall be superseded by the provisions of the Financing Documentation upon the initial funding thereunder.

13.    Governing Law. THIS COMMITMENT LETTER AND THE FEE LETTERS, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED THERETO (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF OR THEREOF), SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 AND SECTION 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REFERENCE TO ANY OTHER CONFLICTS OR CHOICE OF LAW PRINCIPLES THEREOF. THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM OR ACTION ARISING OUT OF THIS COMMITMENT LETTER OR THE FEE LETTERS. With respect to any suit, action, or proceeding arising in respect of this Commitment Letter or the Fee Letters or any of the matters contemplated hereby or thereby (a “Proceeding”), the parties hereto hereby irrevocably and unconditionally submit to the exclusive jurisdiction of (i) in the case of any Proceeding arising prior to the Effective Date (as defined in the Plan), the United States Bankruptcy Court for the Southern District of Texas and (ii) in the case of any Proceeding arising thereafter, any state or federal court located in the Borough of Manhattan, and irrevocably and unconditionally waive any objection to the laying of venue of such suit, action or proceeding brought in such court and any claim that such suit, action or proceeding has been brought in an inconvenient forum. The parties hereto hereby agree that service of any process, summons, notice or document by registered mail addressed to you or each of the Commitment Parties will be effective service of process against such party for any action or proceeding relating to any such dispute. A final judgment in any such action or proceeding may be enforced in any other courts with jurisdiction over you or each of the Commitment Parties.

14.    Miscellaneous. This Commitment Letter and the Fee Letters embody the entire agreement among the Commitment Parties and you and your affiliates with respect to the specific matters set forth above and supersede all prior agreements and understandings relating to the subject matter hereof. No person has been authorized by any of the Commitment Parties to make any oral or written statements inconsistent with this Commitment Letter or the Fee Letters. This Commitment Letter and the Fee Letters shall not be assignable by you without the prior written consent of the Commitment Parties, and any purported assignment without such consent shall be void. This Commitment Letter and the Fee Letters are not intended to benefit or create any rights in favor of any person or entity other than the parties hereto, the Lenders and, with respect to indemnification, each Indemnified Party. This Commitment Letter and the Fee Letters may be executed in separate counterparts and delivery of an executed signature page of this Commitment Letter and the Fee Letters by facsimile or electronic mail shall be effective as delivery of manually executed counterpart hereof; provided that, upon the request of any party hereto, such facsimile transmission or electronic mail transmission shall be promptly followed by the original thereof. This Commitment Letter and the Lender Fee Letter may only be amended, modified, or superseded by an agreement in writing signed by each of you and the Commitment Parties. The Agent Fee Letter may only be amended, modified or superseded by an agreement in writing signed by each of you and Wells Fargo Bank.

If you are in agreement with the foregoing, please indicate acceptance of the terms hereof by signing the enclosed counterpart of this Commitment Letter and returning it to the Left Lead Arranger, together with executed counterparts of the Fee Letters, by no later than the Acceptance Deadline.

Sincerely,

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

WELLS FARGO SECURITIES, LLC

By:
Name:
Title:

Signature Page to Commitment Letter

(Diamond Offshore Drilling, Inc.)

HSBC SECURITIES (USA) INC.

By:
Name:
Title:

CITIGROUP GLOBAL MARKETS INC.

By:
Name:
Title:

TRUIST BANK

By:
Name:
Title:

BARCLAYS BANK PLC

By:
Name:
Title:

Signature Page to Commitment Letter

(Diamond Offshore Drilling, Inc.)

[ ], as an Initial Lender

By:
Name:
Title:

Signature Page to Commitment Letter

(Diamond Offshore Drilling, Inc.)

Agreed to and accepted as of the date first above written:

DIAMOND OFFSHORE DRILLING, INC.

By:
Name:
Title:

DIAMOND FOREIGN ASSET COMPANY

By:
Name:
Title:

Signature Page to Commitment Letter

(Diamond Offshore Drilling, Inc.)

SCHEDULE I

Commitments

Initial Lender	Commitment Percentage		Commitment Amount
Wells Fargo Bank, National Association	[	]%	$	[	]
[ ]	[	]%	$	[	]
[ ]	[	]%	$	[	]

Total:	100.000000000%		$	[	]

ANNEX A

Term Sheet

[To be attached.]

EXHIBIT C

JOINDER NOTICE FOR HOLDERS OF SENIOR NOTES

THIS IS NOT AN OFFER OR ACCEPTANCE WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE.

To	Holders of Senior Notes
Date	January 22, 2021
Re	Diamond Offshore Drilling, Inc., et al. – Plan Support Agreement (the “PSA”)[1]

Posted herewith, please find a copy of that certain PSA, dated January 22, 2021, entered into by and among:

(a)

Diamond Offshore Drilling, Inc. (“Diamond Offshore”) and its affiliated debtors listed in Exhibit A to the PSA (collectively, the “Debtors,” and together with their non-debtor affiliates, the “Company”);

(b)

Each entity that is a party to the PSA in each such entity’s respective capacity as a holder of, or as nominee, investment advisor, sub-advisor, or investment manager, as applicable, to certain funds, accounts, and other entities (including subsidiaries and affiliates of such funds, accounts, and entities) that is a holder of Claims under the:

(i)

5.70% Senior Notes due 2039 (the “2039 Notes”) under that certain indenture, dated February 4, 1997 (the “Base Indenture”), by and among Diamond Offshore, as issuer, and the Chase Manhattan Bank, as trustee, and that certain Seventh Supplemental Indenture, dated October 8, 2009, by and among Diamond Offshore, as issuer, and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Senior Notes Trustee”);

(ii)

3.45% Senior Notes due 2023 (the “2023 Notes”), under the Base Indenture and that certain Eighth Supplemental Indenture, dated November 5, 2013 (the “Eighth Supplemental Indenture”), by and among Diamond Offshore, as issuer, and the Senior Notes Trustee;

(iii)	4.875% Senior Notes due 2043 (the “2043 Notes”) under the Base Indenture and the Eighth Supplemental Indenture; and

(iv)

7.875% Senior Notes due 2025 (the “2025 Notes,” and, collectively with the 2043 Notes, the 2023 Notes, and the 2039 Notes, the “Senior Notes”) under the Base Indenture and that certain Ninth Supplemental Indenture,

[1]

This summary is being provided for convenience purposes only. Please note that the definitive documentation and, where relevant, orders of the United States Bankruptcy Court for the Southern District of Texas, shall control. Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the PSA or the Plan (as defined below), as applicable.

dated August 15, 2017, by and among Diamond Offshore, as issuer, and the Senior Notes Trustee (such holders of Claims described in clauses (b)(i) through (b)(iv), collectively, the “Consenting Noteholders”); and

(c)

Each entity that is a party to the PSA in each such entity’s respective capacity as a holder of, or as nominee, investment advisor, sub-advisor, or investment manager, as applicable, to certain funds, accounts, and other entities (including subsidiaries and affiliates of such funds, accounts, and entities) that is a holder of Claims under the 5-Year Revolving Credit Agreement, dated as of October 2, 2018 (as amended, modified, or otherwise supplemented from time to time, the “RCF Credit Agreement”), by and among the Company, Diamond Foreign Asset Company, each lender from time to time party thereto, and Wells Fargo Bank, National Association, as administrative agent (such holders of Claims described in this clause (c), the “Consenting RCF Lenders,” and, together with the Consenting Noteholders, the “Consenting Stakeholders”).

In order to become a party to the PSA, any Holder of Senior Notes must make the representations and warranties of the Consenting Stakeholders set forth in Sections 9 and 25 of the PSA, including, but not limited to, that such Holder is either (a) a “qualified institutional” buyer as defined in Rule 144A of the Securities Act, (b) an “accredited investor” as such term is defined in Rule 501 of Regulation D of the Securities Act, or (c) a “non-U.S. person” (as defined in Regulation S under the Securities Act) located outside of the United States. If you are not able to make such representation, please disregard this notice and do not proceed further.

* * *

Among other things, the PSA provides that the Consenting Stakeholders will support the Debtors’ restructuring efforts as set forth in, and subject to the terms and conditions of, the PSA. The Debtors have agreed to (a) seek approval of a plan of reorganization (the “Plan”), attached as Exhibit B to the PSA, subject to the terms, conditions, and milestones contained in the PSA, and (b) otherwise comply with the terms and requirements set forth in the PSA.

Under the Plan, each Holder of Senior Notes Claims will receive, in full and final satisfaction, compromise, settlement, release, and discharge of, and in exchange for any Claims arising under, the outstanding Senior Notes, on the terms set forth in the Plan:

(i)	its Pro Rata share of 70.0% of the New Diamond Common Shares, subject to dilution by the New Warrants and the MIP Equity Shares; and

(ii)

Subscription Rights to participate in the Rights Offerings to (a) pursuant to the Primary Rights Offering, purchase such Holder’s Pro Rata portion of $46,875,000 of Exit Notes and 12.78% of the issued and outstanding New Diamond Common Shares as of the Effective Date, subject to dilution by the New Warrants and the MIP Equity Shares and (b) pursuant

2

to the Delayed Draw Rights Offering, subscribe for such Holder’s Pro Rata portion of commitments to purchase up to $21,875,000 of Delayed Draw Notes and 5.97% of the total New Diamond Common Shares outstanding on the Effective Date, subject to dilution by the New Warrants and the MIP Equity Shares.

With respect to subsection (ii) above, pursuant to, and in accordance with, the Backstop Agreement and the Rights Offerings Procedures, each Financing Party has agreed to, severally and not jointly, (a) fully exercise all Subscription Rights that are properly issued to it on the applicable Rights Offering Record Date on account of its Allowed Senior Notes Claims and (b) duly purchase all Exit Notes on account of its Allowed Senior Notes Claims.

In addition, qualified Holders of Senior Notes that become party to the PSA on or before February 8, 2021 shall be offered an opportunity to become Private Placement Investors pursuant to, and on the terms set forth in, the Backstop Agreement, annexed as Exhibit C of the PSA.

To become a party to the PSA, a Holder of Senior Notes Claims must execute a copy of the Joinder Agreement, attached as Exhibit D to the PSA (a “PSA Joinder”), and deliver such PSA Joinder to the contacts listed below.

To become a party to the Backstop Agreement, a Holder of Senior Notes Claims must execute a copy of the PSA Joinder and the Joinder Agreement, attached as Exhibit B to the Backstop Agreement (a “BCA Joinder”), and deliver both the PSA Joinder and the BCA Joinder by February 8, 2021 to the contacts listed below:

Paul, Weiss, Rifkind, Wharton & Garrison LLP, Counsel to the Debtors

1285 Avenue of the Americas

New York, NY 10019

Attention: Paul M. Basta, Robert A. Britton, and Christopher Hopkins

E-mail addresses: pbasta@paulweiss.com; rbritton@paulweiss.com; chopkins@paulweiss.com

Porter Hedges LLP, Counsel to the Debtors

1000 Main St.

36th Floor

Houston, TX 77002

Attention: John F. Higgins, Eric M. English, Shane Johnson

E-mail addresses: jhiggins@porterhedges.com; eenglish@porterhedges.com; sjohnson@porterhedges.com

Milbank LLP, Counsel to the Ad Hoc Group

55 Hudson Yards

New York, NY 10001

Attention: Dennis F. Dunne, Tyson M. Lomazow, and Ryan A. Berger

E-mail addresses: ddunne@milbank.com; tlomazow@milbank.com; rberger@milbank.com

3

Bracewell LLP, Counsel to the RCF Agent

711 Louisiana Street

Suite 2300

Houston, TX 77002

Attention: Bob Burns, Kate Day, Trey Wood

E-mail addresses: bob.burns@bracewell.com; kate.day@bracewell.com; trey.wood@bracewell.com

If you have questions, please feel free to reach out to the Ad Hoc Group’s advisors or the Debtors’ advisors listed below:

Ad Hoc Group:

Dennis F. Dunne (ddunne@milbank.com)

Tyson M. Lomazow (tlomazow@milbank.com)

Ryan A. Berger (rberger@milbank.com)

Neal Patel (neal.patel@evercore.com)

Jon Kartus (jonathan.kartus@evercore.com)

Debtors:

Robert A. Britton (rbritton@paulweiss.com)

Christopher Hopkins (chopkins@paulweiss.com)

Michael Weitz (michael.weitz@lazard.com)

Stefan Wieckowski (stefan.wieckowski@lazard.com)

4

EXHIBIT D

CORPORATE STRUCTURE CHART

EXHIBIT E

VALUATION ANALYSIS

EXHIBIT E

Valuation Analysis

EXHIBIT E

Valuation Analysis

THE INFORMATION CONTAINED HEREIN IS NOT A PREDICTION OR GUARANTEE OF THE ACTUAL MARKET VALUE THAT MAY BE REALIZED THROUGH THE SALE OF ANY SECURITIES TO BE ISSUED PURSUANT TO THE PLAN.1 THE INFORMATION IS PRESENTED SOLELY FOR THE PURPOSE OF PROVIDING ADEQUATE INFORMATION UNDER SECTION 1125 OF THE BANKRUPTCY CODE TO ENABLE THE HOLDERS OF CLAIMS OR INTERESTS ENTITLED TO VOTE TO ACCEPT OR REJECT THE PLAN TO MAKE AN INFORMED JUDGMENT ABOUT THE PLAN AND SHOULD NOT BE USED OR RELIED UPON FOR ANY OTHER PURPOSE, INCLUDING THE PURCHASE OR SALE OF CLAIMS AGAINST OR INTERESTS IN THE DEBTORS OR ANY OF THEIR AFFILIATES.

A.	Estimated Valuation

Solely for the purposes of the Plan and the Disclosure Statement, Lazard Freres & Co. LLC (“Lazard”), as investment banker to the Debtors, has estimated a range of total enterprise value (“Enterprise Value”) for Reorganized Diamond, including the Reorganized Debtors and their Non-Debtor Affiliates, on a going-concern basis and pro forma for the transactions contemplated by the Plan (the “Valuation Analysis”). The Valuation Analysis is based on financial information and projections provided by the Debtors’ management, including the Financial Projections attached to the Disclosure Statement as Exhibit G, and information provided by other sources. Consistent with the Financial Projections and assumptions provided by the Company, the analysis herein assumes that the CSA is rejected and that the associated services are insourced, and that the terms of the EFS BOP Contract remain unchanged. The Valuation Analysis assumes that the Effective Date will occur on April 30, 2021. The valuation estimates set forth herein represent valuation analyses of Reorganized Diamond generally based on the application of customary valuation techniques deemed appropriate.

Based on the Financial Projections and solely for the purposes of the Plan, the Enterprise Value of Reorganized Diamond’s operations on a going concern basis is estimated to be approximately $805 to $1,520 million with a selected midpoint value of approximately $1,130 million. Based upon the assumed range of Enterprise Value as of the Effective Date, the estimated Cash at emergence of $75 million and total funded debt of $340 million, the imputed range of equity value (the “Equity Value”) is estimated to be approximately $540 to $1,255 million, with a selected midpoint value of approximately $865 million. After deducting the value of the New Warrants (to be distributed to holders of Existing Parent Equity Interests pursuant to the Plan) of approximately $1 million to $9 million, with a selected midpoint value of approximately $3 million, the imputed range of Equity Value for all equity interests in Reorganized Diamond is estimated to be approximately $539 to $1,246 million, with a selected midpoint value of approximately $862 million. The Valuation Analysis assumes that, between the date of filing of the Disclosure Statement and the assumed Effective Date, no material changes will occur that would affect estimated valuation.

[1]

Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Disclosure Statement, to which this Valuation Analysis is attached as Exhibit E, or the Plan attached to the Disclosure Statement as Exhibit A, as applicable.

The Valuation Analysis does not constitute an opinion as to fairness from a financial point of view of the consideration to be received or paid under the Plan, of the terms and provisions of the Plan, or with respect to any other matters.

B.	Valuation Methodology

The value of Reorganized Diamond was estimated by primarily relying on two generally accepted valuation techniques: (i) Discounted Cash Flow (“DCF”) Analysis and (ii) Comparable Company Analysis.

(i)	Discounted Cash Flow Analysis:

DCF analysis is a forward-looking enterprise valuation methodology that estimates the value of an asset or business by calculating the present value of expected future cash flows to be generated by that asset or business. Under this methodology, projected future cash flows are discounted by the business’ weighted average cost of capital (the “Discount Rate”). The Discount Rate reflects the estimated rate of return that would be required by debt and equity investors to invest in the business based on its capital structure. The Enterprise Value of the firm is determined by calculating the present value of the unlevered after-tax free cash flows based on the Financial Projections provided by management plus an estimate for the value of the firm beyond the projection period, known as the terminal value. The range of potential terminal values was calculated by applying a multiple to earnings before interest, taxes, depreciation, and amortization (“EBITDA”)2, and analyzing the terminal value against the implied perpetuity growth of unlevered after-tax free cash flow in the final year of the projection period. The terminal value was then discounted back to the assumed Effective Date.

(ii)	Comparable Public Company Analysis:

Comparable Public Company Analysis estimates the value of a company relative to other publicly traded companies with similar operating and financial characteristics. A set of publicly traded companies was selected based on similar business and financial characteristics to Reorganized Diamond. Criteria for the selected reference group included, among other relevant characteristics, similarity in business, business risks, growth prospects, fleet mix, customer base, contract mix, margins, market presence, size, and scale of operations. The selected reference group may not be comparable to Reorganized Diamond in all aspects, and may differ materially in others. The Comparable Public Company Analysis methodology has several limitations in this instance, including distress across the

[2]	Terminal Year EBITDA was calculated on an as projected basis and on an adjusted basis, adjusting for management’s estimated impact of the higher than normal level of special surveys expected in 2024.

2

sector, most peer companies undergoing or having recently completed restructuring, significantly high projected cash usage in the next few years combined with limited/no access to capital, a general lack of current analyst estimates for those peers (in some cases, only one estimate available) and disparate views generally around the timing of a recovery.

In deriving Enterprise Value ranges under the Comparable Public Company Analysis methodology, EBITDA multiples were the primary valuation metric. Based on 2024E, 2025E3 and “multi-year average”4 multiples of this reference group and certain qualitative judgments based on differences between the characteristics of Reorganized Diamond and the selected reference group, a range of multiples was then applied to Reorganized Diamond’s implied 2024E, 2025E and “multi-year average” EBITDA. This methodology was also conducted using EBITDA estimates from one common analyst for Diamond Offshore and the peer set in an attempt to harmonize underlying assumptions about the industry and the expected recovery. The analyses relied on enterprise values and enterprise values adjusted for projected cash uses calculated based on both the market value and book value of debt, as appropriate.

THE VALUATION ANALYSIS REFLECTS WORK PERFORMED BY LAZARD ON THE BASIS OF INFORMATION IN RESPECT OF THE BUSINESSES AND ASSETS OF THE DEBTORS AVAILABLE TO LAZARD AS OF JANUARY 18, 2021. IT SHOULD BE UNDERSTOOD THAT, ALTHOUGH SUBSEQUENT DEVELOPMENTS MAY AFFECT LAZARD’S CONCLUSIONS, LAZARD DOES NOT HAVE ANY OBLIGATION TO UPDATE, REVISE, OR REAFFIRM ITS VALUATION ANALYSIS AND DOES NOT INTEND TO DO SO.

LAZARD DID NOT INDEPENDENTLY VERIFY THE FINANCIAL PROJECTIONS OR OTHER INFORMATION THAT LAZARD USED IN THE VALUATION ANALYSIS, AND NO INDEPENDENT VALUATIONS OR APPRAISALS OF THE DEBTORS WERE SOUGHT OR OBTAINED IN CONNECTION THEREWITH. THE VALUATION ANALYSIS WAS DEVELOPED SOLELY FOR PURPOSES OF THE PLAN AND THE ANALYSIS OF POTENTIAL RELATIVE RECOVERIES TO CREDITORS THEREUNDER. THE VALUATION ANALYSIS REFLECTS THE APPLICATION OF VARIOUS VALUATION TECHNIQUES, DOES NOT PURPORT TO BE AN OPINION, AND DOES NOT PURPORT TO REFLECT OR CONSTITUTE AN APPRAISAL, LIQUIDATION VALUE, OR ESTIMATE OF THE ACTUAL MARKET VALUE THAT MAY BE REALIZED THROUGH THE SALE OF ANY SECURITIES TO BE ISSUED OR ASSETS TO BE SOLD PURSUANT TO THE PLAN, WHICH MAY BE SIGNIFICANTLY DIFFERENT THAN THE AMOUNTS SET FORTH IN THE VALUATION ANALYSIS.

THE VALUE OF AN OPERATING BUSINESS IS SUBJECT TO NUMEROUS UNCERTAINTIES AND CONTINGENCIES THAT ARE DIFFICULT TO PREDICT AND

[3]	EBITDA for 2025E is assumed to be equal to 2024E EBITDA adjusted for a normalized special survey schedule.
[4]	Defined as the average of 2018 reported EBITDA through 2025 estimated EBITDA.

3

WILL FLUCTUATE WITH CHANGES IN FACTORS AFFECTING THE FINANCIAL CONDITION AND PROSPECTS OF SUCH A BUSINESS. BECAUSE SUCH ESTIMATES ARE INHERENTLY SUBJECT TO UNCERTAINTIES, NEITHER THE DEBTORS, LAZARD, NOR ANY OTHER PERSON ASSUMES RESPONSIBILITY FOR THEIR ACCURACY. IN ADDITION, THE POTENTIAL VALUATION OF NEWLY ISSUED SECURITIES IS SUBJECT TO ADDITIONAL UNCERTAINTIES AND CONTINGENCIES, ALL OF WHICH ARE DIFFICULT TO PREDICT. ACTUAL MARKET PRICES OF SUCH SECURITIES AT ISSUANCE WILL DEPEND UPON, AMONG OTHER THINGS, PREVAILING INTEREST RATES, CONDITIONS IN THE FINANCIAL AND COMMODITY MARKETS, THE ANTICIPATED INITIAL SECURITIES HOLDINGS OF PREPETITION CREDITORS, SOME OF WHICH MAY PREFER TO LIQUIDATE THEIR INVESTMENT RATHER THAN HOLD IT ON A LONG-TERM BASIS, THE POTENTIALLY DILUTIVE IMPACT OF CERTAIN EVENTS, INCLUDING THE ISSUANCE OF EQUITY SECURITIES PURSUANT TO ANY MANAGEMENT INCENTIVE COMPENSATION PLAN, AND OTHER FACTORS THAT GENERALLY INFLUENCE THE PRICES OF SECURITIES.

Lazard assumed that the Financial Projections were reasonably prepared in good faith and on a basis reflecting the Debtors’ best estimates and judgments as to the future operating and financial performance of Reorganized Diamond. The Valuation Analysis assumes that the actual performance of Reorganized Diamond will correspond to the Financial Projections in all material respects. If the business performs at levels below or above those set forth in the Financial Projections, such performance may have a materially negative or positive impact, respectively, on the Valuation Analysis and estimated potential ranges of Enterprise Value contained herein.

In preparing the Valuation Analysis, Lazard: (a) reviewed certain historical financial information of the Debtors for recent years and interim periods; (b) reviewed certain financial and operating data of the Debtors, including the Projections; (c) discussed the Debtors’ operations and future prospects with the Debtors’ senior management team and third-party advisors; (d) reviewed certain publicly available financial data for, and considered the market value of, public companies that Lazard deemed generally relevant in analyzing the value of Reorganized Diamond; (e) considered certain economic and industry information that Lazard deemed generally relevant to Reorganized Diamond; and (f) conducted such other studies, analyses, inquiries, and investigations as deemed appropriate. Lazard assumed and relied on the accuracy and completeness of all financial and other information furnished to it by the Debtors’ management and other parties as well as publicly available information.

The Valuation Analysis does not constitute a recommendation to any Holder of Claims against and/or Interests in the Debtors or any other person as to how such person should vote or otherwise act with respect to the Plan. Lazard has not been requested to, and does not express any view as to, the potential value of Reorganized Diamond’s securities on issuance or at any other time.

Lazard did not estimate the value of any tax attributes nor did it estimate the impact of any cancellation of indebtedness income on the Financial Projections. Such matters are subject to many uncertainties and contingencies that are difficult to predict. Any changes to the assumptions on the availability of tax attributes or the impact of cancellation of indebtedness income on the Financial Projections could materially impact Lazard’s valuation analysis.

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THE SUMMARY SET FORTH ABOVE DOES NOT PURPORT TO BE A COMPLETE DESCRIPTION OF THE VALUATION ANALYSIS PERFORMED BY LAZARD. THE PREPARATION OF A VALUATION ANALYSIS INVOLVES VARIOUS DETERMINATIONS AS TO THE MOST APPROPRIATE AND RELEVANT METHODS OF FINANCIAL ANALYSIS AND THE APPLICATION OF THESE METHODS IN THE PARTICULAR CIRCUMSTANCES AND, THEREFORE, SUCH AN ANALYSIS IS NOT READILY SUITABLE TO SUMMARY DESCRIPTION. THE VALUATION ANALYSIS PERFORMED BY LAZARD IS NOT NECESSARILY INDICATIVE OF ACTUAL VALUES OR FUTURE RESULTS, WHICH MAY BE SIGNIFICANTLY MORE OR LESS FAVORABLE THAN THOSE DESCRIBED HEREIN.

LAZARD IS ACTING AS INVESTMENT BANKER TO THE DEBTORS, AND HAS NOT BEEN, WILL NOT BE RESPONSIBLE FOR, AND WILL NOT PROVIDE ANY TAX, ACCOUNTING, ACTUARIAL, LEGAL, OR OTHER SPECIALIST ADVICE.

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EXHIBIT F

LIQUIDATION ANALYSIS

EXHIBIT F

Liquidation Analysis

1)	Introduction

Often referred to as the “Best Interests Test”, section 1129(a)(7) of the Bankruptcy Code1 requires that the bankruptcy court find, as a condition to confirmation of a plan of reorganization, that each holder of an impaired allowed claim or interest either (a) accepts the plan or (b) receives or retains under the plan property of a value, as of the effective date of the plan, that is not less than the value such non-accepting holder would receive or retain if the Debtors were liquidated under chapter 7 of the Bankruptcy Code on the effective date of the plan. To demonstrate that the Plan satisfies the Best Interests Test, the Debtors present this hypothetical liquidation analysis (the “Liquidation Analysis”).

The Liquidation Analysis was prepared by the Debtors with assistance from their financial advisors, and represents the Debtors’ best estimate of the cash proceeds, net of liquidation related costs, which would be available for distribution to Holders of Allowed Claims and Interests if the Debtors were to be liquidated in chapter 7 cases that do not preserve the going-concern value of the Debtors’ estates. The Debtors believe that the Plan satisfies the Best Interests Test and that the Holders of Allowed Claims and Interests in each Impaired Class will receive at least as much under the Plan as they would if the Debtors’ were liquidated under chapter 7.

To conduct the Liquidation Analysis, the Debtors and their advisors have:

•

estimated the cash proceeds (the “Liquidation Proceeds”) that a chapter 7 trustee (the “Trustee”) would generate if each Debtor’s chapter 11 case was converted to a chapter 7 case on the Liquidation Date (defined below) and the assets of such Debtor’s estate were liquidated or sold;

•

determined the distribution (the “Liquidation Distribution”) that each Holder of an Allowed Claim or Interest would receive from the Liquidation Proceeds under the priority scheme dictated in chapter 7; and

•	compared each Holder’s Liquidation Distribution to the estimated distribution under the Plan (“Plan Distribution”) that such Holder would receive if the Plan were confirmed and consummated.

The Liquidation Analysis was prepared for the sole purpose of providing a good-faith estimate of the proceeds that would be generated if the Debtors were liquidated in accordance with chapter 7, and it is not intended and should not be used for any other purpose.

The Liquidation Analysis represents an estimate of recovery values and percentages based on a hypothetical liquidation if a Trustee were appointed by the Bankruptcy Court to convert assets

[1]

Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Disclosure Statement, to which this Liquidation Analysis is attached as Exhibit F, or the Plan attached to the Disclosure Statement as Exhibit A, as applicable.

1

into cash. The determination of the hypothetical proceeds from the liquidation of assets is a highly uncertain process involving the extensive use of estimates and assumptions that, although considered reasonable by the Debtors’ management team and their advisors, are inherently subject to significant business, economic, and competitive uncertainties and contingencies beyond the control of the Debtors and their management team. Inevitably, some assumptions in the Liquidation Analysis would not materialize in an actual chapter 7 liquidation, and unanticipated events and circumstances could affect the ultimate result in an actual chapter 7 liquidation. The Liquidation Analysis should be read in conjunction with the assumptions, qualifications, and explanations set forth in the Disclosure Statement and the Plan in their entirety, as well as the notes and assumptions set forth below.

The Liquidation Analysis is based on a number of estimates and assumptions that are inherently subject to significant economic, competitive, and operational uncertainties and contingencies that are beyond the control of the Debtors or the Trustee. Further, the actual amounts of Claims against the Debtors’ estates could vary materially from the estimates set forth in the Liquidation Analysis, depending on, among other things, the Claims asserted during a chapter 7 proceeding. Accordingly, the Debtors cannot assure you that the values assumed would be realized or the Claim estimates assumed would not change if the Debtors were in fact liquidated, nor can assurances be made that the Bankruptcy Court would accept this analysis or concur with these assumptions in making its determination under section 1129(a) of the Bankruptcy Code.

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THERE CAN BE NO ASSURANCE THAT THE VALUES REFLECTED IN THE LIQUIDATION ANALYSIS WOULD BE REALIZED IF THE DEBTORS WERE, IN FACT, TO UNDERGO SUCH A LIQUIDATION UNDER CHAPTER 7. THE UNDERLYING FINANCIAL INFORMATION IN THE LIQUIDATION ANALYSIS WAS NOT COMPILED OR EXAMINED BY ANY INDEPENDENT ACCOUNTANTS. NEITHER THE DEBTORS NOR THEIR ADVISORS MAKE ANY REPRESENTATIONS OR WARRANTIES THAT THE ACTUAL RESULTS WOULD OR WOULD NOT APPROXIMATE THE ESTIMATES. ASSUMPTIONS REPRESENTED IN THE LIQUIDATION ANALYSIS COULD VARY MATERIALLY. THE DEBTORS RESERVE ALL RIGHTS TO SUPPLEMENT, MODIFY, OR AMEND THE LIQUIDATION ANALYSIS SET FORTH HEREIN.

2)	Basis of Presentation

The Liquidation Analysis has been prepared assuming that the Debtors’ chapter 7 liquidation would commence on or about April 30, 2021 (the “Liquidation Date”). The pro forma values referenced herein are projected as of April 30, 2021. The Debtors assume the Liquidation Date to be a reasonable proxy for the projected Effective Date of the Plan. The Liquidation Analysis was prepared on a legal entity basis for each Debtor, and summarized into a consolidated report.

The Liquidation Analysis assumes that the Debtors and all of their Non-Debtor Affiliates (collectively, the “Company Entities”) convert or enter into chapter 7 on the Liquidation Date. The Liquidation Analysis assumes the following timeline for a hypothetical liquidation process:

a.	as of the Liquidation Date, all customers terminate active drilling contracts and the Company Entities cease operations as soon as safely practicable;

b.	drilling rigs, which are the primary source of value to creditors, are assumed to be sold by October 31, 2021, within six months following the Liquidation Date; and

c.	all other assets are assumed to be sold and remaining operations of the business wound down by April 30, 2022, over a six-month period following the sale of the drilling rigs.

The cessation of business in a liquidation would likely prompt certain other events to occur and trigger certain claims that otherwise would not have arisen absent a liquidation, such as employment-based claims (e.g., severance), unpaid chapter 11 administrative and priority claims, and unexpired lease rejection and breach of contract damage claims. Such claims may represent significant value and certain claims may be entitled to priority in payment over General Unsecured Claims. The Liquidation Analysis includes estimates for such claims. For the avoidance of doubt, the Liquidation Analysis does not include estimates for:

•	tax consequences (federal, state, and foreign) that may be triggered upon the liquidation and sale of assets in the manner described above (which tax consequences may be material); or

•	recoveries resulting from any potential preference, fraudulent transfer, or other litigation or avoidance actions.

3

The Liquidation Analysis assumes that the Company Entities would be liquidated in a jointly administered, but not substantively consolidated, proceeding. The Liquidation Analysis takes into account superpriority status of intercompany claims arising postpetition, unsecured prepetition intercompany claims, and the equity interests of each parent and subsidiary relationship. In an iterative and sequential fashion, the Liquidation Analysis assumes that liquidation value is cycled among the Company Entities to satisfy these intercompany claims and interests, which in turn may alter the liquidation value available to satisfy third-party claims at each entity. The results of the individual entity-by-entity analysis have been consolidated for a combined total liquidation value as presented herein.

3)	Liquidation Process

The Liquidation Analysis assumes that the liquidation would be conducted pursuant to chapter 7 of the Bankruptcy Code, with the Trustee managing the bankruptcy estate (the “Estate”) to maximize recovery in an expedited process. The Trustee would first develop a liquidation plan to generate proceeds from the sale of entity specific assets for distribution to creditors. The three major components of the liquidation are as follows:

a.	Generation of cash proceeds from asset sales:

•

Sale of the Company Entities’ current fleet of drilling rigs, including nine semi-submersibles and four drill ships and sale of the Company Entities’ one rig that is                     currently marketed for sale. This assumes that on the Liquidation Date, the Company will enter the market to sell or scrap their fleet on an individual rig basis.

•	Liquidation of the remaining assets not accompanying the sale of the rigs, such as: buildings, land, vehicles, office equipment, and other long-term assets.

•	Collection of working capital (e.g., accounts receivable, inventory).

b.

Payment of costs related to the liquidation process, such as post-conversion operating cash flow through rig dispositions, Estate wind-down costs, retention costs, severance costs, and Trustee and professional costs.

c.	Distribution of net proceeds generated from asset sales to claimants in accordance with the priority scheme under chapter 7 of the Bankruptcy Code.

When considering the generation of cash proceeds and the distribution thereof, the Debtors believe that the present value of distributions, to the extent available, may be further reduced because such distributions in a chapter 7 process may not occur until after the 12-month period assumed in the Liquidation Analysis. Moreover, in the event that litigation becomes necessary to resolve claims asserted in a chapter 7 proceeding, distributions to creditors may be further delayed, which both decreases the present value of those distributions and increases administrative expenses that could diminish the liquidation proceeds available to creditors. The effects of this potential delay on the value of distributions under the Liquidation Analysis have not been considered in this analysis.

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4)	Distribution of Net Proceeds to Claimants

Any available net proceeds would be allocated to Holders of Claims against, and Interests in, the Debtors in accordance with section 726 of the Bankruptcy Code—i.e., the priority scheme applicable in a chapter 7 proceeding.

•

Chapter 11 Superpriority Intercompany Claims: outstanding allowed balances owed under any postpetition intercompany transaction between Company Entities in accordance with the Final Cash Management Order ECF No. 465.

•	Secured Claims: RCF Claims secured by 65% of Diamond Offshore Services Company’s equity in Diamond Foreign Asset Company (“DFAC”).

•

Chapter 11 Administrative & Priority Claims: including but not limited to (a) postpetition accounts payable, and accrued expenses, (b) claims arising under 503(b)(9) of the Bankruptcy Code, and (c) certain unsecured claims entitled to priority under section 507 of the Bankruptcy Code, i.e., priority tax claims.

•

General Unsecured Claims: including but not limited to (a) unsecured RCF Claims, (b) Senior Notes Claims, (c) prepetition Intercompany Claims, (d) prepetition trade payables, (e) non-priority employee obligations, (f) unsecured letters of credit, and (g) various other unsecured liabilities, including contract rejection claims.

•

Equity Interests: represents recoveries of aggregate distributable value of subsidiary entities after satisfaction of all claims, recovered in proportion with direct parent’s ownership interests in such subsidiary entities.

5)	Conclusion

The Debtors have determined, as summarized in the following analysis, that upon the Effective Date, the Plan will provide all Holders of Claims and Interests with a recovery (if any) that is not less than what such Holders would receive pursuant to a hypothetical liquidation of the Debtors under chapter 7 of the Bankruptcy Code, and as such believe that the Plan satisfies the requirements of section 1129(a)(7) of the Bankruptcy Code.

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Recovery Comparison

The following table compares estimated Plan versus Liquidation recoveries by Plan Class:

(Class 7 recovery in $ millions)

		Hypothetical Liquidation (High Scenario)	Plan of Reorganization	Recovery Differential from Plan
Class	Recovery %
1 & 2	Other Priority and Secured Claims	72%	100%		-28%
3	RCF Claims	77%	100%		-23%
4	Senior Notes Claims	0%	37%		-37%
5	General Unsecured Claims	54%	100%		-46%
7	Existing Parent Equity Interests	$0	$3	-$	3

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Consolidated Waterfall

($ in millions)

Recoveries[1]	Low	High	Notes
Gross Distributable Value	$465	$737	1 - 9
Equity Roll Up	(0)	(0)
Total Liquidation Adjustments	(121)	(156)	10 - 15

Net Distributable Value	$344	$580

Total RCF Secured Claims:	0	$10	16
Est. RCF Secured Claim Recovery $	0	10
Est. RCF Secured Claim Recovery %	100%	100%

Net Est. Proceeds Available for Distribution	$344	$570

Total Priority Claims:	84	84	17
Est. Priority Recovery $	33	34
Est. Priority Recovery %	40%	40%

Net Est. Proceeds Available for Distribution	$310	$536

Total Administrative Claims:	94	94	17
Est. Administrative Recovery $	70	94
Est. Administrative Recovery %	75%	100%

Net Est. Proceeds Available for Distribution	$240	$442	—

Total Unsecured RCF Claims	445	445	18
Est. Unsecured RCF Recovery $	198	333
Est. Unsecured RCF Recovery %	45%	75%
Total Unsecured Notes Claims	2,045	2,045	18
Unsecured Notes Recovery	—	—
Unsecured Notes Recovery %	0%	0%
Total Other Unsecured Claims:	201	201	18
Est. Other Unsecured Recovery $	42	110
Est. Other Unsecured Recovery %	21%	54%

Remaining Available for Distribution	$—	$—

Memo: RCF Recoveries	45%	77%

[1]	For illustrative purposes, excludes the impact of prepetition and postpetition intercompany recoveries

Notes to the Consolidated Debtors Waterfall

The Liquidation Analysis is based on the liquidation of individual legal entities. The consolidated waterfall shown in this analysis is based on an aggregation of each Company Entity’s individual liquidation claims and recoveries.

Notes to the Liquidation Analysis

The Liquidation Analysis considers the Company Entities converting or entering into chapter 7 on April 30, 2021 to be a reasonable proxy for the projected Effective Date. The Liquidation Analysis is based on projected Company Entity balance sheets as of April 30, 2021, based on the Debtors’ business plan.

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Distributable Value

($ in millions)

	Pro Forma	Recovery Estimate %		Recovery Estimate $
Liquidation Proceeds	Value	Low	High	Low	High	Notes
Gross Distributable Value
Current Assets
Unrestricted Cash at Conversion	$266	100%	100%	$266	$266	1
Administrative Expense Account	27	100%	100%	27	27	2
Accounts Receivable	135	53%	72%	72	97	3
Inventory	13	12%	32%	2	4	4
Other Current Assets	48	5%	15%	2	7	5
Total Current Assets	$490	75%	82%	$369	$402

Non Current Assets
Rigs & Spare Equipment	$4,175	2%	8%	$83	$314	6
Real Estate	12	69%	98%	8	11	7
Other Restricted Cash	27	12%	12%	3	3	8
Other Long-Term Assets	194	1%	3%	2	6	9
Total Non-Current Assets	$4,407	2%	8%	$96	$335

Gross Distributable Value	$4,897	10%	15%	$465	$737

Less: Liquidation Adjustments
Post-Conversion Cash Flow				$(64)	$(82)	10
Estate Wind-Down Costs				(25)	(25)	11
Retention Costs				(7)	(9)	12
Severance Costs				(7)	(7)	13
Professional Fees				(4)	(11)	14
Ch. 7 Trustee Fees				(14)	(22)	15
Total Liquidation Adjustments				$(121)	$(156)

Net Distributable Value				$344	$580

Note 1 – Unrestricted Cash

•	Represents the total projected unrestricted cash on the balance sheet as of the Liquidation Date for all Company Entities.

•	For the purposes of the Liquidation Analysis, the liquidation proceeds of unrestricted cash are estimated to be 100% of the pro forma balance.

Note 2 – Administrative Expense Account

•

Represents the total projected administrative expense account balance as of the Liquidation Date. The liquidation proceeds of administrative expense cash are estimated to be 100% of the pro forma balance.

Note 3 – Accounts Receivable

•	Represents the collection of third-party trade accounts receivable, due under normal trade terms, and other non-trade receivables including U.S. tax refunds and VAT receivables.

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•	Assumes Trustee would retain a portion of existing staff to handle collection efforts for outstanding accounts receivable.

•

Overall recoveries of accounts receivable range from 53% to 72%. Recovery on pro forma trade accounts receivable balances are assumed to be impacted by the termination of customer contracts on conversion of Debtors’ Chapter 11 Cases to a chapter 7 liquidation.

Note 4 – Inventory

•	Inventory primarily consists of materials, supplies, and non-capital equipment used to support the operation of the Company Entities’ rigs. Recoveries assumed to range from 12% to 32%.

Note 5 – Other Current Assets

•	Represents the liquidation of other monetizable current assets such as deposits, prepaid expenses, certain intangible assets, and other miscellaneous assets.

•

Overall recovery rates are reduced by accounting-related intangible assets that are not recoverable in a liquidation scenario. The Liquidation Analysis assumes a blended recovery of other current assets of 5% to 15%.

Note 6 – Rigs & Spare Equipment

•

The Company Entities own a fleet of 13 drilling rigs, consisting of four drillships and nine semi-submersibles, and spare equipment stored both onshore and offshore. As of the Liquidation Date, it is assumed the Company Entities also own a semi-submersible rig that is currently being marketed for sale and excluded from the current rig count, but included in rig recovery figures for the purposes of this liquidation analysis. Key assumptions include:

•

Independent valuation for rigs as of January 22, 2021 prepared by Fearnley Offshore AS. Hypothetical recovery range of $71 million to $285 million based on demand for rigs in an en-bloc liquidation sale and the ability to monetize the rigs as an operating asset or for scrap value.

•	The low and high recovery scenarios each assume a different number of rigs are marketed and sold, with the Company Entities receiving scrap value for the remaining rigs.

•	Fuel and spare parts/equipment stored on rigs are assumed to be sold in conjunction with, and included as part of, the estimated recovery value.

•	Includes recovery from spare rig equipment stored onshore of $12 million to $29 million.

Note 7 – Real Estate

•	Represents the sale of the Company Entities’ owned real estate, including land, located in Louisiana, Aberdeen, Brazil, and Mexico.

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•	The Liquidation Analysis assumes a blended recovery of all real estate of 69% to 98%.

Note 8 – Other Restricted Cash

•	Long-term, other restricted cash includes trapped foreign cash and cash collateral posted by the Company Entities for surety bonds and unsecured letters of credit.

•	The liquidation proceeds of restricted cash are estimated to be 12% of the pro forma balance as a portion of the cash collateral is expected to be recovered.

Note 9 – Other Long-Term Assets

•	Represents the liquidation of office & IT equipment, vehicles, and other long-term assets, including certain accounting-related intangible assets, such as lease right of use assets.

•

Overall recoveries of other long-term assets are low given a significant portion of the pro forma balance on the Liquidation Date is attributed to GAAP-specific intangible assets, which are assumed to have little to no recoverable value in a liquidation scenario. Blended recovery rates for other long-term assets are assumed to be 1% to 3%.

Note 10 – Post-Conversion Cash Flow

•	Represents costs associated with the wind down of rigs in preparation for sale or scrap. Includes the following costs:

•	Costs to acquire BOP systems for the Ocean BlackLion, Ocean BlackRhino, Ocean BlackHornet, and Ocean BlackHawk;

•	Costs to prepare rigs for sale or scrap; and

•	Standby costs while awaiting sale or scrap.

•	All rigs will be sold within six months of the Liquidation Date.

•	Rigs not marketed for sale for a price above scrap value will be scrapped within three months of the Liquidation Date.

Note 11 – Estate Wind-Down Costs

•

Represents corporate support functions that would be required to wind down the Estate during the 12-month period following the Liquidation Date and costs associated with maintaining a reduced workforce thereafter to wind down operations and satisfy the final liabilities of the Company.

•

The Liquidation Analysis assumes that the Company will retain all employees until statutory notice requirements are met. Post-severance salaries for onshore employees during the statutory notice period are included in Estate wind-down costs.

Note 12 – Retention Costs

•

To maximize recoveries on remaining assets, minimize the number of claims, and generally oversee an orderly liquidation, the Trustee will need to continue to employ a portion of the Company’s employees during the liquidation period.

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•	The assumptions contemplate a retention bonus of 25% and 50% of base salary for certain offshore employees and onshore employees, respectively.

Note 13 – Severance Costs

•	Includes all statutorily required, collectively bargained, or international equivalent, severance to be paid. All non-statutorily required programs are assumed to be terminated.

Note 14 – Professional Fees

•	Represents fees to professionals necessary to effectuate an orderly liquidation and wind down of the Company Entities.

•

Assumes professional fees of 2.5% of Gross Distributable Value, excluding cash, for the 12-month liquidation period. Fees could be significantly more or less depending on the complexity and length of the liquidation and wind-down process.

Note 15 – Trustee Fees

•	Trustee fees necessary to facilitate the sale of the Company Entities’ fleet and other assets are assumed to represent 3% of Gross Distributable Value.

Claims and Claim Recoveries

Note 16 – RCF Secured Claims

•	Represents the RCF Claims secured by Diamond Offshore Services Company’s 65% equity interest in DFAC.[2]

[2]

Pursuant to the Plan, the principal and unpaid accrued interest comprising the RCF Claims shall be Allowed in the amount of $444,691,711.18 as of the Petition Date, plus accrued and unpaid post-petition interest through the Effective Date pursuant to, and at the interest rates prescribed by the RCF Credit Agreement. The RCF Agent, for and on behalf of the RCF Lenders, maintains its assertion that the entire amount of the Allowed RCF Claims are fully secured. In addition, the RCF Agent, for and on behalf of the RCF Lenders, reserves all rights regarding (a) the Debtors’ valuation of the RCF Lenders’ collateral, (b) the Debtors’ bifurcation of the RCF Claims as partially secured and unsecured claims, (c) the RCF Agent’s and RCF Lenders’ right to argue the RCF Claims are fully secured, (d) the Debtors’ allocation and amount of administrative costs and the costs of liquidation, and (e) all of the RCF Agent’s and RCF Lenders’ respective rights, remedies, and defenses at law or in equity regarding the foregoing.

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Note 17 – Chapter 11 Administrative & Priority Claims

($ in millions)

Summary of Admin & Priority Claims

Administrative Claims
Postpetition Accounts Payable	$69
Accrued & Unpaid Professional Fees	22
Assumed Contract Claims	1
503(b)(9) Claims	2

Subtotal	$94

Priority Claims
Priority Tax Claims	$84

Total Admin & Priority Claims	$178

•

Postpetition Accounts Payable: represents the Debtors’ postpetition accounts payable and accrued expenses related to vendors that are assumed to be outstanding as of the Liquidation Date. Trade accounts payable obligations incurred during the wind-down period are not included in this balance, as they are assumed to be paid in the ordinary course.

•	Accrued & Unpaid Professional Fees: represents all accrued, unpaid restructuring professional fees and chapter 11 U.S. Trustee fees as of the Liquidation Date.

•	Assumed Contract Claims: represents claims associated with contracts, including real estate leases, which were assumed postpetition.

•	503(b)(9) Claims: represents claims related to goods delivered within 20 days of the Petition Date and not paid by the Debtors through vendor settlements prior to the Liquidation Date.

•

Priority Tax Claims: represents estimated Debtor and non-Debtor tax claims including ordinary course tax liabilities (income taxes, sales & use taxes), tax dispute claims and uncertain tax position liabilities incurred prior to the Liquidation Date, which are assumed to be outstanding as of the Liquidation Date. Tax obligations incurred during the wind-down period are not included in this balance, as they are assumed to be paid in the ordinary course.

Note 18 – General Unsecured Claims

($ in millions)

Summary of Unsecured Claims

General Unsecured Claims
U.S. Borrowings Under RCF Agreement	$237
Foreign Borrowings Under RCF Agreement	207
Senior Notes Claims	2,045
Contract Rejection Claims	141
Other Prepetition Debtor Claims & non-Debtor Liabilities	60

Total Unsecured Claims	$2,691

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•	U.S. and Foreign RCF Claims: represents the unsecured portion of foreign and domestic RCF borrowings.[3]

•	Claims relating to U.S. borrowings are asserted at Diamond Offshore Drilling, Inc. and the applicable guarantors of the U.S. borrowings;

•	Claims related to foreign borrowings are asserted at DFAC and the applicable guarantors of the foreign borrowings;

•	Unsecured deficiency claim asserted at Diamond Offshore Services Company; and

•

Unsecured RCF recoveries are calculated pro rata across the applicable borrowers and applicable guarantors. Any value in excess of the total RCF Claims at an applicable borrower or guarantor is allocated back to such entities pro rata based on their pro rata contribution to RCF recoveries.

•	Senior Notes Claims: represents principal balance and accrued interest outstanding as of the Petition Date related to various Senior Notes maturing in 2023 through 2043.

•	Contract Rejection Claims: represents claims associated with rejecting various contracts on the Liquidation Date including, but not limited to (a) the CSA and (b) the EFS BOP Contract.

•	Other Prepetition Debtor Claims & Non-Debtor Liabilities

•	Prepetition Trade Claims: estimated unpaid prepetition vendor claims at the conversion date.

•	Litigation Claims: outstanding prepetition, employment-related litigation claims as of the Liquidation Date.

•	Non-Debtor Liabilities: All Non-Debtor Affiliate general unsecured liabilities are assumed to be outstanding at the Liquidation Date.

•	Employee Obligations: total Supplemental Executive Retirement Plan claims resulting from termination of the plan on the Liquidation Date.

•	Letters of Credit: assumes the Diamond Offshore General Company letter of credit related to a customer performance bond is drawn on the Liquidation Date.

[3]

Pursuant to the Plan, the principal and unpaid accrued interest comprising the RCF Claims shall be Allowed in the amount of $444,691,711.18 as of the Petition Date, plus accrued and unpaid post-petition interest through the Effective Date pursuant to, and at the interest rates prescribed by the RCF Credit Agreement. The RCF Agent, for and on behalf of the RCF Lenders, maintains its assertion that the entire amount of the Allowed RCF Claims are fully secured. In addition, the RCF Agent, for and on behalf of the RCF Lenders, reserves all rights regarding (a) the Debtors’ valuation of the RCF Lenders’ collateral, (b) the Debtors’ bifurcation of the RCF Claims as partially secured and unsecured claims, (c) the RCF Agent’s and RCF Lenders’ right to argue the RCF Claims are fully secured, (d) the Debtors’ allocation and amount of administrative costs and the costs of liquidation, and (e) all of the RCF Agent’s and RCF Lenders’ respective rights, remedies, and defenses at law or in equity regarding the foregoing.

13

EXHIBIT G

FINANCIAL PROJECTIONS

Exhibit G

FINANCIAL PROJECTIONS1

The Debtors (and together with their Non-Debtor Affiliates, collectively, the “Company”) believe that the Plan meets the feasibility requirement set forth in section 1129(a)(11) of the Bankruptcy Code, as Confirmation is not likely to be followed by liquidation or the need for further financial reorganization of the Debtors or any successor under the Plan. In connection with the planning and development of a plan of reorganization and for the purposes of determining whether such plan would satisfy this feasibility standard, the Debtors analyzed their ability to satisfy their financial obligations while maintaining sufficient liquidity and capital resources.

In connection with the Disclosure Statement, the Company’s management team (“Management”), with the assistance of the Company’s advisors, developed financial projections (the “Financial Projections”). The Financial Projections were prepared by Management and are based on a number of assumptions made by Management, within the bounds of their knowledge of their business and operations, with respect to the future performance of the Company’s operations. Although Management has prepared the Financial Projections in good faith and believes the assumptions to be reasonable, there can be no assurance that such assumptions will be realized.

The Company does not, as a matter of course, publish its business plans or strategies, projections or anticipated financial position. Accordingly, the Company does not anticipate that it will, and disclaims any obligation to, furnish updated business plans or Financial Projections to holders of Claims or other parties in interest going forward, or to include such information in documents required to be filed with the SEC or otherwise make such information public, unless required to do so by the SEC or other regulatory bodies.

The Company has prepared the Financial Projections based on information available to it, including information derived from public sources that have not been independently verified. No representation or warranty, expressed or implied, is provided in relation to fairness, accuracy, correctness, completeness, or reliability of the information, opinions, or conclusions expressed herein.

THESE FINANCIAL PROJECTIONS WERE NOT PREPARED WITH A VIEW TOWARD COMPLIANCE WITH PUBLISHED GUIDELINES OF THE SEC OR GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS FOR PREPARATION AND PRESENTATION OF PROSPECTIVE FINANCIAL INFORMATION.

ALTHOUGH MANAGEMENT HAS PREPARED THE FINANCIAL PROJECTIONS IN GOOD FAITH AND BELIEVES THE ASSUMPTIONS TO BE REASONABLE, IT IS IMPORTANT TO NOTE THAT NEITHER THE DEBTORS NOR THE REORGANIZED DEBTORS CAN PROVIDE ANY ASSURANCE THAT SUCH ASSUMPTIONS WILL BE

[1]

Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Disclosure Statement, to which these Financial Projections are attached as Exhibit G, or the Plan attached to the Disclosure Statement as Exhibit A.

1

REALIZED. AS DESCRIBED IN DETAIL IN THE DISCLOSURE STATEMENT, A VARIETY OF RISK FACTORS COULD AFFECT THE RESULTS AND MUST BE CONSIDERED. ACCORDINGLY, THE FINANCIAL PROJECTIONS SHOULD BE REVIEWED IN CONJUNCTION WITH A REVIEW OF THE DISCLOSURE STATEMENT AND THE ASSUMPTIONS DESCRIBED HEREIN, INCLUDING ALL RELEVANT QUALIFICATIONS AND FOOTNOTES.

The Financial Projections contain certain forward-looking statements, all of which are based on various estimates and assumptions. Such forward looking statements are subject to inherent uncertainties and to a wide variety of significant business, economic, and competitive risks, including those summarized herein. When used in the Financial Projections, the words, “anticipate,” “believe,” “estimate,” “will,” “may,” “intend,” “expect,” and similar expressions should be generally identified as forward-looking statements. Although the Company believes that its plans, intentions, and expectations reflected in the forward-looking statements are reasonable, it cannot be sure that they will be achieved. These statements are only predictions and are not guarantees of future performance or results. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by a forward-looking statement. All forward-looking statements attributable to the Company or Persons or Entities acting on its behalf are expressly qualified in their entirety by the cautionary statements set forth herein. Forward-looking statements speak only as of the date on which they are made. Except as required by law, the Company expressly disclaims any obligation to update any forward-looking statement, whether because of new information, future events, or otherwise.

The Financial Projections should be read in conjunction with the assumptions, qualifications, and explanations set forth in the Disclosure Statement and the Plan in their entirety as well as the notes and assumptions set forth below.

The Financial Projections are subject to inherent risks and uncertainties, most of which are difficult to predict and many of which are beyond Management’s control. Although Management believes these assumptions are reasonable under the circumstances, such assumptions are subject to significant uncertainties. Additional information regarding these uncertainties are described in Article XI of the Disclosure Statement. Should one or more of the risks or uncertainties referenced in the Disclosure Statement occur, or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in the Financial Projections. Further, new factors could cause actual results to differ materially from those described in the Financial Projections, and it is not possible to predict all such factors, or to the extent to which any such factor or combination of factors may cause actual results to differ from those contained in the Financial Projections. The Financial Projections herein are not, and must not be viewed as, a representation of fact, prediction or guaranty of the Company’s future performance.

2

Accounting Policies

The Financial Projections have been prepared using accounting policies that are consistent with those applied in the Company’s historical financial statements.

Upon emergence from chapter 11, the Company will implement “fresh start” reporting pursuant to Accounting Standards Codification (“ASC”) Topic 852, “Reorganization.” The main principles of fresh start reporting require that the reorganization value of the emerging entity be allocated to all of the entity’s assets and liabilities in accordance with the guidance in ASC Topic 805, “Business Combinations.” Any portion of the reorganization value not attributable to specific tangible or identifiable intangible assets or liabilities of the emerging entity is required to be reported as goodwill. The Financial Projections may not reflect all the adjustments necessary to implement fresh start reporting.

Summary of Significant Assumptions

Management, with the assistance of the Company’s professionals, including their financial advisors, prepared the Financial Projections for 2021 to 2024. The Financial Projections are based on a number of assumptions with respect to the future performance of the Company’s operations. Although these Financial Projections have been prepared in good faith and are believed to be reasonable, it is important to note that the Company can provide no assurance that such assumptions will be realized. As described in detail in Article XI of the Disclosure Statement, a variety of risk factors could affect the Company’s financial results and should be considered. The Financial Projections should be reviewed in conjunction with a review of these assumptions, including the qualifications and footnotes set forth herein.

General Assumptions

The Company operates on a calendar year and the Financial Projections assume that the Effective Date will be April 30, 2021 and that the Company will continue to conduct its post-emergence operations substantially similar to its current businesses. In addition, the Financial Projections take into account the current market environment in which the Company competes, including many economic and financial forces that are beyond the control of the Company and Management.

The Company is an offshore drilling contractor providing worldwide offshore drilling services to the oil and gas industry. The Company’s primary business is the ownership and operation of drillships and semi-submersible rigs for operations in mid, deep, and ultra-deepwater areas, in benign and harsh environments. Drilling units are contracted primarily on a dayrate basis to drill wells for a customer base that includes major and independent oil and gas companies and government-owned oil companies.

The Company’s regular budget process is led by Management, with input from the corporate Financial Planning & Analysis (“FP&A”) team. The FP&A team collaborates with relevant operational leadership to develop the operational and financial projections for each of the key drivers of the business. Key drivers include customer contract assumptions, forecast dayrates, capital investments, operational initiatives, and historical trends. These inputs are projected by rig and summarized into a consolidated financial view that is reviewed by the senior leadership team and ultimately presented to the Board.

3

Risk Factors

The Financial Projections are subject to inherent risks and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control. Many factors could cause actual results, performance, or achievements to differ materially from any future results, performance, or achievements expressed or implied by these forward-looking statements. Accordingly, the Financial Projections should be reviewed in conjunction with a review of the risk factors set forth in Article XI of the Disclosure Statement and the assumptions described herein.

Projected Income Statement

“Adjusted EBITDA” is defined as earnings before interest, tax, depreciation, amortization and impairment, adjusted to exclude restructuring charges and certain other non-recurring expenses. Adjusted EBITDA is a key measure of the Company’s operational performance, and Management uses Adjusted EBITDA consistently for all purposes, including internal reporting and the evaluation of business objectives, opportunities, and performance. Adjusted EBITDA is not a measure of financial performance under Generally Accepted Accounting Principles (“GAAP”) and should not be considered as a substitute for measures of financial performance prepared in accordance with GAAP.

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4

Diamond Offshore Drilling, Inc. (Consolidated)

Projected Income Statement (Unaudited)

	Fiscal Year End
($ in millions)	Notes	2021	2022	2023	2024
Operating revenues	[1]	$714.5	$792.4	$946.7	$968.1
Operating expenses	[2]	(609.1)	(645.5)	(625.4)	(681.2)
General and administrative	[3]	(128.1)	(48.8)	(49.6)	(50.1)

EBITDA		(22.7)	98.1	271.6	236.8

Adjustments for restructuring and non-recurring items	[4]	88.7	15.0	15.0	20.0

Adjusted EBITDA		66.0	113.1	286.6	256.8

Total depreciation, amortization and impairment	[5]	(309.1)	(298.4)	(290.4)	(286.2)

Adjusted net income (loss) before interest and tax		(243.1)	(185.3)	(3.7)	(29.4)
Restructuring and non-recurring items	[4]	(88.7)	(15.0)	(15.0)	(20.0)
Interest expense	[6]	(18.8)	(31.6)	(30.1)	(25.0)

Income (loss) before income tax (expense) benefit		(350.6)	(231.9)	(48.8)	(74.3)

Income tax (expense) benefit	[7]	3.0	(4.0)	(0.7)	(2.4)

Net income (loss)		$(347.6)	$(235.8)	$(49.5)	$(76.8)

Notes to Projected Income Statement

1. Operating Revenues

Operating revenues are forecast for the fleet based on expected dayrates, utilization, and operating efficiency for existing contracts and future anticipated contracts. The Company commissioned a report from a third party with respect to estimates on prevailing dayrates and utilization for the fleet through 2024. As existing contract terms expire for certain rigs, these estimates are used to project the revenues on future anticipated contracts. Revenues also include reimbursable operating expenses.

2. Operating Expenses

Operating expenses (“Opex”) are forecast based on historical daily offshore operating costs and expected utilization of the fleet based on current contracts and projections related to future anticipated contracts. Expenses are projected on a daily basis and based on the type of rig, both for rigs under contract and for stacked rigs. Opex savings are reflected in relation to ongoing cost reduction initiatives and the proposed rejection of the CSA (the “CSA Rejection”). Opex include certain contingency expenses, as well as indirect and shorebase expenses associated with the corporate overhead.2

[2]

As set forth in the Plan, the Debtors are seeking to implement the PCbtH Settlement that, subject to obtaining the necessary Bankruptcy Court and stakeholder approvals, provides for the Debtors’ assumption of the Amended PCbtH Contracts, including the Amended CSA. If the PCbtH Settlement is consummated, the Debtors estimate the net impact to the Debtors’ Projected Consolidated Cash Flow Statement and Projected Income Statement is a cash flow increase of approximately $2.4 million and an EBITDA decrease of approximately $47.1 million, respectively, in the aggregate during the projection period. The EBITDA variance is driven by a shift in cash costs from capital expenditures for spare parts that flow through the income statement as depreciation and amortization versus CSA payments, accounted for as operating expense, to cover the provision of such parts.

5

3. General and Administrative

General and administrative (“G&A”) expenses are primarily comprised of labor costs, consulting, professional fees, and other expenses, including those related to the Company’s Restructuring.

4. Restructuring and Non-Recurring Items

Adjustments to EBITDA comprise certain contingency expenses and restructuring expenses, included in Opex and G&A respectively, which are considered non-recurring in nature.

5. Depreciation, Amortization, and Impairment

Depreciation, amortization, and impairment reflects the forecast depreciation and amortization of the existing fleet, rig equipment and other property, and equipment assets based on current net book values.

6. Interest Expense

Interest expense post-emergence is forecast based on the Company’s proposed capital structure, as more fully described in the Plan and the exhibits thereto.

7. Income Tax

Corporate income taxes are projected based on the Company’s existing organizational structure.

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6

Diamond Offshore Drilling, Inc. (Consolidated)

Projected Pro Forma Consolidated Balance Sheet at Emergence (Unaudited)

	Pro Forma Balance Sheet
($ in millions)	Notes		Predecessor Forecast 4/30/2021	Reorg Adjustments	Fresh Start Adjustments	Successor Pro-Forma 4/30/2021
ASSETS
Current assets
Cash and cash equivalents	[1	]	$293.3	$(218.3)	$—	$75.0
Accounts receivable, net of allowance for bad debts			132.7	—	—	132.7
Prepaid expenses and other current assets			61.0	—	—	61.0
Assets held for sale			1.0	—	—	1.0

Total current assets			487.9	(218.3)	—	269.7
Drilling and other property and equipment, net of accumulated depreciation			4,196.6	—	—	4,196.6
Other assets	[2]		212.5	(8.3)	—	204.2
Fresh start adjustment	[3]		—	—	(3,066.6)	(3,066.6)

Total assets			$4,897.1	$(226.6)	$(3,066.6)	$1,603.9

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable			$86.6	$—	$—	$86.6
Accrued liabilities	[4]		189.7	(34.8)	—	154.9
Taxes payable			22.5	—	—	22.5

Total current liabilities			298.7	(34.8)	—	263.9
Revolving credit facility			—	155.1	—	155.1
Term loan facility			—	100.0	—	100.0
First lien notes			—	84.9	—	84.9

Total long-term debt	[5]		—	340.0	—	340.0
Deferred tax liability			30.6	—	—	30.6
Other liabilities			104.3	—	—	104.3
Liabilities subject to compromise	[6]		2,648.5	(2,648.5)	—	—

Total liabilities			$3,082.2	$(2,343.3)	$—	$738.9

Shareholders’ equity	[7]		$1,814.9	$2,116.7	$(3,066.6)	$865.0

Total liabilities and shareholders’ equity			$4,897.1	$(226.6)	$(3,066.6)	$1,603.9

Notes to Projected Pro Forma Consolidated Balance Sheet

The pro forma balance sheet adjustments contained herein account for (i) the Restructuring and related adjustments pursuant to the Plan and (ii) the estimated impact from the implementation of fresh start accounting pursuant to ASC Topic 852, “Reorganization.”

The Company has not yet completed its fresh start reporting analysis. However, for purposes of preliminary fresh start reporting, the Financial Projections incorporate estimates of the effect of fresh start reporting, which is based upon an estimated Equity Value of $865 million. The reorganized value ultimately used by the Company in implementing fresh start reporting may differ from this estimate. Likewise, the Company’s allocation of the reorganized value to individual assets and liabilities is dependent upon the formal implementation of fresh start reporting and could result in material differences to the values included in these Financial Projections. For the purposes of estimating, on a preliminary basis, the impact of fresh start accounting, the Company has assumed that the book value of all assets approximates fair market value. Reorganization value that differs from liabilities and tangible assets is shown as a change in the “Fresh Start Adjustment”. The Company has not estimated the change in deferred tax assets or liabilities that may result from the Restructuring.

7

1. Cash and Cash Equivalents

Reflects the funding of the Company’s minimum cash balance and payments made pursuant to the Plan. RCF Cash Paydown is subject to finalizing the amount of post-petition interest due to Holders of RCF Claims on the Effective Date in accordance with the Plan.

2. Other Assets

Reflects the release of funds previously held as restricted cash in relation to cash collateralized letters of credit.

3. Fresh Start Adjustment

The projected change in the book value of the post-emergence Company’s assets to be allocated via fresh start accounting.

4. Accrued Liabilities

Reflects the net change in certain accrued liabilities, including: payment of accrued professional fees associated with the Restructuring; payment of the Deferred Payment; and reinstatement of certain liabilities from liabilities subject to compromise.

5. Long-Term Debt

Assumed indebtedness outstanding under the Exit Facilities, including approximately $3.5 million Exit Revolving Credit Facility Commitment Fee and $9.9 million Exit Notes Commitment Premium.

6. Liabilities Subject to Compromise

All prepetition debt and liabilities subject to compromise will be settled pursuant to and in accordance with the terms of the Plan.

7. Shareholders’ Equity

Reflects the Equity Value of the Company as set forth in the Valuation Analysis attached as Exhibit E to the Disclosure Statement and net adjustments resulting from completion of the Restructuring and the estimated impact of fresh start reporting.

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8

Diamond Offshore Drilling, Inc. (Consolidated)

Projected Consolidated Balance Sheet (Unaudited)

	Fiscal Year End
($ in millions)	Notes	2021	2022	2023	2024
Current assets
Cash and cash equivalents		$75.9	$76.0	$75.7	$75.5
Accounts receivable	[1]	173.2	178.4	201.3	198.9
Other current assets	[1]	62.0	62.0	62.0	62.0

Total current assets		311.1	316.3	339.0	336.4

Fixed assets
Drilling units	[2]	4,026.5	3,842.4	3,643.5	3,484.7
Other non-current assets		204.2	204.2	204.2	204.2
Fresh start adjustment		(3,066.6)	(3,066.6)	(3,066.6)	(3,066.6)

Total fixed assets		1,164.1	980.0	781.1	622.3

Total assets		$1,475.2	$1,296.4	$1,120.1	$958.7

Total current liabilities	[1]	$195.8	$167.8	$156.0	$166.4

Non-current liabilities
Revolving credit facility		211.1	296.1	181.1	86.1
Term loan facility		100.0	100.0	100.0	100.0
First lien notes		84.9	84.9	84.9	84.9
Long-term interest bearing debt	[3]	396.0	481.0	366.0	271.0
Other non-current liabilities		135.0	135.0	135.0	135.0
Total non-current liabilities		530.9	615.9	500.9	405.9

Total liabilities		$726.7	$783.7	$656.9	$572.3

Shareholder’s equity	[3]	$748.4	$512.6	$463.1	$386.4

Total liabilities and shareholder’s equity		$1,475.2	$1,296.4	$1,120.1	$958.7

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9

Diamond Offshore Drilling, Inc. (Consolidated)

Projected Consolidated Cash Flow Statement (Unaudited)

		May - Dec	Fiscal Year End
($ in millions)	Notes	2021	2022	2023	2024
Operating activities
Net income (loss)		$(116.6)	$(235.8)	$(49.5)	$(76.8)
Depreciation and amortization		206.9	298.4	290.4	286.2
Change in working capital	[1]	(108.7)	(33.1)	(34.7)	12.8

Total cash flow from operating activities		(18.3)	29.4	206.2	222.3

Investing activities
Capital expenditures	[2]	(36.8)	(114.3)	(91.5)	(127.5)
Proceeds from disposition of assets, net		—	—	—	—

Total cash flow from investing activities		(36.8)	(114.3)	(91.5)	(127.5)

Financing activities
Proceeds / (repayment) of long-term debt, net	[3]	56.0	85.0	(115.0)	(95.0)

Total cash flow from financing activities		56.0	85.0	(115.0)	(95.0)

Net increase (decrease) in cash		$0.9	$0.1	$(0.3)	$(0.2)

Cash and cash equivalents beginning of period		75.0	75.9	76.0	75.7
Cash and cash equivalents end of period	[3]	75.9	76.0	75.7	75.5

Notes to Projected Balance Sheet and Projected Cash Flow Statement

1. Working Capital

The Financial Projections assume the post-emergence Company’s working capital accounts, including accounts receivables, accounts payable and others, continue to perform according to the historical relationships with respect to revenue and expense activity.

2. Capital Expenditures and Drilling Units

Capital expenditures (“Capex”) are forecast with consideration of in progress and upcoming capital investment requirements for the Company’s rigs and other property and equipment assets. Capex primarily relates to sustaining rig assets to requisite standards, as well as capital required for customer-related upgrades and other shipyard projects and repairs, including the requirements of special periodic surveys on each rig. Incremental Capex resulting from the CSA Rejection are also included. Capex also includes capitalized corporate costs, including certain information technology expenditures required to maintain systems, equipment, software, and processes. Drilling units does not reflect potential impairment of the Ocean Valor.3

[3]

As set forth in the Plan, the Debtors are seeking to implement the PCbtH Settlement that, subject to obtaining the necessary Bankruptcy Court and stakeholder approvals, provides for the Debtors’ assumption of the Amended PCbtH Contracts, including the Amended CSA. If the PCbtH Settlement is consummated, the Debtors estimate the net impact to the Debtors’ Projected Consolidated Cash Flow Statement and Projected Income Statement is a cash flow increase of approximately $2.4 million and an EBITDA decrease of approximately $47.1 million, respectively, in the aggregate during the projection period. The EBITDA variance is driven by a shift in cash costs from capital expenditures for spare parts that flow through the income statement as depreciation and amortization versus CSA payments, accounted for as operating expense, to cover the provision of such parts.

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3. Capital Structure

The Financial Projections reflect the following with respect to the Company’s capital structure as of the Effective Date:

•

$151.6 million in aggregate principal amount drawn, plus approximately $3.5 million Exit Revolving Credit Facility Commitment Fee, under a first lien, first out Exit Revolving Credit Facility, terminating 2026, with cash pay interest expense of 5.3%.

•	$100 million in aggregate principal amount of a first lien, last out Exit Term Loan Facility with no amortization, maturing 2027, with cash pay interest expense of 7%.

•	$75 million in aggregate principal amount, plus $9.9 million Commitment Premium, of first lien, last out Exit Notes due 2027 with cash pay interest expense of 9%.

•	$865 million Equity Value upon emergence on April 30, 2021.

•	Drawings and repayments on the Exit Facilities in increments of $1 million required to maintain a cash and cash equivalents balance in excess of $75 million.

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EXHIBIT H

RIGHTS OFFERINGS PROCEDURES

DIAMOND OFFSHORE DRILLING, INC.

RIGHTS OFFERING PROCEDURES1

To Eligible Holders and Nominees of Eligible Holders:

The Plan (as defined below) provides for the Debtors to conduct the Primary Rights Offering and the Delayed Draw Rights Offering (collectively, the “Rights Offerings”) pursuant to which certain holders of Senior Notes Claims may acquire New First Lien Notes and New Diamond Common Shares (each as defined below) (collectively, the “Rights Offering Stapled Securities”).

These Rights Offering Procedures relate to the Rights Offerings for the Rights Offering Stapled Securities, which will be issued in reliance on the exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”) provided by Section 1145 of the Bankruptcy Code to the maximum extent possible and, to the extent such exemption is unavailable, will be issued solely to qualified holders in reliance on the exemption provided by Section 4(a)(2) under the Securities Act and Regulation D promulgated thereunder, or another available exemption, as applicable.

The subscription and issuance of the Unsubscribed Primary Stapled Securities (as defined below), if applicable, and the Unsubscribed Delayed Draw Stapled Securities (as defined below), if applicable, by and to the applicable Commitment Parties pursuant to the Backstop Agreement will be made in reliance on the exemption from registration provided by Section 4(a)(2) under the Securities Act or another available exemption from registration under the Securities Act, as applicable. The issuance of the Commitment Premiums to the applicable Commitment Parties pursuant to the Backstop Agreement will be made in reliance on the exemption from registration under the Securities Act provided by Section 1145 of the Bankruptcy Code. For the avoidance of doubt, the Unsubscribed Primary Stapled Securities and the Unsubscribed Delayed Draw Stapled Securities will be subscribed for pursuant to separate private arrangements/agreements and not pursuant to these Rights Offering Procedures.

You should read these Rights Offering Procedures in their entirety; key provisions are highlighted below:

•

Pursuant to the Plan, each holder of Senior Notes Claims as of the Subscription Commencement Date, as defined below (collectively, the “Eligible Holders”) shall have the right, but not the obligation, to (a) participate in the Primary Rights Offering to subscribe for its pro rata portion of the Primary Rights Offering Stapled Securities at the Subscription Price (as defined below) and (b) participate in the Delayed Draw Rights Offering to commit to purchase, subject to the Delayed Draw Subscription Agreements, its pro rata portion of the Delayed Draw Rights Offering Stapled Securities (together, such

[1]

Capitalized terms used and not defined herein shall have the meaning ascribed to them in the Debtors’ Second Amended Joint Chapter 11 Plan of Reorganization of Diamond Offshore Drilling, Inc. and Its Debtor Affiliates, dated February 26, 2021 (as may be amended from time to time in accordance with its terms, the “Plan”) or the Backstop Agreement (as defined in the Plan).

(cont’d)

rights the “Subscription Rights”); provided that pursuant to and in accordance with the Backstop Agreement, the Commitment Parties[2] (in their capacities as Eligible Holders) must exercise all of their Subscription Rights in full, including with respect to their allocations of Unsubscribed Rights Offering Primary Stapled Securities and Unsubscribed Delayed Draw Stapled Securities, at or prior to the Rights Offering Expiration Time, and will pay their respective aggregate Subscription Amount (as defined below) pursuant to the Backstop Agreement.[3] If you exercise your Subscription Rights in connection with the Primary Rights Offering, you will have to deliver the Subscription Form, PAY the Subscription Price in connection with such exercise, and arrange for the underlying Senior Notes to be tendered in accordance with the procedures described below. If you exercise your Subscription Rights in connection with the Delayed Draw Rights Offering, you will have to deliver the Delayed Draw Subscription Agreement and arrange for the underlying Senior Notes to be tendered in accordance with the procedures described below. There will be no over-subscription privilege in connection with the Rights Offerings.

•

Eligible Holders are not required to exercise any of their Subscription Rights (unless they are party to, and in accordance with, the Backstop Agreement), but they may if they wish to do so and they follow the required procedures.

•

Additional information regarding the Rights Offerings is provided in this document, in the Subscription Form and the Delayed Draw Subscription Agreement enclosed with this document. Eligible Holders should carefully review this document, the Subscription Form and the Delayed Draw Subscription Agreement in their entirety.

The Rights Offering Stapled Securities distributed and issued pursuant to these Rights Offering Procedures are being issued and distributed by the Company pursuant to the Rights Offerings without registration under the Securities Act, in reliance upon the exemption from registration provided by Section 1145 of the Bankruptcy Code to the maximum extent possible and, to the extent such exemption is unavailable, are being issued solely to qualified holders in reliance on the exemption provided by Section 4(a)(2) under the Securities Act and Regulation D promulgated thereunder, or another available exemption, as applicable.

The offer and sale of the Subscription Rights or the Rights Offering Stapled Securities issuable upon exercise of such Subscription Rights distributed pursuant to these Rights Offering Procedures have not been nor will be registered under the Securities Act, nor any state or local law requiring registration for offer and sale of a security.

The Subscription Rights corresponding to the Senior Notes Claims will trade together with the underlying Senior Notes Claims and be evidenced by the underlying Senior Notes Claims, until the Rights Offering Expiration Time, subject to such limitations, if any, that would be applicable to the transferability of the underlying Senior Notes.

[2]

“Commitment Parties” are the parties to the Backstop Agreement who have committed to subscribe for the Unsubscribed Stapled Securities. Certain provisions of the Rights Offering Procedures are separately applicable to these parties.

[3]	Commitment Parties that are exercising Subscription Rights with respect to Senior Notes Claims must arrange to have their Senior Notes tendered through the designated envelope on ATOP.

2

The exercise of the Subscription Rights once made cannot be revoked after the Rights Offering Expiration Time unless the Rights Offerings are terminated. No transfer of the Senior Note Claims corresponding to Subscription Rights that have been exercised will be recognized, unless the Rights Offerings have been terminated. Senior Notes that have been tendered cannot be withdrawn, and therefore cannot be transferred, unless the Rights Offerings have been terminated.

The Disclosure Statement (as defined below) is being distributed in connection with the Debtors’ solicitation of votes to accept or reject the Plan and sets forth important information, including risk factors, that should be carefully read and considered by each Eligible Holder prior to making a decision to participate in the Rights Offerings. An electronic copy of the Disclosure Statement is available on the Debtors’ restructuring website at https://cases.primeclerk.com/diamond/.

The Rights Offerings are being conducted by the Debtors in good faith and in compliance with the Bankruptcy Code. In accordance with section 1125(e) of the Bankruptcy Code, a debtor or any of its agents that participate, in good faith and in compliance with the applicable provisions of the Bankruptcy Code, in the offer, issuance, sale, or purchase of a security offered or sold under the plan of the debtor, or an affiliate participating in a joint plan with the debtor, or of a newly organized successor to the debtor under the plan, is not liable, on account of such participation, for violation of any applicable law, rule, or regulation governing the offer, issuance, sale or purchase of securities.

The distribution or communication of these Rights Offering Procedures and the issuance of the Rights Offering Stapled Securities in certain jurisdictions may be restricted by Law. No action has been taken or will be taken to permit the distribution or communication of these Rights Offering Procedures in any jurisdiction where any action for that purpose may be required. Accordingly, these Rights Offering Procedures may not be distributed or communicated, and the Rights Offering Stapled Securities may not be subscribed for or issued, in any jurisdiction except in circumstances where such distribution, communication, subscription or issuance would comply with all applicable Laws without the need for the Issuers to take any action or obtain any consent, approval or authorization therefor, except for any notice filings required under U.S. federal and applicable state securities Laws. Further, the Company’s securities have not been approved or disapproved by the U.S. Securities and Exchange Commission or any other state securities commission or any other regulatory or governmental authority, nor have any of the foregoing passed upon the accuracy or adequacy of the information presented, and any representation to the contrary is a criminal offense.

To the extent any New Diamond Common Shares are issued to an Eligible Holder pursuant to the Rights Offerings in reliance on the exemption from registration provided by Section 4(a)(2) under the Securities Act or another available exemption, each certificate evidencing such New Diamond Common Shares and each certificate issued in exchange for or upon

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the transfer, sale or assignment of any such securities, shall be stamped or otherwise imprinted with a legend (the “Share Legend”) in substantially the following form:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED ON [DATE OF ISSUANCE], AND THE OFFER AND SALE OF THE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY OTHER APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN AVAILABLE EXEMPTION FROM REGISTRATION THEREUNDER AND APPLICABLE STATE SECURITIES LAWS.

To the extent any uncertificated New Diamond Common Shares are issued to an Eligible Holder pursuant to the Rights Offerings in reliance on the exemption from registration provided by Section 4(a)(2) under the Securities Act or another available exemption, such New Diamond Common Shares shall be subject to a restrictive notation substantially similar to the Share Legend in the stock ledger or other appropriate records maintained by the Parent Issuer or agent and the term “Share Legend” shall include such restrictive notation.

To the extent any New First Lien Notes are issued to an Eligible Holder pursuant to the Rights Offerings in reliance on the exemption from registration provided by Section 4(a)(2) under the Securities Act or another available exemption, each certificate evidencing such New First Lien Notes and each certificate issued in exchange for or upon the transfer, sale or assignment of any such securities, shall be stamped or otherwise imprinted with a legend (the “Note Legend”) in substantially the following form:

THE OFFER AND SALE OF THIS NEW FIRST LIEN NOTE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY OTHER APPLICABLE STATE SECURITIES LAWS, AND THIS NEW FIRST LIEN NOTE MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN AVAILABLE EXEMPTION FROM REGISTRATION THEREUNDER AND APPLICABLE STATE SECURITIES LAWS.

To the extent any uncertificated New First Lien Notes are issued to an Eligible Holder pursuant to the Rights Offerings in reliance on the exemption from registration provided by Section 4(a)(2) under the Securities Act or another available exemption, such New First Lien Notes shall be subject to a restrictive notation substantially similar to the Note Legend in the ledger or other appropriate records maintained by the Subsidiary Issuer or agent and the term “Note Legend” shall include such restrictive notation.

In any member state of the European Economic Area (the “EEA”) or the United Kingdom (each, a “Relevant State”), these Rights Offering Procedures are only addressed to and only directed at qualified investors in that Relevant State within the meaning of the

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Regulation (EU 2017/1129 (as retained pursuant to the European Union (Withdrawal) Act 2018 in the United Kingdom) (the “Prospectus Regulation”). Qualified investors (as defined in the Prospectus Regulation) in the EEA shall be referred to as “Permitted EU Persons.” These Rights Offering Procedures have been prepared on the basis that all offers to the public of Rights Offering Stapled Securities within a Relevant State will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offer of securities. Accordingly, any person making or intending to make any subscription for Rights Offering Stapled Securities within any Relevant State should only do so in circumstances in which no obligation arises to publish a prospectus or a supplement to a prospectus under the Prospectus Regulation for such offer to the public. In relation to each Relevant State, no offer of the Rights Offering Stapled Securities or the Subscription Rights may be made to the public at any time other than pursuant to an exemption under the Prospectus Regulation. None of Diamond Offshore Drilling, Inc., its affiliates or any persons acting on their behalves has authorized, nor do they authorize, the making of any offer of Rights Offering Stapled Securities through any financial intermediary, other than as may be contemplated herein. For the purposes of this provision, the expression an “offer to the public” in relation to any Rights Offering Stapled Securities in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any Rights Offering Stapled Securities to be offered so as to enable an investor to decide to purchase or subscribe for any Rights Offering Stapled Securities.

These Rights Offering Procedures have not been approved by an authorized person for the purposes of section 21 of the United Kingdom’s Financial Services and Markets Act 2000 (as amended) (the “FSMA”). In the United Kingdom, distribution of these Rights Offering Procedures is exempt from the restriction in Section 21 of the FSMA on the basis of Article 43 of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “FPO”). Accordingly, the Rights Offering Procedures are not being distributed to, and must not be passed on to, the general public in the United Kingdom. In the United Kingdom, these Rights Offering Procedures are being distributed only to, and any offer or invitation contained in these Rights Offering Procedures is directed only at, persons who are qualified investors (as defined in the Prospectus Regulation) and who are (i) investment professionals within the meaning of Article 19(5) of the FPO and/or (ii) high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the FPO (all such persons together being referred to as “relevant persons” or “Permitted UK Persons”). Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in these Rights Offering Procedures or use it as the basis for taking any action. In the United Kingdom, any investment or investment activity that these Rights Offering Procedures relate to may be made or taken exclusively by relevant persons.

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Eligible Holders should note the following times relating to the Rights Offerings:

Date	Calendar Date	Event
Subscription Commencement Date	5:00 p.m. New York City Time on March [●], 2021	Commencement of the Rights Offerings and the first date on which Eligible Holders may exercise Subscription Rights.

Rights Offering Expiration Time	5:00 p.m. New York City Time on March 30, 2021	The deadline for Eligible Holders to exercise Subscription Rights and subscribe for Rights Offering Stapled Securities.

For All Eligible Holders Participating in the Primary Rights Offering

Eligible Holders must deliver their subscription form with accompanying IRS Form W-9 or appropriate IRS Form W-8, as applicable (the “Subscription Form”) (and/or any other form of instruction required by their Nominee) to their Nominees in sufficient time to allow such Nominee to deliver the relevant Senior Notes through ATOP (as defined below) at or prior to the Rights Offering Expiration Time. Eligible Holders who hold Senior Notes through a Nominee are urged to consult with their Nominees to determine the necessary deadline to return their Subscription Form (and/or any other form of instruction required by their Nominee) to their Nominee.

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Date	Calendar Date	Event
For All Non-Commitment Parties

Eligible Holders who are not Commitment Parties and who elect to participate in the Primary Rights Offering must deliver the aggregate Subscription Price for their Primary Rights Offering Stapled Securities no later than the Rights Offering Expiration Time. Eligible Holders who are not Commitment Parties are encouraged to coordinate payment of the Subscription Price for Primary Rights Offering Stapled Securities subscribed for in the Rights Offerings through their Nominees.

Eligible Holders who are not Commitment Parties and who elect to participate in the Delayed Draw Rights Offering must deliver the executed Delayed Draw Subscription Agreements to commit to purchase the Delayed Draw Rights Offering Stapled Securities at or prior to the Rights Offering Expiration Time.

For Commitment Parties Only:

Eligible Holders who are Commitment Parties must arrange for their notes to be tendered into the appropriate envelope on ATOP) so that the Nominee and the Rights Offering Subscription Agent will receive confirmation that payment for their Primary Rights Offering Stapled Securities does not have to be made at or prior to the Rights Offering Expiration Time. Eligible Holders who are Commitment Parties shall not be required to pay their respective aggregate Subscription Price for their Primary Rights Offering Stapled Securities until the Escrow Funding Date in accordance with the terms of the Backstop Agreement.

On February 26, 2021, the Debtors filed the Plan and the Disclosure Statement for the Second Amended Joint Chapter 11 Plan of Reorganization of Diamond Offshore Drilling, Inc. and Its Debtor Affiliates (as may be amended from time to time in accordance with its terms, the “Disclosure Statement”).

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The Rights Offerings

Pursuant to the Plan, each Eligible Holder (other than a Commitment Party) will have the right, but not the obligation, to participate in the Rights Offerings in respect of their Subscription Rights for the Rights Offering Stapled Securities; provided, however, that Eligible Holders that are Commitment Parties must exercise their Subscription Rights pursuant to the Backstop Agreement. The parties entitled to participate in the Rights Offerings are holders of Senior Notes Claims as of the Subscription Commencement Date (the “Eligible Holders”).

Allocation of Rights Offering Stapled Securities

Subject to the terms and conditions set forth in the Plan, the Backstop Agreement, these Rights Offering Procedures, the Subscription Form and the Delayed Draw Subscription Agreement:

(a)    each 2023 Notes Eligible Holder that holds 2023 Notes is entitled to participate (i) in the Primary Rights Offering to subscribe for its pro rata share of $5,826,894 aggregate principal amount of New First Lien Notes and New Diamond Common Shares representing approximately 1.52% of the total New Diamond Common Shares outstanding on the Effective Date (subject to dilution by the New Warrants and the MIP Equity Shares) at an aggregate subscription price of $5,826,894 (the “2023 Notes Primary Rights Offering Stapled Securities Allocation”) and (ii) in the Delayed Draw Rights Offering to commit to purchase its pro rata share of $2,719,217 aggregate principal amount of New First Lien Notes and New Diamond Common Shares representing approximately 0.71% of the total New Diamond Common Shares outstanding on the Effective Date (subject to dilution by the New Warrants and the MIP Equity Shares);

(b)    each 2025 Notes Eligible Holder that holds 2025 Notes is entitled to participate (i) in the Primary Rights Offering to subscribe for its pro rata share of $11,639,580 aggregate principal amount of New First Lien Notes and New Diamond Common Shares representing approximately 3.05% of the total New Diamond Common Shares outstanding on the Effective Date (subject to dilution by the New Warrants and the MIP Equity Shares) at an aggregate subscription price of $11,639,580 (the “2025 Notes Primary Rights Offering Stapled Securities Allocation”) and (ii) in the Delayed Draw Rights Offering to commit to purchase its pro rata share of $5,431,804 aggregate principal amount of New First Lien Notes and New Diamond Common Shares representing approximately 1.42% of the total New Diamond Common Shares outstanding on the Effective Date (subject to dilution by the New Warrants and the MIP Equity Shares);

(c)    each 2039 Notes Eligible Holder that holds 2039 Notes is entitled to participate (i) in the Primary Rights Offering to subscribe for its pro rata share of $11,808,753 aggregate principal amount of New First Lien Notes and New Diamond Common Shares representing approximately 3.09% of the total New Diamond Common Shares outstanding on the Effective Date (subject to dilution by the New Warrants and the MIP Equity Shares) at an aggregate subscription price of $11,808,753 (the “2039 Notes Primary Rights Offering Stapled Securities Allocation”) and (ii) in the Delayed Draw Rights Offering to commit to purchase its pro rata share of $5,510,751 aggregate principal amount of New First Lien Notes and New Diamond Common Shares representing approximately 1.44% of the total New Diamond Common Shares outstanding on the Effective Date (subject to dilution by the New Warrants and the MIP Equity Shares);

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(d)    each 2043 Notes Eligible Holder that holds 2043 Notes is entitled to participate (i) in the Primary Rights Offering to subscribe for its pro rata share of $17,599,774 aggregate principal amount of New First Lien Notes and New Diamond Common Shares representing approximately 4.60% of the total New Diamond Common Shares outstanding on the Effective Date (subject to dilution by the New Warrants and the MIP Equity Shares) at an aggregate subscription price of $17,599,774 (the “2043 Notes Primary Rights Offering Stapled Securities Allocation” and, together with the 2023 Notes Primary Rights Offering Stapled Securities Allocation, the 2025 Notes Primary Rights Offering Stapled Securities Allocation and the 2039 Notes Primary Rights Offering Stapled Securities Allocation, the “Primary Rights Offering Stapled Securities Allocation”) and (ii) in the Delayed Draw Rights Offering to commit to purchase its pro rata share of $8,213,228 aggregate principal amount of New First Lien Notes and New Diamond Common Shares representing approximately 2.15% of the total New Diamond Common Shares outstanding on the Effective Date (subject to dilution by the New Warrants and the MIP Equity Shares); and

(e)    each Commitment Party has agreed to purchase (on a several and not joint basis) its Backstop Commitment Percentage of the Primary Rights Offering Stapled Securities and to commit to purchase (on a several and not joint basis) its Backstop Commitment Percentage of the Delayed Draw Rights Offering Stapled Securities.

As part of the exercise process, following exercise of Subscription Rights, any related Senior Notes held through DTC will be frozen from trading, as described below. All Subscription Forms, Delayed Draw Subscription Agreements or other instructions required by the Eligible Holders’ respective Nominees must be returned to the applicable Nominee in sufficient time to allow such Nominee to process and deliver the underlying Senior Notes through The Depository Trust Company (“DTC”) Automated Tender Offer Program (“ATOP”), which is how the related Subscription Rights will be exercised by those Eligible Holders. By giving the instruction to its Nominee to submit the underlying Senior Notes through ATOP, such Eligible Holder is (i) authorizing its Nominee to exercise the Subscription Rights associated with the amount of Senior Notes as to which the instruction pertains and corresponding to the elections evidenced on such holder’s Subscription Form and/or Delayed Draw Subscription Agreement (and/or other instruction required by such Nominee); and (ii) certifying that it understands that, following the Rights Offering Expiration Time, the underlying Senior Notes will be frozen from trading until the Effective Date, at which point (a) the underlying Senior Notes will be cancelled pursuant to the Plan; and (b) the Eligible Holder will receive its pro rata share of the Primary Rights Offering Stapled Securities distributed to its Class pursuant to the Plan and any other treatment afforded to such Class pursuant to the Plan. The amount of time necessary for a Nominee to process and deliver the applicable Senior Notes through ATOP may vary. If applicable, Eligible Holders are urged to consult with their Nominees to determine the necessary deadline to return their Subscription Forms or other instructions required by their Nominee to their Nominee. Failure to deliver the applicable Senior Notes through ATOP on a timely basis will result in forfeiture of an Eligible Holder’s Subscription Rights. None of the Company, the Rights Offering Subscription Agent, or any of the Commitment Parties will have any liability for any such failure.

No Eligible Holder (except a Commitment Party) shall be entitled to participate in (a) the Primary Rights Offering unless the Subscription Form and the aggregate Subscription Price for the Primary Rights Offering Stapled Securities it subscribes for is received by the Rights

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Offering Subscription Agent at or prior to the Rights Offering Expiration Time or (b) the Delayed Draw Rights Offering unless the Delayed Draw Subscription Agreement is received by the Rights Offering Subscription Agent at or prior to the Rights Offering Expiration Time.

The Commitment Parties have already been designated and are known to the Debtors.

Special Note for Commitment Parties. Commitment Parties that hold Senior Notes Claims shall tender their Senior Notes through the appropriate designated envelope on ATOP. Commitment Parties are not required to make payment of the Subscription Price for the Primary Rights Offering Stapled Securities at or prior to the Rights Offering Expiration Time, and instead must provide their payment at or prior to the Escrow Funding Date in accordance with Section 2.4 of the Backstop Agreement. Parties who tender into this envelope certify that they are a party to the Backstop Agreement dated as of January 22, 2021.

The rights and obligations of the Commitment Parties in the Rights Offerings shall be governed by the Backstop Agreement. To the extent the rights and obligations set forth therein differ from the rights and obligations set forth in these Rights Offering Procedures or any Subscription Form, the Backstop Agreement controls.

No interest is payable on any advanced funding of the Subscription Price for the Primary Rights Offering Stapled Securities. If the Rights Offerings are terminated for any reason, the aggregate Subscription Price for the Primary Rights Offering Stapled Securities previously received by the Rights Offering Subscription Agent will be returned to Eligible Holders as provided in Section 6 herein. No interest will be paid on any returned Subscription Price.

To participate in the Rights Offerings, an Eligible Holder must complete all of the steps outlined below at or prior to the Rights Offering Expiration Time. If an Eligible Holder does not complete all of the steps outlined below at or prior to the Rights Offering Expiration Time, such Eligible Holder shall be deemed to have forever and irrevocably relinquished and waived its right to participate in the Rights Offerings; provided that the Commitment Parties (in their capacities as Eligible Holders) shall not be required to pay their respective aggregate Subscription Price until the Escrow Funding Date in accordance with the terms of the Backstop Agreement.

1.	Rights Offerings

Eligible Holders have the right, but not the obligation, to participate in the Rights Offerings; provided, however, that Eligible Holders that are Commitment Parties must fully exercise their Subscription Rights on a pro rata basis pursuant to the Backstop Agreement.

Primary Rights Offering.

Subject to the terms and conditions set forth in the Plan, the Backstop Agreement, these Rights Offering Procedures, and the Subscription Form, each Eligible Holder is entitled to subscribe for Primary Rights Offering Stapled Securities at a purchase price (the “Subscription Price”) equal to the product of (a) such Eligible Holder’s pro rata share (based on the amount of

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such participant’s outstanding applicable Senior Notes Claims as of the Subscription Commencement Date) and (b) the applicable Primary Rights Offering Stapled Securities Allocation. Subject to the terms and conditions set forth in the Plan, each participant in the Primary Rights Offering shall receive its corresponding amount of New First Lien Notes and New Diamond Common Shares. All such allocations of New Diamond Common Shares will be calculated to one decimal place and rounded up or down to the nearest whole share (with a half share or greater rounded up and less than a half share rounded down). All such allocations of New First Lien Notes will be calculated and rounded down to the nearest minimum denomination of $1.00 and integral multiples of $1.00 in excess thereof, as applicable.

Delayed Draw Rights Offering.

Subject to the terms and conditions set forth in the Plan, the Backstop Agreement, these Rights Offering Procedures, and the Delayed Draw Subscription Agreement, each Eligible Holder is entitled to commit to purchase its pro rata portion of the Delayed Draw Rights Offering Stapled Securities at a purchase price set forth in the Delayed Draw Subscription Agreement and to receive its corresponding amount of New First Lien Notes and New Diamond Common Shares as set forth in the Delayed Draw Subscription Agreement.

There will be no over-subscription privilege in the Rights Offerings. Any of the Delayed Draw Rights Offering Stapled Securities that have not been duly committed for by the Delayed Draw Rights Offering Participants in accordance with the Rights Offering Procedures and the Plan (the “Unsubscribed Delayed Draw Stapled Securities”) and any of the Primary Rights Offering Stapled Securities that have not been duly purchased by the Primary Rights Offering Participants in accordance with the Rights Offering Procedures and the Plan (the “Unsubscribed Primary Stapled Securities,” together with the Unsubscribed Delayed Draw Stapled Securities, the “Unsubscribed Stapled Securities”) will not be offered to other Eligible Holders except the Commitment Parties that have committed to subscribe for such Unsubscribed Stapled Securities in accordance with the Backstop Agreement.

Any Eligible Holder that subscribes for Rights Offering Stapled Securities and is deemed to be an “underwriter” under Section 1145(b) of the Bankruptcy Code, including affiliates of the Company, will be subject to restrictions under the Securities Act on its ability to resell those securities.

SUBJECT TO THE TERMS AND CONDITIONS OF THESE RIGHTS OFFERING PROCEDURES (AND THE BACKSTOP AGREEMENT IN THE CASE OF ANY COMMITMENT PARTY), ALL SUBSCRIPTIONS SET FORTH IN THE SUBSCRIPTION FORM AND THE DELAYED DRAW SUBSCRIPTION AGREEMENT ARE IRREVOCABLE.

2.	Subscription Period

The Rights Offerings will commence and the Subscription Rights will be allocated on the Subscription Commencement Date and will expire at the Rights Offering Expiration Time. Each Eligible Holder intending to subscribe for Rights Offering Stapled Securities in the Primary Rights Offering must affirmatively elect to exercise its Subscription Rights in the manner set forth

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in the Subscription Form at or prior to the Rights Offering Expiration Time and must pay for any exercised Subscription Rights for the Primary Rights Offering Stapled Securities at or prior to the applicable deadline. Each Eligible Holder intending to subscribe for Rights Offering Stapled Securities in the Delayed Draw Rights Offering must affirmatively elect to exercise its Subscription Rights in the manner set forth in the Delayed Draw Subscription Agreement at or prior to the Rights Offering Expiration Time.

Subject to the terms and conditions set forth herein, and except with respect to the Commitment Parties (as otherwise described herein), any exercise (including payment) of the Subscription Rights after the Rights Offering Expiration Time will not be allowed and any purported exercise (including payment) received by the Rights Offering Subscription Agent after the Rights Offering Expiration Time will not be honored, regardless of when the documents relating to such exercise were sent.

The Rights Offering Expiration Time may be extended by the Debtors or as required by law.

As more fully described below, in order for an Eligible Holder to purchase Primary Rights Offering Stapled Securities or commit to purchase Delayed Draw Rights Offering Stapled Securities in the Rights Offerings, at or prior to the Rights Offering Expiration Time (unless otherwise noted):

•	its Senior Notes must be electronically tendered to the Rights Offering Subscription Agent in accordance with DTC’s ATOP procedures by its Nominee;

•

in connection with the Primary Rights Offering, if it is not a Commitment Party, the Subscription Form and the Subscription Price for its Primary Rights Offering Stapled Securities must be received by the Rights Offering Subscription Agent by wire transfer of immediately available funds; and

•	in connection with the Delayed Draw Rights Offering, if it is not a Commitment Party, the Delayed Draw Commitment Letter must be received by the Rights Offering Subscription Agent.

Although Commitment Parties are not required to pay the Subscription Price for their respective Primary Rights Offering Stapled Securities at or prior to the Rights Offering Expiration Time, they are required to tender the underlying Senior Notes through ATOP into the appropriate designated envelope.

3.	Delivery of Subscription Documents

Each Eligible Holder may exercise all or any portion of such Eligible Holder’s Subscription Rights, subject to the terms and conditions contained herein. In order to facilitate the exercise of the Subscription Rights, beginning on the Subscription Commencement Date, the Subscription Form, Delayed Draw Subscription Agreement and these Rights Offering Procedures will be sent to each Eligible Holder, including appropriate instructions for the proper completion, due execution and timely delivery of the executed Subscription Form and/or the Delayed Draw

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Subscription Agreement, as applicable, delivery of the underlying Senior Notes via ATOP, and the payment of the applicable aggregate Subscription Price for such Eligible Holder’s Primary Rights Offering Stapled Securities.

Notwithstanding anything to the contrary in these Rights Offering Procedures, Eligible Holders that are Commitment Parties must exercise their Subscription Rights pursuant to the Backstop Agreement. Subject to the terms and conditions of the Backstop Agreement, no later than the third Business Day following the Rights Offering Expiration Time, the Rights Offering Subscription Agent shall deliver to each Commitment Party a written notice (the “Funding Notice”) of (i) the principal amount and number, as applicable, of Primary Rights Offering Stapled Securities elected to be purchased by the Rights Offering Participants (including a breakdown of the New First Lien Notes and the New Diamond Common Shares in each case) and the aggregate Subscription Price therefor and the principal amount and number, as applicable, of Delayed Draw Rights Offering Stapled Securities committed to be purchased by the Delayed Draw Rights Offering Participants (including a breakdown of the New First Lien Notes and the New Diamond Common Shares in each case) as agreed to in the Delayed Draw Subscription Agreements and the aggregate Subscription Price therefor; (ii) the aggregate principal amount and number of Unsubscribed Stapled Securities in connection with the Primary Rights Offering (including a breakdown of the New First Lien Notes and the New Diamond Common Shares in each case) (excluding any Unsubscribed Stapled Securities in connection with the Delayed Draw Rights Offering) to be issued and sold by the Company to such Commitment Party and the aggregate Subscription Price therefor (as it relates to each Commitment Party, such Commitment Party’s “Subscription Amount”); (iii) the principal amount and number, as applicable, of Unsubscribed Stapled Securities in connection with the Delayed Draw Rights Offering (including a breakdown of the New First Lien Notes and the New Diamond Common Shares in each case) (based upon such Commitment Party’s Backstop Commitment Percentage) to be issued and sold by the Company to such Commitment Party and the aggregate Subscription Price therefor and the principal amount and number, as applicable, of Unsubscribed Delayed Draw Stapled Securities in connection with the Delayed Draw Rights Offering (including a breakdown of the New First Lien Notes and the New Diamond Common Shares in each case) (based upon such Commitment Party’s Backstop Commitment Percentage) to be committed to by such Commitment Party and the aggregate Subscription Price therefor; and (iv) the account information (including wiring instructions) for the escrow account to which such Commitment Party shall deliver and pay the Subscription Amount and the Funding Amount with respect to the Primary Rights Offering (the “Escrow Account”). The Rights Offering Subscription Agent shall promptly provide such written backup information and documentation relating to the information contained in the Funding Notice as any Commitment Party may reasonably request.

4.	Exercise of Subscription Rights

In order to validly exercise its Subscription Rights:

•

an Eligible Holder must (x) direct its Nominee to electronically tender its Senior Notes to the appropriate account of the Rights Offering Subscription Agent in accordance with DTC’s ATOP procedures at or prior to the Rights Offering Expiration Time, and (y) for any such holder that is a Commitment Party, to tender the underlying Senior Notes through ATOP into the appropriate designated envelope; and

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•	an Eligible Holder electing to participate in the Primary Rights Offering must:

•

(a) duly complete and execute a Subscription Form (including accompanying IRS Form W-9 or appropriate IRS Form W-8, as applicable) in accordance with these Rights Offering Procedures, and (b) deliver its executed Subscription Form to the Rights Offering Subscription Agent such that the Subscription Form is received by the Rights Offering Subscription Agent at or prior to the Rights Offering Expiration Time;

•

if the Eligible Holder is not a Commitment Party, coordinate payment of the Subscription Price at or prior to the Rights Offering Expiration Time for the Primary Rights Offering Stapled Securities for which it has subscribed by wire transfer ONLY of immediately available funds to the Rights Offering Subscription Agent; and

•	if the holder is a Commitment Party, make payment of the Subscription Price to the Escrow Account at or prior to Escrow Funding Date in accordance with the Backstop Agreement; and

•

an Eligible Holder electing to participate in Delayed Draw Rights Offering must execute the Delayed Draw Subscription Agreement and deliver it to the Subscription Agent, such that the Delayed Draw Subscription Agreement is received by the Subscription Agent at or prior to the Rights Offering Expiration Time. The Debtors reserve the right to request additional documentation and diligence from Eligible Holders electing to participate in the Delayed Draw Rights Offering in their reasonable discretion to ensure that such Eligible Holders satisfy the forgoing requirements. Any dispute about whether an Eligible Holder satisfies such requirements shall be finally resolved by the Bankruptcy Court at the hearing on confirmation of the Plan unless otherwise consensually resolved by such Eligible Holder and the Debtors prior to such hearing.

ALL COMMITMENT PARTIES MUST MAKE ALL PAYMENTS TO THE ESCROW ACCOUNT IN ACCORDANCE WITH THE BACKSTOP AGREEMENT, AND SHOULD NOT PAY THEIR NOMINEE(S).

Delivery of the Subscription Documents. Eligible Holders must deliver their Subscription Form and/or their Delayed Draw Subscription Agreement to their Nominee (and otherwise follow the instructions of their Nominee) and instruct their Nominee to tender their Senior Notes to the account of the Rights Offering Subscription Agent in accordance with DTC’s ATOP procedures, each in sufficient time for their Nominee to tender their Senior Notes to the Rights Offering Subscription Agent at or prior to the Rights Offering Expiration Time.

Payment of the Subscription Price. Payment of the Subscription Price for the Primary Rights Offering Stapled Securities must be made by wire transfer of immediately available funds to the account of the Rights Offering Subscription Agent. Other than in the case of Commitment Parties, the funds must be received in the account of the Rights Offering Subscription Agent at or prior to the Rights Offering Expiration Time.

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In the event that the funds received by the Rights Offering Subscription Agent from any Eligible Holder (other than a Commitment Party) do not correspond to the applicable Subscription Price payable for the Primary Rights Offering Stapled Securities elected to be subscribed for by such Eligible Holder, the amount of the Primary Rights Offering Stapled Securities deemed to be subscribed for such Eligible Holder will be the lesser of (a) the amount of the Primary Rights Offering Stapled Securities elected to be subscribed for by such Eligible Holder as evidenced by the relevant Subscription Form and (b) the amount of the Primary Rights Offering Stapled Securities that correspond to the funds received, in each case rounded in accordance with Section 8 hereof; provided that the amount of Primary Rights Offering Stapled Securities deemed to be subscribed for will not be greater than such amount of Primary Rights Offering Stapled Securities allocable to such Holder’s Aggregate Subscription Price.

The cash paid to the Rights Offering Subscription Agent in accordance with these Rights Offering Procedures will be deposited and held by the Rights Offering Subscription Agent in a segregated account established pursuant to an agreement in form and substance reasonably satisfactory to the Requisite Financing Parties and the Debtors, until released in connection with the settlement of the Rights Offerings on the Effective Date. The Rights Offering Subscription Agent may not use such cash for any other purpose prior to the Effective Date and may not encumber or permit such cash to be encumbered with any lien or similar encumbrance. The cash held by the Rights Offering Subscription Agent hereunder shall not be deemed part of the Debtors’ bankruptcy estates.

Tender of Senior Notes. Eligible Holders that exercise their Subscription Rights are required to cause their Nominees to tender their Senior Notes to an account of the Rights Offering Subscription Agent in accordance with DTC’s ATOP procedures. If the Holder exercises its Subscription Rights only in part, then, for purposes of participation in the Rights Offerings, the Holder is only required to tender its Senior Notes in proportion to the Subscription Rights being exercised. If the Holder holds Senior Notes in more than one series and is exercising its Subscription Rights, the tender of Senior Notes in each series must be in proportion to the Subscription Rights being exercised in respect of the corresponding Senior Notes Claims.

5.	Transfer Restriction; Revocation

(a)	Except as provided in the Plan Support Agreement or the Backstop Agreement, the Subscription Rights will not be detachable or transferable separately from the Senior Notes Claims.

(b)

Subject to the terms and conditions of the Plan Support Agreement and the Backstop Agreement, the Subscription Rights corresponding to the Senior Notes Claims will similarly trade together with the underlying Senior Notes Claims and be evidenced by the underlying Senior Notes Claims, until the Rights Offering Expiration Time, subject to such limitations, if any, that would be applicable to the transferability of the underlying Senior Notes.

(c)

Once an Eligible Holder has properly exercised its Subscription Rights, subject to the terms and conditions contained in these Rights Offering Procedures (and the Backstop Agreement in the case of any Commitment

15

Party), such exercise will be irrevocable unless the Rights Offerings are terminated. Senior Notes that have been tendered cannot be withdrawn, and therefore cannot be transferred, unless the Rights Offerings have been terminated.

6.	Termination/Return of Payment

Unless the Effective Date has occurred, the Rights Offerings will be deemed automatically terminated without any action of any party upon the earliest of (a) termination of the Plan or rejection of the Plan by all classes entitled to vote, (b) termination of the Plan Support Agreement in accordance with its terms, (c) termination of the Backstop Agreement in accordance with its terms and (d) the Outside Date (as defined in the Backstop Agreement and as may be extended pursuant to the terms of the Backstop Agreement). In the event the Rights Offerings are terminated, any payments received pursuant to these Rights Offering Procedures will be returned, without interest, to the applicable Eligible Holder or relevant payee as soon as reasonably practicable, but in any event within three Business Days after the date of termination, and, in the case of payments made in respect of Senior Notes held through a Nominee, the Senior Notes will be returned to the Nominee that submitted them through ATOP.

7.	Settlement of the Rights Offerings and Distribution of the Rights Offering Stapled Securities

The settlement of the Rights Offerings are conditioned on confirmation of the Plan by the Bankruptcy Court and the occurrence of the Effective Date. The Debtors intend that the Primary Rights Offering Stapled Securities will be issued to the Eligible Holders in book-entry form, and that DTC, or its nominee, will be the holder of record of such Primary Rights Offering Stapled Securities. To the extent DTC is unwilling or unable to make the Primary Rights Offering Stapled Securities eligible on the DTC system, or the Debtors determine in their sole discretion not to make the Primary Rights Offering Stapled Securities eligible on the DTC system, the Primary Rights Offering Stapled Securities will be issued directly to the Eligible Holders or their respective Nominees (whether in book-entry form or otherwise).

8.	Minimum Distributions and Fractional Shares

All allocations with respect to the New First Lien Notes will be calculated and rounded down to the nearest minimum denomination of $1.00 and integral multiples of $1.00 in excess thereof, as applicable.

No fractional New Diamond Common Shares will be issued in the Rights Offerings. All share allocations will be calculated to one decimal place and rounded up or down to the nearest whole share (with a half share or greater rounded up and less than a half share rounded down). No compensation shall be paid, whether in cash or otherwise, in respect of any rounded-down amounts.

Please note that any refunds owing in an amount of less than $25.00 (arising from rounding errors or otherwise) pursuant to these procedures will not be processed; rather, such de minimis amounts will be retained by the Company.

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9.	Validity of Exercise of Subscription Rights

All questions concerning the timeliness, viability, form and eligibility of any exercise of Subscription Rights will be determined in good faith by the Debtors in consultation with the Requisite Financing Parties, and, if necessary, subject to a final and binding determination by the Bankruptcy Court. Subject to the foregoing, the Debtors, with the consent of the Requisite Financing Parties, may waive or reject any defect or irregularity in, or permit such defect or irregularity to be corrected within such time as they may determine in good faith, the purported exercise of any Subscription Rights. Subscriptions will be deemed not to have been received or accepted until all irregularities have been waived or cured within such time as the Debtors determine in good faith in consultation with the Requisite Financing Parties. In addition, the Rights Offering Subscription Agent shall have no obligation to notify parties of or cure any defects to the forms returned in exercising the Subscription Rights.

Before exercising any Subscription Rights, Eligible Holders should carefully read the Disclosure Statement and the Plan in their entirety for information relating to the Debtors and the risk factors to be considered in deciding whether to participate in the Rights Offerings.

All calculations, including, to the extent applicable, the calculation of (a) the value of any Eligible Holder’s Senior Notes Claims for the purposes of the Rights Offerings and (b) any Eligible Holder’s Rights Offering Stapled Securities, shall be made in good faith by the Debtors and in accordance with any claim amounts included in the Plan, and any disputes regarding such calculations shall be subject to a final and binding determination by the Bankruptcy Court.

10.	Modification of Procedures

With the prior written consent of the Requisite Financing Parties, the Debtors reserve the right to modify these Rights Offering Procedures, or adopt additional procedures consistent with these Rights Offering Procedures, to effectuate the Rights Offerings and to issue the Rights Offering Stapled Securities. Any update reflecting material modifications to these Rights Offering Procedures made after the Subscription Commencement Date will be promptly posted to the Debtors’ restructuring website at https://cases.primeclerk.com/diamond/ and provided to DTC via email. In so doing, and subject to the consent of the Requisite Financing Parties, the Debtors may execute and enter into agreements and take further action that the Debtors determine in good faith is necessary and appropriate to effectuate and implement the Rights Offerings and the issuance of the Rights Offering Stapled Securities.

The Debtors reserve the right to request additional information from any participant in the Rights Offerings to confirm that such participant is an Eligible Holder.

11.	DTC

The Senior Notes are held in book-entry form in accordance with the practices and procedures of DTC. The Debtors intend to comply with the practices and procedures of DTC for the purpose of conducting the Rights Offerings with respect to the Senior Notes, and, subject to compliance with the requirements for modifications set forth in Section 10 hereof, these Rights Offering Procedures will be deemed appropriately modified to achieve such compliance.

17

Without limiting the foregoing, the Debtors intend that, to the extent practicable, and unless otherwise determined by the Debtors, the Rights Offering Stapled Securities will be issued in book entry form, and that DTC, or its nominee, will be the holder of record of such Rights Offering Stapled Securities. The ownership interest of each holder of such Rights Offering Stapled Securities, and transfers of ownership interests therein, is expected to be recorded on the records of the direct and indirect participants in DTC. Notwithstanding anything herein to the contrary, the Debtors will continue to evaluate potential alternative securities law and transfer restriction treatment for the Rights Offering Stapled Securities issued pursuant to these Rights Offering Procedures, with a view toward maximizing the liquidity and fungibility of the issuances of the Rights Offering Stapled Securities. Such alternative treatment shall be reasonably satisfactory to the Issuers and the Requisite Financing Parties.

12.	Inquiries and Transmittal of Documents; Subscription Agent

Questions relating to the Rights Offerings should be directed to the Rights Offering Subscription Agent, whose contact details are included in the enclosed Subscription Form. Please note that the Rights Offering Subscription Agent is only able to respond to procedural questions regarding the Rights Offerings, and cannot provide any information beyond that included in these Rights Offering Procedures and the Subscription Forms. If applicable, an Eligible Holder must follow the directions of its Nominee with respect to providing instructions to it in connection with the Rights Offerings.

The risk of non-delivery of any instructions, documents, and payments to any Nominee or to the Rights Offering Subscription Agent is on the Eligible Holder electing to exercise its Subscription Rights and not the Debtors, the Rights Offering Subscription Agent, or the Commitment Parties.

13.	Failure to Exercise Subscription Rights

Unexercised Subscription Rights in respect of Rights Offering Stapled Securities will be forever and irrevocably relinquished on the Rights Offering Expiration Time. If, at or prior to the Rights Offering Expiration Time, the Rights Offering Subscription Agent for any reason does not receive (x) with respect to the Primary Rights Offering, from an Eligible Holder (a) a duly completed and executed applicable Subscription Form (with accompanying IRS Form W-9 or appropriate IRS Form W-8, as applicable), (b) the tender of such holder’s underlying Senior Notes through ATOP or (c) in the case of a non-Commitment Party, payment of the Subscription Price with respect to the Primary Rights Offering and (y) with respect to the Delayed Draw Rights Offering, from an Eligible Holder (a) a duly completed and executed Delayed Draw Subscription Agreement or (b) the tender of such holder’s underlying Senior Notes through ATOP, such Eligible Holder shall be deemed to have forever and irrevocably relinquished and waived its right to participate in the Rights Offerings in respect of Rights Offering Stapled Securities.

Subject to the terms and conditions set forth herein and in the Backstop Agreement, any attempt to exercise Subscription Rights after the Rights Offering Expiration Time in respect of Rights Offering Stapled Securities shall be null and void and the Debtors shall not be obligated to honor any such purported exercise received by the Rights Offering Subscription Agent after the Rights Offering Expiration Time regardless of when the documents relating thereto were sent.

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The method of delivery of the applicable Subscription Form, Delayed Draw Subscription Agreement and/or any other required documents is at each Eligible Holder’s option and sole risk. In all cases, you should allow sufficient time to ensure timely delivery of the applicable Subscription Form, Delayed Draw Subscription Agreement or underlying Senior Notes via ATOP at or prior to the Rights Offering Expiration Time. Eligible Holders must ensure that their Nominee tenders their Senior Notes at or prior to the Rights Offering Expiration Time and coordinate timely payment of the Subscription Price with respect to the Primary Rights Offering.

Via regular mail, overnight courier or hand delivery to:

Diamond Offshore Form Processing

c/o Prime Clerk, LLC

One Grand Central Place

60 East 42nd Street, Suite 1440

New York, NY 10165

Or via email to:

Diamondsubscription@primeclerk.com

19

DIAMOND OFFSHORE DRILLING, INC.

SUBSCRIPTION FORM

FOR PRIMARY RIGHTS OFFERING1

FOR USE BY ELIGIBLE HOLDERS OF

ALLOWED SENIOR NOTES CLAIMS

IN CONNECTION WITH THE DEBTORS’ AMENDED DISCLOSURE STATEMENT

DATED FEBRUARY 26, 2021

RIGHTS OFFERING EXPIRATION TIME

The Rights Offering Expiration Time is 5:00 p.m. New York City Time on March 30, 2021.

Eligible Holders of Allowed Senior Notes Claims must deliver their Subscription Form to their Nominees (as defined in the Rights Offering Procedures) (or other form of instruction required by their Nominees) in sufficient time to allow such Nominees to tender the relevant Senior Notes to the appropriate account of the Rights Offering Subscription Agent through ATOP (as defined below) and to pay their Subscription Price at or prior to the Rights Offering Expiration Time. Such Nominees must actually tender such Senior Notes and payment of the Subscription Price must be made at or prior to the Rights Offering Expiration Time, or the subscription will not be counted and will be deemed forever relinquished and waived. Eligible Holders are urged to consult with their Nominees to determine the deadline for the delivery of their Subscription Form to their Nominee in order for the Nominee to comply with these requirements, and to otherwise comply with their Nominee’s instructions.

Eligible Holders who are not Commitment Parties should coordinate payment of the Subscription Price for receipt at or prior to the Rights Offering Expiration Time.

Eligible Holders who are Commitment Parties must arrange for their Senior Notes to be tendered into the appropriate designated envelope when tendering the underlying Senior Notes through ATOP. Eligible Holders who are Commitment Parties must deliver the appropriate funding directly to the Escrow Account at or prior to the deadline indicated in the Funding Notice (the “Escrow Funding Date”).

The Primary Rights Offering Stapled Securities distributed and issued pursuant to these Rights Offering Procedures are being distributed and issued by the Company pursuant to the Primary Rights Offering without registration under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon the exemption from registration provided in section 1145 of the Bankruptcy Code to the maximum extent possible and, to the extent such exemption is unavailable, will be issued solely to qualified holders in reliance on the exemption from registration provided by Section 4(a)(2) under the Securities Act and Regulation D promulgated thereunder, or another available exemption, as applicable.

[1]	Capitalized terms used and not defined herein shall have the meaning ascribed to them in the Plan or the Rights Offering Procedures.

None of the Subscription Rights or the Primary Rights Offering Stapled Securities issuable upon exercise of such Subscription Rights distributed pursuant to the Rights Offering Procedures have been or will be registered under the Securities Act, nor any state or local law requiring registration for the offer or sale of a security.

Please consult the Plan, the Disclosure Statement and the Rights Offering Procedures (including the Rights Offering Instructions included therein) for additional information with respect to this Subscription Form.

If you have any questions, please contact the Rights Offering Subscription Agent by emailing diamondsubscription@primeclerk.com (please reference “Diamond Primary Rights Offering” in the subject line).

SUBJECT TO THE TERMS AND CONDITIONS OF THE RIGHTS OFFERING PROCEDURES (AND THE BACKSTOP AND PRIVATE PLACEMENT AGREEMENT IN THE CASE OF ANY COMMITMENT PARTY), ALL SUBSCRIPTIONS SET FORTH IN THIS SUBSCRIPTION FORM ARE IRREVOCABLE.

To subscribe, fill out Items 1 and 2 and read and complete Items 3, 4, 5, 6, 7, 8 and 9 below, or otherwise follow the direction of your Nominee.

Item 1.	Amount of Eligible Claims.

The undersigned, or the beneficial owner on whose behalf the undersigned is executing this form, is a beneficial Holder of Senior Notes Claims in the following aggregate principal amount(s) or that the person executing this form is an authorized signatory of that beneficial Holder. (If a Nominee holds your Senior Notes on your behalf and you do not know the principal amount, please contact your Nominee immediately).

IMPORTANT NOTE: IF YOU HOLD YOUR SENIOR NOTES THROUGH MORE THAN ONE NOMINEE, YOU MUST COMPLETE AND RETURN A SEPARATE SUBSCRIPTION FORM TO EACH APPLICABLE NOMINEE. YOU MAY NOT AGGREGATE POSITIONS HELD BY DIFFERENT NOMINEES ON A SINGLE SUBSCRIPTION FORM.

Aggregate principal amount of Senior Notes Claims:

$

Only holders of Senior Notes Claims are entitled to participate in the Primary Rights Offering, and only with respect to such Senior Notes Claims. Subject to Section 9 of the Rights Offering Procedures, the eligibility of any exercise of Subscription Rights will be determined in good faith by the Debtors in consultation with the Requisite Financing Parties, and, if necessary, subject to a final and binding determination by the Bankruptcy Court.

2

Item 2.	Subscription Rights.

2a.    Calculation of Maximum Number of Exit Notes. The maximum number of Exit Notes for which you may subscribe is calculated as follows:

	X	0.0233076	=
(Insert Principal Amount of 2023 Notes, CUSIP 25271CAM4)				(Maximum Exit Notes) (Round DOWN to nearest whole number)
	X	0.0232792	=
(Insert Principal Amount of 2025 Notes, CUSIP 25271CAP7)				(Maximum Exit Notes) (Round DOWN to nearest whole number)
	X	0.0236175	=
(Insert Principal Amount of 2039 Notes, CUSIP 25271CAL6)				(Maximum Exit Notes) (Round DOWN to nearest whole number)
	X	0.0234664	=
(Insert Principal Amount of 2043 Notes, CUSIP 25271CAN2)				(Maximum Exit Notes) (Round DOWN to nearest whole number)
		Total:	=
				(TOTAL Exit Notes) (Sum of above, using each rounded DOWN amount)

2b.    Subscription Price. The undersigned hereby elects to subscribe for Exit Notes for a Subscription Price equal to the amount shown below, on the terms and subject to the conditions set forth in the Rights Offering Procedures (Subscription Price automatically includes the related New Common Shares):

Insert the Aggregate Number of Exit Notes the Undersigned Elects to Subscribe For (amount should be less than or equal to “TOTAL Exit Notes” from Item 2a above):		At $1.00 per $1.00 of Principal Amount		Subscription Price:
	X	$1.00	=
				$ (Round UP to nearest whole cent)

IMPORTANT NOTE: The number of Exit Notes will be based solely upon the Principal Amount of the Senior Notes tendered through ATOP, and not on the amounts shown in Item 2a.

3

Item 3.	Eligible Holder Certification.

IN ORDER TO PARTICIPATE IN THE PRIMARY RIGHTS OFFERING, YOU MUST COMPLETE THIS QUESTIONNAIRE.

Eligible Holders are not required to be a qualified institutional buyer within the meaning of Rule 144A of the Securities Act or an accredited investor within the meaning of Rule 501(a) under the Securities Act to participate in the Rights Offerings.

Notwithstanding the foregoing, if any issuance of the Rights Offering Stapled Securities to an Eligible Holder would not qualify for the exemption from registration under the Securities Act provided by Section 1145 of the Bankruptcy Code for any reason, the Debtors may seek to issue the Rights Offering Stapled Securities to any such holders pursuant to an alternative exemption from registration under the Securities Act.

Accordingly, each Eligible Holder that submits this form must complete the questionnaire below and certify that it is either:

☐	a “qualified institutional buyer” within the meaning of Rule 144A of the Securities Act;

☐	an “accredited investor” within the meaning of Rule 501(a) under the Securities Act;

☐	a non-U.S. person under Regulation S under the Securities Act that is located outside of the United States; and, in each case;

☐	if established or with a registered office in any member state of the EEA or the United Kingdom, a Permitted EU Person or Permitted UK Person, respectively; or

☐	none of the above.

Item 4.	Commitment Party Representation.

(This section is only for Commitment Parties, each of whom is aware of its status as a Commitment Party. If you are a Commitment Party, you must instruct your Nominee to tender your notes into the appropriate designated envelope on ATOP. Please note that checking the box below if you are not a Commitment Party may result in forfeiture of your rights to participate in the Primary Rights Offering.)

☐

I am a Commitment Party identified in the Backstop and Private Placement Agreement and, if applicable, I have instructed our Nominee to tender our notes into the appropriate designated envelope on ATOP.

Item 5.	Payment Instructions and Primary Rights Offering Stapled Securities Delivery Information.

Eligible Holders that are exercising Subscription Rights in respect of Senior Notes Claims are encouraged to coordinate with their Nominees, and, follow their Nominee’s

4

instructions, with respect to the payment of the Subscription Price. In any event, unless you are a Commitment Party and checked the box in Item 4, payment of the Subscription Price must be made at or prior to the Rights Offering Expiration Time.

For Eligible Holders that are Commitment Parties that checked the box in Item 4, payment of the Subscription Price shall ONLY be made by wire transfer of immediately available funds directly to the Escrow Account pursuant to the Backstop and Private Placement Agreement, in accordance with information set forth in the Funding Notice.

PLEASE NOTE: NO PRIMARY RIGHTS OFFERING SUBMISSION WILL BE VALID UNLESS (A) YOUR NOMINEE ELECTRONICALLY DELIVERS THE UNDERLYING SENIOR NOTES CORRESPONDING TO THIS SUBSCRIPTION FORM THROUGH ATOP, AND (B) THE APPLICABLE SUBSCRIPTION PRICE IS PAID, IN EACH CASE (UNLESS YOU ARE A COMMITMENT PARTY) AT OR PRIOR TO THE RIGHTS OFFERING EXPIRATION TIME. ELIGIBLE HOLDERS THAT ARE COMMITMENT PARTIES MUST DELIVER THE APPROPRIATE FUNDING TO THE ESCROW ACCOUNT AT OR PRIOR TO THE ESCROW FUNDING DATE IN ACCORDANCE WITH THE BACKSTOP AND PRIVATE PLACEMENT AGREEMENT.

5

Item 6.	Certification.

The undersigned hereby certifies that (a) the undersigned is the beneficial holder of the Senior Notes Claims above, or the authorized signatory (the “Authorized Signatory”) of such beneficial holder acting on behalf of the Holder, (b) the Holder has reviewed a copy of the Plan, the Disclosure Statement, and the Rights Offering Procedures (including the Rights Offering Instructions included therein) and (c) the Holder understands that the exercise of the rights under the Rights Offering is subject to all the terms and conditions set forth in the Plan, the Rights Offering Procedures, and, if applicable, the Backstop and Private Placement Agreement.

The Holder (or the Authorized Signatory on behalf of such Holder) acknowledges that, by executing this Subscription Form, the Eligible Holder named below (1) has elected to subscribe for Primary Rights Offering Stapled Securities for the Subscription Price designated in Item 2b above and (2) will be bound to pay such Subscription Price for Primary Rights Offering Stapled Securities it has subscribed for.

Date:

Name of Eligible Holder:

U.S. Federal Tax EIN/SSN:

Signature:

Name of Signatory:

Title:

Telephone Number:

Email:

6

Item 7.	Payment Instructions.

Payment Instructions.

For Eligible Holders of Senior Notes Claims (who are not Commitment Parties), payment of the Subscription Price calculated pursuant to Item 2 above shall be made through such Eligible Holder’s Nominee. Eligible Holders of Senior Notes Claims (who are not Commitment Parties) are encouraged to coordinate payment of the Subscription Price for Primary Rights Offering Stapled Securities subscribed for in the Primary Rights Offering through their Nominees.

Wire Instructions.

Bank Name	Citibank NA

Bank Address	153 East 53rd Street, 23rd Floor, New York, NY 10022

ABA/Routing No.	021000089

SWIFT (for international wires)	CITIUS33

Account Name	Prime Clerk LLC for benefit of Diamond Offshore Drilling, Inc. Subscription Account

Reference	[Insert Form Number of Claimant Name in Memo Field]

Item 8.	Representations, Warranties and Agreements

By returning this Subscription Form, the Eligible Holder hereby agrees, acknowledges and certifies the following:

(1)

If (i) it is resident of or located in the European Economic Area that it is a qualified investor as defined in Regulation (EU) 2017/1129 (the “Prospectus Regulation”); or (ii) it is resident of or located in the United Kingdom (the “UK”) that it is a qualified investor as defined in the Prospectus Regulation as retained in the UK pursuant to the European Union (Withdrawal) Act 2018; and, accordingly is:

(A)	An entity required to be authorised or regulated to operate in the financial market, being one of the following:

(i)	a credit institution;

7

(ii)	an investment firm;

(iii)	another authorised or regulated financial institution;

(iv)	an insurance company;

(v)	a collective investment scheme or a management company of such scheme;

(vi)	a pension funds and management companies of such funds;

(vii)	a commodity and commodity derivatives dealers;

(viii)	a local;

(ix)	another institutional investor;

(B)	A large undertaking meeting two of the following size requirements on a company basis:

•	balance sheet total: EUR 20 000 000

•	net turnover: EUR 40 000 000

•	own funds: EUR 2 000 000;

(C)	A body or entity representing or owned or controlled by a national and regional government, for example, a public body that manages public debt at national or regional level;

(D)	A central bank, an international or supranational institution, such as the World Bank, the IMF, the ECB, the EIB; or another similar international organization;

(E)	Another institutional investor whose main activity is to invest in financial instruments, including entities dedicated to the securitisation of assets or other financing transactions,

(F)

A person or entity other than one falling in one of the categories set out immediately above, who has, on request, been categorized as a professional client by an appropriately authorised investment firm

8

subject to the supervision of a financial regulatory authority in a member state of the EEA or in the United Kingdom in accordance with Section II of that Annex.

(2)

It has not offered or sold and will not offer or sell any Primary Rights Offering Stapled Securities to any person established or with a registered office in (1) any member state of the EEA unless such person is a qualified investor as defined in the Prospectus Regulation; or (2) the UK unless such person is a qualified investor, as defined in the Prospectus Regulation as retained in the UK pursuant to the European Union (Withdrawal) Act 2018, and that is (i) an investment professional within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “FPO”) and/or (ii) a high net worth company (or any other person to whom an offer or sale may otherwise be lawfully communicated falling within Article 49(2) (a) to (d) of the FPO).

Item 9.	Tender of Senior Notes; Exercise Instruction.

All Eligible Holders of Senior Notes that exercise Subscription Rights in respect of Senior Notes Claims must direct their Nominee to electronically tender their applicable underlying Senior Notes in the following principal amount(s) to an account of the Rights Offering Subscription Agent via DTC’s Automated Tender Offer Program (“ATOP”) in order to participate in the Primary Rights Offering (to the extent of such participation).

Title	CUSIP	Principal Amount Tendered	VOI/ Blocking Number
2023 Notes	CUSIP 25271CAM4
2025 Notes	CUSIP 25271CAP7
2039 Notes	CUSIP 25271CAL6
2034 Notes	CUSIP 25271CAN2

Once completed, you must return this Subscription Form (or other form of instruction required by your Nominee) to your Nominee in accordance with your Nominee’s instructions in sufficient time for your Nominee to tender your Senior Notes to the account of the Rights Offering Subscription Agent through DTC’s ATOP system at or before the Rights Offering Expiration Time.

This subscription form must be returned to Prime Clerk on or before 5pm New York City Time on March 30, 2021.

9

Please return this form (based on your nominee’s instructions to):

Via regular mail, overnight courier or hand delivery to:

Diamond Offshore Form Processing

c/o Prime Clerk, LLC

One Grand Central Place

60 East 42nd Street, Suite 1440

New York, NY 10165

Or via email to:

Diamondsubscription@primeclerk.com

The method of delivery of the applicable Subscription Form (or other form of instruction required by your Nominee) and any other required documents is at each Eligible Holder’s option and sole risk. Eligible Holders of Senior Notes Claims must ensure that their Nominee tenders their Senior Notes at or prior to the Rights Offering Expiration Time and, except for Eligible Holders who are Commitment Parties, coordinate payment of the Subscription Price.

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DIAMOND FOREIGN ASSET COMPANY

and

U.S. Co-Issuer1

as the Co-Issuers

and each of the other GUARANTORS party hereto

SENIOR SECURED FIRST LIEN PIK TOGGLE NOTES

DELAYED DRAW SUBSCRIPTION AGREEMENT

Dated as of [●], 2021

[1]

U.S. Co-Issuer to be a Delaware limited liability company that is a wholly owned subsidiary of DFAC that is treated as a disregarded entity for U.S. federal income tax purposes and which owns no assets. The Issuer and the Co-Issuer are referred to herein collectively as the “Issuer”.

i

ii

EXHIBITS:

Exhibit A	Form of Indenture
Exhibit B	Form of Note
Exhibit C	Opinion Matters – Counsel to the Company and its Subsidiaries
Exhibit D	Form of Officer’s Certificate
Exhibit E	Eligible Holder Certification

SCHEDULES:

Schedule 1a	Information Relating to the Delayed Draw Rights Offering Participants
Schedule 1b	Information Relating to the Delayed Draw Private Placement Investors
Schedule 2	Subscription Price

iii

This DELAYED DRAW SUBSCRIPTION AGREEMENT is entered into as of [●], 2021, among [Diamond Foreign Asset Company], a Cayman Islands exempted company (the “Issuer” or “Company”), [U.S. Co-Issuer], a [Delaware] corporation (the “Co-Issuer”), each of the Issuer’s subsidiaries listed as a guarantor on the signature pages hereto (the “Guarantors”) and the other Purchasers from time to time party hereto. The Issuer and the Co-Issuer are referred to herein collectively as the Issuer.

PRELIMINARY STATEMENTS

WHEREAS, on April 26, 2020 (the “Petition Date”), the Issuer and each of its affiliated debtors listed on Schedule 1 to the Backstop and Private Placement Agreement (as defined below) (the Issuer and each affiliated debtor, a “Debtor” and, collectively, the “Debtors”) filed a voluntary petition for relief under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”), with such cases now jointly administered under Case Number 20-32307 (DRJ) (collectively, the “Chapter 11 Cases”);

WHEREAS, in connection with the Restructuring (as defined below), certain holders of Senior Notes Claims have agreed to receive Delayed Draw Stapled Securities (as defined below) in partial satisfaction of such holder’s pro rata portion of the Senior Notes Claims;

WHEREAS, pursuant to the Plan (as defined below) and the Backstop and Private Placement Agreement, and in accordance with the Rights Offering Procedures (as defined below), the Company will conduct (i) a Delayed Draw Rights Offering (as defined below) for Delayed Draw Rights Offering Stapled Securities (as defined below) and (ii) a Delayed Draw Private Placement (together with the Delayed Draw Rights Offering, the “Delayed Draw Offerings”) for Delayed Draw Private Placement Stapled Securities (as defined below) (together with the Delayed Draw Rights Offering Stapled Securities, the “Delayed Draw Stapled Securities”), on the terms and subject to the conditions set forth herein;

WHEREAS, pursuant to the Plan and the Backstop and Private Placement Agreement, (i) certain holders of Senior Notes Claims have agreed to commit to purchase the Delayed Draw Rights Offering Stapled Securities (the “Delayed Draw Rights Offering Participants”) and (ii) certain holders of Senior Notes Claims have agreed to commit to purchase the Delayed Draw Private Placement Stapled Securities (the “Delayed Draw Private Placement Investors” and, together with the Delayed Draw Rights Offering Participants, the “Purchasers”); and

WHEREAS, the Issuer has requested that, immediately upon the satisfaction in full of the conditions precedent set forth in Section 3.1, each Purchaser commit to purchase its respective Delayed Draw Exit Notes (as defined below) from the Issuer in an aggregate amount as set forth in Schedule 1a or Schedule 1b, as applicable, on the terms and subject to the conditions set forth herein.

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE 1

DEFINITIONS AND ACCOUNTING TERMS

Section 1.1    Defined Terms. Capitalized terms used but not defined herein have the meanings set forth in the Plan and Backstop and Private Placement Agreement, as applicable, as defined herein. As used in this Agreement (including the preliminary statements above), the following terms shall have the meanings set forth below:

“2023 Notes” has the meaning set forth in the Plan.

“2025 Notes” has the meaning set forth in the Plan.

“2039 Notes” has the meaning set forth in the Plan.

“2043 Notes” has the meaning set forth in the Plan.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made (including any Related Funds of such Person); provided, that for purposes of this Agreement, no Purchaser shall be deemed an Affiliate of the Debtors or any of their Subsidiaries. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” means this Delayed Draw Subscription Agreement as amended or supplemented from time to time in accordance with the provisions contained herein, including all Schedules and Exhibits hereto.

“Anti-Corruption Laws” has the meaning set forth in Section 4.12.

“Anti-Money Laundering Laws” has the meaning set forth in Section 4.11.

“Backstop and Private Placement Agreement” means the Backstop and Private Placement Agreement, dated as of January 22, 2021, by and among the Company, the Debtors, each of the Commitment Parties (as defined therein) and each of the Private Placement Investors (as defined therein).

“Bankruptcy Code” has the meaning set forth in the preamble.

“Bankruptcy Court” has the meaning set forth in the preamble.

“BCA Approval Order” has the meaning set forth in the Backstop and Private Placement Agreement.

“Business Day” means any day other than a day on which banks are permitted or required to be closed in New York City.

“Change of Control” means the occurrence of any event or series of events by which: (a) any “person” or related Persons constituting a “group” (as such terms are used in Rule 13d-5 under the Securities Exchange Act of 1933) (other than Pacific Investment Management Company LLC or Avenue Capital Management II, L.P., their respective affiliates, and/or funds controlled by Pacific Investment Management Company LLC or Avenue Capital Management II, L.P. or any of their affiliates) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1933, except that a “person” or “group” shall be deemed to have “beneficial ownership” of all equity interests that such “person” or “group” has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of voting power of the ordinary shares of Reorganized Diamond (such “person” or “group” a “Parent”); provided, that such ownership by a Parent shall not constitute a change in control if no “person” or related Persons constituting a “group”

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directly or indirectly owns more than 50% of the voting power of the ordinary shares of such Parent, (b) a majority of the members of the board of directors (or equivalent governing body) of Reorganized Diamond shall not constitute continuing directors, (c) there shall have occurred under any document evidencing any material indebtedness any “change in control” or similar provision (as set forth in such document), (d) Reorganized Diamond shall cease to own directly or indirectly, 100% of the Equity Interests of any other Guarantor, or (e) Reorganized Diamond shall cease to own, directly or indirectly, 100% of the Equity Interests of each other Guarantor.

“Chapter 11 Cases” has the meaning set forth in the preamble.

“Collateral Trustee” means the collateral trustee under the Exit Notes Indenture.

“Company” has the meaning set forth in the preamble.

“Confirmation Order” means an Order of the Bankruptcy Court, in form and substance reasonably acceptable to the Requisite Financing Parties and the Debtors, confirming the Plan pursuant to section 1129 of the Bankruptcy Code, which remains in full force and effect and is not subject to any stay.

“Contract” means any legally binding agreement, contract or instrument, including any loan, note, bond, mortgage, indenture, guarantee, deed of trust, license, franchise, commitment, lease, franchise agreement, letter of intent, memorandum of understanding or other obligation, and any amendments thereto, whether written or oral, but excluding the Plan.

“Debtor” has the meaning set forth in the preamble.

“Delayed Draw Closing Date” has the meaning set forth in Section 2.2(a).

“Delayed Draw Exit Notes” means the Exit Notes subscribed for in connection with the Delayed Draw Private Placement and the Delayed Draw Rights Offering.

“Delayed Draw Exit Notes Notice” has the meaning set forth in Section 2.2(b).

“Delayed Draw Offerings” has the meaning set forth in the preamble.

“Delayed Draw New Common Shares” means the New Diamond Common Shares subscribed for in connection with the Delayed Draw Private Placement and the Delayed Draw Rights Offering.

“Delayed Draw Private Placement” means the agreement by the Company to sell on the Delayed Draw Closing Date (i) $17,800,000 aggregate principal amount of Exit Notes and (ii) New Diamond Common Shares representing approximately 4.66% of the total New Diamond Common Shares outstanding on the Effective Date, subject to dilution by the MIP and the New Warrants, issued by the Company, in each case on the terms set forth in the Plan and the Backstop and Private Placement Agreement.

“Delayed Draw Private Placement Investors” has the meaning set forth in the preamble.

“Delayed Draw Private Placement Stapled Securities” means the Exit Notes and the New Diamond Common Shares committed to be purchased in the Delayed Draw Private Placement pursuant to this Agreement.

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“Delayed Draw Rights Offering” means the rights offering for (i) $21,875,000 aggregate principal amount of Exit Notes and (ii) New Diamond Common Shares representing approximately 5.72% of the total New Diamond Common Shares outstanding on the Effective Date, subject to dilution by the MIP and the New Warrants, issued by the Company.

“Delayed Draw Rights Offering Participants” has the meaning set forth in the preamble.

“Delayed Draw Rights Offering Stapled Securities” means the Exit Notes and the New Diamond Common Shares committed to be purchased in the Delayed Draw Rights Offering pursuant to this Agreement.

“Delayed Draw Subscription Commitment” has the meaning set forth in Section 2.7.

“Disclosure Statement” has the meaning set forth in the Backstop and Private Placement Agreement.

“Effective Date” means the date upon which all conditions precedent to the effectiveness of the Plan have been satisfied or are expressly waived in accordance with the terms thereof, as the case may be, and on which the Restructuring and the other transactions to occur on such date pursuant to the Plan become effective or are consummated.

“Equity Interests” means all shares of capital stock, including, but not limited to, common or preferred equity or other equity interests, and any options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the same.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exit Notes” has the meaning set forth in the Backstop and Private Placement Agreement.

“Exit Notes Documents” means the agreements with respect to the Delayed Draw Exit Notes, including the Exit Notes Indenture, this Agreement, and any agreements, commitment letters, documents, instruments, collateral and security documentation, intercreditor agreement, and other ancillary documentation related thereto.

“Exit Notes Indenture” means the certain indenture governing the Delayed Draw Exit Notes to be dated as of the Effective Date among the Company, the Guarantors, the Trustee and the Collateral Trustee, which shall be substantially in the form of the Form of Indenture.

“Exit Revolving Credit Facility” has the meaning set forth in the Plan.

“Form of Indenture” means the Form of Indenture attached hereto as Exhibit A, as it may be amended, supplemented, restated or otherwise modified from time to time in accordance therewith.

“Form of Note” means the Form of Note attached hereto as Exhibit B, as it may be amended, supplemented, restated or otherwise modified from time to time in accordance with the Form of Indenture.

“Governmental Entity” means any U.S. or non-U.S. international, regional, federal, state, municipal or local governmental, judicial, administrative, legislative or regulatory authority, entity, instrumentality, agency, department, commission, court or tribunal of competent jurisdiction (including any branch, department or official thereof).

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“Guarantee” means the guarantee by any Guarantor of the Issuer’s obligations under the Exit Notes Indenture and the Delayed Draw Exit Notes.

“Guarantors” means each of the guarantors of the Delayed Draw Exit Notes under the Exit Notes Indenture.

“Investment Company Act” has the meaning set forth in Section 4.7.

“Issuer” has the meaning set forth in the preamble.

“Knowledge” means the actual knowledge, after reasonable inquiry of their direct reports, of the chief executive officer, chief financial officer, chief operating officer and general counsel of such Person. As used herein, “actual knowledge” means information that is personally known by the listed individual(s).

“Law” means any law (statutory or common), statute, regulation, rule, code or ordinance enacted, adopted, issued or promulgated by any Governmental Entity.

“Material Adverse Effect” means a material adverse effect on (a) the operations, business, assets, properties, prospects or financial condition of the Company or any of its Subsidiaries, (b) the rights and remedies of any Purchaser under any Exit Notes Documents, or of the ability of the Company or any of its Subsidiaries to perform its obligations under any Exit Notes Document to which it is a party or (c) the legality, validity, binding effect or enforceability against the Company or any of its Subsidiaries of any Exit Notes Documents to which it is a party.

“MIP” means the management incentive plan with the terms set forth in the Plan, to be established by the New Board.

“New Board” has the meaning set forth in the Plan.

“New Diamond Common Shares” has the meaning set forth in the Backstop and Private Placement Agreement.

“New Warrants” means new warrants having the terms set forth in the Plan.

“OFAC” means Office of Foreign Assets Control of the United States Department of the Treasury.

“Order” means any judgment, order, award, injunction, writ, permit, license or decree of any Governmental Entity or arbitrator of applicable jurisdiction.

“Person” means an individual, firm, corporation (including any non-profit corporation), partnership, limited liability company, joint venture, association, trust, Governmental Entity or any other entity or organization.

“Petition Date” has the meaning set forth in the preamble.

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“Plan” means a chapter 11 plan of reorganization of the Debtors implementing the transactions contemplated hereby, including all appendices, exhibits, schedules, and supplements thereto.

“Plan Support Agreement” has the meaning set forth in the Backstop and Private Placement Agreement.

“Purchasers” has the meaning set forth in the preamble.

“Regulation D” means Regulation D promulgated under the Securities Act.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Fund” means (i) any investment funds or other entities who are advised by the same investment advisor and (ii) any investment advisor with respect to an investment fund or entity it advises.

“Responsible Officer” means the chief executive officer, the chief financial officer, the president or any vice president of such Person. Any document delivered hereunder that is signed by a Responsible Officer shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Person and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Person.

“Reorganized Diamond” means Diamond Offshore Drilling, Inc. as reorganized on the Effective Date pursuant to the Plan.

“Restructuring” has the meaning set forth in the Plan.

“Rights Offering Procedures” has the meaning set forth in the Backstop and Private Placement Agreement.

“Sanctioned Country” has the meaning set forth in Section 4.10.

“Sanctions” has the meaning set forth in Section 4.10.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended and the rules and regulations promulgated thereunder.

“Senior Notes Claims” has the meaning set forth in the Backstop and Private Placement Agreement.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of debts and liabilities, including, without limitation, contingent liabilities, subordinated or otherwise, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities, subordinated, contingent or otherwise, as they become absolute and mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small

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capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability

“Subscription Price” has the meaning set forth in Section 2.2(a).

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture or other legal entity as to which such Person (either alone or through or together with any other subsidiary or Affiliate), (a) owns, directly or indirectly, more than fifty percent (50%) of the stock or other Equity Interests, (b) has the power to elect a majority of the board of directors or similar governing body thereof or (c) has the power to direct, or otherwise control, the business and policies thereof.

“Taxes” means all taxes, assessments, duties, levies or other similar mandatory governmental charges paid to a Governmental Entity, including all federal, state, local, foreign and other income, franchise, profits, gross receipts, capital gains, capital stock, transfer, property, sales, use, value-added, occupation, excise, severance, windfall profits, stamp, payroll, social security, withholding and other taxes, assessments, duties, levies or other similar mandatory governmental charges of any kind whatsoever paid to a Governmental Entity (whether payable directly or by withholding and whether or not requiring the filing of a return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest thereon and shall include any liability for such amounts as a result of being a member of a combined, consolidated, unitary or affiliated group.

“Ticking Fee” has the meaning set forth in Section 2.6.

“Ticking Fee Payment Date” has the meaning set forth in Section 2.6.

“Ticking Fee Rate” has the meaning set forth in Section 2.6.

“Trustee” means the trustee under the Exit Notes Indenture.

“Voting Stock” of any specified Person as of any date means the capital stock of such Person that is at the time entitled to vote in the election of the board of directors (or similar governing body) of such Person.

Section 1.2    Interpretive Provisions. Unless otherwise specified herein:

(a)    The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)     The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision thereof.

(i)    Article, Section, Exhibit and Schedule references are to this Agreement (unless otherwise specified herein).

(ii)    The term “including” is by way of example and not limitation.

(iii)    The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

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(c)    In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”.

(d)    Section headings herein are included for convenience of reference only and shall not affect the interpretation of this Agreement.

Section 1.3    References to Agreements and Laws. Unless otherwise expressly provided herein, (a) references to organization documents, agreements (including the Exit Notes Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by this Agreement or the Delayed Draw Exit Notes; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

Section 1.4    Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day.

ARTICLE 2

AUTHORIZATION AND ISSUANCE OF DELAYED DRAW STAPLED SECURITIES

Section 2.1    Authorization of Issue. On or prior to the execution and delivery of this Agreement, the Issuer will authorize the issuance and sale of the Delayed Draw Exit Notes and the Delayed Draw New Common Shares. The Delayed Draw Exit Notes shall be issued pursuant to the Exit Notes Indenture, and shall be part of the same series of notes as the Exit Notes, and shall constitute a single class of securities with the Exit Notes issued on the Effective Date for all purposes under the Exit Notes Indenture. No more than $39,675,000 in aggregate principal amount of Delayed Draw Exit Notes may be issued pursuant to this Agreement.

Section 2.2    Sale and Purchase of the Delayed Draw Exit Notes.

(a)    The parties to this Agreement agree that, after the Effective Date and prior to the date that is two years prior to the maturity date of the Exit Notes, the Issuer may on one occasion, subject to the terms and conditions herein, cause the Purchasers upon receipt of the Delayed Draw Exit Notes Notice, to purchase Delayed Draw Exit Notes at a purchase price equal to 100% of the principal amount thereof (the “Subscription Price,” and the date of issuance, the “Delayed Draw Closing Date”); provided that (i) the aggregate principal amount of Delayed Draw Exit Notes that the Delayed Draw Rights Offering Participants shall be required to purchase on any Delayed Draw Closing Date shall not exceed $21,875,000 and (ii) the aggregate principal amount of Delayed Draw Exit Notes that the Delayed Draw Private Placement Investors shall be required to purchase on any Delayed Draw Closing Date shall not exceed $17,800,000;

(b)    the Issuer shall give at least ten (10) Business Days but no more than thirty (30) Business Days prior written notice of the Delayed Draw Closing Date to each Purchaser, specifying the date of the proposed Delayed Draw Closing Date, which shall be a Business Day (such notice, the “Delayed Draw Exit Notes Notice”); and

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(c)    the obligations of the Purchasers to purchase and pay for Delayed Draw Exit Notes hereunder are several and not joint and no Purchaser shall have any liability to any Person for the performance or non-performance by any other Purchaser in connection therewith.

Section 2.3    Closing of Delayed Draw Exit Notes. On the Delayed Draw Closing Date,

(a)    the sale and purchase of the Delayed Draw Exit Notes shall occur at the offices of Milbank LLP, 55 Hudson Yards, New York, New York 10001, or such other location as agreed between the Issuer and the Purchasers; and

(b)    the Issuer shall cause all Delayed Draw Exit Notes to be delivered into the account of the applicable Purchaser through the facilities of The Depository Trust Company; provided, however, that to the extent The Depository Trust Company does not permit the Delayed Draw Exit Notes to be deposited through its facilities, such securities will be delivered, at the option of the Purchaser, in book entry form on the register of the Issuer’s stock transfer agent or in the form of physical stock certificates to the account of the Purchaser. Notwithstanding anything to the contrary in this Agreement, all Delayed Draw Exit Notes will be delivered with all issue, stamp, transfer, sales and use, or similar transfer Taxes or duties that are due and payable (if any) in connection with such delivery duly paid by the Issuer.

Section 2.4    Issuance of the Delayed Draw New Common Shares. As consideration for the agreements of the Purchasers under this Agreement, the Delayed Draw New Common Shares will be issued on the Effective Date to each of the Purchasers in accordance with Schedule 1a or Schedule 1b, as applicable.

Section 2.5    Delayed Draw Offerings. The Delayed Draw Rights Offering shall be conducted in accordance with Section 1145 of the Bankruptcy Code and the Delayed Draw Private Placement shall be conducted in reliance upon the exemption from registration under the Securities Act provided in Section 4(a)(2) or Regulation S under the Securities Act or another available exemption from registration under the Securities Act, and, in all material respects, the Delayed Draw Offerings shall be conducted in accordance with the BCA Approval Order, the Rights Offering Procedures and the Backstop and Private Placement Agreement.

Section 2.6    Ticking Fee. As consideration for the agreements of the Purchasers under this Agreement with respect to the Delayed Draw Exit Notes, the Issuer shall pay (or cause to be paid) to the Purchasers, for their own accounts, a ticking fee (the “Ticking Fee”) equal to 3.00% per annum (the “Ticking Fee Rate”) of the aggregate principal amount of undrawn Delayed Draw Exit Notes; provided, that any accrued and unpaid Ticking Fee shall be payable on the Delayed Draw Closing Date. The Ticking Fee shall accrue at all times from the Effective Date until the Delayed Draw Closing Date, and shall be due and payable in cash semi-annually in arrears on the last Business Day of each [●] and [●] (each a “Ticking Fee Payment Date”), commencing with the last Business Day that is six months after the Effective Date. The Ticking Fee shall be calculated semi-annually in arrears. The Ticking Fee shall be paid by the Issuer by wire transfer on each Ticking Fee Payment Date to the account specified across such Purchasers name as set forth in Schedule 1a or 1b, as applicable. Notwithstanding the foregoing, (i) upon termination of this Agreement, (ii) occurrence of the Delayed Draw Closing Date or (iii) the date that is twenty-four months prior to the scheduled maturity of the Exit Notes, the Ticking Fee shall no longer accrue.

Section 2.7    No Transfer of Delayed Draw Subscription Commitment. No Purchaser may transfer all or any portion of its commitment to purchase Delayed Draw Exit Notes on the Delayed

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Draw Closing Date (each commitment, a “Delayed Draw Subscription Commitment”) to any other Person, including for the avoidance of doubt, any Financing Party (as defined in the Backstop and Private Placement Agreement) or any of the Financing Parties’ Affiliates, unless the Company otherwise agrees in writing to release such Purchaser from its Delayed Draw Subscription Commitment under this Agreement in the Company’s sole discretion.

Section 2.8    Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned (a) in the sole discretion of the Issuer, at any time prior to the Delayed Draw Closing Date upon written notice by the Issuer to the Purchasers and (b) in the sole discretion of the Purchaser, upon the occurrence of a Change of Control.

ARTICLE 3

CONDITIONS PRECEDENT TO ISSUANCE OF DELAYED DRAW EXIT NOTES

Section 3.1    Conditions to Issuance of Delayed Draw Exit Notes. The obligation of each Purchaser to purchase and pay for any Delayed Draw Exit Notes on the Delayed Draw Closing Date is subject to satisfaction (or waiver by the Purchasers) of the following conditions precedent prior to or on such Delayed Draw Closing Date:

(a)    the representations and warranties of the Company and its Subsidiaries contained in Article 4 or any other Exit Notes Document shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or material adverse effect) on and as of the date of the Delayed Draw Closing Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (and in all respects if any such representation or warranty is already qualified by materiality or material adverse effect) as of such earlier date, as set forth in a certificate, substantially in the form of Exhibit D, dated as of the Delayed Draw Closing Date and duly executed by a Responsible Officer of the Company and the Issuer, certifying that the conditions precedent set forth in this Section 3.1(a) have been satisfied as of the Delayed Draw Closing Date;

(b)    no default or event of default under the Exit Notes shall exist, or would result from, the issuance and sale of such Delayed Draw Exit Notes or from the application of the proceeds therefrom;

(c)    the Issuer shall have performed and complied (i) with Section 4.18 in all respects and (ii) in all material respects, in the reasonable determination of the Purchasers, with all of their other respective covenants and agreements contained in this Agreement that contemplate, by their terms, performance or compliance prior to the Delayed Draw Closing Date;

(d)    the Purchasers shall have received on and as of the Delayed Draw Closing Date a certificate of the chief executive officer or chief financial officer of the Company confirming that the conditions set forth in Sections 3.1(a), (b), (c), (g) and (h) have been satisfied;

(e)    at least three (3) Business Days prior to the date of the Delayed Draw Closing Date, each Purchaser shall have received written instructions signed by a Responsible Officer of the Issuer confirming (i) the name and address of the transferee bank, (ii) such transferee bank’s ABA number and (iii) the account name and number into which the purchase price for the Delayed Draw Exit Notes is to be deposited;

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(f)    the Purchasers shall have received, on the Delayed Draw Closing Date, opinions of outside counsel for the Company, dated as of the Delayed Draw Closing Date, which shall be in customary form and reasonably acceptable to the Purchasers;

(g)    no Change of Control shall have occurred; and

(h)    the amount of drawn commitments under the Exit Revolving Credit Facility shall be at least 50%.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

Each of the Company and each of the Guarantors, jointly and severally, represents and warrants to the Purchasers as of the Delayed Draw Closing Date that:

Section 4.1    Organization and Good Standing. The Company and each of its “significant subsidiaries” (as defined in Rule 1-02 of Regulation S-X under the Exchange Act) have been duly organized and are validly existing and in good standing under the laws of their respective jurisdictions of organization, are duly qualified to do business and are in good standing in each jurisdiction in which their respective ownership or lease of property or the conduct of their respective businesses requires such qualification, and have all power and authority necessary to own or hold their respective properties and to conduct the businesses in which they are engaged, except where the failure to be so qualified, in good standing or have such power or authority would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.2    Due Authorization.

(a)    The Company and each of the Debtors has the requisite corporate power and authority to consummate the transactions contemplated herein. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been or will be duly authorized by all requisite corporate action on behalf of the Company, and no other corporate proceedings on the part of the Company are or will be necessary to authorize this Agreement or to consummate the transactions contemplated hereby.

Section 4.3    No Consents Required. No consent, approval, authorization, Order, registration or qualification of or with any court or arbitrator or governmental or regulatory authority is required for the execution, delivery and performance by the Company of this Agreement, the issuance and sale of the Delayed Draw Exit Notes, except for (a) the entry of the BCA Approval Order authorizing the Company and the other Debtors to execute and deliver this Agreement and perform its obligations hereunder, (b) the entry of the Confirmation Order authorizing the Company and the other Debtors to perform each of their respective obligations under the Plan, (c) entry by the Bankruptcy Court, or any other court of competent jurisdiction, of orders as may be necessary in the Chapter 11 Cases from time to time and (d) such consents, approvals, authorizations, Orders and registrations or qualifications (i) as have been or will be obtained under the Securities Act and the Trust Indenture Act and (ii) as may be required under applicable state securities laws in connection with the purchase and distribution of the Delayed Draw Exit Notes.

Section 4.4    Issuance. (i) The Delayed Draw Exit Notes, when issued and delivered against payment therefore in the Delayed Draw Offerings, or to the Purchasers hereunder, in accordance with the terms of the Exit Notes Indenture, will be valid and legally binding obligations of the Debtors, enforceable against the Debtors in accordance with their terms and the terms of Exit Notes Indenture,

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subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity whether applied in a court of law or a court of equity and (ii) the Guarantees of the Exit Notes Indenture, when issued and delivered against payment therefor in accordance with the terms of the Exit Notes Indenture, will be valid and legally binding obligations of the applicable Guarantor, enforceable against such guarantor in accordance with their terms and the term Exit Notes Indenture, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity whether applied in a court of law or a court of equity.

Section 4.5    Binding Effect. This Agreement has been duly executed and delivered by the Company and each of its Subsidiaries that is party thereto. This Agreement constitutes a legal, valid and binding obligation of the Company and each of its Subsidiaries party thereto, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights generally and by general principles of equity.

Section 4.6    No Violation or Default. Neither the Company nor any of its subsidiaries is: (i) in violation of its charter or by-laws or similar organizational documents; (ii) in default, and no event has occurred that, with notice or lapse of time or both, would constitute such a default, in the due performance or observance of any term, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject; or (iii) in violation of any law or statute or any judgment, Order, rule or regulation of any court or arbitrator or governmental or regulatory authority, except, in the case of clauses (ii) and (iii) above, for any such default or violation that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or was caused by the commencement of the Chapter 11 Cases.

Section 4.7    Investment Company Act. Neither the Company nor any of its subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended, (collectively, the “Investment Company Act”).

Section 4.8    No Conflicts. The execution, delivery and performance by the Company of each of the Exit Notes Documents, and compliance by the Company with the terms thereof and the consummation of the transactions contemplated by the Exit Notes Documents will not (i) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its subsidiaries pursuant to, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject, (ii) result in any violation of the provisions of the charter or by-laws or similar organizational documents of the Company or any of its subsidiaries or (iii) result in the violation of any law or statute or any judgment, Order, rule or regulation of any court or arbitrator or governmental or regulatory authority, except, in the case of clauses (i) and (iii) above, for any such conflict, breach, violation, default, lien, charge or encumbrance that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.9    Licenses and Permits. The Company and its subsidiaries possess all licenses, certificates, permits and other authorizations issued by, and have made all declarations and filings with, the appropriate federal, state, local or foreign governmental or regulatory authorities that are

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necessary for the ownership or lease of their respective properties or the conduct of their respective businesses as described in the Disclosure Statement, except where the failure to possess or make the same would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, neither the Company nor any of its subsidiaries has received notice of any revocation or modification of any such license, certificate, permit or authorization or has any reason to believe that any such license, certificate, permit or authorization will not be renewed in the ordinary course.

Section 4.10    No Conflicts with Sanctions Laws. Neither the Company nor any of its subsidiaries nor any director or officer or, to the Knowledge of the Company, employee, agent or Affiliate acting on behalf of the Company or any of its subsidiaries is currently the subject or the target of any sanctions administered or enforced by the U.S. government (including, without limitation, the Office of Foreign Assets Control of the U.S. Department of the Treasury and the U.S. Department of State), the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom (collectively, “Sanctions”), nor is the Company or any of its subsidiaries located, organized or resident in a country or territory that is the subject or target of comprehensive Sanctions broadly prohibiting dealings involving such country or territory, including, without limitation, Cuba, Iran, North Korea, Syria and the Crimea region of Ukraine (each, a “Sanctioned Country”); and the Company will not directly or indirectly use the proceeds of the sale of the Delayed Draw Exit Notes, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity (i) to fund or facilitate any activities of or business or dealings with any Person that, at the time of such funding or facilitation, is the subject or target of Sanctions, (ii) to fund or facilitate any activities or dealings of, or business in, any Sanctioned Country or (iii) in any other manner that would constitute or give rise to a violation by any Person (including any Person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions. For the past five years, the Company and its subsidiaries have not knowingly engaged in and are not now knowingly engaged in any dealings or transactions (x) with any Person that at the time of the dealing or transaction is or was the subject or the target of Sanctions or (y) with or in any Sanctioned Country.

Section 4.11    Compliance with Anti-Money Laundering Laws. The operations of the Company and its subsidiaries are, and have been in the past three years, conducted in compliance in all material respects with applicable financial recordkeeping and reporting requirements, including those of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the applicable money laundering statutes of all jurisdictions where the Company or any of its subsidiaries conducts business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the Knowledge of the Company, threatened.

Section 4.12    No Unlawful Payments. Neither the Company nor any of its subsidiaries nor any director or officer or, to the Knowledge of the Company, employee, agent, Affiliate or other Person acting on behalf of the Company or any of its subsidiaries has, directly or indirectly, in the past five years: (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity; (ii) made or taken an act in furtherance of an offer, promise or authorization of any unlawful payment or benefit to any foreign or domestic government official or employee, including of any government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office; (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable law or regulation implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International

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Business Transactions, or the Bribery Act 2010 of the United Kingdom, or any other applicable anti-bribery or anti-corruption law (collectively, the “Anti-Corruption Laws”); or (iv) made, offered, agreed, requested or taken an act in furtherance of any unlawful bribe or other unlawful benefit, including, without limitation, any rebate, payoff, influence payment, kickback or other unlawful payment or benefit. The Company and its subsidiaries have instituted, maintain and enforce, and will continue to maintain and enforce, policies and procedures designed to promote and ensure compliance with the Anti-Corruption Laws.

Section 4.13    Private Offering; No Integration or General Solicitation.

(a)    Subject to compliance by the Purchasers with the representations and warranties set forth in Article 5, it is not necessary in connection with the offer and sale of the Delayed Draw Exit Notes to be sold on the Delayed Draw Closing Date to the Purchasers in the manner contemplated by this Agreement, to register the Delayed Draw Exit Notes or the Guarantees under the Securities Act or to qualify this Agreement or the Delayed Draw Exit Notes under the Trust Indenture Act.

(b)    None of the Issuer or its Affiliates or any Person acting on any of their behalf (other than the Purchasers and their Affiliates, as to whom the Issuer makes no representation or warranty) directly or indirectly, has offered, sold or solicited any offer to buy and will not, directly or indirectly, offer, sell or solicit any offer to buy, any security of a type or in a manner which would be integrated with the sale of the Delayed Draw Exit Notes and require the Delayed Draw Exit Notes to be registered under the Securities Act. None of Issuer or its Affiliates or any Person acting on any of their behalf (other than the Purchasers and their assignees, as to whom the Issuer makes no representation or warranty) has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Rule 502(c) under the Securities Act) in connection with the offering of the Delayed Draw Exit Notes.

(c)    The Delayed Draw Exit Notes and Guarantees are eligible for resale pursuant to Rule 144A and will not, at the Delayed Draw Closing Date or any Delayed Draw Closing Date, as applicable, be of the same class as securities listed on a national securities exchange registered under Section 6 of the Exchange Act or quoted on a U.S. automated interdealer quotation system.

Section 4.14    Arm’s-Length Dealing. Each of the Debtors agrees that (a) each of the Purchasers is acting solely in the capacity of an arm’s-length contractual counterparty with respect to the transactions contemplated hereby (including in connection with determining the terms of the Delayed Draw Offerings) and not as a financial advisor or a fiduciary to, or an agent of, the Debtors or any of their respective Subsidiaries and (b) no Purchaser is advising the Debtors or any of their respective Subsidiaries as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction.

Section 4.15    Margin Rules. Neither sale nor resale of the Delayed Draw Exit Notes nor the application of the proceeds thereof by the Company as described in the Disclosure Statement will violate Regulation T, U or X of the Board of Governors of the Federal Reserve System or any other regulation of such Board of Governors promulgated thereunder.

Section 4.16    No Stabilization. The Company has not taken, directly or indirectly, any action designed to or that could reasonably be expected to cause or result in any stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Delayed Draw Exit Notes.

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Section 4.17    Solvency.    The Company and its Subsidiaries, on a consolidated basis, are Solvent and the Issuer on an unconsolidated basis is Solvent.

Section 4.18    Use of Proceeds. The Company will apply the proceeds from the Delayed Draw Offerings in accordance with the Plan and Confirmation Order. The Company shall not directly or indirectly use the proceeds of the sale of the Delayed Draw Exit Notes, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity: (i) in any manner that would constitute or give rise to a violation of the Anti-Corruption Laws; (ii) to fund or facilitate any activities of or business or dealings with any Person that, at the time of such funding or facilitation, is the subject or target of Sanctions; (iii) to fund or facilitate any activities or dealings of, or business in, any Sanctioned Country; or (iv) in any other manner that would constitute or give rise to a violation by any Person (including any Person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of Sanctions.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

Section 5.1    Securities Representations. Each Delayed Draw Private Placement Investor severally and not jointly represents and warrants to, and agrees with, each of the Issuer and Guarantors as of the Effective Date and the Delayed Draw Closing Date that:

(a)    [RESERVED];

(b)    [RESERVED];

(c)    It is acquiring the Delayed Draw Private Placement Stapled Securities for its own account, for investment purposes only and not with a view to any distribution thereof that would not otherwise comply with the Securities Act;

(d)    [RESERVED];

(e)    It (A) understands that the offer and sale of the Delayed Draw Private Placement Stapled Securities have not been registered under the Securities Act and the Delayed Draw Private Placement Stapled Securities are being issued by the Issuer in transactions exempt from the registration requirements of the Securities Act and (B) agrees that all or any part of the Delayed Draw Private Placement Stapled Securities may not be offered or sold except pursuant to effective registration statements under the Securities Act or pursuant to applicable exemptions from registration under the Securities Act and in compliance with applicable state laws;

(f)    It understands that the exemption from registration afforded by Rule 144 (the provisions of which are known to such Purchaser) promulgated under the Securities Act depends on the satisfaction of various conditions, and that, if applicable, Rule 144 may afford the basis for sales only in limited amounts; and

(g)    The source of funds to be used by such Delayed Draw Private Placement Investor to pay the Subscription Price, as the case may be, does not include assets of any employee benefit plan (other than a plan exempt from the coverage of ERISA) or plan or any other entity the assets of which consist of “plan assets” of employee benefit plans or plans as defined in Department of Labor regulation Section 2510.3-101, as amended by Section 3(42) of ERISA. As used in this Section 5.1(f), the term “employee benefit plan” shall have the meaning assigned to such term in Section 3 of ERISA, and the term “plan” shall have the meaning assigned thereto in Section 4975(e)(1) of the Code.

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Section 5.2    Sufficiency of Funds. Such Purchaser has, or will have as of the Closing, sufficient available funds to fulfill its Delayed Draw Closing Date obligations under this Agreement. For the avoidance of doubt, such Purchaser acknowledges that its obligations under this Agreement are not conditioned in any manner upon its obtaining financing.

Section 5.3    Securities Representations. Each Delayed Draw Rights Offering Participant severally and not jointly represents and warrants to, and agrees with, each of the Issuer and Guarantors as of the Effective Date and the Delayed Draw Closing Date that:

(a)    It has completed the Delayed Draw Rights Offering Participant Certification as set forth on Schedule E and such responses are true and correct; and

(b)    It (A) understands that the offer and sale of the Delayed Draw Rights Offering Stapled Securities have not been registered under the Securities Act and (B) if it is deemed to be an “underwriter” under Section 1145(b) of the Bankruptcy Code, will be subject to restrictions under the Securities Act on its ability to resell those securities.

ARTICLE 6

MISCELLANEOUS

Section 6.1    Notices. All notices hereunder shall be deemed given if in writing and delivered, if contemporaneously sent by electronic mail, courier, or registered or certified mail (return receipt requested) to the following addresses:

(a)    if to a Purchaser or its nominee, to such Purchaser or its nominee at the address specified on Schedule 1a or 1b, as applicable, with copies (which copies shall not constitute notice) to: Milbank LLP, 55 Hudson Yards, New York, NY 10001, Attn: Dennis Dunne, Tyson Lomazow and Paul Denaro, or at such other address as any Purchaser or its nominee shall have specified to the Issuer in writing; or

(b)    if to the Issuer or any of the Guarantors, to:

Diamond Offshore Drilling, Inc.

15415 Katy Freeway, Suite 100

Houston, Texas 77094

Attention: David Roland

Section 6.2    Benefit of Agreement and Assignments.

(a)    Except as otherwise expressly provided herein, all covenants, agreements and other provisions contained in this Agreement by or on behalf of any of the parties hereto shall bind, inure to the benefit of and be enforceable by their respective successors and permitted assigns; provided, however, that none of the Issuer or the Guarantors may assign or transfer any of its rights or obligations without the prior written consent of the other parties hereto.

(b)    Nothing in this Agreement or in any other Exit Notes Document, express or implied, shall give to any Person (other than the parties hereto or thereto, indemnitees and each of their respective successors and permitted assigns) any benefit or any legal or equitable right, remedy or claim under this Agreement. For the avoidance of doubt, any Holder of Delayed Draw Exit Notes or holder of beneficial interest therein that, in each case, is not a Purchaser, or otherwise party hereto or an intended third party beneficiary hereof shall not be entitled to the benefits of this Agreement.

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(c)    Notwithstanding anything to the contrary contained herein, any Purchaser may:

(i)    assign its rights and obligations to purchase all or any portion of the Delayed Draw Exit Notes allocated to such Purchaser (A) at its sole discretion to any other Holder and (B) to any other Person with the prior written consent of the Company (which consent shall not be unreasonably withheld), or

(ii)    transfer its Delayed Draw Exit Notes and rights hereunder, either together or separately, (A) at its sole discretion to any Person that is an Affiliate any other Holder and (B) to any other Person with the prior written consent of the Company (which consent shall not be unreasonably withheld), subject to such Person becoming a party hereto, evidenced by delivering an executed counterpart hereof, and the ability of such Person to make the representations and warranties set forth in Article 4, and each such Person shall be entitled to the full benefit and be subject to the obligations of this Agreement as if such Person were a Purchaser hereunder.

Section 6.3    No Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in exercising any right, power or privilege hereunder or under the Delayed Draw Exit Notes and no course of dealing between the Issuer and any other party shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under the Delayed Draw Exit Notes preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies provided herein and in the Delayed Draw Exit Notes are cumulative and not exclusive of any rights or remedies that the parties would otherwise have. No notice to or demand on the Issuer in any case shall entitle the Issuer to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the other parties hereto to any other or further action in any circumstances without notice or demand.

Section 6.4    Amendments, Waivers and Consents. This Agreement may be amended, and the observance of any term hereof may be waived (either retroactively or prospectively), with the written consent of the Issuer and each Purchasers representing no less than a majority in aggregate principal amount of Delayed Draw Exit Notes subject to such amendment; provided, however, no such amendment or waiver that would adversely impact the obligations, rights or remedies of any Purchaser may be made without the prior written consent of such Purchaser. No amendment or waiver of this Agreement will extend to or affect any obligation, covenant or agreement not expressly amended or waived or thereby impair any right consequent thereon. Notwithstanding the foregoing, any Purchaser may waive any term or condition with respect to the sale and issuance of a Delayed Draw Exit Note to such Purchaser in its sole discretion.

Section 6.5    Counterparts. This Agreement may be signed in one or more counterparts, each of which shall constitute an original and all of which together shall constitute one and the same agreement. Counterparts of this Agreement, and any documents delivered pursuant hereto or in connection herewith, may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the New York Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method. Any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Section 6.6    Reproduction. This Agreement and all documents relating hereto, including: (a) consents, waivers and modifications that may hereafter be executed, (b) documents

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received by the Purchasers at the Closing (except the Delayed Draw Exit Notes themselves) and (c) financial statements, certificates and other information previously or hereafter furnished in connection herewith, may be reproduced by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and any original document so reproduced may be destroyed. Each party hereto agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 6.6 shall not prohibit any party hereto or any holder of the Delayed Draw Exit Notes from contesting any such reproduction to the same extent that it could contest the original or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

Section 6.7    Headings. The headings of the sections, paragraphs and subsections of this Agreement are inserted for convenience only and shall not affect the interpretation hereof or, for any purpose, be deemed a part of this Agreement.

Section 6.8    Governing Law; Jurisdiction; Consent to Service of Process; Waiver of Jury Trial.

(a)    This Agreement and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of New York, without giving effect to any conflict of laws principles that would require the application of the laws of any other jurisdiction.

(b)    Each of the parties irrevocably agrees that any legal action, suit or proceeding arising out of or relating to this Agreement brought by any party shall be brought and determined in the United States District Court for the Southern District of New York or, if that court does not have subject matter jurisdiction, in any state court located in The City and County of New York, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid court for itself and with respect to its property, generally and unconditionally, with regard to any such proceeding arising out of or relating to this Agreement. Each of the parties agrees not to commence any proceeding relating to this Agreement except in the United States District Court for the Southern District of New York or, if that court does not have subject matter jurisdiction, in any state court located in The City and County of New York. Each of the parties further agrees that notice as provided in Section 6.1 shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Nothing in any Exit Notes Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(c)    EACH PARTY HERETO (AND ANY FUTURE PURCHASER BY PURCHASING ANY DELAYED DRAW EXIT NOTES HEREUNDER) HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY EXIT NOTES DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

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Section 6.9    Severability. If any provision of this Agreement is determined to be illegal, invalid or unenforceable, such provision shall be fully severable to the extent of such illegality, invalidity or unenforceability and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions. Upon any such determination of invalidity, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a reasonably acceptable manner in order that the transactions contemplated hereby may be consummated as originally contemplated to the greatest extent possible.

Section 6.10    Entirety. This Agreement together with the other Exit Notes Documents represents the entire agreement of the parties hereto and thereto, and supersedes all prior agreements and understandings, oral or written, if any, relating to the Exit Notes Documents or the transactions contemplated herein or therein.

Section 6.11    Survival of Representations and Warranties. All representations, warranties, covenants and agreements made by the Company (in such capacity), each of the Debtors and the Guarantors herein shall survive the execution and delivery of this Agreement, and the issuance, delivery and transfer of all or any portion of the Delayed Draw Exit Notes, regardless of any investigation made at any time by or on behalf of the Purchasers.

Section 6.12    Construction. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person, whether or not expressly specified in such provision.

Section 6.13    Incorporation. All Schedules attached hereto are incorporated as part of this Agreement as if fully set forth herein.

Section 6.14    Confidentiality. Each Purchaser agrees that, without the prior written consent (including by e-mail) of the Company, it will not disclose (other than to its affiliates and its or their investors, lenders, limited partners, shareholders, members, directors, officers, employees, and their respective counsel, consultants, and advisors who enter into customary confidentially agreements obligating such Person to keep such information confidential or are otherwise subject to an appropriate confidentiality obligation) any information which has been furnished to such Purchaser in connection with its evaluation of an investment in the Delayed Draw Exit Notes or is now or in the future furnished pursuant to this Agreement or any other Exit Notes Document; provided that any Purchaser may disclose any such information (i) as was or has become generally available to the public other than by virtue of a breach of this Section 6.14 by such Purchaser or any other Person to whom such Purchaser has provided such information as permitted by this Section 6.14, (ii) as may be required in any report, statement or testimony required to be submitted to any municipal, state or federal regulatory body having or claiming to have jurisdiction over such Purchaser (whether in the United States or elsewhere), (iii) as may be required or in the opinion of counsel appropriate in order to comply with any Law, order, regulation or ruling applicable to such Purchaser and (iv) to any prospective or actual Holder in connection with any contemplated transfer of any of the Delayed Draw Exit Notes by such Purchaser to the extent permitted by this Agreement.

Section 6.15    No Personal Obligations. Notwithstanding anything to the contrary contained herein or in any Exit Notes Document, it is expressly understood and the Purchasers expressly

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agree that nothing contained herein or in any other Exit Notes Document or in any other document contemplated hereby or thereby (whether from a covenant, representation, warranty or other provision herein or therein) shall create, or be construed as creating, any personal liability of any stockholder, director, officer or employee of the Company and its Subsidiaries in such Person’s capacity as such, with respect to (a) any payment obligation of the Company or any of its Subsidiaries, (b) any obligation of the Issuer or any of its Subsidiaries to perform any covenant, undertaking, indemnification or agreement, either express or implied, contained herein or in any other Exit Notes Document, (c) any representation or warranty contained herein or any other Exit Notes Document, (d) any other claim or liability to the Purchasers under or arising under this Agreement or any other Exit Notes Document or in any other document contemplated hereby or thereby, or (e) any credit extended or loan made; provided that nothing herein shall be deemed to be a waiver of claims arising from fraud.

Section 6.16    Currency. Unless otherwise specified, all dollar amounts referred to in this Agreement are in United States Dollars.

Section 6.17    Patriot Act. The Purchasers hereby notify the Issuer that, pursuant to the requirements of the PATRIOT Act, the Purchasers may be required to obtain, verify and record information that identifies the Issuer, its Subsidiaries and the Guarantors, including their respective names and addresses other information that will allow the Purchasers to identify, the Issuer, its Subsidiaries and the Guarantors in accordance with the PATRIOT Act.

Section 6.18    Further Assurances. Each of the parties hereto shall, upon reasonable request of any other party hereto, do, make and execute all such documents, act, matters and things as may be reasonably required in order to give effect to the transactions contemplated hereby.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

DIAMOND OFFSHORE DRILLING, INC., as Issuer

By:
Name:
Title:

[●], as Guarantor

By:
Name:
Title:

Accepted as of the date hereof:

[●]

By:
Name:
Title:

EXHIBIT A

FORM OF INDENTURE

See attached.

EXHIBIT B

FORM OF NOTE

See attached.

EXHIBIT C

FORM OF OPINION MATTERS – COUNSEL TO THE COMPANY AND ITS SUBSIDIARIES

[To come]

EXHIBIT D

FORM OF OFFICER’S CERTIFICATE

[To come]

EXHIBIT E

DELAYED DRAW RIGHTS OFFERING PARTICIPANT CERTIFICATION

IN ORDER TO PARTICIPATE IN THE DELAYED DRAW RIGHTS OFFERINGS, YOU MUST COMPLETE THIS QUESTIONNAIRE.

Each Delayed Draw Rights Offering Participant that submits this Agreement must complete the questionnaire below and certify that it is either:

☐	a “qualified institutional buyer” within the meaning of Rule 144A of the Securities Act;

☐	an “accredited investor” within the meaning of Rule 501(a) under the Securities Act;

☐	a non-U.S. person under Regulation S under the Securities Act that is located outside of the United States; and, in each case;

☐	if established or with a registered office in any member state of the EEA or the United Kingdom, a Permitted EU Person or Permitted UK Person, respectively; or

☐	none of the above.

SCHEDULE 1a

INFORMATION RELATING TO THE DELAYED DRAW RIGHTS OFFERING PARTICIPANTS

		Delayed Draw Rights Offering Exit Notes	Delayed Draw Rights Offering New Diamond Common Shares
Name and Address of Purchaser	Account for purposes of wire transfers	Principal Amount	Percentage of New Diamond Common Shares
[●]

SCHEDULE 1b

INFORMATION RELATING TO THE DELAYED DRAW PRIVATE PLACEMENT INVESTORS

		Delayed Draw Private Placement Exit Notes	Delayed Draw Private Placement New Diamond Common Shares
Name and Address of Purchaser	Account for purposes of wire transfers	Principal Amount	Percentage of New Diamond Common Shares
[●]

SCHEDULE 2

SUBSCRIPTION PRICE

	X	0.0108769	=
(Insert Principal Amount of 2023 Notes, CUSIP 25271CAM4)				(Maximum Delayed Draw Exit Notes) (Round DOWN to nearest whole number)

	X	0.0108636	=
(Insert Principal Amount of 2025 Notes, CUSIP 25271CAP7)				(Maximum Delayed Draw Exit Notes) (Round DOWN to nearest whole number)

	X	0.0110215	=
(Insert Principal Amount of 2039 Notes, CUSIP 25271CAL6)				(Maximum Delayed Draw Exit Notes) (Round DOWN to nearest whole number)

	X	0.0109510	=
(Insert Principal Amount of 2043 Notes, CUSIP 25271CAN2)				(Maximum Delayed Draw Exit Notes) (Round DOWN to nearest whole number)

		Total:	=
				(TOTAL Delayed Draw Exit Notes) (Sum of above, using each rounded DOWN amount)

Insert the Aggregate Number of Delayed Draw Exit Notes the Undersigned Elects to Subscribe For (amount should be less than or equal to “TOTAL Delayed Draw Exit Notes” from above):		At $1.00 per $1.00 of Principal Amount		Subscription Price:
	X	$1.00	=
				$ (Round UP to nearest whole cent)